As filed with the Securities and Exchange Commission on October 26, 2018

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRECISION THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	3842	33-1007393
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121
(651) 389-4800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bob Myers

Chief Financial Officer

Precision Therapeutics Inc.

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

(651) 389-4800

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of all correspondence to:
Martin R. Rosenbaum, Esq. Maslon LLP 3300 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 (612)-672-8326	Gerald J. Vardzel, Jr. President Helomics Holding Corporation 91 43rd Street Pittsburgh, PA 15201 (412) 432-1508	Ralph V. De Martino, Esq. Schiff Hardin LLP 901 K Street NW, Suite 700 Washington, DC 20001 (202) 724-6848

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

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Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13c-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐
________________________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(7)
Common Stock, $0.01 par value	7,500,000(2)	$0.89	$6,637,500	$809.01
Common Stock, $0.01 par value	23,020,463(3)	$1.00	$23,020,463	$2,790.08
Common Stock, $0.01 par value	600,000(4)	$0.01	$6,000	$0.73
Series D Convertible Preferred Stock, $0.01 par value	3,500,000			(6)
Warrants to purchase common stock	14,842,130(5)			(6)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers additional shares that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)	Represents the maximum number of shares of the Registrant’s common stock estimated to be issuable in connection with the merger transaction described herein, based on: (1) 4,000,000 shares to be issued in connection with the Merger (as defined herein), and (2) up to 3,500,000 shares of common stock issuable upon conversion of the series D preferred stock.

(3)	Represents up to (1) 8,778,333 shares to be issued in exchange for the principal and interest balance of outstanding promissory notes of Helomics Holding Corporation at an exchange price of $1.00 per share in the Exchange Offer described herein and (2) up to 14,242,130 shares subject to warrants of the Registrant at an exercise price of $1.00 per share to be issued in exchange for outstanding warrants to purchase common stock of Helomics Holding Corporation in the Exchange Offer described herein. Pursuant to Rule 457, the fee is based upon the price paid upon exchange or exercise of the securities.

(4)	Represents shares issuable upon exercise of warrants of the Registrant at an exercise price of $0.01 per share. Pursuant to Rule 457, the fee is based upon the price to be paid upon exercise of the securities.

(5)	Warrants of the Registrant to be issued in exchange for outstanding warrants to purchase common stock of Helomics Holding Corporation.

(6)	Pursuant to Rule 457(i) no additional fee due. Fee has been calculated on the common stock to be issued upon conversion.

(7)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) of the Securities Act. Helomics Holding Corporation is a private company and no market exists for its securities.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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The information in this proxy statement/prospectus/information statement is not complete and may be changed. Precision Therapeutics Inc. may not sell its securities pursuant to the proposed transactions until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus/information statement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 26, 2018

PROPOSED MERGER AND ANNUAL MEETING

YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Precision Therapeutics Inc.:

Attached are proxy materials for the Annual Meeting, at which the stockholders will consider, among other proposals, approval of an Amended and Restated Agreement and Plan of Merger, dated as of October 26, 2018 among Precision Therapeutics Inc. (“Precision”), Helomics Acquisition, Inc. (“Merger Sub”), a wholly owned subsidiary of Precision, and Helomics Holding Corporation (“Helomics”) (the “Merger Agreement”). Under the Merger Agreement, Helomics will merge with and into Merger Sub, with Merger Sub, to be renamed Helomics Holding Corporation, surviving as a wholly-owned subsidiary of Precision (the “Merger”). Precision and Helomics believe that the Merger will enable both companies to enhance potential value for stockholders, and that both Precision and Helomics will benefit from the Merger.

In connection with the Merger, Precision is offering the following offer (“Exchange Offer”) to holders of certain promissory notes of Helomics that were issued to investors (the “Helomics Notes Payable”) and accompanying warrants to purchase Helomics common stock (the “Helomics Warrants”): the exchange of (a) one share of Common Stock, par value $0.01 (“Common Stock”), of Precision, for each $1.00 of principal and accrued and unpaid interest, calculated as of the Effective Time, outstanding of the tendered Helomics Notes Payable held by each holder as of the effective time of the Merger, and (b) a warrant to purchase shares of Common Stock at an exercise price of $1.00 per share (a “Precision Warrant”) for each of the Helomics Warrants held by such holders, at a ratio of 0.6 Precision Warrants for each 1.0 Helomics Warrant.

At the effective time of the Merger, each issued and outstanding share of Helomics common stock will be converted into the right to receive a proportionate share of 4,000,000 shares of Precision Common Stock and 3,500,000 shares of Precision Series D convertible preferred stock, par value $0.01, in addition to the 1.1 million shares of Precision Common Stock previously issued to Helomics as consideration for Precision’s prior acquisition of a twenty percent ownership interest in Helomics. If all of Helomics’ $8.8 million in outstanding promissory notes and all of Helomics’ outstanding warrants are exchanged in connection with the Exchange Offer, Precision will issue: (1) approximately 8.8 million additional shares of Common Stock at $1.00 per share based on principal and assumed accrued interest, (2) 14,245,130 warrants to purchase Precision Common Stock at an exercise price of $1.00 per share and (3) 597,000 warrants to purchase Precision Common Stock at an exercise price of $0.01 per share.

Each share of Precision Common Stock and preferred stock issued and outstanding at the effective time of the Merger will remain issued and outstanding and not be affected by the Merger. Warrants and options to purchase Common Stock that are unexercised immediately prior to the effective time of the Merger also will remain outstanding and unaffected by the Merger.

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Based on the current capitalization of Precision and Helomics, and assuming all of the $8.8 million in outstanding Helomics Notes and all of the outstanding Helomics Warrants are exchanged as described above, immediately after the Merger and the Note Exchange, the former Helomics security holders will own approximately 48.5% of the issued and outstanding shares of Common Stock and Precision stockholders will own approximately 51.5% of the issued and outstanding shares of Common Stock. As a result of the Warrant Exchange, the former holders of Helomics Warrants will hold warrants that would represent 35.6% of the outstanding shares of Common Stock if exercised. As a result of the total Warrant Exchange pre-merger Precision would own 34% of the outstanding shares, historic Helomics shareholders would own 31% of the outstanding shares, and the former noteholders would own 35% of the outstanding shares.

Shares of Common Stock are currently listed on The NASDAQ Capital Market (“NASDAQ”) under the symbol “AIPT.” On October 25, 2018, the last trading day before the date of this proxy statement/prospectus/information statement, the closing sale price of Common Stock as reported on the NASDAQ was $0.8241 per share.

The annual meeting of stockholders, at which a quorum must be present for the transaction of business (the “Annual Meeting”), will be held at the offices of Precision’s counsel, Maslon LLP, 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402 at 9:30 a.m., local time, on [________ __], 2018, unless postponed or adjourned to a later date. At the Annual Meeting, Precision will ask its stockholders to, among other things:

1.                   Elect six members to its Board of Directors to hold office until the expiration of their respective terms or until their successors are duly elected and qualified;

2.                   Ratify the appointment of Deloitte & Touche LLP as Precision’s independent registered public accounting firm for the fiscal year ending December 31, 2018;

3.                   Consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of October 26, 2018, by and among Precision, Merger Sub and Helomics, a copy of which is attached to this proxy statement/prospectus/information statement as Annex A, and the transactions contemplated thereby, including (i) the Merger and the issuance of shares of Precision’s Common Stock and Series D convertible preferred stock to Helomics’ security holders pursuant to the terms of the Merger Agreement and (ii) the issuance of shares of Precision common stock and Precision warrants to the holders of Helomics notes and warrants pursuant to the Exchange Offer as described herein;

4.                   Consider and vote upon a proposal to approve an amendment to Precision’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000;

5.                   Consider and vote upon a proposal to approve (a) an amendment to Precision’s Certificate of Incorporation and (b) an amendment to Precision’s Amended and Restated Bylaws to establish a classified Board of Directors.

6.                   Consider and vote upon a proposal to approve amendments to Precision’s Amended and Restated 2012 Stock Incentive Plan to (i) increase the reserve of shares of Common Stock authorized for issuance thereunder to 10,000,000, (ii) increase certain thresholds for limitations on grants, and (iii) re-approve the performance goals thereunder;

7.                   Adjourn the Annual Meeting, if necessary, assuming a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 3, 4, 5, or 6; and

8.                   Transact such other business as may properly come before Precision’s stockholders at the Annual Meeting or any adjournment or postponement thereof.

These foregoing items are referred to herein as the “Precision Proposals.”

In addition, following the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, being declared effective by the Securities and Exchange Commission (the “SEC”), and pursuant to the conditions of the Merger Agreement, the holders of a majority of Helomics’ issued and outstanding common stock, on an as-converted to common stock basis, must execute an action by written consent (the “Helomics Stockholder Consent”), adopting the Merger Agreement, thereby approving the Merger and related transactions. No meeting of Helomics’ stockholders to adopt the Merger Agreement and approve the Merger and related transactions will be held.

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After careful consideration, the Precision Board of Directors (the “Board”) has (i) determined that the transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Precision and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby and (iii) determined to recommend, upon the terms and subject to the Merger conditions set forth in the Merger Agreement, that its stockholders vote to adopt or approve, as applicable, the Merger Agreement and, therefore, approve the Merger and the Exchange Offer and the transactions contemplated therein. In sum, the Board recommends that Precision’s stockholders vote “FOR” the proposals described in this proxy statement/prospectus/information statement.

More information about Precision, Helomics and the Merger is contained in this proxy statement/prospectus/information statement. Precision urges you to read the accompanying proxy statement prospectus/information statement carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE [_____].

Precision is excited about the opportunities the Merger brings to Precision’s stockholders, and thanks you for your consideration and continued support.

Carl Schwartz

Chief Executive Officer

Precision Therapeutics Inc.

Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus/information statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus/information statement is dated [_______ __], 2018, and is first being mailed to Precision stockholders on or about [________ __], 2018.

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PRECISION THERAPEUTICS INC.
2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

Telephone: (651) 389-4800

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On [_________ __], 2018

Dear Stockholder:

On behalf of the Board of Directors of Precision Therapeutics Inc., a Delaware corporation (“Precision”), Precision is pleased to deliver this proxy statement/prospectus/information statement for, among other things, the proposed merger between Precision and Helomics Holding Corporation, a Delaware corporation (“Helomics”), pursuant to which Helomics will merge with and into Helomics Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Precision (“Merger Sub”), with Merger Sub to be renamed Helomics Holding Corporation and surviving as a wholly-owned subsidiary of Precision (the “Merger”). The annual meeting of stockholders of Precision, at which a quorum must be present for the transaction of business (the “Annual Meeting”), will be held on [_______ __], 2018, at 9:30 a.m., local time, at the offices of Precision’s counsel, Maslon LLP, 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402, for the following purposes:

1.	To elect six members to its Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as Precision’s independent registered public accounting firm for the fiscal year ending December 31, 2018;

3.	To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of October 26, 2018, by and among Precision, Merger Sub and Helomics, a copy of which is attached to this proxy statement/prospectus/information statement as Annex A (the “Merger Agreement”), and the transactions contemplated thereby, including (i) the Merger and the issuance of shares of Precision’s common stock and Series D convertible preferred stock to Helomics’ security holders pursuant to the terms of the Merger Agreement and (ii) the issuance of shares of Precision common stock and Precision warrants to the holders of Helomics notes and warrants pursuant to the Exchange Offer as described in this proxy statement/prospectus/information statement;

4.	To consider and vote upon a proposal to approve an amendment to Precision’s Certificate of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000;

5.	To consider and vote upon a proposal to approve (a) an amendment to Precision’s Certificate of Incorporation and (b) an amendment to Precision’s Amended and Restated Bylaws to establish a classified Board of Directors.

6.	To consider and vote upon a proposal to approve amendments to Precision’s Amended and Restated 2012 Stock Incentive Plan to (i) increase the reserve of shares of common stock authorized for issuance thereunder to 10,000,000 (ii) increase certain thresholds for limitations on grants, and (iii) re-approve the performance goals thereunder;

7.	To adjourn the Annual Meeting, if necessary, assuming a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 3, 4, 5 or 6; and

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8.	To transact such other business as may properly come before Precision’s stockholders at the Annual Meeting or any adjournment or postponement thereof.

Record Date

The Precision Board of Directors (the “Precision Board”) has fixed [_____________], 2018 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Only holders of record of shares of Precision common stock at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the record date, Precision had [________] shares of common stock issued and outstanding and entitled to vote.

Your vote is important. The approval of Proposal No. 3 is a condition to the completion of the Merger. Therefore, the Merger cannot be consummated without the approval of Proposal No. 3.

Even if you plan to attend the Annual Meeting in person, Precision requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Annual Meeting if you are unable to attend. You may change or revoke your proxy at any time before it is voted at the Annual Meeting.

THE Precision BOARD HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS FAIR TO, IN THE BEST INTERESTS OF, AND ADVISABLE TO Precision AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE Precision BOARD RECOMMENDS THAT Precision STOCKHOLDERS VOTE “FOR” EACH OF THE Precision PROPOSALS.

By Order of the Board of Directors,

Sincerely,

/s/ Carl Schwartz

Carl Schwartz
Chief Executive Officer

Eagan, Minnesota

[________ __], 2018

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The information in this proxy statement/prospectus/information statement is not complete and may be changed. Precision Therapeutics Inc. may not sell its securities pursuant to the proposed transactions until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus/information statement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October [___], 2018

OFFER TO EXCHANGE SECURITIES OF PRECISION THERAPEUTICS INC.

FOR

OUTSTANDING NOTES AND WARRANTS OF HELOMICS HOLDING CORPORATION

THIS EXCHANGE OFFER EXPIRES AT MIDNIGHT, EASTERN TIME, ON [________], 2018, UNLESS AND UNTIL PRECISION THERAPEUTICS, INC., A DELAWARE CORPORATION (“PRECISION”), IN ITS SOLE DISCRETION, EXTENDS SUCH EXCHANGE OFFER, IN WHICH CASE, THE EXPIRATION DATE OF SUCH EXCHANGE OFFER SHALL BE THE LATEST TIME AND DATE AT WHICH THE EXCHANGE OFFER, AS EXTENDED, EXPIRES (AS APPLICABLE, THE “EXPIRATION DATE”).

Reference is hereby made to that certain Amended and Restated Agreement and Plan of Merger, dated October 26, 2018, pursuant to which Helomics Holding Corporation, a Delaware corporation (“Helomics”) has agreed to merge with and into a wholly owned subsidiary of Precision, subject to the terms and conditions in such agreement (the “Merger”).

In connection with the Merger, Precision is offering the following offer (“Exchange Offer”) to holders of certain promissory notes of Helomics that were issued to investors (the “Helomics Notes Payable”) and accompanying warrants to purchase Helomics common stock (the “Helomics Warrants”): the exchange of (a) one share of Common Stock, par value $0.01 (“Common Stock”), of Precision, for each $1.00 of principal and accrued and unpaid interest outstanding, calculated as of the effective time of the Merger (the “Effective Time”), of the tendered Helomics Notes Payable held by each holder as of the Effective Time, and (b) a warrant to purchase shares of Common Stock at an exercise price of $1.00 per share (a “Precision Warrant”) for each of the Helomics Warrants held by such holders, at a ratio of 0.6 Precision Warrants for each 1.0 Helomics Warrant. See “General Terms of Exchange Offer.” Consummation of the Merger is conditioned upon holders of at least 75% of the outstanding balance of the Helomics Notes Payable exchanging their Helomics Notes Payable for Common Stock of Precision pursuant to the terms of the Exchange Offer.

The Common Stock of Precision is listed on The NASDAQ Capital Market under symbol “AIPT.” The last reported per share price for the Common Stock of Precision was $____, as quoted on The NASDAQ Capital Market on October 19, 2018, the last trading day before the date of this proxy statement/prospectus/information statement.

INVESTING IN PRECISION SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE [__] OF THIS PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES DESCRIBED IN THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF PRECISION’S COMMON STOCK OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Information Statement is [____________ ____], 2018.

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PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus/information statement incorporates important business and financial information about Precision that is not included in or delivered with this document. You may obtain this information without charge through the SEC website (www.sec.gov) or upon your written or oral request by contacting the Chief Financial Officer of Precision Therapeutics Inc., 2915 Commers Drive, Suite 900, Eagan, Minnesota 55121 or by calling (651) 389-4800.

To ensure timely delivery of these documents, any request should be made no later than [__________ __], 2018 to receive them before the Annual Meeting.

For additional details about where you can find information about Precision, please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

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QUESTIONS AND ANSWERS

The following section provides answers to frequently asked questions about the Merger, the Annual Meeting and the Exchange Offer. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Questions and Answers Regarding the Merger

Q:         What is the Merger?

A:          Precision Therapeutics Inc. (“Precision”), Helomics Acquisition, Inc. (“Merger Sub”), a wholly-owned subsidiary of Precision, and Helomics Holding Corporation (“Helomics”), have entered into an Amended and Restated Agreement and Plan of Merger, dated October 26, 2018 (the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the proposed business combination of Precision and Helomics. Under the Merger Agreement, Helomics will merge with and into Merger Sub, with Merger Sub, to be renamed Helomics Holding Corporation, surviving as a wholly-owned subsidiary of Precision (the “Surviving Corporation”). This transaction is referred to as the “Merger.” From and after the effective time of the Merger, all of the rights, privileges and authority of Helomics and Merger Sub shall vest in the Surviving Corporation; all of the assets and property of Helomics and Merger Sub and every interest therein shall be vested in the Surviving Corporation; and all debts and obligations of Helomics and Merger Sub shall be vested in the Surviving Corporation.

At the effective time of the Merger, each issued and outstanding share of Helomics common stock will be converted into the right to receive a proportionate share of 4,000,000 shares of Precision common stock and 3,500,000 shares of Precision Series D convertible preferred stock, in addition to the 1.1 million shares of Precision common stock previously issued to Helomics for Precision’s initial twenty percent ownership interest in Helomics. On the effective date hereof, Precision is making an offer (the “Exchange Offer”) to holders of certain promissory notes of Helomics (the “Helomics Notes” or “Helomics Notes Payable”) and accompanying warrants to purchase Helomics common stock (the “Helomics Warrants”), under which Precision will exchange shares of Common Stock and a warrant to purchase shares of Common Stock for each of the Helomics Notes and Warrants tendered by such holders (the “Warrant Exchange”). See “General Terms of Exchange Offer” and “Description of Common Stock and Precision Warrants Included in the Exchange Offer.” If all of the $8.8 million in outstanding Helomics Notes and all of the outstanding Helomics Warrants are so exchanged, Precision will issue: (1) 8.8 million additional shares of Common Stock (exchanged at $1.00 per share based on principal and accrued interest on the Helomics Notes), (2) 14,245,130 warrants to purchase shares of Common Stock at an exercise price of $1.00 per share and (3) 597,000 warrants to purchase shares of Common Stock at an exercise price of $0.01 per share.

The Merger is conditioned on at least 75% of Helomics’ $8.8 million in outstanding promissory notes being exchanged for additional shares of Common Stock at $1.00 per share. Prior to signing the Merger Agreement, Precision and Helomics obtained agreements in principle from the holders of the Helomics Notes indicating that they intend to exchange more than 80% of the $8.8 million in debt outstanding for shares of Precision common stock at $1.00 per share pursuant to the Note Exchange.

Each share of Precision common stock and preferred stock issued and outstanding at the time of the Merger will remain issued and outstanding and those shares will be unaffected by the Merger. Precision warrants and options that are unexercised immediately prior to the effective time of the Merger also will remain outstanding and unaffected by the Merger.

Q:         What will happen if the Merger does not close?

A:         If, for any reason, the Merger does not close, the Merger Agreement will be of no further force and effect, except that the parties will still have certain indemnification obligations, and the confidentiality agreement signed in connection with the Merger Agreement will remain in full force and effect.

Q:         Why are the two companies proposing to merge?

A:         Following the Merger, Precision and Helomics believe that the Merger will result in a company with multiple lines of businesses, one of which operates in the emerging precision oncology market. Precision and Helomics believe that the combined company will have the following potential advantages: (i) a diversified business model; (ii) greater working capital; (iii) an experienced management team; and (iv) access to additional sources of capital.

Q:         What is required to consummate the Merger?

A:         For a more complete description of the closing conditions under the Merger Agreement, you are urged to read the section titled “The Merger Agreement — Conditions to the Completion of the Merger” in this proxy statement/prospectus/information statement. These conditions include: (1) Precision stockholders approving Precision Proposal Nos. 3-5 at the Annual Meeting; (2) the holders of a majority of Helomics’ issued and outstanding common stock, on an as-converted to common stock basis, executing an action by written consent (the “Helomics Stockholder Consent”), adopting the Merger Agreement and thereby approving the Merger and related transactions; and (3) certain representations and warranties made by both Precision and Helomics in the Merger Agreement being accurate as of the date of the Merger Agreement and as of the closing date of the Merger.

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Q:         What will Helomics security holders receive in the Merger?

A:         At the effective time of the Merger, each share of Helomics common stock will be converted into the right to receive a proportionate share of 4,000,000 shares of Precision common stock and 3,500,000 shares of Precision Series D convertible preferred stock, in addition to the 1.1 million shares of Precision Common Stock previously issued to Helomics as consideration for Precision’s prior acquisition of a twenty percent ownership interest in Helomics. Concurrently with the Merger, Precision is making the Exchange Offer. In addition, all or a significant portion of 23,741,883 warrants to purchase Helomics common stock at an exercise price of $1.00 per share will be exchanged for warrants to purchase Precision common stock at $1.00 per share, at a ratio of 0.6 Precision warrants for each Helomics warrant, and 995,000 of the existing Helomics warrants at an exercise price of $0.01 per share will be exchanged for warrants to purchase Precision common stock at $.01 per share, also at a ratio of 0.6 Precision warrants for each Helomics warrant. If all of Helomics’ $8.8 million in outstanding promissory notes and all of Helomics’ outstanding warrants are so exchanged, Precision will issue: (1) 8.8 million additional shares of common stock at $1.00 per share, (2) 14,245,130 warrants to purchase Precision common stock at an exercise price of $1.00 per share and (3) 597,000 warrants to purchase Precision common stock at an exercise price of $0.01 per share.

Based on the current capitalization of Precision and Helomics, and assuming all of the $8.8 million in outstanding Helomics Notes and all of the outstanding Helomics Warrants are exchanged as described above, immediately after the Merger and the Note Exchange, the former Helomics security holders will own approximately 48.5% of the issued and outstanding shares of Common Stock and Precision stockholders will own approximately 51.5% of the issued and outstanding shares of Common Stock. As a result of the Warrant Exchange, the former holders of Helomics Warrants will hold warrants that would represent 35.6% of the outstanding shares of Common Stock if exercised. As a result of the total Warrant Exchange pre-merger Precision would own 34% of the outstanding shares, historic Helomics shareholders would own 31% of the outstanding shares, and the former noteholders would own 35% of the outstanding shares.

The Precision Series D convertible preferred stock will be a newly created series of preferred stock which will not be entitled to vote on the election of directors or most other matters presented to stockholders. Each share of convertible preferred stock is subject to automatic conversion, whereby each such share converts automatically on a 1:1 basis into a share of Precision Common Stock upon the earlier of (i) the consummation of any fundamental transaction (e.g., a consolidation or merger, the sale or lease of all or substantially all of the assets of Precision or the purchase, tender or exchange offer of more than 50% of the outstanding shares of voting stock of Precision) or (ii) the one-year anniversary of the issuance date. The automatic conversion of Series D Convertible Preferred Stock is subject to certain beneficial ownership limitations, such that Precision will not affect any conversion of shares of Series D Convertible Preferred Stock into shares of Precision Common Stock to the extent that, after giving effect to such conversion, the holder of shares of Series D Convertible Preferred Stock, together with such holder’s affiliates, would beneficially own in excess of 4.99% of the number of shares of Precision Common Stock outstanding immediately after giving effect to the issuance of such conversion shares upon conversion by the applicable holder. With respect to the payment of dividends and distribution of assets upon liquidation or dissolution or winding up of Precision, whether voluntary or involuntary, the Series D Convertible Preferred Stock shall rank equal to Precision Common Stock on an as-converted basis.

For a more complete description of what Helomics security holders will receive in the Merger, please see the sections titled “Market Price and Dividend Information” and “The Merger Agreement — Merger Consideration” in this proxy statement/prospectus/information statement.

Q:         Who will be the directors of Precision following the Merger?

A:         Currently, the Precision Board consists of six members: Thomas J. McGoldrick, Andrew P. Reding, Carl Schwartz, Timothy A. Krochuk, J. Melville Engle and Richard L. Gabriel. The Precision Board has nominated Messrs. McGoldrick, Reding, Schwartz, Krochuk, Engle and Gabriel for re-election at the Annual Meeting. Shortly after the Merger, the Precision Board is expected to consist of seven directors, of which one will be designated by Helomics. Helomics intends to designate Gerald J. Vardzel, Jr. to serve as a director.

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Q:         Who will be the executive officers of Precision immediately following the Merger?

A:         The executive management team of Precision is not expected to change as a result of the Merger, and currently includes:

Name	Title
Carl Schwartz	Chief Executive Officer
Bob Myers	Chief Financial Officer

Q:         What are the material U.S. federal income tax consequences of the Merger to Helomics stockholders?

A:         Each of Precision and Helomics intends the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In general, and subject to the qualifications and limitations set forth in the section titled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger,” if the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the material tax consequences to U.S. Holders of Helomics common stock will be as follows:

•a Helomics stockholder will not recognize gain or loss upon the exchange of Helomics common stock for Precision common stock pursuant to the Merger;

•a Helomics stockholder’s aggregate tax basis for the shares of Precision common stock received in the Merger will equal the stockholder’s aggregate tax basis in the shares of Helomics common stock surrendered in the Merger; and

•the holding period of the shares of Precision common stock received by a Helomics stockholder in the Merger will include the holding period of the shares of Helomics common stock surrendered in exchange therefor.

    Tax matters are very complicated, and the tax consequences of the Merger to a particular Helomics stockholder will depend on such stockholder’s particular circumstances. Accordingly, you are strongly urged to consult your personal tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws. For more information, please see the section titled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [_____].

Q:         Why am I receiving this proxy statement/prospectus/information statement?

A:         You are receiving this proxy statement/prospectus/information statement because you have been identified as a stockholder of Precision as of the applicable record date, and you are entitled, as applicable, to vote at the Annual Meeting to approve the matters set forth above. This document serves as:

1.	a proxy statement of Precision used to solicit proxies for the Annual Meeting to vote on the matters set forth above;

2.	a prospectus of Precision used to offer shares of Precision common stock and preferred stock in exchange for shares of Helomics common stock in the Merger and issuable upon exercise of outstanding Helomics warrants; and

3.	an information statement of Helomics used to solicit the Helomics Stockholder Consent of its stockholders for approval of matters relating to the Merger.

Q:	As a Precision stockholder, how does the Precision Board recommend that I vote regarding the Merger?

A:	After careful consideration, the Precision Board recommends that Precision stockholders vote “FOR” Proposal No. 3 to approve the Merger Agreement, and the transactions contemplated thereby, including the Merger and the issuance of shares of Precision’s common stock and preferred stock to Helomics’ security holders pursuant to the terms of the Merger Agreement.

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Q:         What risks should I consider in deciding whether to vote in favor of the Merger?

A:	You should carefully review the section of this proxy statement/prospectus/information statement titled “Risk Factors” beginning on page [___], which sets forth certain risks and uncertainties related to the Merger, risks and uncertainties to which the combined company’s business will be subject, and risks and uncertainties to which each of Precision and Helomics, as an independent company, is subject.

Questions and Answers Regarding the Precision Annual Meeting

Q:	What matters are being considered at the Annual Meeting?

A:	The Precision Proposals are as follows:

1.	To elect six members to its Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as Precision’s independent registered public accounting firm for the fiscal year ending December 31, 2018;

3.	To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of October 26, 2018, by and among Precision, Merger Sub and Helomics, a copy of which is attached to this proxy statement/prospectus/information statement as Annex A (the “Merger Agreement”), and the transactions contemplated thereby, including the Merger and the issuance of shares of Precision’s common stock and Series D convertible preferred stock to Helomics’ security holders pursuant to the terms of the Merger Agreement;

4.	To consider and vote upon a proposal to approve an amendment to Precision’s Certificate of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000;

5.	To consider and vote upon a proposal to approve (a) an amendment to Precision’s Certificate of Incorporation and (b) an amendment to Precision’s Amended and Restated Bylaws to establish a classified Board of Directors.

6.	To consider and vote upon a proposal to approve amendments to Precision’s Amended and Restated 2012 Stock Incentive Plan to (i) increase the reserve of shares of common stock authorized for issuance thereunder to 10,000,000, (ii) increase certain thresholds for limitations on grants, and (iii) re-approve the performance goals thereunder;

7.	To adjourn the Annual Meeting, if necessary, assuming a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 3, 4, 5 or 6; and

8.	To transact such other business as may properly come before Precision’s stockholders at the Annual Meeting or any adjournment or postponement thereof.

Q:	What constitutes a quorum, and what votes are required to approve matters being considered at the Annual Meeting?

A:	A quorum of Precision stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the Annual Meeting in person or by proxy. On the record date, there were [_________] shares outstanding and entitled to vote. Thus, the holders of [_________] shares must be present in person or represented by proxy at the Annual Meeting to have a quorum. Abstentions and broker non-votes will be counted towards a quorum. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy, or the chairman of the meeting, may adjourn the meeting to another time.

The affirmative vote of the holders of a majority of the shares of Precision common stock having voting power present in person or represented by proxy at the Annual Meeting, assuming a quorum is present, is required for approval of the Precision Proposals. The Merger cannot be consummated without the approval of Precision Proposal No. 3, No. 4 and No. 5.

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Votes will be counted by the inspector of election appointed for the meeting, who will separately count for the election of directors, “For,” “Withhold” and broker non-votes; and with respect to the other proposals, votes “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal except Proposal No. 2.

The adoption of the Merger Agreement and the approval of the Merger and related transactions by the stockholders of Helomics require the affirmative votes of the holders of a majority of the outstanding Helomics common stock, voting together as one class.

In addition to the requirement of obtaining such stockholder approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

For a more complete description of the closing conditions under the Merger Agreement, you are urged to read the section titled “The Merger Agreement — Conditions to the Completion of the Merger” in this proxy statement/prospectus/information statement.

Q:	As a Precision stockholder, how does the Precision Board recommend that I vote?

A:	After careful consideration, the Precision Board recommends that Precision stockholders vote:

1.	“FOR” Proposal No. 1 to elect six members to its Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;

2.	“FOR” Proposal No. 2 to ratify the appointment of Deloitte & Touche LLP as Precision’s independent registered public accounting firm for the fiscal year ending December 31, 2018;

3.	“FOR” Proposal No. 3 to approve the Merger Agreement, and the transactions contemplated thereby, including the Merger and the issuance of shares of Precision’s common stock and preferred stock to Helomics’ security holders pursuant to the terms of the Merger Agreement;

4.	“FOR” Proposal No. 4 to approve an amendment to Precision’s Certificate of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000;

5.	“FOR” Proposal No. 5 to approve amendments to Precision’s Certificate of Incorporation and Amended and Restated Bylaws to establish a classified Board of Directors.

6.	“FOR” Proposal No. 6 to approve amendments to Precision’s Amended and Restated 2012 Stock Incentive Plan to (i) increase the reserve of shares of common stock authorized for issuance thereunder to 10,000,000, and (ii) increase certain thresholds for limitations on grants.

7.	“FOR” Proposal No. 7 to adjourn the Annual Meeting, if necessary, assuming a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 3, 4, 5 or 6.

Q:	Who can vote at the Annual Meeting?

A:	Only Precision stockholders of record at the close of business on the Record Date, [___________], 2018, will be entitled to vote at the Annual Meeting. As of October [__], 2018, there were [____________] shares of Precision Common Stock outstanding and entitled to vote.

If, at the close of business on the Record Date, your shares of Precision common stock were registered directly in your name with Precision’s transfer agent, Corporate Stock Transfer, Inc., then you are a Precision stockholder of record. As a Precision stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible by completing and returning the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

If, at the close of business on the Record Date, your shares of Precision common stock were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

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Q:	How many votes do I have?

A:	On each matter to be voted upon, you have one vote for each share of Precision common stock you own as of the Record Date.

Q:	What are “broker non-votes”?

A:	Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Proposal 2 is a matter considered routine under the New York Stock Exchange rules. All other proposals are matters considered non-routine by the New York Stock Exchange, and therefore, there may be broker non-votes on these proposals.

Q:	How can I find out the results of the voting at the Annual Meeting?

A:	Precision will disclose final voting results in a Current Report on Form 8-K that will be filed with the SEC within four business days after the Annual Meeting. If final voting results are unavailable at that time, then Precision intends to file a Current Report on Form 8-K to disclose preliminary voting results and file an amended Current Report on Form 8-K within four business days after the date the final voting results are available.

Q:	When do you expect the Merger to be consummated?

A:	The Merger is anticipated to occur in the fourth quarter of 2018 after the Annual Meeting; however, the exact timing cannot be predicted. For more information, please see the section titled “The Merger Agreement — Conditions to the Completion of the Merger” in this proxy statement/prospectus/information statement.

Q:	What do I need to do now?

A:	Precision urges you to read this proxy statement/prospectus/information statement carefully, including its annexes, and to consider how the Merger affects you.

If you are a Precision stockholder of record, you may provide your proxy instructions in one of four different ways. First, you can attend the Annual Meeting in person and Precision will provide you with a ballot when you arrive at the meeting. Second, you can mail your signed proxy card in the enclosed return envelope. Third, you can provide your proxy instructions via telephone by following the instructions on your proxy card. Fourth, you can provide your proxy instructions via the Internet by following the instructions on your proxy card. If you hold your shares in “street name” (as described below), you may provide your proxy instructions via telephone or the internet by following the instructions on your vote instruction form. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the annual meeting of Precision stockholders.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A:	If you are a Precision stockholder, the failure to return your proxy card or otherwise provide proxy instructions will reduce the aggregate number of votes required to approve Precision Proposal No.2 and will have the same effect as voting against Precision Proposals 3-8. Also, your shares will not be counted for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	May I vote in person at the Annual Meeting?

A:	If your shares of Precision common stock are registered directly in your name with Precision’s transfer agent, you are considered the stockholder of record with respect to those shares and the proxy materials and proxy card are being sent directly to you by Precision. If you are a Precision stockholder of record, you may attend the Annual Meeting and vote your shares in person. Even if you plan to attend the Annual Meeting in person, Precision requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Annual Meeting if you are unable to attend.

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If your shares of Precision common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the Annual Meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	When and where is the Annual Meeting of Precision stockholders being held?

A:	The Annual Meeting will be held at the offices of Precision’s counsel, Maslon LLP, 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402 at 9:30 a.m., local time, on [________ __], 2018. Subject to space availability, all Precision stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis.

Q:	If my Precision shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your shares of Precision common stock on matters requiring discretionary authority without instructions from you. If you do not give instructions to your broker, your broker can vote your Precision shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in “street name” in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the Precision shares will be treated as broker non-votes. It is anticipated that all of the Precision Proposals except Proposal No. 2 will be non-discretionary items. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?

A:	Precision stockholders of record may change their vote at any time before their proxy is voted at the Annual Meeting in one of three ways. First, a stockholder of record of Precision can send a written notice to the Secretary of Precision stating that it would like to revoke its proxy. Second, a stockholder of record of Precision can submit new proxy instructions either on a new proxy card or via the Internet. Third, a stockholder of record of Precision can attend the Annual Meeting and vote in person. Attendance alone will not revoke a proxy. If a Precision stockholder who owns Precision shares in “street name” has instructed a broker to vote its shares of Precision common stock, the stockholder must follow directions received from its broker to change those instructions.

Q:	Who can help answer my questions?

A:	If you are a Precision stockholder and would like additional copies of this proxy statement/prospectus/information statement without charge or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

Bob Myers

Chief Financial Officer

Precision Therapeutics Inc.

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

(651) 389-4800

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PROSPECTUS SUMMARY

This summary highlights selected information from this proxy statement/prospectus/information statement and may not contain all the information that is important to you. To better understand the Merger, the proposals being considered at the Annual Meeting and the Helomics stockholder actions that are the subject of the Helomics Stockholder Consent, you should read this entire proxy statement/prospectus/information statement carefully, including the Merger Agreement and the other annexes to which you are referred herein. For more information, please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

The Companies

Precision Therapeutics, Inc.

2915 Commers Drive, Suite 900

Eagan, MN 55121

(651) 389-4800

Precision (NASDAQ: AIPT) is a healthcare company that provides personalized medicine solution and medical devices in two main areas: (1) precision medicine, which aims to apply artificial intelligence to personalized medicine and drug discovery; and (2) the Company has developed an environmentally safe system for the collection and disposal of infectious fluids that result from surgical procedures and post-operative care. The Company also makes ongoing sales of proprietary cleaning fluid and filters to users of its systems. The Company’s precision medicine services – designed to use artificial intelligence and a comprehensive disease database to improve the effectiveness of cancer therapy – were launched with the Company’s prior investment in Helomics. In addition, the Company has formed a wholly-owned subsidiary, TumorGenesis Inc., to develop the next generation, patient derived tumor models for precision cancer therapy and drug development.

Recent Developments. Effective September 28, 2018, Precision completed a private offering of securities. See “Precision Management’s Discussion And Analysis Of Financial Condition and Results Of Operations – Recent Developments.”

Helomics Holding Corporation

91 43rd Street

Pittsburgh, PA

(412) 432-1508

Helomics® is a personalized medicine company that harnesses the patient’s own tumor to provide actionable insights to help guide oncologist’s treatment decisions. Helomics has a valuable asset in the form of unique platform that interrogates the patient’s living tumor using a set of genomic and functional tests that determine how the tumor responds to drugs. This tumor profile is then compared with an extensive in-house knowledgebase of over 150,000 cancer cases to help individualize treatment. This functional approach offers more powerful insights for precision medicine compared to just knowing gene variations of the tumor, which are often not actionable with currently approved drugs or drugs in trials.

Helomics’ business model consists of three complementary pillars, all of which are currently revenue-generating and have growth strategies in place. Helomics’ initial pillar is the Precision Oncology Insights business, which involves comprehensive tumor profiling, using the power of Artificial Intelligence and the D-CHIP (Digital Clinical Health Insights Platform), to generate a personalized oncology roadmap that provides additional context to help the patient’s oncologist personalize treatment. Helomics’ second pillar offers boutique CRO (Contract Research Organization) services to Pharma, Diagnostic and Biopharma companies through its HelomicsDiscover program. HelomicsDiscover leverages Helomics’ TruTumor™, patient-derived tumor models coupled to a wide range of multi-omics assays (genomics, proteomics and biochemical), and a proprietary bioinformatics platform (D-CHIP) to help drive the discovery of the next generation of precision cancer therapies, providing a range of solutions from target/biomarker discovery through drug screening and clinical studies, to companion diagnostics.

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Helomics’ third pillar, the D-CHIP_AI powered bioinformatics platform is a repository of genomic and drug response profiles from over 150,000 anonymized clinical tests, performed on the patient’s own tumor. Unlike databases that just contain genomic information, the Helomics D-CHIP knowledgebase is unique in linking together genomic data and phenotype data, i.e., how the tumor responds to drugs. This allows researchers to understand how various mutations impact tumor function which is of great value for the development of new precision therapies, companion diagnostics, biomarkers and help design better targeted trials. D-CHIP is offered on a subscription or per project basis to Pharma, Diagnostic and BioPharma companies.

Helomics is focusing its precision medicine approach on six specific cancers (ovarian, breast, pancreatic, colon, lung and brain cancer), and Helomics’ objective is to be the world leader in artificial intelligence driven precision medicine for those six cancers, providing actionable data that can facilitate the development of precision therapies.

Helomics Acquisition, Inc.

2915 Commers Drive, Suite 900

Eagan, MN 55121

(651) 389-4800

Helomics Acquisition, Inc. is a wholly-owned subsidiary of Precision and was formed solely for purposes of the Merger.

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The Merger (see page [__])

If the Merger is completed, Helomics will merge with and into Merger Sub, with Merger Sub, to be renamed Helomics Holding Corporation, surviving as a wholly-owned subsidiary of Precision and succeeding to all rights, assets and liabilities of Helomics.

At the effective time of the Merger (the “Effective Time”), each share of Helomics common stock will be converted into the right to receive a proportionate share of 4,000,000 shares of Precision common stock and 3,500,000 shares of Precision Series D convertible preferred stock (collectively, “Merger Shares”), in addition to the 1.1 million shares of Precision Common Stock previously issued to Helomics as consideration for Precision’s prior acquisition of a twenty percent ownership interest in Helomics. As a condition to receiving their Merger Shares, the holders of Helomics common stock who receive Merger Shares as a result of the Merger shall agree (i) not to sell or otherwise transfer the Merger Shares for 90 days after the Effective Time, and (ii) with respect to any holders (or groups of affiliated holders) who receive at least 200,000 Merger Shares, thereafter not to sell in any three month period shares representing more than one percent (1%) of the outstanding common stock of Precision; provided, that all of such restrictions will lapse one year after the Effective Time.

The Merger is conditioned on at least 75% of Helomics’ $8.8 million in outstanding promissory notes being exchanged for additional shares of Precision common stock at $1.00 per share. In addition, all or a significant portion of 24,737,667 Helomics warrants will be exchanged for warrants to purchase Precision common stock, at a ratio of 0.6 Precision warrants for each Helomics warrant. 995,000 of the existing Helomics warrants have an exercise price of $0.01 per share, while the rest are exercisable at a price of $1.00 per share, and the parties contemplate they will convert into Precision warrants on those same terms.

Each share of Precision common stock and preferred stock issued and outstanding at the time of the Merger will remain issued and outstanding and those shares will be unaffected by the Merger. Precision warrants and options that are unexercised immediately prior to the effective time of the Merger also will remain outstanding and unaffected by the Merger.

The Merger will be completed as promptly as practicable after all the conditions to completion of the Merger are satisfied or waived, including the approval of the stockholders of Precision and Helomics. Precision and Helomics are working to complete the Merger as quickly as practicable. However, Precision and Helomics cannot predict the exact timing of the completion of the Merger because it is subject to various conditions.

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Terms of Series D convertible preferred stock issuable in the Merger (see page [__])	The Precision Series D convertible preferred stock will be a newly created series of preferred stock which will not be entitled to vote on the election of directors or most other matters presented to stockholders. Each share of convertible preferred stock is subject to automatic conversion, whereby each such share converts automatically on a 1:1 basis into a share of Precision Common Stock upon the earlier of (i) the consummation of any fundamental transaction (e.g., a consolidation or merger, the sale or lease of all or substantially all of the assets of Precision or the purchase, tender or exchange offer of more than 50% of the outstanding shares of voting stock of Precision) or (ii) the one-year anniversary of the issuance date. The automatic conversion of Series D Convertible Preferred Stock is subject to certain beneficial ownership limitations, such that Precision will not affect any conversion of shares of Series D Convertible Preferred Stock into shares of Precision Common Stock to the extent that, after giving effect to such conversion, the holder of shares of Series D Convertible Preferred Stock, together with such holder’s affiliates, would beneficially own in excess of 4.99% of the number of shares of Precision Common Stock outstanding immediately after giving effect to the issuance of such conversion shares upon conversion by the applicable holder. With respect to the payment of dividends and distribution of assets upon liquidation or dissolution or winding up of Precision, whether voluntary or involuntary, the Series D Convertible Preferred Stock shall rank equal to Precision Common Stock on an as-converted basis.
Reasons for the Merger (see page [__])

Following the Merger, Precision and Helomics believe that the Merger will result in a company with multiple lines of businesses, one of which operates in the emerging precision oncology market. Specifically, the Merger will provide Precision with full access to Helomics’ suite of Artificial Intelligence (AI), precision diagnostic and integrated CRO capabilities, which improve patient care and advance the development of innovative clinical products and technologies for the treatment of cancers. Helomics’ management team is to remain in their respective leadership positions at Helomics after the Merger and will manage Precision’s existing TumorGenesis operations. TumorGenesis is will operate as a wholly-owned subsidiary of Helomics, allowing it to leverage Helomics’ complementary offering in the precision oncology market and to benefit from operational synergies. TumorGenesis will collaborate with Helomics to test PDx tumors in the Helomics facility. The TumorGenesis PDx model is initially being developed for three cancers, Multiple Myeloma, Triple-Negative Breast cancer (TNBC) and Ovarian cancers, all of which have a high unmet need for new and effective treatments that are tailored to patients’ unique tumor profiles.

Precision and Helomics believe that the combined company will also have the following potential advantages: (i) a diversified business model; (ii) greater working capital; (iii) an experienced management team; and (iv) access to additional sources of capital.

Each of the Precision Board and the Helomics Board also considered other reasons for the Merger, as described herein.

For example, the Precision Board considered, among other things:

1.       that Helomics operates in a rapidly expanding market, which the Precision Board believes will create the opportunity for significant growth in future revenues and earnings;

2.       that Helomics’ proprietary portfolio of intellectual property provides Helomics with competitive advantages over its competitors;

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3.       that Helomics’ investments in research and development in the past 10 years, and particularly in the past year with respect to artificial intelligence analysis (D-CHIP™), provides Helomics with an advantage over its competitors. The competitive advantage of Helomics lies within its extensive actionable big data repository, derived from its ability to work on living patient derived tumor cells, and its D-CHIP platform. The company’s proprietary TruTumor patient-derived tumor model provides Helomics with the ability to work with actual live tumor cells (not modified cell lines) to study the unique biology of a patient’s tumor in order to understand how a patient’s cancer cells grow and respond to treatments. Helomics believes that this functional approach that looks at how the genotype and the phenotype of the patient’s tumor interact, provides richer information to guide therapy decisions rather than just measuring the genotype (genomics) of the tumor as is common with its competitors;

4.       that the addition of Helomics’ business to Precision represents Precision’s first major expansion into the business of application of artificial intelligence to personalized medicine and drug discovery, which the Precision Board has identified as a major business opportunity;

5.       that the addition of Helomics’ business will create a platform to expand into the artificial intelligence business and will enhance Precision’s ability to make further complementary acquisitions of companies and technology;

6.       the strategic alternatives of Precision to the Merger, including (a) potential transactions that could have resulted from discussions that Precision management conducted with other potential merger partners and/or (b) potential transactions into different business frontiers, which the Precision Board identified as inferior markets to explore;

7.       the consequences of current market conditions, Precision’s current liquidity position, its stock price and the likelihood that the resulting circumstances of Precision would not change for the benefit of the Precision stockholders in the foreseeable future on a stand-alone basis;

8.       the risks of continuing to operate Precision on a stand-alone basis, including the need to continue to support its STREAMWAY business with the capital that would be available from investors if Precision’s business was limited to that business; and

9.       the terms and conditions of the Merger Agreement and associated transactions, as well as the safeguards and protective provisions included therein intended to mitigate risks, including, without limitation:

a.       the number of shares of Precision common stock and preferred stock to be issued in the Merger, and the expected relative percentage ownership of Precision stockholders and Helomics stockholders immediately following the completion of the Merger;

b.       the fact that 860,000 shares out of the Merger Consideration are to be held in escrow to satisfy potential future indemnification obligations of Helomics; and

c.        agreements in principle received from the holders of more than 80% of the outstanding Helomics notes and warrants to accept Precision common stock in exchange for their Helomics notes and Precision warrants in exchange for their Helomics warrants.

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In addition, the Helomics Board approved the Merger based on a number of factors, including the following:

1.       The strategic alternatives to the Merger, including potential transactions that could have resulted from discussions that Helomics’ management conducted with other potential merger partners;

2.       The ability to optimize the growth of its Artificial Intelligence based precision medicine business by virtue of its being part of a post-Merger organization that is able to access the public securities markets;

3.       Helomics’ existing precision medicine technology and business offers a rapid path for the combined entity to become a leader in precision medicine for both cancer care and the development of new therapies particularly in conjunction with Precision’s TumorGenesis entity;

4.       The quality of the Precision Board of Directors and management team.

5.       The consequences of Helomics’ current liquidity position, and anticipated cash needs prior to its achieving a breakeven operation;

6.       The liquidity provided to the holders of Helomics’ equity securities as a result of the merger;

7.       The risks of continuing to operate Helomics on a stand-alone basis, including the need to continue to support the capital requirements of its business if Helomics’ business continued to be operated on a stand-alone basis;

The terms and conditions of the Merger Agreement and associated transactions, as well as the safeguards and protective provisions included therein intended to mitigate risks

Interests of Certain Directors, Officers and Affiliates of Helomics (see pages [__] and [__])

In considering the recommendation of the Helomics Board with respect to consenting to the adoption of the Merger Agreement and the approval of the Merger and related transactions, Helomics stockholders should be aware that certain members of the Helomics Board and executive officers of Helomics have interests in the Merger that may be different from, or in addition to, interests they have as Helomics stockholders. Gerald Vardzel, the President of Helomics and a number of people associated with Dawson James Securities Inc., Robert D. Keyser, Jr., Richard Aulicino and R. Douglas Armstrong are members of the Helomics Board of Directors and/or material shareholders of Helomics. Those individuals negotiated for the purchase of Helomics in December 2016. Following such acquisition, Helomics engaged Dawson James Securities to act as the placement agent for multiple private offerings conducted by Helomics. All of the funding provided to Helomics from those private placements was provided by Dawson James Securities’ customers.

Management Following the Merger (see page [__])

The executive management team of Precision is not expected to change as a result of the Merger, and currently includes:

Name                                                   Title

Carl Schwartz                                      Chief Executive Officer

Bob Myers                                           Chief Financial Officer

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Overview of the Merger Agreement – Merger Consideration (see page [__])	At the effective time of the Merger (the “Effective Time”), each share of Helomics common stock will be converted into the right to receive a proportionate share of 4,000,000 shares of Precision common stock and 3,500,000 shares of Precision Series D convertible preferred stock (collectively, “Merger Shares”), in addition to the 1.1 million shares of Precision Common Stock previously issued to Helomics as consideration for Precision’s prior acquisition of a twenty percent ownership interest in Helomics. As a condition to receiving their Merger Shares, the holders of Helomics common stock who receive Merger Shares as a result of the Merger must agree (i) not to sell or otherwise transfer the Merger Shares for 90 days after the Effective Time, and (ii) with respect to any holders (or groups of affiliated holders) who receive at least 200,000 Merger Shares, thereafter not to sell in any three month period shares representing more than one percent of the outstanding common stock of Precision; provided, however, that all of such restrictions will lapse one year after the Effective Time.

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Conditions to the Completion of the Merger (see page [__])

Consummation of the Merger is subject to various closing conditions set forth in the Merger Agreement, including the following:

1.       The Merger is conditioned on at least 75% of Helomics’ $8.8 million in outstanding promissory notes being exchanged for additional shares of Precision common stock at $1.00 per share.

2.       Certain representations and warranties made by both Precision and Helomics must be accurate as of the date of the Merger Agreement and as of the closing date of the Merger.

3.       Neither Precision nor Helomics, and their respective subsidiaries, shall have experienced any change, event, circumstance or development, which by itself or in the aggregate, has had or would reasonably be expected to have a material adverse effect on its business, financial condition, results of operations or prospects;

4.       The Precision stockholders must have approved Precision Proposal Nos. 3-5;

5.       The Helomics stockholders must have approved the Merger and have adopted the Merger Agreement;

6.       There must be no shares of Helomics common stock held by a holder who did not consent to the adoption of the Merger Agreement or otherwise vote in favor of adoption of the Merger Agreement and exercised his, her or its statutory appraisal rights;

7.       The NASDAQ Capital Market (“NASDAQ”) must have approved the Merger and the related transactions, as well as have approved the listing of shares of Precision common stock being issued in the Merger;

8.       The SEC must have declared effective the registration statement on Form S-4 of which this proxy statement/prospectus/information statement is a part and no stop order suspending the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus/information statement is a part shall have been issued and remain pending;

9.       Precision shall have filed amendments to its Certificate of Incorporation effectuating Proposal Nos. 4 and 5; and

10.    Precision shall have filed the Certificate of Designation creating the Series D convertible preferred stock being issued in the Merger, the form of which is attached hereto as Annex I.

Non-Solicitation (see page [__])

The Merger Agreement contains provisions prohibiting Helomics from seeking a competing transaction. Under these “non-solicitation” provisions, Helomics has agreed that neither it nor its subsidiaries, nor any of their respective officers, employees, directors, and financial advisors will directly or indirectly:

1.       Solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any acquisition proposal with respect to Helomics or any of its subsidiaries or inquire about an acquisition proposal;

2.       Furnish any information regarding Helomics or any of its subsidiaries to any person in connection with or in response to an acquisition proposal with respect to Helomics or any of its subsidiaries or in connection with an acquisition inquiry with respect to Helomics or any of its subsidiaries;

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3.       Engage in discussions or negotiations with any person relating to any acquisition proposal with respect to Helomics or any of its subsidiaries or relating to any acquisition inquiry with respect to Helomics or any of its subsidiaries;

4.       Approve, endorse or recommend (1) any acquisition proposal with respect to Helomics or any of its subsidiaries, (2) an acquisition inquiry related to Helomics or any of its subsidiaries (3) Helomics or any of its subsidiaries or any person or group becoming the beneficial owner of more than 5% of the equity securities of Helomics or any of its subsidiaries; or

5.       Enter into any letter of intent or similar document or any contract (other than a confidentiality agreement) contemplating or otherwise relating to any acquisition transaction with respect to Helomics or any of its subsidiaries.

Termination of the Merger Agreement (see page [__])	Either Precision or Helomics or both can terminate the Merger Agreement under certain circumstances, which would prevent the Merger from being consummated.
Regulatory Approvals (see page [__])	Precision must comply with applicable federal and state securities laws and the rules and regulations of NASDAQ in connection with the issuance of shares of Precision common stock and the filing of this proxy statement/prospectus/information statement with the SEC. As of the date hereof, the registration statement on Form S-4 of which this proxy statement/prospectus/information statement is a part has not become effective.
Material U.S. Federal Income Tax Consequences of the Merger (see page [__])

Each of Precision and Helomics intends the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. In general, and subject to the qualifications and limitations set forth in the section titled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger,” if the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the material tax consequences to U.S. Holders of Helomics common stock will be as follows:

1.       a Helomics stockholder will not recognize gain or loss upon the exchange of Helomics common stock for Precision common stock and preferred stock pursuant to the Merger;

2.       a Helomics stockholder’s aggregate tax basis for the shares of Precision common stock and preferred stock received in the Merger will equal the stockholder’s aggregate tax basis in the shares of Helomics common stock surrendered in the Merger; and;

3.       the holding period of the shares of Precision common stock and preferred stock received by a Helomics stockholder in the Merger will include the holding period of the shares of Helomics common stock surrendered in exchange therefor.

Tax matters are very complicated, and the tax consequences of the Merger to a particular Helomics stockholder will depend on such stockholder’s circumstances. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws.

NASDAQ Listing (see page [__])	Precision intends to take all steps necessary to cause the shares of Precision common stock issuable in the Merger (directly or upon the exercise of any Precision option or warrant, or in accordance with any Conversion and Exchange Agreement), to be listed on NASDAQ.

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Anticipated Accounting Treatment (see page [__])

Precision’s management has determined that Precision will be the accounting acquirer in the Merger based on the detailed analysis of the relevant GAAP guidance. Consequently, Precision will apply acquisition accounting to the assets acquired and liabilities assumed of Helomics upon consummation of the Merger. Upon consummation of the Merger, the historical financial statements will reflect only the operations and financial condition of Precision.

Comparison of Stockholder Rights (see page [__])	Both Precision and Helomics are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the Delaware General Corporation Law (“DGCL”). If the Merger is completed, Helomics stockholders will become stockholders of Precision, and their rights will be governed by the DGCL, Precision’s Amended and Restated Bylaws (the “Precision Bylaws”) and Precision’s Certificate of Incorporation (as amended to date, the “Precision Charter”). The rights of Precision stockholders contained in the Precision Charter and the Precision Bylaws differ from the rights of Helomics stockholders under the Helomics Certificate of Incorporation (the “Helomics Charter”) and bylaws (the “Helomics Bylaws”), as more fully described under the section titled “Comparison of Rights of Holders of Precision Capital Stock and Helomics Capital Stock” in this proxy statement/prospectus/information statement.
Risk Factors (see page [__])

Both Precision and Helomics are subject to various risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective stockholders, including the following risks:

1.       The Merger Consideration is not adjustable based on the market price of Precision common stock so the Merger Consideration at the closing of the Merger may have a greater or lesser value than at the time the Merger Agreement was signed.

2.       If the conditions to the Merger are not met, the Merger may not occur.

3.       The Merger may be completed even though material adverse changes may result from the announcement of the Merger, industry-wide changes and other causes.

4.       Precision stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

5.       During the pendency of the Merger, Helomics may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.

6.       Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

7.       Because the lack of a public market for Helomics’ capital stock makes it difficult to evaluate the fairness of the Merger, the stockholders of Helomics may receive consideration (a) in the Merger and/or (b) the Exchange Offer that is less than the fair market value of Helomics’ capital stock and/or Precision may pay more than the fair market value of Helomics’ capital stock.

8.       Each of Precision (before and after the Merger) and Helomics will incur substantial transaction-related costs relating to the Merger.

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9.       Precision’s ability to use net operating loss and tax credit carryforwards and certain built-in losses to reduce future tax payments is limited by provisions of the Code and may be subject to further limitation because of prior or future offerings of Precision’s stock or other transactions.

10.    Precision will incur significant increased costs as a result of the completion of the Merger.

11.    The Merger may fail to qualify as a reorganization for U.S. federal income tax purposes, resulting in recognition of taxable gain or loss by Helomics stockholders in respect of their Helomics capital stock.

12.    The market price of Precision common stock following the Merger may decline as a result of the Merger.

13.    The price of Precision common stock may be volatile and fluctuate substantially, which could result in substantial losses for Precision stockholders.

14.    Precision’ failure to meet the continued listing requirements of NASDAQ after the Merger could result in a delisting of its common stock.

15.    Future sales of Precision common stock, or the perception that future sales may occur, may cause the market price of its common stock to decline, even if its business is doing well.

These risks and other risks are discussed in greater detail under the section titled “Risk Factors” in this proxy statement/prospectus/information statement. Precision and Helomics both encourage you to read and consider all these risks carefully.

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SUMMARY OF THE EXCHANGE OFFER

Exchange Offer (see page [__])

Precision is offering to exchange Helomics Notes Payable (as defined herein) and Helomics Warrants (as defined herein) tendered by holders on or prior to the Expiration Date (as defined herein), upon the terms and conditions described in this prospectus and the related Letter of Transmittal and as permitted under the terms of the Exchange Offer. Subject to the satisfaction or waiver of all conditions to the Exchange Offer, Helomics Notes Payable and Helomics Warrants that are validly tendered and not validly withdrawn will be accepted for exchange in accordance with the terms of the Exchange Offer.

For purposes of this summary, (a) “Effective Time” means the effective time at which the Merger occurs, (b) ”Helomics” means Helomics Holding Corporation, a Delaware corporation, (c) ”Helomics Notes Payable” means all outstanding secured and unsecured debt obligations owed by Helomics to a tendering holder, whether represented by a promissory note or otherwise, and (d) ”Helomics Warrant” means each outstanding warrant to acquire equity securities of Helomics, (e) ”Note Formula” means all of the outstanding principal and accrued and unpaid interest on a Helomics Note Payable, calculated as of the Effective Time, divided by $1.00 per share of Common Stock of Precision, (f) ”Precision Warrant” means each outstanding warrant to acquire equity securities of Precision, and (g) ”Warrant Formula” means 0.6 multiplied by all Helomics Warrants held by a tendering holder.

Purpose of the Exchange Offer (see page [__])	Helomics and Precision intend to effect a merger of a wholly-owned subsidiary of Precision with and into Helomics. The purposes of the Exchange Offer is to accommodate the Merger and provide consideration in connection with the Merger to holders of Helomics Notes Payable and Helomics Warrants. See “General Terms of the Exchange Offer.”
Exchange Ratio (see page [__])

For each Helomics Note Payable tendered by a holder, Precision will issue Common Stock of Precision to be determined by applying the Note Formula.

Example: Prior to the Expiration Date, a holder of a Helomics Note Payable with $5,500 in outstanding principal and accrued and unpaid interest as of the Effective Time that tenders such note in the Exchange Offer is entitled to receive 5,500 shares of Common Stock of Precision after the Effective Time.

For Helomics Warrants tendered by a holder, Precision will issue Precision Warrants in an amount determined by applying the Warrant Formula.

Example: Prior to the Expiration Date, a holder of 1,000 Helomics Warrants that tenders such warrants in the Exchange Offer is entitled to receive Precision Warrants to purchase 600 shares of Common Stock of Precision upon exercise (subject to further adjustments for stock splits, etc.)

Example: Prior to the Expiration Date, a holder of (a) a Helomics Note Payable with $3,000 in outstanding principal and accrued and unpaid interest as of the Effective Time, and (b) 600 Helomics Warrants that tenders such note and warrants in the Exchange Offer is entitled to receive after the Effective Time (y) 3,000 shares of Common Stock of Precision and (z) Precision Warrants to purchase 360 shares of Common Stock of Precision upon exercise (subject to further adjustments for stock splits, etc.)

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Market Value for Precision Securities (see page [__])

Common Stock of Precision is traded on The NASDAQ Capital Market under the symbol “AIPT.” The last reported per share price for the Common Stock of Precision was ___], as quoted on The NASDAQ Capital Market on [_____]. See “General Terms of the Exchange Offer – Market and Trading Information.”

The Precision Warrants are not listed for trading on any market.

Restrictions on Transfer (see page [__])	As a condition to receiving Common Stock of Precision, the tendering holder of Helomics Notes Payable shall agree (a) not to sell or otherwise transfer the Common Stock of Precision received in the Exchange Offer for 90 days after the Effective Time, and (b) with respect to any holders (or groups of affiliated holders) who receive at least 200,000 shares of Common Stock of Precision in the Exchange Offer, thereafter not to sell in any three month period shares representing more than 1% of the outstanding Common Stock of Precision; provided, that all of such restrictions will lapse one year after the Effective Time.
Terms of Precision Warrants (see Annex H)	Attached as Annex H is the form of Precision Warrant to be issued to all tendering holders of Helomics Warrants in this Exchange Offer. For a comparison of the Helomics Warrants and the Precision Warrants, see “Differences between the Helomics Warrants and the Precision Warrants” below.
Expiration Date of Exchange Offer (see page [__])	The Exchange Offer will expire on the Expiration Date, which is at midnight, Eastern Time, on [____________ ____], 2018, unless extended by Precision at its sole discretion (“Expiration Date”).
Settlement Date (see page [__])	The settlement date of the Exchange Offer will occur promptly after the Effective Time, at which time Precision will issue the Common Stock and Precision Warrants in exchange for all Helomics Notes Payable and Helomics Warrants properly tendered for exchange in this Exchange Offer.

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Procedure for Participating in the Exchange Offer (see page [__])

In all cases, the issuance of Common Stock of Precision and/or Precision Warrants, as applicable, will be made only after timely receipt by the Exchange Agent of the Helomics Notes Payable and/or Helomics Warrants, as applicable, the Letter of Transmittal properly completed and duly executed, along with any required signature guarantees, and all other documents required by the Letter of Transmittal.

By signing or agreeing to be bound by the Letter of Transmittal and all other documents required thereby, you will represent to Precision that, among other things:

▪  you own all right, title and interest in and to the Helomics Notes Payable and Helomics Warrants tendered;

▪ you have no arrangement or understanding with any person to participate in the distribution of the Common Stock of Precision or Precision Warrants;

▪ if you are not a broker-dealer, you are not engaged in and do not intend to be engaged in the distribution of the Common Stock of Precision or Precision Warrants; and

▪ if you are a broker-dealer, that you will receive the Common Stock of Precision and/or Precision Warrants for your own account in exchange for Helomics Notes Payable and/or Helomics Warrants that were required as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of the Common Stock of Precision and/or Precision Warrants.

Please do not send Letters of Transmittal to Precision or Helomics. Letters of Transmittal should be sent to the Exchange Agent only, at its office as indicated under “General Terms of the Exchange Offer – Depositary and Exchange Agent” in this prospectus and in the Letter of Transmittal. The Exchange Agent can answer your questions regarding how to tender your Helomics Notes Payable and Helomics Warrants.

Procedures for Tendering Helomics Notes Payable or Helomics Warrants Through a Custodian (see page [__])	If you are a beneficial owner of Helomics Notes Payable and/or Helomics Warrants, but the holder of such Helomics Notes Payable and/or Helomics Warrants is a custodial entity such as a bank, broker, dealer, trust company or other nominee, and you seek to tender your Helomics Notes Payable and/or Helomics Warrants pursuant to the Exchange Offer, you must provide appropriate instructions to such holder of Helomics Notes Payable and/or Helomics Warrants with respect to such Helomics Notes Payable and/or Helomics Warrants. You should keep in mind that your intermediary may require you to take action with respect to the Exchange Offer a number of days before the Expiration Date in order for such entity to tender Helomics Notes Payable and/or Helomics Warrants on your behalf prior to the expiration of the Exchange Offer in accordance with the terms of the Exchange Offer.
Withdrawal of Tenders (see page [__])	Your right to tender any Helomics Notes Payable or Helomics Warrants will expire at the Expiration Date. You can withdraw the tender of your Helomics Notes Payable and/or Helomics Warrants, as applicable, in connection with the Exchange Offer at any time before the Expiration Date.

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Acceptance of Common Stock of Precision and Delivery of Helomics Notes Payable (see page [__])	Precision will accept any and all outstanding Helomics Notes Payable that are properly tendered in this Exchange Offer on or before midnight, Eastern Time, on the Expiration Date, if all the conditions to the completion of this Exchange Offer are satisfied or waived. Precision will deliver Common Stock of Precision to you promptly after the Expiration Date and acceptance of your Helomics Notes Payable. See “General Terms of the Exchange Offer.”
Return of Helomics Notes Payable (see page [__])	If Precision does not accept any Helomics Notes Payable tendered in the Exchange Offer for any reason described in the terms and conditions of the Exchange Offer or if any Helomics Notes Payable tendered are withdrawn pursuant to the terms of the Exchange Offer, Precision will return such Helomics Notes Payable without expense to the holder.
Acceptance of Precision Warrants and Delivery of Helomics Warrants (see page [__])	Precision will accept any and all outstanding Helomics Warrants that are properly tendered in this Exchange Offer on or before midnight, Eastern Time, on the Expiration Date, if all the conditions to the completion of this Exchange Offer are satisfied or waived. Precision will deliver Precision Warrants to you promptly after the Expiration Date and acceptance of your Helomics Warrants in exchange for Precision Warrants. See “General Terms of the Exchange Offer.”
Return of Helomics Warrants (see page [__])	If Precision does not accept any Helomics Warrants tendered in the Exchange Offer for any reason described in the terms and conditions of the Exchange Offer or if any Helomics Warrants tendered are withdrawn pursuant to the terms of the Exchange Offer, Precision will return such Helomics Warrants without expense to the holder.
Conditions to the Exchange Offer (see page [__])	The Exchange Offer is subject to the conditions discussed under “General Terms of the Exchange Offer – Conditions to the Exchange Offer,” including that the registration statement, of which this prospectus forms a part, shall have become effective under the Securities Act and not be subject to a stop order, and no proceedings for that purpose shall have been instituted or be pending or, to Precision’s knowledge, be contemplated or threatened by the SEC. Precision also will not be required, reserves the right, to waive any of the conditions to this Exchange Offer, other than the condition relating to the effectiveness of the registration statement of which this prospectus forms a part and such registration statement not being subject to a stop order or any proceedings for that purpose. Precision has the right, in its sole discretion, to terminate or withdraw the Exchange Offer if any of the conditions described in this prospectus are not satisfied or waived, which such conditions include the consummation of the Merger. See “General Terms of the Exchange Offer – Conditions to the Exchange Offer.”
Extensions; Waivers and Amendments; Termination (see page [__])	Subject to applicable law, Precision reserves the right to (a) extend the Exchange Offer, (b) waive any and all conditions to or amend the Exchange Offer in any respect (except as to the condition that the registration statement, of which this prospectus forms a part, having become effective under the Securities Act and such registration statement not being subject to a stop order or any proceedings for that purpose, which such condition Precision cannot waive); or (c) terminate the Exchange Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m. Eastern Time, on the next business day after the last previously scheduled Expiration Date. See “General Terms of the Exchange Offer – Conditions to the Exchange Offer.”

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Differences between the Helomics Warrants and the Precision Warrants (see page [__])

Some terms of the Precision Warrants are materially different to the terms of the Helomics warrants, including, but not limited to, each of the following terms:

1.                   The Precision Warrants require the payment of cash to exercise such warrants, and no “cashless” exercise provisions are included in such warrants unless there is no effective registration statement covering the exercise of the Precision Warrants or the resale of the shares that may be purchased thereunder. Cashless exercise provisions are currently set forth in the Helomics Warrants.

2.                   Upon a “fundamental transaction,” the Precision Warrants will continue to exist and be converted into a right to receive alternative consideration upon exercise. The Helomics Warrants provide each holder an option to tender the Helomics Warrants to Helomics upon a fundamental transaction in exchange for cash in an amount equal to the Black Scholes value of the warrant, and if such holder does not so tender, the Helomics Warrant will continue to exist and be converted into a right to receive alternative consideration upon exercise.

3.                   The Precision Warrants entitle the holders of the Precision Warrants to participate in any distributions to holders of Precision common stock as though the Precision Warrant were exercised in full in advance of the record date of the distribution. The Helomics Warrants have no such provision.

4.                   The Precision Warrants contain a beneficial ownership limitation, which prohibits a holder from obtaining greater than 4.99% (or at the holder’s election, 9.99%) of the outstanding Precision Common Stock immediately after the exercise of the warrant. The Helomics Warrants contain no such limitation.

5.                   The Helomics Warrants provide its holders antidilution protection to adjust the number of shares subject to the warrants and the exercise price based on any subdivisions or splits of its common stock, and “full ratchet” protection to reduce the exercise price at any time any common stock is issued for an issuance price less than the current exercise price (subject to certain exceptions). The Precision Warrants contain antidilution protection to adjust the number of shares subject to the warrants and the exercise price based on any subdivisions or splits of its common stock, but no full ratchet protection.

The form of Precision warrants to be issued to holders of Helomics warrants as of the Effective Time is attached as Annex H. Holders of such Helomics warrants are encouraged to review the form of warrant.

Depositary and Exchange Agent (see page [__])	Corporate Stock Transfer, Inc. is serving as the Depositary and Exchange Agent in connection with the Exchange Offer. All documents to be delivered to the Exchange Agent should be addressed to: Corporate Stock Transfer, Inc., 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209.
United States Federal Income Tax Considerations (see page [__])	Precision recommends that you consult with your own tax advisors with regard to the possibility of any federal, state, local or other tax consequences of the Exchange Offer. See “Certain United States Federal Income Tax Considerations” for a discussion of the material U.S. Federal Income Tax Consequences of participating in the Exchange Offer.

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Registration (see page [__])	The Common Stock of Precision, Precision Warrants and the Common Stock of Precision received upon exercise of such Precision Warrants will be registered pursuant to the registration statement, of which this prospectus forms a part, at the time the Common Stock of Precision or Precision Warrants, as applicable, are issued.
Use of Proceeds (see page [__])	Precision will not receive any cash proceeds from the issuance of Common Stock of Precision or Precision Warrants. All proceeds received on account of the exercise of the Precision Warrants will be used to fund the general working capital of Precision and Helomics.
Risk Factors (see page [__])	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider carefully before investing pursuant to the terms of this prospectus.

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SELECTED HISTORICAL AND UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION AND DATA

The following tables present summary historical financial data for Precision and Helomics, summary unaudited pro forma condensed combined financial data for Precision and Helomics and comparative historical and unaudited pro forma per share data for Precision and Helomics.

Selected Historical Consolidated Financial Data of Precision

The selected consolidated statements of operations data for the years ended December 31, 2013 through 2017 and the selected consolidated balance sheet data as of December 31, 2013 through 2017 are derived from Precision’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement or in Precision’s periodic filings with the SEC. The selected statements of operations data for the six months ended June 30, 2018 and 2017 and the selected balance sheet data as of June 30, 2018 are derived from Precision’s unaudited interim financial statements included elsewhere in this proxy statement/prospectus/information statement. Precision’s unaudited interim financial statements have been prepared in accordance with the generally accepted accounting principles of the United States (GAAP) on the same basis as its audited annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal, recurring adjustments, necessary for the fair presentation of those unaudited interim consolidated financial statements. Precision’s historical results are not necessarily indicative of the results that may be expected in any future period and the results for the six months ended June 30, 2018 are not necessarily indicative of results to be expected for the full year ending December 31, 2018 or any other period.

The selected historical consolidated financial data below should be read in conjunction with the sections titled “Precision Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors — Risks Related to Precision” and Precision’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus/information statement.

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Selected Historical Financial Data of Precision

Selected Historical Financial Data of Precision Therapeutics Inc.

	Years Ended December 31,					Six Months Ended June 30,
	2017	2016	2015	2014	2013	2018	2017

Revenue	$654,836	$456,495	$654,354	$951,559	$468,125	$770,179	$281,988
Cost of goods sold	148,045	181,620	303,982	385,323	189,707	226,314	59,003
Gross margin	506,791	274,875	350,372	566,236	278,418	543,865	222,985
Expenses
General and administrative expenses	6,041,485	5,174,799	3,399,339	4,882,549	7,530,037	1,945,670	3,346,777
Operations expenses	1,207,724	1,158,117	846,687	972,830	1,096,969	666,496	383,001
Sales and marketing expenses	1,004,175	467,970	503,989	1,178,305	578,793	1,104,623	378,724
Interest expense	-	3	390,887	377,719	636,503	-	-
Loss (gain) on valuation of equity-linked financial instruments	-	-	-	(11,599)	(157,580)	-	-
Total expense	8,253,384	6,800,889	5,140,902	7,399,804	9,684,722	3,716,789	4,108,502
Loss on equity method investment	-	-	-	-	-	(960,508)	-
Net loss available to common shareholders	(7,746,593)	(6,526,014)	(4,790,530)	(6,833,568)	(9,406,304)	(4,133,432)	(3,885,517)
Other comprehensive gain
Unrealized gain from marketable securities	-	1,501	-	-	-	-	-
Comprehensive (loss)	$(7,746,593)	$(6,524,513)	$(4,790,530)	$(6,833,568)	$(9,406,304)	$(4,133,432)	$(3,885,517)
Loss per common share - basic and diluted	$(1.22)	$(2.31)	$(1.23)	$(2.29)	$(4.64)	$(0.36)	$(0.62)

Weighted average shares used in computation - basic and diluted	6,362,989	2,823,345	3,880,828	2,990,471	2,026,115	11,632,221	6,308,554

Note: The Company has considered all relevant changes in accounting literature effective in the periods presented herein there were no material changes necessitating retrospective adoption that would require the results presented to be materially modified.

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	At December 31,					At June 30,
	2017	2016	2015	2014	2013	2018

Balance Sheet Data:
Cash and cash equivalents	$766,189	$1,764,090	$4,856,232	$16,384	$101,953	$1,004,269
Certificates of deposits	$244,971	$100,000	$-	$-	$-	$-
Marketable securities	$-	$284,329	$-	$-	$-	$-
Accounts receivable	$137,499	$38,919	$38,283	$57,549	$97,245	$315,327
Notes receivable	$1,737,512	$-	$-	$-	$-	$1,280,036
Equity method investment	$-	$-	$-	$-	$-	$581,742
Total assets	$3,624,254	$2,807,546	$5,632,419	$900,977	$593,426	$4,001,034
Total liabilities	$932,340	$1,883,864	$1,519,708	$6,417,204	$3,811,880	$639,256
Convertible preferred stock	$7,271	$792	$18,950	$206	$-	$792
Common stock	$69,432	$45,644	$2,080	$30,927	$29,325	$120,893
Additional paid-in capital	$57,380,256	$47,894,196	$44,584,118	$30,093,745	$25,449,636	$62,138,569
Accumulated deficit	$(54,765,045)	$(47,018,451)	$40,492,437)	$(35,641,105)	$(28,697,415)	$(58,898,476)
Total stockholders' equity (deficit)	$2,691,914	$923,682	$4,112,711	$(5,516,227)	$(3,218,454)	$3,361,778

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Selected Historical Financial Data of Helomics

The selected statements of operations data for the year ended December 31, 2017 and the period ended December 31, 2016 and the selected balance sheet data as of December 31, 2017 and 2016 are derived from Helomics’ audited financial statements included elsewhere in this proxy statement/prospectus/information statement. The period ended December 31, 2016 represents the period from inception, December 7, 2016. The selected statements of operations data for the six months ended June 30, 2018 and June 30, 2017 and the selected balance sheet data as of June 30, 2018 and June 30, 2017 are derived from Helomics’ unaudited interim financial statements included elsewhere in this proxy statement/prospectus/information statement. Helomics’ unaudited interim financial statements have been prepared in accordance with GAAP on the same basis as its audited annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal, recurring adjustments, necessary for the fair presentation of those unaudited interim financial statements. Helomics’ historical results are not necessarily indicative of the results that may be expected in any future period and the results for the six months ended June 30, 2018 are not necessarily indicative of results to be expected for the full year ending December 31, 2018 or any other period.

The selected historical financial data below should be read in conjunction with the sections titled “Helomics Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors — Risks Related to Helomics’ Financial Condition and Capital Requirements” and Helomics’ financial statements and related notes included elsewhere in this proxy statement/prospectus/information statement.

	Year Ended December 31,	Period from Inception December 7, 2016 through	Six Months Ended June 30,
	2017	December 31, 2016	2018	2017
Revenue	$1,578,995	$105,805	$215,055	$771,751
Cost of goods sold	323,742	98,391	143,430	203,103
Gross margin	1,255,253	7,414	71,625	568,648
Expenses
General & administrative expense	3,854,926	490,048	1,725,925	2,220,691
Operations expense	3,402,550	416,463	957,568	1,808,010
Sales & marketing expense	8,500	-	179	8,000
Total expense	7,265,976	906,511	2,683,672	4,036,701
Net loss on operations	(6,010,723)	(899,097)	(2,612,047)	(3,468,053)
Gain on bargain purchase price	-	2,619,376	-	-
Gain on settlement of note	215,516	-	-	-
Interest expense	-	-	1,917,333	9,467
Unrealized loss on derivative instrument	(1,153,998)	-	-	-
Net (loss) income	$(6,949,205)	$1,720,279	$(4,259,380)	$(3,477,520)
Other comprehensive income (loss):
Unrealized gain on equity investments	-	-	198,000	-

Comprehensive income (loss)	$(6,949,205)	$1,720,279	$(4,331,380)	$(3,477,520)

Balance Sheet Data:
Cash and cash equivalents	$45,016	$394,468	$528,889	$83,184
Accounts receivable	424,299	326,883	133,709	217,690
Total assets	3,090,808	5,174,524	3,925,005	3,857,503
Total liabilities	8,308,524	3,443,035	8,222,113	5,603,535
Preferred stock	-	-	2,500	-
Common stock	10,000	10,000	10,833	10,000
Additional paid-in capital	1,210	1,210	5,249,866	1,209
Retain earnings/(accumulated deficit)	(5,228,926)	1,720,279	(9,758,306)	(1,757,241)
Total stockholders’ (equity deficit)	(5,217,716)	1,731,489	(4,297,107)	(1,746,032)

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42

Selected Unaudited Pro Forma Condensed Combined Financial Data of Precision and Helomics

The following selected unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under GAAP and gives effect to the Merger among Precision Therapeutics Inc. (“Precision”), Helomics Acquisition, Inc. (“Merger Sub”), a wholly-owned subsidiary of Precision, and Helomics Holding Corporation (“Helomics”). Under the Merger Agreement, Helomics will merge with and into Merger Sub, with Merger Sub to be renamed Helomics Holding Corporation and surviving as a wholly-owned subsidiary of Precision (the “Merger”). Precision and Helomics believe that the Merger will enable both companies to enhance potential value for stockholders, and that both Precision and Helomics will benefit from the Merger. At the effective time of the Merger, each share of Helomics common stock will be converted into the right to receive a proportionate share of 4.0 million shares of Precision common stock and 3.5 million shares of Precision Series D Convertible Preferred Stock, in addition to the 1.1 million shares of Precision common stock already issued to Helomics for Precision’s initial twenty percent ownership interest in Helomics. On the date hereof, Precision is making an offer (the “Exchange Offer”) to holders of certain promissory notes of Helomics that were issued to investors (the “Helomics Notes” or “Helomics Notes Payable”) and accompanying warrants to purchase Helomics common stock (the “Helomics Warrants”), under which Precision will exchange shares of Common Stock, par value $0.01 (“Common Stock”), of Precision for the tendered Helomics Notes Payable and a warrant to purchase shares of Precision Common Stock for each of the Helomics Warrants held by such holders. See “General Terms of Exchange Offer” and “Description of Common Stock and Precision Warrants Included in the Exchange Offer.” If all of Helomics’ $8.8 million in outstanding promissory notes and all of Helomics’ outstanding warrants are so exchanged, Precision will issue: (1) 8.8 million additional shares of Common Stock at $1.00 per share, (2) 14,245,130 warrants to purchase Precision common stock at an exercise price of $1.00 per share and (3) 597,000 warrants to purchase Precision common stock at an exercise price of $0.01 per share. The pro forma condensed combined financial statements are for the year ended December 31, 2017 and for the six-month period ending June 30, 2018. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 shows the combined financial position of Precision and Helomics as if the merger of the two companies had occurred on June 30, 2018. The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2017 and the six month month period ended June 30, 2018 reflect the merger as if it had occurred on January 1, 2017, the beginning of the earliest period presented. The pro forma statements will be accounted for with Precision being deemed the acquiring company for the Merger under ASC 805 whereby Precision has been concluded to be the accounting acquirer and the predecessor. The unaudited pro forma condensed combined financial statements presented do not purport to represent what the results of operations or financial position of the Company would have been had the transaction occurred on the dates noted above, or to project the results of operations or financial position of the Company for any future periods. In the opinion of management, all necessary adjustments to the unaudited pro forma financial information have been made.

Precision calculated the purchase price of Helomics using the $0.89 closing price per share from October 15, 2018, and multiplying it by the total of 7.5 million shares valuing the purchase price of the transaction at $6,675,000. The unaudited pro forma condensed combined financial information should be read in conjunction with:

▪	the accompanying notes to the unaudited condensed combined pro forma financial statements;

▪	the separate historical consolidated financial statements of Precision as of and for the period ending June 30, 2018, and fiscal year ended December 31, 2017; and for the period ended June 30, 2018 and fiscal year ended December 31, 2017 for Helomics included in this proxy statement/prospectus.

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43

Unaudited Pro Forma Condensed Combined Statements of
Operations Data

	For the Year Ended December 31, 2017	For the Six Months Ended June 30, 2018

Revenue	$2,233,831	$985,234
Cost of goods sold	471,787	369,744
Gross margin	1,762,044	615,490
Expenses
General and administrative expenses	10,495,473	3,671,595
Operations expenses	4,610,274	1,624,064
Sales and marketing expenses	1,012,675	1,104,802
Total expense	16,118,422	6,400,461

Loss from operations	(14,356,378)	(5,784,971)
Interest expense	-	1,917,333
Gain on settlement of note	215,516	-
Loss on derivative instrument	(1,153,998)
Gain on debt conversion	968,000	-
Net loss available to common shareholders	$(14,326,860)	$(7,702,304)
Other comprehensive gain	-	198,000
Comprehensive loss	$(14,326,860)	(7,504,304)
Loss per common share - basic and diluted	$(0.79)	$(0.31)

44

Unaudited Pro Forma Condensed Combined
Balance Sheet Data

As of June 30, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$1,533,158
Accounts receivable	449,036
Inventories	282,784
Prepaid expense and other assets	289,301
Total Current Assets	2,554,279
Notes receivable	1,112,524
Fixed assets, net	1,984,054
Intangibles, net	282,928
Goodwill	15,156,985
Total Assets	$21,090,770
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,826,638
Accrued expenses	1,156,802
Capital leases	43,051
Deferred revenue	18,342
Total Current Liabilities	3,044,833
Total Liabilities	3,044,833
Stockholders’ Equity:
Series B convertible preferred stock, $0.01 par value, 20,000,000 authorized, 79,246 outstanding	792
Series D convertible preferred stock, $0.01 par value, 3,500,000 authorized and outstanding	35,000
Common stock, $0.01 par value, 50,000,000 authorized, 24,889,300 outstanding	248,893
Additional paid-in capital	76,965,324
Accumulated deficit	(59,204,072)
Total Stockholders’ Equity	18,045,937
Total Liabilities and Stockholders’ Equity	$21,090,770

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Comparative Historical and Unaudited Pro Forma Per Share Data

The information below reflects the historical net loss and book value per share of Precision common stock and the historical net loss and book value per share of Helomics common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the Merger of Precision with Helomics on a pro forma basis.

You should read the tables below in conjunction with the audited and unaudited consolidated financial statements of Precision included in this proxy statement/prospectus/information statement and the audited and unaudited consolidated financial statements of Helomics included in this proxy statement/prospectus/information statement and the related notes and the unaudited pro forma condensed combined financial information and notes related to such financial statements included elsewhere in this proxy statement/prospectus/information statement.

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46

Comparative Historical and Unaudited Pro Forma Per Share Data

Helomics and Precision

	For the Six Months ended June 30, 2018	For the Year Ended December 31, 2017
Loss per common share - basic and diluted	$(0.31)	$(0.79)
Book value per share	$0.62	$(0.14)

Precision

	For the Six Months ended June 30, 2018	For the Year Ended December 31, 2017
Loss per common share - basic and diluted	$(0.36)	$(1.22)
Book value per share	$0.28	$0.39

Helomics

	For the Six Months		For the Year
	ended June 30, 2018		ended June 30, 2018
Loss per common share – basic and diluted	$	NA	NA
Book value per share	$	NA	NA

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MARKET PRICE AND DIVIDEND INFORMATION

Precision common stock is currently listed on The NASDAQ Capital Market (“NASDAQ”) under the symbol “AIPT”. The following table presents, for the periods indicated, the range of high and low per share sales prices for Precision common stock as reported on NASDAQ for each of the periods set forth below. Helomics is a private company and its common stock is not publicly traded.

Precision Common Stock

Quarter Ended	High Bid	Low Bid
December 31, 2018 (through October 25, 2018)	$1.08	$0.80
September 30, 2018	$1.58	$0.95
June 30, 2018	$1.37	$0.81
March 31, 2018	$1.47	$0.83

December 31, 2017	$2.50	$0.99
September 30, 2017	$2.13	$1.20
June 30, 2017	$2.59	$1.31
March 31, 2017	$3.45	$1.75

December 31, 2016	$6.05	$1.52
September 30, 2016	$6.75	$2.00
June 30, 2016	$7.25	$2.53
March 31, 2016	$96.50	$4.13

The closing price of Precision common stock on July 3, 2018, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $1.51 per share and the closing price of Precision common stock on October 15, 2018 was $0.89 per share, in each case as reported on NASDAQ.

Because the market price of Precision common stock is subject to fluctuation, the market value of the shares of Precision common stock that Helomics stockholders will be entitled to receive in the Merger may increase or decrease.

As of the close of business on the record date, [____________], 2018, Precision had [137] holders of record of its common stock. For detailed information regarding the beneficial ownership of some Precision stockholders and Helomics stockholders, see the section titled “Principal Stockholders of Precision” beginning on page [____] and the section titled “Principal Stockholders of Helomics” beginning on page [____] of this proxy statement/prospectus/information statement.

Dividends

Precision has never paid or declared any cash dividends on its common stock and does not anticipate paying cash dividends on its common stock for the foreseeable future. Notwithstanding the foregoing, any determination to pay cash dividends subsequent to the Merger will be at the discretion of Precision’s then-current Board of Directors and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors deemed relevant by Precision’s then-current Board of Directors.

Helomics has never paid or declared any cash dividends on its common or preferred stock. If the Merger does not occur, Helomics does not anticipate paying any cash dividends on its common or preferred stock in the foreseeable future, and Helomics intends to retain all available funds and any future earnings to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of Helomics’ Board of Directors and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors Helomics’ then-current Board of Directors deems relevant.

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RISK FACTORS

The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus/information statement, you should carefully consider the material risks described below before deciding how to vote your shares of stock. In addition, you should read and consider the risks associated with the business of Precision because these risks may also affect the combined company— these risks can be found in Precision’s Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC. You should also read and consider the other information in this proxy statement/prospectus/information statement. Please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

RISKS RELATED TO THE MERGER

Precision may not complete the Merger, which could negatively impact Precision’s stock price and future operations.

If the Merger is not completed for any reason, including approval of the listing of the common stock by NASDAQ, Precision and Helomics may each be subjected to a number of material risks. The price of Precision common stock may decline to the extent that the current market price of the Precision’s common stock reflects a market assumption that the Merger will be completed. Some costs related to the Merger, such as legal, accounting, filing, printing and mailing, must be paid and expended even if the Merger is not completed. In addition, if the Merger is not completed and the Precision’s Board of Directors determines to seek another merger or business combination, there can be no assurance that the Board of Directors will be able to find a partner willing to agree to more attractive terms than those which have been negotiated for in the Merger.

Precision does not have complete information about Helomics.

Precision’s information regarding Helomics, to some extent, consists of preliminary information supplied by Helomics. Precision does not make any representations about this information. In preparation for closing of the Merger, Precision will continue its due diligence review of information relating to Helomics, and if its due diligence review is not satisfactory, Precision will have the right to terminate the Merger Agreement, in which case the Merger will not occur. If the representations and warranties of Helomics in the Merger Agreement are not accurate, Precision will have limited ability to seek recovery under the indemnification provisions of the Merger Agreement. If information regarding Helomics proves to be inaccurate in any material respect, this may result in a material adverse effect on Precision’s financial condition and results of operations after the closing of the Merger.

The Merger Consideration is not adjustable based on the market price of Precision common stock so the consideration received (a) in connection with the Merger at the Closing of the Merger and/or (b) in connection with the Exchange Offer may have a greater or lesser value than at the time the Merger Agreement was signed.

Changes in the market price of Precision common stock before the completion of the Merger will not affect the number of shares Helomics security holders will be entitled to receive pursuant to the Merger Agreement (the “Merger Consideration”) and/or the Exchange Offer. Therefore, if, before the completion of the Merger, the market price of Precision common stock declines from the market price on the date of the Merger Agreement, then Helomics security holders could receive consideration with substantially lower value in connection with the Merger, the Exchange Offer or both. Similarly, if before the completion of the Merger, the market price of Precision common stock increases from the market price on the date of the Merger Agreement, then Helomics security holders could receive consideration with substantially more value for their shares of Helomics capital stock than the parties had anticipated.

If the conditions to the Merger are not met, the Merger may not occur.

Even if the Merger is approved by the stockholders of both Precision and Helomics, specified conditions must be satisfied or waived to complete the Merger. These conditions are set forth in the Merger Agreement and described in the section titled “The Merger Agreement — Conditions to the Completion of the Merger” in this proxy statement/prospectus/information statement. Neither Precision nor Helomics can assure you that all the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Merger may not occur or may be delayed, and Precision and Helomics each may lose some or all the intended benefits of the Merger.

The Merger may be completed even though material adverse changes may result from the announcement of the Merger, industry-wide changes and other causes.

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In general, either Precision or Helomics can refuse to complete the Merger if there is a material adverse change affecting the other party between October 26, 2018, the date of the Merger Agreement, and the closing of the Merger. However, certain types of changes do not permit either party to refuse to complete the Merger, even if such change could be said to have a material adverse effect on Precision or Helomics, including:

1.	conditions generally affecting the industries in which Helomics or Precision participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on Precision or Helomics and their respective subsidiaries, taken as a whole, as compared to other industry participants;

2.	general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on Precision or Helomics and their respective subsidiaries, taken as a whole, as compared to other industry participants; and

3.	any change in accounting requirements or principles or any change in applicable legal requirements.

If material adverse changes occur and Precision and Helomics still complete the Merger, the stock price of the combined company may suffer. This in turn may reduce the value of the Merger and/or the Exchange Offer to the stockholders of Precision, Helomics or both.

The Merger may not occur if either Precision or Helomics or both is not satisfied with the results of due diligence.

Both (a) Precision’s satisfaction with the results of its due diligence regarding Helomics and its subsidiary entities and (b) Helomics’ satisfaction with the results of its due diligence regarding Precision are conditions that must be satisfied or waived to complete the Merger. Neither Precision nor Helomics can assure you that these conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Merger may not occur or may be delayed, and Precision and Helomics each may lose some or all the intended benefits of the Merger.

Precision stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

If the combined organization is unable to realize the full strategic and financial benefits currently anticipated from the Merger, Precision stockholders will have experienced substantial dilution of their ownership interests without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined organization is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.

Prior to the Merger, each of Helomics and Precision is obligated pursuant to the Merger Agreement to conduct their respective business and operations in the ordinary course and in accordance in all material respects with past practices, which could limit favorable opportunities available to Helomics and/or Precision, which could adversely affect their respective businesses.

Covenants in the Merger Agreement requires each of Helomics and Precision to conduct their respective business and operations in the ordinary course, which may impede the ability of each of Helomics and Precision to enter into other transactions that are not in the ordinary course of business, pending completion of the Merger. As a result, if the Merger is not completed, the parties may be at a relative disadvantage to their competitors during that period.

Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit Helomics from soliciting competing proposals or cooperating with persons making unsolicited takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

Because the lack of a public market for Helomics’ capital stock makes it difficult to evaluate the fairness of the Merger, the stockholders of Helomics may receive consideration (a) in the Merger and/or (b) the Exchange Offer that is less than the fair market value of Helomics’ capital stock and/or Precision may pay more than the fair market value of Helomics’ capital stock.

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The outstanding capital stock of Helomics is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Helomics’ capital stock. Because the percentage of Precision equity to be issued to Helomics stockholders was determined based on negotiations between the parties, it is possible that the value of the Precision common stock to be received by Helomics stockholders will be less than the fair market value of Helomics’ capital stock, or Precision may pay more than the aggregate fair market value for Helomics’ capital stock.

Costs associated with the Merger are difficult to estimate, may be higher than expected, and may harm the financial results of the combined company.

Both Precision and Helomics will incur substantial direct transaction costs associated with the Merger and additional costs associated with consolidation and integration of operations. If the total costs of the Merger exceed estimates, or the benefits of the Merger do not exceed the total costs of the Merger, Precision’s consolidated financial results could be adversely affected.

The Merger may result in disruption of Precision and Helomics’ existing businesses, distraction of their management and diversion of other resources.

The integration of Precision’s and Helomics’ operations may divert management time and resources from the main businesses of both companies. After the Merger, management will likely be required to spend significant time integrating Precision’s and Helomics’ operations. This diversion of time and resources could cause the combined business to suffer.

Any delay in completion of the Merger may significantly reduce the benefits expected to be obtained from the Merger.

The Merger is subject to approval of Helomics’ shareholders, and subject to a number of other conditions beyond the control of Precision and Helomics that may prevent, delay or otherwise materially adversely affect its completion. Precision and Helomics cannot predict whether or when these other conditions will be satisfied. Any delay in completing the Merger may significantly reduce the synergies and other benefits that Precision and Helomics expect to achieve if they successfully complete the Merger within the expected timeframe and integrate their respective businesses.

The market price of Precision’s common stock may decline as a result of the Merger.

The market price of Precision’s common stock may decline as a result of the Merger if the integration of Precision’s and Helomics’ businesses is unsuccessful or if the costs of implementing the integration are greater than expected. The market price also may decline if Precision does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts, or shareholders, or if the effect of the Merger on Precision’s financial results is not consistent with the expectations of financial or industry analysts, or shareholders.

Each of Precision, Helomics and the combined company will incur substantial transaction-related costs relating to the Merger.

Precision and Helomics have incurred, and expect to continue to incur, significant non-recurring transaction-related costs associated with completing the Merger and combining the two companies. These fees and costs have been, and will continue to be, substantial. Through [October 5, 2018], Precision and Helomics together have incurred $700,000 in expenses related to completing the Merger and they estimate they will incur additional Merger related expenses of  $300,000 before consummation of the Merger. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, severance and benefit costs, filing fees and printing costs. Additional unanticipated costs may be incurred in the integration of the operations of Precision and Helomics, which may be higher than expected and could have a material adverse effect on the combined company’s financial condition and operating results.

Precision’s ability to use net operating loss and tax credit carryforwards and certain built-in losses to reduce future tax payments is limited by provisions of the Internal Revenue Code and may be subject to further limitation because of prior or future offerings of Precision’s stock or other transactions.

Sections 382 and 383 of the United States Internal Revenue Code of 1986, as amended (the “Code”) contain rules that limit the ability of a company that undergoes an ownership change, which is generally an increase in the ownership percentage of certain stockholders in the stock of a company by more than 50% over a three-year period, to utilize its net operating loss and tax credit carryforwards and certain built-in losses recognized in years after the ownership change. These rules generally operate by focusing on ownership changes involving stockholders owning directly or indirectly 5% or more of the stock of a company and any change in ownership arising from a new issuance of stock by the company. Generally, if an ownership change, as defined by Section 382 of the Code, occurs, the yearly taxable income limitation on the use of net operating loss and tax credit carryforwards and certain built-in losses is equal to the product of the applicable long-term tax-exempt rate and the value of the company’s stock immediately before the ownership change. The Merger will result in such an ownership change. As a result, Precision will not be able to use its pre-Merger losses or credit carryovers or certain built-in losses to offset future taxable income in excess of the annual limitations imposed by Sections 382 and 383 of the Code, which may result in the expiration of a portion of Precision’s tax attributes before utilization.

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Precision will incur significant increased costs as a result of the completion of the Merger.

Following completion of the merger, Precision’s operating expenses are likely to increase significantly as Helomics continues to develop and grow its business. These increases are most likely to be in the areas of sales and marketing, compensation and research and product development. There also may be increases in legal, accounting, insurance and compliance costs. As a result, the combined company is expected to report operating losses until Helomics can significantly increase its revenues. This may have a material adverse impact on the market price of Precision common stock following the Merger. Additionally, the integration of the operations of Precision and Helomics may result in unanticipated costs, which may be higher than expected and could have a material adverse effect on the combined company’s financial condition and operating results.

The Merger may fail to qualify as a reorganization for U.S. federal income tax purposes, resulting in recognition of taxable gain or loss by Helomics stockholders in respect of their Helomics capital stock.

Precision and Helomics intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, as described in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” in this proxy statement/prospectus/information statement. In the event that the Merger does not qualify as a reorganization, the Merger would result in taxable gain or loss for each Helomics stockholder, with the amount of such gain or loss determined by the amount that each Helomics stockholder’s adjusted tax basis in the Helomics capital stock surrendered is less or more than the fair market value of the Precision common stock and any cash in lieu of a fractional share received in exchange therefor. Each holder of Helomics capital stock is urged to consult with his, her or its own tax advisor with respect to the tax consequences of the Merger.

The combined company will not be able to continue operating without additional financing.

Both Precision and Helomics have been operating at a loss. In order to continue operating and remain a going concern, the combined company will need to obtain additional financing, either through borrowings, public offerings, private offerings, or some type of business combination (e.g., merger, buyout, etc.), and there can be no assurance that it will be successful in such pursuits with terms satisfactory to management and Precision’s board of directors. In the past, both companies have actively pursued a variety of funding sources including private offerings and have consummated certain transactions in order to address their respective capital requirements. Precision recently completed a private offering of securities and loaned a portion of the proceeds to Helomics. See “Precision Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments.” However, the combined company anticipates the need for additional capital beyond the recent offering and may not be able to acquire such additional funding. Accordingly, if the combined company is unable to generate adequate cash from operations, and if it is unable to find sources of funding, it may be necessary for it to sell one or more lines of business or all or a portion of its assets, enter into a business combination, reduce or eliminate operations, liquidate assets, or seek relief through a filing under the U.S. Bankruptcy Code. These possibilities, to the extent available, may be on terms that result in significant dilution to the combined company’s existing shareholders or that result in its existing shareholders losing all of their investment in the combined company.

Precision may fail to realize the anticipated benefits of the Merger.

The success of the Merger will depend, in part, on Precision’s ability to realize the anticipated growth opportunities and synergies from combining Precision and Helomics. The integration of Precision and Helomics will be a time consuming and expensive process and may disrupt their operations if it is not completed in a timely and efficient manner. In addition, Precision may not achieve anticipated synergies or other benefits of the Merger. Following the Merger, Precision and Helomics must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. The combined company may encounter the following integration difficulties, resulting in costs and delays:

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•	failure to successfully manage relationships with customers and other important relationships;

•	failure of customers to continue using the services of the combined company;

•	difficulties in successfully integrating the management teams and employees of Precision and Helomics;

•	challenges encountered in manager larger operations;

•	losses of key employees;

•	failure to manage the growth and growth strategies of Precision and Helomics;

•	diversion of the attention of management from other ongoing business concerns;

•	incompatibility of technologies and systems;

•	impairment charges incurred to write down the carrying amount of intangible assets generated as a result of the Merger; and

•	incompatibility of business cultures.

If the combined company’s operations after the Merger do not meet the expectations of existing or prospective customers of Precision and Helomics, then these customers and prospective customers may cease doing business with the combined company altogether, which would harm its results of operations, financial condition and business prospects. If the management team is not able to develop strategies and implement a business plan that successfully addresses these difficulties, Precision may not realize the anticipated benefits of the Merger.

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RISKS RELATING TO THE PRECISION BUSINESS

Precision will require additional financing to finance operating expenses and fulfill its business plan. Such financing will be dilutive. Precision’s independent public accounting firm has indicated in their audit opinion, contained in Precision’s financial statements, that they have substantial doubt about Precision’s ability to remain a going concern.

Precision has not achieved profitability and anticipates that it will continue to incur net losses at least through the remainder of 2018. Precision had revenues of $655,000 in 2017, but Precision had negative operating cash flows of $4.5 million. In January 2017, Precision received proceeds of $3.9 million because of its public offering. In November 2017, Precision received proceeds of $1.3 million because of its private placement. Precision’s cash and cash equivalents balance was $0.8 million as of December 31, 2017, and its accounts payable and accrued expenses were an aggregate $0.9 million. Precision is currently incurring negative operating cash flows of approximately $385,000 per month. Although Precision is attempting to curtail its expenses, there is no guarantee that Precision will be able to reduce these expenses significantly, and expenses for some periods may be higher as Precision prepares its products for broader sales, increases its sales efforts and maintains adequate inventories.

On January 9, 2018, Precision received net proceeds of $2.5 million because of an S-3 public offering. Subsequently, in connection the underwriter exercised for an aggregate of 215,247 shares of common stock, the over-allotment option; Precision received additional net proceeds of $188,000 on February 20, 2018. Precision’s cash and cash equivalents balance on January 31, 2018 was approximately $2.8 million.

Precision recently completed a private offering of securities and loaned a portion of the proceeds to Helomics. The proceeds from these investments will provide capital to Precision and Helomics. For more information about the investment transaction, see “Precision Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments.”

In addition to the recent private offering, Precision may require additional funding to finance operating expenses and to invest in its sales organization and new product development and to enter the international marketplace. Precision will attempt to raise these funds through equity or debt financing, alternative offerings or other means. If Precision is successful in securing adequate funding it plans to make significant capital or equipment investments, and it will also continue to make human resource additions over the next 12 months. Such additional financing will be dilutive to existing stockholders, and there is no assurance that such financing will be available upon acceptable terms. If such financing or adequate funds from operations are not available, Precision will be forced to limit Precision’s business activities, which will have a material adverse effect on Precision’s results of operations and financial condition.

Because of the above factors, Precision’s independent registered public accounting firm has indicated in their audit opinion, contained in Precision’s financial statements included in this proxy statement/prospectus/information statement, that they have serious doubts about Precision’s ability to continue as a going concern. The financial statements have been prepared assuming Precision will continue as a going concern. See “Precision Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

In connection with developing Precision’s CRO business, Precision has committed and will continue to commit significant capital to investments in early stage companies, all of which may be lost and which may require it to raise significant additional capital, and Precision’s entering into new lines of business will result in significant diversion of management resources, all of which may result in failure of Precision’s business.

Precision has committed significant capital and management resources to developing its CRO business and other new business areas, and Precision intends to continue to devote significant and management resources to new businesses. In 2017, Precision provided $668,000 in financing to Helomics, of which $500,000 in principal amount has been converted into an equity interest in Helomics and $168,000 in principal amount is subject to secured notes that remain outstanding. In connection with its private offering, in 2018, Precision loaned to Helomics an additional $907,500 in exchange for an additional secured promissory note. See “Precision Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments.” In addition, in August 2017, Precision entered into a merger agreement with CytoBioscience, which was subsequently terminated in November 2017. From July 2017 through November 2017, Precision advanced $1,070,000 to CytoBioscience in the form of secured notes, which are still outstanding. CytoBioscience has indicated in its most recent Form 10-Q filings that they have defaulted on the note; CytoBioscience is three months in arrears on interest payments. It is likely that Precision will make further investments and advances in other businesses as it develops its CRO business and other business models. There can be no assurance that any of the outstanding balances of these existing promissory notes or future advances will be repaid. Further, there is no assurance that Precision’s equity investments in new businesses will result in significant value for Precision. Therefore, Precision could invest significant capital in other business enterprises with no certainty when or whether Precision will realize a return on these investments. Investments in cash will deplete Precision’s capital resources, meaning that Precision will be required to raise significant amounts of new capital. There is no assurance that Precision will be successful in raising sufficient capital, and the terms of any such financing will be dilutive to its stockholders. Precision may also acquire technologies or companies by issuing stock or other equity securities rather than or in addition to payment of cash, which may have the result of diluting the investment of its stockholders. Further, the energy and resources of Precision’s officers and personnel are being substantially diverted to these new lines of business, which are unproven. If these businesses are unsuccessful or require too great of a financial investment to be profitable, Precision’s business may fail regardless of the level of success of Precision’s STREAMWAY business.

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Precision’s limited operating history makes evaluation of its business difficult.

Precision was formed on April 23, 2002 and to date has generated only moderate revenue year by year. Precision’s ability to implement a successful business plan remains unproven and no assurance can be given that it will ever generate sufficient revenues to sustain its business. Precision has a limited operating history which makes it difficult to evaluate its performance. You must consider Precision’s prospects in light of these risks and the expenses, technical obstacles, difficulties, market penetration rate and delays frequently encountered in connection with the development of new businesses. These factors include uncertainty as to whether Precision will be able to:

•	be successful in uncertain markets;

•	respond effectively to competitive pressures;

•	successfully address intellectual property issues of others;

•	protect and expand Precision’s intellectual property rights; and

•	continue to develop and upgrade Precision’s products.

STREAMWAY Business Risk Factors

Precision’s business is dependent upon proprietary intellectual property rights, which if it is unable to protect, could have a material adverse effect on its business.

Precision relies on a combination of patent, trade secret and other intellectual property rights and measures to protect its intellectual property. Precision currently owns and may in the future own or license additional patent rights or trade secrets in the U.S., with non-provisional patents elsewhere in the world that cover certain of Precision’s products. Precision relies on patent laws and other intellectual property laws, nondisclosure and other contractual provisions and technical measures to protect its products and intangible assets. These intellectual property rights are important to Precision’s ongoing operations and no assurance can be given that any measure Precision implements will be sufficient to protect its intellectual property rights. Also, with respect to Precision’s trade secrets and proprietary know-how, Precision cannot be certain that the confidentiality agreements entered into with employees will not be breached, or that Precision will have adequate remedies for any breach. Precision may lose the protection afforded by these rights through patent expirations, legal challenges or governmental action. If Precision cannot protect its rights, Precision may lose its competitive advantage if these patents were found to be invalid in the jurisdictions in which Precision sells or plans to sell its products. The loss of Precision’s intellectual property rights could have a material adverse effect on its business.

If Precision becomes subject to intellectual property actions, this could hinder its ability to deliver its products and services and its business could be negatively impacted.

Precision may be subject to legal or regulatory actions alleging intellectual property infringement or similar claims against Precision. Companies may apply for or be awarded patents or have other intellectual property rights covering aspects of Precision’s technologies or businesses. Moreover, if it is determined that Precision’s products infringe on the intellectual property rights of third parties, Precision may be prevented from marketing its products. While Precision is currently not subject to any material intellectual property litigation, any future litigation alleging intellectual property infringement could be costly, particularly in light of its limited resources. Similarly, if Precision determines that third parties are infringing on its patents or other intellectual property rights, Precision’s limited resources may prevent it from litigating or otherwise taking actions to enforce its rights. Any such litigation or inability to enforce Precision’s rights could require Precision to change its business practices, hinder or prevent its ability to deliver its products and services, and result in a negative impact to Precision’s business. Expansion of Precision’s business via product line enhancements or new product lines to drive increased growth in current or new markets may be inhibited by the intellectual property rights of Precision’s competitors and/or suppliers. Precision’s inability to successfully mitigate those factors may significantly reduce its market opportunity and subsequent growth.

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Precision faces significant competition, including competition from companies with considerably greater resources than Precision, and if Precision is unable to compete effectively with these companies, its market share may decline, and its business could be harmed.

Precision’s industry is highly competitive with numerous competitors ranging from well-established manufacturers to innovative start-ups. A number of Precision’s competitors have significantly greater financial, technological, engineering, manufacturing, marketing and distribution resources than Precision does. Their greater capabilities in these areas may enable them to compete more effectively on the basis of price and production and more quickly develop new products and technologies.

Precision’s competitors include Cardinal Health, Inc., a medical manufacturer and distributor, and Stryker Instruments, a wholly owned subsidiary of Stryker Corporation, which has a leading position in Precision’s market. Both of these competitors are substantially larger than Precision and are better capitalized than Precision.

Companies with significantly greater resources than Precision may be able to reverse engineer Precision’s products and/or circumvent its intellectual property position. Such action, if successful, would greatly reduce Precision’s competitive advantage in the marketplace.

Precision believes that its ability to compete successfully depends on a number of factors, including its technical innovations of unlimited suction and unlimited capacity capabilities, its innovative and advanced research and development capabilities, strength of its intellectual property rights, sales and distribution channels and advanced manufacturing capabilities. Precision plans to employ these and other elements as it develops its products and technologies, but there are many other factors beyond its control. Precision may not be able to compete successfully in the future, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand its development and marketing of new products, which could adversely impact the trading price of the shares of Precision’s common stock.

Precision’s business is subject to intense governmental regulation and scrutiny, both in the U.S. and abroad.

The production, marketing, and research and development of Precision’s product is subject to extensive regulation and review by the FDA and other governmental authorities both in the United States and abroad. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record keeping. If Precision does not comply with applicable regulatory requirements, violations could result in warning letters, non-approvals, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Periodically, legislative or regulatory proposals are introduced that could alter the review and approval process relating to medical products. It is possible that the FDA will issue additional regulations further restricting the sale of Precision’s present or proposed products. Any change in legislation or regulations that govern the review and approval process relating to Precision’s current and future products could make it more difficult and costly to obtain approval for new products, or to produce, market, and distribute existing products.

If Precision’s products are not accepted by its potential customers, it is unlikely that Precision will ever become profitable.

The medical industry has historically used a variety of technologies for fluid waste management. Compared to these conventional technologies, Precision’s technology is relatively new, and the number of companies using its technology is limited. The commercial success of Precision’s product will depend upon the widespread adoption of Precision’s technology as a preferred method by hospitals and surgical centers. In order to be successful, Precision’s product must meet the technical and cost requirements for these facilities. Market acceptance will depend on many factors, including:

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•	the willingness and ability of customers to adopt new technologies;

•	Precision’s ability to convince prospective strategic partners and customers that its technology is an attractive alternative to conventional methods used by the medical industry;

•	Precision’s ability to select and execute agreements with effective distributors to market and sell Precision’s product; and

•	Precision’s ability to assure customer use of the Skyline proprietary cleaning solution and in-line filter.

Because of these and other factors, Precision’s products may not gain market acceptance or become the industry standard for the health care industry. The failure of such companies to purchase Precision’s products would have a material adverse effect on Precision’s business, results of operations and financial condition.

If demand for Precision’s products are unexpectedly high, there is no assurance that there will not be supply interruptions or delays.

Precision is currently manufacturing the STREAMWAY System, following GMP compliance regulations of the FDA, at its own facility and anticipates the capability of producing the STREAMWAY System in sufficient quantities for future near-term sales. Precision has contracted with a manufacturing company that can manufacture products at higher volumes. However, if demand for Precision’s product is unexpectedly high, there is no assurance that Precision or its manufacturing partners will be able to produce the product in sufficiently high quantity to satisfy demands. Any supply interruptions or inadequate supply would have a material adverse effect on Precision’s results of operations.

Precision is dependent on a few key executive officers for its success. Precision’s inability to retain those officers would impede its business plan and growth strategies, which would have a negative impact on its business and the value of an investment.

Precision’s success depends on the skills, experience and performance of key members of its management team. Precision heavily depends on its management team: Carl Schwartz, Precision’s Chief Executive Officer, and Bob Myers, Precision’s Chief Financial Officer. Precision has entered into employment agreements with the CEO and the CFO of the senior management team and it may expand the relatively small number of executives in its company. Were Precision to lose one or more of these key individuals, Precision would be forced to expend significant time and money in the pursuit of a replacement, which could result in both a delay in the implementation of Precision’s business plan and the diversion of its limited working capital. Precision can give you no assurance that it can find satisfactory replacements for these key individuals at all, or on terms that are not unduly expensive or burdensome to Precision.

Precision’s success is dependent on its ability to attract and retain technical personnel, sales and marketing personnel, and other skilled management.

Precision’s success depends to a significant degree on its ability to attract, retain and motivate highly skilled and qualified personnel. Failure to attract and retain necessary technical, sales and marketing personnel and skilled management could adversely affect its business. If Precision fails to attract, train and retain sufficient numbers of these highly-qualified people, its prospects, business, financial condition and results of operations will be materially and adversely affected.

Costs incurred because Precision is a public company may affect its profitability.

As a public company, Precision incurs significant legal, accounting, and other expenses, and it is subject to the SEC’s rules and regulations relating to public disclosure that generally involve a substantial expenditure of financial resources.  In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, requires changes in corporate governance practices of public companies.  Full compliance with such rules and regulations requires significant legal and financial compliance costs and makes some activities more time-consuming and costly, which may negatively impact its financial results.  To the extent Precision’s earnings suffer as a result of the financial impact of its SEC reporting or compliance costs, its ability to develop an active trading market for its securities could be harmed.

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Limitations on director and officer liability and indemnification of Precision’s officers and directors by it may discourage stockholders from bringing suit against a director.

Precision’s certificate of incorporation and bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to Precision or its stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on Precision’s behalf against a director. In addition, Precision’s certificate of incorporation and bylaws may provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law

Precision does not expect to pay dividends for the foreseeable future, and it may never pay dividends; investors must rely on stock appreciation for any return on investment in Precision’s common stock.

Precision currently intends to retain any future earnings to support the development and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Precision’s payment of any future dividends will be at the discretion of its Board of Directors after taking into account various factors, including but not limited to, Precision’s financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that Precision may be a party to at the time. In addition, Precision’s ability to pay dividends on its common stock may be limited by state law. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize certain returns on their investment. As a result, investors must rely on stock appreciation and a liquid trading market for any return on investment in Precision’s common stock.

Shares eligible for future sale may adversely affect the market.

From time to time, certain stockholders may be eligible to sell some or all of their shares of Precision common stock pursuant to Rule 144, promulgated under the Securities Act subject to certain limitations. In general, pursuant to Rule 144 as in effect as of the date of this proxy statement/prospectus/information statement, a stockholder (or stockholders whose shares are aggregated) who has satisfied the applicable holding period and is not deemed to have been one of Precision’s affiliates at the time of sale, or at any time during the three months preceding a sale, may sell their shares of Precision common stock. Any substantial sale, or cumulative sales, of Precision common stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of Precision’s securities.

Precision expects volatility in the price of its common stock, which may subject it to securities litigation.

If established, the market for Precision common stock may be characterized by significant price volatility when compared to seasoned issuers, and Precision expects that its share price will be more volatile than a seasoned issuer for the indefinite future. In addition, there is no assurance that the price of Precision common stock will not be volatile. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. Precision may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

The Precision Board of Directors’ ability to issue undesignated preferred stock and the existence of anti-takeover provisions may depress the value of its common stock.

Precision’s authorized capital includes 20 million shares of preferred stock. Of this amount, 18,950 shares have been designated as Series B Convertible Preferred Stock, 1,213,819 shares have been designated as Series C Preferred Stock, 3,500,000 shares will be designated as Series D Preferred Stock in connection with the Merger, and the remaining authorized shares are undesignated preferred stock. Precision’s Board of Directors has the power to issue any or all of the shares of undesignated preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval. Further, as a Delaware corporation, Precision is subject to provisions of the Delaware General Corporation Law regarding “business combinations.” Precision may, in the future, consider adopting additional anti-takeover measures. The authority of Precision’s Board of Directors to issue undesignated stock and the anti-takeover provisions of Delaware law, as well as any future anti-takeover measures adopted by Precision, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of Precision not approved by Precision’s Board of Directors. As a result, Precision’s stockholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price, voting and other rights of the holders of common stock may also be affected.

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Future sales and issuances of Precision common stock or rights to purchase common stock could result in additional dilution of the percentage ownership of Precision’s stockholders and could cause its share price to fall.

Precision also expects that significant additional capital will be needed in the future to continue its planned operations. To the extent that Precision raises additional capital by issuing equity securities, its stockholders may experience substantial dilution. Precision may sell common stock, convertible securities, or other equity securities in one or more transactions at prices and in a manner, it determines from time to time. If Precision sells common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to Precision’s existing stockholders, and new investors could gain rights superior to its existing stockholders. In addition, in the past, Precision has issued warrants to acquire shares of common stock. To the extent these warrants are ultimately exercised, you will sustain further dilution.

Acquisitions involve risks that could result in adverse changes to operating results, cash flows and liquidity.

Precision intends to make strategic acquisitions in addition to the Merger. However, Precision may not be able to identify suitable acquisition opportunities or may be unable to obtain the consent of Precision’s stockholders and therefore, may not be able to complete such acquisitions. Precision may pay for acquisitions with its common stock or with convertible securities, which may dilute your investment in its common stock, or it may decide to pursue acquisitions that investors may not agree with. In connection with most of Precision’s acquisitions, Precision also agreed to substantial earn-out arrangements. To the extent it defers the payment of the purchase price for any acquisition through a cash earn-out arrangement, it will reduce cash flows in subsequent periods. In addition, acquisitions may expose Precision to operational challenges and risks, including:

•	the ability to profitably manage acquired businesses or successfully integrate the operations of acquired

•	businesses, as well as the acquired business’s financial reporting and accounting control systems into its existing platforms;

•	increased indebtedness and contingent purchase price obligations associated with an acquisition;

•	the ability to fund cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions, or unforeseen internal difficulties;

•	the availability of funding sufficient to meet increased capital needs;

•	diversion of management’s time and attention from existing operations; and

•	the ability to retain or hire qualified personnel required for expanded operations.

Completing acquisitions may require significant management time and financial resources because Precision may need to assimilate widely dispersed operations with distinct corporate cultures. In addition, acquired companies may have liabilities that it failed, or were unable, to discover in the course of performing due diligence investigations. Precision cannot assure you that the indemnification granted by sellers of acquired companies will be sufficient in amount, scope or duration to fully offset the possible liabilities associated with businesses or properties it assumes upon consummation of an acquisition. Precision may learn additional information about its acquired businesses that could have a material adverse effect on Precision, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws. Any such liabilities, individually or in the aggregate, could have a material adverse effect on its business. Failure to successfully manage the operational challenges and risks associated with, or resulting from, acquisitions could adversely affect Precision’s results of operations, cash flows and liquidity. Borrowings or issuances of convertible securities associated with these acquisitions may also result in higher levels of indebtedness, which could adversely impact Precision’s ability to service its debt within the scheduled repayment terms.

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RISKS RELATED TO HELOMICS

Helomics molecular diagnostics business has limited revenue, and Helomics expects to incur net losses for the foreseeable future and Helomics may never achieve or sustain profitability.

The revenue generated from Helomics’ molecular diagnostics business was $215,055, for the six months ended June 30, 2018 and for the same fiscal period, Helomics’ molecular diagnostics business had operating losses of approximately $3.0 million. Although Helomics expects the revenue generated from Helomics’ molecular diagnostics business to grow in the future, there can be no assurance that Helomics will achieve revenue sufficient to offset expenses. Additionally, Helomics is engaged in activities to expand and diversify its revenue base. Helomics expects that a significant portion of Helomics revenue will come from certain service efforts being offered to pharmaceutical, diagnostic and biotech companies as well as academic institutions. Helomics’ business may never achieve or sustain profitability, and Helomics’ failure to achieve and sustain profitability in the future could have a material adverse effect on Helomics’ business, financial condition and results of operations.

Helomics has a limited operating history as a molecular diagnostics company, which may make it difficult to evaluate the success of Helomics’ business to date and to assess Helomics’ future viability.

Helomics has a limited operating history as a molecular diagnostics company, which may make it difficult to evaluate the success of Helomics’ business to date and to assess its future viability.

If one or more significant payors stops providing reimbursement or decreases the amount of reimbursement for Helomics’ molecular diagnostic tests, Helomics’ revenue could decline.

Although Helomics has entered into contracts with certain third-party payors which establish in-network allowable rates of reimbursement for its molecular diagnostic tests, payors may suspend or discontinue reimbursement at any time, may require or increase co-payments from patients, or may reduce the reimbursement rates paid to Helomics. Any such actions could have a negative effect on Helomics’ revenue.

If payors do not provide reimbursement, rescind or modify their reimbursement policies or delay payments for Helomics’ tests, or if Helomics is unable to successfully negotiate additional reimbursement contracts, Helomics’ commercial success could be compromised.

Physicians may generally not order Helomics’ tests unless payors reimburse a substantial portion of the test price. There is uncertainty concerning third-party reimbursement of any test incorporating new molecular diagnostic technology. Reimbursement by a payor may depend on a number of factors, including a payor’s determination that tests such as Helomics’ molecular diagnostic tests are: (a) not experimental or investigational; (b) pre-authorized and appropriate for the patient; (c) cost-effective; (d) supported by peer-reviewed publications; and (e) included in clinical practice guidelines. Since each payor makes its own decision as to whether to establish a policy or enter into a contract to reimburse Helomics’ tests, seeking these approvals is a time-consuming and costly process. Also, payor consolidation is underway and creates uncertainty as to whether coverage and contracts with existing payors will remain in effect. Finally, commercial payors may tie their allowable rates to Medicare rates, and should Medicare reduce their rates, Helomics may be negatively impacted. If Helomics fails to establish broad adoption of and reimbursement for its molecular diagnostic tests, or if Helomics is unable to maintain existing reimbursement from payors, its ability to generate revenue could be harmed and this could have a material adverse effect on Helomics’ business, financial condition and results of operations.

Helomics may experience limits on its revenue if physicians decide not to order its molecular diagnostic tests.

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If Helomics is unable to create or maintain demand for its molecular diagnostic tests in sufficient volume, it may not become profitable. To generate demand, Helomics will need to continue to educate physicians and the medical community on the value and benefits of its molecular diagnostic tests in order to change clinical practices through published papers, presentations at scientific conferences and one-on-one education by Helomics’ internal sales force. In addition, Helomics’ ability to obtain and maintain adequate reimbursement from third-party payors will be critical to generating revenue. In many cases, practice guidelines in the United States have recommended therapies or surgery to determine if a patient’s condition is malignant or benign. Accordingly, physicians may be reluctant to order a diagnostic test that may suggest surgery is unnecessary. In addition, Helomics’ molecular diagnostic tests are performed at Helomics’ laboratories rather than by a pathologist in a local laboratory, so pathologists may be reluctant to support Helomics’ molecular diagnostic tests. In addition, guidelines for the diagnosis and treatment of thyroid nodules may change to recommend another type of treatment protocol, and these changes may result in medical practitioners deciding not to use Helomics’ molecular diagnostic tests. These facts may make physicians reluctant to convert to using Helomics’ molecular diagnostic tests, which could limit Helomics’ ability to generate revenue and achieve profitability which could have a material adverse effect on its business, financial condition and results of operations.

Helomics may experience limits on its revenue if patients decide not to use its molecular diagnostic tests.

Some patients may decide not to use Helomics’ molecular diagnostic tests due to price, all or part of which may be payable directly by the patient if the patient’s insurer denies reimbursement in full or in part. Many insurers seek to shift more of the cost of healthcare to patients in the form of higher co-payments or premiums. In addition, the current economic environment in the United States has and may continue to result in the loss of healthcare coverage. Implementation of provisions of the Patient Protection and Affordable Care Act, or PPACA (also known as the Affordable Care Act) also resulted in the loss of health insurance, and increases in premiums and reductions in coverage, for some patients. These events may result in patients delaying or forgoing medical checkups or treatment due to their inability to pay for Helomics’ test, which could have an adverse effect on Helomics’ revenue.

If Helomics’ sales efforts are less successful than anticipated, its business expansion plans, including its service offerings, could suffer and its ability to generate revenues could be diminished. In addition, Helomics has limited history selling its molecular diagnostics tests on a direct basis and Helomics’ limited history makes forecasting difficult.

If Helomics’ sales efforts are not successful, or new additions to its sales initiatives fail to gain traction among customers, Helomics may not be able to increase market awareness and sales of its molecular diagnostic tests or its service offerings. If Helomics fails to establish its molecular diagnostic tests in the marketplace, it could have a negative effect on its ability to sell subsequent molecular diagnostic tests and hinder the desired expansion of its business. Helomics has limited historical experience forecasting the direct sales of its molecular diagnostics products and service offerings. Helomics’ ability to produce product quantities that meet customer demand is dependent upon its ability to forecast accurately and plan production and processing accordingly.

Helomics relies on sole suppliers for some of the materials used in its molecular diagnostic tests, and it may not be able to find replacements or transition to alternative suppliers in a timely manner.

Helomics relies on sole suppliers for certain materials that it uses to perform its molecular diagnostic tests. Helomics also purchases reagents used in its molecular diagnostic tests from sole-source suppliers. While Helomics has developed alternate sourcing strategies for these materials and vendors, Helomics cannot be certain whether these strategies will be effective or the alternative sources will be available in a timely manner. If these suppliers can no longer provide Helomics with the materials it needs to perform its molecular diagnostic tests, if the materials do not meet its quality specifications, or if it cannot obtain acceptable substitute materials, an interruption in molecular diagnostic test processing could occur. Any such interruption may directly impact Helomics’ revenue and cause it to incur higher costs.

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Helomics may experience problems in scaling its operations, or delays or reagent and supply shortages that could limit the growth of its revenue.

If Helomics encounters difficulties in scaling its operations as a result of, among other things, quality control and quality assurance issues and availability of reagents and raw material supplies, it will likely experience reduced sales of its molecular diagnostic tests, increased repair or re-engineering costs, and defects and increased expenses due to switching to alternate suppliers, any of which would reduce Helomics’ revenues and gross margins. Although Helomics attempts to match its capabilities to estimates of marketplace demand, to the extent demand materially varies from Helomics’ estimates, Helomics may experience constraints in its operations and delivery capacity, which could adversely impact revenue in a given fiscal period. Should Helomics’ need for raw materials and reagents used in its molecular diagnostic tests fluctuate, Helomics could incur additional costs associated with either expediting or postponing delivery of those materials or reagents.

If Helomics’ is unable to support demand for its molecular diagnostic tests or any of its future tests or solutions, Helomics’ business could suffer.

As demand for Helomics’ molecular diagnostic tests grow, Helomics will need to continue to scale its testing capacity and processing technology, expand customer service, billing and systems processes and enhance its internal quality assurance program. Helomics will also need additional certified laboratory scientists and other scientific and technical personnel to process higher volumes of its molecular diagnostic tests. Helomics cannot guarantee that increases in scale, related improvements and quality assurance will be implemented successfully or that appropriate personnel will be available. Failure to implement necessary procedures, transition to new processes or hire the necessary personnel could result in higher costs of processing tests or inability to meet demand. There can be no assurance that Helomics will be able to perform its testing on a timely basis at a level consistent with demand, or that Helomics’ efforts to scale its operations will not negatively affect the quality of test results. If Helomics encounters difficulty meeting market demand or quality standards, its reputation could be harmed, and its future prospects and business could suffer, causing a material adverse effect on Helomics’ business, financial condition and results of operations.

If Helomics is unable to compete successfully, Helomics may be unable to increase or sustain its revenue or achieve profitability.

Helomics competes with physicians and the medical community who use traditional diagnostic methods. In many cases, practice guidelines in the United States have recommended therapies or surgery to determine if a patient’s condition is malignant or benign. As a result, Helomics believes that it will need to continue to educate physicians and the medical community on the value and benefits of its molecular diagnostic tests in order to change clinical practices. In addition, Helomics faces competition from other companies that offer diagnostic tests. It is also possible that Helomics faces future competition from laboratory-developed tests, or LDTs, developed by commercial laboratories such as Quest and/or other diagnostic companies developing new molecular diagnostic tests or technologies. Furthermore, Helomics may be subject to competition as a result of the new, unforeseen technologies that can be developed by Helomics’ competitors in its diagnostic tests space.

To compete successfully Helomics must be able to demonstrate, among other things, that its molecular diagnostic test results are accurate and cost effective, and Helomics must secure a meaningful level of reimbursement for its tests. Many of Helomics’ potential competitors have stronger brand recognition and greater financial capabilities than Helomics does. Others may develop a test with a lower price than Helomics’ that could be viewed by physicians and payors as functionally equivalent to Helomics’ molecular diagnostic tests or offer a test at prices designed to promote market penetration, which could force Helomics to lower the price of its molecular diagnostic tests and affect its ability to achieve and maintain profitability. If Helomics is unable to compete successfully against current and future competitors, it may be unable to increase market acceptance of its molecular diagnostic tests and overall sales, which could prevent Helomics from increasing its revenue or achieving profitability and cause the market price of its common stock to decline. As Helomics adds new molecular diagnostic tests and services, it will face many of these same competitive risks for these new molecular diagnostic tests and services.

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Developing new molecular diagnostic tests involves a lengthy and complex process, and Helomics may not be able to commercialize on a timely basis, or at all, other molecular diagnostic tests Helomics is developing. Developing new molecular diagnostic tests and solutions will require Helomics to devote considerable resources to research and development. Helomics may face challenges obtaining sufficient numbers of samples to validate a newly acquired or developed molecular diagnostic test. In order to develop and commercialize new molecular diagnostic tests, Helomics needs to:

•	expend significant funds to conduct substantial research and development;

•	conduct successful analytical and clinical studies;

•	scale Helomics’ laboratory processes to accommodate new molecular diagnostic tests; and

•	build the commercial infrastructure to market and sell new molecular diagnostic tests.

Typically, few research and development projects result in commercial products, and success in early clinical studies often is not replicated in later studies. At any point, Helomics may abandon development of a molecular diagnostic test or Helomics may be required to expend considerable resources repeating clinical studies, which would adversely affect the timing for generating revenue from such test. If a clinical validation study fails to demonstrate the prospectively defined endpoints of the study or if Helomics fails to sufficiently demonstrate analytical validity, Helomics might choose to abandon the development of the molecular diagnostic test, which could harm its business. In addition, competitors may develop and commercialize new competing molecular diagnostic tests faster than Helomics or at a lower cost, which could have a material adverse effect on Helomics’ business, financial condition and results of operations.

If Helomics is unable to develop or acquire molecular diagnostic tests to keep pace with rapid technological, medical and scientific change, its operating results and competitive position could be affected.

Recently, there have been numerous advances in technologies relating to diagnostics, particularly diagnostics that are based on genomic information. These advances require Helomics to continuously develop its technology and to work to develop new solutions to keep pace with evolving standards of care. Helomics’ solutions could become obsolete unless it continually innovates and expands its product offerings to include new clinical applications. If Helomics is unable to develop or acquire new molecular diagnostic tests or to demonstrate the applicability of its molecular diagnostic tests for other diseases, Helomics’ sales could decline and its competitive position could be harmed.

If the United States Food and Drug Administration (“FDA”) begins to enforce regulation of Helomics’ molecular diagnostic tests, Helomics could incur substantial costs and delays associated with trying to obtain pre-market clearance or approval and costs associated with complying with post-market requirements.

Clinical laboratory tests like Helomics’ molecular diagnostic tests are regulated under CLIA as well as by applicable state laws. Most Laboratory Developed Tests (“LDTs”) are currently not subject to the FDA’s, regulation (although reagents, instruments, software or components provided by third parties and used to perform LDTs may be subject to regulation). In October 2014, the FDA issued two draft guidance documents: “Framework for Regulatory Oversight of Laboratory Developed Tests”, which provides an overview of how the FDA would regulate LDTs through a risk-based approach, and “FDA Notification and Medical Device Reporting for Laboratory Developed Tests”, which provides guidance on how the FDA intends to collect information on existing LDTs, including adverse event reports. On January 13, 2017, the FDA also issued a discussion paper on LDTs. Pursuant to the Framework for Regulatory Oversight draft guidance, LDT manufacturers would be subject to medical device registration, listing, and adverse event reporting requirements. The risk-based classification considers the LDT’s intended use, technological characteristics, and the risk to patients if the LDT were to fail. The FDA has indicated in its guidance that screening devices for malignant cancers are LDTs of higher concern to the FDA and for which enforcement of pre-market and post-market review requirements would likely commence before other LDT types.

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Pursuant to the Framework for Regulatory Oversight draft guidance, LDT manufacturers would be required to either submit a pre-market application and receive the FDA’s approval before an LDT may be marketed or submit a pre-market notification in advance of marketing. These requirements would be phased in, starting with higher risk LDTs, following the issuance of the FDA’s final guidance on this topic, which the FDA has identified as a priority. The draft guidance provides that LDTs that are already marketed at the time the final guidance is issued would not be withdrawn from the market during the FDA’s review process. There is no timeframe within which the FDA must issue its final guidance, but issuance of this final guidance has been identified among a list of the FDA’s priorities for 2016. As of the date of the filing of this proxy statement/prospectus/information statement, the FDA has not issued its final guidance. How the final guidance would affect Helomics’ business is not yet known. Helomics cannot provide any assurance that the FDA regulation will not be required in the future for its tests, whether through additional guidance or regulations issued by the FDA, new enforcement policies adopted by the FDA or new legislation enacted by Congress. It is possible that legislation will be enacted into law, regulations could be promulgated, or guidance could be issued by the FDA which may result in increased regulatory burdens for Helomics to continue to offer its molecular diagnostic tests or to develop and introduce new tests. Helomics cannot predict the timing or content of future legislation enacted, regulations promulgated, or guidance issued regarding LDTs, or how it will affect Helomics’ business.

If pre-market review is required by the FDA or if Helomics decides to voluntarily pursue the FDA’s pre-market review of Helomics’ tests, there can be no assurance that Helomics’ molecular diagnostic tests or any tests Helomics may develop or acquire in the future will be cleared or approved on a timely basis, if at all, nor can there be assurance that labeling claims will be consistent with Helomics’ current claims or adequate to support continued adoption of and reimbursement for its tests. If pre-market review is required, Helomics’ business could be negatively impacted as a result of commercial delay that may be caused by the new requirements. The cost of conducting clinical trials and otherwise developing data and information to support pre-market applications may be significant. If Helomics is required to submit applications for its currently-marketed tests, Helomics may be required to conduct additional studies, which may be time-consuming and costly and could result in Helomics’ currently-marketed tests being withdrawn from the market. If Helomics’ tests are allowed to remain on the market but there is uncertainty in the marketplace about its tests, if Helomics is required by the FDA to label them investigational, or if labeling claims the FDA allows Helomics to make are limited, orders may decline, and reimbursement may be adversely affected. Continued compliance with the FDA’s regulations would increase the cost of conducting Helomics’ business, and subject Helomics to heightened regulation by the FDA and penalties for failure to comply with these requirements. Helomics cannot predict the timing or form of any such guidance or regulation, or the potential effect on Helomics’ existing molecular diagnostic tests or Helomics’ tests in development, or the potential impact of such guidance or regulation on Helomics’ business, financial condition and results of operations.

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If Helomics fails to comply with Federal, State and foreign laboratory licensing requirements, Helomics could lose the ability to perform its tests or experience disruptions to Helomics’ business.

Helomics is subject to Clinical Laboratory Improvement Amendments (“CLIA”), a Federal law that regulates clinical laboratories that perform testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease. CLIA regulations mandate specific standards in the areas of personnel qualifications, administration, and participation in proficiency testing, patient test management and quality assurance. CLIA certification is also required in order for Helomics to be eligible to bill Federal and State healthcare programs, as well as many private third-party payors, for its molecular diagnostic tests. To renew these certifications, Helomics is subject to survey and inspection every two years. Moreover, CLIA inspectors may make random inspections of Helomics’ clinical reference laboratories. Helomics is also required to maintain State licenses to conduct testing in its Pittsburgh, Pennsylvania laboratories. Pennsylvania laws require that Helomics maintain a license and establish standards for the day-to-day operation of Helomics’ clinical reference laboratory in Pittsburgh, Pennsylvania. In addition, Helomics’ Pittsburgh and New Haven laboratories are required to be licensed on a test-specific basis by certain other states. If Helomics were unable to obtain or lose its CLIA certificate or State licenses for its laboratories, whether as a result of revocation, suspension or limitation, Helomics would no longer be able to perform its molecular diagnostic tests, which could have a material adverse effect on Helomics’ business, financial condition and results of operations. If Helomics were to lose its licenses issued by the States in which Helomics is required to hold licenses, Helomics would not be able to test specimens from those States. New molecular diagnostic tests Helomics may develop may be subject to new approvals by governmental bodies, and Helomics may not be able to offer its new molecular diagnostic tests to patients in such jurisdictions until such approvals are received.

Complying with numerous statutes and regulations pertaining to Helomics’ molecular diagnostics business is an expensive and time-consuming process, and any failure to comply could result in substantial penalties.

Helomics is subject to regulation by both the Federal government and the States in which Helomics conducts its molecular diagnostics business, including:

•	The Food, Drug and Cosmetic Act, as supplemented by various other statutes;

•	The Prescription Drug Marketing Act of 1987, the amendments thereto, and the regulations promulgated thereunder and contained in 21 C.F.R. Parts 203 and 205, or the PDMA;

•	CLIA and State licensing requirements;

•	Manufacturing and promotion laws;

•	Medicare billing and payment regulations applicable to clinical laboratories;

•	The Federal Anti-Kickback Statute, which prohibits knowingly and willfully offering, paying, soliciting, or receiving remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for, or recommending of an item or service that is reimbursable, in whole or in part, by a Federal healthcare program;

•	The Federal Stark physician self-referral law (and state equivalents), which prohibits a physician from making a referral for certain designated health services covered by the Medicare program, including laboratory and pathology services, if the physician or an immediate family member has a financial relationship with the entity providing the designated health services, unless the financial relationship falls within an applicable exception to the prohibition;

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•	The Federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which established comprehensive federal standards with respect to the privacy and security of protected health information and requirements for the use of certain standardized electronic transactions, and amendments made in 2013 to HIPAA under the Health Information Technology for Economic and Clinical Health Act, which strengthen and expand HIPAA privacy and security compliance requirements, increase penalties for violators, extend enforcement authority to state attorneys general, and impose requirements for breach notification;

•	The Federal Civil Monetary Penalties Law, which prohibits, among other things, the offering or transfer of remuneration to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state healthcare program, unless an exception applies;

•	The Federal False Claims Act, which imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment to the federal government;

•	Other Federal and State fraud and abuse laws, prohibitions on self-referral, fee-splitting restrictions, prohibitions on the provision of products at no or discounted cost to induce physician or patient adoption, and false claims acts, which may extend to services reimbursable by any third-party payor, including private insurers;

•	The prohibition on reassignment of Medicare claims, which, subject to certain exceptions, precludes the reassignment of Medicare claims to any other party;

•	The rules regarding billing for diagnostic tests reimbursable by the Medicare program, which prohibit a physician or other supplier from marking up the price of the technical component or professional component of a diagnostic test ordered by the physician or other supplier and supervised or performed by a physician who does not “share a practice” with the billing physician or supplier; and

•	State laws that prohibit other specified practices related to billing such as billing physicians for testing that they order, waiving coinsurance, co-payments, deductibles, and other amounts owed by patients, and billing a State Medicaid program at a price that is higher than what is charged to other payors.

Helomics has implemented policies and procedures designed to comply with these laws and regulations. Helomics periodically conducts internal reviews of its compliance with these laws. Helomics’ compliance is also subject to governmental review. The growth of Helomics’ business may increase the potential of violating these laws, regulations or Helomics’ internal policies and procedures. The risk of Helomics being found in violation of these or other laws and regulations is further increased by the fact that many have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Violations of Federal or State regulations may incur investigation or enforcement action by the FDA, Department of Justice, State agencies, or other legal authorities, and may result in substantial civil, criminal, or other sanctions. Any action brought against Helomics for violation of these or other laws or regulations, even if Helomics successfully defend against it, could cause Helomics to incur significant legal expenses and divert Helomics’ managements’ attention from the operation of its business. If Helomics’ operations are found to be in violation of any of these laws and regulations, Helomics may be subject to civil and criminal penalties, damages and fines, Helomics could be required to refund payments received by it, Helomics could face possible exclusion from Medicare, Medicaid and other Federal or State healthcare programs and Helomics could even be required to cease its operations. Any of the foregoing consequences could have a material adverse effect on Helomics’ business, financial condition and results of operations.

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If Helomics uses hazardous materials in a manner that causes contamination or injury, Helomics could be liable for resulting damages.

Helomics is subject to Federal, State and local laws, rules and regulations governing the use, discharge, storage, handling and disposal of biological material, chemicals and waste. Helomics cannot eliminate the risk of accidental contamination or injury to employees or third parties from the use, storage, handling or disposal of these materials. In the event of contamination or injury, Helomics could be held liable for any resulting damages, remediation costs and any related penalties or fines, and any liability could exceed Helomics’ resources or any applicable insurance coverage Helomics may have. The cost of compliance with these laws and regulations may become significant, and Helomics’ failure to comply may result in substantial fines or other consequences, and either could have a significant impact on Helomics’ operating results.

Security breaches, loss of data and other disruptions to Helomics or its third-party service providers could compromise sensitive information related to Helomics’ business or prevent Helomics from accessing critical information and expose it to liability, which could adversely affect Helomics’ business and reputation.

Helomics’ business requires that Helomics and its third-party service providers collect and store sensitive data, including legally protected health information, personally identifiable information about patients, credit card information, and Helomics’ proprietary business and financial information. Helomics faces a number of risks relative to Helomics’ protection of, and Helomics’ service providers’ protection of, this critical information, including loss of access, inappropriate disclosure and inappropriate access, as well as risks associated with Helomics’ ability to identify and audit such events. The secure processing, storage, maintenance and transmission of this critical information are vital to Helomics’ operations and business strategy, and Helomics devotes significant resources to protecting such information. Although Helomics takes measures to protect sensitive information from unauthorized access or disclosure, Helomics’ information technology and infrastructure may be vulnerable to attacks by hackers or viruses or otherwise breached due to employee error, malfeasance or other activities. While Helomics has not experienced any such attack or breach, if such event would occur and cause interruptions in Helomics’ operations, Helomics’ networks would be compromised and the information Helomics stores on those networks could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Unauthorized access, loss or dissemination could disrupt Helomics’ operations, including Helomics’ ability to process tests, provide test results, bill payors or patients, process claims, provide customer assistance services, conduct research and development activities, collect, process and prepare company financial information, provide information about Helomics’ solution and other patient and physician education and outreach efforts, manage the administrative aspects of Helomics’ business and damage Helomics’ reputation, any of which could adversely affect Helomics’ business. In addition, the interpretation and application of consumer, health-related and data protection laws in the United States are often uncertain, contradictory and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with Helomics’ practices. Complying with these various laws could cause Helomics to incur substantial costs or require Helomics to change its business practices, systems and compliance procedures in a manner adverse to Helomics’ business.

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If Helomics is sued for product liability or errors and omissions liability, Helomics could face substantial liabilities that exceed its resources.

The marketing, sale and use of Helomics’ molecular diagnostic tests could lead to product liability claims if someone were to allege that the molecular diagnostic test failed to perform as it was designed. Helomics may also be subject to liability for errors in the results Helomics provides to physicians or for a misunderstanding of, or inappropriate reliance upon, the information Helomics provides. A product liability or errors and omissions liability claim could result in substantial damages and be costly and time consuming for Helomics to defend. Although Helomics maintains product liability and errors and omissions insurance, Helomics cannot be certain that its insurance would fully protect it from the financial impact of defending against these types of claims or any judgments, fines or settlement costs arising out of such claims. Any product liability or errors and omissions liability claim brought against Helomics, with or without merit, could increase its insurance rates or prevent it from securing insurance coverage in the future. Additionally, any product liability lawsuit could cause injury to Helomics’ reputation or cause Helomics to suspend sales of its products and solutions. The occurrence of any of these events could have a material adverse effect on Helomics’ business, financial condition and results of operations.

Billing for Helomics’ diagnostic solutions is complex, and Helomics must dedicate substantial time and resources to the billing process to be paid for its molecular diagnostic tests.

Billing for clinical laboratory testing services is complex, time consuming and expensive. Depending on the billing arrangement and applicable law, Helomics bills various payors, including Medicare, insurance companies and patients, all of which have different billing requirements. To the extent laws or contracts require Helomics to bill patient co-payments or co-insurance, Helomics must also comply with these requirements. Helomics may also face increased risk in its collection efforts, including write-offs of doubtful accounts and long collection cycles, which could have a material adverse effect on Helomics’ business, results of operations and financial condition. Among others, the following factors make the billing process complex:

•	differences between the list price for Helomics’ molecular diagnostic tests and the reimbursement rates of payors;

•	compliance with complex Federal and State regulations related to billing Medicare;

•	disputes among payors as to which party is responsible for payment;

•	differences in coverage among payors and the effect of patient co-payments or co-insurance;

•	differences in information and billing requirements among payors;

•	incorrect or missing billing information; and

•	the resources required to manage the billing and claims appeals process.

As Helomics introduces new molecular diagnostic tests, Helomics will need to add new codes to Helomics’ billing process as well as Helomics’ financial reporting systems. Failure or delays in effecting these changes in external billing and internal systems and processes could negatively affect Helomics’ revenue and cash flow. Additionally, Helomics’ billing activities require it to implement compliance procedures and oversight, train and monitor its employees, challenge coverage and payment denials, assist patients in appealing claims, and undertake internal audits to evaluate compliance with applicable laws and regulations as well as internal compliance policies and procedures. Payors also conduct external audits to evaluate payments, which add further complexity to the billing process. These billing complexities, and the related uncertainty in obtaining payment for Helomics’ diagnostic solution, could negatively affect Helomics’ revenue and cash flow, Helomics’ ability to achieve profitability, and the consistency and comparability of Helomics’ results of operations.

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Helomics relies on a third-party to process and transmit claims to payors, and any delay in either could have an adverse effect on Helomics’ revenue.

Helomics relies on a third-party provider to provide overall processing of claims and to transmit the actual claims to payors based on the specific payor billing format. If claims for Helomics’ molecular diagnostic tests are not submitted to payors on a timely basis, or if Helomics is required to switch to a different provider to handle claim submissions, Helomics may experience delays in its ability to process these claims and receipt of payments from payors, which could have a material adverse effect on Helomics’ business, financial condition and results of operations.

Enacted healthcare reform legislation may increase Helomics’ costs, impair Helomics’ ability to adjust its pricing to match any such increased costs, and therefore could materially and adversely affect its business, financial condition and results of operations.

PPACA entails sweeping healthcare reforms with staggered effective dates from 2010 through 2018, although certain of these effective dates have been delayed by action of the current administration. While some guidance has been issued under PPACA over the past several years, many provisions in PPACA require the issuance of additional guidance from the U.S. Department of Labor, the Internal Revenue Service, the U.S. Department of Health & Human Services, and State governments.  This reform includes, but is not limited to: the implementation of a small business tax credit; required changes in the design of Helomics’ healthcare policy including providing insurance coverage to part-time workers working on average thirty (30) or more hours per week; “grandfathering” provisions for existing policies; “pay or play” requirements; a “Cadillac plan” excise tax; and specifically required “essential benefits,” that must be included in “qualified plans,” which benefits include coverage for laboratory tests.

Effective January 1, 2014, each State was required to participate in the PPACA marketplace and make health insurance coverage available for purchase by eligible individuals through a website. While these websites were subject to significant administrative issues leading up to their inception dates (and, in some cases, thereafter), it is currently estimated that in excess of 11 million individuals nationwide had enrolled in health insurance coverage through these exchanges as of the end of 2015. It is unclear, however, how many of these individuals are becoming insured after previously not having health insurance coverage, versus maintaining their plans purchased on the exchanges in 2014 or switching from other health insurance plans.

PPACA also requires “Applicable Manufacturers” to disclose to the Secretary of the Department of Health & Human Services drug sample distributions and certain payments or transfers of value to covered recipients (physicians and teaching hospitals) on an annual basis. “Applicable Manufacturers” and “Applicable Group Purchasing Organizations” must also disclose certain physician ownership or investment interests. The data submitted will ultimately be made available on a public website. Based upon the structure of Helomics’ relationship with its clients, Helomics may be included in the definition of “Applicable Manufacturer” for purposes of the disclosure requirements or may provide services that include the transfer of drug samples and/or other items of value to covered recipients. As such, Helomics may be required to disclose or provide information that is subject to disclosure. There may be certain risks and penalties associated with the failure to properly make such disclosures, including but not limited to the specific civil liabilities set forth in PPACA, which allows for a maximum civil monetary penalty per “Applicable Manufacturer” of $1,150,000 per year. There may be additional risks and claims made by third parties derived from an improper disclosure that are difficult to ascertain at this time.

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While PPACA may increase the number of patients who have insurance coverage, its cost containment measures could also adversely affect reimbursement for any of Helomics’ molecular diagnostic tests. Cost control initiatives also could decrease the price that Helomics’ receives for any molecular diagnostic tests Helomics may develop in the future. If Helomics’ molecular diagnostic tests are not considered cost-effective or if Helomics is unable to generate adequate third-party reimbursement for the users of its molecular diagnostic tests, then Helomics may be unable to maintain revenue streams sufficient to realize its targeted return on investment for its molecular diagnostic tests.

Helomics is currently unable to determine the long-term, direct or indirect impact of such legislation on its business. Since the effect of many of the provisions of PPACA may not be determinable for a number of years, Helomics does not expect PPACA to have a material adverse impact on its near term results of operations.  However, healthcare reform as mandated and implemented under PPACA and any future Federal or State mandated healthcare reform could materially and adversely affect its business, financial condition and operations by increasing Helomics’ operating costs, including its costs of providing health insurance to Helomics’ employees, decreasing Helomics’ revenue, impeding Helomics’ ability to attract and retain customers, requiring changes to Helomics’ business model, or causing Helomics to lose certain current competitive advantages.

Changes in governmental regulation could negatively impact Helomics’ business operations and increase its costs.

The pharmaceutical, biotechnology and healthcare industries are subject to a high degree of governmental regulation.  Significant changes in these regulations affecting Helomics’ business could result in the imposition of additional restrictions on Helomics’ business, additional costs to Helomics in providing Helomics’ molecular diagnostic tests to its customers or otherwise negatively impact Helomics’ business operations.  Changes in governmental regulations mandating price controls and limitations on patient access to Helomics’ products could also reduce, eliminate or otherwise negatively impact Helomics’ sales.

If Helomics does not increase its revenues and successfully manage the size of its operations, Helomics’ business, financial condition and results of operations could be materially and adversely affected.

The majority of Helomics’ operating expenses are personnel-related costs such as employee compensation and benefits, reagents and disposable supplies as well as the cost of infrastructure to support Helomics’ operations, including facility space and equipment.  Helomics continuously reviews its personnel to determine whether it are fully utilizing their services.   If Helomics is unable to achieve revenue growth in the future or fail to adjust its cost infrastructure to the appropriate level to support its revenues, Helomics’ business, financial condition and results of operations could be materially and adversely affected.

If Helomics research and development (R&D) efforts for its TruTumor and D-CHIP artificial intelligence platform (AI) take longer than expected the commercial revenues from the service offerings that use these platforms could also be delayed.

Helomics CRO business offers various services to pharma, diagnostics and biotech companies. These services use its TruTumor Patient derived tumor platform and its D-CHIP AI platform. These platforms are the subject of active R&D to further improve and validate them for commercial use in order to help Helomics’ clients in their drug discovery, biomarker and clinical trial activities. Helomics could face delays in this R&D, for example; Helomics may not be able to secure access to and approval to use clinical data from academic hospital partners required to validate the D-CHIP platform in a timely manner; clinical testing volume (number of specimens coming to Helomics for testing) may not grow sufficiently to drive data generation for D-CHIP as well as further development of the TruTumor platform; patient consent to use the patient’s data and tumor material for R&D may not be sufficient to support Helomics R&D; Helomics may not be able to attract and retain the appropriately qualified staff to perform the necessary R&D. Helomics has a limited operating history with the CRO and Informatics business which makes it difficult to forecast the revenue of these business units. While Helomics is committed to the buildout of both the CRO and D-CHIP services for the long term, the company cannot predict at this time, with any certainty, the future viability of either business unit.

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If Helomics’ information technology and communications systems fail or Helomics experiences a significant interruption in its operation, its reputation, business and results of operations could be materially and adversely affected.

The efficient operation of Helomics’ business is dependent on Helomics’ information technology and communications systems.  The failure of these systems to operate as anticipated could disrupt its business and result in decreased revenue and increased overhead costs.  In addition, Helomics does not have complete redundancy for all of its systems and its disaster recovery planning cannot account for all eventualities.  Helomics’ information technology and communications systems, including the information technology systems and services that are maintained by third party vendors, are vulnerable to damage or interruption from natural disasters, fire, terrorist attacks, malicious attacks by computer viruses or hackers, power loss or failure of computer systems, Internet, telecommunications or data networks.  If these systems or services become unavailable or suffer a security breach, Helomics may expend significant resources to address these problems, and Helomics’ reputation, business and results of operations could be materially and adversely affected.

If Helomics is unable to protect its intellectual property effectively, Helomics’ business would be harmed.

Helomics relies on patent protection as well as trademark, trade secret and other intellectual property rights protection and contractual restrictions to protect Helomics’ proprietary technology. If Helomics’ fails to protect its intellectual property, third parties may be able to compete more effectively against it and Helomics may incur substantial litigation costs in its attempts to recover or restrict use of its intellectual property. While Helomics applies for patents covering its products and technologies and uses thereof, Helomics may fail to apply for patents on important products and technologies in a timely fashion or at all, or Helomics may fail to apply for patents in relevant jurisdictions. Others could seek to design around Helomics’ current or future patented technologies. Helomics may not be successful in defending any challenges made against Helomics’ patents or patent applications. Any successful third-party challenge to Helomics’ patents could result in the unenforceability or invalidity of such patents and increased competition to Helomics’ business. The outcome of patent litigation can be uncertain and any attempt by Helomics to enforce its patent rights against others may not be successful, or, if successful, may take substantial time and result in substantial cost, and may divert Helomics’ efforts and attention from other aspects of its business.

Monitoring unauthorized disclosure is difficult, and Helomics does not know whether the steps Helomics has taken to prevent such disclosure are, or will be, adequate. If Helomics were to enforce a claim that a third-party had illegally obtained and was using its trade secrets, it would be expensive and time consuming, and the outcome would be unpredictable. Further, competitors could willfully infringe Helomics’ intellectual property rights, design around its protected technology or develop their own competitive technologies that arguably fall outside of Helomics’ intellectual property rights. Others may independently develop similar or alternative products and technologies or replicate any of Helomics’ products and technologies. If Helomics’ intellectual property does not adequately protect it against competitors’ products and methods, Helomics’ competitive position could be adversely affected, as could Helomics’ business and the results of its operations. To the extent Helomics’ intellectual property offers inadequate protection, or is found to be invalid or unenforceable, Helomics would be exposed to a greater risk of competition. If Helomics’ intellectual property does not provide adequate coverage of its competitors’ products, Helomics’ competitive position could be adversely affected, as could its overall business. Both the patent application process and the process of managing patent disputes can be time consuming and expensive.

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Helomics may be involved in litigation related to intellectual property, which could be time-intensive and costly and may adversely affect its business, operating results or financial condition.

Helomics may receive notices of claims of direct or indirect infringement or misappropriation or misuse of other parties’ proprietary rights from time to time and some of these claims may lead to litigation. Helomics cannot assume that it will prevail in such actions, or that other actions alleging misappropriation or misuse by Helomics of third-party trade secrets, infringement by Helomics of third-party patents and trademarks or other rights, or the validity of Helomics’ patents, trademarks or other rights, will not be asserted or prosecuted against it. Helomics might not have been the first to make the inventions covered by each of Helomics’ pending patent applications and Helomics might not have been the first to file patent applications for these inventions. No assurance can be given that other patent applications will not have priority over Helomics’ patent applications. If third parties bring these proceedings against Helomics’ patents, Helomics could incur significant costs and experience management distraction. Litigation may be necessary for Helomics to enforce its patents and proprietary rights or to determine the scope, coverage and validity of the proprietary rights of others. The outcome of any litigation or other proceeding is inherently uncertain and might not be favorable to Helomics, and Helomics might not be able to obtain licenses to technology that it requires on acceptable terms or at all. In addition, if Helomics resorts to legal proceedings to enforce its intellectual property rights or to determine the validity, scope and coverage of the intellectual property or other proprietary rights of others, the proceedings could be burdensome and expensive, even if Helomics were to prevail. Any litigation that may be necessary in the future could result in substantial costs and diversion of resources and could have a material adverse effect on Helomics’ business, financial condition and operating results.

In the event of a successful claim of infringement against Helomics, Helomics may be required to pay damages and ongoing royalties, and obtain one or more licenses from third parties, or be prohibited from selling its products. Helomics may not be able to obtain these licenses on acceptable terms, if at all. Helomics could incur substantial costs related to royalty payments for licenses obtained from third parties, which could negatively affect Helomics’ financial results. In addition, Helomics’ agreements with some of its customers, suppliers or other entities with whom Helomics’ does business require it to defend or indemnify these parties to the extent they become involved in infringement claims, including the types of claims described above. If Helomics is required or agrees to defend or indemnify third parties in connection with any infringement claims, Helomics could incur significant costs and expenses that could have a material adverse effect on Helomics’ business, financial condition, and results of operations.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus/information statement and the documents incorporated by reference into this proxy statement/prospectus/information statement contain forward-looking statements relating to Precision, Helomics and the Merger. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as Helomics and Precision cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include any statements regarding the strategies, prospects, plans, expectations or objectives of management of Precision or Helomics for future operations of the combined company, the risk that the conditions to the Closing are not satisfied, including the failure to timely or at all obtain stockholder approval for the Merger; uncertainties as to the timing of the consummation of the Merger and the ability of each of Precision and Helomics to consummate the Merger; risks related to Precision’s ability to correctly estimate its operating expenses and its expenses associated with the Merger; risks related to the changes in market price of the Precision common stock; competitive responses to the Merger; unexpected costs, charges or expenses resulting from the Merger; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger; and legislative, regulatory, political and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere.

For a discussion of the factors that may cause Precision, Helomics or the combined company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Precision and Helomics to complete the Merger and the effect of the Merger on the business of Precision, Helomics and the combined company, see “Risk Factors” beginning on page [__].

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Precision. See “Where You Can Find More Information” beginning on page [___]. There can be no assurance that the Merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the Merger will be realized.

If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of Precision, Helomics or the combined company could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus/information statement are current only as of the date on which the statements were made. Precision and Helomics do not undertake any obligation (and expressly disclaim any such obligation to) to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

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THE ANNUAL MEETING OF PRECISION STOCKHOLDERS

Date, Time and Place

The Annual Meeting will be held on [________ __], 2018, at the offices of Precision’s counsel, Maslon LLP, 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402 commencing at 9:30 a.m. local time. Precision is delivering this proxy statement/prospectus/information statement to its stockholders in connection with the solicitation of proxies by the Precision Board of Directors (the “Precision Board”) for use at the Annual Meeting and any adjournments or postponements of the Annual Meeting. This proxy statement/prospectus/information statement is first being furnished to the Precision stockholders on or about [______ ___], 2018.

Purposes of the Annual Meeting

The purposes of the Annual Meeting are:

1.	To elect six members to its Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as Precision’s independent registered public accounting firm for the fiscal year ending December 31, 2018;

3.	To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of October 26, 2018, by and among Precision, Merger Sub and Helomics, a copy of which is attached to this proxy statement/prospectus/information statement as Annex A (the “Merger Agreement”), and the transactions contemplated thereby, including the Merger and the issuance of shares of Precision’s common stock and Series D convertible preferred stock to Helomics’ security holders pursuant to the terms of the Merger Agreement;

4.	To consider and vote upon a proposal to approve an amendment to Precision’s Certificate of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000;

5.	To consider and vote upon a proposal to approve (a) an amendment to Precision’s Certificate of Incorporation and (b) an amendment to Precision’s Amended and Restated Bylaws to establish a classified Board of Directors.

6.	To consider and vote upon a proposal to approve amendments to Precision’s Amended and Restated 2012 Stock Incentive Plan to (i) increase the reserve of shares of common stock authorized for issuance thereunder to 10,000,000, (ii) increase certain thresholds for limitations on grants, and (iii) re-approve the performance goals thereunder;

7.	To adjourn the Annual Meeting, if necessary, assuming a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 3, 4, 5, or 6; and

8.	To transact such other business as may properly come before Precision’s stockholders at the Annual Meeting or any adjournment or postponement thereof.

The Merger cannot be consummated without the approval of Precision Proposal No. 3. In addition, pursuant to the Merger Agreement, the approvals of Proposals No. 4 and 5 are conditions to consummation of the Merger.

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Proposal No. 1: ELECTION OF DIRECTORS

The Precision Board shall be comprised of such number of directors as determined by the Precision Board, and directors need not be stockholders of Precision. Vacancies on the Precision Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Precision Board to fill a vacancy shall serve for the remainder of the full term and until the director’s successor is elected and qualified.

The directors of Precision do not currently have a definite term of office, but, if Proposal No. 5 is approved, each director will have a definitive term in office based upon such director’s designation in one of three classes. Each director serves until his or her successor is elected and duly qualified and his or her term, if applicable, has expired. The Precision Board has established a Governance/Nominating Committee, which considers director candidates, including those recommended by stockholders, and recommends candidates to the full Board for approval. To nominate a director, stockholders must submit such nomination in writing to Precision’s Secretary at 2915 Commers Drive, Suite 900, Eagan, Minnesota 55121.

The Board has (i) ratified the number of directors as six and (ii) nominated six directors (Messrs. McGoldrick, Reding, Krochuk, Engle, Gabriel, and Dr. Schwartz) for re-election at the Annual Meeting.

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting. The nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by the Precision Board. Each nominee has agreed to serve as a director if elected, and Precision has no reason to believe that any nominee will be unable to serve.

The following is a brief biography for each nominee for director.

Name	Age (1)	Position
Thomas J. McGoldrick (3) (4) (5)	75	Director, Chairman of the Board
Andrew P. Reding (2)	47	Director
Carl Schwartz (5)	75	Director, Chief Executive Officer
Timothy A. Krochuk (2) (4) (5)	47	Director
J. Melville Engle (2) (3)	68	Director
Richard L. Gabriel (5)	68	Director

(1) As of the date of this proxy statement.

(2) Member of the Audit Committee

(3) Member of the Compensation Committee

(4) Member of the Governance/Nominating Committee

(5) Member of the Merger & Acquisition Committee

As described elsewhere in this proxy statement/prospectus/information statement, including the section captioned “Management Following the Merger,” the directors and executive officers of Precision upon the closing of the Merger are expected to remain the same, except the Precision Board will be expanded thereafter to include seven members, instead of six, and Helomics will designate the seventh member. Helomics intends to nominate Gerald J. Vardzel, Jr.

Nominees for election

Thomas J. McGoldrick. Mr. McGoldrick has served as a Director of Precision since 2005. Prior to that, he served as Chief Executive Officer of Monteris Medical Inc. from November 2002 to November 2005. He has been in the medical device industry for over 30 years and was co-founder and Chief Executive Officer of Fastitch Surgical in 2000. Fastitch is a start-up medical device company with unique technology in surgical wound closure. Prior to Fastitch, Mr. McGoldrick was President and Chief Executive Officer of Minntech from 1997 to 2000. Minntech was a $75 million per year publicly traded (NASDAQ-MNTX) medical device company offering services for the dialysis, filtration, and separation markets. Prior to employment at Minntech from 1970 to 1997, he held senior marketing, business development and international positions at Medtronic, Cardiac Pacemakers, Inc. and Johnson & Johnson. Mr. McGoldrick is on the Board of Directors of two other start-up medical device companies.

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Andrew P. Reding. Mr. Reding is an executive with extensive experience in sales and marketing of capital equipment for the acute care markets. He has served as a director of Precision since 2006 and he is currently the President and Chief Executive Officer of TRUMPF Medical Systems, Inc., a position he has held since April 2007. Prior to that, he was Director of Sales at Smith & Nephew Endoscopy and prior to that, he served as Vice President of Sales and Director of Marketing with Berchtold Corporation from 1994 to 2006. His experience is in the marketing and sales of architecturally significant products for the operating room, emergency department and the intensive care unit. Mr. Reding has successfully developed high quality indirect and direct sales channels, implemented programs to interface with facility planners and architects and developed GPO and IDN portfolios. Mr. Reding holds a bachelor’s degree from Marquette University and an MBA from The University of South Carolina.

Carl Schwartz. Dr. Schwartz was the owner manager of dental groups in Burton, Michigan and Grand Blanc, Michigan. Dr. Schwartz previously served on the Board of Delta Dental Corporation of Michigan, was a member of the Michigan Advisory Board for Liberty Mutual Insurance and was a member of the Board of Trustees of the Museum of Contemporary Art in Florida. In 1988 Dr. Schwartz joined a family business becoming chief executive officer of Plastics Research Corporation, a Flint, Michigan, manufacturer of structural foam molding, a low-pressure injection molding process. While there he led its growth from $2 million in revenues and 20 employees, to its becoming the largest manufacturer of structural foam molding products under one roof in the U.S. with more than $60 million in revenues and 300 employees when he retired in 2001. He holds B.A. and D.D.S. degrees from the University of Detroit.

J. Melville Engle. Mr. Engle was appointed to Precision Board on October 27, 2016. Mr. Engle has worked in the healthcare industry for the past three decades. Since 2012, he has served as President and Chief Executive Officer of Engle Strategic Solutions, a consulting company focused on CEO development and coaching, senior management consulting, corporate problem solving and strategic and operational planning. He is Chairman of the Board of Windgap Medical, Inc., and has held executive positions at prominent companies including Chairman and Chief Executive Officer at ThermoGenesis Corp., Regional Head/Director, North America at Merck Generics, President and Chief Executive Officer of Dey, L.P. and CFO, at Allergan, Inc. In addition to ThermoGenesis, he has served on the Board of Directors of several public companies, including Oxygen Biotherapeutics and Anika Therapeutics. Mr. Engle holds a BS in Accounting from the University of Colorado and a MBA in Finance from the University of Southern California. He has served as a Trustee of the Queen of the Valley Medical Center Foundation, was a Board Member of the Napa Valley Community Foundation, and at the Napa College Foundation. He was also Vice Chair of the Thunderbird Global Council at the Thunderbird School of Global Management in Glendale, Arizona.

Timothy A. Krochuk. Mr. Krochuk is Co-Founder, Managing Member and Co-CEO of Shepherd Kaplan Krochuk, one of the largest privately held wealth management firms. As Co-CEO, he is actively involved in the development of the firm’s intellectual property, consulting tools and technological capabilities. Mr. Krochuk is a portfolio manager for the private equity and real estate investment funds. He has been involved in investment management and research since 1992 and was previously the youngest diversified portfolio manager in the history of Fidelity Investments. During his tenure at Fidelity, he used advanced quantitative techniques to study a variety of industries. He was responsible for the development, programming and implementation of investment models used in managing over $20 billion in public mutual funds. Mr. Krochuk holds the Chartered Financial Analyst designation, and serves on the board of, or in an advisory capacity to, a number of private and public companies in the United States and Canada. He is a member of the Young Presidents’ Organization (YPO) and holds the Master Professional Director Certification. Mr. Krochuk holds an A.B. in Economics from Harvard College.

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Richard L. Gabriel. Mr. Gabriel was appointed to the Precision Board on December 1, 2016. He has more than 40 years of relevant healthcare experience, including two decades of executive leadership and as a director and consultant to development-stage companies. In addition, serving as chief operating officer of GLG Pharma since 2009, from 2003 until 2009 Mr. Gabriel was chief executive officer of DNAPrint Genomics and DNAPrint Pharmaceuticals. He is currently a director of Windgap Medical. Mr. Gabriel holds an MBA from Suffolk University in Boston, and a BS in Chemistry from Ohio Dominican College in Columbus.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH NOMINEE NAMED ABOVE.

Proposal No. 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Deloitte & Touche LLP as Precision’s independent auditors for the fiscal year ending December 31, 2018 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Precision Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as Precision’s independent auditors. However, the Audit Committee of the Precision Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Precision Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Precision Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Precision and its stockholders.

The affirmative vote of a majority of shares of capital stock of Precision present in person or represented by proxy at the Annual Meeting and entitled to vote will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

Principal accounting fees and services

In connection with the audit of the fiscal 2018 financial statements, Precision entered into an engagement agreement with Deloitte & Touche LLP, which sets forth the terms by which Deloitte & Touche LLP will perform audit services for Precision.

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2017 and December 31, 2016, by Olsen Thielen & Co., Ltd., the Company’s principal accountant for those periods. All fees described below were approved by the Audit Committee.

	2017	2016
Audit Fees (1)	$100,610	$122,559
Audit-Related Fees (2)
Tax Fees (3)	5,705	6,772
All Other Fees (4)
	$106,315	$129,331

(1)	Audit Fees were principally for services rendered for the audit and/or review of Precision’s consolidated financial statements. Also, includes fees for services rendered in connection with the filing of registration statements and other documents with the SEC, the issuance of accountant consents and comfort letters.

(2)	There were no audit-related fees in 2017 or 2016.

(3)	Tax Fees consist of fees billed in the indicated year for professional services performed by Olsen Thielen & Co., Ltd. with respect to tax compliance.

(4)	All Other Fees consist of fees billed in the indicated year for other permissible work performed by Olsen Thielen & Co., Ltd. that is not included within the above category descriptions.

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Pre-approval policies and procedures

The Audit Committee is required to pre-approve the audit and non-audit services performed by Precision’s independent auditors. The Audit Committee may not approve non-audit services prohibited by applicable regulations of the SEC if such services are to be provided contemporaneously while serving as independent auditors. The Audit Committee has delegated authority to the Chairman of the Audit Committee to approve the commencement of permissible non-audit related services to be performed by the independent auditors and the fees payable for such services, provided that the full Audit Committee subsequently ratifies and approves all such services. The Audit Committee has determined that the rendering of the services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

Resignation of Independent Registered Public Accounting Firm

On April 24, 2018, the Audit Committee (the “Audit Committee”) of the Board of Directors of Precision formally approved the engagement of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. On April 25, 2018, the Company accepted the resignation of Olsen Thielen & Co. (“Olsen”) as the Company’s independent registered public accounting firm.

The reports of Olsen on the Company’s audited consolidated financial statements for the two most recent fiscal years ended December 31, 2017 and December 31, 2016 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company’s two most recent fiscal years ended December 31, 2017 and December 31, 2016, and during the subsequent interim period preceding Olsen’s resignation, there were: (i) no disagreements with Olsen on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Olsen would have caused Olsen to make reference to the subject matter of the disagreements in connection with its reports, and (ii) no reportable events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

The Company provided Olsen with a copy of this Current Report on Form 8-K prior to its filing with the Securities and Exchange Commission (“SEC”) and requested that Olsen furnish the Company with a letter addressed to the SEC stating whether or not Olsen agrees with the above statements. A copy of the letter from Olsen dated April 25, 2018 was filed as an exhibit with Precision’s Current Report on Form 8-K filed on April 26, 2018.

Engagement of New Independent Registered Public Accounting Firm

As set forth above, concurrent with the decision to accept the resignation of Olsen as the Company’s independent registered public accounting firm, the Audit Committee approved the engagement of Deloitte as the Company’s new independent registered public accounting firm, subject to completion of its standard client acceptance procedures.

During the Company’s two most recent fiscal years ended December 31, 2017 and December 31, 2016, and during the subsequent interim period preceding Deloitte’s engagement, neither the Company, nor anyone on its behalf, consulted Deloitte with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF Deloitte & Touche LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR Precision.

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PROPOSAL NO. 3: APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY

The Precision Board has determined that the transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Precision and Precision stockholders and has approved and declared advisable the Merger Agreement and such transactions, including (1) the issuance of shares of Precision common stock and Series D convertible preferred stock to the Helomics stockholders pursuant to the terms of the Merger Agreement and (2) the issuance of shares of Precision common stock and Precision warrants to the holders of Helomics notes and warrants pursuant to the Exchange Offer. The terms of the Merger Agreement and other aspects of the Merger and of the Exchange Offer are described in detail elsewhere in this proxy statement/prospectus/information statement. The Precision Board recommends that Precision stockholders vote “FOR” Proposal No. 3 to approve the Merger Agreement and the transactions contemplated thereby, including the Exchange Offer.

In order to be approved, Precision Proposal No. 3 must be approved by a majority of shares of capital stock of Precision present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

THE PrecIsion Board UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THIS PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

PROPOSAL NO. 4: Approval of an amendment to Precision’s certificate of incorporation to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000.

Precision’s Board has approved a proposal to amend Precision’s Certificate of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000. The form of certificate of amendment to increase Precision’s authorized share capital is attached as Annex D to this proxy statement/prospectus/information statement.

Precision’s authorized capital stock currently consists of 50,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, of which 2,300,000 are authorized as Series B Convertible Preferred Stock, par value $0.01 per share.

As of October 5, 2018, 14,048,339 shares of common stock are outstanding, 79,246 shares of preferred stock are outstanding, 3,448,885 shares of common stock are reserved under Precision’s Amended and Restated 2012 Stock Incentive Plan, 3,319,265 shares of common stock are reserved for issuance upon exercise of outstanding warrants, and 69,088 shares of common stock are reserved for issuance in connection with previous private placements, and 5,071,433 shares of common stock are reserved for issuance in connection with the conversion of outstanding convertible promissory notes. This leaves only 24,042,990 shares of common stock (48% of the total authorized shares of common stock) available for future issuances. In connection with equity financings in the near future, additional shares of common stock, preferred stock, warrants or other equity securities may be issued, making it necessary to increase the authorized shares.

Assuming the approval of the Merger Agreement and the acceptance of the Exchange Offer by the holders of all outstanding Helomics Notes and Warrants, Precision would issue 4,000,000 shares of its Common Stock and 3,500,000 shares of its Series D convertible preferred stock in the Merger and up to an estimated 8.8 million additional shares of its Common Stock in exchange for the outstanding Helomics Notes (based on accrued interest through October 31, 2018); and Precision would reserve approximately 14.8 million shares of its Common Stock for issuance under Precision Warrants to be issued in exchange for Helomics Warrants. Therefore, the completion of the Merger and the Exchange Offer would result in the issuance or reservation of up to an additional 29.6 million shares of Common Stock, which would exceed Precision’s existing reserve by approximately 5.6 million shares. For this reason, under the Merger Agreement as amended, the closing of the Merger is subject to the condition that the stockholders approve this increase in the authorized shares.

In addition to being necessary to accommodate the Merger Agreement and Exchange Offer, increasing the number of shares authorized will enable Precision to have sufficient shares for its anticipated equity financings, future equity offerings, other strategic acquisition opportunities, the continued issuance of equity awards under Precision’s Amended and Restated 2012 Stock Incentive Plan to recruit and retain key employees, and for other general corporate purposes. From time to time, Precision evaluates and engages in discussions relating to possible opportunities for raising additional capital or entering into other transactions that may involve the issuance of additional shares of capital stock. Precision presently has no obligations to issue additional capital stock other than as described above. For a description of the recent investment by certain investors, see “Precision Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments.”

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The increased authorized capital stock will provide the Precision Board with the ability to approve the issuance of additional shares of capital stock, and securities that are convertible or exercisable into shares of such capital stock, without further vote of the stockholders, except as required under applicable law. The number of shares to be issued in any particular transaction and the price and other terms on which such shares will be issued will be determined solely by the Precision Board. Under Precision’s Certificate of Incorporation, its stockholders do not have preemptive rights with respect to Precision’s common stock or preferred stock. Thus, should the Precision Board elect to issue additional shares, existing stockholders would not have any preferential rights to purchase any shares. In addition, under Precision’s Certificate of Incorporation, the Precision Board has the authority to approve the rights and preferences of classes or series of preferred stock without stockholder approval.

The proposed amendment to Precision’s Certificate of Incorporation is not being recommended in response to any specific effort of which the Precision Board is aware to obtain control of Precision, and the Precision Board does not intend or view the proposed increase in authorized common stock as an anti-takeover measure. However, the ability of the Precision Board to authorize the issuance of the additional shares of common stock that would be available if the proposed amendment is approved and adopted could have the effect of discouraging or preventing a hostile takeover. Further, the increased authorized capital stock may have the effect of permitting Precision’s current management, including the current Precision Board, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of Precision’s business. In the case of preferred stock, under certain circumstances, it may have the effect of delaying or preventing a change of control of Precision by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change of control of Precision.

In order to be approved, Precision Proposal No. 4 must be approved by a majority of shares of capital stock of Precision present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

THE PrecIsion Board UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THIS PROPOSAL TO APPROVE THE AMENDMENT TO PRECISION’S CERTIFICATE OF INCORPORATION TO INCREASE precision’S AUTHORIZED SHARE CAPITAL.

PROPOSAL NO. 5: Approval of an amendment to Precision’s certificate of incorporation and an amendment to precision’s amended and restated bylaws to ESTABLISH A CLASSIFIED BOARD OF DIRECTORS.

The Precision Board proposes an amendment to each of Precision’s Certificate of Incorporation and Amended and Restated Bylaws (“Precision Bylaws”) to establish a classified Board of Directors. The Precision Board has adopted a resolution authorizing the amendments to the Certificate of Incorporation and the Precision Bylaws, subject to approval of the proposal by Precision’s stockholders. The form of certificate of amendment to establish a classified Board of Directors is attached as Annex D to this proxy statement/prospectus/information statement. The form of amendment to the Precision Bylaws to establish a classified Board of Directors is attached as Annex F to this proxy statement/prospectus/information statement.

The Precision Bylaws and Precision’s Certificate of Incorporation currently provide for the annual election of a single class of directors. Delaware law permits provisions in a company’s certificate of incorporation and/or bylaws approved by stockholders that provide for a classified board. Under a classified board structure, directors are divided into equal, or nearly equal, classes and are elected to staggered terms. A classified board structure is sometimes referred to as a “staggered board” structure. A typical class structure provides for three classes of directors and, once fully implemented, one class of directors is elected annually to a three-year term. A classified board structure helps maintain continuity on the Precision Board. By classifying the Precision Board, Precision ensures that it always has a group of directors with experience on the Precision Board and familiarity with Precision’s operations. In addition, hostile acquirers have more difficulty in gaining control of a company with a classified board, since control of the board cannot be obtained in a single proxy contest. The Precision Board believes that the continuity of service that a classified board structure provides is in the best interests of Precision and its stockholders at this time.

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If approved by the stockholders, the amendments to Precision’s Certificate of Incorporation and the Precision Bylaws would provide for the division of the members of Precision’s Board into three classes, with each class consisting of two directors. At the Annual Meeting, (i) the first class would be elected for a one-year term, expiring in 2019, (ii) the second class would be elected for a two-year term, expiring in 2020, and (iii) the third class would be elected for a three-year term, expiring in 2021. Beginning with the 2019 Annual Meeting of the Precision stockholders, the class of directors up for election or reelection would be elected to three-year terms. If this Proposal No. 5 is approved by the stockholders, the directors of the Company will be divided into classes as follows:

CLASS I (term expiring in 2019)	CLASS II (term expiring in 2020)	CLASS III (term expiring in 2021)
Tim Krochuk Tom McGoldrick	Andy Reding J. Melville Engle	Dr. Carl Schwartz Richard Gabriel

Under this Proposal No. 5, Precision is seeking stockholder approval of an amendment to the Precision Bylaws, in addition to the amendment to the Certificate of Incorporation. As a result, any further amendment to Precision’s Certificate of Incorporation by the stockholders to change the classified board structure in the future would also require approval by the Precision Board.

In order to be approved, Proposal No. 5 must be approved by a majority of shares of capital stock of Precision present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. If so approved by the Precision stockholders, Precision will execute and deliver a Certificate of Amendment to the Delaware Secretary of State that would become effective upon filing. However, the Precision Board reserves the right to abandon the filing of the amendment related to the establishment of a classified Precision Board, even if such amendment has been approved by the Precision stockholders. By voting in favor of the amendment described in this Proposal No. 5, the Precision stockholders will also be expressly authorizing the Precision Board to determine not to proceed with the implementation of this amendment if it should so decide.

THE PrecIsion Board UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THIS PROPOSAL TO APPROVE THE AMENDMENTs TO PRECISION’S CERTIFICATE OF INCORPORATION and amended and restated bylaws TO ESTABLISH A CLASSIFIED BOARD OF DIRECTORS.

Proposal No. 6: Approval of amendments to Precision’s Amended and Restated 2012 Stock Incentive Plan to (i) increase the reserve of shares of common stock authorized for issuance thereunder to 10,000,000 and (ii) increase certain thresholds for limitations on grants.

Background

Precision’s Amended and Restated 2012 Stock Incentive Plan (the “2012 Plan”) was approved by Precision’s stockholders in September 2012, with a share reserve of 12,940 shares (adjusted for reverse stock splits in 2015 and 2016). In April 2013, the stockholders approved an increase in the reserve to 26,667 shares, and in September 2013 the stockholders approved an increase in the reserve to 53,333 shares. Most recently (in December 2017), the stockholders approved an increase in the reserve to 5,000,000 shares.

In Proposal No. 6, Precision is requesting stockholder approval of amendments to the 2012 Plan recently approved by the Precision Board to: (1) increase the share reserve under the 2012 Plan by an aggregate 5 million shares and (2) increase in certain thresholds for limitations on grants under the 2012 Plan (together, the “Amendments”). Currently, options to purchase 3,448,885 shares of common stock are subject to outstanding stock options under the 2012 Plan. In determining the amount of the increase in the 2012 Plan, the Precision Board took into account its intention to grant further equity awards to current and future executive officers and key employees and directors of Precision. Moreover, Precision is obligated under the Merger Agreement to grant 900,000 stock options to key personnel of Helomics in connection with the Merger.

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In order to be approved, Proposal No. 6 must be approved by a majority of shares of capital stock of Precision present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

The Board believes that approval of Proposal No. 6 is in the best interests of Precision and its stockholders because the availability of an adequate number of shares reserved for issuance under the 2012 Plan are important factors in attracting, retaining, and motivating employees, consultants and directors in order to achieve Precision’s long-term growth and profitability objectives. As mentioned above, Precision is also obligated under the Merger Agreement to grant 900,000 stock options to key personnel of Helomics in connection with the Merger.

Below is a summary of the 2012 Plan (as if the Amendments are approved), which is qualified entirely by reference to the complete text of the 2012 Plan, a copy of which reflecting the Amendments is attached as Annex G to this proxy statement/prospectus/information statement.

Description of the 2012 Plan

General. The purpose of the 2012 Plan is to increase stockholder value and to advance the interests of Precision by furnishing a variety of economic incentives (“Incentives”) designed to attract, retain and motivate employees, certain key consultants and directors of Precision. The 2012 Plan is administered by the compensation committee, or if no committee is designated, the board. The compensation committee may grant Incentives to employees (including officers) of Precision or its subsidiaries, members of the board, and consultants or other independent contractors who provide services to Precision or its subsidiaries, in the following forms: (a) non-statutory stock options and incentive stock options; (b) stock appreciation rights (“SARs”); (c) stock awards; (d) restricted stock; (e) restricted stock units (“RSUs”); and (f) performance awards.

Shares Subject to 2012 Plan. Subject to adjustment, the number of shares of common stock which may be issued under the 2012 Plan shall not exceed 10,000,000 shares. In addition, any shares that were available in the reserve of Precision’s prior stock incentive plan (the “2008 Plan”) were added to the 2012 Plan share reserve for issuance under the 2012 Plan. If an Incentive granted under the 2012 Plan or under the 2008 Plan expires or is terminated or canceled unexercised as to any shares of common stock or forfeited or reacquired by Precision pursuant to rights reserved upon issuance thereof, such forfeited and reacquired shares may again be issued under the 2012 Plan pursuant to another Incentive.

Description of Incentives

Stock Options. The compensation committee may grant non-qualified and incentive stock options to eligible employees to purchase shares of common stock from Precision. The 2012 Plan confers on the compensation committee discretion, with respect to any such stock option, to determine the term of each option, the time or times during its term when the option becomes exercisable and the number and purchase price of the shares subject to the option. However, the option price per share may not be less than the fair market value of the common stock on the grant date, and the term of each option shall not exceed ten years and one day from the grant date. With respect to stock options which are intended to qualify as “incentive stock options” (as defined in Section 422 of the Internal Revenue Code), the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time cannot exceed $100,000. All incentive stock options must be granted within ten years from the earlier of the date of the 2012 Plan’s adoption by the board or approval by Precision’s stockholders.

Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive, without payment to Precision, a number of shares, cash or any combination thereof, the amount of which is equal to the aggregate amount of the appreciation in the shares of common stock as to which the SAR is exercised. The compensation committee has the discretion to determine the number of shares as to which a SAR will relate as well as the duration and exercisability of a SAR. The exercise price may not be less than the fair market value of the common stock on the grant date.

Limitation on Certain Grants. Following the approval of the Amendments, during any one fiscal year, no person shall receive Incentives under the 2012 Plan that could result in that person receiving, earning or acquiring, subject to adjustment: (a) stock options and SARs for, in the aggregate, more than 2,000,000 shares of common stock; or (b) performance awards, in the aggregate, for more than 1,000,000 shares of common stock or, if payable in cash, with a maximum amount payable exceeding $2,000,000.00.

Stock Awards. Stock awards consist of the transfer by Precision to an eligible participant of shares of common stock, with or without other payment, as additional compensation for services to Precision. The number of shares transferred pursuant to any stock award is determined by the compensation committee.

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Restricted Stock. Restricted stock consists of the sale or transfer by Precision to an eligible participant of one or more shares of common stock that are subject to restrictions on their sale or other transfer by the employee which restrictions will lapse after a period of time as determined by the compensation committee. If restricted stock is sold to a participant, the sale price will be determined by the compensation committee, and the price may vary from time to time and among participants and may be less than the fair market value of the shares at the date of sale. Subject to these restrictions and the other requirements of the 2012 Plan, a participant receiving restricted stock shall have all of the rights of a stockholder as to those shares.

RSUs. Restricted stock units represent the right to receive one share of common stock at a future date that has been granted subject to terms and conditions, including a risk of forfeiture, established by the compensation committee. Dividend equivalents may be granted with respect to any amount of RSUs and either paid at the dividend payment date in cash or in shares of unrestricted stock having a fair market value equal to the amount of such dividends, or deferred with respect to such RSUs and the amount or value thereof automatically deemed reinvested in additional RSUs until the time for delivery of shares pursuant to the terms of the restricted stock unit award. RSUs may be satisfied by delivery of shares of stock, cash equal to the fair market value of the specified number of shares covered by the RSUs, or a combination thereof, as determined by the compensation committee at the date of grant or thereafter.

Performance Awards. A performance award is a right to either a number of shares of common stock, their cash equivalent, or a combination thereof, based on satisfaction of performance goals for a particular period. At or about the same time that performance goals are established for a specific period, the compensation committee shall in its absolute discretion establish the percentage of the performance awards granted for such performance period which shall be earned by the participant for various levels of performance measured in relation to achievement of performance goals for such performance period. Performance goals applicable to a performance award will be established by the compensation committee not more than 90 days after the beginning of the relevant performance period. The compensation committee may modify the performance goals if it determines that circumstances have changed and modification is required to reflect the original intent of the performance goals. The compensation committee will determine the terms and conditions applicable to any performance award, which may include restrictions on the delivery of common stock payable in connection with the performance award, the requirement that the stock be delivered in the form of restricted stock, or other restrictions that could result in the future forfeiture of all or part of any stock earned. The compensation committee will, as soon as practicable after the close of a performance period, determine the extent to which the performance goals for such performance period have been achieved; and the percentage of the performance awards earned as a result. Performance awards will not be earned for any participant who is not employed by Precision or a subsidiary continuously during the entire performance period for which such performance award was granted, except in certain events such as death, disability or retirement.

The performance goals of a performance award consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria. The business criteria for Precision, on a consolidated basis, and/or specified subsidiaries or business units of Precision shall consist of one or more of the following: earnings per share, operating income or profit, net income, gross or net sales, expenses, expenses as a percentage of net sales, inventory turns, cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), gross profit, margins, working capital, earnings before interest and tax (EBIT), earnings before interest, tax, depreciation and amortization (EBITDA), return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue), revenue growth, share price (including, but not limited to, growth measures and total shareholder return), operating efficiency, productivity ratios, market share, economic value added and safety (or any of the above criteria as compared to the performance of a group of comparable companies, or any published or special index that the compensation committee, in its sole discretion, deems appropriate), or the compensation committee may select criteria based on Precision’s share price as compared to various stock market indices.

Transferability of Incentives. Incentives granted under the 2012 Plan may not be transferred, pledged or assigned by the holder thereof except, in the event of the holder’s death, by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. However, non-qualified stock options may be transferred by the holder thereof to certain family members or related entities.

Duration, Termination and Amendment of the Incentive Plan and Incentives. The 2012 Plan will remain in effect until all Incentives granted under the 2012 Plan have been satisfied or terminated and all restrictions on shares issued under the 2012 Plan have lapsed. No Incentives may be granted under the 2012 Plan after August 13, 2022, the tenth anniversary of the approval of the 2012 Plan by the Board of Directors. The Board of Directors may amend or discontinue the 2012 Plan at any time. However, no such amendment or discontinuance may adversely change or impair a previously granted Incentive without the consent of the recipient thereof. Certain 2012 Plan amendments require stockholder approval, including amendments which would increase the maximum number of shares of common stock which may be issued to all participants under the 2012 Plan, change the class of persons eligible to receive Incentives under the 2012 Plan, or materially increase the benefits accruing to participants under the 2012 Plan. Generally, the terms of an existing Incentive may be amended by agreement between the compensation committee and the participant. However, in the case of a stock option or SAR, no such amendment shall (a) without stockholder approval, lower the exercise price of a previously granted stock option or SAR when the exercise price per share exceeds the fair market value of the underlying shares in exchange for another Incentive or cash or take any other action with respect to a stock option that may be treated as a re-pricing under the federal securities laws or generally accepted accounting principles, or (b) extend the term of the Incentive, with certain exceptions.

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Change in Control; Effect of Sale, Merger, Exchange or Liquidation. Upon the occurrence of an event satisfying the definition of “change in control” with respect to a particular Incentive, unless otherwise provided in the agreement for the Incentive, such Incentive shall become vested and all restrictions shall lapse. The compensation committee may, in its discretion, include such further provisions and limitations in any agreement for an Incentive as it may deem desirable. Unless otherwise provided in the agreement for an Incentive, in the event of an acquisition of Precision through the sale of substantially all of Precision’s assets or through a merger, exchange, reorganization or liquidation of Precision or a similar event, the compensation committee has broad discretion to take any and all action it deems equitable under the circumstances, including but not limited to terminating the 2012 Plan and all Incentives and issuing to the holders of outstanding vested options and SARs the stock, securities or assets they would have received if the Incentives had been exercised immediately before the transaction, or other specified actions.

2012 Plan Benefits

The amount and timing of all awards under the 2012 Plan are determined in the sole discretion of Precision’s compensation committee (or if no committee is designated, the board) and therefore cannot be determined in advance. The following table sets forth stock options and restricted stock granted under the 2012 Plan to the following persons:

Name and Position	Number of Shares of Restricted Stock	Number of Shares Underlying Options
Carl Schwartz	-	596,054
David Johnson(1)	-	242,202
Bob Myers	-	225,778
Josh Kornberg	-	-
Executive Officer Group	-	1,064,034
Non-executive officer Group	-	2,384,851

(1)                 Effective August 6, 2018, David Johnson was appointed Senior Vice President of Operations of the Company’s Skyline Medical unit and is no longer the Chief Operating Officer.

THE PRECISION BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENTS TO PRECISION’S AMENDED AND RESTATED 2012 STOCK INCENTIVE PLAN TO INCREASE THE RESERVE OF SHARES AUTHORIZED FOR ISSUANCE AND TO INCREASE CERTAIN LIMITATIONS ON GRANTS AS DESCRIBED HEREIN.

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PROPOSAL NO. 7: VOTING To adjourn the Annual Meeting, if necessary, assuming a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 3, 4, 5, or 6.

The Precision Board has determined and believes that adjourning the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 3, 4, 5, or 6 is advisable to, and in the best interests of, Precision and its stockholders.

In order to be approved, Proposal 8 must be approved by a majority of shares of capital stock of Precision present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

The Precision Board unanimously recommends that Precision’s stockholders vote “FOR” Proposal No. 7 to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 3, 4, 5, or 6.

Record Date and Voting Power

Only holders of record of Precision common stock at the close of business on the record date, [__________], 2018, are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the record date, there were [137] holders of record of Precision common stock and there were 13,389,339 shares of Precision common stock issued and outstanding. Each share of Precision common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See the section titled “Principal Stockholders of Precision” beginning on page [___] of this proxy statement/prospectus/information statement for information regarding persons known to the management of Precision to be the beneficial owners of more than 5% of the outstanding shares of Precision common stock.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement/prospectus/information statement is solicited on behalf of the Precision Board for use at the Annual Meeting.

If you are a stockholder of record of Precision as of the record date referred to above, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether you plan to attend the Annual Meeting or not, Precision urges you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy. As a stockholder of record, you are entitled:

•	To vote in person — attend the Annual Meeting and Precision will give you a ballot when you arrive at the meeting;

•	To vote using the proxy card — mark, sign and date your proxy card and return it promptly, but in any event, before the Annual Meeting to ensure your shares are voted; or

•	To vote by telephone or on the Internet — dial the number on the proxy card or go to the website on the proxy card or voting instruction form to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by [_________ __], 2018, 11:59 p.m. Eastern Time to be counted.

If your Precision shares are held by your broker as your nominee, that is, in “street name,” you should receive voting instructions from the bank, broker or other nominee that holds your shares. If you do not give instructions to your broker, your broker can vote your Precision shares with respect to “routine” items but not with respect to “non-routine” items. Routine items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in “street name” in the absence of your voting instructions. On non-routine items for which you do not give your broker instructions, the Precision shares will be treated as broker non-votes. Proposal No. 2 is a matter considered routine under the New York Stock Exchange rules. If your shares of Precision common stock are held in “street name,” you may vote in one the following ways:

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•	To vote by mail, you should follow the instructions included on the proxy card regarding how to instruct your broker to vote your shares of Precision common stock.

•	To vote in person at the Annual Meeting, you will need to contact the bank, broker or other nominee that is the stockholder of record for your shares to obtain a legal proxy and then bring the legal proxy indicating that you beneficially owned the shares as of the record date and a form of government issued picture identification to the Annual Meeting. If you bring all these materials to the Annual Meeting, you may vote by completing a paper proxy card or a ballot, which will be available at the Annual Meeting. If you do not bring these materials, you will not be able to vote at the Annual Meeting.

•	To vote by telephone or over the Internet if you are permitted and wish to do so, you should receive instructions from your bank, broker or other nominee and follow those instructions.

All properly executed proxies that are not revoked will be voted at the Annual Meeting and at any adjournments or postponements of the Annual Meeting in accordance with the instructions contained in the proxy. If a holder of Precision common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted as follows: “FOR” Precision Proposal No. 1 to elect six members to its Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified; “FOR” Precision Proposal No. 2 to ratify the appointment of Deloitte & Touche LLP as Precision’s independent registered public accounting firm for the fiscal year ending December 31, 2018; “FOR” Precision Proposal No. 3 to approve the Merger Agreement, and the transactions contemplated thereby, including (1) the issuance of shares of Precision’s common stock and Series D convertible preferred stock to Helomics’ stockholders pursuant to the terms of the Merger Agreement, and (2) the issuance of shares of Precision common stock and Precision warrants to the holders of Helomics notes and warrants pursuant to the Exchange Offer; and “FOR” Precision Proposal No. 7 to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Precision Proposal Nos. 3 - 6 in accordance with the recommendation of the Precision Board.

If you are a stockholder of record of Precision, you may change your vote at any time before your proxy is voted at the Annual Meeting in any one of the following ways:

•	you can send a written notice to the Secretary of Precision before the Annual Meeting stating that you would like to revoke your proxy;

•	if you have signed and returned a paper proxy card, you may sign a new proxy card bearing a later date and submit it as instructed above;

•	if you have voted by telephone or Internet, you may cast a new vote by telephone or over the Internet as instructed above; or

•	you can attend the Annual Meeting and vote in person, but attendance alone will not revoke a proxy. You must specifically request at the meeting that it be revoked.

Required Vote

A quorum of Precision stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the Annual Meeting in person or represented by proxy. On the record date, there were [13,398,339] shares outstanding and entitled to vote. Thus, the holders of [6,699,170] shares must be present in person or represented by proxy at the meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy, or the chairman of the meeting, may adjourn the meeting to another date.

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•	For Proposal No. 1, the election of directors, who are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting, the nominees receiving the most “For” votes will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, Proposal No. 2 must receive a “For” vote from majority of shares of capital stock of Precision present in person or represented by proxy and entitled to vote at the Annual Meeting.. If you “Abstain” from voting, it will have the same effect as an “Against” vote. There will be no broker non-votes on Proposal No. 2.

•	To be approved, Proposal No. 3 must receive a “For” vote from the majority of shares of capital stock of Precision present in person or represented by proxy and entitled to vote at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if any, will have no effect.

•	To be approved, Proposal No. 4 must receive a “For” vote from the majority of shares of capital stock of Precision present in person or represented by proxy and entitled to vote at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if any, will have no effect.

•	To be approved, Proposal No. 5 must receive a “For” vote from the majority of shares of capital stock of Precision present in person or represented by proxy and entitled to vote at the Annual meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if any, will have no effect.

•	To be approved, Proposal No. 6 must receive a “For” vote from the majority of shares of capital stock of Precision present in person or represented by proxy and entitled to vote at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if any, will have no effect.

•	To be approved, Proposal No. 7 must receive a “For” vote from the majority of shares of capital stock of Precision present in person or represented by proxy and entitled to vote at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if any, will have no effect.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Precision may solicit proxies from Precision stockholders by personal interview, telephone, telegram or otherwise. Precision and Helomics will share equally the costs of printing and filing this proxy statement/prospectus/information statement and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Precision common stock for the forwarding of solicitation materials to the beneficial owners of Precision common stock. Precision will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur for the forwarding of solicitation materials. Precision has retained Regan & Associates to assist it in soliciting proxies using the means referred to above. Precision will pay the fees of Regan & Associates, which Precision expects to be approximately $30,000, including all reimbursement of out-of-pocket expenses.

Other Matters

As of the date of this proxy statement/prospectus/information statement, the Precision Board does not know of any business to be presented at the Annual Meeting other than as set forth in the notice accompanying this proxy statement/prospectus/information statement. If any other matters should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

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Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., banks, brokers, trustees or other nominees) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly, referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Each stockholder who participates in “householding” will continue to receive a separate proxy card. Under the DGCL, stockholders must consent to “householding” and any stockholder who fails to object in writing to the corporation within sixty (60) days of having been given written notice by the corporation of its intent to “household” is deemed to have consented to “householding.”

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THE MERGER

This section and the section entitled “The Merger Agreement” in this proxy statement/prospectus/information statement describe the material aspects of the Merger, including the Merger Agreement. While Precision and Helomics believe that these descriptions covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus/information statement for a more complete understanding of the Merger and the Merger Agreement, including the Merger Agreement attached to this proxy statement/prospectus/information statement as Annex A, and the other documents to which you are referred herein. See the section entitled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

Background of the Merger

Since 2016, Precision has been actively reviewing opportunities to expand its business beyond medical devices, in order to enhance shareholder value. In 2017, Precision determined that a promising business opportunity exists in the contract research organization (CRO) space, including the use of artificial intelligence.

In December 2016, a group of investors formed Helomics Holding Corporation and completed the acquisition of Helomics. This investor group consisted mainly of affiliates of Dawson James Securities, and these affiliates continue to constitute the holders of a majority of the outstanding shares of Helomics.

In October 2017, representatives of Dawson James introduced Gerald Vardzel, the CEO of Helomics, to Richard Gabriel, a member of the Board of Directors of Precision. The Dawson James representatives recommended that Precision consider a strategic transaction with Helomics. Mr. Gabriel evaluated the opportunity and on October 13, 2017 Mr. Gabriel recommended to Dr. Carl Schwartz, the CEO of Precision, that Precision consider a strategic transaction. Dr. Schwartz forwarded materials regarding Helomics to the Board of Precision that included a summary of possible transactions that might include a cash investment, an exchange of Precision common stock in exchange for 20% of Helomics’ outstanding shares, and a possible future acquisition of the remaining ownership of Helomics. On October 15, 2017, counsel for Precision circulated a draft of a non-binding letter of interest in such transactions. On October ___, 2017, this letter of interest was circulated among the companies and their representatives, and on November 1, 2017, Precision announced a strategic collaboration between the companies.

On October 26, 2017, at a meeting of the Precision Board, David Weinstein of Dawson James made a presentation to the Precision Board regarding possible transactions with Helomics. The Precision Board approved making certain cash advances to Helomics and discussed potential transactions with Helomics. In October and November 2017, Precision advanced $175,000 for working capital for Helomics’ business in contemplation of the proposed joint venture. The notes receivable bore simple interest at 8% and were covered by a security interest in certain equipment of Helomics. In November and December 2017, Precision advanced an additional $425,000 for working capital for Helomics’ business. On November 15, 2017, Precision and Helomics executed a letter of intent for a proposed joint venture to leverage the Helomics D-CHIP™ platform to develop and market new approaches for personalized cancer diagnosis and care. Precision would own 51% of the joint venture, with Helomics owning the remaining 49%. Additionally, in December 2017, Precision advanced on behalf of Helomics $67,512.10 to De Lage Landen as fifty percent (50%) down payment for a lease to purchase certain equipment. The note is covered by a security interest in certain equipment of Helomics.

On November 28, 2017, Precision, Helomics and GLG Pharma, LLC entered into a Strategic Partnership Agreement under which GLG and the Precision-Helomics joint venture would build a personalized medicine platform for the diagnosis and treatment of women’s cancer. Net earnings of the Partnership would be allocated equally between GLG and the Skyline-Helomics joint venture. This agreement was announced on November 15, 2017. Richard Gabriel, a director of Precision, is COO of GLG.

On December 5, 2017, counsel to Precision circulated a proposed outline of a share exchange transaction with Helomics. On December 11, 2017, Mr. Vardzel, Mark Collins and Michael Young made a presentation to the Precision Board regarding Helomics and the opportunities presented by a strategic transaction between the companies. At a meeting on December 12, 2017, the Precision Board discussed possible transactions with Helomics. Mr. Weinstein participated in the meeting on behalf of Dawson James, and Messrs. Vardzel, Collins and Young participated in the meeting on behalf of Helomics.

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In early December 2017, the Precision Board approved the terms of a share exchange agreement with Helomics. On January 11, 2018, Precision entered into the Share Exchange Agreement with Helomics. Pursuant to the Agreement Helomics issued 2,500,000 shares of its Series A Preferred Stock in exchange for 1,100,000 shares of Precision common stock. Under the share exchange agreement, Precision has the right to convert $500,000 in secured notes into another 5% of Helomics’ outstanding shares, which would result in Precision owning 25% of Helomics outstanding stock. The secured notes are related to Precision’s previous loans of $500,000 to Helomics. The Precision shares are being held in escrow by Corporate Stock Transfer, Inc. as escrow agent. While the Precision shares are held in escrow, they will be voted as directed by Precision’s board of directors and management. The Precision shares will be released to Helomics following a determination that Helomics’ revenues in any 12-month period have been equal or greater than $8,000,000. The Helomics Preferred Stock issued to Precision is convertible into an aggregate of 20% of the outstanding capital stock of Helomics. In addition, the terms of the Helomics Preferred Stock issued to Precision include certain protective provisions that require consent of Precision before Helomics may take certain actions, including issuing preferred stock senior to the Helomics Preferred Stock or entering into fundamental corporate transactions. Precision also has certain anti-dilution protections and the right to receive dividends.

On February 22, 2018, Precision converted $500,000 of the notes receivable into 833,333 shares of common stock for an additional 5% interest in Helomics. Immediately prior to the conversion, Helomics owed Precision $667,512.50. Precision converted $500,000 of the principal amount, including accrued interest thereon, into 833,333 shares of Common Stock of Helomics. Prior to the issuance of the Conversion Shares, the outstanding capital stock of Helomics consisted of 2,500,000 shares of Series A Preferred Stock owned by Precision and 10,000,000 shares of Common Stock. After the issuance of the Conversion Shares and upon full conversion of its Series A Preferred Stock, Precision owned 3,333,333 shares of Helomics Common Stock, which represented 25% of the 13,333,333 then-outstanding shares of Helomics Common Stock. In consideration of the conversion, Helomics assigned to Precision all Helomics’ right, title and interest in the name “Precision Therapeutics”, including any related trademarks, trade names, logos and domain names, as well as all related artwork and other creative content related thereto. There will be a balance of $167,512.50 in Principal Amount remaining outstanding to Precision, which will remain subject to repayment with interest, consistent with the original terms of the Note. The Security Agreement shall remain in full force and effect with respect to the remaining balance of the Principal Amount.

On March 15, 2018, counsel for Precision circulated a proposed timetable for a merger agreement to Precision, Helomics and counsel for Helomics. On March 19, 2018, counsel for Precision circulated a draft of a merger agreement to the same group. The Precision Board discussed the merger and the structure of the companies at its March 22, 2018 meeting. The parties determined to proceed to a letter of intent as an interim step. On April 11, 2018, counsel for Precision circulated a draft letter of intent to the same group. After comments by the parties, the letter of intent was finalized and presented to the Precision Board, which approved the terms at a meeting on April 18, 2018. The letter of intent was signed on April 20, 2018.

On April 27, 2018, counsel for Precision circulated a revised draft of the Merger Agreement to Precision, Helomics and counsel for Helomics, with changes based on the letter of intent. Over the succeeding weeks, the parties and their counsel circulated further revised drafts. The parties and representatives of Dawson James also shared information regarding the holders of Helomics notes and warrants and discussed proposals for the exchange of Precision securities with these holders. On June 4, the parties and representatives of Dawson James held a conference call to discuss proposals for the exchange of Precision securities with the holders of Helomics notes and warrants. The parties proceeded to discuss the terms of this exchange over the next several weeks and continued to negotiate the Merger Agreement. On June ____, 2018, representatives of Helomics and Dawson James obtained agreements in principle from holders of the Helomics notes and warrants, under which holders of ___% of such outstanding securities expressed an interest in accepting the Precision securities detailed under the Exchange Offer.

On June 28, 2018 the Precision Board of Directors met and approved the terms of the Merger Agreement and the Exchange Offer. On June 28, 2018 the Helomics Board of Directors met and approved the terms of the Merger Agreement. On June 28, 2018, the parties executed the definitive Merger Agreement.

In October 2018, the parties discussed changing the Merger consideration from 7.0 million shares of Precision common stock to 4.0 million shares of Precision common stock and 3.5 million shares of Precision Series D Preferred Stock. The parties also discussed changing the structure of the Merger from a reverse triangular merger to a forward triangular merger and imposing certain additional conditions on the consummation of the Merger. On October 26, 2018, the parties executed the Amended and Restated Merger Agreement.

Precision Reasons for the Merger

The Precision Board considered the following factors in reaching its conclusion to approve and adopt the Merger Agreement and the transactions contemplated thereby and to recommend that the Precision stockholders approve the Merger, including the issuance of shares of Precision common stock and Series D convertible preferred stock in the Merger and the business combination with Helomics:

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•	The Precision Board believes, based in part on the judgment, advice and analysis of Precision management with respect to the potential strategic, financial and operational benefits of the Merger (which judgment, advice and analysis was informed in part on the business, technical, financial, accounting and legal due diligence investigation performed with respect to Helomics), that Helomics has the potential, if successful, to create significant value for the stockholders of the merged company.

•	Helomics operates in multiple lines of businesses, one of which operates in the emerging precision oncology market, which the Precision Board believes will create the opportunity for significant growth in future revenues and earnings.

•	Helomics’ proprietary portfolio of intellectual property provides Helomics with competitive advantages over its competitors.

•	Helomics’ historical investments in research and development provide Helomics with an advantage over its competitors.

•	The addition of Helomics’ business to Precision represents Precision’s first major expansion into the business of application of artificial intelligence to personalized medicine and drug discovery, which the Precision Board has identified as a major business opportunity.

•	The addition of Helomics’ business will create a platform for Precision to access Helomics’ suite of artificial intelligence, precision diagnostic and integrated CRO capabilities, which will likely (a) improve patient care and advance the development of innovative clinical products and technologies for the treatment of cancers business and (b) enhance Precision’s position and ability to make further complementary acquisitions of companies and technology.

•	The integration of Helomics’ management team into the management of Precision’s existing TumorGenesis operations will allow Precision to leverage Helomics’ complementary offering in the precision oncology market and to benefit from operational synergies in the collaboration between Helomics and TumorGenesis in the testing of PDx tumors in the Helomics facilities. The TumorGenesis PDx model represents a potential answer to the unmet need for new and effective treatments tailored the unique tumor profiles of patients suffering from any one of three cancers – Multiple Myeloma, Triple-Negative Breast cancer, and Ovarian cancers.

•	The addition of Helomics’ business presents the combined company with additional opportunities to raise capital from investors interested in investing in this business area.

•	The Precision Board also reviewed with the management of Precision the current plans of Helomics for continuing to expand its business to confirm the likelihood that the combined company would possess sufficient financial resources to allow management to continue to operate and maintain Precision’s existing operations while at the same time focus on the continued development of Helomics’ products and service offerings and expansion into new markets.

•	The Precision Board also considered the possibility that the combined company would be able to take advantage of the potential benefits resulting from the combination of Precision and Helomics to raise additional capital in the future.

•	The Precision Board considered the opportunity, as a result of the Merger, for Precision stockholders to participate in the potential value that may result from development of the Helomics business and the potential increase in value of the combined company following the Merger.

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•	The Precision Board also reviewed various factors impacting the financial condition, results of operations and prospects for Precision, including:

•	the strategic alternatives of Precision to the Merger, including other potential transactions with other potential merger partners;

•	The consequences of current market conditions, Precision’s current liquidity position, its stock price and the likelihood that the resulting circumstances of Precision would not change for the benefit of the Precision stockholders in the foreseeable future on a stand-alone basis;

•	The risks of continuing to operate Precision on a stand-alone basis, including the need to continue to support its STREAMWAY business with the capital that would be available from investors if Precision’s business was limited to that business; and

•	Precision management’s belief, based on the advice of its financial advisor, Dawson James, that it would be difficult to obtain additional equity or debt financing on acceptable terms without expanding Precision’s shareholder base, which Precision believes the Merger will accomplish.

The Precision Board also reviewed the terms and conditions of the Merger Agreement and associated transactions, as well as the safeguards and protective provisions included therein intended to mitigate risks, including:

•	The number of shares of Precision common stock (including the number of shares of Series D convertible preferred stock, on an as-converted basis) to be issued in the Merger (i.e., the Merger Shares), and the expected relative percentage ownership of Precision stockholders and Helomics stockholders immediately following the completion of the Merger;

•	The limited number and nature of the conditions to the Helomics obligation to consummate the Merger and the limited risk of non-satisfaction of such conditions as well as the likelihood that the Merger will be consummated on a timely basis;

•	The fact that 860,000 shares of the Merger Consideration are to be held in escrow to satisfy potential future indemnification obligations of Helomics;

•	Expressions of intention by the principal stockholders of Helomics to vote all their shares of Helomics capital stock in favor of adoption of the Merger Agreement;

•	Agreements in principle received from the holders of more than 80% of the outstanding principal of Helomics notes and warrants to accept Precision common stock in exchange for their Helomics notes and Precision warrants in exchange for their Helomics warrants; and

•	The belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In its deliberations relating to the Merger, the Precision Board also considered a variety of risks and other countervailing factors related to the Merger, including:

•	The substantial expenses to be incurred in connection with the Merger;

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•	The results of operations and financial condition of Helomics, which experienced significant losses in recent periods; however, the Board considered these losses to be outweighed by the potential for enhanced profitability in future periods;

•	The possible volatility, at least in the short term, of the trading price of the Precision common stock resulting from the Merger announcement;

•	The risk that the Merger might not be consummated in a timely manner, or at all, and the potential adverse effect of the public announcement of the Merger or on the delay or failure to complete the Merger on the reputation of Precision;

•	The risk to Precision’s business, operations and financial results in the event the Merger is not consummated;

•	The fact that the Merger would give rise to substantial limitations on the utilization of Precision’s net operating loss carry-forwards; and

•	Various other risks associated with the combined company and the Merger, including those described in the section titled “Risk Factors” in this proxy statement/prospectus/information statement.

The foregoing information and factors considered by the Precision Board are not intended to be exhaustive, but are believed to include all the material factors considered by the Precision Board. In view of the wide variety of factors considered in its evaluation of the Merger and the complexity of these matters, the Precision Board did not find it useful to attempt, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Precision Board may have given different weight to different factors. The Precision Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, the Precision management team and the legal and financial advisors of Precision, and considered the factors overall to be favorable to, and to support, its determination.

Helomics Reasons for the Merger

Helomics believes its new Artificial Intelligence based precision medicine business will have the best opportunity to grow and mature if Helomics has access to the public markets for the purpose of raising capital. Helomics Board approved the Merger based on a number of factors, including the following:

•	The strategic alternatives to the Merger, including potential transactions that could have resulted from discussions that Helomics’ management conducted with other potential merger partners;

•	The ability to optimize the growth of its Artificial Intelligence based precision medicine business by virtue of its being part of a post-Merger organization that is able to access the public securities markets;

•	Helomics’ precision medicine technology and business offers a rapid path for the combined entity to become a leader in precision medicine both for cancer care and the development of new therapies, particularly in conjunction with Precision’s TumorGenesis entity;

•	The quality of the Precision Board of Directors and management team;

•	The consequences of Helomics’ current liquidity position, and anticipated cash needs prior to its achieving a breakeven operation;

•	The liquidity provided to the holders of Helomics’ equity securities as a result of the merger;

•	The risks of continuing to operate Helomics on a stand-alone basis, including the need to continue to support the capital requirements of its business if Helomics’ business continued to be operated on a stand alone basis; and

•	The terms and conditions of the Merger Agreement and associated transactions, as well as the safeguards and protective provisions included therein intended to mitigate risks.

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Interests of the Precision Directors and Executive Officers in the Merger

In considering the recommendation of the Precision Board with respect to issuing shares of Precision common stock and preferred stock as contemplated by the Merger Agreement and the other matters to be acted upon by Precision stockholders at the Annual Meeting, Precision stockholders should be aware that certain members of the Precision Board and certain executive officers of Precision have interests in the Merger that may be different from, or in addition to, the interests of Precision stockholders. These interests relate to or arise from the matters described below. The board of directors of each of Precision and Helomics were aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement and the Merger, and to recommend, as applicable, that the Precision stockholders approve the Precision proposals to be presented to the Precision stockholders for consideration at the Annual Meeting as contemplated by this proxy statement/prospectus/information statement, and that the Helomics stockholders sign and return the written consent as contemplated by this proxy statement/prospectus/information statement.

Interests of the Helomics Directors and Executive Officers in the Merger

In considering the recommendation of the Helomics Board with respect to adopting the Merger Agreement, Helomics stockholders should be aware that certain members of the Helomics Board and certain executive officers of Helomics may have interests in the Merger that may be different from, or in addition to, the interests of Helomics’ stockholders. Each of the Precision Board and the Helomics Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement and the Merger, and to recommend, as applicable, that the Precision stockholders approve the proposals to be presented to Precision stockholders for consideration at the Annual Meeting as contemplated by this proxy statement/prospectus/information statement, and that Helomics stockholders sign and return the Helomics Stockholder Consent as contemplated by this proxy statement/prospectus/information statement. Gerald Vardzel, the President of Helomics and a number of people associated with Dawson James Securities Inc., Robert D. Keyser, Jr., Richard Aulicino and R. Douglas Armstrong are members of the Helomics Board of Directors and/or material shareholders of Helomics. Those individuals negotiated for the purchase of Helomics in December 2016. Following such acquisition, Helomics engaged Dawson James Securities to act as the placement agent for multiple private offerings conducted by Helomics. All of the funding provided to the Company from those private placements was provided by Dawson James Securities’ customers.

Helomics Ownership Interests

The holders of the outstanding number of shares of Common Stock of Helomics that will be asked to approve the Merger on behalf of Helomics are as follows:

Stockholder		Type	Ownership %	Shares
Precision Therapeutics Inc.	Party to the Merger Agreement	Preferred/Common	24.96%	3,333,333
Gerald Vardzel Jr.	President and CEO	Common	13.47%	1,800,000
Robert Keyser Jr.	Director	Common	11.23%	1,500,000
Douglas Armstrong	Director, Chairman of the Board	Common	11.23%	1,500,000
Richard Aulicino	Director	Common	11.23%	1,500,000
Dawson James Securities Inc.	Securities Broker Dealer	Common	16.47%	2,200,000
David Weinstein	Banker, Dawson James Securities Inc.	Common	1.87%	250,000
Monique Maclaren	Corporate Secretary and associated person of Dawson James Securities Inc.	Common	0.37%	50,000
HealthCare Royalty Partners II, L.P.	Investment Firm	Common	8.98%	1,200,000
Jason Lyons	Public Relations	Common	0.19%	25,000

Total Stock Issued			100.00%	13,358,333

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Management Following the Merger

As described elsewhere in this proxy statement/prospectus/information statement, including in the section captioned “Management Following the Merger,” the directors and executive officers of Precision upon the closing of the Merger are expected to remain the same, except the Precision Board will be expanded thereafter to include seven members instead of six, and Helomics will designate the seventh member. Helomics intends to nominate Gerald J. Vardzel, Jr.

Employment Agreements

As described elsewhere in this joint proxy statement/prospectus/information statement, including in “Management Following the Merger — Executive Compensation — Employment Agreements and Potential Payments Upon Termination of Employment or Change in Control” beginning on page [___], Helomics’ executive officers are parties to employment agreements that become effective only upon closing of the Merger.

Indemnification and Insurance

Under the Merger Agreement, for a period of six years after the Effective Time (as defined below), Precision shall cause Helomics, as the surviving corporation of the Merger with Merger Sub, and Helomics’ subsidiaries to indemnify their respective current or former directors and officers and any person who becomes a director or officer of Helomics or its subsidiaries prior to the Effective Time to the fullest extent that applicable law permits a company to indemnify its own directors and officers and in compliance with any agreements related to such indemnification that are in effect as of the Effective Time, including any provision therein relating to advancement of expenses.

The Merger Agreement also provides that Precision shall at all times continue to maintain directors’ and officers’ liability insurance following the Effective Time with such coverage limits and other terms as are deemed reasonable by the Precision Board.

Limitations on Liability and Indemnification

In addition to the indemnification required in the Merger Agreement, Precision has entered into indemnification agreements with each of its directors and executive officers. These agreements provide for the indemnification of the directors and executive officers of Precision for all reasonable expenses and liabilities incurred in any action or proceeding brought against them by reason of the fact that they are or were agents of Precision. Precision anticipates that the directors and officers of the combined company will enter into substantially similar agreements with the combined company, effective upon consummation of the Merger.

Form of the Merger

The Merger Agreement provides that at the Effective Time, Helomics will merge with and into the Merger Sub, with Merger Sub, to be renamed Helomics Holding Corporation, surviving as a wholly-owned subsidiary of Precision. From and after the effective time of the Merger, all of the rights, privileges and authority of Helomics and Merger Sub shall vest in the Merger Sub, which we refer to as the Surviving Corporation; all of the assets and property of Helomics and Merger Sub and every interest therein shall be vested in the Surviving Corporation; and all debts and obligations of Helomics and Merger Sub shall be vested in the Surviving Corporation.

Merger Consideration

At the effective time of the Merger (the “Effective Time”), each share of Helomics common stock will be converted into the right to receive a proportionate share of 4,000,000 shares of Precision common stock and 3,500,000 shares of Precision Series D convertible preferred stock, in addition to the 1.1 million shares of Precision Common Stock previously issued to Helomics as consideration for Precision’s prior acquisition of a twenty percent ownership interest in Helomics. As a condition to receiving their Merger Shares, the holders of Helomics common stock who receive Merger Shares as a result of the Merger shall agree (i) not to sell or otherwise transfer the Merger Shares for 90 days after the Effective Time, and (ii) with respect to any holders (or groups of affiliated holders) who receive at least 200,000 Merger Shares, thereafter not to sell in any three month period shares representing more than one percent (1%) of the outstanding common stock of Precision; provided, that all of such restrictions will lapse one year after the Effective Time.

Convertible Preferred Stock

All of shares of Precision convertible preferred stock outstanding at the time of the Merger will remain outstanding and their respective rights, privileges and preferences will remain unchanged.

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Stock Options and Warrants

All warrants and options to purchase shares of Precision’s common stock that are outstanding immediately prior to the Effective Time will remain outstanding following the Effective Time.

At the Effective Time, all or a significant portion of 23,741,883 warrants to purchase Helomics common stock will be exchanged for warrants to purchase Precision common stock, at a ratio of 0.6 Precision warrants for each Helomics warrant. 995,000 of the existing Helomics warrants have an exercise price of $0.01 per share, and the rest are exercisable at a price of $1.00 per share, and the parties contemplate they will convert into Precision warrants on those same terms.

Effective Time of the Merger

The consummation of the Merger (the “Closing”) shall take place at the offices of Maslon LLP, counsel to Precision, on a date to be designated jointly by Precision and Helomics, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the closing conditions set forth in the Merger Agreement, including the approval by Precision stockholders of Precision Proposal No. 3. The date on which the Closing actually takes place is referred to as the “Closing Date.” The Merger shall become effective on the Closing Date at the time of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as may be designated jointly by Precision, Merger Sub and Helomics and specified in the Certificate of Merger). The time when the Merger becomes effective is the “Effective Time.”

Regulatory Approvals

Precision must comply with applicable federal and state securities laws and the rules and regulations of The NASDAQ Capital Market (“NASDAQ”) in connection with the issuance of shares of Precision common stock and the filing of this proxy statement/prospectus/information statement with the SEC.

Tax Treatment of the Merger

Precision and Helomics intend the Merger (and more specifically, the exchange of Helomics common stock for the Merger Shares) to qualify as a reorganization within the meaning of Section 368(a) of the Code. Upon request by Helomics, Precision must use its good faith, commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and not to permit or cause any affiliate or any subsidiary of Precision or Helomics to, take any action or cause any action to be taken which would cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. For a description of material U.S. federal income tax consequences of the Merger, see the section titled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” below.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the Merger that are expected to apply generally to each Helomics stockholder upon the exchange of shares of Helomics capital stock for shares of Precision common stock and Series D convertible preferred stock upon the consummation of the Merger. This summary is based upon current provisions of the Code, existing Treasury regulations and current administrative rulings and court decisions, all in effect as of the date hereof and all of which are subject to change. Any change, which may be retroactive, could alter the tax consequences to Precision, Helomics or the Helomics stockholders as described in this summary.

No attempt has been made to comment on all of the U.S. federal income tax consequences of the Merger that may be relevant to particular holders, including holders who do not hold their shares as capital assets; holders subject to special treatment under the Code such as dealers in securities; banks; insurance companies; other financial institutions; mutual funds; real estate investment trusts; regulated investment companies; tax-exempt organizations; pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein); persons who are not U.S. holders (as defined below); stockholders who are subject to the alternative minimum tax provisions of the Code; Helomics stockholders who hold their shares as part of a hedge, wash sale, synthetic security, conversion transaction, or other integrated transaction; persons that have a functional currency other than the U.S. dollar; traders in securities who elect to apply a mark-to-market method of accounting; persons who hold shares of Helomics capital stock that may constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code; Helomics stockholders who acquired their shares of stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code; Helomics stockholders who acquired their shares of stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments; and certain expatriates or former citizens or long-term residents of the United States. Stockholders described in this paragraph are urged to consult their own tax advisors regarding the consequences to them of the Merger.

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In the case of a stockholder that is a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships that are holders of Helomics capital stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences to them of the Merger.

In addition, the following discussion does not address the tax consequences of the Merger under state, local or non-U.S. tax laws or federal tax laws other than income tax laws. Furthermore, the following discussion does not address: (a) the tax consequences of transactions effectuated before, after or at the same time as the Merger, whether or not they are in connection with the Merger, including, without limitation, transactions in which shares of Helomics capital stock are acquired or disposed of other than in exchange for shares of Precision common stock and preferred stock in the Merger; (b) the tax consequences to holders of options or warrants issued by Helomics which are assumed in connection with the Merger; (c) the tax consequences of the receipt of shares of Precision common stock and preferred stock other than in exchange for shares of Helomics capital stock pursuant to the Merger Agreement; (d) any U.S. federal non-income tax consequences of the Merger, including estate, gift or other tax consequences; (e) any state, local or non-U.S. tax consequences of the Merger; or (f) the Medicare contribution tax on net investment income. No ruling from the Internal Revenue Service (the “IRS”) or opinion of counsel, has been or will be requested in connection with the Merger, and Helomics stockholders should be aware that the IRS could adopt a position which could be sustained by a court contrary to that set forth in this discussion.

Holders of Helomics capital stock are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the Merger in light of their personal circumstances and the consequences under state, local and non-U.S. tax laws and other federal tax laws.

Treatment of the Merger as a “Reorganization” under Section 368(a)

Precision and Helomics intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, but the Merger may not so qualify. The Merger is conditioned on receipt of a tax opinion relating to the qualification of the Merger as such a reorganization.

Definition of “U.S. Holder”

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Helomics capital stock that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or any other entity taxable as a corporation created or organized in or under the laws of the United States or of a state of the United States, any state thereof or the District of Columbia;

•	a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of such trust, or (ii) the trust was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

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Treatment of U.S. Holders in the Merger

If the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, Helomics stockholders generally will not recognize gain or loss upon the exchange of their Helomics capital stock for Precision common stock and Series D convertible preferred stock, except to the extent of cash received in lieu of a fractional share of Precision common stock or preferred stock as described below. Helomics Stockholders generally will obtain a basis in the Precision common stock and Series D convertible preferred stock they receive in the Merger equal to their basis in the exchanged Helomics capital stock. The holding period of the shares received by a Helomics stockholder in the Merger will include the holding period of the shares of Helomics capital stock surrendered in exchange therefor. A U.S. holder who receives cash in lieu of a fractional share of Precision common stock or preferred stock will be treated for U.S. federal income tax purposes as having received such fractional share pursuant to the Merger and then as having exchanged such fractional share for cash in a redemption by Precision. Such U.S. holder will recognize gain or loss equal to the difference, if any, between such stockholder’s basis in the fractional share and the amount of cash received. Such gain or loss will be a long-term capital gain or loss, if the U.S. holder’s holding period is greater than one year as of the date of the closing of the Merger. The deductibility of capital losses is subject to limitations.

If the Merger is not treated as a reorganization within the meaning of Section 368(a) of the Code, then each U.S. holder generally will be treated as exchanging its Helomics capital stock in a fully taxable transaction in exchange for Precision common stock and preferred stock and any cash received in lieu of a fractional share. Helomics stockholders will generally recognize gain or loss in such exchange equal to the amount that such Helomics stockholder’s adjusted tax basis in the Helomics capital stock surrendered is less or more than the fair market value of the Precision common stock or Series D convertible preferred stock and any cash in lieu of a fractional share received in exchange therefor. Gain or loss recognized upon such an exchange generally will be capital gain or capital loss. Any recognized capital gain or capital loss will be long-term capital gain or capital loss, if the U.S. holder has held the shares of Helomics capital stock for more than one year. The deductibility of capital losses is subject to limitations. In addition, for purposes of the above discussion of the bases and holding periods for shares of Helomics capital stock and Precision common stock and preferred stock, U.S. holders who acquired different blocks of Helomics capital stock at different times for different prices must calculate their gains and losses and holding periods separately for each identifiable block of such stock exchanged in the Merger.

Reporting Requirements

If the Merger is a reorganization within the meaning of Section 368(a) of the Code, each U.S. holder who receives shares of Precision common stock and Series D convertible preferred stock in the Merger is required to retain permanent records pertaining to the Merger, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, U.S. holders who owned immediately before the Merger at least one percent (by vote or value) of the total outstanding stock of Helomics are required to attach a statement to their tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the U.S. holder’s tax basis in such holder’s Helomics Capital Stock surrendered in the Merger, the fair market value of such stock, the date of the Merger and the name and employer identification number of each of Helomics and Precision. U.S. holders are urged to consult with their tax advisors to comply with these rules.

Information Reporting and Backup Withholding

A U.S. holder of Helomics capital stock may be subject to information reporting and backup withholding for U.S. federal income tax purposes on cash paid in lieu of fractional shares in connection with the Merger. Backup withholding will not apply, however, to a holder who (i) furnishes a correct taxpayer identification number and certifies the holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, (ii) provides a certification of foreign status on an appropriate IRS Form W-8 or successor form or (iii) certifies the holder is otherwise exempt from backup withholding. If a U.S. holder does not provide a correct taxpayer identification number on IRS Form W-9 or other proper certification, the stockholder may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the federal income tax liability of a U.S. holder of Helomics capital stock, if any, provided the required information is timely furnished to the IRS. U.S. holders of Helomics capital stock should consult their tax advisors regarding their qualification for an exemption from backup withholding, the procedures for obtaining such an exemption, and in the event backup withholding is applied, to determine if any tax credit, tax refund or other tax benefit may be obtained.

The foregoing summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular Helomics stockholder. This summary does not take into account your particular circumstances and does not address consequences that may be particular to you. Therefore, you should consult your tax advisor regarding the particular consequences of the Merger to you.

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Anticipated Accounting Treatment

The Merger will be treated by Precision as a forward triangular merger under the acquisition method of accounting in accordance with U.S. GAAP. For accounting purposes, Precision will be the accounting predecessor and will be treated as having acquired Helomics in this transaction. Management of Precision and Helomics have made a preliminary estimate of the purchase price calculated as described in Note 2 to the unaudited pro forma condensed combined financial statements. The net tangible assets acquired and liabilities assumed in the Merger transaction will be recorded at their estimated acquisition date fair values. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Helomics that exist as of the date of completion of the transaction.

NASDAQ Stock Market Listing

Precision common stock currently is listed on NASDAQ under the symbol “AIPT.” Precision has agreed to use take all steps necessary to cause the listing of the shares of Precision common stock to be issued to Helomics stockholders pursuant to the Merger on NASDAQ. Precision must also deliver to Helomics evidence that NASDAQ has approved the Merger and related transactions.

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THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement, as amended, is attached as Annex A to this proxy statement/prospectus/information statement and is incorporated by reference into this proxy statement/prospectus/information statement. The Merger Agreement has been attached to this proxy statement/prospectus/information statement to provide you with information regarding its terms. It is not intended to provide any other factual information about Precision, Helomics or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that Precision and Merger Sub, on the one hand, and Helomics, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Precision and Helomics do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Precision or Helomics, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Precision and Merger Sub, and Helomics and are modified by the disclosure schedules.

Structure

Under the Merger Agreement, Helomics will merge with and into Merger Sub, with Merger Sub surviving as a wholly-owned subsidiary of Precision. From and after the effective time of the Merger, all of the rights, privileges and authority of Helomics and Merger Sub shall vest in the Surviving Corporation; all of the assets and property of Helomics and Merger Sub and every interest therein shall be vested in the Surviving Corporation; and all debts and obligations of Helomics and Merger Sub shall be vested in the Surviving Corporation.

Completion and Effectiveness of the Merger

The Merger will be completed no later than the second business day after all the conditions to completion of the Merger are satisfied or waived, including the approval of the stockholders of Precision and Helomics (the “Closing Date”). Precision and Helomics are working to complete the Merger as quickly as practicable. However, Precision and Helomics cannot predict the exact timing of the completion of the Merger because it is subject to various conditions.

Merger Consideration

At the effective time of the Merger (the “Effective Time”), each share of Helomics common stock will be converted into the right to receive a proportionate share of 4,000,000 shares of Precision common stock and 3,500,000 shares of Precision Series D convertible preferred stock, in addition to the 1.1 million shares of Precision Common Stock previously issued to Helomics as consideration for Precision’s prior acquisition of a twenty percent ownership interest in Helomics. As a condition to receiving their Merger Shares, the holders of Helomics common stock who receive Merger Shares as a result of the Merger must agree (i) not to sell or otherwise transfer the Merger Shares for 90 days after the Effective Time, and (ii) with respect to any holders (or groups of affiliated holders) who receive at least 200,000 Merger Shares, thereafter not to sell in any three month period shares representing more than one percent of the outstanding common stock of Precision; provided, however, that all of such restrictions will lapse one year after the Effective Time.

Helomics Notes and Warrants

Helomics is obligated under the Merger Agreement to use commercially reasonable efforts to cause the holder of each Helomics Note Payable (meaning all outstanding secured and unsecured debt obligations owed by Helomics to third parties, whether represented by a promissory note or otherwise, excluding any obligations owed to Precision) to enter into an agreement in form and substance reasonably satisfactory to Precision and Helomics (each, a “Conversion and Exchange Agreement”) whereby such holder agrees that, at the Effective Time, (a) all or a certain portion of the indebtedness evidenced by such Helomics Note Payable shall be converted into Precision common stock at $1.00 per share, (b) all of such holder’s warrants to purchase Helomics common stock shall be converted into warrants to purchase Precision common stock, in a form reasonably acceptable to Precision, and (c) the unconverted portion of any indebtedness evidenced by such Helomics Note Payable shall be converted into a promissory note issued by Precision as of the Closing Date, in a form reasonably acceptable to Precision. This conversion and exchange transaction is described elsewhere in this proxy statement/prospectus/information statement as the “Exchange Offer.”

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The Merger is conditioned on at least 75% of Helomics’ $8.8 million in outstanding Helomics Notes Payable being exchanged for additional shares of Precision common stock via Conversion and Exchange Agreements.

Procedures for Exchanging Helomics Stock Certificates

As soon as practicable after October 26, 2018, Precision must engage Corporate Stock Transfer, Inc., its transfer agent, or another bank or trust company reasonably satisfactory to Precision and Helomics, to act as exchange agent in the Merger (the “Exchange Agent”). As soon as practicable after October 26, 2018, and not fewer than ten business days prior to the Closing Date, Precision must also cause the Exchange Agent to send to each Helomics stockholder a letter of transmittal with instructions for how Helomics stockholders may surrender their Helomics stock certificates in exchange for certificates representing Precision common stock and Series D convertible preferred stock. Upon surrender of a Helomics stock certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and other required documents, the holder of such Helomics stock certificate shall be entitled to receive one or more certificates representing the number of shares of Precision common stock and Series D convertible preferred stock that such holder has the right to receive pursuant to the Merger Agreement (or in lieu of such certificate(s), confirmation of the issuance of such Precision stock via book entry in the books of the Exchange Agent).

Fractional Shares

No fractional shares of Precision common stock or preferred stock will be issued in connection with the Merger. With respect to each Helomics stockholder, the Merger Shares to which such stockholder is entitled pursuant to the Merger Agreement will be rounded to the nearest whole share of Precision common stock and/or preferred stock, as applicable.

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by Precision, Merger Sub and Helomics relating to their respective businesses, as well as other facts pertinent to the Merger. The representations and warranties of each of Precision, Merger Sub and Helomics have been made solely for the benefit of the other parties and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk among the parties, may have been modified by the disclosure schedules delivered in connection with the Merger Agreement, are subject to the materiality standard described in the Merger Agreement, which may differ from what may be viewed as material by you, and were made only as of the date of the Merger Agreement or another date as is specified in the Merger Agreement.

Precision and Merger Sub jointly and severally represented and warranted to Helomics about the following matters (it being understood that (a) each representation and warranty is subject to the exceptions and disclosures set forth in the part or subpart of the Precision disclosure schedule, (b) as of October 26, 2018, Precision and Merger Sub had not yet fully investigated the matters covered by the representations and warranties, which is subject to the parties’ due diligence investigation, and (c) no inaccuracy or breach of any such representation or warranty can be grounds for any claim by Helomics prior to the Closing Date):

•	subsidiaries; due organization;

•	authority, binding nature of the Merger Agreement;

•	capitalization;

•	financial statements; internal controls;

•	absence of undisclosed liabilities;

•	absence of changes;

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•	title to assets;

•	loans;

•	equipment; real property; leasehold

•	intellectual property;

•	contracts and commitments; no defaults thereunder;

•	compliance with legal requirements;

•	governmental authorizations;

•	tax matters;

•	employee and labor matters; benefit plans;

•	environmental matters;

•	insurance;

•	legal proceedings; orders;

•	non-contravention; consents

•	no financial advisor;

•	formation of Merger Sub; and

•	valid issuance of Merger Consideration.

Helomics represented and warranted to Precision and Merger about the following matters (it being understood that (a) each representation and warranty is subject to the exceptions and disclosures set forth in the part or subpart of the Helomics disclosure schedule, (b) as of October 26, 2018 Helomics had not yet fully investigated the matters covered by the representations and warranties, which is subject to the parties’ due diligence investigation, and (c) no inaccuracy or breach of any such representation or warranty can be grounds for any claim by Precision or Merger Sub prior to the Closing Date):

•	subsidiaries; due organization;

•	authority, binding nature of the Merger Agreement;

•	capitalization;

•	financial statements; internal controls;

•	absence of undisclosed liabilities;

•	absence of changes;

•	title to assets;

•	loans;

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•	equipment; real property; leasehold;

•	intellectual property;

•	contracts and commitments; no defaults thereunder;

•	compliance with legal requirements;

•	governmental authorizations;

•	tax matters;

•	employee and labor matters; benefit plans;

•	environmental matters;

•	insurance;

•	legal proceedings; orders;

•	Helomics stockholder approval;

•	non-contravention; consents; and

•	no financial advisor.

Access and Investigation; Conduct of Business Pending the Merger

Access and Investigation. With respect to access and investigation, the parties agreed that upon reasonable request they must each (a) provide to the other reasonable access to its personnel, tax and accounting advisers and assets and to all existing books, records, tax returns, and other documents and information relating to such entity or any of its subsidiaries; and (b) provide the other party with such copies of the existing books, records, tax returns, and other documents and information relating to such entity and its subsidiaries.

Operation of Helomics and Its Subsidiaries. With respect to the operation of Helomics and its subsidiaries, Helomics agreed that prior to the Closing Date, it will ensure that it and its subsidiaries conduct their business and operations in the ordinary course and in accordance in all material respects with past practices. Helomics also agreed, prior to the Closing Date, to not do the following without Precision’s prior written consent, which cannot be unreasonably withheld, conditioned, or delayed:

1.	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

2.	sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security (or whose value is directly related to shares of Helomics common stock); or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that Helomics may issue shares of common stock upon the valid exercise of Helomics warrants outstanding as of the date of the Merger Agreement);

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3.	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

4.	acquire any equity interest or other interest in any other entity; form any subsidiary; or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction; or

5.	agree or commit to take any of the foregoing actions.

Operation of Precision and Its Subsidiaries. With respect to the operation of Precision and its subsidiaries, Precision agreed that prior to the Closing Date, it will ensure that it and its subsidiaries conduct their business and operations in the ordinary course and in accordance in all material respects with past practices or as disclosed in Precision’s SEC filings. Precision also agreed, prior to the Closing Date, to not do the following without Helomics’ prior written consent, which cannot be unreasonably withheld, conditioned, or delayed:

1.	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than in connection with the withholding of shares of Precision common stock to satisfy tax obligations with respect to the exercise, vesting or settlement of Precision equity awards made pursuant to Precision’s Amended and Restated 2012 Stock Incentive Plan;

2.	sell, issue, grant or authorize the sale, issuance or grant of: (a) any capital stock or other security; (b) any option, call, warrant or right to acquire any capital stock or other security; or (c) any instrument convertible into or exchangeable for any capital stock or other security (except that Precision (1) may grant further share awards authorized under its Amended and Restated 2012 Stock Incentive Plan and (2) may issue shares of Precision common stock upon the valid exercise of Precision options and warrants outstanding as of the date of the Merger Agreement);

3.	amend, waive any of its rights under or, (except as contemplated by the terms of its Amended and Restated 2012 Stock Incentive Plan, existing equity award agreements or any applicable employment agreement, in each case as in effect as of the date of the Merger Agreement) accelerate the vesting under, any provision of the its Amended and Restated 2012 Stock Incentive Plan or any provision of any agreement evidencing any outstanding equity award except for the acceleration of the “Parent Options” set forth on the Precision disclosure schedule, or otherwise modify any of the terms of any outstanding Precision equity award, warrant or other security or any related contract;

4.	amend or permit the adoption of any amendment to its articles of incorporation or bylaws or other charter or organizational documents; or

5.	agree or commit to take any of the foregoing actions.

Non-Solicitation

From the date of the Merger Agreement until the Effective Time or, if earlier, the termination of the Merger Agreement, Helomics shall not, directly or indirectly, shall cause its subsidiaries and the respective officers, employees directors and financial advisers of Helomics and its subsidiaries to not, directly or indirectly, and shall use its reasonable best efforts to ensure that the other Helomics representatives do not, directly or indirectly:

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1.	solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any acquisition proposal with respect to Helomics or its subsidiaries or an acquisition inquiry with respect to Helomics or its subsidiaries;

2.	furnish any information regarding Helomics or its subsidiaries to any person in connection with or in response to an acquisition proposal with respect to Helomics or its subsidiaries or an acquisition inquiry with respect to Helomics or its subsidiaries;

3.	engage in discussions or negotiations with any person relating to any acquisition proposal with respect Helomics or its subsidiaries or an acquisition inquiry with respect to Helomics or its subsidiaries;

4.	approve, endorse or recommend any acquisition proposal with respect to Helomics or its subsidiaries or an acquisition inquiry with respect to Helomics or its subsidiaries or any person or group becoming the beneficial owner of more than 5% of the equity securities of Helomics or its subsidiaries; or

5.	enter into any letter of intent or similar document or any contract (other than a confidentiality agreement on the terms described in the Merger Agreement) contemplating or otherwise relating to any acquisition transaction with respect to Helomics or its subsidiaries.

Helomics must promptly (and in no event later than 24 hours after receipt of any acquisition proposal or acquisition inquiry with respect to Helomics or its subsidiaries) advise Precision orally and in writing of any such acquisition proposal or acquisition inquiry. Helomics must also keep Precision reasonably informed with respect to: (i) the status of any such acquisition proposal or acquisition inquiry; and (ii) the status and terms of any material modification or proposed material modification thereto.

Registration Statement, Prospectus, Information Statement

As promptly as practicable, Precision must prepare and file with the SEC this proxy statement/prospectus/information statement and, in cooperation with Helomics, register on Form S-4 under the Securities Act of 1933, the shares of Precision common stock and preferred stock to be issued pursuant to the Merger and the Exchange Offer. Each of Precision and Helomics must use its reasonable best effort to cause the registration statement to become effective as promptly as practicable. Each of Precision and Helomics must also furnish all information concerning itself and its subsidiaries, as applicable, to the other party as the other party may reasonably request relating to such actions and the preparation of the registration statement and this proxy statement/prospectus/information statement. As promptly as practicable after the registration statement is declared effective by the SEC, Precision and Helomics must mail this proxy statement/prospectus/information statement to their respective stockholders.

Meeting of Precision Stockholders and Written Consent of Helomics Stockholders

Precision must call, give notice of and hold the Annual Meeting as promptly as practicable. Helomics must as promptly as practicable obtain the consent of its stockholders to the Merger Agreement, the Merger and the transactions contemplated thereby (the “Helomics Stockholder Consent”).

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Regulatory Approvals

Neither Precision nor Helomics is required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to complete the Merger. Precision must comply with applicable federal and state securities laws and the rules and regulations of The NASDAQ Capital Market in connection with the issuance of shares of Precision common stock in the Merger, including the filing with the SEC of this proxy statement/prospectus/information statement.

Indemnification and Insurance

For six years after the Effective Time, Precision must cause Helomics, as the surviving corporation of the Merger with Merger Sub, and Helomics’ subsidiaries, to indemnify their respective current or former directors and officers and any person who becomes a director or officer of Helomics or any of its subsidiaries prior to the Effective Time to the fullest extent that applicable law permits a company to indemnify its own directors and officers and in compliance with any agreements related to such indemnification that are in effect as of the Effective Time, including any provision therein relating to advancement of expenses. Precision must also at all times continue to maintain directors’ and officers’ liability insurance with such coverage limits and other terms as are deemed reasonable by the Precision Board of Directors.

NASDAQ Stock Market Listing

Precision must cause the Merger Shares, and any shares of Precision common stock that are subject to Precision options issued to any employee, stockholder or affiliate of Helomics in connection with the Merger, to be listed on The NASDAQ Capital Market (“NASDAQ”). Precision must also deliver to Helomics evidence that the staff of NASDAQ has approved the Merger and related transactions.

Conditions to the Completion of the Merger

Conditions Precedent to Obligations of Precision and Merger Sub

The obligations of Precision and Merger Sub to cause the Merger to be affected and to otherwise cause the transactions contemplated by the Merger to be consummated are subject to satisfaction or waiver of certain conditions, including the following:

a.	Each of the Helomics Fundamental Representations being accurate in all respects as of October 26, 2018 and as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which must have been accurate in all material respects as of such date). A “Helomics Fundamental Representation” means the representations and warranties made by Helomics regarding the following: (1) subsidiaries; due organization; (2) authority; binding nature of the Merger Agreement; (3) capitalization; (4) title to assets; (5) intellectual property; (6) tax matters; (7) employee and labor matters; benefit plans; (8) the Helomics stockholder approval; and (9) no financial advisor.

b.	Each of the other representations and warranties of Helomics being accurate in all respects as of October 26, 2018 and being accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which must have been accurate in all respects as of such date); provided, however, that for purposes of determining the accuracy of such representations and warranties as of the Closing Date, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

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c.	Since October 26, 2018, there must not have been any Material Adverse Effect with respect to Helomics which has not been cured, and no event must have occurred, or circumstance must exist that, in combination with any other events or circumstances then in existence, would reasonably be expected to have or result in a Material Adverse Effect with respect to Helomics. A “Material Adverse Effect” means, with respect to Helomics, any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, results of operations or prospects of Helomics and its subsidiaries taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Helomics Material Adverse Effect: (i) conditions generally affecting the industries in which Helomics participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on Helomics and its subsidiaries, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on Helomics and its subsidiaries, taken as a whole, as compared to other industry participants; (iii) changes in GAAP (or any interpretations of GAAP) applicable to Helomics or its subsidiaries; (iv) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iii), (v), (vi), (vii), or (viii) of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Helomics Material Adverse Effect and may be taken into account in determining whether a Helomics Material Adverse Effect has occurred); (v) any lawsuit commenced by a stockholder of Helomics (in his, her or its capacity as a stockholder) directly resulting from the execution of the Merger Agreement or the performance of the transactions contemplated thereby; (vi) loss of employees, suppliers or customers (including customer orders or contracts) resulting directly from the announcement or pendency of the Merger Agreement or the transactions contemplated thereby; (vii) the taking of any action expressly required to be taken pursuant to the Merger Agreement or the taking of any action requested by Precision to be taken pursuant to the terms of the Merger Agreement to the extent taken in accordance with such request; or (viii) changes in applicable legal requirements after the date of the Merger Agreement; or (b) the ability of Helomics to consummate the Merger or any of the other transaction contemplated thereby.

d.	Helomics must have delivered to Precision counterparts to “Conversion and Exchange Agreements” pursuant to which holders of Helomics Notes Payable (meaning all outstanding secured and unsecured debt obligations owed by Helomics to third parties, whether represented by a promissory note or otherwise, excluding any obligations owed to Precision) have agreed to convert in the aggregate 75% of the total indebtedness under the Helomics Notes Payable into shares of Precision common stock.

e.	Helomics must have obtained written consent of the Helomics Stockholders approving the Merger and have delivered reasonably acceptable evidence thereof to Precision.

f.	There must be no Helomics Dissenting Shares (meaning shares of Helomics common stock held by a holder who did not consent to the adoption of the Merger Agreement or otherwise vote in favor of adoption of the Merger Agreement);

g.	Precision’s stockholders must have approved (i) the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of shares of Precision’s common stock and preferred stock to Helomics’ security holders pursuant to the terms of the Merger Agreement, (ii) Proposal No. 4 of this proxy statement/prospectus/information statement, and (iii) Proposal No. 5 of this proxy statement/prospectus/information statement.

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h.	Precision must have received from NASDAQ evidence that the staff of NASDAQ has approved the Merger and related transactions. NASDAQ must also have approved the listing of the Merger Shares.

i.	This proxy statement/prospectus/information statement must have been declared effective by the SEC under the Securities Act of 1933. No stop order suspending the effectiveness thereof shall have been issued by the SEC and no proceeding for that purpose or a similar purpose shall have been initiated or threatened in writing by the SEC.

j.	Certain employees of Helomics and/or its subsidiaries must have entered into acceptable employment and non-competition agreements with Precision to be effective as of the Closing Date.

k.	Precision must be satisfied in its sole discretion with the results of its due diligence regarding Helomics and the contents of Helomics’ disclosure schedule.

l.	Precision shall have filed the Certificate of Designation, the form of which is attached hereto as Annex I, with the Office of the Delaware Secretary of State, and such Certificate shall have been accepted by such office.

m.	Precision shall have filed an amendment to its Certificate of Incorporation with the Office of the Delaware Secretary of State in order to effectuate Proposal Nos. 4 and 5 of this proxy statement/prospectus/information statement, and such Amendment shall have been accepted by such office.

Conditions Precedent to Obligations of Helomics

The obligation of Helomics to effect the Merger and otherwise consummate the transactions contemplated by the Merger to be consummated are subject to satisfaction or waiver of certain conditions, including the following:

a.	Each of the Precision Fundamental Representations being accurate in all respects as of the date of October 26, 2018 and the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which must have been accurate in all material respects as of such date); provided, however, that, all changes in the capital structure resulting from the exercise of Precision options, warrants or other convertible securities pursuant to their terms or as contemplated by the Merger Agreement is to be disregarded. A “Precision Fundamental Representation” means the representations and warranties made by Precision and Merger Sub regarding the following: (1) subsidiaries; due organization; (2) authority; binding nature of the Merger Agreement; (3) capitalization; (4) title to assets; (5) intellectual property; (6) tax matters; and (7) no financial advisor.

b.	Each of the representations and warranties of Precision and Merger Sub (other than the Precision Fundamental Representations) being accurate in all respects as of October 26, 2018 and being accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that for purposes of determining the accuracy of such representations and warranties as of the Closing Date, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

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c.	Since October 26, 2018, there shall not have occurred any Material Adverse Effect with respect to Precision which has not been cured, and no event shall have occurred, or circumstance shall exist that, in combination with any other events or circumstances, then in existence would reasonably be expected to have or result in a Material Adverse Effect with respect to Precision. A “Material Adverse Effect” with respect to Precision means any Effect that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, results of operations or prospects of Precision and its Subsidiaries taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Precision Material Adverse Effect: (i) conditions generally affecting the industries in which Precision participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on Precision and its subsidiaries, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on Precision and its subsidiaries, taken as a whole, as compared to other industry participants; (iii) changes in the trading price or trading volume of Precision common stock (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iv), (v), (vi), (vii), (viii) or (ix) of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume may give rise to a Precision Material Adverse Effect and may be taken into account in determining whether a Precision Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to Precision or any of its subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iii), (iv), (vi), (vii), (viii) or (ix) or of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Precision Material Adverse Effect and may be taken into account in determining whether a Precision Material Adverse Effect has occurred); (vi) any lawsuit commenced by a stockholder of Precision (in his, her or its capacity as a stockholder) directly resulting from the execution of the Merger Agreement or the performance of the transactions contemplated thereby; (vii) loss of employees, suppliers or customers (including customer orders or Contracts) resulting directly from the announcement or pendency of this Agreement or transactions contemplated thereby; (viii) the taking of any action expressly required to be taken pursuant to the Merger Agreement or the taking of any action requested by Helomics to be taken pursuant to the terms of the Merger Agreement to the extent taken in accordance with such request; or (ix) changes in applicable legal requirements after the date of the Merger Agreement; or (b) the ability of Precision to consummate the Merger or any of transactions contemplated thereby.

d.	Helomics must have obtained the Helomics Stockholder Consent.

e.	There must be no shares of Helomics common stock held by a holder who did not consent to the adoption of the Merger Agreement or otherwise vote in favor of adoption of the Merger Agreement and exercised his, her or its statutory appraisal rights.

f.	Precision’s stockholders must have approved (i) the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of shares of Precision’s common stock and preferred stock to Helomics’ security holders pursuant to the terms of the Merger Agreement, (ii) Proposal No. 4 of this proxy statement/prospectus/information statement, and (iii) Proposal No. 5 of this proxy statement/prospectus/information statement.

g.	Precision must have received from NASDAQ evidence that the staff of NASDAQ has approved the Merger and related transactions. NASDAQ must also have approved the listing of the Merger Shares. Precision must have delivered to Helomics evidence that the staff of NASDAQ has approved the Merger and related transactions.

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h.	Precision shall have filed the Certificate of Designation, the form of which is attached hereto as Annex I, with the Office of the Delaware Secretary of State, and such Certificate shall have been accepted by such office.

i.	Precision shall have filed an Amendment to its Certificate of Incorporation with the Office of the Delaware Secretary of State in order to effectuate Proposal Nos. 4 and 5 of this proxy statement/prospectus/information statement, and such Amendment shall have bene accepted by such office.

Termination of the Merger Agreement

The Merger Agreement may be terminated prior to the Closing Date, for several reasons, including the following:

1.	by written agreement of Precision and Helomics;

2.	by either Precision or Helomics if the Merger is not consummated on or before March 31, 2019 (the “End Date”); provided, however, that neither are permitted to so terminate the Merger Agreement if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the Closing Date;

3.	by either Precision or Helomics if a court or other governmental body issues a final and non-appealable order, or takes any other action, that permanently prohibits the Merger; and

4.	by Precision or Helomics if either of the following occurs: (a) the Precision Board determines that an acquisition proposal with respect to Precision is more favorable to Precision and its stockholders than the Merger; or (b) Precision enters into any letter of intent or similar document or any contract relating to any acquisition proposal.

In the event of the termination of the Merger Agreement, the Merger Agreement will be of no further force and effect, except that the parties will still have certain indemnification obligations, the Confidentiality Agreement signed in connection with the Merger Agreement will remain in full force and effect and the termination of the Merger Agreement will not relieve any party thereto of any liability for any breach of the Merger Agreement or fraud.

Amendment

The Merger Agreement may be amended with the approval of the respective Board of Directors of Precision and Helomics at any time without approval of any of Helomics’ stockholders; provided, however, that no amendment may be made which by applicable law requires further approval of Helomics’ stockholders without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed by both parties.

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GENERAL TERMS OF THE EXCHANGE OFFER

Purpose of the Exchange Offer

Helomics and Precision intend to effect a merger of Helomics with and into a wholly-owned subsidiary of Precision. The purposes of the Exchange Offer is to accommodate the Merger and provide consideration in connection therewith to holders of Helomics Notes Payable and Helomics Warrants.

Terms of the Exchange Offer

In connection with the Merger, Precision is offering the Exchange Offer, as described herein, to holders of certain promissory notes of Helomics that were issued to investors (the “Helomics Notes Payable”) and accompanying warrants to purchase Helomics common stock (the “Helomics Warrants”): the exchange of (a) one share of Common Stock, par value $0.01 (“Common Stock”), of Precision, for each $1.00 of principal and accrued and unpaid interest, calculated as of the Effective Time, outstanding of the tendered Helomics Notes Payable held by each holder as of the Effective Time, and (b) a warrant to purchase shares of Common Stock at an exercise price of $1.00 per share (a “Precision Warrant”) for each of the Helomics Warrants held by such holders, at a ratio of 0.6 Precision Warrants for each 1.0 Helomics Warrant. Consummation of the Merger is conditioned upon holders of at least 75% of the outstanding balance of the Helomics Notes Payable exchanging their Helomics Notes Payable for Common Stock of Precision pursuant to the terms of the Exchange Offer.

Upon the terms and subject to the conditions described in this proxy statement/prospectus/information statement and in the Letter of Transmittal, Precision is offering, through the Exchange Offer, to issue up to an aggregate of 12,778,333 shares of Common Stock of Precision and up to an aggregate of 14,245,130 Precision Warrants to the holders of outstanding Helomics Notes Payable and Helomics Warrants, respectively, who validly tender their Helomics Notes Payable and/or Helomics Warrants on or prior to the Expiration Date. All outstanding Helomics Notes Payable and/or Helomics Warrants that are (a) not tendered prior to the Expiration Date or (b) tendered, but (i) properly withdrawn any time before the Expiration Date or (ii) for any valid reason, not accepted by Precision, will continue to be outstanding according to the their terms unmodified.

As of October 15, 2018, the following was outstanding: (a) total principal and accrued interest under the Helomics Notes Payable in an amount of $8,778,333 and (b) 23,741,883 Helomics Warrants, in each case, subject to the Exchange Offer. This prospectus and the Letter of Transmittal are being sent to all registered holders of outstanding Helomics Notes Payable and/or Helomics Warrants. There will be no fixed record date for determining registered holders of the Helomics Notes Payable and/or Helomics Warrants entitled to participate in the Exchange Offer.

The Exchange Agent will act as agent for the tendering holders of the Helomics Notes Payable and/or Helomics Warrants for the purposes of receiving (a) the Common Stock of Precision and/or Precision Warrants, as applicable, (b) the completed, signed and dated Letter of Transmittal and (c) all other required documents. Precision will issue the Common Stock of Precision and/or Precision Warrants promptly after the Expiration Date.

Precision intends to conduct the Exchange Offer in accordance with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated by the SEC thereunder.

Market and Trading Information

Common Stock of Precision is traded on The NASDAQ Capital Market under the symbol “AIPT.” The last reported per share price for the Common Stock of Precision was $0.89, as quoted on The NASDAQ Capital Market on October 15, 2018.

The Precision Warrants are not listed for trading on any market.

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Expiration Date

The Exchange Offer will expire on the Expiration Date, which is at midnight, Eastern Time, on [____________ ____], 2018, unless extended by Precision at its sole discretion.

Extensions; Waivers and Amendments; Termination

Subject to applicable law, Precision reserves the right to, at any time or at various times, regardless of whether any events preventing satisfaction of the conditions to the Exchange Offer, to extend the period of time during which the Exchange Offer is open by giving oral (to be confirmed in writing) or written notice of such extension to the Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law.

During any extension of the Exchange Offer, all Helomics Notes Payable and Helomics Warrants previously tendered and not accepted by Precision will remain subject to the Exchange Offer and may, subject to the terms and conditions of the Exchange Offer, be accepted by Precision, and all Helomics Notes Payable and Helomics Warrants previously tendered and accepted by Precision pursuant to the Exchange Offer will remain effective. In addition, Precision may waive conditions without extending the Exchange Offer in accordance with applicable law.

If any of the conditions described below under “– Conditions to the Exchange Offer” have not been satisfied with respect to the Exchange Offer, Precision reserves the right, at its sole discretion to:

▪	extend the Expiration Date and Exchange Offer;

▪	delay accepting any Helomics Notes Payable or Helomics Warrants tendered pursuant to the Exchange Offer;

▪	terminate the Exchange Offer; or

▪	otherwise amend the Exchange Offer in any respect in compliance with applicable securities laws and stock exchange rules.

If Precision does not accept any Helomics Notes Payable tendered in the Exchange Offer for any reason described in the terms and conditions of the Exchange Offer or if any Helomics Notes Payable tendered are withdrawn pursuant to the terms of the Exchange Offer, Precision will return such Helomics Notes Payable without expense to the holder.

If Precision does not accept any Helomics Warrants tendered in the Exchange Offer for any reason described in the terms and conditions of the Exchange Offer or if any Helomics Warrants tendered are withdrawn pursuant to the terms of the Exchange Offer, Precision will return such Helomics Warrants without expense to the holder.

Announcements

If the conditions to the Exchange Offer are satisfied, or if Precision waives all of the conditions that have not been satisfied, Precision will accept, on the Expiration Date and after it receives completed and duly executed Letters of Transmittal with respect to any and all of the Helomics Notes Payable and/or Helomics Warrants tendered at such time, the tendered Helomics Notes Payable and/or Helomics Warrants, as applicable, by notifying the Exchange Agent of Precision’s acceptance. The notice may be oral if Precision promptly confirms it in writing.

Acceptance of Tendered Helomics Notes Payable and/or Helomics Warrants to the Exchange Offer

If the conditions to the Exchange Offer are satisfied, or if Precision waives all of the conditions that have not been satisfied, Precision will accept, on the Expiration Date and after it receives completed and duly executed Letters of Transmittal with respect to any and all of the Helomics Notes Payable and/or Helomics Warrants tendered at such time, the tendered Helomics Notes Payable and/or Helomics Warrants, as applicable, by notifying the Exchange Agent of its acceptance. The notice may be oral if Precision promptly confirms it in writing.

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Precision expressly reserves the right, in its sole discretion, to delay acceptance of the Helomics Notes Payable and/or Helomics Warrants tendered pursuant to the Exchange Offer, or to terminate the Exchange Offer and not accept the Helomics Notes Payable and/or Helomics Warrants tendered pursuant to the Exchange Offer, (a) if any of the conditions to the Exchange Offer shall not have been satisfied or validly waived by Precision, or (b) in order to comply in whole or in part with any applicable law.

In all cases, the Common Stock of Precision and/or Precision Warrants, as applicable, will be issued only after timely receipt by the Exchange Agent of (a) the properly completed and duly executed Letter of Transmittal (or a facsimile thereof), and (b) any other documents required by the Letter of Transmittal, including, without limitation, the Helomics Notes Payable and/or Helomics Warrants.

For purposes of the Exchange Offer, Precision will have accepted the Helomics Notes Payable and Helomics Warrants tendered pursuant to the Exchange Offer, if, as and when it gives oral or written notice to the Exchange Agent of its acceptance of such Helomics Notes Payable and Helomics Warrants pursuant to the Exchange Offer. In all cases, the issuance of the Common Stock of Precision and Precision Warrants will be made by the deposit of such consideration with the Exchange Agent, which will act as your agent for the purposes of receiving such consideration from Precision and delivering such consideration to you.

If, for any reason whatsoever, acceptance of any Helomics Notes Payable or Helomics Warrants tendered or the issuance of the Common Stock of Precision of Precision Warrants is delayed or Precision extends the Exchange Offer or are unable to accept the tender of the Helomics Notes Payable and/or Helomics Warrants pursuant to the Exchange Offer, then, without prejudice to Precision’s rights set forth herein, Precision may instruct the Exchange Agent to retain the Helomics Notes Payable and/or Helomics Warrants tendered and such tender may not be withdrawn, subject to the limited circumstances described in “— Withdrawal of Tender and Participation in this Exchange Offer” below.

Precision will have the right, which may be waived, to reject the defective tender of Helomics Notes Payable and/or Helomics Warrants pursuant to the Exchange Offer as invalid and ineffective. If Precision waives its rights to reject a defective tender, subject to the other terms and conditions set forth in the Exchange Offer and Letter of Transmittal, you will be entitled to Common Stock of Precision and/or Precision Warrants, as applicable.

Precision will pay or cause to be paid all transfer taxes with respect to the tender of the Helomics Notes Payable and Helomics Warrants to the Exchange Offer unless the boxes titled “Special Issuance Instructions – Precision Warrants,” “Special Delivery Instructions – Common Stock,” or “Special Delivery Instructions – Precision Warrants” in the Letter of Transmittal has been completed, as described in the instructions included therewith.

Procedures for Participating in the Exchange Offer

General

In order to participate in the Exchange Offer, you must tender your Helomics Notes Payable and/or Helomics Warrants as described below. It is your responsibility to tender your Helomics Notes Payable and/or Helomics Warrants. Precision has the right in its sole and absolute discretion to waive any defects. However, Precision is not required to waive defects and is not required to notify you of defects in your tender.

If you have any questions or need help in tendering your Helomics Notes Payable and/or Helomics Warrants pursuant to the Exchange Offer, please contact the Exchange Agent, whose address and telephone number is listed below under “— Depositary and the Exchange Agent.”

The method of tendering the Helomics Notes Payable and/or Helomics Warrants and delivering the Letters of Transmittal and other required documents is at your election and risk. If delivery is by mail, Precision recommends that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No Helomics Notes Payable and/or Helomics Warrants, Letters of Transmittal or other required documents should be sent to Precision or Helomics.

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Proper Participation in the Exchange

In all cases, the issuance of the Common Stock of Precision and/or Precision Warrants pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of:

▪	Letter of Transmittal properly completed and duly executed; and

▪	Any required signature guarantees and other documents required by the Letter of Transmittal.

Procedures for Tendering Helomics Notes Payable and/or Helomics Warrants Held Through a Custodian

If you are a beneficial owner of Helomics Notes Payable and/or Helomics Warrants, but the holder of such Helomics Notes Payable and/or Helomics Warrants, as applicable, is a custodial entity such as a bank, broker, dealer, trust company or other nominee, and you seek to tender your Helomics Notes Payable and/or Helomics Warrants pursuant to the Exchange Offer, you must provide appropriate instructions to such holder of the Helomics Notes Payable and/or Helomics Warrants, as applicable, your Helomics Notes Payable and/or Helomics Warrants. Beneficial owners may be instructed to complete and deliver an instruction letter to such holder of Helomics Notes Payable and/or Helomics Warrants for this purpose. Precision urges you to promptly contact such person that holds Helomics Notes Payable and/or Helomics Warrants for you if you wish to tender your Helomics Notes Payable and/or Helomics Warrants pursuant to the Exchange Offer.

Signature Guarantees

Signatures on all Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program (a “Medallion Signature Guarantor”), unless the Letter of Transmittal is delivered, and any tendered Helomics Notes Payable and/or Helomics Warrants thereby are delivered (i) by a registered holder of Helomics Notes Payable and/or Helomics Warrants, as applicable, who has not completed a box entitled “Special Issuance Instructions – Precision Warrants,” “Special Delivery Instructions – Common Stock” or “Special Delivery Instructions – Precision Warrants” on the Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). If the Helomics Notes Payable and/or Helomics Warrants, as applicable, are registered in the name of a person other than the signer of the Letter of Transmittal, or if Helomics Notes Payable and/or Helomics Warrants, as applicable, not accepted for exercise pursuant to the Exchange Offer are to be returned to a person other than such holder of such Helomics Notes Payable and/or Helomics Warrants, then the signatures on the Letters of Transmittal accompanying the delivery of the Helomics Notes Payable and/or Helomics Warrants must be guaranteed by a Medallion Signature Guarantor as described above.

Determination of Validity of Tender of Helomics Notes Payable and/or Helomics Warrants

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Helomics Notes Payable and/or Helomics Warrants pursuant to this Exchange Offer and any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by Precision in its sole and absolute discretion, which determination will be final and binding, subject to the rights of Helomics Notes Payable and/or Helomics Warrants holders to challenge such determination in a court of competent jurisdiction. Precision reserves the absolute right to reject any or all tenders of Helomics Notes Payable and/or Helomics Warrants determined by Precision not to be in proper form, or if the acceptance of or tender of Helomics Notes Payable and/or Helomics Warrants may, in the opinion of Precision’s counsel, be unlawful. Precision also reserves the right to waive any conditions to the Exchange Offer that it is legally permitted to waive.

Your tender of Helomics Notes Payable and/or Helomics Warrants, as applicable, to the Exchange Offer will not be deemed to have been made until all defects or irregularities in your exercise have been cured or waived. Neither Precision, nor the Exchange Agent, nor any other person or entity is under any duty to give notification of any defects or irregularities in any exercise or withdrawal of any exercise pursuant to the Exchange Offer, or will incur any liability for failure to give any such notification.

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Please do not send Letters of Transmittal to Precision or Helomics. You should send Letters of Transmittal only to the Exchange Agent, at its office as indicated under Depositary and Exchange Agent” below and in the Letter of Transmittal. The Exchange Agent can answer your questions regarding how to tender your Helomics Notes Payable and/or Helomics Warrants.

Withdrawal of Tender and Participation in this Exchange Offer

You right to withdraw the tender of any Helomics Notes Payable and/or Helomics Warrants pursuant to the Exchange Offer will expire at midnight, Eastern Time, on the Expiration Date.

To be effective, a written or facsimile notice of withdrawal of a tender of Helomics Notes Payable and/or Helomics Warrants, as applicable, must:

▪	be received by the Exchange Agent at the following address prior to midnight, Eastern Time, on the Expiration Date;

Corporate Stock Transfer, Inc.

3200 Cherry Creek Drive South, #430

Denver, Colorado 80209

Facsimile: 303-282-5800

Phone: 303-282-4800

Toll Free: 877-309-2764

▪	specify the name of the holder of the Helomics Notes Payable and/or Helomics Warrants to be withdrawn;

▪	contain the description of the Helomics Notes Payable and/or Helomics Warrants to be withdrawn; and

▪	be signed by the holder of the Helomics Notes Payable and/or Helomics Warrants in the same manner as the original signature on the Letter of Transmittal or be accompanied by the documents of transfer sufficient to have the trustee register the transfer of the Helomics Notes Payable and/or Helomics Warrants into the name of the person withdrawing the tender of such Helomics Notes Payable and/or Helomics Warrants.

If the tendered Helomics Notes Payable and/or Helomics Warrants to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of written or facsimile transmission of the notice of withdrawal or revocation even if physical release is not yet effected. A withdrawal of tendered Helomics Notes Payable and/or Helomics Warrants can only be accomplished in accordance with the foregoing procedures.

If you withdraw tendered Helomics Notes Payable and/or Helomics Warrants, you will have the right to re-tender such Helomics Notes Payable and/or Helomics Warrants on or prior to the Expiration Date in accordance with the procedures described above for tendering Helomics Notes Payable and/or Helomics Warrants. If Precision amends or modifies the terms of the Exchange Offer, or the information concerning the Exchange Offer, in a manner determined by Precision to constitute a material change to the holders of the Helomics Notes Payable and/or Helomics Warrants, Precision will disseminate additional Exchange Offer materials and extend the period of the Exchange Offer, including any withdrawal rights, to the extent required by law and as it determines necessary. An extension of the Expiration Date will not affect the withdrawal rights of a holder of Helomics Notes Payable and/or Helomics Warrants.

Return of Helomics Notes Payable and/or Helomics Warrants

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If Precision does not accept any Helomics Notes Payable and/or Helomics Warrants in the Exchange Offer for any reason described in the terms and conditions of the Exchange Offer or if the Helomics Notes Payable and/or Helomics Warrants so tendered are withdrawn pursuant to the terms of the Exchange Offer, Precision will return such Helomics Notes Payable and Helomics Warrants without expense to the holder promptly as practicable after the expiration or termination of the Exchange Offer or the failure to meet any of the conditions to the Exchange Offer, including, without limitation, the consummation of the Merger.

Your Representations to Precision

By signing or agreeing to be bound by the Letter of Transmittal and other required documents, you will represent to Precision that, among other things:

▪	you own all right, title and interest in and to the Helomics Notes Payable and Helomics Warrants tendered;

▪	you have no arrangement or understanding with any person to participate in the distribution of the Common Stock of Precision and Precision Warrants;

▪	you agree to be bound by the transfer restrictions detailed in the Letter of Transmittal including the restrictions set forth below under “resales”;

▪	if you are not a broker-dealer, you are not engaged in and do not intend to be engaged in the distribution of the Common Stock of Precision and Precision Warrants; and

▪	if you are a broker-dealer, that you will receive the Common Stock of Precision and/or Precision Warrants for your own account in exchange for Helomics Notes Payable and/or Helomics Warrants that were required as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of the Common Stock of Precision and/or Precision Warrants.

Interests of Certain Persons in the Exchange Offer

The Helomics Notes and Warrants are owned by customers of Dawson James Securities, a securities broker-dealer with which Robert D. Keyser, Jr., R. Douglas Armstrong and Richard Aulicino are associated. Messrs. Keyser, Armstrong and Aulicino are members of the Board of Directors of Helomics.

Resales

Each broker-dealer that receives Common Stock of Precision and/or Precision Warrants for its own account in exchange for the tender of Helomics Notes Payable and/or Helomics Warrants, where such Helomics Notes Payable and/or Helomics Warrants were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the components of the Helomics Notes Payable and/or Helomics Warrants.

As a condition to receiving Common Stock of Precision and/or Precision Warrants, each recipient will agree to (a) not sell or otherwise transfer any shares of Common Stock of Precision received in connection with the exchange of such recipient’s Helomics Notes Payable for 90 days after the Effective Time and, (b) with respect to any holders (or groups of affiliated holders) who receive at least 200,000 shares of Common Stock of Precision in connection with the exchange of such recipient’s Helomics Notes Payable, not to sell in any three-month period shares representing more than one percent (1%) of the outstanding Common Stock of Precision; provided, that such restrictions provided in (a) and (b) will lapse one year after the Effective Time.

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Conditions to the Exchange Offer

Notwithstanding any other provisions of this Exchange Offer, Precision will not be required to accept the tendered Helomics Notes Payable and/or Helomics Warrants pursuant to the Exchange Offer or to issue Common Stock of Precision and/or Precision Warrants pursuant to the Exchange Offer, and may terminate, amend or extend the Exchange Offer or delay issuing Common Stock of Precision and/or Precision Warrants, if any of the following shall occur or exist or have not been satisfied, or have not been waived by Precision, prior to the Expiration Date:

▪	The Merger shall have occurred;

▪	No action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Exchange Offer or the exchange of Helomics Notes Payable for Common Stock of Precision and/or Helomics Warrants for Precision Warrants under the Exchange Offer by or before any court or governmental regulatory authority or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Exchange Offer or the exchange of Helomics Notes Payable for Common Stock of Precision and/or Helomics Warrants for Precision Warrants under the Exchange Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Exchange Offer or the exchange of Helomics Notes Payable for Common Stock of Precision and/or Helomics Warrants for Precision Warrants under the Exchange Offer;

▪	There shall not have occurred:

▪	any general suspension of or limitation on trading in securities on The NASDAQ Capital Market, whether or not mandatory;

▪	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory;

▪	a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States; or

▪	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; and

▪	The SEC shall have declared Precision’s registration statement on Form S-4, of which this proxy statement/prospectus/information statement forms a part, effective, and such registration statement shall not be subject to a stop order, and no proceedings for that purpose shall have been instituted or be pending or, to Precision’s knowledge, be contemplated or threatened by the SEC.

These conditions are for Precision’s benefit and may be asserted by Precision or may be waived by Precision, including any action or inaction by Precision giving rise to any condition, in whole or in part, at any time and from time to time at or prior to the Expiration Date, in Precision’s reasonable discretion. Precision may additionally terminate the Exchange Offer if any condition is not satisfied on or prior to the Expiration Date. If any of these events occur, subject to the termination rights described above, Precision may (i) return any tendered Helomics Notes Payable and/or Helomics Warrants to you, (ii) extend the Expiration Date and Exchange Offer and retain all tendered Helomics Notes Payable and/or Helomics Warrants until the expiration of the extended Exchange Offer, or (iii) amend the Exchange Offer in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law.

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Precision has not made a decision as to what circumstances would lead Precision to waive any condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although Precision has no present plans or arrangements to do so, Precision reserves the right to amend, at any time, the terms of the Exchange Offer. Precision will give holders of Helomics Notes Payable and/or Helomics Warrants notice of such amendments as may be required by applicable law.

Fees and Expenses

Precision will bear the expenses of soliciting the tender of the Helomics Notes Payable and Helomics Warrants pursuant to the Exchange Offer. The principal solicitation is being made by mail; however, Precision may make additional solicitation by facsimile, email, telephone or in person by its officers and regular employees and those of its affiliates and bankers.

Precision will pay the Exchange Agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Precision will pay cash expenses to be incurred in connection with the Exchange Offer. They include:

▪	SEC Registration fees for the Common Stock of Precision and Precision Warrants;

▪	fees and expenses of the Exchange Agent;

▪	accounting, advisory and legal fees;

▪	printing costs; and

▪	related fees and expenses.

If your Helomics Notes Payable and/or Helomics Warrants are held or will be held through a broker or other nominee on your behalf, your broker or other nominee may charge you a commission for participating in the Exchange Offer.

Transfer Taxes

If you tender your Helomics Notes Payable and/or Helomics Warrants pursuant to the Exchange Offer, you will not be required to pay any transfer taxes. Precision will pay all transfer taxes, if any, applicable to the tender of Helomics Notes Payable and Helomics Warrants in the Exchange Offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

▪	certificates representing the Common Stock of Precision and/or Precision Warrants issued in exchange for Helomics Notes Payable and Helomics Warrants, respectively, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Helomics Notes Payable and/or Helomics Warrants tendered;

▪	tendered Helomics Notes Payable and/or Helomics Warrants are registered in the name of any person other than the person signing the Letter of Transmittal; or

▪	a transfer tax is imposed for any reason other than the issuance of Common Stock of Precision or Precision Warrants in exchange for the tender of Helomics Notes Payable and Helomics Warrants, respectively, in the Exchange Offer.

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If satisfactory evidence of payment of any transfer taxes payable by an exercising holder is not submitted with the Letter of Transmittal, the amount of the transfer taxes will be billed directly to such exercising holder. The Exchange Agent will retain possession of the Common Stock of Precision and/or Precision Warrants with a value equal to the amount of the transfer taxes due until it receives payment of the taxes.

Material U.S. Federal Income Tax Consequences Of Exchange Offer

The following summary describes the material U.S. federal income tax consequences relating to the Exchange Offer. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), administrative rulings, and judicial decisions, all as in effect as of the date hereof, any of which may subsequently be changed or interpreted differently, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. Precision and Helomics have not sought and do not intend to seek a ruling from the Internal Revenue Service (the “IRS”) on any aspect of the Exchange Offer. Accordingly, Precision and Helomics cannot assure you that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS. This summary does not address all aspects of U.S. federal income tax related to the Exchange Offer.

This summary does not address the consequences under U.S. alternative minimum tax rules, U.S. federal estate or gift tax laws or any non-U.S. or U.S. state or local tax laws. In addition, it does not address all tax consequences that may be relevant to holders of the Helomics Notes Payable and associated Helomics Warrants or the Common Stock and Precision Warrants (the Common Stock together with Precision Warrants, the “Exchange Securities” and collectively with the Helomics Notes Payable, the “Investment Securities”) that are subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies, banks, and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, traders in securities that elect to use a mark-to-market method of accounting for their securities, employee stock ownership plans, corporations that accumulate earnings to avoid tax, controlled foreign corporations, and passive foreign investment companies;

•	persons holding Investment Securities as a part of a hedging, integrated, conversion, wash sale, constructive sale, or straddle transaction for U.S. federal income tax purposes;

•	U.S. Holders (as defined below) of Investment Securities whose “functional currency” is not the U.S. dollar;

•	persons that are, or that hold their Investment Securities through, entities that are treated as partnerships or S corporations for U.S. federal income tax purposes;

•	nonresident alien individuals who are present in the United States for 183 or more days during the relevant taxable year; and

•	former citizens or residents of the United States.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Investment Securities, the tax treatment of a partner (or other equity owner) will generally depend upon the status of the partner (or equity owner) and the activities of the partnership (or such other entity). A beneficial owner that is a partnership (or entity treated as a partnership) and partners in such a partnership (or other equity owners) should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

This summary of material U.S. federal income tax consequences is for general information only and is not tax advice for any particular investor. Furthermore, this summary only applies to beneficial owners of Investment Securities that hold their Investment Securities as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

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In this discussion, the term “U.S. Holder” is used to refer to a beneficial owner of Investment Securities that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any state or political subdivision thereof (including the District of Columbia);

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) such trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The term “Non-U.S. Holder” is used to describe a beneficial owner of Investment Securities that is neither a U.S. Holder nor a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes.

The parties have taken the position for U.S. federal income tax purposes that the Helomics Notes Payable are not “contingent payment debt instruments” within the meaning of the applicable Treasury Regulations and, therefore, the discussion below assumes that the Helomic Notes Payable are not subject to the special rules governing “contingent payment debt instruments.”

THIS DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER OF INVESTMENT SECURITIES SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSIDERATIONS TO SUCH HOLDER OF THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, AND LOCAL TAX LAWS AND NON-U.S. TAX LAWS.

Tender of Helomics Notes Payable. The exchange of Helomics Notes Payable for Exchange Securities pursuant to the Exchange Offer and consent solicitation will be a taxable exchange for U.S. federal income tax purposes. A U.S. Holder that exchanges Helomics Notes Payable for Common Stock pursuant to the Exchange Offer generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized on the exchange of Helomics Notes Payable for Common stock and (ii) the U.S. Holder’s adjusted tax basis in the Helomics Notes Payable. A U.S. Holder’s adjusted tax basis in the Helomics Notes Payable will generally equal the amount paid for the Helomics Notes Payable, increased by the amount of any original issue discount or market discount included in a U.S. Holder’s income with respect to the Helomics Notes Payable (whether or not de minimis) and reduced (but not below zero) by (i) the amount of any payments that are not qualified stated interest payments and (ii) any amortizable bond premium previously amortized on the Helomics Notes Payable. The amount realized will generally equal to the fair market value[1] of the Common Stock received on the date of the exchange.

Any gain or loss recognized in respect of the Helomics Notes Payable generally will be capital gain or loss, which will be long-term capital gain or loss if the U.S. Holder’s holding period in the Helomics Notes Payable exceeds one year as of the date of the exchange, except to the extent attributable to accrued but unpaid interest, provided that any gain will be treated as ordinary income to the extent that the gain does not exceed market discount which has not been previously included in gross income and which accrued on the Note while held by such U.S. Holder. Certain non-corporate U.S. Holders may be eligible for preferential tax rates in respect of long-term capital gain. The deductibility of capital losses is subject to limitations. A U.S. Holder generally will have an initial tax basis in the Common Stock received pursuant to the Exchange Offer and consent solicitation equal to fair market valueon the date of the exchange, and generally will commence a new holding period with respect to the Common Stock the day after the completion of the exchange.

Additional Tax on Net Investment Income.

Non-corporate U.S. Holders are generally subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s tax return filing status). A U.S. Holder’s net investment income will generally include any interest and dividend income or net gain recognized by such holder with respect to the Investment Securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Non-corporate U.S. Holders should consult their tax advisors on the applicability of this additional tax to its income and gains in respect of their investment in the Investment Securities.

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Information Reporting and Backup Withholding.

In general, information reporting requirements will apply to payments made to U.S. Holders that exchange Outstanding Notes and Warrants for Exchange Securities, of distributions on Exchange Securities or in connection with the sale, exchange, redemption, retirement, or other taxable disposition of Exchange Securities prior to maturity, other than certain exempt recipients. Each U.S. Holder will be asked to provide to Precision’s paying agent such Holder’s correct taxpayer identification number and certify that such Holder is not subject to backup withholding. Backup withholding at the applicable rate will apply to payments made to a U.S. Holder if the U.S. Holder fails to timely provide its correct taxpayer identification number (“TIN”) within a reasonable time after a request therefor (and certification that the TIN is correct) or certification of exempt status. A U.S. Holder who does not provide Precision or its paying agent with the correct TIN may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, and may entitle such U.S. Holder to a refund, provided the required information is timely furnished to the IRS.

This discussion is limited to U.S. Holders of the Helomics Notes Payable and does not consider the tax treatment of Non-U.S. Holders. Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of the Exchange Offer.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act

Foreign Account Tax Compliance Withholding. Sections 1471 through 1474 of the Code, the Treasury Regulations promulgated thereunder, and other applicable administrative guidance (collectively “FATCA”) could impose a withholding tax of 30% (“FATCA Withholding”) on the portion of the payment made in exchange for the Helomics Notes Payable attributable to accrued and unpaid interest on the Helomics Notes Payable, if any, on dividens on the Common Stock, and upon the sale, exchange, redemption, retirement, or other taxable disposition of the Exchange Securities and Helomics Notes Payable on or after December 31, 2018, in each case paid to a (i) a “foreign financial institution,” as defined under such rules, unless such institution enters into an agreement with the Department of Treasury to, among other things, collect and provide to it substantial information regarding such institution’s United States financial account holders, including certain account holders that are foreign entities with United States owners or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the United States, such institution complies with the requirements of such agreement and (ii) a “non-financial foreign entity,” as defined under such rules, unless such entity provides the paying agent with a certification that it does not have any substantial United States owners or a certification identifying the direct and indirect substantial United States owners of the entity, unless in each case, an exemption applies. Prospective investors are urged to consult their own tax advisors regarding the application of the legislation and regulations to the exchange and consent solicitation.

Depositary and Exchange Agent

Precision has appointed Corporate Stock Transfer, Inc. as the Depositary and the Exchange Agent for the Exchange Offer (referred to throughout this prospectus as the “Exchange Agent”). You should direct questions, requests for assistance, and requests for additional copies of the prospectus and/or the Letter of Transmittal that may accompany this prospectus to the Exchange Agent as follows:

Corporate Stock Transfer, Inc.

3200 Cherry Creek Drive South, #430

Denver, Colorado 80209

Facsimile: 303-282-5800

Phone: 303-282-4800

Toll Free: 877-309-2764

Delivery to an address other than set forth above will not constitute a valid delivery.

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PRECISION BUSINESS

Overview

Precision is a healthcare products and services company that is expanding its business to take advantage of emerging areas of the dynamic healthcare market through sales of its products, through its partnership and potential merger with Helomics and through pursuit of other strategic relationships to build value. Precision’s business highlights include:

•	Precision produces and sells the STREAMWAY® System, which it considers to be the best solution to solve the issue of medical waste disposal, with a cost-effective and environmentally friendly technology which provides infection control associated with toxic waste management. Precision has historically focused on growing the market for this product in the U.S. and are developing international markets.

•	Precision has acquired 25% of the capital stock of Helomics, and intends to consummate a merger with Helomics that is the described in this proxy statement/prospectus/information statement, a pioneering Contract Research Organization (“CRO”) Services company that bridges two significant areas of the healthcare industry: “Precision Medicine” and “Big Data”. Precision has identified the CRO market as a burgeoning sector with significant growth potential. Precision is also partnering with Helomics in creating joint venture arrangements.

•	In February 2018, Precision announced that Precision had formed a wholly-owned subsidiary, TumorGenesis Inc., to develop the next generation, patient derived (“PDx”) tumor models for precision cancer therapy and drug development. Precision formed TumorGenesis to develop a new, rapid approach to growing tumors in the laboratory, which essentially “fools” the cancer cells into thinking they are still growing inside the patient. This approach should provide a much more relevant model of the patient tumor that may be used for testing of drugs for personalized therapy or for the development of new drugs. Testing of the TumorGenesis PDx tumors will take place in collaboration with Helomics. Precision entered into licensing agreements with three medical technology companies in that regard.

•	Through Precision’s Skyline-Helomics collaboration, it has also partnered with GLG Pharma, a biotechnology company focused on precision medicine, to add a collection method to the STREAMWAY System, using GLG’s Capture, Culture and Screening capabilities. Precision also continues to explore other opportunities to partner with revenue-generating companies and create near-term and long-term value for its shareholders.

Corporate History

Precision was originally incorporated on April 23, 2002 in Minnesota as BioDrain Medical, Inc. Effective August 6, 2013, BioDrain Medical, Inc. changed its name to Skyline Medical Inc. Pursuant to an Agreement and Plan of Merger effective December 16, 2013, Skyline Medical Inc. merged with and into a Delaware corporation with the same name that was its wholly-owned subsidiary, with such Delaware Corporation as the surviving corporation of the merger. On August 31, 2015, Skyline Medical Inc. completed a successful offering and concurrent uplisting to The NASDAQ Capital Market. On February 1, 2018, Skyline Medical Inc. filed with the Secretary of State of Delaware a Certificate of Amendment to the Certificate of Incorporation to change its corporate name from Skyline Medical Inc. to “Precision Therapeutics Inc.” Because of this change, Precision’s common stock trades under the new ticker symbol “AIPT,” effective February 2, 2018. Skyline Medical (“Skyline”) remains as a division of Precision and principally manufactures the STREAMWAY System.

Precision’s address is 2915 Commers Drive, Suite 900, Eagan, Minnesota 55121. Precision’s telephone number is 651-389-4800, and its website address is www.skylinemedical.com. Information on Precision’s website is not included or incorporated by reference in this report.

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STREAMWAY System Business

Overview

Precision manufactures an environmentally conscious system for the collection and disposal of infectious fluids resulting from surgical and such other medical procedures. Precision has been granted patents in the United States, Canada and Europe, these consist for the STREAMWAY System. Precision distributes its products to medical facilities where bodily and irrigation fluids produced during medical procedures must be contained, measured, documented and disposed. Precision’s products minimize the exposure potential to the healthcare workers who handle such fluids. Precision’s goal is to create products that dramatically reduce staff exposure without significant changes to established operative procedures, historically a major industry stumbling block to innovation and product introduction. In addition to simplifying the handling of these fluids, Precision believes its technologies provide cost savings to facilities over the aggregate costs incurred today using the traditional canister method of collection, neutralization, and disposal. Precision sells its products through an experienced in-house sales force. Precision has one VP of Sales, one VP of International Sales, one in-house sales person and seven regional sales managers on staff as of September 2018. Precision has three independent distributors in the United States, Canada and Europe, initially. Precision incorporated Skyline Medical Europe with an office in Belgium in February 2018 and are hiring an in-house salesperson to cover Germany. Precision has contracted with two General Purchasing Organizations in the United States, Vizient and Intalere, providing customer exposure to more than 10,000 hospitals. Precision has contracted with Alliant Enterprises, LLC, a Service Disabled Veterans Owned Small Business supplier to the federal government. Precision has executed contracts with three international distributors: Quadromed, a Canadian distributor; MediBridge Sarl, a Swiss distributor; and Device Technologies Australia PTY LTD, is an Australian distributor representing Precision throughout Australia, New Zealand, Fiji and the Pacific Islands.

The STREAMWAY System is a wall-mounted fully automated system that disposes an unlimited amount of suction fluid providing uninterrupted performance for physicians while virtually eliminating healthcare workers’ exposure to potentially-infectious fluids collected during surgical and other patient procedures. The system also provides an innovative way to dispose of ascites and pleural fluid with no evac bottles, suction canisters, transport or risk of exposure. Precision also manufactures and sells two disposable products required for the operation: a bifurcated dual port procedure filter with tissue trap and a single use bottle of cleaning solution. Both items are utilized on a single procedure basis and must be discarded after use.

Skyline’s “virtually hands free direct-to-drain” technology (a) significantly reduces the risk of healthcare worker exposure to these infectious fluids by replacing canisters, (b) further reduces the risk of worker exposure when compared to powered canister technology that requires transport to and from the operating room, (c) reduces the cost per procedure for handling these fluids, and (d) enhances the surgical team’s ability to collect data to accurately assess the patient’s status during and after procedures.

Skyline believes that the STREAMWAY System is unique to the industry in that it allows continuous suction to the procedural field and provides unlimited capacity to the user, so no procedure will ever have to be interrupted to change canisters. It is wall mounted and takes up no valuable operating room space. The System is intended to replace the manual process of collecting fluids in canisters and transporting and dumping in sinks outside of the operating room still being used by many hospitals and surgical centers.

Skyline believes its products provide substantial cost savings and improvements in safety in facilities that still use manual processes. In cases where healthcare organizations re-use canisters, the System eliminates the need for cleaning of those canisters. The System reduces safety issues facing healthcare workers, i.e. the cost of the handling process, and the amount of infectious waste generated versus the traditional method of disposing of canisters. The System is fully-automated, does not require transport to and from the operating room and eliminates any canister that requires emptying. It is positioned to penetrate its market segment due to its virtually hands-free operation, simple design, ease of use, continuous suction, continuous flow, unlimited capacity and efficiency in removal of infectious waste with minimal exposure of healthcare personnel to potentially infectious material.

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Industry and Market Analysis

Infectious and Bio-hazardous Waste Management

There has long been recognition of the collective potential for ill effects to healthcare workers from exposure to infectious/bio-hazardous materials. Federal and state regulatory agencies have issued mandatory guidelines for the control of such materials, and in particular, bloodborne pathogens. OSHA’s Bloodborne Pathogens Standard 29 CFR 1910.1030 requires employers to adopt engineering and work practice controls that would eliminate or minimize employee exposure from hazards associated with bloodborne pathogens. The medical device industry has responded to this need by developing various products and technologies to limit exposure or to alert workers to potential exposure.

The presence of infectious materials is most prevalent in the surgical suite and post-operative care units where often, large amounts of bodily fluids, including blood, bodily and irrigation fluids are continuously removed from the patient during the surgical procedure. Surgical teams and post-operative care personnel may be exposed to these potentially serious hazards during the procedure via direct contact of blood materials or more indirectly via splash and spray. One STREAMWAY System user stated “While working at a different facility, contaminated fluid splashed in my eye while changing a full suction canister. The patient was HIV-positive, so I had to be tested for the next 18 months. Luckily, I was not infected. But no one should have to go through that.”

According to the Occupational Safety and Health Administration (“OSHA”), workers in many different occupations are at risk of exposure to bloodborne pathogens, including Hepatitis B and C, and HIV/AIDS. First aid team members, housekeeping personnel, nurses and other healthcare providers are examples of workers who may be at risk of exposure.

OSHA issued a Bloodborne Pathogens Standard to protect workers from this risk. In 2001, in response to the Needlestick Safety and Prevention Act, OSHA revised the Bloodborne Pathogens Standard. The revised standard clarifies (and emphasizes) the need for employers to select safer needle devices and to involve employees in identifying and choosing these devices. The revised standard also calls for the use of “automated controls” as it pertains to the minimization of healthcare exposure to bloodborne pathogens. Additionally, employers are required to have an exposure control plan that includes universal precautions to be observed to prevent contact with blood or other potentially infectious materials, such as implementing work practice controls, requiring personal protective equipment and regulating waste and waste containment. The exposure control plan is required to be reviewed and updated annually to reflect new or modified tasks and procedures, which affect occupational exposure and to reflect changes in technology that eliminate or reduce exposure to bloodborne pathogens.

According to the American Hospital Association’s (AHA) Hospital Statistics, 2013 edition, America’s hospitals performed approximately 86 million surgeries. This number does not include the many procedures performed at surgery centers across the country. Based on the number of surgical procedures per 100,000 people published by The Lancet Commission on Global Surgery the number of surgeries in the United States, using 2016 census data was 98,634,510 (almost 100,000,000). Using the 2018 census projected population number the US would see approximately 100 million surgical procedures.

The majority of these procedures produce potentially infectious materials that must be disposed with the lowest possible risk of cross-contamination to healthcare workers. Current standards of care allow for these fluids to be retained in canisters, located in the operating room where they can be monitored throughout the surgical procedure. Once the procedure is complete these canisters and their contents are disposed using a variety of methods all of which include manual handling and result in a heightened risk to healthcare workers for exposure to their contents.

A study by the Lewin Group, prepared for the Health Industry Group Purchasing Association in April 2007, reports that infectious fluid waste accounts for more than 75% of U.S. hospitals biohazard disposal costs. The study also includes findings from a bulletin published by the University of Minnesota’s Technical Assistance Program. “A vacuum system that uses reusable canisters or empties directly into the sanitary sewer can help a facility cut its infectious waste volume, and save money on labor, disposal and canister purchase costs.” The Minnesota’s Technical Assistance Program bulletin also estimated that, in a typical hospital, “. . . $75,000 would be saved annually in suction canister purchase, management and disposal cost if a canister-free vacuum system was installed.”

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Precision expects the hospital surgery market to continue to increase due to population growth, the aging of the population, expansion of surgical procedures to new areas, for example, use of the endoscope, which requires more fluid management, and new medical technology.

There are approximately 40,000 operating rooms and surgical centers in the U.S. (AHA, Hospital Statistics, 2008). The hospital market has typically been somewhat independent of the U.S. economy; therefore, Precision believes that its targeted market is not cyclical, and the demand for its products will not be heavily dependent on the state of the economy. Precision benefits by having its products address both the procedure market of nearly 51.6 million inpatient procedures (CDC, National Hospital Discharge Survey: 2010 table) as well as the hospital operating room market (approximately 40,000 operating rooms).

Current Techniques of Collecting Infectious Fluids

Typically, during the course of the procedure, fluids are continuously removed from the surgical site via wall suction and tubing and collected in large canisters (1,500 - 3,000 milliliters (ml) capacity or 1.5 – 3.0 liters) adjacent to the surgical table.

These canisters, made of glass or high impact plastic, have graduated markers on them allowing the surgical team to make estimates of fluid loss in the patient both intra-operatively as well as for post-operative documentation.  Fluid contents are retained in the canisters until the procedure is completed or until the canister is full and needs to be removed.  During the procedure, the surgical team routinely monitors fluid loss using the measurement calibrations on the canister and by comparing these fluid volumes to quantities of saline fluid introduced to provide irrigation of tissue for enhanced visualization and to prevent drying of exposed tissues.  After the procedure is completed, the fluids contained in the canisters are measured and a calculation of total blood loss is determined.  This is done to ensure no excess fluids of any type remain within the body cavity or that no excessive blood loss has occurred, both circumstances that may place the patient at an increased risk post-operatively.

Once total blood loss has been calculated, the healthcare personnel must dispose of the fluids.  This is typically done by manually transporting the fluids from the operating room to a waste station and directly pouring the material into a sink that drains to the sanitary sewer where it is subsequently treated by the local waste management facility, a process that exposes the healthcare worker to the most risk for direct contact or splash exposure.  Once emptied these canisters are placed in large, red pigmented, trash bags and disposed of as infectious waste – a process commonly referred to as “red-bagging.”

Alternatively, the canisters may be opened in the operating room and a gel-forming powder is poured into the canister, rendering the material gelatinous.  These gelled canisters are then red-bagged in their entirety and removed to a bio-hazardous/infectious holding area for disposal.  In larger facilities the canisters, whether pre-treated with gel or not, are often removed to large carts and transported to a separate special handling area where they are processed and prepared for disposal.  Material that has been red-bagged is disposed of separately, and more expensively, from other medical and non-medical waste by companies specializing in that method of disposal.

An even more cumbersome and dangerous means of fluid removal centers around a product called an evacuated glass container, often referred to as an evac bottle. These bottles have long been the accepted practice for fluid removal in procedure rooms where paracentesis and thoracentesis procedures are performed. The bottles have a 1-liter capacity and 5-8 of them are used on average for a large volume paracentesis. Procedure costs for the glass bottles alone can climb to $50 or $60. Furthermore, the added weight of the glass and fluid makes glass bottles one of the most expensive collections options on the market. While the glass make of the bottles makes these containers one of the most dangerous to handle.

Although all of these protection and disposal techniques are helpful, they represent a piecemeal approach to the problem of safely disposing of infectious fluids and fall short of providing adequate protection for the healthcare workers exposed to infectious waste.  A major spill of fluid from a canister, whether by direct contact as a result of leakage or breakage, splash associated with the opening of the canister lid to add gel, while pouring liquid contents into a hopper, or during the disposal process, is cause for concern of acute exposure to human blood components–one of the most serious risks any healthcare worker faces in the performance of his or her job.  Once a spill occurs, the entire area must be cleaned and disinfected and the exposed worker faces a potential of infection from bloodborne pathogens.  These pathogens include, but are not limited to, Hepatitis B and C, HIV/AIDS, HPV, and other infectious agents.  Given the current legal liability environment the hospital, unable to identify at-risk patients due to concerns over patient rights and confidentiality, must treat every exposure incident as a potentially infectious incident and treat the exposed employee according to a specific protocol that is both costly to the facility and stressful to the affected employee and his or her co-workers.  In cases of possible exposure to communicable disease, the employee could be placed on paid administrative leave, frequently involving worker’s compensation, and additional workers must be assigned to cover the affected employee’s responsibilities.  The facility bears the cost of both the loss of the affected worker and the replacement healthcare worker in addition to any ongoing health screening and testing of the affected worker to confirm if any disease has been contracted from the exposure incident.   Canisters are the most prevalent means of collecting and disposing of infectious fluids in hospitals today.  Traditional, non-powered canisters and related suction and fluid disposable products are exempt and do not require FDA clearance.

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Precision believes that its virtually hands-free direct-to-drain technology will (a) significantly reduce the risk of healthcare worker exposure to these infectious fluids by replacing canisters, (b) further reduce the risk of worker exposure when compared to powered canister technology that requires transport to and from the operating room, (c) reduce the cost per procedure for handling these fluids, and (d) enhance the surgical team’s ability to collect data to accurately assess the patient’s status during and after procedures.

In addition to the traditional canister method of waste fluid disposal, several new powered medical devices have been developed which address some of the deficiencies described above.  MD Technologies, Inc., Dornoch Medical Systems, Inc. (Zimmer), and Stryker Instruments have all developed systems that provide for disposal into the sanitary sewer without pouring the infectious fluids directly through a hopper disposal or using expensive gel powders and most are sold with 510(k) concurrence from the FDA.  Most of these competing products continue to utilize some variant on the existing canister technology, and while not directly addressing the canister, most have been successful in eliminating the need for expensive gel and its associated handling and disposal costs.  Precision’s existing competitors that already have products on the market have a clear competitive advantage over Precision in terms of brand recognition and market exposure.   In addition, the aforementioned companies have extensive marketing and development budgets that could overpower an early stage company like Precision. Precision believes that Stryker Instruments has the dominant market share position.

Products

The STREAMWAY Fluid Waste Management System (“System”) – Direct-to-Drain Medical Fluid Disposal

The STREAMWAY System suctions surgical waste fluid from the patient using standard surgical tubing. The waste fluid passes through Precision’s proprietary disposable filters and into Precision’s device. The STREAMWAY System maintains continuous suction to the procedural field at all times. A simple, easy to use Human Interface Display screen guides the user through the simple set up process, ensuring that a safe vacuum level is identified and set by the user for each procedure and additionally guides them through the cleaning process.

The STREAMWAY System is unique to Precision’s industry in that it allows for continuous suction to the surgical field and provides unlimited capacity to the user, so no surgical procedure will ever have to be interrupted to change canisters. It is wall mounted and takes up no valuable operating room space.

The System will replace the manual process of collecting fluids in canisters and transporting and dumping in sinks outside of the operating room that is still being used by many hospitals and surgical centers. The manual process, involving canisters, requires that the operating room personnel open the canisters that contain waste fluid, often several liters, at the end of the surgical procedure and either add a solidifying agent or empty the canisters in the hospital drain system. Some facilities require that used canisters be cleaned by staff and reused. It is during these procedures that there is increased potential for contact with the waste fluid through splashing or spills. The System eliminates the use of canisters and these cleaning and disposal steps by collecting the waste fluid in the internal collection chamber and automatically disposing of the fluid with no handling by personnel.  Each procedure requires the use of a disposable filter. At the end of each procedure, a proprietary cleaning solution is attached to the System and an automatic cleaning cycle ensues, making the device ready for the next procedure.  The cleaning solution bottle and its contents are used to clean the internal fluid pathway in the device to which personnel have no exposure.  During the cleaning cycle, the cleaning solution is pulled from the bottle into the device, and then disposed in the same manner as the waste fluid from the medical procedure.  At the end of the cleaning cycle, the bottle is discarded and is 100% recyclable. The filter and any suction tubing used during the procedure must be disposed of in the same manner as suction tubing used with the canister system.  Handling of this tubing does present the potential for personnel exposure but that potential is minimal.

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Precision believes the System provides substantial cost savings and improvements in safety in facilities that still use manual processes. In cases where healthcare organizations re-use canisters, the System eliminates the need for cleaning of canisters for re-use.  The System reduces the safety issues facing operating room nurses, the cost of the handling process, and the amount of infectious waste generated when the traditional method of disposing of canisters is used.  The System is fully automated, does not require transport to and from the operating room and eliminates any canister that requires emptying.  Precision believes it is positioned to penetrate its market segment due to its virtually hands-free operation, simple design, ease of use, continuous suction, continuous flow, unlimited capacity and efficiency in removal of infectious waste with minimal exposure of operating room personnel to potentially infectious material.

In contrast to competitive products, the wall-mounted System does not take up any operating room floor space and it does not require the use of any external canisters or handling by operating room personnel.  It does require a dedicated system in each operating room where it is to be used.  The System is the only known direct-to-drain system that is wall-mounted and designed to collect, measure and dispose of, surgical waste.   Other systems on the market are portable, meaning that they are rolled to the bedside for the surgical case and then rolled to a cleaning area, after the surgery is complete, and use canisters, which still require processing or require a secondary device (such as a docking station) to dispose of the fluid in the sanitary sewer after it has been collected.  They are essentially powered canisters.  A comparison of the key features of the devices currently marketed and the System is presented in the table below.

Key Feature Comparison
Feature	Precision STREAMWAY System	Stryker Instruments	DeRoyal	Dornoch Medical Systems, Inc. (Zimmer)	MD Technologies, Inc.
Portable to Bedside vs. Fixed Installation	Fixed	Portable	Fixed	Portable	Fixed
Uses Canisters	No	Yes	Yes	Yes	No
Secondary Installed Device Required for Fluid Disposal	No	Yes	Yes	Yes	No
Numeric Fluid Volume Measurement	Yes	Yes	No	Yes	Optional
Unlimited Fluid Capacity	Yes	No	No	No	Yes
Continuous, Uninterrupted Vacuum	Yes	No	No	No	No
Installation Requirements :
Water	No	Yes	Yes	Yes	No
Sewer	Yes	Yes	Yes	Yes	Yes
Vacuum	Yes	No	No	No	Yes

The System may be installed on or in the wall during new construction or renovation or installed in a current operating room by connecting the device to the hospital’s existing sanitary sewer drain and wall suction systems.  With new construction or renovation, the system will be placed in the wall and the incremental costs are minimal, limited to connectors to the hospital drain and suction systems (which systems are already required in an operating room), the construction of a frame to hold the System in position, and minimal labor.  The fluid collection chamber is internal to the device unit and requires no separate installation.  Based upon Precision’s consultations with several architects, Precision believes that there is no appreciable incremental expense in planning for the System during construction.

For on-the-wall installation in a current operating room, the location of the System may be chosen based on proximity to the existing hospital drain and suction systems.  Installation will require access to those systems through the wall and connection to the systems in a manner similar to that for within-the-wall installation.  The System is mounted on the wall using a mounting bracket supplied with the system and standard stud or drywall attachments.

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Once installed, the System has inflow ports positioned on the front of the device that effectively replace the current wall suction ports most commonly used to remove fluids during surgery.  Additionally, a disposable external filter, which is provided as part of Precision’s disposable cleaning kit, allows for expansion to additional inflow suction ports by utilizing one or two dual port filters.

Although the System is directly connected to the sanitary sewer, helping to reduce potential exposure to infectious fluids, it is possible that installation of the system will temporarily cause inconvenience and lost productivity as the operating rooms will need to be taken off line temporarily.

One of the current techniques utilized by Stryker, Cardinal Health, and other smaller companies typically utilizes two to eight canisters positioned on the floor or on elaborate rolling containers with tubing connected to the hospital suction system and to the operative field.  Once the waste fluids are collected, they must be transported out of the operating room and disposed of using various methods.  These systems take up floor space in and around the operating room and require additional handling by hospital personnel, thereby increasing the risk of exposure to infectious waste fluids generated by the operating room procedure.  Handling infectious waste in this manner is also more costly.

A summary of the features of the wall unit include:

•	Minimal Human Interaction. The wall-mounted System provides a small internal reservoir that keeps surgical waste isolated from medical personnel and disposes the medical waste directly into the hospital sanitary sewer with minimal medical personnel interaction. This minimal interaction is facilitated by the automated electronic controls and computerized LCD touch-screen allowing for simple and safe single touch operation of the device.

•	Fluid Measurement. The STREAMWAY System volume measurement allows for in-process, accurate measurement of blood/saline suctioned during the operative procedure and eliminates much of the estimation of fluid loss currently practiced in the operating room. This is particularly important in minimally invasive surgical procedures, where accounting for all fluids, including saline added for the procedure, is vital to the operation. The physician and nursing team can also view in real time the color of the extracted or evacuated fluid through the viewing window on the system.

•	Cleaning Solution. A bottle of cleaning solution, proprietary to and sold by Precision, is used for the automated cleaning cycle at the conclusion of each procedure and prepares the STREAMWAY System for the next use, reducing operating room turnover time. The cleaning solution is intended to clean the internal tubing, pathways, and chamber within the system. The cleaning solution bottle is easily attached to the STREAMWAY System by inserting the bottle into the mount located on the front of the unit and inverting the bottle. The automated cleaning process takes less than five minutes and requires minimal staff intervention. The disposable cleaning solution bottle collapses at the end of the cleaning cycle rendering it unusable; therefore, it cannot be refilled with any other solution. The instructions for use clearly state that Precision’s cleaning solution, and only such cleaning solution, must be used with the STREAMWAY System following each surgical case. The warranty is voided if any other solution is used.

•	Procedure Filters. One or two filters, depending on the type of procedure, will be used for every surgical procedure. The filter has been developed by Precision, is proprietary to the STREAMWAY System and is only sold by Precision. The filter is a two port, bifurcated, disposable filter that contains check valves and a tissue trap that allows staff to capture a tissue sample and send to pathology if needed. The filters are disposed of after each procedure. The cleaning solution and filter are expected to be a substantial revenue generator for the life of the STREAMWAY System.

•	Ease of Use. The System simply connects to the existing suction tubing from the operative field (causing no change to the current operative methods). Pressing the START button on the System touch screen enacts a step by step instruction with safety questions ensuring that the correct amount of suction is generated minimizing the learning curve for operation at the surgical site.

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•	Installation. Precision arranges installation of the System through a partnership or group of partnerships. Such partnerships will include, but not be limited to, local plumbers, distribution partners, manufacturer’s representatives, hospital supply companies and the like. Precision trains its partners and standardize the procedure to ensure the seamless installation of its products. The System is designed for minimal interruption of operating room and surgical room utilization. Plug-and-play features of the design allow for almost immediate connection and hook up to hospital utilities for wall-mounted units allowing for quick start-up post-installation.

•	Sales Channel Partners. The System is sold to end-users through a combination of independent stocking distributors, manufacturer’s representatives, and direct sales personnel. Precision intends that all personnel involved in direct contact with the end-user have extensive training and are approved by Precision. Precision maintains exclusive agreements between Precision and the sales channel partners outlining stocking expectations, sales objectives, target accounts and the like. Contractual agreements with the sales channel partners are reviewed on an annual basis and Precision expects that such agreements will contain provisions allowing them to be terminated at any time by Precision based on certain specified conditions.

•	Competitive Pricing. The list sales price to a hospital or surgery center is $24,900 per system (one per operating room - installation extra) and $16 per bifurcated filter and $8 per bottle of cleaning solution retail for the proprietary disposables sold to the U.S. hospital market.

The Disposables

The Skyline disposables are a critical component of Precision’s business model. The disposables consist of a proprietary, pre-measured amount of cleaning solution in a plastic bottle that attaches to the System. The disposables also include a 2-port bifurcated single use in-line filter. The proprietary cleaning solution, placed in the specially designed holder, is attached and recommended to be used following each surgical procedure. Due to the nature of the fluids and particles removed during surgical procedures, the System is recommended to be cleaned following each use. The disposables have the “razor blade business model” characteristic with an ongoing stream of revenue for every System unit installed, and revenues from the sale of the disposables are expected to be significantly higher over time than the revenues from the sale of the unit. Precision’s disposable, bifurcated filter is designed specifically for use only on the System. The filter is used only once per procedure followed by immediate disposal. Precision’s operation instructions and warranty require that a Skyline filter is used for every procedure. Precision has exclusive distribution rights to the disposable solution and facilitate the use of only its solution for cleaning following procedures by incorporating a special container to connect the fluid to the connector on the System. Precision will also tie the fluid usage, which it will keep track of with the System software, to the product warranty.

Intellectual Property

Precision believes that to maintain a competitive advantage in the marketplace, Precision must develop and maintain protection of the proprietary aspects of its technology. Precision relies on a combination of patent, trade secret and other intellectual property rights and measures to protect its intellectual property.

Precision spent approximately $289,000 in 2017 and $406,000 in 2016 on research and development.   On January 25, 2014, Precision filed a non-provisional PCT Application No. PCT/US2014/013081 claiming priority from the U.S. Provisional Patent Application, number 61756763 which was filed one year earlier on January 25, 2013. The Patent Cooperation Treaty (“PCT”) allows an applicant to file a single patent application to seek patent protection for an invention simultaneously in each of the 148-member countries of the PCT, including the United States. By filing this single “international” patent application through the PCT system, it is easier and more cost effective than filing separate applications directly with each national or regional patent office in the various countries in which patent protection is desired.

The United States Patent Office has assigned application #14/763,459 to Precision’s previously filed PCT application.

As of November 22, 2017, Precision was informed that the European Patent Office has allowed all of Precision’s claims for application #14743665.3-1651 and has sent a Notice of Intent to Grant. Skyline is now in the process of identifying the key European countries that Precision will validate the patent in.

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Precision’s PCT patent application is for an enhanced model of the surgical fluid waste management system. Precision utilizes this enhanced technology in the updated version of the STREAMWAY System unit it began selling in the first quarter of 2014. Precision obtained a favorable International Search Report from the PCT searching authority indicating that the claims in its PCT application are patentable (i.e., novel and non-obvious) over the cited prior art. A feature claimed in the PCT application is the ability to maintain continuous suction to the surgical field while simultaneously measuring, recording and evacuating fluid to the facilities sewer drainage system. This provides for continuous operation of the STREAMWAY System unit in suctioning waste fluids, which means that suction is not interrupted during a surgical operation, for example, to empty a fluid collection container or otherwise dispose of the collected fluid. Precision believes that this continuous operation and unlimited capacity feature provides Precision with a significant competitive advantage, particularly on large fluid generating procedures. All competing products, except certain models of MD Technologies, have a finite fluid collection capacity necessitating that the device be emptied when capacity is reached during the surgical procedure. In the case of MD Technologies while some of their models may have an unlimited capacity their process is not continuous because it requires switching the vacuum containers when one becomes full. For example, when the first container becomes full, the vacuum is switched over to a second container to collect the fluid in the second container while the fluid in the first container is drained. When the second container becomes full, the vacuum is again switched back to the first container to collect fluid while the second container is drained, and so on. Even though the switching of the vacuum between containers is automated in certain MD Technology models, the automated switching results in brief interruptions or reductions in suction during the surgical procedure.

Precision holds the following granted patents in the United States, and a pending application in the United States on its earlier models: US7469727, US8123731 and US Publication No. US20090216205 (collectively, the “Patents”). These Patents will begin to expire on August 8, 2023.

In general, the Patents are directed to a system and method for collecting waste fluid from a surgical procedure while ensuring there is no interruption of suction during the surgical procedure and no limit on the volume of waste fluid which can be collected. More particularly, the Patents claim a system and method in which waste fluid is suctioned or drawn into holding tanks connected to a vacuum source which maintains a constant negative pressure in the holding tanks. When the waste fluid collected in the holding tanks reaches a predetermined level, the waste fluid is measured and pumped from the holding tanks while maintaining the negative pressure. Therefore, because the negative pressure is maintained in the holding tanks, waste fluid will continue to be drawn into the holding tanks while the waste fluid is being pumped from the holding tanks. Thus, there is no limit to the volume of waste fluid which can be collected, and the suction at the surgical site is never interrupted during the surgical procedure.

Precision also relies upon trade secrets, continuing technological innovations and licensing opportunities to develop and maintain its competitive position. Precision seeks to protect its trade secrets and proprietary know-how, in part, with confidentiality agreements with employees, although Precision cannot be certain that the agreements will not be breached, or that it will have adequate remedies for any breach.

Strategy for STREAMWAY Business

Precision’s strategy is focused on expansion within its core product and market segments, while utilizing a progressive approach to manufacturing and marketing to ensure maximum flexibility and profitability.

Precision’s strategy is to:

•	Develop a complete line of wall-mounted fluid evacuation systems for use in hospital operating rooms, radiological rooms and free-standing surgery centers as well as clinics and physicians’ offices.

•	Provide products that greatly reduce healthcare worker and patient exposure to harmful materials present in infectious fluids and that contribute to an adverse working environment.

•	Provide a hybrid sales force utilizing direct salespersons, manufacturing representatives and distributors.

•	Continue to utilize operating room consultants, builders and architects as referrals to hospitals and day surgery centers.

Other strategies may also include:

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•	Partnering with leading GPO’s (Group Purchasing Organizations) to gain access to the majority of hospital systems in the United States.

•	Employing a lean operating structure, while utilizing the latest trends and technologies in manufacturing and marketing, to achieve both market share growth and projected profitability.

•	Providing a leasing program and/or “pay per use” program as alternatives to purchasing.

•	Providing service contracts to establish an additional revenue stream.

•	Utilizing the manufacturing experience of Precision’s management team to develop sources of supply and manufacturing to reduce costs while still obtaining excellent quality. While cost is not a major consideration in the roll-out of leading edge products, Precision believes that being a low-cost provider will be important long term.

•	Offering an innovative warranty program that is contingent on the exclusive use of Precision’s disposables to enhance the success of its after-market disposable products.

Technology and Competition

Fluid Management for Surgical Procedures

The management of surgical waste fluids produced during and after surgery is a complex mix of materials and labor that consists of primary collection of fluid from the patient, transportation of the waste fluid within the hospital to a disposal or processing site and disposal of that waste either via incineration or in segregated landfills.

Once the procedure has ended, the canisters currently being used in many cases, and their contents must be removed from the operating room and disposed.  There are several methods used for such disposal, all of which present certain risks to the operating room team, the crews who clean the rooms following the procedure and the other personnel involved in their final disposal.  These methods include:

•	Direct Disposal Through the Sanitary Sewer. In virtually all municipalities, the disposal of liquid blood may be done directly to the sanitary sewer where it is treated by the local waste management facility. This practice is approved and recommended by the EPA. In most cases these municipalities specifically request that disposed bio-materials not be treated with any known anti-bacterial agents such as glutalderhyde, as these agents not only neutralize potentially infectious agents but also work to defeat the bacterial agents employed by the waste treatment facilities themselves. Disposal through this method is fraught with potential exposure to the healthcare workers, putting them at risk for direct contact with these potentially infectious agents through spillage of the contents or via splash when the liquid is poured into a hopper – a specially designated sink for the disposal of infectious fluids. Once the infectious fluids are disposed of into the hopper, the empty canister is sent to central processing for re-sterilization (glass and certain plastics) or for disposal with the bio-hazardous/infectious waste generated by the hospital (red-bagged).

•	Conversion to Gel for Red-Bag Disposal. In many hospital systems, the handling of liquid waste has become a liability issue due to worker exposure incidents and in some cases, has even been a point of contention during nurse contract negotiations. Industry has responded to concerns of nurses over splash and spillage contamination by developing a powder that, when added to the fluid in the canisters, produces a viscous, gel-like substance that can be handled more safely. After the case is completed and final blood loss is calculated, a port on the top of each canister is opened and the powder is poured into it. It takes several minutes for the gel to form, after which the canisters are placed on a service cart and removed to the red-bag disposal area for disposal with the other infectious waste. There are four major drawbacks to this system:

•	It does not ensure protection for healthcare workers, as there remains the potential for splash when the top of the canister is opened.

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•	Based on industry pricing data, the total cost per canister increases by approximately $2.00.

•	Disposal costs to the hospital increase dramatically as shipping, handling and landfill costs are based upon weight rather than volume in most municipalities. The weight of an empty 2,500 ml canister is about 1 pound. A canister and its gelled contents weigh about 7.5 pounds, and the typical cost to dispose of medical waste is approximately $.30 per pound.

•	The canister filled with gelled fluid must be disposed; it cannot be cleaned and re-sterilized for future use.

Despite the increased cost of using gel and the marginal improvement in healthcare worker protection it provides, several hospitals have adopted gel as their standard procedure.

Drainage Systems

Several new medical devices have been developed which address some of the deficiencies described above. MD Technologies, Inc., Cardinal Health, Inc., Dornoch Medical Systems, Inc. (now Zimmer) and Stryker Instruments have all developed systems that provide disposal into the sanitary sewer without pouring the infectious fluids directly through a hopper disposal or using expensive gel powders. Most of these newer products are currently sold with 510(k) concurrence from the FDA. Most of these competing products incorporate an internal collection canister with finite capacity, and while not directly eliminating the need to transport a device to and from the surgical room, Precision believes most have been successful in eliminating the need for expensive gel and its associated handling and disposal costs.

Existing competitors that already have products on the market, have a competitive advantage in terms of brand recognition and market exposure. In addition, the aforementioned companies have extensive marketing and development budgets that could overpower an early stage company like Precision.

Precision believes that Stryker Instruments has the dominant market share position. Precision also believes competing products are used in select procedures and often in some, but not all, surgical procedures.

Current Competition, Technology, and Costs

Single Use Canisters

In the U.S., glass reusable containers are infrequently used as their high initial cost, frequent breakage and costs of reprocessing are typically more costly than single use high impact plastic canisters, even when disposal is factored in.  Each single use glass canister costs roughly $8.00 each while the high impact plastic canisters cost $2.00 - $3.00 each and it is estimated that a range of two to eight canisters are used in each procedure, depending on the operation. Precision’s System would replace the use of canisters and render them unnecessary, as storage and disposal would be performed automatically by the System.  Precision believes its true competitive advantage, however, is its unlimited capacity, eliminating the need for any high-volume cases to be interrupted for canister changeover.

Solidifying Gel Powder

One significant drawback of the solidifying gels is that they increase the weight of the materials being sent to the landfill by a factor of five to seven times, resulting in a significant cost increase to the hospitals that elect to use the products. The System eliminates the need for solidifying gel, providing savings in both gel powder usage and associated landfill costs.

Sterilization and Landfill Disposal

Current disposal methods include the removal of the contaminated canisters (with or without the solidifying gel) to designated biohazardous/infectious waste sites.  Previously, many hospitals used incineration as the primary means of disposal, but environmental concerns at the international, domestic and local level have resulted in a systematic decrease in incineration worldwide as a viable method for disposing of blood, organs or materials saturated with bodily fluids.  When landfill disposal is used, canisters are included in the general red-bag disposal and, when gel is used, comprise a significant weight factor.  Where hopper disposal is still in use, most of the contents of the red-bag consist only of outer packaging of supplies used in surgery and small amounts of absorbent materials impregnated with blood and other waste fluid.  These, incidentally, are retained and measured at the end of the procedure to provide a more accurate assessment of fluid loss or retention.  Once at the landfill site, the red-bagged material is often steam-sterilized with the remaining waste being ground up and interred into a specially segregated waste dumpsite.

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Handling Costs

Once the surgical team has finished the procedure, and a blood loss estimate is calculated, the liquid waste (with or without solidifying gels) is removed from the operating room and either disposed of down the sanitary sewer or transported to an infectious waste area of the hospital for later removal. The System significantly reduces the labor costs associated with the disposal of fluid or handling of contaminated canisters, as the liquid waste is automatically emptied into the sanitary sewer after measurements are obtained.  Precision utilizes the same suction tubing currently being used in the operating room, so no additional cost is incurred with Precision’s process.  While each hospital handles fluid disposal differently, Precision believes that the cost of its cleaning solution after each procedure will be less than the current procedural cost that could include the cost of canisters, labor to transport the canisters, solidifying powder, gloves, gowns, mops, goggles, shipping, and transportation, as well as any costs associated with spills that may occur due to manual handling.

A hidden, but very real and considerable handling cost, is the cost of infectious fluid exposure.  A July 2007, research article published in Infection Control Hospital Epidemiology, concluded that “Management of occupational exposures to blood and bodily fluids is costly; the best way to avoid these costs is by prevention of exposures.”  According to the article, hospital management cost associated with occupational blood exposure can, conservatively, be more than $4,500 per exposure.  Because of privacy laws, it is difficult to obtain estimates of exposure events at individual facilities; however, in each exposure the healthcare worker must be treated as a worse case event.  This puts the healthcare worker through a tremendous amount of personal trauma, and the health care facility through considerable expense and exposure to liability and litigation.

Nursing Labor

Nursing personnel spend significant time in the operating room readying canisters for use, calculating blood loss and removing or supervising the removal of the contaminated canisters after each procedure.  Various estimates have been made, but an internal study at a large healthcare facility in Minneapolis, Minnesota, revealed that the average nursing team spends twenty minutes pre-operatively and intra-operatively setting up, monitoring fluid levels and changing canisters as needed and twenty minutes post-operatively readying blood loss estimates or disposing of canisters. Estimates for the other new technologies reviewed have noted few cost savings to nursing labor.

The System saves nursing time as compared to the manual process of collecting and disposing of surgical waste.  Set-up is as easy as attaching the suction tube to the port(s) of the disposable filter on the STREAMWAY System. Post-operative clean-up requires approximately five minutes, the time required to dispose of the suction tubing and disposable filter to the red-bag, calculate the patient’s blood loss, attach the bottle of cleaning solution to the System, initiate the cleaning cycle, and dispose of the emptied cleaning solution.  The steps that Precision’s product avoids, which are typically involved with the manual disposal process include, canister setup, interpretation of an analog read out for calculating fluid, canister management during the case (i.e. swapping out full canisters), and then temporarily storing, transferring, dumping, and properly disposing of the canisters.

Competitive Products

Disposable canister system technology for fluid management within the operating room has gone virtually unchanged for decades.  As concern for the risk of exposure of healthcare workers to bloodborne pathogens, and the costs associated with canister systems has increased, market attention has increasingly turned toward fluid management.  The first quarter of 2001 saw the introduction of four new product entries within the infectious material control field.  Stryker Instruments introduced the “NeptuneTM” system, offering a combination of bio-aerosol and fluid management in a portable two-piece system; Waterstone Medical (now DeRoyal) introduced the “Aqua BoxTM” stationary system for fluid disposal; and Dornoch Medical Systems, Inc. (Zimmer) introduced the “Red AwayTM” stationary system for fluid collection and disposal.  All companies, regardless of size, have their own accessory kits.

Precision differentiates from these competitors since Precision is completely direct-to-drain and have the most automatic, hands-free process of any of the systems currently on the market.  Each of Precision’s competitors, with the exception of MD Technologies, Inc., has some significant manual handling involved in the process.  For instance, some competing products require transport of the mobile unit to a docking port and then emptying of the fluid, while others require that the canister be manually transported to a more efficient dumping station.  Regardless, most of Precision’s competitors require more human interaction with the fluid than Precision’s products do.  Please refer to the chart included in the section headed as Products for a comparison of the key features of the devices currently marketed and the STREAMWAY System.

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Although the mobility associated with most of the competing products adds time and labor to the process and increases the chance of worker exposure to waste fluids, it also allows the hospital to purchase only as many mobile units needed for simultaneous procedures in multiple operating rooms.  With the System, a unit must be purchased and installed in each room where it is intended to be used.

Marketing and Sales

Distribution

Precision sells the System and procedure disposables through various methods that include a direct sales force and independent distributors covering the clear majority of major U.S. markets.  Currently Precision has one VP of Sales, one in house sales person and five regional sales managers selling, and demoing the System for prospective customers and distributors, as well as, supporting Precision’s current customer base for disposable resupply. Precision has hired three independent contractors representing it in the Southeast and Southwest. Precision has signed contracts with two hospital purchasing groups; Vizient and Intalere. Precision has signed a contract with a SDVOSB distributor, Alliant Enterprises, LLC to distribute to the Veterans Administration, Department of Defense and other government contractors. Precision has hired a Vice President of International Sales, in Q1 2018, who is incorporating Skyline Medical Europe, a wholly owned subsidiary of Skyline Medical Inc. and hiring a sales representative to directly handle Germany. Precision has contracted with distributors in Canada (Quadromed), Switzerland (MediBridge Sarl) and in Australia, the Fiji Islands, New Zealand and the Pacific (Device Technologies Australia PTY LTD). Precision’s targeted customer base includes nursing administration, operating room managers, interventional radiology managers, CFOs, CEOs, risk management, and infection control.  Other professionals with an interest in the product include physicians, nurses, biomedical engineering, anesthetists, imaging, anesthesiologists, human resources, legal, administration and housekeeping.

The major focus of Precision’s marketing efforts is to introduce the System as a standalone device capable of effectively removing infectious waste and disposing of it automatically while providing accurate measurement of fluids removed, and also limiting exposure of the surgical team and healthcare support staff.

Governmental and professional organizations have become increasingly aggressive in attempting to minimize the risk of exposure by medical personnel to bloodborne pathogens.  Precision believes that the System provides a convenient and cost-effective way to collect and dispose of this highly contaminated material.

Precision’s distributors may have installation and service capability, or Precision will contract those functions with an independent service/maintenance company.   Precision has hired both distributors and service companies regarding these installation requirements.  Precision has established extensive training and standards for the service and installation of the System to ensure consistency and dependability in the field.  Users of the system require a minimal amount of training to operate the System.  The instructions for use and the installation guide are included with every system along with a quick start guide, a troubleshooting manual and an on-board PLC controlling an intuitive touch screen with step by step instruction and safety features.

Precision has structured its pricing and relationships with distributors and/or service companies to ensure that these entities receive at least a typical industry level compensation for their activities.

Promotion

The dangers of exposure to infectious fluid waste are well recognized in the medical community.  It is Precision’s promotional strategy to effectively educate medical staff regarding the risks of contamination using current waste collection procedures and the advantages of the System in protecting medical personnel from inadvertent exposure.  Precision is leveraging this medical awareness and concern with education of regulatory agencies at the local, state and federal levels about the advantages of the System.

Precision supplements its sales efforts with a promotional mix that include a number of printed materials, video support and a website.  Precision believes its greatest challenge lies in reaching and educating the 1.6 million medical personnel who are exposed daily to fluid waste in the operating room or in other healthcare settings (OSHA, CPL 2-2.44C).  These efforts require utilizing single page selling pieces, video educational pieces for technical education, use of scientific journal articles and a webpage featuring product information, educational materials, and training sites.

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Precision supports its sales organization by attending major scientific meetings where large numbers of potential users are in attendance.  The theme of Precision’s trade show booths focusses on education, the awareness of the hazards of infectious waste fluids and Precision’s innovative solution to the problem.   Precision has focused its efforts initially on the Association of Operating Room Nurses (“AORN”) meetings, where the largest concentration of potential buyers and influencers are in attendance and the Radiological Society of North America Scientific Assembly and Annual Meeting.  Precision has partnered with the Association for Radiologic & Imaging Nursing (“ARIN”) and the American Healthcare Radiology Administrators (“AHRA”). Precision features information on protection of the healthcare worker on its website as well as links to other relevant sites. Precision has invested in limited journal advertising for targeted audiences that have been fully identified.  The initial thrust focuses on features of the product and ways of contacting Precision via the webpage or directly through postage paid cards or direct contact.

Pricing

Precision believes prices for the System and its disposables reflect a substantial cost savings to hospitals compared to their long-term procedure costs.  Precision’s pricing strategy ensures that the customer realizes actual cost savings when using the System versus replacing traditional canisters, considering the actual costs of the canisters and associated costs such as biohazard processing labor and added costs of biohazard waste disposal.  Suction tubing that is currently used in the operating room will continue to be used with Precision’s system and should not be considered in the return on investment equation.    Precision’s cleaning solution’s bottle is completely recyclable, and the selling price of the solution is part of the return on investment equation.  The 2-port disposable filter is also integral to the STREAMWAY System and is also part of the return on investment equation. In contrast, an operation using traditional disposal methods will often produce multiple canisters destined for biohazard processing.   Biohazard disposal costs are estimated by Outpatient Surgery Magazine to be 5 times more per pound to dispose of than regular waste (Outpatient Surgery Magazine, April 2007). Once the canister has touched blood, it is considered “red bag” biohazard waste, whereas the cleaning solution bottle used in the System can be recycled or disposed with the rest of the facility’s plastics.

The System lists for $24,900 per system (one per operating room) and $24 per unit retail for the proprietary disposables: one filter and one bottle of cleaning solution to the U.S. hospital market.    By comparison, the disposal system of Stryker Instruments, one of Precision’s competitors, retails for approximately $25,000 plus an $11,000 docking station and requires a disposable component with an approximate cost of $25 - $50 per procedure and a proprietary cleaning solution (cost unknown per procedure).  Per procedure cost of the traditional disposal process includes approximate costs of $2 - $3.00 per liter canister, plus solidifier at $2 per liter canister, plus the biohazard premium disposal cost approximated at $1.80 per liter canister.  In addition, the labor, gloves, gowns, goggles, and other related material handling costs are also disposal expenses.

Installation is done by distributors, independent contractors, or in-house engineering at an estimated price of $300 - $1,000, depending on the operating room.  Installation of the System requires access only to the hospital’s sanitary sewer, vacuum suction, and electricity.  To help facilities maintain their utilization rates, Precision recommends installation during off peak hours.  In smaller facilities, an outside contractor may be called in, while larger institutions have their own installation and maintenance workforce.  Installation time should not seriously impact the use of the operating room.  Each System has an industry standard warranty period that can be extended through documented use of Precision’s disposables: one filter and one bottle of cleaning solution per procedure.

Engineering and Manufacturing

Precision currently manufactures the System in a leased facility. Precision has the capability to manufacture, test, house, ship and receive from its warehouse. Precision contracted a manufacturing company, Wair Products in Bloomington, Minnesota, that meets its standards and requirements and that can produce six times the amount of System’s produced in-house at Precision’s facility monthly as sales increase.

The disposables, including a bottle of proprietary cleaning solution and a 2-port disposable filter, is sourced through Diversified Manufacturing Corporation (cleaning solution) situated in Prescott, Wisconsin and MPP Corporation (filters), located in Osceola, Wisconsin that has tooled to manufacture Precision’s own newly designed disposable filter.

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Government Regulation

To date, no regulatory agency has established exclusive jurisdiction over the area of biohazardous and infectious waste in healthcare facilities. Several organizations maintain oversight function concerning various aspects of pertinent technologies and methods of protection.

These agencies include:

•	OSHA (Occupational Safety and Health Administration)

•	EPA (Environmental Protection Agency)

•	DOT (Department of Transportation)

•	JCAHO (Joint Commission of Accreditation of Hospitals)

•	NFPA (National Fire Protection Association)

•	AIA (American Institute of Architects)

•	AORN (Association of Operating Room Nurses)

Application for Electrical Safety Testing and Certification

Precision sought and achieved testing and certification to the IEC 60606-1 and IEC 60606-1-2, two internationally recognized standards.

The 6060101 & 60601-2 2nd edition certification for Precision’s STREAMWAY System is valid and enables Precision to continue to market and sell its product domestically.

A new standard; IEC 60601-1 3rd Edition Medical Device Safety Testing was adopted by the International Organization of Standards in 2005. This standard, which is now recognized by the U.S. FDA, includes a provision of risk management which the 2nd edition did not require. The purpose of these rules is to ensure that equipment manufacturers have safety, performance, and risk management control measures in place.

The EU & Canada required 60601-1 3rd Edition compliance for all product sold or currently on the market after June 2013. Any product that had previously been certified to the 60601-1 2nd generation standard was no longer allowed for use as the old standard was no longer recognized. This did not affect Precision as it did not sell internationally.

The U.S. FDA compliance date to meet the new standard was December 31, 2013. The major difference between the U.S. and the EU & Canadian market transition to the new standard is that the U.S. allows the 60601-1 2nd edition testing to be grandfathered in, allowing previously certified product to remain on the market. Any new product that will be tested after December 31, 2013 should be certified to the new 60601-1 3rd generation standard.

Skyline Medical contracted with TUV (a nationally recognized testing laboratory-NRTL) to certify the STREAMWAY System to the new 60601-1 3rd Edition in late 2016. Precision attained certification to the new standard, and then submitted it to its Notified Body (BSI) for recommendation for Precision’s CE Mark, which Precision received in June 2017, allowing Precision to sell products outside of the United States.

Effective November 21, 2016, Precision received a Medical Device Establishment License to sell the STREAMWAY System and related disposables in Canada.

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FDA Clearance under Section 510(k)

The FDA Center for Devices and Radiological Health requires 510(k) submitters to provide information that compares its new device to a marketed device of a similar type, in order to determine whether the device is substantially equivalent (“SE”).

This means that a manufacturer can submit a 510(k) comparing a new device to a device that has been found to be SE and the FDA can use this as evidence to determine whether the new device is SE to an already legally marketed device (or a “predicate device”). The ultimate burden of demonstrating the substantial equivalence of a new device to a predicate device remains with the 510(k) submitter, and in those occasions when the Center for Devices and Radiological Health is unfamiliar with certain aspects of the predicate device, the submitter will be required to provide information that substantiates a claim of substantial equivalence.

As a matter of practice, the Center for Devices and Radiological Health generally considers a device to be SE to a predicate device if, in comparison to the predicate device, (i) the new device has the same intended use, (ii) the new device has the same technological characteristics (i.e., same materials design, energy source), (iii) the new device has new technological characteristics that could not affect safety or effectiveness, or (iv) the new device has new technological characteristics that could affect safety or effectiveness, but there are accepted scientific methods for evaluating whether safety or effectiveness has been adversely affected and there is data to demonstrate that the new technological features have not diminished safety or effectiveness. Pre-market notification submissions are designed to facilitate these determinations.

The FDA requires, pursuant to a final regulation for Establishment Registration and Device Listing for Manufacturers of Devices, that a 510(k) premarket notification be submitted at least ninety days before marketing a device that: (1) is being introduced into distribution for the first time by that person or entity, or (2) is in distribution but is being significantly modified in design or use.  A 510(k) submission must contain, among other things: (i) proposed labeling sufficient to describe the device’s intended use; (ii) a description of how the device is similar or different from other devices of comparable type, or information about what consequences a proposed device modification may have on the device’s safety and effectiveness; and (iii) any other information necessary to determine whether the device is substantially equivalent.  The System is a Class II device, which is less stringently reviewed as that of a Class III device.

Precision filed the 510(k) submission for clearance of the System device on March 14, 2009 and received written confirmation on April 1, 2009 that Precision’s 510(k) has been cleared by the FDA.

Following this 510(k) clearance by the FDA, Precision continues to be subject to the normal ongoing audits and reviews by the FDA and other governing agencies.  These audits and reviews are standard and typical in the medical device industry, and Precision does not anticipate being affected by any extraordinary guidelines or regulations.

Skyline Medical has successfully passed FDA audits over the past few years, with no observations or 483 warning letters issued.

ISO Certification

Skyline Medical hired BSI (British Standards Institute) to be its Notified Body and to audit it to ISO 13485:2003 Standards. On June 1, 2016, Skyline successfully passed the audit of its Quality Management System and received its Certificate of Registration for ISO 13485:2003. Its certificate number is FM 649810.

The CRO Business

Investment in and Partnership with Helomics – CRO Services

Precision’s CRO services business is committed to improving the effectiveness of cancer therapy using the power of artificial intelligence (AI) applied to rich data diseases databases. Precision has identified the CRO market as a burgeoning sector with significant growth potential. Precision acquired 25% of the capital stock of Helomics®, a pioneering Contract Research Organization (“CRO”) Services company that bridges two significant areas of the healthcare industry: “Precision Medicine” and “Big Data”. Precision is also partnering with Helomics in creating joint venture arrangements. More information about Helomics can be found in the section entitled “Helomics Business.”

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TumorGenesis Business – Development of PDx Tumor Models

Precision recently formed a subsidiary, TumorGenesis, to pursue a new rapid approach to growing tumors in the laboratory, which essentially “fools” the cancer cells into thinking they are still growing inside the patient. TumorGenesis intends to develop next generation, patient derived, (“PDx”) tumor models for precision cancer therapy and drug development. This approach should provide a much more relevant model of the patient tumor that may be used for testing of drugs for personalized therapy or for the development of new drugs. Precision has entered into licensing arrangements with three medical technology companies in that regard.

TumorGenesis has secured a license agreement with 48Hour Discovery (“48HD”) which grants it access to 48HD’s ligand discovery technology. This follows a license agreement with SyntArray, LLC and is the latest milestone in Precision’s strategy to bring together ground-breaking technologies to develop the next generation of patient derived (“PDx”) tumor models for precision cancer therapy and drug development. TumorGenesis is developing a new approach to growing tumor models in the laboratory that is faster, less costly and more closely mimics the characteristics of the patient’s tumor, than the traditional PDx animal models that are currently on the market. TumorGenesis’ innovative approach is comprised of three key steps: first, the tumor cells from the patient tumor biopsy are tagged using peptides targeted to the patient’s specific cancer cells; second, the tags adhere the cells to a 3D biomimetic support in the well of a standard 96 well microplate; and third, the tumor cells are grown in the 3D culture system until ready for testing. The 48HD ligand discovery technology is vital to the first step in this process as it screens the patient’s tumor cells against large peptide libraries to identify the specific peptide ligands that bind to those cells. Once identified by 48HD’s technology, SyntArray’s targeted peptide cell capture technology screens these peptides to determine the best combination that will capture the cancer cells and allow them to attach and grow on the 3D biomimetic support.

Precision believes TumorGenesis is developing a better way to grow tumors outside the human body, so they mimic the environment inside the patients’ body as closely as possible. This model is expected to create more accurate results when testing drugs for personalized therapy and when developing new drugs, compared to testing with traditional animal or cell culture models. The innovative 48HD technology allows TumorGenesis to capture all the heterogeneity of the tumor, including both the cancerous and non-cancerous cells. This is key to reassembling the tumor on an artificial ‘scaffold’, or 3D biomimetic support, so it grows in a way that closely mimics the patient’s body. This will allow Precision to offer a superior clinical testing environment which should drive lucrative partnerships with pharmaceutical companies as they develop new precision medicines and cancer therapies.

Testing of patient tumors using the TumorGenesis approach is expected to: (a) provide a personalized therapy protocol for a patient, (b) provide high-quality data on cancer tumors for a platform based on the D-CHIP Artificial Intelligence (AI) platform of Helomics, pursuant to Precision Therapeutics’ partnership with Helomics, and (c) drive partnerships with Pharma companies for the development of new therapies, generating revenues for Precision Therapeutics. The TumorGenesis PDx model will initially be developed for three orphan cancers, Multiple Myeloma, Triple-Negative Breast cancer (TNBC) and Ovarian cancers, all of which are areas that have a high unmet need for new and effective treatments that are tailored to patients’ unique tumor profiles. Testing of the TumorGenesis PDx tumors will take place in collaboration with Helomics.

Employees

Precision has 17 employees, all of whom are full-time.

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HELOMICS BUSINESS

Overview

Helomics Holding Corporation (the entity referred to in this proxy statement/prospectus/information statement as “Helomics”) is the successor to Helomics Corporation, which was incorporated on November 17, 2016 in Delaware. On December 7, 2016, Helomics, through its wholly-owned subsidiary Helomics Intermediate Corporation, acquired all of the outstanding shares of the Helomics Corporation. Since that time, Helomics has gone through a reorganization to reset the business model as well as bring the cost structure in line with Helomics’ new mission.

Helomics is a personalized medicine company that harnesses the patient’s own tumor to provide actionable insights to help guide oncologist’s treatment decisions. Helomics has a platform it believes to be unique, that interrogates the patient’s living tumor using a set of genomic and functional tests that determine how the tumor responds to drugs. This tumor profile is then compared with an extensive in-house knowledgebase of over 150,000 cancer cases to help individualize treatment, using an AI powered analytics platform. This unique functional approach offers more powerful insights for precision medicine compared to just knowing gene variations of the tumor, which are often not actionable with currently approved drugs or drugs in trials.

Helomics focuses its precision medicine approach on six specific cancers (ovarian, breast, pancreatic, colon, lung and brain cancer), and Helomics intends to be the world leader in the artificial intelligence for those six cancers, providing actionable data that can facilitate the development of precision therapies.

Market Opportunity

Personalized medicine is an emerging approach for disease treatment and prevention that takes into account individual variability in genes, disease, environment, and lifestyle for each case to develop effective therapies. This approach allows doctors and researchers to predict more accurately which treatment, dose, and therapeutic regimen could provide the best possible outcome. The global personalized medicine market is estimated to reach $141.7 billion by 2026, up from $43.6 billion in 2016. This growth is supported by the industry’s investment in personalized medicine, with leading biopharmaceutical companies doubling their investments in the technology over the last five years, with the potential to increase by an additional 33% over the next five years (Source: BIS Research’s Global Precision Medicine Market to Reach $141.70 Billion by 2026, December 2017). Precision oncology, or precision cancer medicine, focuses on matching the most accurate and effective treatment to each individual cancer patient based on the genetic understanding of the patient’s disease and the tumor biology of each patient. Over the past several decades, researchers have identified molecular patterns that are useful in defining the prognosis of a given cancer, determining the appropriate treatments, and designing targeted treatments to address specific molecular alterations. The objective of precision oncology is to develop treatments tailored to the genetic changes in each person’s cancer, intended to improve the effectiveness of the therapeutic regimen and minimize the treatment’s effects on healthy cells.

Artificial Intelligence (AI) and Precision Medicine. As the field of oncology continues to evolve, researchers are dedicating extensive resources developing not only innovative drug regimens, but also companion diagnostics that can provide essential information about the safety and effectiveness of a specific therapeutic product and its ability to treat patient groups or a specific disease strain.

A companion diagnostic is a medical device or test, often performed in vitro, which provides information that is essential for the safe and effective use of a corresponding drug or biological product.

The effectiveness of precision oncology and companion diagnostics was proven with the approval of Trastuzumab (Herceptin®) in 1998. During its clinical development, scientists recognized that only women whose breast tumors overexpressed the HER2 receptor were benefiting from the drug. This resulted in Trastuzumab being approved simultaneously with a companion diagnostic, HercepTest®, which accurately detects and quantifies HER2.

Companion diagnostics helped launch oncology into a new era of discovery and treatment. However, these tests are normally co-developed to work with a specific therapeutic agent, and only test for a specific mutation or characteristics that the agent targets. The discovery and development of more extensive and comprehensive diagnostic options, such as next-generation sequencing (NGS), has resulted in diagnostic tools that allow for the testing of as many mutations as possible. As the understanding of cancer continues to advance, and as cancers continue to be subdivided by their molecular characteristics, the need for a comprehensive test that can more finely dissect cancer’s characteristics is key in the advancement of precision oncology (Source: Oncology Times, Vol 39 (9):24-26, 2017).

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Precision medicine requires vast amounts of data, including information regarding socio-demographics, medical conditions, genetics, and treatments, as well as analytics to make decisions based on this data.

In this environment, actionable big data and Artificial Intelligence (AI) can be considered key to precision medicine. Big data analysis is already playing an important role in analyzing medical data, leveraging the ability to analyze large pharmacogenetic databases to create a tailored therapy approach based on genomic profiles and drug response data. Increased focus on actionable big data analysis and the development of innovative software tools to integrate and analyze health data is one of the major strategies adopted by companies in the precision medicine space (Source: Transparency Market Research’s Precision Medicine Market - Global Industry Analysis, Size, Share, Growth, Trends and Forecast 2016 – 2024). Big data analytics is one area where AI is having an impact. AI algorithms can be used to analyze big medical data sets, draw conclusions, find new correlations based on existing precedence, and support a physicians’ job in the decision-making process (Source: Expert Review of Precision Medicine and Drug Development, Vol. 2 (5):239-241, 2017).

Helomics Business

Helomics’ business model consists of three complementary pillars, all of which are currently revenue-generating and have growth strategies in place: Precision oncology services to oncologists, drug development services and diagnostics tests for oncology centers.

Precision Oncology Insights

Helomics’ initial pillar is the Precision Oncology Insights business which is billed in connection with treatment of the patient. It involves comprehensive tumor profiling of the patient’s own tumor, together with the use of AI and Helomics’ D-CHIP (Digital Clinical Health Insights Platform), to generate a personalized oncology roadmap that provides additional context to help the patient’s oncologist personalize treatment.

Helomics’ approach to precision oncology is based on the following steps: (1) obtain a sample of the tumor, along with the patient’s detailed medical history; (2) test to determine the genetic profile of the patient’s tumor; (3) test to determine the drug response profile of the patient’s tumor (unique to Helomics) (4) analyze the results utilizing D-CHIP to determine the best therapeutic options for that particular tumor profile; and (5) provide an actionable roadmap to help the oncologist individualize treatment options and positively impact patient outcomes.

CRO Services

Helomics’ second pillar offers boutique CRO (Contract Research Organization) services to Pharma, Diagnostic and Biopharma companies through its HelomicsDiscover program. HelomicsDiscover leverages Helomics’ TruTumor™, patient-derived tumor models coupled to a wide range of multi-omics assays (genomics, proteomics and biochemical), and Helomics’ proprietary (D-CHIP) bioinformatics platform to help drive the discovery of the next generation of precision cancer therapies, providing a range of solutions from target/biomarker discovery through drug screening and clinical studies, to companion diagnostics.

HelomicsDiscover™ is a new program offered by Helomics to pharmaceutical, biopharma and diagnostic partners that leverages both the Helomics D-CHIP™ AI powered bioinformatics platform and the Helomics TruTumor™ patient derived tumor model to help drive the next generation of precision cancer therapies.

The Helomics D-CHIP knowledgebase is a large repository of genomic and drug response profiles from over 150,000 anonymized clinical tests, performed on the patient’s own tumor. Unlike databases that just contain genomic information, Helomics believes the Helomics D-CHIP knowledgebase is unique in linking together genomic data and phenotype data, i.e. how the tumor responds drugs. This allows researchers to understand how various mutations impact tumor function which is of great value for the development of new precision therapies, companion diagnostics, biomarkers and help design better targeted trials.

Helomics pioneered the science of growing tumors in the lab and testing the response of the tumor to drugs. Run in Helomics’ CLIA certified laboratories, the TruTumor PDx platform offers Pharmaceutical partners a rapid, robust, standardized, high-throughput and high information content platform to test new drugs, re-purpose old drugs and discover new biomarkers. The TruTumor platform works for any solid tumor type and can be generated from either fresh or frozen tumor tissue. Once growing, Helomics interrogates the tumor with a wide variety of genomic (NGS, Array, PCR), immunohistochemistry, high content imaging and functional drug response profiling to generate rich genotype and phenotype profiles of the tumor. These profiles are then analyzed using the D-CHIP platform, linking the genomic and the drug response profiles to uncover novel insights of value to Helomics’ client.

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Helomics is regularly improving the TruTumor platform through academic collaborations and the Precision Therapeutics TumorGenesis subsidiary.

CRO Market Strategy

Through the HelomicsDiscover program, Helomics will be a key partner for driving the discovery of new precision therapies from target/biomarker discovery through drug screening and clinical studies to companion diagnostics.

Biomarker Discovery

Partners can leverage the knowledge from 150,000 molecular and drug response profiles coupled to the D-CHIP AI platform to enable the search for new biomarkers of disease and drug response. The scientific insights gained from the in-silico analysis of retrospective cases can be then be developed into prospective analyses using the TruTumor patient derived tumor platform, while generating additional data for the D-CHIP knowledgebase.

Drug Discovery

Helomics can facilitate drug screening programs using the TruTumor platform to rapidly profile the response of new drug candidates while simultaneously addressing the mutations and gene expression profile of the tumor. This will provide Pharma companies with a rapid approach for biomarker driven drug discovery using patent derived tumors, while also adding more data to unlock new actionable insights from D-CHIP.

Clinical Trials

Using both D-CHIP and TruTumor Helomics is able to impact the selection of patients for trials through in-silico searches of the D-CHIP knowledgebase as well as using D-CHIP and TruTumor as a clinical trial assay (CTA) for selecting and monitoring of patients during trials.

Biorepository Services

Part of the Helomics CRO services offering is a full range of biorepository services for Pharmaceutical, BioPharma and Diagnostic companies, to address the needs for specimen lifecycle management from transport, through storage to processing and destruction. With over 20 years of experience in shipping live tumor tissue, Helomics helps clients with all aspects of specimen logistics from study site collection to transport to the Helomics facilities and to other laboratories. Helomics provides study specific kits and specialty shipping containers to ensure the quality of specimens, and together with partners Helomics also advises on the most appropriate and cost-effective transport methods. Helomics’ CLIA laboratory houses the biorepository which has a variety of storage modalities from room temperature (15C-27C), cold storage (5C and -20C), ultra-low-temperature freezers (-80C) and long-term cryopreservation (-190C), enabling the storage of a wide variety of specimens from bio-fluids, tissues, cells and FFPE blocks. Specimen are protected using multiple redundant back-up systems and continuous monitoring with remote alerts to Helomics’ staff that is continuously on call, for complete protection of valuable assets.

CLIA and NYSDOH Accredited Laboratory

Core to the Helomics business is its two, state-of-the-art, Biosafety Level 2 Laboratory spaces. This 17,500 sq. Ft of laboratory space is capable of housing multiple technology/assay platforms for a range of specimen analyses. Analytical platforms range from genomics (Next generation Sequencing (NGS), Microarray and PCR), through histopathology to digital pathology and high content cell imaging. The laboratory is highly automated with the capability to process hundreds of samples per day.

D-CHIP (Digital Clinical Health Insights Platform)

Helomics’ third pillar, is its D-CHIP as noted above its AI powered bioinformatics platform coupled to a large repository of genomic and drug response profiles from over 150,000 anonymized clinical tests, performed on the patient’s own tumor. Unlike databases that just contain genomic information, the Helomics D-CHIP knowledgebase is believed to be unique in linking together genomic data and phenotype data, i.e., how the tumor responds to drugs.

D-CHIP: Explorer is a secure web based visual analytic platform that allows researchers to query and gain actionable insights from the anonymized data held in the D-CHIP: Origin™ knowledgebase. Each patient tumor tested by Helomics informs the learning of the D-CHIP AI engine, continually unlocking actionable insights in to genomic and drug response profiles for many different cancers.

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D-CHIP approach

De-identified patient data (patient data stripped of patient identifying information) flows into D-CHIP from the Helomics precision oncology clinical testing platform which collects a variety of medical history, demographic, lab test, genomic, imaging, in vitro tumor drug response profiles (unique to Helomics), as well as tumor grade, treatment and treatment outcomes.

To date, during its clinical testing Helomics has collected the rich clinical, molecular and drug response profiles from over 150,000 tumors. Helomics believes this is a unique resource. To the best of Helomics’ knowledge no other company or public database has the amassed this much data on how tumors respond to drugs.

Leveraging this rich data source D-CHIP is able to discern the association between the genomic profiles (from sequencing the patient’s own tumor) and the drug response profile (from testing standard-of-care chemotherapy drugs on the patient’s own tumor grown in the lab). D-CHIP can then be queried to deliver the knowledge that powers the precision oncology insights, CRO and D-CHIP lines of business.

D-CHIP architecture

D-CHIP provides a secure, regulatory compliant cloud-based analytical platform used across the entire Helomics business.

D-CHIP uses a modern technology stack based on well proven open source software for the database (Postgresql), webserver (Apache), server-side application (Python) and front-end development (Django). The graph database uses Neo4J. Machine learning algorithms are implemented using the statistical compute language R (https://www.r-project.org/) and Python ( high level programming language for data science https://www.python.org/) and make extensive use of the standard toolkits in KERAS ( https://keras.io/ a Python-based machine learning library) A variety of machine learning algorithms from the KERAS library are used for the analysis of D-CHIP data ranging from traditional neural networks that use supervised and unsupervised learning, through deep learning networks and support vector machines as well as standard statistical algorithms. Compute workloads run at Helomics secure virtual private cloud at Microsoft’s Azure. Bioinformatics pipelines for the analysis of Next Generation Sequencing Data are written in R and Python and run at Amazon Web Services or are run locally on the Illumina MiSeqDx sequencer using the Illumina LocalRunManager software. The Helomics bioinformatics pipelines use standard open source tools, (written in R or Python) for analysis of DNA (targeted exome sequencing for mutations in DNA) and RNA (targeted transcriptomics for gene expression) and follow the best practices for NGS analysis established by the Broad Institute https://software.broadinstitute.org/gatk/best-practices/

Proprietary Technology / Intellectual Property landscape for D-CHIP

The critical intellectual property in D-CHIP relates to four key areas;

(i)	Drug response profile data

a.	This is believed to be unique to Helomics dataset, representing what Helomics believes is the largest collection of data on patient tumor drug responses anywhere.

b.	Calculation methodology for the drug response data uses a proprietary approach, which has been published as part of the clinical utility study.

(ii)	Data models for the multiple data sources and types that power D-CHIP

a.	Both the relational models and the graph databases models are proprietary to Helomics. These models are key to powering both the query/visualization in D-CHIP as well as the machine learning part.

(iii)	Overall methods for processing, curation and visualization of complex clinical, molecular and drug response data

a.	These methods, processes and quality checks are key to delivering a robust and rich D-CHIP knowledgebase.

b.	Choice of machine learning (ML) approach and how that is tested and validated is proprietary.

(iv)	Overall system design

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a.	The parts and pieces and how they are “wired” is proprietary

Helomics will review the patent landscape and will file appropriate IDF’s (Invention disclosure forms) and provisional patents based on that assessment. Dr Mark Collins, Vice President of Innovation and Strategy at Helomics and the lead D-CHIP architect has deep experience in the application of machine learning to analysis of multi-omic drug discovery data and has a number of awarded patents in the Machine Learning and patents pending in blockchain technology and information architectures for specimen tracking.

Helomics Competitive Advantage

The competitive advantage of Helomics lies in its extensive actionable big data repository, derived from its ability to work on living patient derived tumor cells, and its D-CHIP platform. The company’s proprietary TruTumor™ patient-derived tumor model provides Helomics with the ability to work with actual live tumor cells (not modified cell lines) to study the unique biology of a patient’s tumor in order to understand how a patient’s cancer cells grow and respond to treatments.

Helomics believes that it has pioneered the science of growing tumors outside the body and has over 20 years of experience in growing, collecting, and analyzing human tumor cells across multiple cancers, resulting in a data repository that contains the molecular, genomic, and drug response profiles of more than 150,000 cancer cases. This information provides understanding of each cancer by sub-type and the cancer’s response to different therapeutic options—resulting in the ability to generate treatment protocols personalized by the specific tumor type on a patient by patient basis.

Once a tumor sample is received by the Helomics, the tumor’s molecular and drug response profile is analyzed and compared to Helomics’ database using D-CHIP’s proprietary AI-powered bioinformatics engine. The D-CHIP platform can generate actionable insights that deliver a link between the specific tumor profile and those therapies to which the tumor has historically been sensitive, resulting in a specific therapy roadmap. Once a therapeutic option is implemented, outcome data from the patient’s progression flows back to the D-CHIP platform, allowing it to continually learn the association between a tumor’s genetic alterations and its response to a specific therapeutic option—expanding its knowledge base. The D-CHIP technology can also be used by pharmaceutical, medical, and diagnostic companies in the research and development of targeted cancer treatments and diagnosis, for drug repurposing initiatives, and to perform better clinical trials by improving patient recruitment and selection.

Competitor Landscape – AI/Precision Medicine

Helomics’ vision is to be a leader in AI-driven precision medicine specializing in precision oncology for the following cancers: ovarian, breast, pancreatic, colon, lung and brain. In terms of the competitive landscape Helomics considers the following companies as competitors to that vision

•	Foundation Medicine
•	Tempus
•	M2GEN

In terms of Helomics’ traditional “diagnostic” business, those companies on the forefront of that type of business and also partner heavily with Pharma companies for “CRO Services” we consider these companies as competitive

•	Myriad Diagnostics
•	Guardant Health
•	GenomeDx

Below is a summary of the competitive landscape and the potential threat level from those companies.

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Company	Foundation Medicine https://www.foundationmedicine.com/ . Market Cap: $5.0Bn Recently purchased by Roche.
What they offer

• Genomic testing (Foundation One™)

• FoundationCore™ - database of patient tumors profiles

• FoundationInsights™ - analytics platform on top of this database

• Foundation SmartTrials™ - clinical trial services to match patients

Category	AI, precision medicine, diagnostics, revenues from pharma partnerships

Company	Tempus www.tempus.com Privately held
What they offer

• Next Generation Sequencing (NGS) based diagnostic coupled to machine learning/AI platform

• AI engine for natural language processing of medical records

• Services to hospitals etc. to structure their health record data

Category	AI, precision medicine, diagnostics, informatics services

Company	M2GEN http://m2gen.com/ Privately held
What they offer	• ORIEN network - data from multiple cancer centers, plus informatics solutions to access
Category	No AI, access to patient data from Moffit Cancer Center via an Informatics platform

Company	Myriad Genetics https://myriad.com/ Market Cap: $3Bn
What they offer	• Panel of Genomic tests across cancers e.g. Genesight™, Prolaris and CDx for breast cancer
Category	No AI Traditional molecular diagnostic company. Revenues from pharma partnerships

Company	Guardant Health https://www.guardanthealth.com/ Privately held.
What they offer	• Guardant360™ Next Generation Sequencing based liquid biopsy
Category	Traditional molecular diagnostic company. Revenues from pharma partnerships, e.g. use of test in BMS clinical trials

Company	GenomeDx https://genomedx.com/ Privately held
What they offer	• Decipher Classifier for Prostate Cancer based on Next Generation Sequencing data
Category	Molecular diagnostic company, uses AI to create classifier for prostate cancer diagnosis/prognosis. Revenues from pharma partnerships

Governmental Regulations

Clinical Laboratory Improvement Amendments of 1988 and State Regulation

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As a diagnostic service provider, Helomics is required to hold certain federal, state and local licenses, certifications and permits to conduct its business. As to federal certifications, in 1988, Congress passed the Clinical Laboratory Improvement Amendments (“CLIA”) establishing quality standards for all laboratories testing to ensure the accuracy, reliability and timeliness of patient test results regardless of where the test was performed. The Company’s laboratory is CLIA accredited. As to state laws, Helomics is required to meet certain laboratory licensing and other requirements. Helomics’ laboratory holds the required licenses and accreditations obtained from the applicable state agencies in which it operates.

Under CLIA, a laboratory is defined as any facility which performs laboratory testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease, or the impairment of, or assessment of health. CLIA also requires that Helomics hold a certificate applicable to the type of work it performs and comply with certain standards. CLIA further regulates virtually all clinical laboratories by requiring they be accredited by the federal government and comply with various operational, personnel, facilities administration, quality and proficiency requirements intended to ensure that their clinical laboratory testing services are accurate, reliable and timely. CLIA compliance and accreditation is also a prerequisite to be eligible to bill for services provided to governmental payor program beneficiaries. Compliance with all CMS Standards must be maintained to successfully complete the billing process. CLIA is user-fee funded. Therefore, all costs of administering the program must be covered by the regulated facilities, including certification and survey costs.

Helomics is subject to survey and inspection every two years to assess compliance with program standards and may be subject to additional unannounced inspections. Laboratories performing high complexity testing are required to meet more stringent requirements than laboratories performing less complex testing. In addition, a laboratory like Helomics’ that is certified as “high complexity” under CLIA may obtain analyte specific reagents, which are used to develop diagnostic tests that are developed and validated for use in examinations the laboratory performs itself known as LDTs. Helomics’ laboratory is CLIA accredited.

CLIA also provides that a state may adopt laboratory regulations that are more stringent than those under federal law. Licensure and compliance is maintained with the states of Pennsylvania, Maryland, Rhode Island, Florida, California and New York. A number of states, such as New York and California, have implemented their own more stringent laboratory regulatory schemes and inspection processes. State laws may require that laboratory personnel meet certain qualifications, specify certain quality controls, or prescribe record maintenance requirements. In addition to CLIA requirements, Helomics participates in the oversight program of New York State Dept. of Health. Clinical laboratories located in New York State, and laboratories conducting clinical or forensic testing on specimens originating in New York State regardless of location, must hold a New York State Department of Health clinical laboratory permit pursuant to Title V, Section 574 of the New York State Public Health Law. Requirements for a clinical laboratory permit include certification of a director for each testing specialty category; an on-site inspection and correction of any deficiencies identified; successful performance in proficiency testing or alternate requirements for each permit category; and departmental review and approval of any in-house developed or non-FDA approved methods. Subsequent routine laboratory surveys in laboratories occur every two years. The purpose of the survey is to ensure that the premises, laboratory practice, equipment, personnel, and record-keeping meet state requirements. These requirements are outlined in Article 5, Title V of the New York State Public Health Law, Parts 19, 58, 63 and 70 of Title 10, New York Code of Rules and Regulations(10NYCRR). California administers their own annual on-site audit process.

FDA

FDA regulates the sale or distribution, in interstate commerce, of medical devices under the FDCA, including in vitro diagnostic test kits, reagents and instruments used to perform diagnostic testing. Such devices must undergo pre-market review by FDA prior to commercialization unless the device is of a type exempted from such review by statute or pursuant to FDA’s exercise of enforcement discretion. FDA, to date, has decided not to exercise its authority to actively regulate the development and use of LDTs such as Helomics’ as medical devices and therefore Helomics does not believe that Helomics’ LDTs currently require pre-market clearance or approval. It is possible, perhaps likely, that FDA will decide to more actively regulate LDTs, which could lead to premarket and post-market obligations. Section 1143 of the Food and Drug Administration Safety and Innovation Act, signed by the President on July 9, 2012, requires FDA to notify Congress at least 60 days prior to issuing a draft or final guidance regulating LDTS and provide details of the anticipated action. Helomics is monitoring developments and anticipate that Helomics’ products will be able to comply with anticipated requirements. In the meantime, Helomics maintains its CLIA accreditation, which permits the use of LDTs for diagnostics purposes. FDA regulations pertaining to medical devices govern, among other things, the research, design, development, pre-clinical and clinical testing, manufacture, safety, efficacy, storage, record-keeping, packaging, labeling, adverse event reporting, advertising, promotion, marketing, distribution and import and export of medical devices. Pursuant to the FDCA, medical devices are subject to varying degrees of regulatory control and are classified in one of three classes depending on the controls FDA determines necessary to reasonably ensure their safety and efficacy.

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Class I devices are those for which reasonable assurance of the safety and effectiveness can be provided by adherence to FDA’s general regulatory controls for medical devices, which include compliance with the applicable portions of FDA’s Quality System Regulations, facility registration and product listing, reporting of adverse medical events and appropriate, truthful and non-misleading labeling, advertising and promotional materials, or general controls. Many Class I devices are exempt from pre-market regulation; however, some Class I devices require pre-market clearance by FDA through the 510(k) pre-market notification process described below.

Class II devices are subject to FDA’s general controls, and any other special controls as deemed necessary by FDA to provide reasonable assurance of the safety and effectiveness of the device. Pre-market review and clearance by FDA for Class II devices are generally accomplished through the 510(k) pre-market notification procedure. Pre-market notification submissions are subject to user fees, unless a specific exemption applies. To obtain 510(k) clearance for a medical device (or for certain modifications to devices that have received 510(k) clearance), a manufacturer must submit a pre-market notification demonstrating that the proposed device is substantially equivalent to a previously cleared 510(k) device or to a pre-amendment device that was in commercial distribution before May 28, 1976 (a “predicate device”) for which FDA has not yet called for the submission of a pre-market approval (“PMA”) application. In making a determination that the device is substantially equivalent to a predicate device, FDA compares the proposed device to the predicate device or predicate devices and assesses whether the subject device is comparable to the predicate device or predicate devices with respect to intended use, technology, design and other features which could affect the safety and effectiveness. If FDA determines that the subject device is substantially equivalent to the predicate device or predicate devices, the subject device may be cleared for marketing. FDA’s 510(k) clearance pathway generally takes from three to twelve months from the date the application is completed but can take significantly longer. Moreover, in January 2011, FDA announced twenty-five specific action items it intended to take to improve transparency and predictability of the 510(k) Program. Helomics anticipates that the changes may also result in additional requirements with which manufacturers will need to comply in order to obtain or maintain 510(k) clearance for their devices. These additional requirements could increase the costs or time for manufacturers’ seeking marketing clearances through the 510(k) process. Moreover, the 510(k) process could result in a not-substantially equivalent determination, in which case the device would be regulated as a Class III device, discussed below.

Class III devices are those devices which are deemed by FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device. Reasonable assurance of the safety and effectiveness of Class III devices cannot be assured solely by the general controls and the other requirements described above. These devices are required to undergo the PMA process in which the manufacturer must demonstrate reasonable assurance of the safety and effectiveness of the device to FDA’s satisfaction. A PMA application must provide extensive preclinical and clinical trial data and also information about the device and its components regarding, among other things, device design, manufacturing and labeling. Premarket approval applications (and supplemental pre-market approval applications) are subject to significantly higher user fees than are 510(k) pre-market notifications. After approval of a PMA, a new PMA or PMA supplement is required in the event of a modification to the device, its labeling or its manufacturing process. The PMA process, including the gathering of clinical and nonclinical data and the submission to and review by FDA, can take several years.

A clinical trial may be required in support of a 510(k) submission and generally is required for a PMA application. These trials generally require an effective Investigational Device Exemption from FDA for a specified number of patients, unless the product is exempt from Investigational Device Exemption requirements or deemed a non-significant risk device eligible for more abbreviated Investigational Device Exemption requirements. The Investigational Device Exemption application must be supported by appropriate data, such as animal and laboratory testing results. Clinical trials may begin 30 days after the submission of the Investigational Device Exemption application unless FDA or the appropriate institutional review boards at the clinical trial sites place the trial on clinical hold.

After a device is placed on the market, regardless of the classification or pre-market pathway, it remains subject to significant regulatory requirements. Even if regulatory approval or clearance of a medical device is granted, FDA may impose limitations or restrictions on the uses and indications for which the device may be labeled and promoted. Medical devices may be marketed only for the uses and indications for which they are cleared or approved. Device manufacturers must also establish registration and device listings with FDA. A medical device manufacturer’s manufacturing processes and those of its suppliers are required to comply with the applicable portions of the Quality Systems Regulations, which cover the methods and documentation of the design, testing, production, processes, controls, quality assurance, labeling, packaging and shipping of medical devices. Domestic facility records and manufacturing processes are subject to periodic unscheduled inspections by FDA. FDA also may inspect foreign facilities that export products to the United States.

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Failure to comply with applicable regulatory requirements can result in enforcement action by FDA, which may include any of the following sanctions: warning letters, fines, injunctions, civil or criminal penalties, recall or seizure of current or future products, operating restrictions, partial suspension or total shutdown of production, denial of 510(k) clearance or PMA applications for new products, or challenges to existing 510(k) clearances or PMA applications.

Helomics believes that its LDTs and, if applicable, its in vitro diagnostic test kits, would likely be regulated as either Class II or Class III devices. It is also possible that some may fall into one Class and some into the other. Accordingly, some level of premarket review—either a 510(k) or a PMA—would likely be required for each test. While the data requirements are typically greater for Class III devices, the data required for Class II devices has increased, and it is likely that some amount of clinical data (retrospective or prospective or both) would be required for either type of submission. Currently, FDA is undertaking a review of the adequacy of the 510(k) process. It is difficult to predict what changes may result, but it should be assumed that any changes will increase, not decrease, the regulatory requirements.

Health Insurance Portability and Accountability Act, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”)

Under the administrative simplification provisions of HIPAA, as amended by HITECH, the United States Department of Health and Human Services has issued regulations which establish uniform standards governing the conduct of certain electronic health care transactions and protecting the privacy and security of Protected Health Information used or disclosed by health care providers and other covered entities. For further discussion of HIPAA and the impact on Helomics’ business, see the section entitled “Risk Factors—Risks Related to Our Business—Helomics is required to comply with laws governing the transmission, security and privacy of health information that require significant compliance costs, and any failure to comply with these laws could result in material criminal and civil penalties.”

Helomics personnel

Helomics has 16 employees, with the majority holding advanced degrees in biology, bioinformatics and information science. Helomics’ medical director/laboratory director is Board Certified in Anatomic and Clinical Pathology, Cytopathology and Family Medicine. Helomics’ employees are not unionized.

Helomics facilities

Helomics leases 17,500sq.ft of purpose built laboratory and office space in the Lawrenceville area of Pittsburgh, PA. The lease in renewable in 2021. Most of the space is dedicated to two, state-of-the-art, Biosafety Level 2 Laboratories which house both the clinical testing and Contract Research Services (CRO) parts of the Helomics business. The D-CHIP knowledgebase and operational computing infrastructure is cloud based at Expedient (www.expedient.com), Microsoft Azure (https://azure.microsoft.com/en-us/) or Amazon Web Services (https://aws.amazon.com/). All cloud-vendors conform to HIPAA, PCI DSS and SOX and are supported by third-party SSAE18/SOC attestation reports.

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PRECISION MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with the section titled “Selected Historical and Unaudited Pro Forma Condensed Combined Financial Information and Data — Selected Historical Financial Consolidated Data of Precision” in this proxy statement/prospectus/information statement and the consolidated financial statements of Precision and accompanying notes appearing elsewhere in this proxy statement/prospectus/information statement. This discussion of Precision financial condition and results of operations contains certain statements that are not strictly historical and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. Actual results may differ materially from those projected in the forward-looking statements due to other risks and uncertainties that exist in Precision’s operations, development efforts and business environment, including those set forth in the section titled “Risk Factors — Risks Related to Precision” in this proxy statement/prospectus/information statement, the other risks and uncertainties described in the section titled “Risk Factors” in this proxy statement/prospectus/information statement and the other risks and uncertainties described elsewhere in this proxy statement/prospectus/information statement. All forward-looking statements included in this proxy statement/prospectus/information statement are based on information available to Precision as of the date hereof and Precision assumes no obligation to update any such forward-looking statement.

Overview

Precision was originally incorporated on April 23, 2002 in Minnesota as BioDrain Medical, Inc. Effective August 6, 2013, the Company changed its name to “Skyline Medical Inc.” Pursuant to an Agreement and Plan of Merger effective December 16, 2013, the Company merged with and into a Delaware corporation with the same name that was its wholly-owned subsidiary, with such Delaware Corporation as the surviving corporation of the merger. On August 31, 2015, the Company completed a successful offering and concurrent uplisting to The NASDAQ Capital Market. On February 1, 2018, Precision filed with the Secretary of State of Delaware a Certificate of Amendment to the Certificate of Incorporation to change its corporate name from Skyline Medical Inc. to “Precision Therapeutics Inc.” Because of this change, Precision’s common stock trades under the new ticker symbol “AIPT,” effective February 2, 2018.

Precision is a healthcare products and services company that is expanding its business to take advantage of emerging areas of the dynamic healthcare market through sales of its products, through its partnership with Helomics, a pioneering Contract Research Organization (“CRO”) Services company and through pursuit of other strategic relationships to build value. In Precision’s STREAMWAY business, it manufactures an environmentally-conscious system for the collection and disposal of infectious fluids that result from surgical procedures and post-operative care.   Since Precision’s inception in 2002, it has invested significant resources into product development.  Precision believes that its success depends upon converting the traditional process of collecting and disposing of infectious fluids from the operating rooms of medical facilities to Precision’s wall-mounted Fluid Management System (“System”) and use of its proprietary cleaning solution and bifurcated filter. Precision acquired 25% of the capital stock of Helomics, and on June 28, 2018, Precision and Helomics entered into a definitive merger agreement for a proposed merger transaction to acquire the remaining ownership of Helomics, which agreement was amended and restated as of October 26, 2018. See “The Merger” section of this proxy statement/prospectus/information statement for more information. In addition, Precision has formed a wholly-owned subsidiary, TumorGenesis Inc., to develop the next generation, patient derived tumor models for precision cancer therapy and drug development.

Precision currently has a Vice President of Sales, one in house sales person, five regional sales managers, and a Vice President of International Sales to sell the STREAMWAY System. In the third quarter Precision hired two additional regional sales managers representing Precision in the United States Precision has hired a regional sales representative in the quarter ended March 31, 2018 to sell the STREAMWAY in Germany. Precision also hired 3 independent contractors to further represent the Company in certain regions of the United States. Precision has contracted with two General Purchasing Organizations in the United States, Vizient and Intalere, providing customer exposure to more than 10,000 hospitals. Precision has contracted with Alliant Enterprises, LLC, a Service Disabled Veterans Owned Small Business supplier to the federal government. Precision has executed contracts with three international distributors. Quadromed, a Canadian distributor will represent Precision throughout Canada over the next two years, with annual automatic renewals. MediBridge Sarl, a Swiss distributor will represent Precision in Switzerland over the next two years, with annual automatic renewals. Device Technologies Australia PTY LTD, an Australian distributor will represent Precision throughout Australia, New Zealand, Fiji and the Pacific Islands over the next five years with annual automatic renewals.

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Since inception, Precision has been unprofitable. Precision incurred net losses of approximately $2.4 million and $4.1 million for the three and six months ended June 30, 2018, and $2.5 million and $3.9 million for the three and six months ended June 30, 2017, respectively. As of June 30, 2018, and June 30, 2017, Precision had an accumulated deficit of approximately $58.9 million and $50.9 million, respectively. Precision received approval from the FDA in April 2009 to commence sales and marketing activities of the STREAMWAY System and shipped the first system in 2009. However, there was no significant revenue prior to 2011, primarily due to lack of funds to build and ship the product.

In the first quarter of 2014, Precision commenced sales of an updated version of the STREAMWAY System, which provide a number of enhancements to the existing product line including a more intuitive and easier to navigate control screen, data storage capabilities, and additional inlet ports on the filters, among other improvements. This updated version utilizes improved technology, including the capability for continuous flow and continuous suctioning, as covered by Precision’s provisional patent application filed in 2013 and its non-provisional patent application filed in January 2014. Precision has sold 132 STREAMWAY units through June 2018 and have since sold another six units for a total of 138 units to date.

In making sales of STREAMWAY System units, Precision often utilizes trial-based units. Trial basis units are either installed in or hung on the hospital room wall. The unit is connected to the hospital plumbing and sewer systems, as well as, the hospital vacuum system. The unit remains on the customer site for 2 – 4 weeks, as contracted, at no cost to the customer. However, the customer does purchase the disposable kits necessary to effectively operate the units. Once the trial period has expired the unit is either returned to Precision or purchased by the customer. If purchased, at that time, Precision invoices the customer based upon a contracted price negotiated prior to the trial.

Precision has never generated sufficient revenues to fund its capital requirements. Precision has funded its operations through a variety of debt and equity instruments. See “Liquidity and Capital Resources – Liquidity, Plan of Financing and Going Concern Qualification” and “Liquidity and Capital Resources – Financing Transactions” below.

Precision’s future cash requirements and the adequacy of available funds depend on its ability to sell its products and the availability of future financing to fulfill its business plans. Precision has committed significant capital and management resources to developing its contract research organization (“CRO”) business and other new business areas, including advancing $668,000 to Helomics and $1,070,000 to CytoBioscience. In addition, Precision has increased its expenditures to develop the business of its TumorGenesis subsidiary, to pursue a new rapid approach to growing tumors in the laboratory. It is likely that Precision will make further investments and advances in other businesses as it develops its CRO business and other business models. Upon completion of the Helomics merger, Precision expects that its operating cash needs will increase significantly. See “Plan of Financing; Going Concern Qualification” below.

As a company, Precision’s limited history of operations makes prediction of future operating results difficult. Precision believes that period to period comparisons of its operating results should not be relied on as predictive of its future results.

Recent Developments

Effective as of September 28, 2018 (the “Effective Date”), Precision entered into a Securities Purchase Agreement with each of two investors (the “Investors”) (together, the “Securities Purchase Agreements”). Pursuant to the Securities Purchase Agreements, as of September 28, 2018, Precision issued a convertible promissory note to each of the Investors (together, the “Notes”) in the original principal amount of an aggregate $2,297,727.50 in exchange for an investment of $2,000,000, less commissions, with net proceeds to Precision of $1,815,000. Pursuant to a Security Agreement between Precision and each of the Investors (the “Security Agreements”), Precision has granted to each of the Investors a security interest in its assets to secure repayment of the Notes. Precision has agreed to loan one-half of the net proceeds to Helomics. Due to the timing of certain aspects of the closing, Precision expects that the transaction will be reported in its financial statements for the fourth quarter of 2018. The Securities Purchase Agreements also provide for a second investment of an aggregate of $500,000 by the Investors at the consummation of the Merger with Helomics, at which point the aggregate principal amounts of the Notes will become $2,865,909.00.

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As additional consideration for the investment, Precision issued an aggregate 650,000 shares of its common stock (the “Inducement Shares”) to the Investors or their affiliates plus warrants (the “Warrants”) to acquire up to an aggregate 1,071,776 shares of Precision’s common stock (the “Warrant Shares”) at an exercise price of $1.155 per share. Upon the closing of the second tranche investment, the Warrants will be increased to cover an aggregate total of 1,336,805 shares. Each Warrant is exercisable by the Investor beginning on the sixth month anniversary of the Effective Date through the fifth year anniversary thereof.

The maturity date of the Notes is twelve months from the Effective Date. The Notes accrue interest at a rate of 8% per annum (with twelve months of interest guaranteed). The Notes may be prepaid in any amount, subject to the following prepayment penalties: (1) during the first 30 days after the Effective Date, any amount prepaid will be subject to a 5% prepayment penalty; (2) during the next 30 days thereafter, any amount prepaid will be subject to a 10% prepayment penalty; (3) during the next 30 days thereafter, any amount prepaid will be subject to a 15% prepayment penalty; (4) during the next 30 days thereafter, any amount prepaid will be subject to a 20% prepayment penalty; and (5) any amount prepaid after the 120th calendar day after the Effective Date will be subject to a 25% prepayment penalty.

Upon the earlier to occur of an Event of Default (as defined in the Notes) or the filing of certain registration statements, each Investor will have the right at any time thereafter to convert all or any part of its Note into shares of Precision common stock at a conversion price which is equal to the lesser of: (i) $1.00 and (ii) 70% of the lowest volume-weighted average price of Precision common stock during the 20-trading day period ending on either the last complete trading day prior to the conversion date, or the conversion date (“Conversion Shares”). The number of Conversion Shares that may be issued is subject to an exchange cap such that the sum of (a) the total number of Conversion Shares plus (b) the number of Inducement Shares is limited to an aggregate 2,678,328 shares.

Pursuant to a Registration Rights Agreement between Precision and each of the Investors (the “Registration Rights Agreements”), Precision has agreed, among other things, to file with the SEC a registration statement covering the Inducement Shares and any other shares issuable under the transaction documents and to use its reasonable best efforts to cause such registration statement to become effective before November 15, 2018. No later than January 31, 2019, Precision must also cause the Conversion Shares to be registered on a registration statement with the SEC.

Merger Agreement with Helomics

On June 28, 2018, Precision entered into an Agreement and Plan of Merger, which was thereafter amended by the Amended and Restated Agreement and Plan of Merger dated October 26, 2018 (the “Merger Agreement”), with Helomics and certain other entities. See the section of this proxy statement/prospectus/information statement entitled “The Merger” for a description of the Merger and Precision’s reasons for the Merger. Helomics’ management team is expected to remain in their respective leadership positions at Helomics and to manage the existing TumorGenesis operations.

Existing Minority Investment in Helomics

On January 11, 2018, Precision engaged in a share exchange transaction with Helomics in which Precision acquired beneficial ownership of 20% of Helomics’ outstanding stock. On February 27, 2018, Precision exchanged $500,000 in promissory notes of Helomics for an additional 5% of Helomics’ stock. As a result, Precision is required to record net income or loss to investee, based on a percentage of the net income or loss equal to the Company’s percentage ownership.

Precision’s previously filed second quarter 2018 10-Q disclosed Helomics’ reported net loss from continuing operations of $4,285,054 for the six-month period ended June 30, 2018. As a result, Precision recorded net loss to the Company of $960,508 for the six-month period ended June 30, 2018. Helomics’ net loss in that period included a one-time expense of $1,153,998 related to the conversion of non-interest bearing convertible notes payable for non-convertible notes that bear interest and additional warrants. Subsequent to Precision’s second quarter 2018 10-Q filing, Helomics discovered errors related to the accounting for the convertible notes payable and determined that the $1,153,998 one-time expense should have been reported in the statement of operations for the year ended December 31, 2017. This resulted in a reduction of the Helomics net loss from continuing operations for the six-month period ended June 30, 2018 by the same amount. The effect of these adjustments has been reflected in the pro forma financial information included herein.

The remainder of Helomics’ loss for the period ended June 30, 2018 is due to a reduction of revenue by reserving a substantial amount of third party revenue from insurance companies on diagnostic income. The second half of the year is expected to include CRO and D-CHIP revenues that are expected to increase Helomics’ revenues and reduce losses. Helomics is a development stage company that may experience losses in future periods that will result in net loss to investor. Due to Precision’s existing minority investment, and upon consummation of the proposed Merger, Helomics’ losses will have a material adverse effect on Precision’s financial position and results of operations for future periods.

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Results of Operations

Three and Six Months Ended June 30, 2018 and 2017

Revenue.

	Three Months Ended June 30,				Six Months Ended June 30,
	2018	2017	$ Difference	% Difference	2018	2017	$ Difference	% Difference
Revenue	$358,586	$106,822	$251,764	236%	$770,179	$281,988	$488,191	173%

There were 25 sales of STREAMWAY units in the in the six months ended June 30, 2018, compared to 3 sales of STREAMWAY units in the comparable 2017 period. Precision expects that its strategy of hiring additional sales representatives will have a greater revenue effect in the future quarters.

Cost of sales. Cost of sales of Precision was $109,000 in the three months ended June 30, 2018 and $22,000 in the three months ended June 30, 2017. Cost of sales was $226,000 in the six months ended June 30, 2018 and $59,000 in the six months ended June 30, 2018. The gross profit margin was approximately 71% in the six months ended June 30, 2018, compared to 79% in the prior year. Precision’s margins were reduced in 2018 due to higher costs. Eventually, Precision expects increased sales to allow it to achieve volume purchasing discounts on both equipment components and its cleaning solution, which it expects to improve its margins.

General and Administrative expense. General and administrative expense primarily consists of management salaries, professional fees, consulting fees, travel expense, administrative fees and general office expenses.

General and Administrative (G&A) expenses decreased by $1,485,000 for the three months ended June 30, 2018 compared to the 2017 period. The decrease in the three-month period is primarily from investors stock compensation $1,662,000 in the 2017 period due to Precision’s registered direct offering in November 2016 with warrants that vested in 2017, and for amendments to stock options in 2017; and from consulting expenses in 2017, including $220,000 paid by issuing shares of stock to a consulting firm to assist in sales, placements, company acquisitions, and hiring product distributors. Offsets in 2018 are from an increase in stock-based compensation due to vesting expense for employees, $209,000; increases in investor relations expenses, $75,000 due to hiring additional analysts and investor relations firms; increases in legal fees toward merger and acquisition activity, $42,000; increases in audit and accounting fees due to engaging a new audit firm, $49,000; and, an increase in personnel recruiting fees, $19,000.

General & Administrative expenses decreased by $1,401,000 for the six months ended June 30, 2018 compared to the 2017 period. The decrease in the six-month period is primarily from investors stock compensation $2,150,000 in the 2017 period due to its registered direct offering in November 2016 with warrants that vested in 2017, and for amendments to stock options in 2017; and from consulting expenses in 2017, including $220,000 paid by issuing shares of stock to a consulting firm to assist in sales, placements, company acquisitions, and hiring product distributors; and $42,000 due to an overpayment of taxes in 2017. Offsets in 2018 were from investor relations, $494,000 due to expenses related to private and public offerings and from hiring additional analysts and investor relations firms; from an increase in stock based compensation due to vesting expense for employees, $252,000; increases in legal fees toward merger and acquisition activity, $178,000; increases in audit and accounting fees due to engaging a new audit firm, $39,000; increases in personnel recruiting fees, $28,000; and payroll, taxes and benefits, $15,000.

Operations expense. Operations expense primarily consists of expenses related to product development and prototyping and testing in the company’s current stage.

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Operations expense increased by $196,000 in the three months ended June 30, 2018 compared to the three months ended June 30, 2017. Increases consisted of $94,000 in stock-based compensation for employee options; $55,000 in research & development; $21,000 in consulting due to TumorGenesis build-up; $15,000 toward testing for new STREAMWAY parts development; and $6,000 due to increased travel for technical support.

Operations expense increased by $283,000 in the six months ended June 30, 2018 compared to the six months ended June 30, 2017. Increases consisted of $145,000 in stock-based compensation for employee options; $65,000 in research & development; $27,000 in consulting due to TumorGenesis build-up; $17,000 toward testing for new STREAMWAY parts development; and, from $27,000 in salary increases for new employees.

Sales and Marketing expense. Sales and marketing expense consists of expenses required to sell products through independent reps, attendance at trades shows, product literature and other sales and marketing activities.

Sales and marketing expenses increased by $323,000 in the three months ended June 30, 2018 compared to the three months ended June 30, 2017. The increase in 2018 resulted from $93,000 in salaries, payroll taxes and benefits for full year to date effect of increased sales staff; $48,000 for stock based compensation for employee options; $45,000 due to increased commissions due to higher sales in 2018; $45,000 in increased travel to reach more customers; $38,000 in public relations from hiring a new firm; $19,000 in sales bonuses towards increased sales achievements; $20,000 in market research from producing strategic market development report; $13,000 for increased trade show attendance; and $10,000 toward new website development. An offset was for $15,000 in reduced consulting expenses.

Sales and marketing expenses increased by $726,000 in the six months ended June 30, 2018 compared to the six months ended June 30, 2017. The increase in 2018 resulted from $185,000 in salaries, payroll taxes and benefits for full year to date effect of increased sales staff; $82,000 for stock based compensation for employee options; $111,000 due to increased commissions due to higher sales in 2018; $79,000 in increased travel to reach more customers; $73,000 in public relations from hiring a new firm; $19,000 in sales bonuses towards increased sales achievements; $40,000 in market research from producing strategic market development report; $16,000 for increased trade show attendance; and $125,000 toward new website development. An offset was for $11,000 in reduced consulting expenses.

Years Ended December 31, 2017 and 2016

Revenue. Precision recorded revenue of $655,000 in 2017, compared to $456,000 in 2016.  Revenue in 2017 included the sale of ten STREAMWAY systems and disposable supplies to operate the STREAMWAY. The revenue in 2016 included the sale of four STREAMWAY systems and disposable supplies to operate the STREAMWAY. Precision’s revenues and product sales increased in 2017 due to its new sales force and the full initiation of brand awareness.

Cost of sales. Cost of sales was $148,000 in 2017 compared to $182,000 in 2016. The gross profit margin was 77% in 2017 and 60% in 2016. In 2015 the Company absorbed the cost of upgrading or replacing earlier generation systems, which increased Precision’s cost of goods sold relevant to actual margin on new units sold. In 2016, Precision completed those upgrades which still reduced its margins but not as significantly. In 2017, Precision experienced a higher gross profit percentage, and it currently expects the gross margins on the STREAMWAY System and disposables to continue at a level more comparable to 2017. The Company also developed ways to reduce costs through tooling parts and purchasing different components that improved the STREAMWAY Systems while costing less. As Precision’s revenues increase through System sales Precision expects costs to decline as a percentage of its revenue due to Precision’s volume discount purchasing agreements with its suppliers.

General and Administrative expense. General and administrative (G&A) expense primarily consists of management salaries, professional fees, consulting fees, travel expense, administrative fees and general office expenses.

G&A expense increased to $6,041,000, for 2017 from $5,175,000 in 2016. The $866,000 increase in G&A expenses for 2017, compared to 2016, is primarily due to Precision’s Stock Based Compensation and Investors Stock Compensation expenses that increased by $1,480,000 and $903,000, respectively, because of expenses consistent with the award of Company stock options to the directors and employees, and the result of vesting for warrants associated with Company equity offerings completed in 2017, respectively. Consulting increased by $286,000 due to an agreement with a company that assisted and advised the Company on the development and enhancement of the Company’s business. Bonus expense was higher by $139,000 due to an accounting reversal in 2016 because of the former CEO resignation. Corporate insurance increased by $40,000 due to policy changes requiring additional coverage. Salaries, taxes and employee benefits increased by $13,000. Miscellaneous expenses were higher by $4,000 mostly due to a penalty regarding 2015 taxes. Offsets were: $1,019,000 in severance; a 2016 expense for the former CEO resignation settlement; a decrease in legal fees of $749,000 due to a reduction in costs and an accounting reversal from reserving for an extraneous prior year fee; a $167,000 reduction in investor relation expenses mostly due to a reduction of proxy solicitation costs and reduced fees; lower recruiting fees, $42,000, relating to the 2016 hiring of Precision’s previous Vice President of Sales; and a combination of reductions in travel, stock transfer expenses, depreciation and amortization and automobile leases totaling $23,000.

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Operations expense. Operations expense primarily consists of expenses related to product development and prototyping and testing in the Company’s current stage.

Operations expense increased to $1,208,000 in 2017 compared to $1,158,000 in 2016. The $50,000 increase in operations expense in 2017 was primarily due to $230,000 in additional stock-based compensation for stock option awards to company employees. Salaries, taxes and employee benefits were higher by $40,000 predominantly due to a full year with the Quality Assurance Manager hired during 2016. Offsets were: $117,000 in reduced research and development costs as 2016 incurred testing and auditing fees for the CE mark; bonus expenses were reduced by $56,000; consulting was $35,000 less due to reduced software upgrades for the STREAMWAY System; and, travel, manufacturing supplies and shipping were decreased by a combined $13,000.

Sales and marketing expense. Sales and marketing expense consists of expenses required to sell products through independent reps, attendance at trade shows, product literature and other sales and marketing activities.

Sales and marketing expenses increased to $1,004,000 in 2017 compared to $468,000 in 2016. The $536,000 increase is a result of $287,000 in salaries, taxes and employee benefits due to hiring regional sales managers. Travel increased by $94,000 as the entire sales team began intensive sales including live demonstrations. Precision’s public relations campaign increased by $60,000 with new focus generated by a consultant. Sales and Marketing was up by $50,000 in line with Precision’s efforts to penetrate the Veterans Administration and Department of Defense; Precision hired a consultant as an advocate into those sites. Tangential to sales increasing Precision’s commissions were higher by $40,000. Stock based compensation was higher by $17,000 due to vesting of inducement awards to the Vice President of Sales. Trade shows, supplies, shipping and miscellaneous expenses combined for an increase of $27,000. Offsets were decreases in direct advertising and promotion, $34,000, and web development, $6,000.

Interest Expense. There was no significant interest expense in 2017 or 2016, as the Company had no indebtedness.

Liquidity and Capital Resources

Cash Flows for the Period Ended June 30, 2018

Net cash used in operating activities were $3,107,529 for the six months ended June 30, 2018 compared with net cash used of $2,070,804 for the 2017 period. Cash used increased by $1,037,000 in the 2018 period primarily because the cash used in the 2017 period was partially offset by non-cash expenses relating to vested options and warrants and equity instruments issued for management and consulting.

Cash flows provided by investing activities were $44,933 for the six months ended June 30, 2018 and used in investing activities were $2,348,375 for the six months ended June 30, 2017.  The Company redeemed certificates of deposit, which was offset by an increase in notes receivable, fixed assets and intangible asset purchases.

Net cash provided by financing activities were $3,300,676 for the six months ended June 30, 2018 compared to net cash provided of $3,814,938 for the six months ended June 30, 2017. The cash provided came from the net proceeds of the January 2018 public offering and the over-allotment option exercise by the underwriter.

Cash Flows for the Year Ended December 31, 2017

Net cash used in operating activities was $4,460,000 for 2017, compared with net cash used of $4,381,000 for 2016. The cash use increases in 2017 were for reductions in accrued expenses predominantly for legal expenses, increases in prepaid expenses mainly for annual corporate insurance deposits and for monthly invoices that are due prior to the first of the next month; also accountable were decreases in accounts payable and due to sales, increases in accounts receivable.

Cash flows used in investing activities were $1,653,000 for 2017 and $423,000 in 2016. Our investment expense in 2017 was primarily for notes receivable pertaining to the secured loans to CytoBioscience and Helomics.

Net cash provided by financing activities was $5,115,000 for 2017 compared to net cash provided of $1,712,000 for 2016.  In 2017, proceeds were received from a firm commitment underwritten offering. Gross proceeds to the Company from the offering was approximately $3,937,500 before deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. Additionally, the underwriter exercised their over-allotment from the offering. Net proceeds to the Company from the exercise of the over-allotment in full were approximately $358,312, after deducting underwriting discounts and commissions and before deducting estimated offering expenses payable by the Company. Also in 2017, the Company completed a Private Placement for shares of our Series C Preferred Stock. The Company received gross proceeds of $1,300,000 before deducting expenses payable by the Company.

Capital Resources

Precision’s cash and cash equivalents were approximately $1,004,000 as of June 30, 2018. Precision had a cash balance of $453,000 as of June 30, 2018, with the remainder of its cash equivalents in money market accounts. Since inception, Precision has incurred significant losses. As of June 30, 2018, Precision had an accumulated deficit of approximately $58,900,000.

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From inception to June 30, 2018, Precision’s operations have been funded through a bank loan and private convertible debt of approximately $5,435,000 and equity investments totaling approximately $35,840,000.

In the first six months of 2018, Precision recognized $770,000 in revenues.

Plan of Financing; Going Concern Qualification

As a result of the factors below, Precision believes there is a substantial doubt about its ability to continue as a going concern. The financial statements have been prepared assuming Precision will continue as a going concern.

Since inception, Precision has incurred significant losses, and its accumulated deficit was approximately $58.9 million as of June 30, 2018. Precision’s operations from inception have been funded with private placements of convertible debt securities and equity securities, in addition to a past bank loan (not currently outstanding) and various public and private offerings. Precision has raised approximately $35,840,380 in equity offerings, inclusive of (1) $2,055,000 from a private placement of Series A Convertible Preferred Stock, (2) $13,555,003 from the public offering of Units, (3) $1,739,770 from a registered direct offering, (4) $3,937,500 plus an overallotment of $358,312 from a firm commitment underwritten public offering, (5) $1,300,000 from a private placement of Series C convertible preferred stock, (6) $2,755,000 from a firm commitment underwritten public offering, and (7) $5,685,000 in debt financing.

Precision has not achieved profitability and anticipates that it will continue to incur net losses at least for the foreseeable future.

Precision had revenues of $770,000 in the first six months of 2018 but had negative operating cash flows of $3.1 million. The negative cash flow is heavily impacted by Precision’s first half loss, which was largely made up of $761,000 of expenses in investor relations which includes the public offering completed in 2018 and a final cash payment of approximately $189,000 for conversion of its convertible preferred stock issued in the private placement in November 2017, plus hiring additional investor relations firms; vesting expenses for employee options totaling $460,000, a one-time expense for $125,000 to develop its new website, and increases in sales and marketing expenses of $726,000 toward expanding its sales team and global coverage. Precision’s cash balance was $452,838 as of June 30, 2018, with an additional $551,000 in cash equivalents, and its accounts payable and accrued expenses were an aggregate $621,000. Precision is currently incurring negative operating cash flows of approximately $385,000 per month, though the first half operated at a higher rate due to unusual expenses. Although Precision is attempting to curtail its expenses, there is no guarantee that it will be able to reduce these expenses significantly, and expenses for some periods may be higher as it prepares its product for broader sales, increase its sales efforts and maintain adequate inventories.

Precision will require additional funding to finance its CRO business and other new business areas, as well as ongoing operating expenses of its STREAMWAY business and investment in its sales organization and new product development and pursuit of sales in the international marketplace. Precision has committed significant capital and management resources to developing its CRO business and other new business areas, and it intends to continue to devote significant management resources to new businesses. Precision will incur approximately $70,000 per month in expenses relating to launching the TumorGenesis business. In addition, in 2017, Precision provided $668,000 in financing to Helomics, of which $500,000 in principal amount has been converted into an equity interest in Helomics and $168,000 in principal amount is subject to secured notes that remain outstanding. In addition, in August 2017, Precision entered into a merger agreement with CytoBioscience, which was subsequently terminated in November 2017. From July 2017 through November 2017, Precision advanced $1,070,000 to CytoBioscience in the form of secured notes, which are still outstanding. CytoBioscience has indicated in its most recent 10-Q filings that they have defaulted on the note; CytoBioscience is three months in arrears on interest payments. In addition, Precision has increased its expenditures to develop the business of its TumorGenesis subsidiary, to pursue a new rapid approach to growing tumors in the laboratory. It is likely that Precision will make further investments and advances in other businesses as it develops its CRO business and other business models. Upon completion of the Helomics merger, Precision expects that its operating cash needs will increase significantly. There can be no assurance that any of the outstanding balances of Precision’s existing promissory notes or future advances will be repaid. Further, there is no assurance that its equity investment in Helomics or other investments in new businesses will result in significant value for Precision. Therefore, Precision could invest significant capital in other business enterprises with no certainty when or whether Precision will realize a return on these investments. Investments in cash will deplete Precision’s capital resources, meaning that it will be required to raise significant amounts of new capital. There is no assurance that Precision will be successful in raising sufficient capital, and the terms of any such financing will be dilutive to Precision’s stockholders. Precision may also acquire technologies or companies by issuing stock or other equity securities rather than or in addition to payment of cash, which may have the result of diluting the investment of Precision’s stockholders. Further, the energy and resources of Precision’s officers and personnel are being substantially diverted to these new lines of business, which are unproven. If these businesses are unsuccessful or require too great of a financial investment to be profitable, Precision’s business may fail regardless of the level of success of its STREAMWAY business.

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If necessary, Precision will attempt to raise these funds through equity or debt financing, alternative offerings or other means. If Precision is successful in securing adequate funding Precision plans to make significant capital or equipment investments, and Precision will also continue to make human resource additions over the next 12 months. Such additional financing may be dilutive to existing stockholders, and there is no assurance that such financing will be available upon acceptable terms. If such financing or adequate funds from operations are not available, Precision will be forced to limit its business activities, which will have a material adverse effect on its results of operations and financial condition.

January 2018 Public Offering of Common Stock and Warrants

In January 2018, Precision completed a firm commitment underwritten public offering of 2,900,000 Units at an offering price of $0.95 per Unit, with each Unit consisting of one share of Precision’s Common Stock and 0.3 of a Series E Warrant, with each whole Series E Warrant purchasing one share of common stock at an exercise price of $1.00 per whole share. The shares of Common Stock and Series E Warrants were immediately separable and were issued separately. Gross proceeds were approximately $2,755,000, before deducting expenses. The Company granted the underwriter a 45-day option to purchase an additional (i) up to 290,000 additional shares of Common Stock at the public offering price per Unit less the price of the Series E Warrant included in the Units and less the underwriting discount and/or (ii) additional Series E Warrants to purchase up to 87,000 additional shares of common stock at a purchase price of $0.001 per Series E Warrant to cover over-allotments, if any. On February 21, 2018, the underwriter exercised on 215,247 shares of common stock, par value $0.01, at $0.9497 per share as described in the Underwriting Agreement. The Company received net proceeds of $188,066 after deductions of $16,354 representing the Underwriter’s discount of 8% of the purchase price of the shares.

September 2018 Secured Purchase Agreement

Effective as of September 28, 2018 (the “Effective Date”), Precision Therapeutics Inc. (the “Company,” “we,” or “our”) entered into a Securities Purchase Agreement with each of L2 Capital, LLC (“L2”) and Peak One Opportunity Fund, LP (“Peak One” and, together with L2, the “Investors”) (together, the “Securities Purchase Agreements”). Pursuant to the Securities Purchase Agreements, as of September 28, 2018, the Company issued a convertible promissory note to each of the Investors (together, the “Notes”) in the original principal amount of an aggregate $2,297,727.50 in exchange for an investment of $2,000,000, less commissions, with net proceeds to the Company of $1,815,000. Pursuant to a Security Agreement between the Company and each of the Investors (the “Security Agreements”), the Company has granted to each of the Investors a security interest in its assets to secure repayment of the Notes. The Company has agreed to loan one-half of the net proceeds to Helomics Holding Corporation. Due to the timing of certain aspects of the closing, the Company expects that the transaction will be reported in its financial statements for the fourth quarter of 2018. The Securities Purchase Agreements also provide for a second investment of an aggregate of $500,000 by the Investors at the consummation of the Company’s pending merger transaction with Helomics Holding Corporation, at which point the aggregate principal amounts of the Notes will become $2,865,909.00.

As additional consideration for the investment, the Company issued an aggregate 650,000 shares of its common stock (the “Inducement Shares”) to the Investors or their affiliates plus warrants (the “Warrants”) to acquire up to an aggregate 1,071,776 shares of the Company’s common stock (the “Warrant Shares”) at an exercise price of $1.155 per share. Upon the closing of the second tranche investment, the Warrants will be increased to cover an aggregate total of 1,336,805 shares. Each Warrant is exercisable by the Investor beginning on the sixth month anniversary of the Effective Date through the fifth year anniversary thereof.

Off-Balance Sheet Arrangements

Precision has not engaged in any off-balance sheet activities as defined in Item 303(a)(4) of Regulation S-K.

Accounting Standards

Revenue Recognition.   Effective January 1, 2018, Precision adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The standard’s core principle is that an entity will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Precision’s product sales consist of a single performance obligation that Precision satisfies at a point in time. Precision recognizes product revenue when the following events have occurred: (a) Precision has transferred physical possession of the products, (b) Precision has a present right to payment, (c) the customer has legal title to the products, and (d) the customer bears significant risks and rewards of ownership of the products. Based on the shipping terms specified in the sales agreements and purchase orders, these criteria are generally met when the products are shipped from Precision’s facilities (“FOB origin”, which is Precision’s standard shipping terms). As a result, Precision determined that the customer is able to direct the use of, and obtain substantially all of the benefits from, the products at the time the products are shipped. Precision may, at its discretion, negotiate different shipping terms with customers which may affect the timing of revenue recognition. Standard payment terms for its customers are generally 30 to 60 days after Precision transfers control of the product to its customer.

Customers may also purchase a maintenance plan from Precision, which requires that Precision service the STREAMWAY System for a period of one year subsequent to the one-year anniversary date of the original STREAMWAY System invoice. The maintenance plan is considered a separate performance obligation from the product sale, is charged separately from the product sale, and is recognized over time (ratably over the one-year period) as maintenance services are provided. A time-elapsed output method is used to measure progress because Precision transfers control evenly by providing a stand-ready service. Precision has determined that this method provides a faithful depiction of the transfer of services to its customers.

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Precision records receivables when it has an unconditional right to receive consideration after the performance obligations are satisfied. As of June 30, 2018, and December 31, 2017, accounts receivable totaled $315,327 and $137,499, respectively. For the six months ended June 30, 2018, Precision did not incur material impairment losses with respect to its receivables.

See “Note 2 – Revenue Recognition,” in Notes to Precision’s Interim Financial Statements included within this filing for further discussion.

Stock-Based Compensation.  Effective January 1, 2006, Precision adopted ASC 718-Compensation-Stock Compensation (“ASC 718”).  Under ASC 718 stock-based employee compensation cost is recognized using the fair value-based method for all new awards granted after January 1, 2006 and unvested awards outstanding at January 1, 2006. Compensation costs for unvested stock options and non-vested awards that were outstanding at January 1, 2006, are being recognized over the requisite service period based on the grant-date fair value of those options and awards, using a straight-line method. Precision elected the modified-prospective method in adopting ASC 718 under which prior periods are not retroactively restated.

ASC 718 requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model. Precision uses the Black-Scholes option-pricing model which requires the input of significant assumptions including an estimate of the average period of time employees and directors will retain vested stock options before exercising them, the estimated volatility of Precision’s common stock price over the expected term, the number of options that will ultimately be forfeited before completing vesting requirements and the risk-free interest rate.

Because Precision does not have significant historical trading data on its common stock it relied upon trading data from a composite of 10 medical companies traded on major exchanges and 15 medical companies quoted by the OTC Bulletin Board to help Precision arrive at expectations as to volatility of its stock when public trading commences. In the case of options and warrants issued to consultants and investors Precision used the legal term of the option/warrant as the estimated term unless there was a compelling reason to use a shorter term. The measurement date for employee and non-employee options and warrants is the grant date of the option or warrant. The vesting period for options that contain service conditions is based upon management’s best estimate as to when the applicable service conditions will be achieved. Changes in the assumptions can materially affect the estimate of fair value of stock-based compensation and, consequently, the related expense recognized. The assumptions Precision uses in calculating the fair value of stock-based payment awards represent Precision’s best estimates, which involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and Precision uses different assumptions, its equity-based compensation expense could be materially different in the future. See “Note 4 – Stockholders’ Deficit, Stock Options and Warrants” in Notes to Financial Statements included within this filing.

When an option or warrant is granted in place of cash compensation for services, Precision deems the value of the service rendered to be the value of the option or warrant. In most cases, however, an option or warrant is granted in addition to other forms of compensation and its separate value is difficult to determine without utilizing an option pricing model. For that reason Precision also uses the Black-Scholes option-pricing model to value options and warrants granted to non-employees, which requires the input of significant assumptions including an estimate of the average period that investors or consultants will retain vested stock options and warrants before exercising them, the estimated volatility of Precision’s common stock price over the expected term, the number of options and warrants that will ultimately be forfeited before completing vesting requirements and the risk-free interest rate.  Changes in the assumptions can materially affect the estimate of fair value of stock-based compensation and, consequently, the related expense recognizes that. Since Precision has no trading history in its common stock and no first-hand experience with how its investors and consultants have acted in similar circumstances, the assumptions used in calculating the fair value of stock-based payment awards represent Precision’s best estimates, which involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and Precision uses different assumptions, its equity-based consulting and interest expense could be materially different in the future.

Since Precision’s common stock has no significant public trading history it was required to take an alternative approach to estimating future volatility and the future results could vary significantly from its estimates.  Precision compiled historical volatilities over a period of 2 to 7 years of 10 small-cap medical companies traded on major exchanges and 15 medical companies in the middle of the market cap size range on the OTC Bulletin Board and combined the results using a weighted average approach. In the case of standard options to employees Precision determined the expected life to be the midpoint between the vesting term and the legal term. In the case of options or warrants granted to non-employees, Precision estimated the life to be the legal term unless there was a compelling reason to make it shorter.

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Valuation of Intangible Assets

Precision reviews identifiable intangible assets for impairment in accordance with ASC 350- Intangibles – Goodwill and Other, whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Precision’s intangible assets are currently solely the costs of obtaining trademarks and patents. Events or changes in circumstances that indicate the carrying amount may not be recoverable include, but are not limited to, a significant change in the medical device marketplace and a significant adverse change in the business climate in which Precision operates. If such events or changes in circumstances are present, the undiscounted cash flows method is used to determine whether the intangible asset is impaired. Cash flows would include the estimated terminal value of the asset and exclude any interest charges. If the carrying value of the asset exceeds the undiscounted cash flows over the estimated remaining life of the asset, the asset is considered impaired, and the impairment is measured by reducing the carrying value of the asset to its fair value using the discounted cash flows method. The discount rate utilized is based on management’s best estimate of the related risks and return at the time the impairment assessment is made. Precision’s enhanced STREAMWAY product has a new patent pending, see “Patents and Intellectual Property “within “Note 1 – Summary of Significant Accounting Policies” included within this filing for further discussion.

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HELOMICS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

Helomics Holding Corporation (the entity referred to in this proxy statement/prospectus/information statement as “Helomics”) is the successor to Helomics Corporation, which was incorporated on November 17, 2016 in Delaware. On December 7, 2016, Helomics, through its wholly-owned subsidiary Helomics Intermediate Corporation, acquired all of the outstanding shares of the Helomics Corporation. Since that time, Helomics has gone through a reorganization to reset the business model as well as bring the cost structure in line with Helomics’ new mission to focus on precision medicine.

Helomics is a personalized medicine company that harnesses the patient’s own tumor to provide actionable insights to help guide oncologist’s treatment decisions. Helomics has a valuable asset in the form of a platform it believes to be unique that interrogates the patient’s living tumor using a set of genomic and functional tests that determine how the tumor responds to drugs. This tumor profile is then compared with an extensive in-house knowledgebase of over 150,000 cancer cases to help individualize treatment, using an AI powered analytics platform. This unique functional approach offers more powerful insights for precision medicine compared to just knowing gene variations of the tumor, which are often not actionable with currently approved drugs or drugs in trials.

Helomics focuses its precision medicine approach on six specific cancers (ovarian, breast, pancreatic, colon, lung and brain cancer), and Helomics intends to be the world leader in the artificial intelligence for those six cancers, providing actionable data that can facilitate the development of precision therapies.

Helomics’ business consists of three complementary pillars, all of which are currently revenue-generating and have growth strategies in place: Precision oncology services to oncologists, drug development services and diagnostics tests for oncology centers.

Precision Oncology Insights

Helomics’ initial pillar is the Precision Oncology Insights business which is billed to capture upfront money from the patient. It involves comprehensive tumor profiling of the patient’s own tumor, together with the power of Artificial Intelligence and the D-CHIP (Digital Clinical Health Insights Platform), to generate a personalized oncology roadmap that provides additional context to help the patient’s oncologist personalize treatment.

CRO Services

Helomics’ second pillar offers boutique CRO (Contract Research Organization) services to Pharma, Diagnostic and Biopharma companies through its HelomicsDiscover program. HelomicsDisocver leverages Helomics’ TruTumor™, patient-derived tumor models coupled to a wide range of multi-omics assays (genomics, proteomics and biochemical), and a proprietary bioinformatics platform (D-CHIP) to help drive the discovery of the next generation of precision cancer therapies, providing a range of solutions from target/biomarker discovery through drug screening and clinical studies, to companion diagnostics.

The Company’s third pillar, the D-CHIP, AI powered bioinformatics platform is a large repository of genomic and drug response profiles from over 150,000 anonymized clinical tests, performed on the patient’s own tumor. Unlike databases that just contain genomic information, the Helomics D-CHIP knowledgebase is unique in linking together genomic data and phenotype data, i.e. how the tumor responds drugs. This allows researchers to understand how various mutations impact tumor function which is of great value for the development of new precision therapies, companion diagnostics, biomarkers and help design better targeted trials. D-CHIP is offered on a subscription or per project basis to Pharma, Diagnostic and BioPharma companies. Helomics focuses its precision medicine approach on six specific cancers (ovarian, breast, pancreatic, colon, lung and brain cancer), and the Company intends to be the world leader in the artificial intelligence for those six cancers, providing actionable data that can facilitate the development of precision therapies.

Since the ownership change in December 2016, Helomics has been funded through a series of debt instruments, some convertible to equity. As part of that restructuring throughout fiscal year ending December 31, 2017, Helomics recorded operating losses of $6.0 million on revenue of $1.6 million.

Through June 30, 2018, Helomics has recorded operating losses of $3.1 million on revenues of $118,000. In the second half of 2018, Helomics’ cash requirements are based on the execution of Helomics’ two new pillars of business that it has been building since inception. Those two pillars (CRO and D-CHIP), along with its vastly improved Precision Oncology Insights business, are expected to drive Helomics’ cash flow to a position of breakeven in the near term. However, because of its limited history in this new model, Helomics cannot predict, with any certainty, the operational and financial results of future business.

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Helomics’ Financial Information

Helomics management feels that the Merger will impact the financials in a manner by which the ability to raise capital will allow Helomics to expand and grow their existing business lines which will deliver increased earnings to shareholders in the long term. In the short term, Helomics, as a wholly owned subsidiary of Precision, will continue business operations uninterrupted by the Merger. Precision anticipates that there may be some cost saving opportunities on Selling, General and Administrative Expense following the Merger.

Results of Operations

Six month ended June 30, 2018 and 2017,

	Three months ended June 30,				Six months ended June 30,
	2018	2017	$ Variance	% Variance	2018	2017	$ Variance	% Variance

Revenue	$120,775	$354,630	$(233,855)	-66%	$215,055	$771,751	$(556,696)	-72%

Revenue. All revenue realized in both periods is from Helomics’ clinical diagnostic business, which is now referred to as Precision Oncology Insights. Revenue from the clinical diagnostic tests has steadily declined since early 2016 as the company received a negative coverage determination, from Medicare, for reimbursement on its proprietary ovarian cancer test, ChemoFx. The revenue has continued to decline from 2017 to 2018 due to a decrease in oncologist utilizing the test following the negative coverage determination. Helomics expects the new Precision Oncology Insights model to increase testing volume going forward which will have a positive effect on revenues in future quarters. The new model expands and enhances the clinical testing and offers the oncologist a more consultative approach which is expected to positively impact revenue.

Cost of Sales. Cost of sales for Helomics was $59,673 for the three months ended June 30,2018 and $100,518 for the three months ended June 30, 2017. Cost of Sales for the six months ended June 30, 2018 was $143,430 and $203,103 for the six months ended June 30, 2017. The gross profit margin was approximately 33% for the six months ended June 30, 2018 compared to approximately 74% in the prior year. Helomics margins decreased in 2018 due to the impact of the decrease in revenue that has continued into 2018, in addition to adjustments recorded to write-off expired inventory. Inventory write-offs for the six months ended June 30, 2018 totaled $60,837 and write-offs were $0 for the six months ended June 30, 2017. Actual inventory counts were conducted starting on March 31, 2018 and are performed quarterly, at minimum.

General and Administrative expense. General and administrative (G&A) expense primarily consists of management salaries, professional fees, consulting fees, travel expense, administrative fees and general office expenses.

General and Administrative expense was $742,430 for the three months ended June 30, 2018 compared to $1,095,928 for the same period in 2017. General and administrative expense was also $1,725,925 for the six months ended June 30, 2018 compared to $2,220,691 for the same period in 2017. The decrease is primarily due to the restructuring of the organization in 2017 reducing labor costs by 36% for the six months ended June 30, 2018 compared to the same period in 2017. In addition, Helomics restructured a number of vendor contracts to more appropriately align with the company’s build out of the new business model.

Operations Expense. Operations expense primarily consists of expenses related to the operating of Helomics CLIA certified laboratory.

Operations Expense was $512,351 for the three months ended June 30, 2018 compared to $765,364 for the same period in 2017. Operations expense was also $957,568 for the six months ended June 30, 2018 compared to $1,808,010 for the same period in 2017. The decreases are a result of a restructuring of the lab operations which included reductions in personnel and lab supply costs by approximately 64% for the period ending June 30, 2018 compared to the same period in 2017.

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Sales and Marketing expense. Sales and marketing expense consist of expenses related to outreach to physicians and hospital systems, literature on tests and services and other sales and marketing activities.

Sales and marketing expense was $59 for the three months ended June 30, 2018 compared to $500 for the same period in 2017. Sales and marketing expense was $178 for the six months ended June 30, 2018 compared to $8000 for the same period in 2017. The decreases are a result of an overall reduction in costs in 2017 as the company executed a restructuring of the organization. During this restructuring Helomics eliminated all but $179 in marketing expenses for the six months ended June 30, 2018 compared to $8,000 for the same period in 2017.

Year Ended December 31, 2017

Revenue. Helomics revenue continued to decrease in 2017 as the company continued to feel the impact of the negative coverage determination from Medicare that happened in 2016 related to their proprietary test ChemoFx. Test volumes continued to decrease throughout 2017 as the company was purchased by new ownership and went through a restructuring of the company. During this fiscal year Helomics began to build the groundwork to add two additional business units or revenue streams to the existing clinical diagnostic testing.

The first of the two additional offerings at Helomics is the boutique CRO (contract research organization) services offered to Pharma, Diagnostic and Biopharma companies which leverages Helomics existing tumor profiling platform.

The second of the two additional services is Helomics DCHIP (Digital Clinical Health Insights Platform) which is an AI powered bioinformatics platform consisting of genomic and drug response data from over 150,000 anonymized clinical tests performed on patient tumors.

Revenue from these two additions is not expected to be realized until 2018.

Operating Expenses. Operating Expenses includes all expenses related to general and administrative, operations and sales and marking expenses. As a result of the change in ownership all costs related to these areas went through a restructuring in 2017 as the new ownership and management dedicated their efforts to right size the organization to build a foundation for the new offerings discussed above. The restructuring consisted of analysis and reduction of costs with regard to personnel, information technology infrastructure, existing vendor contracts and relationships, lab operations and facilities. The result of this restructuring was a reduction in monthly operating expenses by approximately eighty-one percent compared to periods in the prior year.

G&A Expenses were reduced by an average of approximately 61% per month, compared to monthly expenses in 2016 primarily due to a reduction in labor and benefit costs as the company went through a reduction in their workforce. Operations Expense decreased by an average of approximately 84% per month in 2017 compared to monthly expenses in 2016 as information technology systems were restructured and costs were reduced by approximately 81% in 2017 compared to monthly costs in 2016. In addition, Sales and Marketing expenses were all but eliminated in 2017 dropping by approximately 99% compared to 2016 primarily due to the elimination of the sales team and marketing programs.

Period Ended December 31, 2016

On December 7, 2016, Helomics Corporation was purchased by a new ownership group, Helomics Holding Corporation. As a result of the change in control, Helomics converted to a December 31st fiscal year-end and applied the business combination and accounting guidance in accordance with accounting principles generally accepted in the United States. This guidance requires that the acquisition method of accounting is applied to the assets acquires and liabilities assumed be remeasured to their estimated fair values at December 7, 2016. Given that the successor period covered less than one month prior to year-end, Management did not implement significant changes to the business prior to year-end. As such there were no significant changes, or other observable trends, within the period, besides the ownership change.

Period Ended December 6, 2016

Revenue. Helomics revenue continued to decrease steadily in the period from July 1,2016 to December 6, 2016 as Helomics continued to feel the impact of the negative coverage determination from Medicare in March 2016 for reimbursement on their proprietary test ovarian cancer test, ChemoFx. After reimbursement was lost the volume of tests being sold continued to decrease as a result of this negative coverage determination. Before the period ended December 6, 2016 Helomics had eliminated the sales force as the ownership prepared to close on a sale of the company.

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Cost of Sales. Cost of sales continued to decrease in the period from July 1, 2016 to December 6, 2016 as the volumes steadily decline following the lost reimbursement from Medicare on ChemoFx. As the volume of tests decreased the demand for lab supplies and labor decreased as well. The decrease in sales also impacted the gross profit margin in period ending December 6, 2016 as Helomics realized a negative profit margin.

General and Administrative expense. General and administrative (G&A) expense primarily consists of management salaries, professional fees, consulting fees, travel expense, administrative fees and general office expenses.

G&A expense steadily decreased throughout the period ended December 6, 2016 as Helomics reduced costs as a result of the decline in revenues.

Operations Expense. Operations expense primarily consists of expenses related to the operating of Helomics’ CLIA certified laboratory.

Operations expense steadily decreased in the period ended December 6, 2016 as Helomics as a direct result of the loss in revenues from reimbursement. The decrease in tests being sold drastically reduced the demand for labor and operating needs. In addition, by the close of the period ended December 6, 2016 Helomics discontinued their research and development operations.

Sales and Marketing expense. Sales and marketing expense consist of expenses related to outreach to physicians and hospital systems, literature on tests and services and other sales and marketing activities.

Sales and marketing expense decreased drastically in the period ended December 6, 2016 as the ownership prepared for the sale of the company. By the end of this period the sales team was eliminated to reduce costs by an average of approximately $594,000 per month compared to year ended June 30, 2016.

Year Ended June 30, 2016

Revenue. Helomics revenue began to decrease steadily in the last quarter of year ended June 30, 2016 as Helomics received a negative coverage determination from Medicare in March 2016 for reimbursement on their proprietary ovarian cancer test, ChemoFx. After reimbursement was lost the volume of tests being sold decreased steadily as Helomics was forced to reduce the sales force.

Cost of Sales. Cost of sales began to decrease in the last quarter of year ending June 30, 2016 as the volumes began a steady decline following the lost reimbursement from Medicare on ChemoFx. As the volume of tests decreased the demand for lab supplies and labor decreased as well. The decrease in sales also impacted the gross profit margin in fiscal year ending June 30, 2016 as Helomics realized a negative profit margin in the third and fourth quarter.

General and Administrative expense. General and administrative (G&A) expense primarily consists of management salaries, professional fees, consulting fees, travel expense, administrative fees and general office expenses.

G&A expense remained flat throughout the year ended June 30, 2016 as Helomics attempted to deal with the impacted of the steady decline in revenues.

Operations Expense. Operations expense primarily consists of expenses related to the operating of Helomics CLIA certified laboratory.

Operations expense began to decrease in the fourth quarter of year ended June 30, 2016 as Helomics as a direct result of the loss in revenues from reimbursement. Labor, repairs and maintenance cost decreased as the volume of tests being run in the lab decreased. Helomics also began to discontinue and wind down their research and development efforts in the lab operations due to a decrease in cash flow from operating activities.

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Sales and Marketing expense. Sales and marketing expense consist of expenses related to outreach to physicians and hospital systems, literature on tests and services and other sales and marketing activities.

Sales and marketing expense decreased drastically in six months ended June 30, 2016 compared to the first six months of fiscal year 2016 as a result of a reduction in the work force after the Company lost reimbursement from Medicare in March of 2016. Helomics had begun to drastically reduce costs in sales and marketing expenses in the fourth quarter of year ended June 30, 2016.

Liquidity and Capital Resources

Cash Flows

Net cash used in operating activities was $2,468,081 for the six months ended June 30, 2018 compared with $2,450,350 for the 2017 period. For the period ended June 30, 2018 the cash used was driven primarily by the net loss which grew by 30% compared to the same period in 2017.

Cash flows provided by investing activities was $0 for the six months ended June 30, 2018 compared with $0 for the 2017 period.

Net cash provided by financing activities was $2,951,953 for the six months ended June 30, 2018 compared to $2,139,067 for the 2017 period. The net cash provided came from net proceeds of a January 2018 private offering of $3,000,000.

Capital Resources

Helomics cash was approximately $528,889 at June 30, 2018, all of which is a balance in cash. Since the ownership change in December 2016 Helomics has incurred significant losses. As of June 30, 2018, Helomics had an accumulated deficit of approximately $9,758,306.

From inception to June 30, 2018 Helomics operations have been funded through private convertible debt instruments of approximately $7,615,993. In the first six months of 2018 Helomics has recognized $215,055 in revenues.

Plan of Financing; Going Concern Qualification

As a result of the factors below, Helomics believes there is a substantial doubt about its ability to continue as a going concern. The financial statements have been prepared assuming Helomics will continue as a going concern.

Since inception Helomics has incurred significant losses and its accumulated deficit is approximately $9,758,306. Helomics operations have been funded by private offerings of convertible debt instruments. Helomics has not achieved profitability and anticipates that it will continue to incur net losses at least for the foreseeable future.

Helomics had revenues of $215,055 in the first six months of 2018 but had negative operating cash flows of $2,468,081. The negative cash flow is a result of Helomics first half loss due to lower than expected reimbursement of billing claims on clinical diagnostic business as well as the costs related to the build out of the CRO (Contract Research Organization) services and the DCHIP platform.

Off-Balance Sheet Arrangements

Helomics has not engaged in any off-balance sheet activities.

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MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors

Currently, the Precision Board consists of six members: Thomas J. McGoldrick, Andrew P. Reding, Carl Schwartz, Timothy A. Krochuk, J. Melville Engle and Richard L. Gabriel. The Precision Board has nominated Messrs. McGoldrick, Reding, Schwartz, Krochuk, Engle and Gabriel for re-election at the Annual Meeting. Shortly after the Merger, the Precision Board is expected to consist of seven directors, of which one will be designated by Helomics. Helomics intends to designate Gerald J. Vardzel, Jr.

The executive management team of Precision is not expected to change as a result of the Merger, and currently includes:

Name	Title

Carl Schwartz	Chief Executive Officer

Bob Myers	Chief Financial Officer

EXECUTIVE COMPENSATION OF PRECISION

Overview

This section describes the material elements of the compensation awarded to, earned by or paid to Precision’s Chief Executive Officer and its two most highly compensated executive officers other than Precision’s Chief Executive Officer, as determined in accordance with SEC rules, collectively referred to as the “Named Executive Officers.”

Summary Compensation Table for Fiscal 2017 and 2016

The following table provides information regarding the compensation earned during the fiscal years ended December 31, 2017 and December 31, 2016 by each of the Named Executive Officers:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	(1) Option Awards	(5) All Other Compensation	Total Compensation
Carl Schwartz, CEO (6)	2017	$83,375	-	-	$437,466	-	$520,841
	2016	-	-	-	-	-	-
David O. Johnson, COO (3)	2017	$180,800	$36,000	-	$345,798	-	$562,598
	2016	$149,053	$36,000	$97,950	$10,920	-	$293,923
Bob Myers, CFO (4)	2017	$165,800	$43,000	-	$328,194	-	$536,994
	2016	$131,234	$33,000	$90,938	$10920	-	$266,092
Joshua Kornberg, former CEO and President (2)	2017	-	-	-	-	$616,595	$616,595
	2016	$118,284	-	$90,351	-	$149,500	$358,135

(1) Represents the actual compensation cost granted during 2017 and 2016 as determined pursuant to FASB ASC 718 – Stock Compensation utilizing the assumptions discussed in Note 3, “Stock Options and Warrants,” in the notes to the financial statements included in this report.

(2) Effective May 5, 2016, Mr. Kornberg resigned as the Chief Executive Officer and President and an employee of Precision. In connection with Mr. Kornberg’s resignation, Precision and Mr. Kornberg entered into a separation agreement on June 13, 2016 (the “Separation Agreement”). In 2015 Mr. Kornberg also received options to purchase 253 shares of common stock as fees for serving on the Board of Directors. Mr. Kornberg’s minimum bonus for 2015 was 75% of his base salary or $206,250. During 2015 he also received $356,691 in additional bonuses, in recognition of bonus amounts from prior years that were waived. In 2015 he also received bonus options to purchase 8,366 shares of common stock at $65.75 per share. In 2016, Mr. Kornberg received $18,685 as part of his salary that was paid through his settlement contract. The restricted stock award for $90,351 was part of his severance settlement. All of Mr. Kornberg’s options to purchase stock were cancelled as part of his settlement contract.

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(3) Mr. Johnson’s minimum bonus for 2017 was 20% of his base salary or $36,000 that was accrued in 2017; his minimum bonus for 2016 was 20% of his base salary, or $36,000 that was accrued in 2016. During 2017 he received $36,000 in recognition of bonus amounts accrued in 2016; in 2016 he received $36,000 in income from additional bonuses in recognition of bonus amounts from 2015. In 2017, he also received bonus options to purchase 320,422 shares of common stock at $1.47 per share.  In 2017, 154,422 shares vested with the remainder vesting at 20,750 shares quarterly throughout 2018 and 2019. In 2016, he also received bonus options to purchase 3,574 shares of common stock at $4.20 per share. In 2016, Mr. Johnson exercised stock options valued at $97,950.

(4) Mr. Myers’s minimum bonus for 2017 was 20% of his base salary or $33,000 that was accrued in 2017; his minimum bonus for 2016 was 20% of his base salary, or $33,000 that was accrued in 2016. During 2017 he received $43,000 in bonus amounts $33,000 that was accrued in 2016; in 2016 he received $33,000 in income from additional bonuses in recognition of bonus amounts from 2015. In 2017, he also received bonus options to purchase 304,110 shares of common stock at $1.47 per share.  In 2017, 138,110 shares vested with the remainder vesting at 20,750 shares quarterly throughout 2018 and 2019. In 2016, he also received bonus options to purchase 3,574 shares of common stock at $4.20 per share. In 2016, Mr. Myers exercised stock options valued at $90,938.

(5) Mr. Kornberg’s All Other Compensation in 2017 consists of $616,595 in severance. In 2016, it consists of $137,500 in severance and $12,000 in medical reimbursement.

(6) Dr. Schwartz became a director on March 23, 2016 and served as Executive Chairman from October 11, 2016 to December 1, 2016. On December 1, 2016 he was appointed Chief Executive Officer. In 2017, Dr. Schwartz received options to purchase 2,381 shares of common stock as fees for serving on the Board of Directors. He also received options to purchase 166,000 shares of common stock at $1.47 vesting at 20,750 shares per quarter throughout 2018 and 2019. Additionally, Dr. Schwartz received options to purchase 239,230 shares of common stock at $1.47 per share all vesting in 2017 in lieu of cash compensation for all 2017 and part of 2016. Dr. Schwartz did not receive a salary, bonus or other payment during 2016. Dr. Schwartz received options to purchase 4,920 shares of common stock as fees for serving on the Board of Directors. Dr. Schwartz also received options to purchase 7,143 shares of common stock in 2016 as fees for serving on the Medical Advisory Committee. Certain of those options, 8,929 shares, did not vest until January 2017.

Outstanding Equity Awards at Fiscal Year-end for Fiscal 2017

The following table sets forth certain information regarding outstanding equity awards held by the Named Executive Officers as of December 31, 2017:

	Grant Date	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Option Exercise Price	Option Expiration Date
Carl Schwartz	3/31/2016	588	-	4.25	3/31/2026
	6/30/3016	1,334	-	3.75	6/30/2026
	9/30/2016	1,212	-	4.13	9/30/2026
	12/31/2016	8,929	-	2.80	12/31/2026
	3/31/2017	2,381	-	2.10	3/31/2027
	6/22/2017	376,886	-	1.47	6/22/2027
	11/10/2017	28,344	-	1.47	11/10/2027
	1/2/2018	141,753	-	0.97	1/2/2028
	6/30/2018	44,899	-	1.13	6/30/2028
	8/1/2018	44,899	-	1.16	8/1/2028

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	Grant Date	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Option Exercise Price	Option Expiration Date
David O. Johnson	8/13/2012	534	-	150.0	8/13/2022
	3/18/2013	507	-	148.25	3/18/2023
	3/6/2014	167	-	431.25	3/6/2024
	9/16/2016	3,574	-	4.20	9/16/2026
	6/22/2017	320,422	-	1.47	6/22/2027
Bob Myers	8/13/2012	534	-	150.00	8/13/2022
	3/18/2013	422	-	148.25	3/18/2023
	3/6/2014	140	-	431.25	3/6/2024
	9/16/2016	3,574	-	4.20	9/16/2026
	6/22/2017	304,110	-	1.47	6/22/2027

Executive Compensation Components for Fiscal 2017

Base Salary. Base salary is an important element of Precision’s executive compensation program as it provides executives with a fixed, regular, non-contingent earnings stream to support annual living and other expenses. As a component of total compensation, Precision generally sets base salaries at levels believed to attract and retain an experienced management team that will successfully grow its business and create stockholder value. Precision also utilizes base salaries to reward individual performance and contributions to Precision’s overall business objectives, but seek to do so in a manner that does not detract from the executives’ incentive to realize additional compensation through Precision’s stock options and restricted stock awards.

Precision’s Compensation Committee reviews the Chief Executive Officer’s salary at least annually. The Compensation Committee may recommend adjustments to the Chief Executive Officer’s base salary based upon the Compensation Committee’s review of his current base salary, incentive cash compensation and equity-based compensation, as well as his performance and comparative market data. The Compensation Committee also reviews other executives’ salaries throughout the year, with input from the Chief Executive Officer. The Compensation Committee may recommend adjustments to other executives’ base salary based upon the Chief Executive Officer’s recommendation and the reviewed executives’ responsibilities, experience and performance, as well as comparative market data.

In utilizing comparative data, the Compensation Committee seeks to recommend salaries for each executive at a level that is appropriate after giving consideration to experience for the relevant position and the executive’s performance. The Compensation Committee reviews performance for both Precision (based upon achievement of strategic initiatives) and each individual executive. Based upon these factors, the Compensation Committee may recommend adjustments to base salaries to better align individual compensation with comparative market compensation, to provide merit-based increases based upon individual or company achievement, or to account for changes in roles and responsibilities.

Stock Options and Other Equity Grants. Consistent with Precision’s compensation philosophies related to performance-based compensation, long-term stockholder value creation and alignment of executive interests with those of stockholders, Precision makes periodic grants of long-term compensation in the form of stock options or restricted stock to its executive officers, directors and others in the organization.

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Stock options provide executive officers with the opportunity to purchase common stock at a price fixed on the grant date regardless of future market price. A stock option becomes valuable only if the common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option shares to vest. This provides an incentive for an option holder to remain employed by Precision. In addition, stock options link a significant portion of an employee’s compensation to stockholders’ interests by providing an incentive to achieve corporate goals and increase stockholder value. Under Precision’s Amended and Restated 2012 Stock Incentive Plan (the “2012 Plan”), Precision may also make grants of restricted stock awards, restricted stock units, performance share awards, performance unit awards and stock appreciation rights to officers and other employees. Precision adopted the 2012 Plan to give Precision flexibility in the types of awards that Precision could grant to Precision’s executive officers and other employees.

Limited Perquisites; Other Benefits. Precision provides its employees with a full complement of employee benefits, including health and dental insurance, short term and long term disability insurance, life insurance, a 401(k) plan, FSA flex plan and Section 125 plan.

Employment Contracts

Employment Agreement with Chief Executive Officer.

On November 10, 2017, Precision entered into an employment agreement with Carl Schwartz, who has served as Chief Executive officer since December 1, 2016. The employment agreement was amended on August 20, 2018. Under the agreement the employment of Dr. Schwartz with Precision is at will.

The annualized base salary for Dr. Schwartz in 2017 was $250,000, which was increased to $275,000 in 2018. Per the amendment to the employment agreement, the annualized base salary for Dr. Schwartz, effective August 1, 2018, increased to $400,000. Such base salary may be adjusted by Precision but may not be reduced except in connection with a reduction imposed on substantially all employees as part of a general reduction.

Dr. Schwartz may receive stock options in lieu of his base salary. At least ten (10) days before the beginning of each six-month period ending June 30 or December 31 (a “Compensation Period”) during which Dr. Schwartz is employed under this agreement he may elect to receive non-qualified stock options under the 2012 Stock Incentive Plan or other applicable equity plan of Precision in effect at the time in payment of all or a portion of his base salary for such Compensation Period in lieu of cash. Stock options (i) will be granted on the first business day of such Compensation Period, (ii) will have an exercise price per share equal to the closing sale price of Precision common stock on the date of grant, (iii) will have an aggregate exercise price equal to the dollar amount of base salary to be received in options, (iv) will have a term of ten years, and (v) will vest pro rata on a monthly basis over the period of time during which the base salary would have been earned.

For each fiscal year during the term of the agreement, beginning in 2017, Dr. Schwartz shall be eligible to receive an annual incentive bonus determined annually at the discretion of the Compensation Committee of the Board. For 2017, the Compensation Committee will award a bonus based on performance of Dr. Schwartz and Precision, including the completion of acquisitions and other factors deemed appropriate by the Compensation Committee. For 2018 and subsequent years, the bonus will be subject to the attainment of certain objectives, which shall be established in writing by Dr. Schwartz and Precision’s Board of Directors prior to each bonus period. The maximum bonus that may be earned by Dr. Schwartz for any year will not be less than 150% of Dr. Schwartz’s then-current base salary.

If Precision terminates Dr. Schwartz’s employment without cause or if the he terminates his employment for “good reason,” he shall be entitled to receive from Precision severance pay in an amount equal to six months of base salary, in either case less applicable taxes and withholdings. In that event, he will receive a bonus payment on a pro-rata basis through the date of termination and any accrued, unused vacation pay. The severance pay, bonus payment, and other consideration are conditioned upon Dr. Schwartz’s execution of a full and final release of liability. “Cause” is defined to mean the executive engages in willful misconduct or fails to follow the reasonable and lawful instructions of the Precision’s Board of Directors, if such conduct is not cured within 30 days after notice; Dr. Schwartz embezzles or misappropriates assets of Precision or any of its subsidiaries; Dr. Schwartz’s violation of his obligations in the agreement, if such conduct is not cured within 30 days after notice; breach of any agreement between the Dr. Schwartz and Precision or to which Precision and the Dr. Schwartz are parties, or a breach of his fiduciary responsibility to the Company; commission by of fraud or other willful conduct that adversely affects the business or reputation of Precision; or Precision has a reasonable belief the executive engaged in some form of harassment or other improper conduct prohibited by Precision policy or the law. “Good reason” is defined as (i) a material diminution in Dr. Schwartz’s position, duties, base salary, and responsibilities; or (ii) Precision’s notice to Dr, Schwartz that his position will be relocated to an office which is greater than 100 miles from Dr. Schwartz’s prior office location. In all cases of Good Reason, Dr. Schwartz must have given notice to Precision that an alleged Good Reason event has occurred and the circumstances must remain uncorrected by Precision after the expiration of 30 days after receipt by Precision of such notice.

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During Dr. Schwartz’s employment with Precision and for twelve months thereafter, regardless of the reason for the termination, he will not engage in a competing business, as defined in the agreement and will not solicit any person to leave employment with Precision or solicit clients or prospective clients of Precision with whom he worked, solicited, marketed, or obtained confidential information about during his employment with the Company, regarding services or products that are competitive with any of Precision’s services or products.

Employment Agreements with Chief Operating Officer and Chief Financial Officer.

On August 13, 2012, Precision entered into employment agreements with David O. Johnson, who served as Chief Operating Officer from July 1, 2012 through August 6, 2018, and Bob Myers, who has served as Chief Financial Officer since July 1, 2012 (Messrs. Johnson and Myers are referred to as the “executives”). Effective August 6, 2018, Mr. Johnson was appointed Senior Vice President of Operations of Precision’s Skyline Medical business unit. Under the agreements the employment of each of these individuals with Precision is at will. Mr. Myers’ employment agreement was amended effective August 20, 2018.

The annualized base salaries of Messrs. Johnson and Myers were $150,000 and $125,000, respectively for their first year employed. Effective July 1, 2013 the annualized base salaries of Messrs. Johnson and Myers were $180,000 and $150,000, respectively. Effective in March 2014 Mr. Myers annualized base salary was increased to $165,000. Per the amendment to the employment agreement, effective August 1, 2018, Mr. Myers’ annualized base salary was increased to $250,000 and, effective August 1, 2019, Mr. Myers’ annualized base salary will increase to $300,000. Such base salaries may be adjusted by Precision but may not be reduced except in connection with a reduction imposed on substantially all employees as part of a general reduction. The executives will also each be eligible to receive an annual incentive bonus for each calendar year at the end of which he remains employed by Precision, subject to the attainment of certain objectives. Under the original employment agreements, both executives had a minimum bonus guarantee of 20% of their annualized salary. However, per the amendment to the employment agreement of Mr. Myers, Mr. Myers is eligible to receive a pro-rata annual incentive bonus for 2018 for the period January 1, 2018 through July 31, 2018 that will be not less than 20% of Mr. Myers’ then-current salary.

If the Company terminates the executive’s employment without cause or if the executive terminates his employment for “good reason,” he shall be entitled to receive from Precision severance pay in an amount equal to (a) before the first anniversary of the date of the agreement, three months of base salary, or (b) on or after the first anniversary of the date of the agreement, twelve months of base salary, in either case less applicable taxes and withholdings. In that event, he will receive a bonus payment on a pro-rata basis through the date of termination and any accrued, unused vacation pay. The severance pay, bonus payment, and other consideration are conditioned upon executive’s execution of a full and final release of liability. “Cause” is defined to mean the executive engages in willful misconduct or fails to follow the reasonable and lawful instructions of the Precision Board, if such conduct is not cured within 30 days after notice; the executive embezzles or misappropriates assets of Precision or any of its subsidiaries; the executive’s violation of his obligations in the agreement, if such conduct is not cured within 30 days after notice; breach of any agreement between the executive and Precision or to which Precision and the executive are parties, or a breach of his fiduciary responsibility to Precision; commission by of fraud or other willful conduct that adversely affects the business or reputation of Precision; or, Precision has a reasonable belief the executive engaged in some form of harassment or other improper conduct prohibited by Company policy or the law. “Good reason” is defined as (i) a material diminution in executive’s position, duties, base salary, and responsibilities; or (ii) Precision’s notice to executive that his position will be relocated to an office which is greater than 100 miles from executive’s prior office location. In all cases of Good Reason, executive must have given notice to Precision that an alleged Good Reason event has occurred and the circumstances must remain uncorrected by Precision after the expiration of 30 days after receipt by Precision of such notice.

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During each executive’s employment with Precision and for twelve months thereafter, regardless of the reason for the termination, he will not engage in a competing business, as defined in the agreement and will not solicit any person to leave employment with Precision or solicit clients or prospective clients of Precision with whom he worked, solicited, marketed, or obtained confidential information about during his employment with Precision, regarding services or products that are competitive with any of Precision’s services or products.

Potential Payments Upon Termination or Change of Control

Most of Precision’s stock option agreements provide for an acceleration of vesting in the event of a change in control of Precision as defined in the agreements and in the 2012 Stock Incentive Plan.  Additionally, the restricted stock agreements that were awarded to Precision management and directors in 2013 also provide for an acceleration of vesting in the event there is a change in control as defined in the 2012 Plan. Also, see “Employment Contracts” above for a description of certain severance compensation arrangements.

Director Compensation

Effective in 2013 the Precision Board instituted a quarterly and an annual stock options award program for all the directors under which they will be awarded options to purchase $5,000 worth of shares of Precision common stock, par value $0.01 per quarter at an exercise price determined by the close on the last day of the quarter. Additionally, the directors that serve on a committee will receive options to purchase $10,000 worth of shares of Precision common stock, par value $0.01 annually, per committee served, at an exercise price determined by the close on the last day of the year.

Director Compensation Table for Fiscal 2017

The following table summarizes the compensation paid to each non-employee Precision director in the fiscal year ended December 31, 2017 for services to Precision:

	Fees Paid or Earned in Cash	Stock Awards	Option Awards	Total
Thomas McGoldrick	-	-	$252,525 (1)	$252,525
Andrew Reding	-	-	$219,643 (2)	$219,643
Richard Gabriel	-	-	$157,240 (3)	$157,240
Tim Krochuk	-	-	$171,769 (4)	$171,769
J. Melville Engle	-	-	$164,393 (5)	$164,393
Carl Schwartz	-	-	$3,688 (6)	$3,688

(1) Mr. McGoldrick was awarded options to purchase 243,706 shares of common stock both for serving on the Precision Board and for participating on the Merger & Acquisition, Compensation and Corporate Governance (Chairman) Committees.

(2) Mr. Reding was awarded options to purchase 207,197 shares of common stock both for serving on the Precision Board and for participating on the Audit Committee.

(3) Mr. Gabriel was awarded options to purchase 149,373 shares of common stock for serving on the Precision Board and for participating on the Merger & Acquisition Committee.

(4) Mr. Krochuk was awarded options to purchase 168,876 shares of common stock for serving on the Precision Board and for participating on the Audit (Chairman), Governance and Merger & Acquisition Committees.

(5) Mr. Engle was awarded options to purchase 158,975 shares of common stock for serving on the Precision Board and for participating on the Audit and Compensation (Chairman) Committees.

(6) Dr. Schwartz became an employee in November 2017 pursuant to an employment agreement. Prior to that time, he was awarded options to purchase 2,381 shares of common stock for serving on the Board.

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	Number of Securities to be Issued upon Exercise of Outstanding Restricted Stock, Warrants and Options (a)	Weighted Average Exercise Price of Outstanding Options, Warrants (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders (1)	2,616,070	2.00	2,292,382
Equity compensation plans not approved by security holders	-	-	-

(1) Consists of outstanding options under the 2008 Equity Incentive Plan and the 2012 Stock Incentive Plan. The remaining share authorization under the 2008 Equity Incentive Plan was rolled over to the current 2012 Stock Incentive Plan. On December 28, 2017 Precision’s shareholders approved an amendment to the Company’s Amended and Restated 2012 Stock Incentive Plan to increase the reserve of shares of Common Stock authorized for issuance thereunder to 5,000,000.

EXECUTIVE COMPENSATION OF HELOMICS

Overview

This section describes the material elements of the compensation awarded to, earned by or paid to the most highly compensated executive officers other than Helomics’ Chief Executive Officer.

Summary Compensation Table for Fiscal 2017 and 2016

Name and Principal Position	Year	Salary	Bonus	All Other Compensation	Total Compensation
Gerald Vardzel,	2017	$275,000	$-	$-	$275,000
President & CEO	2016	$62,500	$-	$-	$62,500

Dr. Arlette Uilhein,	2017	$228,462	$-	$-	$228,462
Medical Director, VP Lab Operations	2016	$270,000	$-	$-	$270,000

Dr. Mark Collins	2017	$40,385	$-	$-	$40,385
VP, Strategy & Innovation	2016	$-	$-	$-	$-

Sarah Fanks,	2017	$134,346	$-	$-	$134,346
VP, Human Capital	2016	$150,600	$-	$-	$150,600

Michael Young,	2017	$76,504	$-	$-	$76,504
VP, Finance	2016	$-	$-	$-	$-

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Employment Agreements

Executive Severance Agreement with Chief Executive Officer

On March 3, 2017 Helomics entered into an Executive Severance Agreement with Gerald J. Vardzel, Jr., who serves as the President and CEO. The annualized base salary for Mr. Vardzel is $325,000. The agreement is based upon executive’s base rate of compensation at the time of termination of employment. The agreement contains a change in control clause and the severance period for Mr. Vardzel is one year subsequent to the termination date. Base salary would continue with semi-monthly installments. COBRA Continuation Coverage: Company will continue to pay an amount equal to its applicable share of the cost to continue Executive’s current level of coverage under the Company’s medical, dental and vision insurance benefits for the Severance Period or until Executive becomes eligible for such benefits from another employer. Stock Options Vesting subject if the Executive’s Qualifying Termination occurs within one calendar year subsequent to a Change in Control of the Company. Bonus: Company shall pay Executive a cash bonus in the amount, if any, that Board, determines executive would have been awarded at the end of the year in which the termination occurs.

During Mr. Vardzel’s employment with Helomics and for the twelve months thereafter, regardless of the reason for termination, he will not engage in any competing business, as defined in the agreement.

Executive Severance Agreement with remaining Executive Management team

On August 30, 2017 Helomics entered into an Executive Severance Agreement with Mark A. Collins, who serves as the Vice President of Innovation & Strategy. The annualized base salary for Mr. Collins is $150,000.

On March 3, 2017 Helomics entered into an Executive Severance Agreement with Sarah A. Fanks, which serves as the Vice President of Human Capital Management. The annualized base salary for Ms. Fanks is $165,000.

On March 3, 2017 Helomics entered into an Executive Severance Agreement with Arlette Uihlein MD, which serves as VP – Operations & Pathology, Medical Director. The annualized base salary for Dr. Uihlein is $270,000.

On June 12, 2017 Helomics entered into an Executive Severance Agreement with Michael P. Young, Jr., which serves as VP – Finance & Controller. The annualized base salary for Mr. Young is $150,000.

The Executive Severance Agreements for all four employees above share the same language. The agreement is based upon executive’s base rate of compensation at the time of termination of employment and the severance period is equal to six months of annual base salary subsequent to the termination date. Base salary would continue with semi-monthly installments. COBRA Continuation Coverage: Company will continue to pay an amount equal to its applicable share of the cost to continue executive’s current level of coverage under the Company’s medical, dental and vision insurance benefits for the severance period or until executive becomes eligible for such benefits from another employer. Stock options vesting subject if the executive’s Qualifying Termination occurs within one calendar year subsequent to a Change in Control of the Company. Bonus: Company shall pay Executive a chase bonus in the amount, if any, that Board, determines Executive would have been awarded at the end of the year in which the Termination occurs.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Precision Transactions

Precision’s Audit Committee has the responsibility to review and approve all transactions to which a related party and Precision may be a party prior to their implementation, to assess whether such transactions meet applicable legal requirements.

In connection with the Unit Exchange that was consummated on August 31, 2015, 250 shares of Series A Convertible Stock held by Mr. Kornberg were exchanged for 2,778 Exchange Units.

In April 2018, one of the Company’s directors, Richard L. Gabriel, executed a six-month consulting contract to help guide operations for the Company’s wholly-owned subsidiary TumorGenesis. Under the terms of the agreement Mr. Gabriel will receive $12,000 monthly cash payment. In addition, Mr. Gabriel will receive a grant of 240,000 performance-based restricted stock units (“RSU’s”) under the Company’s Amended and Restated 2012 Stock Incentive Plan, with the vesting and payment of the RSU’s based on performance milestones as set forth in the agreement.

Helomics Transactions

The intellectual property of Helomics’ ChemoFx test is held by Healthcare Royalty Partners (“HCRP”). Helomics and HCRP have agreed to a term sheet for HCRP to license the use of the technology to Helomics with an 8% royalty on net sales of the test. To date a license agreement has not been executed.

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DESCRIPTION OF PRECISION CAPITAL STOCK

The following information describes Precision’s capital stock and provisions of its certificate of incorporation and Precision’s bylaws. This description is only a summary. You should also refer to Precision’s certificate of incorporation and bylaws, each as amended, that have been incorporated by reference or filed with the SEC as exhibits to the proxy statement/prospectus/information statement on Form S-4 of which this prospectus forms a part.

General

Precision has the authority to issue up to 50,000,000 shares of common stock, par value $0.01 (“Precision Common Stock”), and 20,000,000 shares of preferred stock, par value $0.01. As reflected in Proposal No. 4 above, after already receiving approval of Precision’s Board, Precision’s Board has requested stockholder approval to amend Precision’s Charter to increase the number of authorized shares of Precision Common Stock from 50,000,000 to 100,000,000.

Common Stock

As of October 15, 2018, Precision had 14,048,339 shares of Precision Common Stock issued and outstanding and held by approximately 138 stockholders of record.

The holders of Precision Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, provided that no proxy shall be voted if executed more than three years prior to the date of the stockholders’ meeting except if such proxy provides for a longer period. Holders of Precision Common Stock do not have cumulative voting rights.

The holders of Precision Common Stock are entitled to receive ratably any dividends that may be declared from time to time by Precision’s Board of Directors out of funds legally available for that purpose. In the event of Precision’s liquidation, dissolution or winding up, the holders of Precision Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The Precision Common Stock has no preemptive or conversion rights or other subscription rights and there are no redemption provisions applicable to Precision Common Stock. All outstanding shares of Precision Common Stock are fully paid and non-assessable, and the shares of Common Stock offered in this prospectus will be fully paid and not liable for further call or assessment.

Except for directors, who are elected by receiving the highest number of affirmative votes of the shares entitled to be voted for them, or as otherwise required by Delaware law, and subject to the rights of the holders of preferred stock then outstanding (if any), all stockholder action is taken by the vote of a majority of the issued and outstanding shares of Precision Common Stock present at a meeting of stockholders at which a quorum consisting of a majority of the issued and outstanding shares of Precision Common Stock is present in person or proxy. In the absence of a quorum for the transaction of business, any meeting may be adjourned from time to time. The stockholders present at a duly called or held meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Precision’s Chairman of the Board or, in his absence, any other director designated from time to time by the Precision Board of Directors, shall preside at all meetings of stockholders.

Series D Convertible Preferred Stock

As of October 15, 2018, Precision had no issued and outstanding shares of Series D Convertible Preferred Stock. Precision’s charter authorizes the issuance of up to 20,000,000 shares of preferred stock, par value $0.01 per share. If proposal No. 4 is approved, Precision will designate a series of preferred stock as “Series D Convertible Preferred Stock” and will be authorized to issue up to 3,500,000 shares constituting Series D Convertible Preferred Stock.

The holders of Precision Series D Convertible Preferred Stock will not be entitled to vote on the election of directors or most other matters presented to stockholders. Such holders will have the right to vote on limited matters specified in the Certificate of Designation including, generally, effecting or validating any amendment, alteration or repeal of any of the provisions of the Certificate of Designation that materially and adversely affects the powers, preferences or special rights of the Series D Convertible Preferred Stock.

Each share of Series D Convertible Preferred Stock is subject to automatic conversion, whereby each such share converts automatically on a 1:1 basis into a share of Precision Common Stock upon the earlier of (i) the consummation of any fundamental transaction (e.g., a consolidation or merger, the sale or lease of all or substantially all of the assets of Precision or the purchase, tender or exchange offer of more than 50% of the outstanding shares of voting stock of Precision) or (ii) the one-year anniversary of the issuance date.

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The automatic conversion of Series D Convertible Preferred Stock is subject to certain beneficial ownership limitations, such that Precision will not effect any conversion of shares of Series D Convertible Preferred Stock into shares of Precision Common Stock to the extent that, after giving effect to such conversion, the holder of shares of Series D Convertible Preferred Stock, together with such holder’s affiliates, would beneficially own in excess of 4.99% of the number of shares of Precision Common Stock outstanding immediately after giving effect to the issuance of such conversion shares upon conversion by the applicable holder.

With respect to the payment of dividends and distribution of assets upon liquidation or dissolution or winding up of Precision, whether voluntary or involuntary, the Series D Convertible Preferred Stock shall rank equal to Precision Common Stock on an as-converted basis.

The description of the Series D Convertible Preferred Stock provided herein is qualified in its entirety by the Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock in the form attached hereto as Annex I. The Certificate of Designation, should be read in whole to fully understand the preferences, rights and limitations of Series D Convertible Preferred Stock. The failure to do so will result in an incomplete understanding of the preferences, rights and limitations of Series D Convertible Preferred Stock.

Precision Warrants

An aggregate of up to 14,842,130 warrants to purchase shares of Precision Common Stock is being offered in this prospectus under the Exchange Offer (the “Precision Warrants”) in exchange for the Helomics Warrants outstanding at the Effective Time of the Merger. The Precision Warrants will be issued on the date of the merger and will expire five years after issuance.

Precision Warrants to purchase an aggregate of 14,245,130 shares of Precision Common Stock will be exercisable at an exercise price of $1.00 per share, and the remaining 597,000 shares of Precision Common Stock will be exercisable at an exercise price of $0.01 per share.

Upon a “fundamental transaction,” the Precision Warrants will continue to exist and be converted into a right to receive alternative consideration upon exercise. The Precision Warrants entitle the holders of the Precision Warrants to participate in any distributions of common stock as though the Precision Warrant were exercised in full in advance of the record date of the distribution. The Precision Warrants contain a beneficial ownership limitation, which prohibits a holder from obtaining greater than 4.99% (or at the holder’s election, 9.99%) of the outstanding Precision Common Stock immediately after the exercise of the Precision Warrant. The form of Precision Warrants to be issued to holders of Helomics warrants as of the Effective Time is attached as Annex H. Holders of such Helomics warrants are encouraged to review the form of warrant.

Anti-Takeover Provisions

Delaware Law

Precision is subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

 Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of Precision. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of Precision’s stockholders. In addition, note that while Delaware law permits companies to opt out of its business combination statute, Precision’s Certificate of Incorporation does not include this opt-out provision.

Certificate of Incorporation and Bylaws

Precision’s current Certificate of Incorporation authorizes the issuance of “blank check” preferred stock that could be issued by Precision’s Board of Directors to defend against a takeover attempt.

Transfer Agent and Registrar

The transfer agent and registrar for Precision’s common stock is Corporate Stock Transfer, Inc.

Listing

The shares of Precision’s common stock are listed on The NASDAQ Capital Market under the symbol “AIPT.” On October 15, 2018, the last reported sale price per share for Precision’s common stock as reported by The NASDAQ Capital Market was $0.89.

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COMPARISON OF RIGHTS OF HOLDERS OF
PRECISION CAPITAL STOCK AND HELOMICS CAPITAL STOCK

General

Precision and Helomics are both incorporated under the laws of the State of Delaware. The rights of Precision stockholders and Helomics stockholders are generally governed by the Delaware General Corporation Law (“DGCL”). Upon completion of the Merger, Helomics stockholders will become stockholders of Precision, and their rights will be governed by the DGCL, the Precision Bylaws and the Precision Charter.

The material differences between and/or similarities of the current rights of Helomics common stockholders under the Helomics Charter, the Helomics Bylaws and their rights as Precision common stockholders, after the Merger, under the Precision Charter and the Precision Bylaws, both as will be in effect immediately following the completion of the Merger, are summarized below. The summary below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the DGCL and the governing corporate instruments that are subject to amendment in accordance with their terms. You should carefully read this entire document and the other referenced documents, including the governing corporate instruments, for a more complete understanding of the differences between and similarities of being a stockholder of Precision or Helomics before the Merger and being a stockholder of Precision following the completion of the Merger. For more information on how to obtain these documents, see the section titled “Where You Can Find More Information” beginning on page [____].

Authorized Capital Stock

Helomics

Helomics has the authority to issue up to 50,000,000 shares of common stock, par value $0.001 (“Helomics Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001.

Precision

Precision has the authority to issue up to 50,000,000 shares of common stock, par value $0.01 (“Precision Common Stock”), and 20,000,000 shares of preferred stock, par value $0.01. As reflected in Proposal No. 4 above, after already receiving approval of Precision’s Board, Precision’s Board has requested stockholder approval to amend Precision’s Charter to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000.

Dividends

Helomics

Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over Helomics Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to Helomics Common Stock, then dividends may be paid on Helomics Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of Helomics.

Precision

Subject to limitations contained in the DGCL and the Precision Charter, the Board of Directors of Precision may declare and pay dividends upon the shares of capital stock of Precision, which dividends may be paid either in cash, in property or in shares of the capital stock of Precision.

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Liquidation Preference

Helomics

The Helomics Common Stock is subject to all of the rights, privileges, preferences and priorities of the preferred stock of Helomics as set forth in the certificate of designations, preferences and relative rights filed with the State of Delaware to establish the respective series of preferred stock.

In the event of dissolution, liquidation or winding up of Helomics, the holders of Helomics Common Stock, as to the distribution of any assets of Helomics remaining after Helomics shall have paid, or provided for payment of, all debts and liabilities of Helomics and after Helomics shall have paid, or set aside for payment, to the holders of any class of stock having preference over Helomics Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

Precision

The Precision Charter and the Precision Bylaws are silent as to any liquidation preference of Precision Common Stock.

Number of Directors

Helomics

The number of directors of Helomics, which shall constitute the whole board, shall be not less than three and not more than 11. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

At each annual meeting of stockholders of Helomics, or special meeting in lieu thereof, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the succeeding annual meeting of the stockholders of Helomics, or special meeting in lieu thereof, until their successors are duly elected and qualified.

Precision

The number of directors of Precision is initially set at three and, thereafter, is fixed from time to time exclusively by Precision’s Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Generally, each director shall serve for a term ending on the date of the annual meeting of stockholders next following the annual meeting at which such director was elected; provided, however, that each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

Subject to the rights of the holders of any series of preferred stock of Precision to elect additional directors under specific circumstances, directors shall be elected by a plurality of the votes of the shares of capital stock of Precision present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Stockholder Nominations and Proposals

Helomics

At any annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board of Directors of Helomics or (b) by any stockholder of record of Helomics who is entitled to vote with respect thereto and who complies with the applicable notice procedures. For business to be properly brought before an annual meeting by a Helomics’ stockholder, the stockholder must have given timely notice thereof in writing to the secretary of Helomics.

To be timely, a stockholder’s notice must be received at the principal executive officers of Helomics not less than 120 calendar days in advance of the date in the current fiscal year that corresponds to the date in the preceding fiscal year on which Helomics’ notice of meeting and related proxy statement were released to Helomics’ stockholders in connection with the previous year’s annual meeting of Helomics’ stockholders, except that if no meeting was held in the immediately preceding year or if the date of the annual meeting in the current year varies by more than 30 calendar days from the corresponding date of such meeting in the preceding fiscal year, such notice by the stockholder proposing business to be brought before the meeting of the Helomics’ stockholders must be received not less than 30 days prior to the date of the current year’s annual meeting; provided, that in the event that less than 40 days’ notice of the date of the meeting is given to Helomics’ stockholders, to be timely, a stockholder’s notice of business to be brought before the meeting of Helomics’ stockholders must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed.

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A stockholder’s notice to the secretary of Helomics shall set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on Helomics’ books, of the stockholder of record proposing such business, (c) the class and number of shares of Helomics’ capital stock that are beneficially owned by such stockholder, and (d) any material interest of such stockholder in such business.

Precision

At any meeting of the stockholders of Precision, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board of Directors of Precision or (b) by any stockholder of Precision who is a stockholder of record at the time of giving of notice who shall be entitled to vote at such meeting and who complies with the applicable notice procedures. For business to be properly brought before a stockholder meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of Precision.

To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Precision not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then, to be timely, such notice must be received by Precision no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the meeting was made.

A stockholder’s notice to the secretary of Precision shall set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on Precision’s books, of the stockholder proposing such business, (c) the class and number of shares of Precision which are beneficially owned by such stockholder and a description of any agreement, arrangement or understanding that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of shares price changes for, or increase or decrease the voting power of, such stockholder with respect to Precision’s securities, and (d) any material interests of the stockholder in such business.

Classification of Board of Directors

Helomics

The Board of Directors of Helomics is not classified or staggered.

Precision

The Board of Directors of Precision is not classified or staggered. However, Proposal No. 5 proposes amendments to Precision’s Charter and Precision’s Bylaws to establish a staggered (i.e., classified) Board of Directors of Precision.

Removal of Directors

Helomics

At a meeting expressly called for that purpose, one or more directors may be removed by a vote of 70% of the shares of outstanding stock of Helomics entitled to vote at an election of directors, provided that such removal has been recommended and approved by resolution duly adopted by the Board of Directors of Helomics, at a meeting called for that purpose, in advance of the Helomics’ stockholder action.

Precision

Subject to the rights of the holders of any series of preferred stock of Precision then outstanding, any directors, or the entire Board of Directors of Precision, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of Precision entitled to vote generally in the election of directors, voting together as a single class.

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Vacancies on the Board of Directors

Helomics

Vacancies resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors of Helomics resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director, and not by the stockholders of Helomics.

Precision

Subject to the rights of the holders of any series of preferred stock of Precision then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors of Precision resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director, and directors so chosen will hold office for a term expiring at the next annual meeting of stockholders, at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation or removal of any director.

An annual meeting of Precision Stockholders is held for the election of directors. Nominations of persons for election to the Board of Directors of Precision may be made at a meeting of stockholders (a) by or at the direction of the Board of Directors of Precision or (b) by any stockholder of Precision who is a stockholder of record at the time of giving of requisite notice who shall be entitled to vote for the election of directors at the meeting and who complies with the applicable notice procedures. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the secretary of Precision. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of Precision not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of the stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then, to be timely, such notice must be received by Precision no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the meeting was made.

Such stockholder’s notice must set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and (b) as to the stockholder giving the notice (i) the name and address, as they appear on Precision’s books, of such stockholder and (ii) the class and number of shares of Precision which are beneficially owned by such stockholder and a description of any agreement, arrangement or understanding that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of shares price changes for, or increase or decrease the voting power of, such stockholder with respect to Precision’s securities.

Voting Stock

Helomics

Each holder of shares of Helomics Common Stock shall be entitled to attend all special and annual meetings of the stockholders of Helomics and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote, to cast one vote for each outstanding share of Helomics Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders. When a quorum is present at any meeting, the vote of the holders of stock having a majority of the voting power present in person or represented by proxy shall decide any question brought before such meeting.

At each meeting of the Helomics’ stockholders, each stockholder entitled to vote shall be entitled to vote in person or by proxy, provided, however, that the right to vote by proxy shall exist only in the case where the instrument authorizing such proxy to act shall have been executed in writing by the registered holder or holders of such stock as shown on the stock ledger of Helomics or by such holder’s or holders’ attorney thereunto duly authorized in writing. No proxy may be voted after three years from its date, unless said proxy provides for a longer period.

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Precision

Each holder of Precision Common Stock shall be entitled to one vote for each share of Precision Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Precision Common Stock are not entitled to vote on any amendment to the Precision Charter (including any Certificate of Designation relating to any series of preferred stock of Precision) that relates solely to the terms of one or more outstanding series of preferred stock of Precision if the holders of such affected series are entitled to vote thereon. Except as provided by the DGCL, in all matters other than the election of directors, the affirmative vote of the majority of the shares of capital stock of Precision present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders of Precision.

Votes may be cast by any stockholder entitled to vote in person or by such stockholder’s proxy. Each stockholder entitled to vote at a meeting of Precision stockholders or to express consent or dissent to a corporation action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or such stockholder’s attorney thereunto authorized, or by proxy sent by cable, telegram or by other means of electronic communication permitted by law, which results in a writing from such stockholders or by such stockholder’s attorney, and delivered to the secretary of the meeting. No proxy may be voted after three years from its date, unless said proxy provides for a longer period.

The presence, in person or by proxy, of the holders of a majority of the outstanding capital stock of Precision entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business.

In determining the number of votes cast for or against a proposal or nominee, shares abstaining from voting on a matter (including elections) will not be treated as a vote cast.

Cumulative Voting

Helomics

Neither the Helomics Charter nor the Helomics Bylaws provide for cumulative voting.

Precision

Neither the Precision Charter nor the Precision Bylaws provide for cumulative voting.

Stockholder Action by Written Consent

Helomics

Commencing on the date the Helomics Common Stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, the Helomics stockholders may not take action by written consent without a meeting, and must take any actions at a duly called annual or special meeting.

Precision

Any action that may be taken by vote may be taken without a meeting by written consent of Precision’s stockholders. Such action shall constitute action by such stockholders with the same force and effect as if the same had been approved at a duly called meeting of stockholders.

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Stockholder Meetings and Notice of Stockholder Meetings

Helomics

The annual meeting of Helomics’ stockholders shall be held on such date and at such time as is designated by the Board of Directors of Helomics and as provided for in the notice of meeting. Special meetings of Helomics’ stockholders may be called at any time by the chairman of the Board of Directors of Helomics, the chief executive officer of Helomics, the president of Helomics, or by the Board of Directors of Helomics, or, in their absence, by any vice president of Helomics.

The secretary or assistant secretary, if any, of Helomics shall cause notice of the time, place and purpose or purposes of all meetings of the stockholders of Helomics (whether annual or special) to be mailed at least 10 days but not more than 60 days prior to the meeting to each stockholder of record entitled to vote. Any Helomics’ stockholder may waive notice of any meeting of stockholders of Helomics by signing a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof.

Precision

An annual meeting of Precision Stockholders is held for the election of directors and to transact such other business as may be properly be brought before the meeting. A written notice of the meeting must be given, which states the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting. Unless otherwise provided by the DGCL, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, is deemed equivalent to notice.

The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting.

Special Stockholder Meetings

Helomics

Special meetings of the Helomics’ stockholders may be called at any time by the chairman of the Board of Directors of Helomics, the chief executive officer of Helomics, the President of Helomics or by the Board of Directors of Helomics, or, in their absence or disability, by any vice president of Helomics.

Precision

Special meetings of Precision’s stockholders may be called by the Board of Directors of Precision, the chief executive officer of Precision, or the president of Precision and may not be called by any other person.

A written notice of a special meeting must be given, which states the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the purpose or purposes for which the meeting is called. Unless otherwise provided by the DGCL, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, is deemed equivalent to notice. Business transacted at any special meeting of Precision stockholders shall be limited to the purposes stated in the notice.

Indemnification

Helomics

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by Helomics to the fullest extent allowed under the DGCL against all expense, liability and loss reasonably incurred or suffered by such indemnities in connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Helomics, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

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Precision

Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completing action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Precision or is or was serving at the request of Precision as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by Precision to the fullest extent permitted by the DGCL.

Amendment of Certificate of Incorporation

Helomics

The DGCL governs the right of Helomics to amend or repeal any provision of the Helomics Charter

Precision

The DGCL governs the right of Precision to amend or repeal any provision of the Precision Charter.

Amendment of Bylaws

Helomics

Any amendment of the Helomics Bylaws requires the affirmative vote of at least 66 2/3% of the directors comprising the Board of Directors of Helomics, at a meeting called for the purpose of amending and/or restating the Helomics Bylaws. Absent affirmative vote of at least 66 2/3% of the directors comprising the Board of Directors of Helomics at a meeting called for the purpose of amending and/or restating the Helomics Bylaws, the Helomics’ stockholders may amend the Helomics Bylaws by an affirmative vote of 70% of each class of issued and outstanding shares of voting securities of Helomics, at a meeting called for the purpose of amended and/or restating the Helomics Bylaws.

Precision

The Precision Bylaws may be altered, amended or repealed, or new bylaws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors. Generally, all such amendments must be approved by the affirmative vote of a majority of the total voting power of all outstanding securities of Precision then entitled to vote generally in the election of directors, voting together as a single class or by a majority of the Board of Directors.

181

PRINCIPAL STOCKHOLDERS OF PRECISION

The following table sets forth certain information with respect to the beneficial ownership of Precision common stock as of October 5, 2018 (except where otherwise indicated) for:

•	each person, or group of affiliated persons, who are known by Precision to beneficially own more than 5% of the outstanding shares of Precision common stock;

•	each of the Precision directors;

•	each of the Precision named executive officers, as identified in Precision’s Annual Report on Form 10-K filed with the SEC on April 2, 2018; and

•	all the current directors and executive officers of Precision as a group.

The number of shares owned, total shares beneficially owned and the percentage of common stock beneficially owned below assumes 14,048,339 shares of Precision common stock outstanding on October 5, 2018, but does not give effect to any shares of Precision common stock to be issued in the Merger.

Beneficial ownership is determined under SEC rules and includes sole or shared power to vote or dispose of shares of Precision common stock. The number and percentage of shares beneficially owned by a person or entity also include shares of common stock subject to stock options that are currently exercisable or become exercisable within 60 days of October 5, 2018. However, these shares are not deemed to be outstanding for the purpose of computing the percentage of shares beneficially owned of any other person or entity. Except as indicated in footnotes to the table below or, where applicable, to the extent authority is shares by spouses under community property laws, the beneficial owners named in the table have, to Precision’s knowledge, sole voting and dispositive power with respect to all shares of common stock shown to be beneficially owned by them.

Unless otherwise indicated, the address for each stockholder listed is: 2915 Commers Drive, Suite 900, Eagan, Minnesota 55121.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Officers and Directors

David Johnson (2)	243,078	1.70%

Bob Myers (3)	226,539	1.59%

Thomas J. McGoldrick (4)	274,521	1.92%

Andrew Reding (5)	234,257	1.64%

Carl Schwartz (6)	662,227	4.52%

Tim Krochuk (7)	184,350	1.30%

J. Melville Engle (8)	174,449	1.23%

Richard Gabriel (9)	164,847	1.16%

All directors and executive officers as a group (8 persons)	2,164,268	13.41%

182

(1)       Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(2)       Effective August 1, 2018 Mr. Johnson is no longer the Chief Operating Officer of Precision Therapeutics Inc. His beneficial ownership includes 876 shares of common stock, and 242,202 shares that are exercisable within 60 days of October 15, 2018.

(3)       Includes 761 shares of common stock, and 225,778 shares that are exercisable within 60 days of October 15, 2018.

(4)       Includes 64 shares of common stock, and 274,457 shares that area exercisable within 60 days of October 15, 2018.

(5)       Includes 53 shares of common stock, and 234,204 shares that are exercisable within 60 days of October 15, 2018.

(6)       Includes 66,173 shares of common stock, and 596,054 shares that are exercisable within 60 days of October 15, 2018.

(7)       Includes 184,350 shares that are exercisable within 60 days of October 15, 2018.

(8)       Includes 174,449 shares that are exercisable within 60 days of October 15, 2018.

(9)       Includes 164,847 shares that are exercisable within 60 days of October 15, 2018.

183

PRINCIPAL STOCKHOLDERS OF HELOMICS

The following table sets forth certain information with respect to the beneficial ownership of Helomics common stock as of October 26, 2018 (except where otherwise indicated) for:

•	each person, or group of affiliated persons, who are known by Helomics to beneficially own more than 5% of the outstanding shares of Helomics common stock;

•	each of the Helomics directors;

•	each of the Helomics named executive officers; and

•	all the current directors and executive officers of Helomics as a group.

The number of shares owned, total shares beneficially owned and the percentage of common stock beneficially owned below assumes 10,833,000 shares of Helomics common stock and 2,500,000 shares of Preferred Stock (that votes as a class with the Common Stock), or 13,333,333 Common Stock equivalent shares outstanding on October 26, 2018, but does not give effect to any shares of Helomics common stock to be issued in the Merger.

Beneficial ownership is determined under SEC rules and includes sole or shared power to vote or dispose of shares of Helomics common stock. The number and percentage of shares beneficially owned by a person or entity also include shares of common stock subject to stock options and warrants that are currently exercisable or become exercisable within 60 days of The date hereof. However, these shares are not deemed to be outstanding for the purpose of computing the percentage of shares beneficially owned of any other person or entity. Except as indicated in footnotes to the table below or, where applicable, to the extent authority is shares by spouses under community property laws, the beneficial owners named in the table have, to Helomics’ knowledge, sole voting and dispositive power with respect to all shares of common stock shown to be beneficially owned by them.

Unless otherwise indicated, the address for each stockholder listed is: 91 43rd Street, Pittsburgh, PA 15201.

Stockholder		Amount of Beneficial Ownership	Percent of Class
Precision Therapeutics (2)	Party to the Merger Agreement	3,333,333	24.95%
Gerald Vardzel Jr.	President and CEO	1,800,000	13.47%
Robert Keyser Jr (3)	Director	5,061,667	31.78%
Douglas Armstrong (4)	Director, Chairman of the Board	1,866,667	13.60%
Richard Aulicino	Director	1,500,000	11.23%
Dawson James Securities Inc. (5)	Securities Broker Dealer	3,195,000	23.92%
HealthCare Royalty Partners II, L.P.	Investment Firm	1,200,000	8.98%
Maxwell Pharmacy (6)	234 East 106th Street New York, NY 10029	1,466,667	9.89%
Paul & Teri Sallwasser (7)	301 Windmill Palm Avenue Plantation, FL 33324	1,233,333	8.45%
Christopher & Elizabeth Santos (8)	4704 Rams Head Court Rockville, MD 20853	1,100,000	7.61%
Jordan Family LLC (9)	46 W. New Haven Avenue Melbourne, FL32901	990,333	6.90%
Francis Howard (10)	376 Victoria Place300 Vauxhall Bridge Road London SW1V1AA	733,333	5.20%
Auxol Capital (11)	570 Ocean Drive #201 Juno Beach, FL 33408	366,667	2.67%
Dr. Mark Collins, PHD	Vice President, Strategy & Innovation	0	0.00%
Dr. Arlette Uilhein, MD	Vice President, Lab Operations, Medical Director	0	0.00%
Sarah A. Fanks	Vice President, Human Capital Management	0	0.00%
Michael P. Young Jr.	Vice President, Finance	0	0.00%
All Directors and Officers		10,228,334	70.10%

184

(1) Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.
(2) Includes 2,500,000 shares of Helomics preferred stock and 833,333 shares of Helomics common stock. The Helomics Preferred Stock votes as a class with the Helomics Common Stock.
(3) Includes (i) 1,500,000 shares of Helomics common stock owned by Mr. Keyser, (ii) 2,200,000 shares of Helomics common stock owned by Dawson James Securities Inc. and 995,000 shares of Helomics common stock issuable upon exercise of warrants (with an exercise price of $.01 and exercisable between April 18, 2018 and April 17, 2023) owned by Dawson James Securities Inc., and (iii) 366,667 of Helomics common stock issuable upon exercise of warrants (with an exercise price of $1.00 and exercisable between January 16, 2018 and January 15, 2018) owned by Auxol Capital. Auxol Capital is a private investment firm owned and controlled by Mr. Keyser and Mr. Armstrong. Mr. Keyser disclaims beneficial ownership of the securities owned by Dawson James Securities Inc.
(4) Includes (i) 1,500,000 shares of common stock owned by Mr. Armstrong, and (ii) 366,667 shares of Helomics common stock, issuable upon exercise of warrants (with an exercise price of $1.00 and exercisable between January 16, 2018 and January 15, 2023) owned by Auxol Capital. Auxol Capital is a private investment firm owned and controlled by Mr. Keyser and Dr. Armstrong.
(5) Includes 2,200,000 shares of Helomics common stock and 995,000 shares of common stock issuable upon exercise of warrants having an exercise price of $.01
(6) Includes 1,466,667 shares of Helomics common stock, issuable upon exercise of warrants (with an exercise price of $1.00 and exercisable any time between January 16, 2018 and January 15, 2023).
(7) Includes 1,233,333 shares of Helomics common stock, issuable upon exercise of warrants (with an exercise price of $1.00 and exercisable any time between January 16, 2018 and January 15, 2023).
(8) Includes 1,100,000 shares of Helomics common stock, issuable upon exercise of warrants (with an exercise price of $1.00 and exercisable any time between January 16, 2018 and January 15, 2023).
(9) Includes 990,333 shares of Helomics common stock, issuable upon exercise of warrants (with an exercise price of $1.00 and exercisable any time between January 16, 2018 and January 15, 2023).
(10) Includes 733, shares of Helomics common stock, issuable upon exercise of warrants (with an exercise price of $1.00 and exercisable any time between January 16, 2018 and January 15, 2023).
(11) Includes 366,667 shares of Helomics common stock, issuable upon exercise of warrants (with an exercise price of $1.00 and exercisable any time between January 16, 2018 and January 15, 2023). Auxol Capital is beneficially owned by Mr. Keyser and Mr. Armstrong.

185

LEGAL MATTERS

Maslon LLP, Minneapolis, Minnesota will pass upon the validity of the common stock and Series D preferred stock of Precision Therapeutics Inc. offered by this proxy statement/prospectus/information statement.

EXPERTS

The consolidated balance sheets of Precision Therapeutics Inc. at December 31, 2017 and 2016, and for each of the two years in the period ended December 31, 2017, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows have been audited by Olsen Thielen & Co., Ltd., independent registered public accounting firm, as stated in their report which is included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Helomics Holding Corporation for the year ended December 31, 2017 have been audited by Schneider Downs & Co., Inc., independent registered public accounting firm, as stated in their report dated August 30, 2018, which is included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

186

WHERE YOU CAN FIND MORE INFORMATION

Precision files annual, quarterly and special reports, proxy statements and other information are with the SEC. You may read and copy any reports, statements or other information that Precision files at the SEC public reference room in at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Precision’s SEC filings are also available to the public from commercial document retrieval services and on the SEC’s website maintained by the SEC at www.sec.gov.

As of the date of this proxy statement/prospectus/information statement, Precision has filed a registration statement on Form S-4 to register with the SEC the Precision common stock that Precision will issue to Helomics stockholders in the Merger. This proxy statement/prospectus/information statement is a part of that registration statement and constitutes a prospectus of Precision, as well as a proxy statement of Precision for the Precision Annual Meeting and an information statement for the purpose of Helomics for its written consent.

Precision has supplied all information contained in this proxy statement/prospectus/information statement relating to Precision and Helomics has supplied all information contained in this proxy statement/prospectus/information statement relating to Helomics.

If you would like to request documents from Precision or Helomics, please send a request in writing or by telephone to either Precision or Helomics at the following addresses:

Bob Myers Chief Financial Officer Precision Therapeutics Inc. 2915 Commers Drive, Suite 900 Eagan, Minnesota 55121 (651) 389-4800	Gerald J. Vardzel, Jr. President Helomics Holding Corporation 91 43rd Street Pittsburgh, PA 15201 (412) 432-1508

If you are a Precision stockholder and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact Precision’s proxy solicitor: Regan & Associates, 505 Eighth Avenue – Suite 800, New York, New York 10018; telephone: (212) 587-3005.

187

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Precision’s officers and directors, and persons who own more than ten percent of a registered class of Precision’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent stockholders also are required by SEC rules to furnish Precision with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to Precision, and on written representations from the reporting persons, Precision believes that all Section 16(a) filing requirements applicable to Precision’s directors and officers were timely met during the fiscal year ended December 31, 2017.

Stockholder Proposals

None.

Communications with the Precision Board of Directors

In accordance with Precision’s policies regarding communication to non-management members of the Precision Board, stockholders may communicate with such members by writing to:

Carl Schwartz

Chief Executive Officer

Precision Therapeutics Inc.

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

The Secretary monitors such communications and provides summaries at regularly scheduled meetings of the board of directors. Where the nature of the communication warrants, the Secretary may determine, in his judgment as considered appropriate, to obtain the more immediate attention of the appropriate committee of the board of directors or non-management director, of independent advisors or of management.

188

FINANCIAL STATEMENTS

PRECISION THERAPEUTICS INC. AND HELOMICS HOLDING CORPORATION

Precision Therapeutics Inc. Unaudited Pro Forma Condensed Combined Financial Information	F-4
Pro Forma Condensed Combined Balance Sheet As Of June 30, 2018	F-5
Pro Forma Condensed Combined Statement Of Operations - Six Months Ended June 30, 2018	F-6
Pro Forma Condensed Combined Statement Of Operations - Year Ended December 31, 2017	F-7
Footnotes To Pro Forma Condensed Combined Financial Statements	F-8
Precision Therapeutics Inc. Condensed Consolidated Financial Statements Six Months Ended June 30, 2018 And 2017 (Unaudited)	F-12
Precision Therapeutics Inc. Condensed Consolidated Balance Sheets	F-13
Precision Therapeutics Inc. Condensed Consolidated Statements Of Operations And Other Comprehensive Loss	F-14
Precision Therapeutics Inc. Condensed Consolidated Statement Of Stockholders' Equity	F-15
Precision Therapeutics Inc. Condensed Consolidated Statements Of Cash Flows	F-16
Precision Therapeutics Inc. Notes To Condensed Consolidated Financial Statements	F-17
Precision Therapeutics Inc. Consolidated Financial Statements Years Ended December 31, 2017 And 2016	F-31
Precision Therapeutics Inc. Consolidated Balance Sheets	F-33
Precision Therapeutics Inc. Consolidated Statements Of Comprehensive Income (Loss)	F-34
Precision Therapeutics Inc. Consolidated Statements Of Stockholders’ Equity	F-35
Precision Therapeutics Inc. Consolidated Statements Of Cash Flows	F-36
Precision Therapeutics Inc. Notes To Financial Statements	F-37
Helomics Holding Corporation and Subsidiaries Condensed Consolidated Financial Statements Six Months Ended June 30, 2018 and 2017 (Unaudited)	F-56
Helomics Holding Corporation Consolidated Balance Sheet	F-56
Helomics Holding Corp Consolidated Statement of Operations	F-57
Helomics Holding Corporation Consolidated Statements of Stockholders’ Equity	F-58
Helomics Holding Corporation Consolidated Statement of Cash Flows	F-59
Helomics Holding Corporation Notes to Financial Statements	F-60
Helomics Holding Corporation Consolidated Financial Statements Year Ended December 31, 2017 And The Period From Inception December 7, 2016 Through December 31, 2016	F-73
Helomics Holding Corporation Consolidated Balance Sheet	F-75
Helomics Holdings Corporation Consolidated Statements of Operations	F-76
Helomics Holdings Corporation Consolidated Statements of Stockholders' Equity	F-77
Helomics Holding Corporation Consolidated Statement of Cash Flows	F-78
Helomics Holding Corporation and Subsidiaries Notes To The Consolidated Financial Statements	F-79

Helomics Corporation (Predecessor) Condensed Consolidated Financial Statements, Six Month Period July 1, 2016 through December 6, 2016 and Year Ended June 30, 2016 (Unaudited)	F-92
Condensed Consolidated Balance Sheets	F-92
Condensed Consolidated Statements of Operations	F-93
Statement of Stockholders' Equity	F-94
Condensed Consolidated Statements of Cash Flows	F-95
Notes to Condensed Consolidated Financial Statements	F-96

PRECISION THERAPEUTICS INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under GAAP and gives effect to the Merger among Precision Therapeutics Inc. (“Precision”), Helomics Acquisition, Inc. (“Merger Sub”), a wholly owned subsidiary of Precision, and Helomics Holding Corporation (“Helomics”). Under the Merger Agreement, Helomics will merge with and into Merger Sub, with Merger Sub surviving as a wholly-owned subsidiary of Precision (the “Merger”). Precision and Helomics believe that the Merger will enable both companies to enhance potential value for stockholders, and that both Precision and Helomics will benefit from the Merger. At the effective time of the Merger, each share of Helomics common stock will be converted into the right to receive a proportionate share of 4.0 million shares of Precision common stock and 3.5 million shares of Precision Series D Convertible Preferred Stock, in addition to the 1.1 million shares of Precision common stock already issued to Helomics for Precision’s initial twenty percent ownership interest in Helomics. On the date hereof, Precision is making an offer (the “Exchange Offer”) to holders of certain promissory notes of Helomics that were issued to investors (the “Helomics Notes” or “Helomics Notes Payable”) and accompanying warrants to purchase Helomics common stock (the “Helomics Warrants”), under which Precision will exchange shares of Common Stock, par value $0.01 (“Common Stock”), of Precision for the tendered Helomics Notes Payable and a warrant to purchase shares of Precision Common Stock for each of the Helomics Warrants held by such holders. See “General Terms of Exchange Offer” and “Description of Common Stock and Precision Warrants Included in the Exchange Offer.” If all of Helomics’ $8.8 million in outstanding promissory notes and all of Helomics’ outstanding warrants are so exchanged, Precision will issue: (1) 8.8 million additional shares of common stock at $1.00 per share, (2) 14,245,130 warrants to purchase Precision common stock at an exercise price of $1.00 per share and (3) 597,000 warrants to purchase Precision common stock at an exercise price of $0.01 per share. The pro forma condensed combined financial statements are for the year ended December 31, 2017 and for the six-month period ending June 30, 2018. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 shows the combined financial position of Precision and Helomics as if the merger of the two companies had occurred on June 30, 2018. The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2017 and the six months ended June 30, 2018 reflect the merger as if it had occurred on January 1, 2017, the beginning of the earliest period presented. The pro forma statements will be accounted for with Precision being deemed the acquiring company for the Merger under ASC 805 whereby Precision has been concluded to be the accounting acquirer. The unaudited pro forma condensed consolidated financial statements presented do not purport to represent what the results of operations or financial position of the Company would have been had the transaction occurred on the dates noted above, or to project the results of operations or financial position of the Company for any future periods. In the opinion of management, all necessary adjustments to the unaudited pro forma consolidated financial information have been made.

Precision calculated the purchase price of Helomics using the $0.89 closing price per share from October 15, 2018 and multiplying it by the total of 7.5 million shares valuing the purchase price of the transaction at $6,675,000. The unaudited pro forma condensed combined financial information should be read in conjunction with:

• the accompanying notes to the unaudited condensed combined pro forma financial statements;

• the separate historical consolidated financial statements of Precision as of and for the period ending June 30, 2018, and fiscal year ended December 31, 2017; and for the period ended June 30, 2018 and fiscal year ended December 31, 2017 for Helomics included in this proxy statement/prospectus.

[Remainder of page left intentionally blank]

PRECISION THERAPEUTICS INC. UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Pro Forma Condensed Combined Balance Sheet as of June 30, 2018

	Precision Therapeutics(1)	Helomics Holding(2)	Purchase Adjustments	Debt Conversion Adjustments	Note 3	Proforma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$1,004,269	$528,889	$-	$-		$1,533,158
Accounts Receivable	315,327	133,709	-	-		449,036
Notes Receivable	167,512	-	(167,512)	-	(c)	-
Inventories	244,660	38,124	-	-		282,784
Prepaid Expense and other assets	275,476	13,825	-	-		289,301
Total Current Assets	2,007,244	714,547	(167,512)	-		2,554,279

Notes Receivable	1,112,524	-	-	-		1,112,524
Equity Method Investment	581,742		(581,742)	-	(d)	-
Equity Investment		1,243,000	(1,243,000)	-	(d)	-
Fixed Assets, net	184,385	1,799,669	-	-		1,984,054
Intangibles, net	115,139	167,789	-	-		282,928
Goodwill			15,156,985	-	(e)	15,159,985
Total Assets	$4,001,034	$3,925,005	$13,164,731	$-		$21,090,770

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$165,588	$1,661,050	$-	$-		$1,826,638
Accrued Expenses	455,326	701,476	-	-		1,156,802
Cap leases	-	43,051	-	-		43,051
Notes payable	-	167,512	(167,512)	-	(c)	-
Notes payable – Senior Promissory Notes, $7,615,993 face value, plus interest, net of discount	-	5,649,023	-	(5,649,023)	(i)	-
Deferred Revenue	18,342	-	-	-		18,342
Total Current Liabilities	639,256	8,222,112	(167,512)	(5,649,023)		3,044,833

Total Liabilities	639,256	8,222,112	(167,512)	(5,649,023)		3,044,833
Commitments and Contingencies	-	-	-	-		-
Stockholders’ Equity
Series B Convertible Preferred Stock, $.01 par value, 20,000,000 authorized, 79,246 outstanding	792	2,500	(2,500)	-	(j)	792
Common Helomics	-	10,833	(10,833)	-	(j)	-
Common Stock, $.01 par value, 50,000,000 authorized, 23,331,600 outstanding	120,893	-	40,000	88,000	(k)	248,893
Preferred Series D Stock, $0.01 par value, 20,000,000 authorized, 3,500,000 outstanding			35,000		(k)	35,000
Additional paid-in capital	62,138,569	5,249,866	4,983,866	4,593,023	(l)	76,965,324
Accumulated Deficit	(58,898,476)	(9,758,306)	8,484,710	968,000	(m)	(59,204,072)
Accumulated Other Comprehensive income	-	198,000	(198,000)	-		-
Total Stockholders' Equity	3,361,778	(4,297,107)	13,322,243	5,649,023		18,045,937

Total Liabilities and Stockholders' Equity	$4,001,034	$3,925,005	$13,164,731	$-		$21,090,770

(1) Derived from the Precision Therapeutics Inc. unaudited balance sheet as of June 30, 2018.

(2) Derived from the Helomics Holding Corporation unaudited balance sheet as of June 30, 2018.

Pro Forma Condensed Combined Statement of Operations - Six Months Ended June 30, 2018

	Precision(1)	Helomics(2)	Debt Conversion	Note 3	Pro Forma Combined Totals

Revenue	$770,179	$215,055	$-		$985,234
Cost of goods sold	226,314	143,430	-		369,744
Gross margin	543,865	71,625	-		615,490
Expenses
General and administrative expenses	1,945,670	1,725,925	-		3,671,595
Operations expenses	666,496	957,568	-		1,624,064
Sales and marketing expenses	1,104,623	179	-		1,104,802
Total expense	3,716,789	2,683,672	-		6,400,461

Income/loss from operations	(3,172,924)	(2,612,047)	-		(5,784,971)
Interest expense	-	1,917,333	-		1,917,333
Loss on equity method investment	(960,508)	-	960,508	(g)	-
Loss on convertible notes	-	-	-		-
Net loss available to common shareholders	(4,133,432)	(4,529,380)	960,508		(7,702,304)
Other comprehensive gain	-	198,000	-		198,000

Comprehensive loss	$(4,133,432)	$(4,331,380)	$960,508		$(7,504,304)
Loss per common share - basic and diluted	(0.36)				(0.31)

Weighted average shares used in computation - basic and diluted	11,632,221			(b)	23,948,123

(1) Derived from Precision Therapeutics Inc. unaudited statement of operations for the six months ended June 30, 2018

(2) Derived from Helomics Holding Corporation unaudited statement of operations for the six months ended June 30, 2018

Pro Forma Condensed Combined Statement of Operations - Year Ended December 31, 2017

	Precision(1)	Helomics(2)	Purchase Adjustments	Debt Conversion Adjustments	Note 3	Pro Forma Combined Totals
Revenue	$654,836	$1,578,995				$2,233,831
Cost of goods sold	148,045	323,742				471,787
Gross margin	506,791	1,255,253				1,762,044
Expenses
General and administrative expenses	6,041,485	3,854,926	599,062		(f)	10,495,473
Operations expenses	1,207,724	3,402,550				4,610,274
Sales and marketing expenses	1,004,175	8,500				1,012,675
Total expense	8,253,384	7,265,976	599,062			16,118,422

Income/loss from operations	(7,746,593)	(6,010,723)	(599,062)		(f)	(14,356,378)
Gain on settlement of note	-	215,516				215,516
Loss on derivative instrument	-	(1,153,998)
Gain on debt conversion	-	-	-	968,000	(h)	968,000
Net loss available to common shareholders	(7,746,593)	(6,949,205)	(599,062)	968,000		(14,326,860)
Net loss	$(7,746,593)	$(6,949,205)	(599,092)	968,000		$(14,326,860)
Loss per common share - basic and diluted	(1.22)					(0.79)

Weighted average shares used in computation - basic and diluted	6,362,989				(a)	18,093,212

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations:

(1) Derived from the Precision Therapeutics Inc. audited statement of operations for the year ended December 31, 2017

(2) Derived from the Helomics Holding Corporation audited statement of operations for the year ended December 31, 2017

Footnotes to Pro Forma Condensed Combined Financial Statements

Note 1 – Description of Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of SEC Regulation S-X and present the pro forma financial position and results of operations of the combined companies based upon the historical data of Precision Therapeutics Inc. and Helomics Holding Corporation.

For the purposes of the unaudited pro forma combined financial information, the accounting policies of Precision and Helomics are aligned with no significant differences Accordingly, no effect has been provided for the pro forma adjustments described in Note 3, “Pro Forma Adjustments.”

Description of Transaction

On June 28, 2018, Precision Therapeutics Inc. (the “Company”) entered into an agreement and Plan of Merger (the “Merger Agreement”) with Helomics Acquisition, Inc., a wholly-owned subsidiary of the Company (Merger Sub”), and Helomics Holding Corporation (“Helomics”). The Merger Agreement contemplates a forward triangular merger with Merger Sub surviving the merger with Helomics and becoming a wholly-owned operating subsidiary of the Company (the “Merger”). The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provision of Section 368(a) of the Code.

At the time of the merger, all outstanding shares of Helomics stock not already held by the Company will be converted into the right to receive a proportionate share of 4.0 million shares of common stock of the Company and 3.5 million shares of Series D Convertible Preferred Stock of the Company, (“Merger Shares”), in addition to the 1.1 million shares of the Company’s common stock already issued to Helomics for the Company’s initial 20% ownership in Helomics. Also, 860,000 shares of the merger consideration are to be held in escrow for 18 months to satisfy indemnification claims. Helomics’ management team is expected to remain in their respective leadership positions at Helomics and to manage the existing TumorGenesis operations.

Helomics currently has outstanding $8.8 million in promissory notes and warrants to purchase 23.7 million shares at an exercise price of $1.00 per share of Helomics common stock held by the investors in the notes. Helomics agrees to use commercially reasonable efforts to cause the holder of each such promissory note to enter into an agreement whereby such holder agrees that, effective upon the closing of the Merger, (a) all or a certain portion of the indebtedness evidenced by such promissory note shall be converted into common stock in the Company, (b) all of such holder’s Helomics’ warrants shall be converted into warrants of the Company, and (c) the unconverted portion of said indebtedness shall be converted into a promissory note issued by the Company dated as of the closing of the Merger. The Merger is expressly conditioned on the holders of at least 75% of the $8.8 million in outstanding Helomics promissory notes agreeing to such an exchange (and the parties contemplate that each Helomics warrant will be exchanged for a Company warrant at a ratio of 0.6 Precision warrants for each Helomics warrant, with an exercise price of $1.00 per share. The common stock issuable upon exercise of the Company warrants will be registered in connection with the Merger).

In addition, Helomics has 995,000 warrants held by other parties at an exercise price of $0.01 per share of Helomics common stock. It is contemplated that these warrants will be exchanged at the time of the closing of the Merger for warrants to purchase 597,000 shares of Company common stock at $0.01 per share.

The Merger Agreement also obligates the Company to approve, prior to the closing of the Merger, the grant of stock options exercisable for an aggregate of 900,000 shares of common stock in the Company under the Company’s existing equity plan to the employees and consultants of Helomics designated by Helomics, according to the allocation determined by Helomics in good faith consultation with the Company.

Completion of the Merger is also subject to (i) customary closing conditions including the approval of the merger by the stockholders of both companies, (ii) certain materiality-based exceptions, (iii) the accuracy of the representations and warranties made by, and the compliance or performance of the obligations of, each of the Company and Helomics set forth in the Merger Agreement, (iv) satisfactory results of the Company’s due diligence of Helomics, and (v) satisfactory results of Helomics’ due diligence of the Company.

The Merger likewise contains customary representations, warranties and covenants, including covenants obligating each of the Company and Helomics to continue to conduct their respective businesses in the ordinary course, and to provide reasonable access to each other’s information. Finally, the Merger Agreement contains certain termination rights in favor of each of the Company and Helomics.

Basis of Presentation

Management has preliminarily concluded that the transaction represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. Management has not yet completed an external valuation analysis of the fair market value of Helomics assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the transaction, management has estimated the allocations to such assets and liabilities. The preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when management has determined the final consideration and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include: (i) changes in allocation to intangible assets and bargain purchase price gain or goodwill based on the results of certain valuations and other studies that have yet to be completed, (ii) other changes to assets and liabilities and (iii) changes to the ultimate purchase consideration.

Note 2 – Preliminary Purchase Price Allocations

Management has performed a preliminary valuation analysis of the fair market value of Helomics assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date:

Cash and cash equivalents	$528,869
Accounts receivable	133,709
Inventories	38,124
Prepaid expense and other assets	13,825
Fixed Assets	1,799,669
Intangibles, net	167,789
Accounts payable	(1,661,051)
Accrued expenses	(701,476)
Capital leases	(43,051)
Interest on notes	(1,142,399)
Convertible notes	(7,615,993)
Goodwill	15,156,985 (i)
Total consideration	$6,675,000 (j)

(i)To reflect the goodwill recognized as a result of the transaction.

(j)Consideration of $6,675,000 represents the market value ($0.89 per share as of October 15, 2018) on approximately 4.0 million shares of Precision common stock and 3.5 million shares of Precision Series D Convertible Preferred Stock.

The allocation of the estimated purchase price is preliminary because the proposed Merger has not yet been completed. The purchase price allocation will remain preliminary until management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the Merger and will be based on the fair values of the assets acquired and liabilities assumed as of the Merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Helomics based on their estimated fair values as of the transaction closing date. The excess of the acquisition consideration paid over the estimated fair values of net assets acquired will be recorded as goodwill in the condensed combined balance sheet.

The following table illustrates the effect of change in Precision common stock price and the resulting impact on the estimated total purchase price and estimated goodwill.

Change in Stock Price	Stock Price	Estimated Purchase Price	Estimated Goodwill
Increase by 10%	$0.98	7,342,500	15,824,485

Decrease by 10%	$0.80	6,007,500	14,489,485

Increase by 20%	$1.07	8,010,000	16,491,985

Decrease by 20%	$0.71	5,340,000	13,821,985

Increase by 30%	$1.16	8,677,500	17,159,485

Decrease by 30%	$0.62	4,672,500	13,154,485

Increase by 50%	$1.34	10,012,500	18,494,485

Decrease by 50%	$0.45	3,337,500	11,819,485

Note 3 – Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information.

(a)	Represents the weighted average shares of common stock for the December 31, 2017 condensed combined statement of operations calculated by (a) taking the actual weighted average common stock basic and diluted as of that date divided by the actual common stock outstanding as of that date; then, (b) the newly acquired shares of common stock are added to the existing common shares outstanding for the pro forma combined total of outstanding common shares. The sum of the new shares in (b) is multiplied by the ratio determined from the original calculation in (a) for estimated weighted average shares in the pro forma.
(b)	Represents the weighted average shares of common stock for the June 30, 2018 condensed combined statement of operations calculated by (a) taking the actual weighted average common stock basic and diluted as of that date divided by the actual common stock outstanding as of that date; then, (b) the newly acquired shares of common stock are added to the existing common shares outstanding for the pro forma combined total of outstanding common shares. The sum of the new shares in (b) is multiplied by the ratio determined from the original calculation in (a) for estimated weighted average shares in the pro forma.
(c)	Assumes the elimination of the note payable due from Helomics to the Company as of June 30, 2018.
(d)	Represents the elimination of the Company's previously held equity method investment in Helomics, as well as Helomics' previously held interest in the Company.
(e)	Represents the calculation of goodwill (Refer to Note 2 for discussion of Goodwill).
(f)	Represents the valuation of the 900,000 employee stock options issued for the Helomics employees on completion of the merger.
(g)	Represents the elimination of the equity method investment loss in 2018 since the Merger is considered completed as of January 1, 2017 for pro forma purposes.
(h)	Represents the gain on debt conversion for the Precision common shares and warrants issued to the noteholders at $0.89, which is under the $1.00 deal price.
(i)	Reflects conversion of the outstanding Helomics convertible notes through issuance of Precision common stock and warrants to purchase common stock to the convertible note holders, concurrent with the merger transaction.
(j)	Reflects elimination of historical Helomics equity balances.
(k)	Represents issuance 4 million shares of Precision common stock and 3.5 million shares of Precision Series D preferred stock to Helomics common stockholders as merger consideration, as well as issuance of $8.8 million shares of Precision common stock to holders of Helomics convertible notes, concurrent with the merger transaction.
(l)	Purchase adjustments: represents elimination of historical Helomics paid-in capital, offset by issuance of Precision common and preferred shares as merger consideration, as well as stock options issued to Helomics employees concurrent with the merger transaction. Debt conversion adjustments: represents issuance of Precision common stock to holders of Helomics’ convertible notes, concurrent with the merger transaction.
(m)	Purchase adjustments: represents elimination of historical Helomics accumulated deficit, offset by compensation expense for stock options issued to Helomics employees concurrent with the merger transaction. Debt conversion adjustments: represents gain on conversion of Helomics convertible notes into Precision common shares, concurrent with the merger transaction.

PRECISION THERAPEUTICS INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2018 AND 2017

PRECISION THERAPEUTICS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2018	December 31, 2017

ASSETS
Current Assets:
Cash and Cash Equivalents	$1,004,269	$766,189
Certificates of Deposit	-	244,971

Accounts Receivable	315,327	137,499
Notes Receivable	167,512	667,512
Inventories	244,660	265,045
Prepaid Expense and other assets	275,476	289,966
Total Current Assets	2,007,244	2,371,182

Notes Receivable	1,112,524	1,070,000
Equity Method Investment (Note 2)	581,742	-
Fixed Assets, net	184,385	87,716
Intangibles, net	115,139	95,356
Total Assets	$4,001,034	$3,624,254

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$165,588	$140,462
Accrued Expenses	455,326	785,215
Deferred Revenue	18,342	6,663

Total Liabilities	639,256	932,340
Commitments and Contingencies	-	-
Stockholders’ Equity:
Series B Convertible Preferred Stock, $.01 par value, 20,000,000 authorized, 79,246 and 79,246 outstanding	792	792
Series C Convertible Preferred Stock, $.01 par value, 20,000,000 authorized, 0 and 647,819 outstanding	-	6,479
Common Stock, $.01 par value, 50,000,000 authorized, 12,089,446 and 6,943,283 outstanding	120,893	69,432
Additional paid-in capital	62,138,569	57,380,256
Accumulated Deficit	(58,898,476)	(54,765,045)

Total Stockholders' Equity	3,361,778	2,691,914

Total Liabilities and Stockholders' Equity	$4,001,034	$3,624,254

See Notes to Condensed Consolidated Financial Statements

PRECISION THERAPEUTICS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS

(Unaudited)

	Six Months Ended June 30,
	2018	2017
Revenue	$770,179	$281,988

Cost of goods sold	226,314	59,003

Gross margin	543,865	222,985

General and administrative expense	1,945,670	3,346,777

Operations expense	666,496	383,001

Sales and marketing expense	1,104,623	378,724

Total Expense	3,716,789	4,108,502

Loss on equity method investment	(960,508)	-
Net loss attributable to common shareholders	(4,133,432)	(3,885,517)

Comprehensive loss	$(4,133,432)	$(3,885,517)

Loss per common share - basic and diluted	$(0.36)	$(0.62)

Weighted average shares used in computation - basic and diluted	11,632,221	6,308,554

See Notes to Condensed Consolidated Financial Statements

PRECISION THERAPEUTICS INC.
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(UNAUDITED)

				Common Stock
	Preferred Stock	# Shares Preferred C	# Shares Preferred B	Shares	Amount	Paid-in Capital	Deficit	Other Comprehensive Income	Total
Balance at 12/31/2016	$792	-	79,246	4,564,428	$45,644	$47,894,196	$(47,018,451)	$1,501	$923,682
Shares issued pursuant to the public offering, net				1,750,000	17,500	3,403,688			3,421,188
Shares issued pursuant to the overallotment agreement in the public offering				175,000	1,750	392,000			393,750
Vesting Expense						2,131,821			2,131,821
Reverse shares issued for escrow with GLG Pharma pursuant to the termination agreement				(400,000)	(4,000)				(4,000)
Shares issued pursuant to consulting agreement				100,000	1,000	219,000			220,000
Unrealized (loss) from marketable securities								(1,501)	(1,501)
Net loss						.	(3,885,517)		(3,885,517)
Balance at 6/30/2017	$792	-	79,246	6,189,428	$61,894	$54,040,705	$(50,903,968)	$-	$3,199,423
Balance at 1/1/2018	$7,271	647,819	79,246	6,943,283	$69,432	$57,380,256	$(54,765,045)	$-	$2,691,914
Preferred conversion to common shares pursuant to private placement agreement	(6,479)	(647,819)		589,747	5,897	582			(0)
Shares issued pursuant to S-3 public offering				2,900,000	29,000	2,726,087			2,755,087
Investment pursuant to Helomics 20% acquisition				1,100,000	11,000	1,031,250			1,042,250
E Warrant exercises pursuant to S-3 public offering at $1.00 exercise price per share				88,836	888	87,948			88,836
Shares issued pursuant to S-3 public offering over-allotment option at $0.9497 exercise price per share				215,247	2,153	202,268	1		204,422
Re-priced warrant exercise pursuant to 2016 private investment				252,333	2,523	249,810			252,333
Vesting Expense						460,368			460,368
Net loss							(4,133,432)		(4,133,432)
Balance at 6/30/2018	$792	-	79,246	12,089,446	$120,893	$62,138,569	$(58,898,476)	$-	$3,361,778

See Notes to Condensed Consolidated Financial Statements

PRECISION THERAPEUTICS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flow from operating activities:
Net loss	$(4,133,432)	$(3,885,517)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on equity method investment	960,508	-
Depreciation and amortization	41,062	35,995
Vested stock options and warrants	460,368	2,131,821
Equity instruments issued for management and consulting	-	216,000
Loss from sale of marketable securities	-	(1,837)
Changes in assets and liabilities:
Accounts receivable	(177,828)	(6,085)
Inventories	20,385	30,004
Prepaid expense and other assets	14,490	(39,892)
Accounts payable	25,126	(162,685)
Accrued expenses	(329,889)	(394,767)
Deferred revenue	11,679	6,159
Net cash used in operating activities:	(3,107,531)	(2,070,804)
Cash flow from investing activities:
Proceeds from sale of marketable securities	-	284,665
Purchase of certificates of deposit	-	(2,593,174)
Redemption of certificates of deposit	244,971	-
Advance on notes receivable	(42,524)	-
Purchase of fixed assets	(129,990)	(38,637)
Purchase of intangibles	(27,524)	(1,229)
Net cash provided by (used in) investing activities:	44,933	(2,348,375)

Cash flow from financing activities:
Proceeds from exercise of warrants into common stock	341,169	-
Issuance of common stock	2,959,509	3,814,938
Net cash provided by financing activities	3,300,678	3,814,938

Net increase (decrease) in cash and cash equivalents	238,080	(604,241)
Cash at beginning of period	766,189	1,764,090
Cash at end of period	$1,004,269	$1,159,849
Non-cash transactions:
Conversion of Preferred Stock to Common Stock	$6,479	$-
Equity method investment - Helomics	$1,542,250	$-

See Notes to Condensed Consolidated Financial Statements

PRECISION THERAPEUTICS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Continuance of Operations

Precision Therapeutics Inc., (the “Company”) was originally incorporated on April 23, 2002 in Minnesota as BioDrain Medical, Inc. Effective August 6, 2013, the Company changed its name to Skyline Medical Inc. Pursuant to an Agreement and Plan of Merger effective December 16, 2013, the Company merged with and into a Delaware corporation with the same name that was its wholly-owned subsidiary, with such Delaware corporation as the surviving corporation of the merger. On August 31, 2015, the Company completed a successful offering and concurrent uplisting to the NASDAQ Capital Market. On February 1, 2018, the Company filed with the Secretary of State of Delaware a Certificate of Amendment to its Certificate of Incorporation to change the corporate name from Skyline Medical Inc. to Precision Therapeutics Inc., effective February 1, 2018. Because of this change, the Company’s common stock trades under the new ticker symbol “AIPT,” effective February 2, 2018. Skyline Medical (“Skyline”) remains as an incorporated division of Precision Therapeutics Inc.

As of June 30, 2018, the Company had 12,089,446 shares of common stock outstanding, par value $.01 per share. The Company is a healthcare company that provides personalized medicine solution and medical devices in two main areas: (1) precision medicine, which aims to apply artificial intelligence to personalized medicine and drug discovery; and (2) the Company has developed an environmentally safe system for the collection and disposal of infectious fluids that result from surgical procedures and post-operative care. The Company also makes ongoing sales of proprietary cleaning fluid and filters to users of its systems. In April 2009, the Company received 510(k) clearance from the FDA to authorize the Company to market and sell its STREAMWAY System products.

The Company acquired 25% of the capital stock of Helomics Holding Corporation (“Helomics”), in transactions in the first quarter of 2018, and in April 2018 the Company entered into a letter of intent for a proposed merger transaction to acquire the remaining ownership of Helomics. In June 2018, the Company and Helomics entered into a definitive merger agreement – see Note 4. The Company’s precision medicine services – designed to use artificial intelligence and a comprehensive disease database to improve the effectiveness of cancer therapy – were launched with the Company’s investment in Helomics. Helomics’ precision oncology services are based on its D-CHIP™ diagnostic platform, which combines a database of genomic and drug response profiles from over 149,000 tumors with an artificial intelligence based searchable bioinformatics platform. Once a patient’s tumor is excised and analyzed, the D-CHIP platform compares the tumor profile with its database, and using its extensive drug response data, provides a specific therapeutic roadmap. In addition, the Company has formed a wholly-owned subsidiary, TumorGenesis Inc., to develop the next generation, patient derived tumor models for precision cancer therapy and drug development. TumorGenesis Inc., formed during the first quarter, is presented as part of the condensed consolidated financial statements (“financial statements”).

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred recurring losses from operations and has an accumulated deficit of $58,898,476. The Company does not expect to generate sufficient operating revenue to sustain its operations in the near-term. The Company had cash and cash equivalents of $1,004,269 as of June 30, 2018 and needs to raise significant additional capital to meet its operating needs, and therefore there is substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Since inception to June 30, 2018, the Company has raised approximately $35,840,380 in equity offerings, inclusive of (1) $2,055,000 from a private placement of Series A Convertible Preferred Stock, (2) $13,555,003 from the public offering of Units, (3) $1,739,770 from a registered direct offering, (4) $3,937,500 plus an overallotment of $358,312 from a firm commitment underwritten public offering, (5) $1,300,000 from a private placement of Series C Convertible Preferred Stock, (6) $2,755,000 from a firm commitment underwritten public offering, and (7) $5,685,000 in debt financing.

Interim Financial Statements

The Company has prepared the unaudited interim financial statements and related unaudited financial information in the footnotes in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial statements. These interim financial statements reflect all adjustments consisting of normal recurring accruals, which in the opinion of management, are necessary to present fairly the Company’s position, the results of its operations and its cash flows for the interim periods. These interim financial statements reflect all intercompany eliminations. These interim financial statements should be read in conjunction with the annual financial statements and the notes thereto contained in the Form 10-K filed with the SEC on April 2, 2018. The nature of the Company’s business is such that the results of any interim period may not be indicative of the results to be expected for the entire year.

Recent Accounting Developments

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The standard’s core principle is that an entity will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company adopted the standard on January 1, 2018 using the modified retrospective method applied to those contracts which were not completed as of December 31, 2017. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior-period amounts have not been retrospectively adjusted and continue to be reported in accordance with Topic 605, Revenue Recognition. Based upon the Company’s contracts which were not completed as of December 31, 2017, the Company was not required to make an adjustment to the opening balance of retained earnings as of January 1, 2018, and there was no material impact. See Note 3 for further discussion.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). The standard changes how entities measure certain equity investments and present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. Under the new guidance, entities will be required to measure equity investments that do not result in consolidation and are not accounted for under the equity method at fair value and recognize any changes in fair value in net income unless the investments qualify for the new practicability exception. The Company adopted the standard as of January 1, 2018. As of June 30, 2018, there is no material impact on the Company’s financial statements and disclosures.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), which requires lessees to put most leases on their balance sheets but recognize the expenses on their income statements in a manner similar to current practice. The standard states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. The standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the timing of its adoption and the impact that the updated standard will have on the Company’s financial statements.

Valuation of Intangible Assets

The Company reviews identifiable intangible assets for impairment annually, or whenever events or changes in circumstances indicate the carrying amount may not be recoverable. The Company’s intangible assets are currently solely the costs of obtaining trademarks and patents. Events or changes in circumstances that indicate the carrying amount may not be recoverable include, but are not limited to, a significant change in the medical device marketplace and a significant adverse change in the business climate in which the Company operates. If such events or changes in circumstances are present, the undiscounted cash flows method is used to determine whether the intangible asset is impaired. Cash flows would include the estimated terminal value of the asset and exclude any interest charges. If the carrying value of the asset exceeds the undiscounted cash flows over the estimated remaining life of the asset, the asset is considered impaired, and the impairment is measured by reducing the carrying value of the asset to its fair value using the discounted cash flows method. The discount rate utilized is based on management’s best estimate of the related risks and return at the time the impairment assessment is made.

Accounting Policies and Estimates

The presentation of financial statements is in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value.

Certificates of Deposit

Short-term interest-bearing investments are those with maturities of less than one year but greater than three months when purchased. Certificates with maturity dates beyond one year are classified as noncurrent assets. These investments are readily convertible to cash and are stated at cost plus accrued interest, which approximates fair value.

Fair Value Measurements

Under generally accepted accounting principles as outlined in the FASB’s Accounting Standards Codification (ASC) 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting standards ASC 820 establishes a three-level fair value hierarchy that prioritizes information used in developing assumptions when pricing an asset or liability as follows:

Level 1 – Observable inputs such as quoted prices in active markets;

Level 2 – Inputs other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3 – Unobservable inputs where there is little or no market data, which requires the reporting entity to develop its own assumptions.

The Company uses observable market data, when available, in making fair value measurements. Fair value measurements are classified according to the lowest level input that is significant to the valuation.

The fair value of the Company’s investment securities was determined based on Level 1 inputs.

Inventories

Inventories are stated at the lower of cost and net realizable value, with cost determined on a first-in, first-out basis. Inventory balances are as follows:

	June 30, 2018	December 31, 2017

Finished goods	$31,782	$62,932
Raw materials	168,735	141,028
Work-In-Process	44,143	61,085
Total	$244,660	$265,045

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets. Estimated useful asset life by classification is as follows:

	Years
Computers and office equipment	3	-	7
Leasehold improvements		3
Manufacturing tooling	3	-	7
Demo equipment		3

The Company’s fixed assets consist of the following:

	June 30, 2018	December 31, 2017
Computers and office equipment	$201,123	$183,528
Leasehold improvements	122,188	25,635
Manufacturing tooling	108,955	108,955
Demo equipment	59,210	43,368
Total	491,476	361,486
Less: Accumulated depreciation	307,091	273,770
Total Fixed Assets, Net	$184,385	$87,716

Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.

Depreciation expense was $18,825 and $33,321 in the three and six months ended June 30, 2018 and was $14,519 and $30,204 for the three and six months ended June 30, 2017.

Intangible Assets

Intangible assets consist of trademarks and patent costs. Amortization expense was $4,070 and $7,741 in the three and six months ended June 30, 2018 and was $2,902 and $5,790 in the three and six months ended June 30, 2017. The assets are reviewed for impairment annually, and impairment losses, if any, are charged to operations when identified.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740 - Income Taxes (“ASC 740”). Under ASC 740, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

There is no income tax provision in the accompanying statements of operations due to the cumulative operating losses that indicate a 100% valuation allowance for the deferred tax assets and state income taxes is appropriate.

The Company reviews income tax positions expected to be taken in income tax returns to determine if there are any income tax uncertainties. The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by taxing authorities, based on technical merits of the positions. The Company has identified no income tax uncertainties.

Tax years subsequent to 2014 remain open to examination by federal and state tax authorities.

Offering Costs

Costs incurred which are direct and incremental to an offering of the Company’s securities are deferred and charged against the proceeds of the offering, unless such costs are deemed to be insignificant in which case they are expensed as incurred.

Patents and Intellectual Property

On January 25, 2014, the Company filed a non-provisional Patent Cooperation Treaty (“PCT”) Application No. PCT/US2014/013081 claiming priority from the U.S. Provisional Patent Application, number 61756763 which was filed one year earlier on January 25, 2013. The “PCT” allows an applicant to file a single patent application to seek patent protection for an invention simultaneously in each of the 148 countries of the PCT, including the United States. Filing this single “international” patent application through the PCT is easier and more cost effective than filing separate applications directly with each national or regional patent office in which patent protection is desired.

The Company’s PCT patent application is for the new model of the surgical fluid waste management system. The Company obtained a favorable International Search Report from the PCT searching authority indicating that the claims in its PCT application are patentable (i.e., novel and non-obvious) over the cited prior art. A feature claimed in the PCT application is the ability to maintain continuous suction to the surgical field while measuring, recording and evacuating fluid to the facility’s sewer drainage system. This provides for continuous operation of the STREAMWAY System unit in suctioning waste fluids, which means that suction is not interrupted during a surgical operation, for example, to empty a fluid collection container or otherwise dispose of the collected fluid.

The Company holds the following granted patents in the United States and a pending application in the United States on its earlier models: US7469727, US8123731 and U.S. Publication No. US20090216205 (collectively, the “Patents”). These Patents will begin to expire on August 8, 2023.

In July 2015, the Company filed an international PCT patent application for its fluid waste collection system and received a favorable determination by the International Searching Authority finding that all of the claims satisfy the requirements for novelty, inventive step and industrial applicability. The Company anticipates that the favorable International Search Report will result in allowance of its various national applications.

The United States Patent Office has assigned application #14/763,459 to the Company’s previously filed PCT application.

As of November 22, 2017, the Company was informed that the European Patent Office has allowed all claims for application #14743665.3-1651 and has sent a Notice of Intent to Grant. The Company is now in the process of identifying the key European countries that it will validate the patent in.

Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high credit quality financial institutions and, by policy, generally limits the amount of credit exposure to any one financial institution. The Company has a credit risk concentration because of depositing $794,125 of funds in excess of insurance limits in a single bank.

Segments

The Company operates in two segments for the sale of its medical device and consumable products. Substantially all the Company’s assets, revenues, and expenses for the three and six months ended June 30, 2018 and 2017 were located at or derived from operations in the United States. There was $3,178 and $0 in revenues from sales outside the United States during the three-month period of 2018 and 2017, respectively; and $5,866 and $26,662 in revenues from sales outside of the United States during the first six months of 2018 and 2017, respectively.

Risks and Uncertainties

The Company is subject to risks common to companies in the medical device industry, including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with regulations of the FDA and other governmental agencies.

NOTE 2 – EQUITY METHOD INVESTMENT

The Company has an equity method investment in Helomics. The unaudited six-month condensed statement of operations is as follows:

Helomics Holdings Corporation

	For the Six Months Ended
	June 30, 2018
Revenue	$215,055

Gross margin	$(71,625)

Net loss from continuing operations	$(4,529,380)

Net loss to investee	$(4,331,380	)1

1The loss to investee was calculated at 80% for the initial period of ownership, January 11, 2018 – February 27, 2018, and then at 75% for the remainder of the six-month period at the current equity investment percentage owned by the Company.

Helomics’ first six months included diagnostic revenue only. The contract research organization and D-CHIP Artificial Intelligence products are in the process of launching and have therefore not yet generated any revenues.

NOTE 3 – REVENUE RECOGNITION

Revenue from Product Sales

The Company’s revenue consists primarily of sales of the STREAMWAY System, as well as sales of the proprietary cleaning fluid and filters for use with the STREAMWAY System. The Company sells its products directly to hospitals and other medical facilities using employed sales representatives and independent contractors.

Purchase orders, which are governed by sales agreements in all cases, state the final terms for unit price, quantity, shipping and payment terms. The unit price is considered the observable stand-alone selling price for the arrangements. The Company sales agreement, Terms and Conditions, is a dually executed contract providing explicit criteria supporting the sale of the STREAMWAY System. The Company considers the combination of a purchase order and the Terms and Conditions to be a customer’s contract in all cases.

The Company recognizes revenue when it satisfies a performance obligation by transferring control of the promised goods or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. Sales taxes are imposed on the Company’s sales to nonexempt customers. The Company collects the taxes from the customers and remits the entire amounts to the governmental authorities. The Company has elected the accounting policy to exclude sales taxes from revenue and expenses.

Product sales consist of a single performance obligation that the Company satisfies at a point in time. The Company recognizes product revenue when the following events have occurred: (a) the Company has transferred physical possession of the products, (b) the Company has a present right to payment, (c) the customer has legal title to the products, and (d) the customer bears significant risks and rewards of ownership of the products. Based on the shipping terms specified in the sales agreements and purchase orders, these criteria are generally met when the products are shipped from the Company’s facilities (“FOB origin”, which is the Company’s standard shipping terms). As a result, the Company determined that the customer is able to direct the use of, and obtain substantially all of the benefits from, the products at the time the products are shipped. The Company may, at its discretion, negotiate different shipping terms with customers which may affect the timing of revenue recognition. The Company’s standard payment terms for its customers are generally 30 to 60 days after the Company transfers control of the product to its customer. The Company allows returns of defective disposable merchandise if the customer requests a return merchandise authorization from the Company.

Customers may also purchase a maintenance plan from the Company, which requires the Company to service the STREAMWAY System for a period of one year subsequent to the one-year anniversary date of the original STREAMWAY System invoice. The maintenance plan is considered a separate performance obligation from the product sale, is charged separately from the product sale, and is recognized over time (ratably over the one-year period) as maintenance services are provided. A time-elapsed output method is used to measure progress because the Company transfers control evenly by providing a stand-ready service. The Company has determined that this method provides a faithful depiction of the transfer of services to its customers.

All amounts billed to a customer in a sales transaction related to shipping and handling, if any, represent revenues earned for the goods provided, and these amounts have been included in revenue. Costs related to such shipping and handling billing are classified as cost of goods sold.

Variable Consideration

The Company records revenue from distributors and direct end customers in an amount that reflects the transaction price it expects to be entitled to after transferring control of those goods or services. The Company’s current contracts do not contain any features that create variability in the amount or timing of revenue to be earned.

Warranty

The Company generally provides one-year warranties against defects in materials and workmanship and will either repair the products or provide replacements at no charge to customers. As they are considered assurance-type warranties, the Company does not account for them as separate performance obligations. Warranty reserve requirements are based on a specific assessment of the products sold with warranties where a customer asserts a claim for warranty or a product defect.

Contract Balances

The Company records a receivable when it has an unconditional right to receive consideration after the performance obligations are satisfied. As of June 30, 2018, and December 31, 2017, accounts receivable totaled $315,327 and $137,499, respectively. For the three and six months ended June 30, 2018, the Company did not incur material impairment losses with respect to its receivables.

The Company deferred revenues related primarily to maintenance plans of $18,342 and $6,663 as of June 30, 2018 and December 31, 2017, respectively.

Practical Expedients

The Company has elected the practical expedient not to determine whether contracts with customers contain significant financing components.

NOTE 4 – STOCKHOLDERS’ EQUITY, STOCK OPTIONS AND WARRANTS

2018 Firm Commitment Public Offering

In January 2018, the Company completed a firm commitment underwritten public offering of 2,900,000 Units at an offering price of $0.95 per Unit, with each Unit consisting of one share of the Company’s common stock and 0.3 of a Series E Warrant, with each whole Series E Warrant purchasing one share of common stock at an exercise price of $1.00 per whole share. The shares of Common Stock and Series E Warrants were immediately separable and were issued separately. Gross proceeds were approximately $2,755,000, before deducting expenses. The Company granted the underwriter a 45-day option to purchase an additional (i) up to 290,000 additional shares of Common Stock at the public offering price per Unit less the price of the Series E Warrant included in the Units and less the underwriting discount and/or (ii) additional Series E Warrants to purchase up to 87,000 additional shares of common stock at a purchase price of $0.001 per Series E Warrant to cover over-allotments, if any. On February 21, 2018, the underwriter exercised on 215,247 shares of common stock, par value $0.01, at $0.9497 per share as described in the Underwriting Agreement. The Company received net proceeds of $188,066 after deductions of $16,354 representing the underwriter’s discount of 8% of the purchase price of the shares.

Share Exchange Agreement With Helomics

On January 11, 2018, the Company entered into a share exchange agreement with Helomics Holding Corporation (“Helomics”). Pursuant to the share exchange agreement, Helomics issued 2,500,000 shares of its Series A Preferred Stock in exchange for 1,100,000 shares of common stock. Under the share exchange agreement, in March 2018 the Company converted $500,000 in secured notes into another 5% of Helomics’ outstanding shares, which resulted in the Company owning 25% of Helomics outstanding stock. The secured notes are related to the Company’s previous loans of $500,000 to Helomics. The 1,100,000 shares are being held in escrow by Corporate Stock Transfer, Inc. as escrow agent. While the Precision Therapeutic shares are held in escrow, they will be voted as directed by the Company’s board of directors and management. The Precision Therapeutic shares will be released to Helomics following a determination that Helomics’ revenues in any 12-month period have been equal or greater than $8,000,000. The Helomics Preferred Stock issued to the Company is convertible into an aggregate of 20% of the outstanding capital stock of Helomics. In addition, the terms of the Helomics Preferred Stock include certain protective provisions that require consent of the Company before Helomics may take certain actions, including issuing preferred stock senior to the Helomics Preferred Stock or entering into fundamental corporate transactions. The Company also has certain anti-dilution protections and the right to receive dividends.

Merger Agreement with Helomics

On October 26, 2018, the Company entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) with Helomics and certain other entities. The Merger Agreement contemplates a forward triangular merger with Merger Sub surviving the merger and assuming all of the rights, assets and liabilities of Helomics and becoming a wholly-owned operating subsidiary of the Company (the “Merger”). At the time of the Merger, all outstanding shares of Helomics stock not already held by the Company will be converted into the right to receive a proportionate share of 4.0 million shares of newly issued common stock of the Company and 3.5 million shares of Series D Convertible Preferred Stock of the Company (“Merger Shares”), in addition to the 1.1 million shares of the Company’s common stock already issued to Helomics for the Company’s initial 20% ownership in Helomics. Additionally, 860,000 shares of the merger consideration are to be held in escrow for 18 months to satisfy indemnification claims. Helomics currently has outstanding $8.8 million in promissory notes and warrants to purchase 23.7 million shares at an exercise price of $1.00 per share of Helomics common stock held by the investors in the promissory notes. As a result of the Merger, the holders of said promissory notes and warrants would be entitled to additional warrants to purchase up to 5.0 million additional shares of Helomics common stock at an exercise price of $1.00 per share. Helomics agrees to use commercially reasonable efforts to cause the holder of each such promissory note to enter into an agreement whereby such holder agrees that, effective upon the closing of the Merger, (a) all or a certain portion of the indebtedness evidenced by such promissory note shall be converted into common stock in the Company, (b) all of such holder’s Helomics’ warrants shall be converted into warrants of the Company, and (c) the unconverted portion of said indebtedness shall be converted into a promissory note issued by the Company dated as of the closing of the Merger. The Merger is expressly conditioned on the holders of at least 75% of the $8.8 million in outstanding Helomics promissory notes agreeing to such an exchange (and the parties contemplate that each Helomics warrant will be exchanged for a Company warrant at a ratio of 0.6 Precision warrants for each Helomics warrant, with an exercise price of $1.00 per share. If all holders of such notes agreed to the exchange with respect to the full balance of the notes, such holders would receive an aggregate estimated 23.7 million shares of the Company’s common stock and warrants to purchase an additional 14.2 million shares of the Company’s common stock at $1.00 per share. In addition, Helomics currently has 995,000 warrants held by other parties at an exercise price of $0.01 per share of Helomics common stock. It is contemplated that these warrants will be exchanged at the time of the closing of the Merger for warrants to purchase 597,000 shares of Precision common stock at $0.01 per share.

Completion of the Merger is subject to customary closing conditions including the approval of the Merger by the stockholders of both companies and other conditions. The Merger Agreement likewise contains customary representations, warranties and covenants, including covenants obligating each of the Company and Helomics to continue to conduct their respective businesses in the ordinary course, and to provide reasonable access to each other’s information. Finally, the Merger Agreement contains certain termination rights in favor of each of the Company and Helomics.

Increases in Authorized Shares

At a special meeting of the stockholders on January 29, 2017, the stockholders approved a proposal to increase the number of authorized shares of common stock from 8,000,000 shares to 24,000,000 shares of common stock under the Company’s certificate of incorporation.

At the annual meeting on December 28, 2017, the stockholders approved a proposal to increase the number of authorized shares of common stock from 24,000,000 to 50,000,000 shares of common stock, $0.01 par value. The amendment to the certificate of incorporation to affect this increase was filed on January 2, 2018.

Equity Incentive Plan

The Company has an equity incentive plan, which allows issuance of incentive and non-qualified stock options to employees, directors and consultants of the Company, where permitted under the plan. The exercise price for each stock option is determined by the Board of Directors. Vesting requirements are determined by the Board of Directors when granted and currently range from immediate to three years. Options under this plan have terms ranging from three to ten years.

Accounting for share-based payment

The Company uses the Black-Scholes option valuation model which requires the input of significant assumptions including an estimate of the average period of time employees will retain vested stock options before exercising them, the estimated volatility of the Company's common stock price over the expected term, the expected dividend rate, the risk-free interest rate, and forfeiture taken at occurrence. Changes in the assumptions can materially affect the estimate of fair value of stock-based compensation and, consequently, the related expense recognized. The assumptions the Company uses in calculating the fair value of stock-based payment awards represent the Company's best estimates, which involve inherent uncertainties and the application of management's judgment. As a result, if factors change and the Company uses different assumptions, the Company's equity-based compensation expense could be materially different in the future.

Since the Company's common stock has no significant public trading history, and the Company has experienced no significant option exercises in its history, the Company is required to take an alternative approach to estimating future volatility and estimated life and the future results could vary significantly from the Company's estimates. The Company compiled historical volatilities over a period of 2 to 7 years of 15 small-cap medical companies traded on major exchanges and 10 mid-range medical companies on the OTC Bulletin Board and combined the results using a weighted average approach. In the case of ordinary options to employees the Company determined the expected life to be the midpoint between the vesting term and the legal term. In the case of options or warrants granted to non-employees, the Company estimated the life to be the legal term unless there was a compelling reason to make it shorter.

When an option or warrant is granted in place of cash compensation for services, the Company deems the value of the service rendered to be the value of the option or warrant. In most cases, however, an option or warrant is granted in addition to other forms of compensation and its separate value is difficult to determine without utilizing an option pricing model. For that reason the Company also uses the Black-Scholes option-pricing model to value options and warrants granted to non-employees, which requires the input of significant assumptions including an estimate of the average period the investors or consultants will retain vested stock options and warrants before exercising them, the estimated volatility of the Company's common stock price over the expected term, the number of options and warrants that will ultimately be forfeited before completing vesting requirements, the expected dividend rate and the risk-free interest rate. Changes in the assumptions can materially affect the estimate of fair value of stock-based consulting and/or compensation and, consequently, the related expense recognized.

Since the Company has limited trading history in its stock and no first-hand experience with how its investors and consultants have acted in similar circumstances, the assumptions the Company uses in calculating the fair value of stock-based payment awards represent its best estimates, which involve inherent uncertainties and the application of management's judgment. As a result, if factors change and the Company uses different assumptions, the Company's equity-based consulting and interest expense could be materially different in the future.

Valuation and accounting for options and warrants

The Company determines the grant date fair value of options and warrants using a Black-Scholes option valuation model based upon assumptions regarding risk-free interest rate, expected dividend rate, volatility and estimated term.

On January 15, 2018, the Company issued inducement stock options in accordance with NASDAQ listing rule for 50,000 shares of common stock, par value $0.01 at $0.97 per share to the Company’s newly hired International Vice President of Sales. The options will vest in four equal increments: on the first, second, third and fourth quarters of the hiring date anniversary.

On March 12, 2018, the Company issued inducement stock options in accordance with NASDAQ rule for 111,112 shares of common stock, par value $0.01 at $1.35 per share to the Company’s newly hired Vice President of Sales and Marketing. The options will vest in four equal increments: on the first, second, third and fourth quarters of the hiring date anniversary.

For grants of stock option and warrants in 2018 the Company used 2.33% to 3.00% risk free interest rate, 0% dividend rate, 59% to 66% volatility and estimated terms of 5 to 10 years. Value computed using these assumptions ranged from $0.4816 to $1.0044 per share.

The following summarizes transactions for stock options and warrants for the periods indicated:

	Stock Options		Warrants
	Number of Shares	Average Exercise Price	Number of Shares	Average Exercise Price
Outstanding at December 31, 2016	165,643	$11.22	871,101	$52.22

Issued	2,612,070	1.45	1,082,946	1.49
Expired	(12,730)	10.39	(2,790)	281.46
Exercised	-	-	-	-

Outstanding at December 31, 2017	2,764,983	$2.00	1,951,257	$23.74

Issued	482,402	1.11	957,000	1.00
Expired	(127,130)	2.22	(10,706)	199.55
Exercised	-	-	(341,169)	1.00

Outstanding at June 30, 2018	3,120,255	$1.85	2,556,382	$5.97

At June 30, 2018, 2,154,442 stock options are fully vested and currently exercisable with a weighted average exercise price of $2.05 and a weighted average remaining term of 9.40 years. There are 2,556,382 warrants that are fully vested and exercisable. Stock-based compensation recognized for the six months ended June 2018 and June 2017 was $460,368 and $(18,276), respectively. The Company has $997,772 of unrecognized compensation expense related to non-vested stock options that are expected to be recognized over the next 16 months.

The following summarizes the status of options and warrants outstanding at June 30, 2018:

Range of Prices	Shares	Weighted Remaining Life
Options
$0.91	10,000	9.80
$0.965	3,000	9.88
$0.97	191,753	9.52
$1.01	124,358	9.51
$1.10	22,730	9.76
$1.13	143,807	10.00
$1.35	111,112	9.71
$1.454	17,200	9.26
$1.47	2,373,226	8.99
$2.10	14,286	8.76
$2.25	293	8.16
$2.42	20,640	8.14
$2.80	57,145	8.51
$3.75	3,998	8.01
$4.125	3,636	8.26
$4.1975	7,147	8.22
$4.25	3,529	7.76
$5.125	3,902	8.19
$65.75	190	7.32
$73.50	1,157	7.51
$77.50	2,323	7.01
$80.25	187	7.26
$86.25	232	6.76
$131.25	81	4.19
$148.125	928	4.72
$150.00	1,760	4.13

$162.50	123	6.51
$206.25	121	6.26
$248.4375	121	5.04
$262.50	130	5.04
$281.25	529	4.55
$318.75	3	4.86
$346.875	72	5.76
$431.25	306	5.69
$506.25	188	5.51
$596.25	42	5.25

	3,120,255

Warrants
$1.00	1,372,828	4.36
$1.07	697,946	4.35
$2.25	385,000	3.57
$123.75	94,084	2.17
$243.75	2,529	1.10
$309.375	2,850	1.11
$309.50	222	1.36
$506.25	59	0.63
$609.375	862	0.60
	2,556,382

At the annual meeting on December 28, 2017, the stockholders approved an amendment to the Company’s 2012 Plan to (i) increase the reserve of shares of common stock authorized for issuance thereunder to 5,000,000, (ii) increase certain threshold limits for grants, and (iii) to re-approve the performance goals thereunder. As described in the Company’s definitive proxy statement filed with the SEC on December 4, 2017, amendments to the 2012 Plan were considered at the 2016 annual meeting on July 28, 2016 but were not approved by the required vote. For options to purchase approximately 2.5 million shares granted after the 2016 annual meeting, the grantees agreed not to exercise the options prior to further stockholder approval of an increase in the reserve under the 2012 Plan. As a result of the stockholder approval of the amendments at the 2017 annual meeting, these restrictions on exercise were removed on December 28, 2017. Due to the removal of this restriction on exercise, the Company recognized a non-cash charge for compensation expense of approximately $1.9 million in the fourth quarter of 2017.

Stock Options and Warrants Granted by the Company

The following table is the listing of stock options and warrants as of June 30, 2018 by year of grant:

Stock Options:
Year	Shares	Price
2011	173		$281.25
2012	1,841	131.25	–	150.00
2013	1,553	148.13	–	596.25
2014	836	162.50	–	431.25
2015	4,088	65.75	–	86.25
2016	100,292	2.25	–	5.13
2017	2,529,070	1.01	-	2.10
2018	482,402	0.91	-	1.35
Total	3,120,255	$0.91	–	596.25

Warrants:
Year	Shares	Price
2014	6,455	$243.75	–	$609.38
2015	94,151	0.00	–	243.75
2016	504,666		1.00
2017	1,082,946	1.07	-	2.25
2018	868,164		1.00
Total	2,556,382	$0.00	–	$609.38

NOTE 5 – NOTES RECEIVABLE

In July 2017, the Company began to advance funds to CytoBioscience for working capital for CytoBioscience’s business. All the notes receivable bear simple interest at 8% and were due in full on December 31, 2017. All the notes are covered by a security interest in all of CytoBioscience’s accounts receivable and related rights in connection with all of the advances. The principal amount of the secured promissory notes receivable from CytoBioscience totaled $1,070,000 as of December 31, 2017. In March 2018, the Company executed a new note replacing all previous CytoBioscience notes for $1,112,524, plus interest paid monthly at the per annum rate of (8%) on the principal amount. The secured note has a term of two years with the unpaid principal and unpaid accrued interest due and payable on February 28, 2020.

In October 2017, the Company advanced $600,000 for working capital for Helomics’ business. Additionally, in December 2017, the Company advanced $67,512 to De Lage Landen as fifty percent (50%) down payment for a lease to purchase certain equipment. The note is covered by a security interest in certain equipment of Helomics. In March 2018, the Company converted $500,000 of the note receivable into 833,333 shares of common stock for an additional 5% interest in Helomics Corporation. The Company now has an equity stake in Helomics totaling 25%. The Company is currently negotiating terms for payment on the remaining $167,512 plus interest. Upon completion of the merger with Helomics the note would be eliminated on a consolidated basis.

NOTE 6 - LOSS PER SHARE

The following table presents the shares used in the basic and diluted loss per common share computations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Numerator
Net loss available in basic and diluted calculation	$(2,373,410)	$(2,543,670)	$(4,133,432)	$(3,885,517)
Comprehensive loss	(2,373,410)	(2,543,670)	(4,133,432)	(3,885,517)
Denominator:
Weighted average common shares outstanding-basic	11,878,490	6,167,689	11,632,221	6,308,554

Effect of diluted stock options, warrants and preferred stock (1)	-	-	-	-

Weighted average common shares outstanding-basic	11,878,490	6,167,689	11,632,221	6,308,554

Loss per common share-basic and diluted	$(0.20)	$(0.41)	$(0.36)	$(0.62)

(1) The number of shares underlying options and warrants outstanding as of June 30, 2018 and June 30, 2017 are 5,676,637 and 3,850,878, respectively. The number of shares underlying the preferred stock as of June 30, 2018 is 79,246. The effect of the shares that would be issued upon exercise of such options, warrants and preferred stock has been excluded from the calculation of diluted loss per share because those shares are anti-dilutive.

NOTE 7 – RELATED PARTY TRANSACTIONS

The Audit Committee has the responsibility to review and approve all transactions to which a related party and the Company may be a party prior to their implementation, to assess whether such transactions meet applicable legal requirements.

In April 2018, one of the Company’s directors, Richard L. Gabriel, executed a six-month consulting contract to help guide operations for the Company’s wholly-owned subsidiary TumorGenesis. Under the terms of the agreement Mr. Gabriel will receive $12,000 monthly cash payment. In addition, Mr. Gabriel will receive a grant of 240,000 performance-based restricted stock units (“RSU’s”) under the Company’s Amended and Restated 2012 Stock Incentive Plan, with the vesting and payment of the RSU’s based on performance milestones as set forth in the agreement.

NOTE 8 – SUBSEQUENT EVENTS

On July 13, 2017, the Company received letters from an attorney on behalf of stockholders alleging that a proposal seeking stockholder approval of various amendments to the Company’s Amended and Restated 2012 Stock Incentive Plan (the “Plan”), including an increase in the shares reserved under the Plan, which was voted on by the Company’s stockholders at its 2016 annual stockholders’ meeting on July 28, 2016, was not duly approved under the applicable voting standard. The Company cured the situation promptly by responsive actions, and in December 2017, the stockholders approved an amendment to the Plan in compliance with the applicable voting standard. In July 2018, the Company settled all legal claims there is no further liability remaining.

PRECISION THERAPEUTICS INC.
CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2017 AND 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and stockholders of

Precision Therapeutics Inc., f/k/a Skyline Medical Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Precision Therapeutics Inc. f/k/a/ Skyline Medical Inc. (the Company) as of December 31, 2017 and 2016 and the related statements of comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2017, and related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two-year period end December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of a Matter – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses since inception, has an accumulated deficit and has not yet received significant revenue from sales of products or services. These factors raise substantial doubt about its (the Company’s) ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Olsen Thielen & Co., Ltd.

Roseville, Minnesota

April 2, 2018

We have served as the Company’s auditor since 2002.

PRECISION THERAPEUTICS INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash & cash equivalents	$766,189	$1,764,090
Certificates of deposit	244,971	100,000
Marketable securities	-	284,329
Accounts Receivable	137,499	38,919
Notes Receivable	667,512	-
Inventories	265,045	272,208
Prepaid Expense and other assets	289,966	148,637
Total Current Assets	2,371,182	2,608,183

Notes Receivable	1,070,000	-
Fixed Assets, net	87,716	101,496
Intangibles, net	95,356	97,867

Total Assets	$3,624,254	$2,807,546

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$140,462	$220,112
Accrued Expenses	785,215	1,346,105
Deferred Revenue	6,663	7,998
Total Current Liabilities	932,340	1,574,215

Accrued Expenses	-	309,649
Total Liabilities	932,340	1,883,864
Commitments and Contingencies	-	-
Stockholders’ Equity:
Series B Convertible Preferred Stock, $.01 par value, 20,000,000 authorized, 79,246 and 79,246 outstanding	792	792
Series C Convertible Preferred Stock, $.01 par value, 20,000,000 authorized, 647,819 and 0 outstanding	6,479	-
Common Stock, $.01 par value, 50,000,000 authorized, 6,943,283 and 4,564,428 outstanding	69,432	45,644
Additional paid-in capital	57,380,256	47,894,196
Accumulated deficit	(54,765,045)	(47,018,451)
Accumulated Other Comprehensive Income	-	1,501
Total Stockholders' Equity	2,691,914	923,682

Total Liabilities and Stockholders' Equity	$3,624,254	$2,807,546

See Notes to Financial Statements

PRECISION THERAPEUTICS INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2017	2016
Revenue	$654,836	$456,495

Cost of goods sold	148,045	181,620

Gross margin	506,791	274,875

General and administrative expense	6,041,485	5,174,799

Operations expense	1,207,724	1,158,117

Sales and marketing expense	1,004,175	467,970

Interest expense	-	3

Total Expense	8,253,384	6,800,889

Net loss available to common shareholders	(7,746,593)	(6,526,014)

Other comprehensive income
Unrealized gain (loss) from marketable securities	-	1,501

Comprehensive loss	$(7,746,593)	$(6,524,513)

Loss per common share - basic and diluted	$(1.22)	$(2.31)

Weighted average shares used in computation - basic and diluted	6,362,989	2,823,345

See Notes to Financial Statements

PRECISION THERAPEUTICS INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED
DECEMBER 31, 2017 and 2016

		Common Stock
	Preferred Stock	Shares	Amount	Paid-in Capital	Deficit	Other Comprehensive Income	Total
Balance at 12/31/2015	$18,950	208,259	$2,080	$44,584,118	$(40,492,437)	$	$4,112,711
Shares issued for two options exercised at $65.75 per share		1,312	13	86,240			86,253
Shares issued for preferred stock conversion into common stock per the break-up of the Unit from the 2015 public offering	(18,158)	66,396	664	17,494			-
Shares issued for cashless Series A warrant exercises per the break-up of the Unit from the 2015 public offering		2,318,663	23,187	556,479			579,666
Shares issued for cashless Series B warrant exercises per the tender offer exchange		628,237	6,282	150,777			157,059
Shares issued at $3.75 per share, to an investment banker per contractual agreement		135,995	1,360	508,620			509,980
Shares issued at $4.50 per share to former CEO per severance agreement		20,000	200	90,151			90,351
Vesting Expense				165,271			165,271
Unrealized gain from marketable securities						1,501	1,501
Shares issued at $4.50 per share, to investor relations consultant		26,000	260	116,740			117,000
Shares issued for escrow with GLG Pharma pursuant to the partnership and reseller agreement		400,000	4,000				4,000
Shares issued pursuant to the Registered Direct Offering, net		756,999	7,570	1,618,335			1,625,905
Corrections due to rounding for reverse split and DTCC increase		2,567	28	(29)			(1)
Net loss			-	-	(6,526,014)		(6,526,014)
Balance @ 12/31/2016	$792	4,564,428	$45,644	$47,894,196	$(47,018,451)	$1,501	$923,682
Shares issued pursuant to the public offering, net		1,750,000	17,500	3,403,688			3,421,188
Shares issued pursuant to the over-allotment agreement in the public offering		175,000	1,750	392,000			393,750
Vesting Expense				4,042,256			4,042,256
Reverse shares issued for escrow with GLG Pharma pursuant to the termination agreement		(400,000)	(4,000)				(4,000)
Shares issued pursuant to consulting agreement		100,000	1,000	219,000			220,000
Unrealized (loss) from marketable securities					(1)	(1,501)	(1,501)
Shares issued pursuant to consulting agreement		43,333	433	63,699			64,132
Shares issued at $1.58 per share to an investor relations consultant		50,000	500	78,500			79,000
Shares issued pursuant to a private placement	12,138			1,201,681			1,213,819
Preferred conversion to common shares pursuant to a private placement agreement	(5,659)	660,522	6,604	85,236			86,182
Net loss					(7,746,593)		(7,746,593)
Balance @ 12/31/2017	$7,271	6,943,283	$69,432	$57,380,256	$(54,765,045)	$-	$2,691,914

See Notes to Financial Statements

PRECISION THERAPEUTICS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2017	2016
Cash flow from operating activities:
Net loss	$(7,746,593)	$(6,526,014)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	71,562	82,356
Vested stock options and warrants	4,042,256	165,271
Equity instruments issued for management and consulting	359,133	721,330
Issuance of common stock in cashless warrant exchange	-	736,725
(Gain) loss on Sales of Equipment	-	(2,387)
Gain from sale of marketable securities	(1,837)	(4,716)
Changes in assets and liabilities:
Accounts receivable	(98,580)	(636)
Inventories	7,163	(40,468)
Prepaid expense and other assets	(141,329)	122,943
Accounts payable	(79,650)	(430,301)
Accrued expenses	(870,540)	791,459
Deferred Revenue	(1,335)	2,998
Net cash used in operating activities:	(4,459,750)	(4,381,440)

Cash flow from investing activities:
Purchase of marketable securities	-	(850,000)
Proceeds from sale of marketable securities	284,665	571,887
Purchase of certificates of deposit	(3,084,971)	(1,100,000)
Redemption of certificates of deposit	2,940,000	1,000,000
Advances on notes receivable	(1,737,512)	-
Purchase of fixed assets	(45,093)	(32,760)
Purchase of intangibles	(10,179)	(11,987)
Net cash used in investing activities	(1,653,090)	(422,860)

Cash flow from financing activities:
Net proceeds from issuance of preferred stock	1,300,001	-
Net proceeds from issuance of common stock	3,814,938	1,712,158
Net cash provided by financing activities	5,114,939	1,712,158

Net increase (decrease) in cash	(997,901)	(3,092,142)
Cash at beginning of period	1,764,090	4,856,232
Cash at end of period	$766,189	$1,764,090

See Notes to Financial Statements

PRECISION THERAPEUTICS INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Continuance of Operations

The Company was originally incorporated on April 23, 2002 in Minnesota as BioDrain Medical, Inc. Effective August 6, 2013, the Company changed its name to Skyline Medical Inc. Pursuant to an Agreement and Plan of Merger effective December 16, 2013, the Company merged with and into a Delaware corporation with the same name that was its wholly-owned subsidiary, with such Delaware Corporation as the surviving corporation of the merger. On August 31, 2015, the Company completed a successful offering and concurrent uplisting to The NASDAQ Capital Market. On February 1, 2018, we filed with the Secretary of State of Delaware a Certificate of Amendment to our Certificate of Incorporation to change our corporate name from Skyline Medical Inc. to Precision Therapeutics Inc., effective February 1, 2018. Because of this change, our common stock trades under the new ticker symbol “AIPT,” effective February 2, 2018. Skyline Medical (“Skyline”) remains as an incorporated division of Precision Therapeutics Inc.

As of December 31, 2017, the registrant had 6,943,283 shares of common stock, par value $.01 per share, outstanding, adjusted for a 1-for-25 reverse stock split effective October 27, 2016. In this Report, all numbers of shares and per share amounts, as appropriate, have been stated to reflect the reverse stock split. The Company has developed an environmentally safe system for the collection and disposal of infectious fluids that result from surgical procedures and post-operative care. The Company also makes ongoing sales of our proprietary cleaning fluid and filters to users of our systems. In April 2009, the Company received 510(k) clearance from the FDA to authorize the Company to market and sell its STREAMWAY System products.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses from operations and had a stockholders’ deficit until August 31, 2015 whereupon the Company closed its public offering of units of common stock, Series B Convertible Preferred Stock and Series A Warrants (the “Units”). There remains though, substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Since inception to December 31, 2017, the Company raised approximately $29,065,934 in equity, inclusive of $2,055,000 from a private placement of Series A Convertible Preferred Stock, $13,555,003 from the public offering of Units, $1,739,770 from a registered direct offering, $3,937,500 plus an overallotment of $358,312 from a firm commitment underwritten public offering, $1,300,000 from a private placement of Series C Convertible Preferred Stock, and $5,685,000 in debt financing. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources.”

Recent Accounting Developments

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers and created a new topic in the FASB Accounting Standards Codification ("ASC"), Topic 606, and has since amended the standard with ASU 2015-14, “Revenue from Contracts with Customers: Deferral of the Effective Date,” ASU 2016-08, “Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” ASU 2016-10, “Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing,” ASU 2016-12, “Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients.” ASU 2017-13. These new standards provide a single comprehensive revenue recognition framework for all entities and supersedes nearly all existing U.S. GAAP revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity should recognize revenue in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is designed to create greater comparability for financial statement users across industries and also requires enhanced disclosures. The amendments are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early application is not permitted. The FASB allows two adoption methods under ASC 606. We adopted the standard on January 1, 2018 using the “modified retrospective method.” Under that method, we will apply the rules to all contracts existing as of January 1, 2018, recognizing in the beginning retained earnings an adjustment for the cumulative effect of the change and providing additional disclosure comparing results to previous accounting standards. While we continue to assess all potential impacts of the standard, it is currently anticipated that the standard will not have a material impact on our financial statements.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The new standard requires management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. The standard is effective for public entities for annual and interim periods beginning after December 15, 2016, with early adoption permitted. We implemented in the first quarter of 2017.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, requiring that inventory be measured at the lower of cost and net realizable value. Net realizable value is defined as estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This ASU is effective within annual periods beginning on or after December 15, 2016, including interim periods within that reporting period. We implemented in the first quarter of 2017.

In November 2015, the FASB issued ASU 2015-17, “Income Taxes (Topic 740)” providing guidance on the balance sheet classification of deferred taxes. The guidance requires that deferred tax assets and liabilities to be classified as noncurrent in the Balance Sheet. The guidance is effective for fiscal years beginning after December 15, 2016 and for interim periods within those fiscal years, with early adoption permitted. We implemented in the first quarter of 2017.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). The standard changes how entities measure certain equity investments and present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. Under the new guidance, entities will be required to measure equity investments that do not result in consolidation and are not accounted for under the equity method at fair value and recognize any changes in fair value in net income unless the investments qualify for the new practicability exception. The standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company does not believe that the adoption of this guidance will have a material impact on the Company’s financial statements and disclosures.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842” (“ASU 2016-02”), which requires lessees to put most leases on their balance sheets but recognize the expenses on their income statements in a manner similar to current practice. The standard states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. The standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2018. Early adoption is permitted. We are currently evaluating the timing of our adoption and the impact that the updated standard will have on our financial statements.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation (Topic 718): Improvements to Employee Shares-Based Payment Accounting” (“ASU2016-09”). ASU 2016-09 simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2016. Early adoption is permitted. We implemented in the first quarter of 2017.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to address diversity in how certain cash receipts and cash payments are presented and classified in the statements of cash flows. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The amendments should be applied using a retrospective transition method to each period presented. If retrospective application is impractical for some of the issues addressed by the update, the amendments for those issues would be applied prospectively as of the earliest date practicable. Early adoption is permitted, including adoption in an interim period. The Company does not expect the adoption of ASU 2016-15 to have a material impact on its financial statements.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (Tax Reform Act) was signed into law making significant changes to the Internal Revenue Code. Changes include a reduction in the corporate tax rates, changes to operating loss carry-forwards and carrybacks, and a repeal of the corporate alternative minimum tax. The legislation reduces the U.S. corporate income tax rates from 34% to 21%. As a result of the enacted law, the Company is required to revalue its deferred tax assets and liabilities at the new enacted rate.

We reviewed all other significant newly issued accounting pronouncements and determined they are either not applicable to our business or that no material effect is expected on our financial position and results of our operations.

Valuation of Intangible Assets

We review identifiable intangible assets for impairment in accordance with ASC 350 — Intangibles —Goodwill and Other, whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Our intangible assets are currently solely the costs of obtaining trademarks and patents. Events or changes in circumstances that indicate the carrying amount may not be recoverable include, but are not limited to, a significant change in the medical device marketplace and a significant adverse change in the business climate in which we operate. If such events or changes in circumstances are present, the undiscounted cash flows method is used to determine whether the intangible asset is impaired. Cash flows would include the estimated terminal value of the asset and exclude any interest charges. If the carrying value of the asset exceeds the undiscounted cash flows over the estimated remaining life of the asset, the asset is considered impaired, and the impairment is measured by reducing the carrying value of the asset to its fair value using the discounted cash flows method. The discount rate utilized is based on management’s best estimate of the related risks and return at the time the impairment assessment is made.

Accounting Policies and Estimate

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Presentation of Taxes Collected from Customers

Sales taxes are imposed on the Company’s sales to nonexempt customers. The Company collects the taxes from customers and remits the entire amounts to the governmental authorities. The Company’s accounting policy is to exclude the taxes collected and remitted from revenues and expenses.

Shipping and Handling

Shipping and handling charges billed to customers are recorded as revenue. Shipping and handling costs are recorded within cost of goods sold on the statement of operations.

Advertising

Advertising costs are expensed as incurred. Advertising expenses were $37,060 in 2017, and $71,212 in 2016.

Research and Development

Research and development costs are charged to operations as incurred. Research and development costs were approximately $289,000 and $406,000 for 2017 and 2016, respectively.

Revenue Recognition

The Company recognizes revenue in accordance with the SEC’s Staff Accounting Bulletin Revenue Recognition and ASC 606- Revenue Recognition.

We recognize revenue when the following criteria are met: persuasive evidence of an arrangement exists – we receive both a signed purchase order and contract of terms and conditions confirming the sale from the customer; delivery has occurred – the goods are shipped from our warehouse and delivered and accepted by the customer; the selling price is fixed or determinable – confirmed on the customer purchase order and then invoiced immediately upon shipment of the goods; and collectability is reasonably assured – our customers are long standing hospitals, ambulatory surgical centers and others that pass credit checks. The terms of our agreements with our customers are specified in written agreements. These written agreements, the purchase order and the matching invoice, constitute the persuasive evidence of the arrangements with our customers that are a precondition to the recognition of revenue.

We undertake an evaluation of the creditworthiness of both new and, on a periodic basis, existing customers. Based on these reviews we determine whether collection of our prospective revenue is probable.

We have adopted the provisions of Accounting Standards Update, or “ASU” 2014-09, Revenue from Contracts with Customers (Accounting Standards Codification, or “ASC” 606), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. Companies are permitted to adopt ASC 606 using a full retrospective or modified retrospective method. We adopted the standard on January 1, 2018 using a modified retrospective method.

While we continue to assess all potential impacts of the standard, it is currently anticipated that the standard will not have a material impact on our financial statements.

Cash Equivalents

The Company considers all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximate fair value.

Certificates of Deposit

Short-term interest-bearing investments are those with maturities of less than one year but greater than three months when purchased. Certificates with maturity dates beyond one year are classified as noncurrent assets. These investments are readily convertible to cash and are stated at cost plus accrued interest, which approximates fair value.

Investment Securities

Readily marketable investments in debt and equity services are classified as available-for-sale and are reported at fair value with unrealized gains losses recorded in other comprehensive income. Unrealized gains are charged to earnings when an incline in fair value above the cost basis is determined to be other-than-temporary. Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method.

Fair Value Measurements

Under generally accepted accounting principles as outlined in the Financial Accounting Standards Board’s Accounting Standards Certification (ASC) 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting standards ASC 820 establishes a three-level fair value hierarchy that prioritizes information used in developing assumptions when pricing an asset or liability as follows:

Level 1 – Observable inputs such as quoted prices in active markets;

Level 2 – Inputs other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3 – Unobservable inputs where there is little or no market data, which requires the reporting entity to develop its own assumptions.

The Company uses observable market data, when available, in making fair value measurements. Fair value measurements are classified according to the lowest level input that is significant to the valuation.

The fair value of the Company’s investment securities were determined based on Level 1 inputs.

Receivables

Receivables are reported at the amount the Company expects to collect on balances outstanding. The Company provides for probable uncollectible amounts through charges to earnings and credits to the valuation based on management’s assessment of the current status of individual accounts, changes to the valuation allowance have not been material to the financial statements.

Inventories

Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis. Inventory balances are as follows:

	December 31, 2017	December 31, 2016

Finished goods	$62,932	$38,201
Raw materials	141,028	165,812
Work-In-Process	61,085	68,195
Total	$265,045	$272,208

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets. Estimated useful asset life by classification is as follows:

	Years
Computers and office equipment	3	-	7
Leasehold improvements		5
Manufacturing Tooling	3	-	7
Demo Equipment		3

The Company’s investment in Fixed Assets consists of the following:

	December 31, 2017	December 31, 2016
Computers and office equipment	$183,528	$164,318
Leasehold Improvements	25,635	25,635
Manufacturing Tooling	108,955	103,204
Demo Equipment	43,368	23,236
Total	361,486	316,393
Less: Accumulated Depreciation	273,770	214,897
Total Fixed Assets, Net	$87,716	$101,496

Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.

Depreciation expense was $58,872 in 2017 and $73,249 in 2016.

Intangible Assets

Intangible assets consist of trademarks and patent costs. Amortization expense was $12,689 in 2017 and $9,107 in 2016. The assets are reviewed for impairment annually, and impairment losses, if any, are charged to operations when identified.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740- Income Taxes (“ASC 740”). Under ASC 740, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company reviews income tax positions expected to be taken in income tax returns to determine if there are any income tax uncertainties. The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by taxing authorities, based on technical merits of the positions. The Company has identified no income tax uncertainties.

Tax years subsequent to 2014 remain open to examination by federal and state tax authorities.

Patents and Intellectual Property

On January 25th, 2014, the Company filed a non-provisional PCT Application No. PCT/US2014/013081 claiming priority from the U.S. Provisional Patent Application, number 61756763 which was filed one year earlier on January 25th, 2013. The Patent Cooperation Treaty (“PCT”) allows an applicant to file a single patent application to seek patent protection for an invention simultaneously in each of the 148 countries of the PCT, including the United States. By filing this single “international” patent application through the PCT, it is easier and more cost effective than filing separate applications directly with each national or regional patent office in which patent protection is desired.

Our PCT patent application is for the new model of the surgical fluid waste management system. We obtained a favorable International Search Report from the PCT searching authority indicating that the claims in our PCT application are patentable (i.e., novel and non-obvious) over the cited prior art. A feature claimed in the PCT application is the ability to maintain continuous suction to the surgical field while measuring, recording and evacuating fluid to the facilities sewer drainage system. This provides for continuous operation of the STREAMWAY System unit in suctioning waste fluids, which means that suction is not interrupted during a surgical operation, for example, to empty a fluid collection container or otherwise dispose of the collected fluid.

The Company holds the following granted patents in the United States and a pending application in the United States on its earlier models: US7469727, US8123731 and U.S. Publication No. US20090216205 (collectively, the “Patents”). These Patents will begin to expire on August 8, 2023.

In July 2015, Skyline Medical filed an international (PCT) patent application for its fluid waste collection system and received a favorable determination by the International Searching Authority finding that all of the claims satisfy the requirements for novelty, inventive step and industrial applicability. Skyline anticipates that the favorable International Search Report will result in allowance of its various national applications.

The United States Patent Office has assigned application #14/763,459 to our previously filed PCT application.

As of November 22, 2017, the Company was informed that the European Patent Office has allowed all our claims for application #14743665.3-1651, and has sent a Notice of Intent to Grant. Skyline is now in the process of identifying the key European countries that we will validate the patent in.

Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high credit quality financial institutions and, by policy, generally limits the amount of credit exposure to any one financial institution. The Company had a credit risk concentration as a result of depositing $563,000 of funds in excess of insurance limits in a single bank.

Product Warranty Costs

In 2017 and in 2016, the Company incurred approximately $6,209 and $34,665 in warranty costs.

Segments

The Company operates in two segments for the sale of its medical device and consumable products. Substantially all of the Company’s assets, revenues, and expenses for 2017 and 2016 were located at or derived from operations in the United States. There was $26,662 in revenues from sales outside of the United States during 2017.

Risks and Uncertainties

The Company is subject to risks common to companies in the medical device industry, including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with regulations of the FDA and other governmental agencies.

NOTE 2 – DEVELOPMENT STAGE OPERATIONS

The Company was formed April 23, 2002. Since inception through December 31, 2017, 6,943,283 shares of common stock have been issued between par value and $3,131.25. Operations since incorporation have primarily been devoted to raising capital, obtaining financing, development of the Company’s product, administrative services, customer acceptance and sales and marketing strategies.

NOTE 3 – STOCKHOLDERS’ EQUITY (DEFICIT), STOCK OPTIONS AND WARRANTS

2015 Public Offering of Units

On August 31, 2015 (the “Issuance Date”), the Company completed a public offering (the “Offering”) of 1,666,667 Units (the “Units”) as described below. The public offering price in the Offering was $9.00 per Unit, and the purchase price for the underwriter of the Offering (the “Underwriter”) was $8.28 per Unit, resulting in an underwriting discount and commission of $0.72 (or 8.00%) per Unit and total net proceeds to the Company before expenses of $13.8 million. The Company had granted the Underwriter an option for a period of 45 days to purchase up to an additional 250,000 Units solely to cover over-allotments. The Underwriter chose not to purchase any additional Units under the over-allotment option. The Company paid to the Underwriter a non-accountable expense allowance equal to 1% of the gross proceeds of the Offering and agreed to reimburse expenses incurred by the Underwriter up to $70,000.

On August 31, 2015, as a result of the communication of the Offering and the issuance of the 228,343 Exchange Units in the Unit Exchange described below, the Company issued a total of 1,895,010 Units, comprised of a total of aggregate of 75,801 shares of Common Stock, 1,895,010 shares of Series B Preferred Stock and 7,580,040 Series A Warrants.

Each Unit consisted of one share of common stock, par value $0.01 per share (the “Common Stock”), one share of Series B Convertible Preferred Stock (“Series B Preferred Stock”) and four Series A Warrants. The shares of Common Stock, the shares of Series B Preferred Stock and the Series A Warrants that comprise the Units automatically separated on February 29, 2016.

For a description of the terms of the Series B Convertible Preferred Stock included within the Units, see “Certificate of Designation for Series B Preferred Stock” below. For a description of the terms of the Series A Warrants included within the Units, see “Series A Warrants” below.

Series A Warrants. The Series A Warrants separated from the Series B Convertible Preferred Stock and the Common Stock included within the Units as described above and are currently exercisable. The Series A Warrants will terminate on August 31, 2020. Each Series A Warrant is exercisable into one share of Common Stock at an initial cash exercise price of $123.75 per share. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Common Stock and the exercise price.

Holders may exercise Series A Warrants by paying the exercise price in cash or, in lieu of payment of the exercise price in cash, by electing to receive a number of shares of Common Stock equal to the Black Scholes Value (as defined below) based upon the number of shares the holder elects to exercise. The number of shares of Common Stock to be delivered will be determined according to the following formula, referred to as the “Cashless Exercise.”

Total Shares = (A x B) / C

Where:

☐	Total Shares is the number of shares of Common Stock to be issued upon a Cashless Exercise.

☐	A is the total number of shares with respect to which the Series A Warrant is then being exercised.

☐	B is the Black Scholes Value (as defined below).

☐	C is the closing bid price of the Common Stock as of two trading days prior to the time of such exercise, provided that in no event may “C” be less than $0.43 per share (subject to appropriate adjustment in the event of stock dividends, stock splits or similar events affecting the Common Stock).

The Black Scholes Value (as defined above) as of September 30, 2016 was $4.319, and the closing bid price of Common Stock as of September 30, 2016, was $4.125. Therefore, an exercise on that date would have resulted in the issuance of .40 shares of Common Stock for each Series A Warrant. Approximately 6,141,115 Series A Warrants have been exercised in cashless exercises as of September 30, 2016, resulting in the issuance of 2,318,663 shares of Common Stock. If all of the remaining 35,084 Series A Warrants that were issued as part of the Units sold in the Offering and part of the Units issued on August 31, 2015 were exercised pursuant to a cashless exercise and the closing bid price of our common stock as of the two trading days prior to the time of such exercise was $0.43 per share or less and the Black Scholes Value were $4.319 (the Black Scholes Value as of September 30, 2016), then a total of approximately 564 shares of our common stock would be issued to the holders of such Series A Warrants.

The Series A Warrants will not be exercisable or exchangeable by the holder of such warrants to the extent (and only to the extent) that the holder or any of its affiliates would beneficially own in excess of 4.99% of the common stock of the Company, determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

In addition to (but not duplicative of) the adjustments to the exercise price and the number of shares of Common Stock issuable upon exercise of the Series A Warrants in the event of stock dividends, stock splits, reorganizations or similar events, the Series A Warrants provide for certain adjustments if the Company, at any time prior to the three year anniversary of the Issuance Date, (1) declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to all or substantially all of the holders of shares of Common Stock at any time after the Issuance Date, or (2) grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of shares of Common Stock. Further, if at any time a Series A Warrant is outstanding, the Company consummates any fundamental transaction, as described in the Series A Warrants and generally including any consolidation or merger into another corporation, or the sale of all or substantially all of our assets, or other transaction in which the Common Stock is converted into or exchanged for other securities or other consideration, the holder of any Series A Warrants will thereafter receive, the securities or other consideration to which a holder or the number of shares of Common Stock then deliverable upon the exercise or exchange of such Series A Warrants would have been entitled upon such consolidation or merger or other transaction.

Unit Purchase Option

The Company, in connection with the Offering, entered into a Unit Purchase Option Agreement, dated as of August 31, 2015 (the “Unit Purchase Option”), pursuant to which the Company granted the Underwriter the right to purchase from the Company up to a number of Units equal to 5% of the Units sold in the Offering (or up to 83,333 Units) at an exercise price equal to 125% of the public offering price of the Units in the Offering, or $11.25 per Unit. The Unit Purchase Option was terminated in May 2016 in exchange for 135,995 shares of common stock.

Series B Preferred Stock

Each share of Series B Preferred Stock is convertible into one share of Common Stock (subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events) on the six-month anniversary of the Issuance Date or on the date of an Early Separation. In addition, the Series B Preferred Stock will automatically convert into shares of common stock upon the occurrence of a fundamental transaction, as described in the certificate of designations for the Series B Preferred Stock but including mergers, sales of the company’s assets, changes in control and similar transactions. The Series B Preferred Stock is not convertible by the holder of such preferred stock to the extent (and only to the extent that the holder or any of its affiliates would beneficially own in excess of 4.99% of the common stock of the Company. The Series B Preferred Stock has no voting rights, except for the right to approve certain amendments to the certificate of designations or similar actions. With respect to payment of dividends and distribution of assets upon liquidation or dissolution or winding up of the Company, the Series B Preferred Stock shall rank equal to the common stock of the Company. No sinking fund has been established for the retirement or redemption of the Series B Preferred Stock.

Unit Exchange

On February 4, 2014, the Company raised $2,055,000 in gross proceeds from a private placement of 20,550 shares of Series A Convertible Preferred Stock, par value $0.01, with a stated value of $100 per share (the “Series A Preferred Shares”) and warrants to purchase shares of the Company’s common stock. The Series A Preferred Shares and warrants were sold to investors pursuant to a Securities Purchase Agreement, dated as of February 4, 2014. On August 31, 2015, the Company issued a total of 228,343 Units (the “Exchange Units”) in exchange for the outstanding Series A Preferred Stock which were then cancelled pursuant to an agreement with the holders of the Series A Preferred Shares. The warrants that were issued in connection with the issuance of the Series A Preferred Shares remained outstanding; however, the warrant amounts were reduced so that the warrants are exercisable into an aggregate of 3,391 shares of the Company’s common stock. The Exchange Units were exempt from registration under Section 3(a)(9) of the Securities Act. On August 31, 2015, the Company filed a termination certificate with the Delaware Secretary of State. Following that date there were no shares of Series A Preferred Stock outstanding, and the previously authorized shares of Series A Preferred Stock resumed the status of authorized but unissued and undesignated shares of preferred stock of the Company.

Redemption of Convertible Notes

In connection with the closing of the Offering, $933,074 aggregate principal amount of Convertible Notes plus interest and a 40% redeemable premium were redeemed for total payments of $1,548,792. See Note 4. Of this amount, approximately $167,031 was paid to its affiliates in redemption of their Convertible Notes.

Registered Exchange Offer for Warrants

On March 25, 2016, the Company commenced a registered exchange offer (the “Exchange Offer”) to exchange Series B Warrants (the “Series B Warrants”) to purchase shares of our common stock, par value $0.01 per share (the “Warrant Shares”), for up to an aggregate of 3,157,186 outstanding Series A Warrants (the “Series A Warrants”). On March 31, 2016, each Series A Warrant could be exercised on a cashless basis for 10.05 shares of common stock. Each Series B Warrant may be exercised on a cashless basis for one share of common stock. For each outstanding Series A Warrant tendered by holders, we offered to issue 10.2 Series B Warrants, which are subject to cashless exercise at a fixed rate of one share of common stock per Series B Warrant (subject to further adjustment for stock splits, etc.). The Exchange Offer expired at midnight, Eastern time, on April 21, 2016. 1,770,556 Series A Warrants were tendered by holders. The Company delivered an aggregate of 18,059,671 Series B Warrants pursuant to the terms of the Exchange Offer. In addition, between March 31, 2016 and July 6, 2016 1,251,510 Series A Warrants were exercised in cashless exercises, resulting in the issuance of 20,122 shares of common stock.

2016 Registered Direct Offering

On November 29, 2016, the Company closed a registered direct offering for gross proceeds of $1,983,337. The offering consisted of 756,999 shares of common stock priced at $2.62 per share and five-year warrants for 756,999 shares of common stock that become exercisable in six months, with a strike price of $4.46 per share. The net proceeds from the sale of the securities, after deducting placement agent fees and related offering expenses, was $1,739,770.

2017 Firm Commitment Public Offering

On January 19, 2017 the Company closed a firm commitment public offering for 1,750,000 Units at $2.25 per Unit. The Units comprised one share of Common Stock and 0.2 Series D Warrants with each whole Series D Warrant purchasing one share of our Common Stock at an exercise price of $2.25 per share. We received gross proceeds of $3,937,500. Subsequently the underwriter exercised over-allotment for 175,000 shares of common stock and for Series D warrants to purchase 35,000 shares of common stock at $0.01 per warrant. The Company received net proceeds from the over-allotment of $358,312.

2017 Private Placement

On November 30, 2017, the Company closed a private placement of a newly created series of preferred stock designated as “Series C Convertible Preferred Stock” with a New York based Family Office. Pursuant to the Securities Purchase Agreement, the investor purchased 1,213,819 shares of Series C stock at a purchase price of $1.071 per Series C Share, together with a warrant to purchase up to 606,910 shares of common stock. The warrant has an exercise price of $1.26 per share, subject to adjustment, has a five and one-half year term and is exercisable commencing six months following the date of issuance. Total gross proceeds to Skyline were $1,300,000 before deducting expenses and will be used for general working capital. In connection with the Offering and pursuant to a registration rights agreement, the Company has agreed to file a “resale” registration statement covering all of the shares of common stock issuable upon conversion of the warrant. Pursuant to the Securities Purchase agreement, and as of this filing date, all the Preferred Series C shares were converted at a conversion rate of 1.167 to a maximum of 1,250,269 shares of common stock. The remaining 142,466 shares of Preferred Series C stock were cancelled with a redemption payment to the holder for $189,285.

Equity Incentive Plan

The Company has an equity incentive plan, which allows issuance of incentive and non-qualified stock options to employees, directors and consultants of the Company, where permitted under the plan. The exercise price for each stock option is determined by the Board of Directors. Vesting requirements are determined by the Board of Directors when granted and currently range from immediate to three years. Options under this plan have terms ranging from three to ten years.

Accounting for share-based payment

The Company has adopted ASC 718- Compensation-Stock Compensation ("ASC 718"). Under ASC 718 stock-based employee compensation cost is recognized using the fair value based method for all new awards granted after January 1, 2006 and unvested awards outstanding at January 1, 2006. Compensation costs for unvested stock options and non-vested awards that were outstanding at January 1, 2006, are being recognized over the requisite service period based on the grant-date fair value of those options and awards, using a straight-line method. We elected the modified-prospective method under which prior periods are not retroactively restated.

ASC 718 requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model or other acceptable means. The Company uses the Black-Scholes option valuation model which requires the input of significant assumptions including an estimate of the average period of time employees will retain vested stock options before exercising them, the estimated volatility of the Company's common stock price over the expected term, the number of options that will ultimately be forfeited before completing vesting requirements, the expected dividend rate and the risk-free interest rate. Changes in the assumptions can materially affect the estimate of fair value of stock-based compensation and, consequently, the related expense recognized. The assumptions the Company uses in calculating the fair value of stock-based payment awards represent the Company's best estimates, which involve inherent uncertainties and the application of management's judgment. As a result, if factors change and the Company uses different assumptions, the Company's equity-based compensation expense could be materially different in the future.

Since the Company's common stock has no significant public trading history, and the Company has experienced no significant option exercises in its history, the Company is required to take an alternative approach to estimating future volatility and estimated life and the future results could vary significantly from the Company's estimates. The Company compiled historical volatilities over a period of 2 to 7 years of 15 small-cap medical companies traded on major exchanges and 10 mid-range medical companies on the OTC Bulletin Board and combined the results using a weighted average approach. In the case of ordinary options to employees the Company determined the expected life to be the midpoint between the vesting term and the legal term. In the case of options or warrants granted to non-employees, the Company estimated the life to be the legal term unless there was a compelling reason to make it shorter.

When an option or warrant is granted in place of cash compensation for services, the Company deems the value of the service rendered to be the value of the option or warrant. In most cases, however, an option or warrant is granted in addition to other forms of compensation and its separate value is difficult to determine without utilizing an option pricing model. For that reason the Company also uses the Black-Scholes option-pricing model to value options and warrants granted to non-employees, which requires the input of significant assumptions including an estimate of the average period the investors or consultants will retain vested stock options and warrants before exercising them, the estimated volatility of the Company's common stock price over the expected term, the number of options and warrants that will ultimately be forfeited before completing vesting requirements, the expected dividend rate and the risk-free interest rate. Changes in the assumptions can materially affect the estimate of fair value of stock-based consulting and/or compensation and, consequently, the related expense recognized.

Since the Company has limited trading history in its stock and no first-hand experience with how its investors and consultants have acted in similar circumstances, the assumptions the Company uses in calculating the fair value of stock-based payment awards represent its best estimates, which involve inherent uncertainties and the application of management's judgment. As a result, if factors change and the Company uses different assumptions, the Company's equity-based consulting and interest expense could be materially different in the future.

Valuation and accounting for options and warrants

The Company determines the grant date fair value of options and warrants using a Black-Scholes option valuation model based upon assumptions regarding risk-free interest rate, expected dividend rate, volatility and estimated term.

On July 1, 2016, the Company issued inducement stock options in accordance with NASDAQ listing rule for 40,000 shares of common stock, par value $0.01 at $3.75 per share to the Company’s newly hired Vice President of Sales. The options will vest in six equal increments: on the first, second, third, fourth, fifth and sixth quarters of the hiring date anniversary.

On October 4, 2016, the Company issued 400,000 shares of common stock, par value $0.01, to be held in escrow in connection with the Company’s Partnership and Exclusive Reseller Agreement with GLG Pharma, LLC.

For grants of stock options and warrants in 2016 the Company used a 1.46% to 2.45% risk free interest rate, 0% dividend rate, 59% to 66% volatility and estimated terms of 5 to 10 years. Value computed using these assumptions ranged from $1.6329 to $3.7195 per share.

On April 19, 2017, the Company terminated the Company’s Partnership and Exclusive Reseller Agreement with GLG Pharma, LLC and thereby received 400,000 shares of common stock, par value $0.01, from escrow.

For grants of stock options and warrants in 2017 the Company used a 1.92% to 2.40% risk free interest rate, 0% dividend rate, 59% to 66% volatility and estimated terms of 5 to 10 years. Value computed using these assumptions ranged from $0.6541 to $1.5489 per share.

The following summarizes transactions for stock options and warrants for the periods indicated:

	Stock Options		Warrants
	Number of Shares	Average Exercise Price	Number of Shares	Average Exercise Price
Outstanding at December 31, 2015	31,350	$133.23	323,099	$128.40

Issued	157,982	3.14	1,487,881	0.71
Expired	(22,377)	122.13	-	-
Exercised	(1,312)	65.75	(939,879)	-

Outstanding at December 31, 2016	165,643	$11.22	871,101	$52.22

Issued	2,612,070	1.45	1,082,946	1.49
Expired	(12,730)	10.39	(2,790)	281.46
Exercised	-	-	-	-

Outstanding at December 31, 2017	2,764,983	$2.00	1,951,257	$23.74

At December 31, 2017, 1,728,264 stock options are fully vested and currently exercisable with a weighted average exercise price of $2.29 and a weighted average remaining term of 9.45 years. There are 1,253,311 warrants that are fully vested and exercisable. Stock-based compensation recognized in 2017 and 2016 was $1,892,159 and $165,271, respectively. The Company has $1,139,172 of unrecognized compensation expense related to non-vested stock options that are expected to be recognized over the next 24 months.

The following summarizes the status of options and warrants outstanding at December 31, 2017:

Range of Exercise Prices	Shares	Weighted Average Remaining Life
Options:
$1.01	124,358	10.00
$1.454	17,200	9.75
$1.47	2,456,226	9.48
$2.10	14,286	9.25
$2.25	293	8.65
$2.42	24,768	8.38
$2.80	57,145	9.01
$3.75	44,000	8.50
$4.125	3,636	8.75
$4.1975	7,147	8.72
$4.25	3,529	8.25
$5.125	3,902	8.69
$65.75	190	7.40
$73.50	1,157	8.01
$77.50	2,323	7.50
$80.25	187	7.75
$86.25	232	7.25
$131.25	81	4.69
$148.125	928	5.21
$150.00	1,760	4.63
$162.50	123	7.01
$206.25	121	6.75
$248.4375	121	5.54
$262.50	130	5.54
$281.25	529	5.04
$318.75	3	5.35
$346.875	72	6.25
$431.25	306	6.19
$506.25	188	6.00
$596.25	42	5.75
Total	2,764,983

Warrants
	$1.07	697,946	4.85
	$2.25	385,000	4.06
	$4.46	756,999	3.92
	$93.75	2,255	0.19
	$123.75	94,084	2.67
	$150.00	4,114	0.20
	$225.00	107	0.07
	$243.75	2,529	1.59
	$281.25	3,107	0.14
	$309.375	2,850	1.61
	$309.50	222	1.85
	$337.50	178	0.46
	$371.25	944	0.41
	$506.25	59	1.12
	$609.375	862	1.09
Total		1,951,257

Stock options and warrants expire on various dates from January 2018 to December 2027.

At a special meeting of stockholders held on September 15, 2016, the Company’s stockholders (i) approved an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000 (before the reverse stock split described in the following sentence). (ii) approved an amendment to the Company’s certificate of incorporation to affect a reverse stock split of the outstanding shares of its common stock within certain limits. On September 16, 2016, the Company filed a Certificate of Amendment to its Certificate of Incorporation to affect the increase in the authorized capital stock. On October 26, 2016, the Company filed a Certificate of Amendment to its Certificate of Incorporation to affect a reverse stock split of the outstanding shares of its common stock at a ratio of one-for-twenty-five (1:25), and a proportionate decrease of the authorized common stock from 200,000,000 shares to 8,000,000 shares. The reverse stock split took effect at 5:00 p.m. New York time on October 27, 2016, and the Company’s common stock commenced trading on a post-split basis on October 28, 2016. The Company’s board of directors has determined that the Company may require additional authorized shares for anticipated equity financings, future equity offerings, strategic acquisition opportunities, and the continued issuance of equity awards under our stock incentive plan to recruit and retain key employees, and for other proper corporate purposes. As a result, the board of directors called another special meeting of the stockholders that took place on January 29, 2017. The vote, a proposal to increase the number of authorized shares of common stock from 8,000,000 shares to 24,000,000 shares of common stock under the Company’s certificate of incorporation passed. On December 28, 2017, the Company held its annual meeting. Pursuant to the meeting on January 2, 2018, the Certificate of Incorporation of the Company was amended to increase the number of authorized shares of common stock from 24,000,000 to 50,000,000 shares of common stock, $0.01 par value. Additionally, the stockholders approved an amendment to the Company’s 2012 Plan to (i) increase the reserve of shares of Common Stock authorized for issuance thereunder to 5,000,000, (ii) to increase certain threshold limits for grants, and (iii) to re-approve the performance goals thereunder. Pursuant to the annual meeting and the aforementioned approvals, and as explained in the Company’s definitive proxy statement filed with the SEC on December 4, 2017, amendments to the 2012 Plan were considered at the 2016 annual meeting but were not approved by the required vote. For options to purchase approximately 2.5 million shares granted after the 2016 annual meeting, the grantees agreed not to exercise the options prior to further stockholder approval of an increase in the reserve under the 2012 Plan. As a result of the stockholder approval of the amendments at the 2017 annual meeting, these restrictions on exercise were removed on December 28, 2017. Due to the removal of this restriction on exercise, the Company recognized a non-cash charge for compensation expense of approximately $1.9 million in the fourth quarter of 2017.

Stock Options and Warrants Granted by the Company

The following table is the listing of stock options and warrants as of December 31, 2017 by year of grant:

Stock Options:
Year	Shares	Price
2011	173		281.25
2012	1,841	131.25	–	150.00
2013	1,553	148.13	–	596.25
2014	835	162.50	–	431.25
2015	4,088	65.75	–	86.25
2016	144,423	2.25	–	5.13
2017	2,612,070	1.01	–	2.10
Total	2,764,983	$1.01	–	596.25

Warrants:
Year	Shares	Price
2013	10,705	93.75	–	371.25
2014	6,455	243.75	–	609.38
2015	94,152	0.00	–	243.75
2016	756,999		4.46
2017	1,082,946	1.07	–	2.25
Total	1,951,257	$0.00	–	609.38

NOTE 4– NOTES RECEIVABLE

In July 2017, the Company began to advance funds to CytoBioscience for working capital for CytoBioscience’s business. All the notes receivable bear simple interest at 8% and are due in full on December 31, 2017. All the notes are covered by a security interest in all of CytoBioscience’s accounts receivable and related rights in connection with all of the advances. The principal amount of the secured promissory notes receivable from CytoBioscience totaled $1,070,000 as of December 31, 2017. In March 2018, the Company executed a new note replacing all previous CytoBioscience notes for $1,112,524, plus interest paid monthly at the per annum rate of eight percent (8%) on the principal amount. The secured note has a term of two years with the unpaid principal and unpaid accrued interest due and payable on February 28, 2020.

The Company advanced $600,000 for working capital for Helomics’ business. The notes receivable bear simple interest at 8% and is due in full on April 30, 2018. Additionally, in December 2017, the Company advanced $67,512.10 to De Lage Landen as fifty percent (50%) down payment for a lease to purchase certain equipment. The note is covered by a security interest in certain equipment of Helomics. In March 2018, the Company converted $500,000 of the note receivable into 833,333 shares of common stock for an additional 5% interest in Helomics Corporation. The Company now has an equity stake in Helomics totaling 25%. The Company is currently negotiating terms for payment on the remaining $167,512.10 plus interest.

NOTE 5 - LOSS PER SHARE

The following table presents the shares used in the basic and diluted loss per common share computations:

	Year Ended December 31,
	2017	2016
Numerator:
Net loss available in basic and diluted calculation	$(7,746,593)	$(6,526,014)
Other comprehensive income:
Unrealized gain (loss) from marketable securities	-	1,501
Comprehensive (loss)	(7,746,593)	(6,524,513)
Denominator:
Weighted average common shares outstanding-basic	6,362,989	2,823,345

Effect of dilutive stock options, warrants and preferred stock (1)	-	-

Weighted average common shares outstanding-basic	6,362,989	2,823,345

Loss per common share-basic and diluted	$(1.22)	$(2.31)

(1) The number of shares underlying options and warrants outstanding as of December 31, 2017 and December 31, 2016 are 4,716,240 and 1,036,744, respectively. The number of shares underlying the preferred stock as of December 31, 2017 is 79,246 for Series B Convertible and 647,819 for Series C Convertible. The effect of the shares that would be issued upon exercise of such options, warrants and preferred stock has been excluded from the calculation of diluted loss per share because those shares are anti-dilutive.

NOTE 6– INCOME TAXES

The provision for income taxes consists of an amount for taxes currently payable and a provision for tax consequences deferred to future periods. Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Tax Reform Act was enacted December 22, 2017. Effective January 1, 2018 the Tax Reform Act reduced corporate income tax rates from 34% to 21%. Other changes effect operating loss carry-forwards and carrybacks, as well as a repeal of the corporate alternative minimum tax. As a result of the Tax Reform Act, deferred tax assets and liabilities will be re-measured to account for the lower tax rates.

There was no income tax impact from the re-measurement due to the 100% valuation allowance on the Company’s deferred tax assets. There is no federal or state income tax provision in the accompanying statements of operations due to the cumulative operating losses incurred and 100% valuation allowance for the deferred tax assets.

During September 2013, the Company experienced an "ownership change" as defined in Section 382 of the Internal Revenue Code which could potentially limit the ability to utilize the Company’s net operating losses (NOLs). The Company may have experienced additional “ownership change(s)” since September 2013, but a formal study has not yet been performed. The general limitation rules allow the Company to utilize its NOLs subject to an annual limitation that is determined by multiplying the federal long-term tax-exempt rate by the Company’s value immediately before the ownership change.

At December 31, 2016, the Company had approximately $30.9 million of gross NOLs to reduce future federal taxable income, the majority of which are expected to be available for use in 2017, subject to the Section 382 limitation described above. The federal NOLs will expire beginning in 2022 if unused. The Company also had approximately $13.0 million of gross NOLs to reduce future state taxable income at December 31, 2016, which will expire in years 2022 through 2037 if unused. The Company's net deferred tax assets, which include the NOLs, are subject to a full valuation allowance. At December 31, 2016, the federal and state valuation allowances were $10.7 million and $0.2 million, respectively.

At December 31, 2017, the Company had approximately $34.5 million of gross NOLs to reduce future federal taxable income, the majority of which are expected to be available for use in 2018, subject to the Section 382 limitation described above. The federal NOLs will expire beginning in 2022 if unused. The Company also had approximately $12.2 million of gross NOLs to reduce future state taxable income at December 31, 2017, which will expire in years 2022 through 2037 if unused. The Company's net deferred tax assets, which include the NOLs, are subject to a full valuation allowance. At December 31, 2017, the federal and state valuation allowances were $7.4 million and $0.2 million, respectively. The reduction in net deferred tax assets and corresponding valuation allowance from the prior period is a result of re measuring the Company’s deferred tax assets and liabilities at the new lower enacted rate.

The valuation allowance has been recorded due to the uncertainty of realization of the benefits associated with the net operating losses. Future events and changes in circumstances could cause this valuation allowance to change.

The components of deferred income taxes at December 31, 2017 and December 31, 2016 are as follows:

	December 31, 2017	December 31, 2016

Deferred Tax Asset:
Net Operating Loss	$7,393,100	$10,755,000
Other	215,843	189,000
Total Deferred Tax Asset	7,608,943	10,944,000
Less Valuation Allowance	7,608,943	10,944,000
Net Deferred Income Taxes	$—	$—

NOTE 7 – RENT OBLIGATION

Our corporate offices are located at 2915 Commers Drive, Suite 900, Eagan, Minnesota 55121. On November 22, 2017, the Company signed a second amendment to our lease last amended on January 28, 2013. The lease as amended has a three-year term effective February 1, 2018 ending January 31, 2021. We lease 5,773 square feet at this location, of which 2,945 square feet is used for office space and 2,828 is used for manufacturing. Our lease is effective through January 31, 2021. We expect that this space will be adequate for our current office and manufacturing needs. Rent expense was $66,122 and $66,239 for 2017 and 2016, respectively.

The Company’s rent obligation for the next four years are as follows:

2018	$39,000
2019	$40,000
2020	$42,000
2021	$3,000

NOTE 8 - RELATED PARTY TRANSACTIONS

The Audit Committee has the responsibility to review and approve all transactions to which a related party and the Company may be a party prior to their implementation, to assess whether such transactions meet applicable legal requirements.

One of the Company’s directors, Richard L. Gabriel, is the Chief Operating Officer and serves as a director of GLG Pharma (“GLG”). Another Company director, Tim Krochuk, is on the supervisory board for GLG. In September 20, 2016, the Company entered into a partnership and exclusive reseller agreement with GLG. Under the terms of the agreement, GLG would develop rapid diagnostic tests that utilize fluid and tissue collected by the STREAMWAY System during procedures. The Company agreed to issue an aggregate of 400,000 shares of common stock to GLG in four separate tranches of 100,000 shares of common stock in each tranche. The shares reserved in each tranche would be released after the achievement of certain development milestones designated in the agreement. In addition, the Company would pay a royalty to GLG on the sale of individual tests. Also, on November 1, 2016, the Company announced that it agreed to grant GLG exclusive rights to market and distribute the STREAMWAY System in the U.K. On November 2, 2016, the Company announced that it agreed to grant GLG the same rights in Poland and certain other countries in Central Europe. In April 2017, the partnership and exclusive reseller agreement and the distribution agreements between the Company and GLG were terminated.

NOTE 9 – RETIREMENT SAVINGS PLANS

We have a pre-tax salary reduction/profit-sharing plan under the provisions of Section 401(k) of the Internal Revenue Code, which covers employees meeting certain eligibility requirements. In fiscal 2016, and again in 2017, we matched 100%, of the employee’s contribution up to 4.0% of their earnings. The employer contribution was $29,952 and $33,143 in 2017 and 2016. There were no discretionary contributions to the plan in 2017 and 2016.

NOTE 10 – SUPPLEMENTAL CASH FLOW DATA

Cash payments for interest were $0 and $3 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.

NOTE 11 – SUBSEQUENT EVENTS

In January 2018, the Company completed a firm commitment underwritten public offering of 2,900,000 Units at an offering price of $0.95 per Unit, with each Unit consisting of one share of the Company’s Common Stock and 0.3 of a Series E Warrant, with each whole Series E Warrant purchasing one share of common stock at an exercise price of $1.00 per whole share. The shares of Common Stock and Series E Warrants were immediately separable and were issued separately. Gross proceeds were approximately $2,755,000, before deducting expenses. The Company granted the underwriter a 45-day option to purchase an additional (i) up to 290,000 additional shares of Common Stock at the public offering price per Unit less the price of the Series E Warrant included in the Units and less the underwriting discount and/or (ii) additional Series E Warrants to purchase up to 87,000 additional shares of common stock at a purchase price of $0.001 per Series E Warrant to cover over-allotments, if any. On February 21, 2018, the underwriter exercised on 215,247 shares of common stock, par value $0.01, at $0.9497 per share as described in the Underwriting Agreement. The Company received net proceeds of $188,066 after deductions of $16,354 representing the Underwriter’s discount of 8% of the purchase price of the shares.

On January 11, 2018, the Company entered into a share exchange agreement with Helomics Holding Corporation. Pursuant to the share exchange agreement Helomics issued 2,500,000 shares of its Series A Preferred Stock in exchange for 1,100,000 shares of Skyline’s common stock. Under the share exchange agreement, the Company has the right to convert $500,000 in secured notes into another 5% of Helomics’ outstanding shares, which would result in the Company owning 25% of Helomics outstanding stock. The secured notes are related to the Company’s previous loans of $500,000 to Helomics. The Skyline shares are being held in escrow by Corporate Stock Transfer, Inc. as escrow agent. While the Skyline shares are held in escrow, they will be voted as directed by the Company’s board of directors and management. The Skyline shares will be released to Helomics following a determination that Helomics’ revenues in any 12-month period have been equal or greater than $8,000,000. The Helomics Preferred Stock issued to the Company is convertible into an aggregate of 20% of the outstanding capital stock of Helomics. In addition, the terms of the Helomics Preferred Stock include certain protective provisions that require consent of the Company before Helomics may take certain actions, including issuing preferred stock senior to the Helomics Preferred Stock or entering into fundamental corporate transactions. The Company also has certain anti-dilution protections and the right to receive dividends.

On February 22, 2018, the Company completed a conversion of a portion of the principal amount of Notes owed by Helomics Holding Corporation and received an assignment of intellectual property. Immediately prior to the conversion, Helomics owed the Company $667,512.50. The Company converted $500,000 of the principal amount, including accrued interest thereon, into 833,333 shares of Common Stock of Helomics. Prior to the issuance of the Conversion Shares, the outstanding capital stock of Helomics consists of 2,500,000 shares of Series A Preferred Stock owned by Precision and 10,000,000 shares of Common Stock. After the issuance of the Conversion Shares and upon full conversion of its Series A Preferred Stock, Precision now owns 3,333,333 shares of Helomics Common Stock, which represents 25% of the 13,333,333 now-outstanding shares of Helomics Common Stock. In consideration of the conversion, Helomics assigned to Precision all Helomics’ right, title and interest in the name “Precision Therapeutics”, including any related trademarks, trade names, logos and domain names, as well as all related artwork and other creative content related thereto. There will be a balance of $167,512.50 in Principal Amount remaining outstanding to the Company, which will remain subject to repayment with interest, consistent with the original terms of the Note. The Security Agreement shall remain in full force and effect with respect to the remaining balance of the Principal Amount.

On February 27, 2018, the Company formed a wholly owned subsidiary, TumorGenesis Inc., to develop the next generation of patient derived (“PDx”) tumor models for precision cancer therapy and drug development. The Company formed TumorGenesis Inc., to develop a new rapid approach to growing tumors in the laboratory, which essentially “fools” the cancer cells into thinking they are still growing inside the patient. This approach will provide a much more relevant model of the patient tumor that may be used for testing of drugs for personalized therapy or for the development of new drugs. Testing of the TumorGenesis PDx tumors will take place in collaboration with Helomics, in which Precision Therapeutics has a 25% equity stake. The Company is currently in negotiations to license their technology to advance TumorGenesis’s strategic plan. The Company has already executed license agreements with 48Hour Discovery Inc. and SyntArray, Inc.

NOTE 12 – INVESTMENT SECURITIES AND OTHER COMPREHENSIVE INCOME (LOSS)

The cost and fair values of investment securities available-for-sale at December 31, 2016 were as follows:

	December 31, 2016
Note Description	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Mutual Funds	$282,828	$1,501	$-	$284,329

HELOMICS HOLDING CORPORATION
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2018

Helomics Holding Corporation and Subsidiaries
Condensed Consolidated Balance Sheet
For the six months ended June 30, 2018 and for year ended December 31, 2017

	6/30/2018 (Unaudited)	12/31/2017 (derived from 2017 audited financial statements)
Current Assets:
Cash & Cash Equivalents	$528,889	$45,016
Accounts Receivable, net	133,709	424,299
Inventories, net	38,124	40,279
Prepaid Expenses	13,825	7,567

Total Current Assets	714,547	517,161

Fixed Assets, net	1,799,669	2,398,844
Intangible, net	167,789	174,803
Equity Investment	1,243,000	-

Total Assets	$3,925,005	$3,090,808

Current Liabilities:
Accounts Payable	$1,661,049	$2,251,751
Accrued Expenses	701,476	682,170
Capital Leases - Short Term	43,051	85,840
Notes Payable - Precision Therapeutics	167,512	667,512
Notes Payable - Senior Promissory, $7,615,993 face value, plus interest, net of discount	5,649,023	3,461,995
Derivative Liability	-	1,153,998

Total Current Liabilities	8,222,112	8,303,266

Capital Leases - Long Term	-	5,258

Total Liabilities	8,222,112	8,308,524

Stockholders’ Deficit
Preferred Stock, 5mm authorized, 2.5mm and 0 outstanding, respectively	2,500	-
Common Stock, $.001 par value, 50mm authorized, 10.8mm and 10mm outstanding, respectively	10,833	10,000
Additional Paid In Capital	5,249,867	1,210
Accumulated Deficit	(9,758,306)	(5,228,926)
Accumulated other comprehensive income	198,000	-

Total Stockholders’ Deficit	(4,297,107)	(5,217,716)

Total Liabilities and Stockholders’ Deficit	$3,925,005	$3,090,808

Helomics Holdings Corporation and Subsidiaries
Condensed Consolidated Statement of Operations
For the six months ended June 30, 2018 and June 30, 2017
(Unaudited)

	For the Six Months Ended
	06/30/18	06/30/17
Revenue	$215,055	$771,751

Cost of Goods Sold	143,430	203,103

Gross Margin	71,625	568,648

General & Administrative Expense	1,725,925	2,220,691

Operations Expense	957,568	1,808,010

Sales & Marketing Expense	179	8,000

Total Expense	2,683,672	4,036,701

Net Loss on Operations	(2,612,047)	(3,468,053)

Interest Expense	1,917,333	9,467

Net Loss	$(4,529,380)	$(3,477,520)
Other Comprehensive Gain	198,000	-
Comprehensive Loss	$(4,331,380)	$(3,477,520)

Helomics Holdings Corporation and Subsidiaries

Condensed Consolidated Statement of Equity

(Unaudited)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Paid-In Capital	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance at 12/31/16	-	$-	10,000,100	$10,000	$1,210	$-	$1,720,279	$1,731,489

Net Loss							(3,477,520)	(3,477,520)
	-	-	-	-
Balance at 06/30/17	-	-	10,000,100	10,000	1,210	-	(1,757,241)	(1,746,031)
Balance at 12/31/17	-	-	10,000,100	10,000	1,210	-	(5,228,926)	(5,217,716)
Issuance of Preferred Stock, 2,500,000 shares, $.001 per share	2,500,000	2,500			1,042,500			1,045,000
Issuance of Common Stock, 833,333 shares, $.001 per share			833,333	833	499,167			500,000
Warrants Issued w/Convertible Notes					3,706,990			3,706,990
Unrealized gains on equity investment						198,000		198,000
								-
Net Loss							(4,529,380)	(4,529,380)

Balance at 06/30/18	2,500,000	$2,500	10,833,433	$10,833	$5,249,867	$198,000	$(9,758,306)	$(4,297,106)

Helomics Holding Corporation and Subsidiaries

Condensed Consolidated Statement of Cash Flows

June 30, 2018 (Unaudited)

	06/30/18	06/30/17
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,529,380)	$(3,477,520)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt issuance costs	1,740,019	-
Depreciation and amortization	606,190	822,196
Changes in operating assets and liabilities:
Receivables	290,590	109,193
Prepaid expenses & other assets	(6,258)	66,428
Inventories	2,155	7,921
Accounts payable and accrued liabilities	(571,396)	21,432

Net Cash Used In Operating Activities	(2,468,081)	(2,450,350)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from senior promissory notes	3,000,000	2,182,107
Payments on capital leases	(48,047)	(43,040)

Net Cash Provided by Financing Activities	2,951,953	2,139,067

Net Increase/(Decrease) In Cash And Cash Equivalents	483,872	(311,283)

CASH AND CASH EQUIVALENTS
Beginning of period	45,016	394,468

End of period	$528,889	$83,186

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION
Cash paid during the period for interest	$4,588	$8,355

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES
Conversion of debt to common stock	$500,000	$-

HELOMICS HOLDING CORPORATION and Subsidiaries

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

NOTE 1 - ORGANIZATION

A.	NATURE OF OPERATIONS AND CONTINUANCE OF OPERATIONS

Helomics Holding Corporation (Company or Helomics) was originally incorporated on November 15, 2016 in Delaware as Helomics Corporation. The Company commenced its operations on December 7, 2016, when Helomics Holding Corporation, through its wholly-owned subsidiary Helomics Intermediate Corporation, acquired all of the outstanding shares of the Helomics Corporation. Helomics® is a personalized medicine company providing an actionable roadmap for patients and their oncologist to guide therapy and positively impact patient outcomes. Helomics has a highly valuable asset in the form of actionable big data on patients with cancer that details how their tumors respond to chemotherapy. The Company’s business model consists of three complementary pillars, all of which are currently revenue- generating and have growth strategies in place. The Company’s initial pillar is the Precision Oncology Insights business, which involves comprehensive tumor profiling, using the power of Artificial Intelligence and the D-CHIP, to provide a personalized oncology roadmap for patients and their oncologists. The Company’s second pillar offers boutique CRO (Contract Research Organization) services that leverage the Company’s TruTumor™, patient-derived tumor models coupled to a wide range of multi-omics assays (genomics, proteomics and biochemical), and a proprietary bioinformatics platform (D-CHIP) to provide a tailored solution to the Company’s client’s specific needs. The Company’s third pillar, the D-CHIP bioinformatics, is a proprietary Artificial Intelligence-powered bioinformatics engine that provides actionable insights from the rich patient data Helomics collects as part of its diagnostic business. Pharma and diagnostics companies use the D-CHIP to aid disease diagnosis or drive patient selection for clinical trials.

Helomics is specifically attentive toward oncology insights for six specific cancers (ovarian, breast, pancreatic, colon, lung and brain cancer), and the Company intends to be the world leader in the artificial intelligence for those six cancers, providing actionable data that can facilitate the development of precision therapies.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses from operations and was purchased by a new ownership group on December 7, 2016. The Company has experienced negative cash flows from operations since inception, and operations have been funded by debt and equity issuances. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not contain any adjustments to reflect the possible future effects of the recoverability or classification of assets or the amounts and classifications of liabilities that may result.

The Company plans to raise additional capital to fund operations through equity issuances after the completion of the merger (see Note 13) through the parent company, Precision Therapeutics.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies applied by management in the preparation of the accompanying financial statements follows:

A.	PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Helomics Holding Corporation, and its subsidiaries, Helomics Intermediate Corporation, and Helomics Corporation. All material intercompany accounts and transactions have been eliminated in consolidation.

B.	ACCOUNTING POLICIES AND ESTIMATES

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C.	ADVERTISING

Advertising costs are expensed as incurred. Advertising expenses were $179 for the six months ended June 30, 2018 and $8,000 for the six months ended June 30, 2018 and the six months ended June 30, 2017, respectively.

D.	RESEARCH AND DEVELOPMENT

Research and development costs are charged to operations as incurred. There were no research and development costs incurred for the six months ended June 30, 2018 and year ended December 31, 2017.

E.	REVENUE RECOGNITION

The Company recognizes revenue in accordance with ASC 605 - Revenue Recognition.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company recognizes revenue when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured.

F.	CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximate fair value. The Company at times maintains cash balances at financial institutions in excess of the amounts insured by the Federal Deposit Insurance Corporation. The Company believes it has placed its cash with high credit quality financial institutions and does not believe it is exposed to any significant credit risk.

G.	FAIR VALUE MEASUREMENTS

Under generally accepted accounting principles as outlined in the FASB’s ASC 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting standards ASC 820 establishes a three-level fair value hierarchy that prioritizes information used in developing assumptions when pricing an asset or liability as follows:

Level 1 - Observable inputs such as quoted prices in active markets for identical assets and liabilities,

Level 2 - Inputs other than quoted prices in active markets, that are observable either directly or indirectly for similar assets and liabilities; and

Level 3 - Unobservable inputs where there is little or no market data, which requires the reporting entity to develop its own assumptions.

The Company uses observable market data, when available, in making fair value measurements. Fair value measurements are classified according to the lowest level input that is significant to the valuation. The carrying amounts of our cash, accounts receivable and accounts payable approximated fair value at June 30, 2018 and December 31, 2017 due to their short-term nature (Level 1). The Company has classified the embedded derivative instrument as a Level 3 financial instrument in the Fair Value Hierarchy at December 31, 2017. The Company has no Level 3 financial instruments at June 30, 2018 as the convertible notes were exercised during 2018 and no longer contain an embedded derivative instrument (See Note 4).

H.	RECEIVABLES

Receivables are reported at the amount the Company expects to collect on balances outstanding. The Company provides for probable uncollectible amounts through charges to earnings and credits to the valuation based on management’s assessment of the current status of individual accounts, changes to the valuation allowance have not been material to the financial statements.

I.	INVENTORIES

Inventories are stated at the lower of cost or net realizable value, with cost determined on a first-in, first- out basis. Inventory balances are as follows:

	June 30,	December 31,
	2018	2017
Lab Operating Supplies	$68,200	$72,022
Inventory Reserve	(30,076)	(31,743)
Total	$38,124	$40,279

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

J. PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets. Estimated useful asset life by classification is as follows:

	Years
Computer Equipment & Software		3
Leasehold Improvements		5
Laboratory Equipment	5	-	7
Furniture & Fixtures		3

The Company’s investment in fixed assets consists of the following:

	June 30,	December 31,
	2018	2017
Computer Equipment & Software	$459,181	$459,181
Leasehold Improvements	56,154	56,154
Laboratory Equipment	3,432,523	3,432,523
Furniture & Fixtures	194,710	194,710
Total	4,142,568	4,142,568
Less: Accumulated Depreciation	(2,342,899)	(1,743,724)
Total Fixed Assets, net	$1,799,669	$2,398,444

Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.

Depreciation expense was $599,176 for the six months ended June 30, 2018 and $822,196 for the six months ended June 30, 2017.

K. INTANGIBLE ASSETS

Intangible assets consist of trademarks and patent costs. Amortization expense was $7,014 for the six months ended June 30, 2018 and $0 for the six months ended June 30, 2017. The assets are amortized over eighteen years and are reviewed for impairment annually, and impairment losses, if any, are charged to operations when identified.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company reviews identifiable intangible assets for impairment in accordance with ASC 350 - Intangibles - Goodwill and Other, whenever events or changes in circumstances indicate the carrying amount may not be recoverable. The Company’s intangible assets are currently solely the costs of obtaining trademarks from the Company’s acquisition of Helomics. Events or changes in circumstances that indicate the carrying amount may not be recoverable include, but are not limited to, a significant change in the medical device marketplace and a significant adverse change in the business climate in which the Company operates. If such events or changes in circumstances are present, the undiscounted cash flows method is used to determine whether the intangible asset is impaired. Cash flows would include the estimated terminal value of the asset and exclude any interest charges. If the carrying value of the asset exceeds the undiscounted cash flows over the estimated remaining life of the asset, the asset is considered impaired, and the impairment is measured by reducing the carrying value of the asset to its fair value using the discounted cash flows method. The discount rate utilized is based on management’s best estimate of the related risks and return at the time the impairment assessment is made. Based on the Company's evaluation, no impairment expense has been recognized for the six-month period ended June 30, 2018 or 2017.

L.	INCOME TAXES

The Company accounts for income taxes in accordance with ASC 740- Income Taxes (ASC 740). Under ASC 740, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company reviews income tax positions expected to be taken in income tax returns to determine if there are any income tax uncertainties. The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by taxing authorities, based on technical merits of the positions. The Company has identified no income tax uncertainties.

Tax years subsequent to 2014 remain open to examination by federal and state tax authorities.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (Tax Reform Act) was signed into law, making significant changes to the Internal Revenue Code. Changes include a reduction in the corporate tax rates, changes to operating loss carry-forwards and carrybacks, and a repeal of the corporate alternative minimum tax. The legislation reduces the U.S. corporate income tax rates from 34% to 21%. As a result of the enacted law, the Company is required to revalue its deferred tax assets and liabilities at the new enacted rate.

M.	PATENTS AND INTELLECTUAL PROPERTY

All Patents and IP in use by the Company are currently owned by Healthcare Royalty Partners (former owners) and are being used by Helomics in accordance with the Merger Agreement between Helomics and HealthCare Royalty Partners. The Company agreed to a term sheet for a nonexclusive license agreement on the patented ChemoFx technology. Terms were for an 8% royalty on net sales of ChemoFx. As of the date of this report, the license agreement has not been finalized, and no accrued royalty has been recognized.

N.	RISKS AND UNCERTAINTIES

The Company is subject to risks common to companies in the clinical diagnostic and service industry, including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with regulations of the FDA and other governmental agencies.

O.	RecentLY ISSUED Accounting PRONOUNCEMENTS

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers and created a new topic in the FASB Accounting Standards Codification (ASC), Topic 606, and has since amended the standard with ASU 2015-14, “Revenue from Contracts with Customers: Deferral of the Effective Date” (ASU 2016-08), “Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” (ASU 2016-10), “Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing” (ASU 2016-12), “Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients” (ASU 2017-13). These new standards provide a single comprehensive revenue recognition framework for all entities and supersedes nearly all existing U.S. GAAP revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity should recognize revenue in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is designed to create greater comparability for financial statement users across industries and also requires enhanced disclosures. The amendments are effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period. Early application is permitted. The FASB will allow two adoption methods, the full retrospective and modified retrospective approaches. This standard will be effective for the Company for all contracts with customers existing as of January 1, 2019. We do not expect that implementation in the first quarter of 2019 using the modified retrospective approach will have a material effect on revenue, gross margin or operating income.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (ASU 2016-01). The standard changes how entities measure certain equity investments and present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. Under the new guidance, entities will be required to measure equity investments that do not result in consolidation and are not accounted for under the equity method at fair value and recognize any changes in fair value in net income unless the investments qualify for the new practicability exception. The standard is effective for fiscal years beginning after December 15, 2018 including interim periods within those fiscal years. The Company does not believe that the adoption of this guidance will have a material impact on its financial statements and disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842 (ASU 2016-02), which requires lessees to put most leases on their balance sheets but recognize the expenses on their income statements in a manner similar to current practice. The standard states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. The standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating the timing of its adoption and the impact that the updated standard will have on its financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to address diversity in how certain cash receipts and cash payments are presented and classified in the statements of cash flows. The amendments are effective for non-public business entities for fiscal years beginning after December 15, 2018. The amendments should be applied using a retrospective transition method to each period presented. If retrospective application is impractical for some of the issues addressed by the update, the amendments for those issues would be applied prospectively as of the earliest date practicable. Early adoption is permitted, including adoption in an interim period. The Company does not expect the adoption of ASU 2016-15 to have a material impact on its financial statements.

P. RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

In July 2017, FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. The amendments in this update are intended to simplify the accounting for certain equity-linked financial instruments and embedded features with down round features that result in the strike price being reduced on the basis of the pricing of future equity offerings. Under the new guidance, a down round feature will no longer need to be considered when determining whether certain financial instruments or embedded features should be classified as liabilities or equity instruments. That is, a down round feature will no longer preclude equity classification when assessing whether an instrument or embedded feature is indexed to an entity's own stock. In addition, the amendments clarify existing disclosure requirements for equity-classified instruments. These amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2019, with early adoption permitted. The Company early adopted the applicable amendments in 2017 on a retrospective basis, which permitted the Company to classify the warrants issued along with its Convertible Promissory Notes containing such down round provisions as equity instruments within stockholders’ equity.

The Company reviewed all other significant newly issued accounting pronouncements and determined they are either not applicable to its business or that no material effect is expected on its financial position and results of its operations.

NOTE 3 – PREVIOUS OWNERSHIP CHANGE

On December 7, 2016, all of the Company’s outstanding shares of stock were purchased by Helomics Holding Corporation. In exchange for the shares received, Helomics Holding Corporation agreed to pay the seller, HealthCare Royalty Partners LP, the principal sum of $1,747,204, plus the subsequent payroll amount funded post sale, in the form of a promissory note. The promissory note carried a term of ninety (90) days with an interest rate of 5% per annum. Any unpaid balance of principal and interest past ninety (90) days would carried an interest charge of 15% per annum. In 2017, the Company agreed to assume additional payables that originally were retained by Health Care Royalty Partners in the acquisition, in exchange for forgiving the remaining balance of the note. As a result, on October 18, 2017, the Company recognized additional liabilities of $615,108, and recognized a gain of $215,516 for the difference in the additional amount assumed, and the open principal balance of the note.

NOTE 4 - SENIOR PROMISSORY NOTES

Commencing on December 7, 2016 and through September 19, 2017, the Company, through a series of transactions with various investors, raised $3,461,995 through the sale of convertible promissory notes with various maturity dates that could be extended by the Company with an automatic conversion feature in the event of qualified financing. The Company issued warrants equal to 1% of the offering price to note holders to purchase shares of common stock at an exercise price of $1.00 per share. In connection with the offering, the Company paid the placement agent a placement agent fee of 8% of the gross proceeds received in the offering, 5% net payout of which was paid to the placement agent's brokers in connection with the offering. Additionally, the Company issued placement agent warrants to purchase 20% of the aggregate number of common stock purchase warrants sold in the offering, with an exercise price of $0.01 per share.

Between the period of January 5, 2018 and April 18, 2018, through a series of transactions with various investors, the Company raised $3,000,000 through the sale of senior promissory notes. The issuance of these senior notes triggered a qualified financing event and thus the convertible promissory notes issued in 2016 and 2017 were converted into the senior promissory notes. As a result of this conversion the original notes totaling $3,461,995 converted to $4,615,993 of senior promissory notes. In addition, the Company was required to issue an additional 5,769,992 warrants to purchase common stock of the Company. The terms of the convertible promissory notes for the year ended December 31, 2017, prior to conversion, included maturity dates ranging from June 30, 2018 to September 20, 2018 and bore no interest.

NOTE 4 - SENIOR PROMISSORY NOTES (Continued)

At June 30, 2018 and December 31, 2017, outstanding convertible promissory notes consisted of:

	June 30,	December 31,
	2018	2017
Convertible Debt	$7,615,993	$3,461,995
Debt Discounts - Warrants	(1,966,970)	-
	$5,649,023	$3,461,995

NOTE 5 - NOTES PAYABLE - PRECISION THERAPEUTICS

Between October and December 2017, the Company received funds totaling $600,000 in the form of promissory notes from Precision Therapeutics (formerly Skyline Medical). In addition, Precision Therapeutics also funded a down payment of $67,512 for laboratory equipment that was received by the Company in December 2017. In total, the amount of $667,512 was collateralized by equipment owned by the Company in excess of $700,000, and the secured promissory notes bear interest of 8% per annum. In January 2018 $500,000 of these notes were converted into common stock. Remaining amounts are due on demand.

NOTE 6 - EQUITY

On December 6, 2016, the Company amended its Certificate of Incorporation to increase the authorized shares of its common stock, $.001 par value, to 50,0000,000 shares from 1,000,000 shares and increase the authorized shares of its preferred stock, .001 par value, to 5,000,000 shares from 100,000 shares.

Common Stock

At June 30, 2018 and December 31, 2017, the Company had issued and outstanding 10,833,433 and 10,000,100 shares of its common stock, respectively.

Preferred Stock

At June 30, 2018 and December 31, 2017, the Company had issued and outstanding 2,500,000 and 0 shares, respectively. The terms of the preferred stock are described below:

NOTE 6 – EQUITY (Continued)

Voting

The preferred stockholders are entitled to vote, together with the holders of common stock as one class, on all matters to which holders of common stock shall be entitled to vote, in the same manner and with the same effect as the common stock holders.

Dividends

The holders of the preferred stock shall be entitled to receive dividends, when, as, and if declared by the board of directors, ratably with any declaration or payment of any dividend on common stock. To date there have been no dividends declared or paid by the Company.

Liquidation

The holders of the preferred stock shall be entitled to receive, before and in preference to, any distribution of any assets of the Company to the holders of common stock, an amount equal to $0.001 per share, plus any declared but unpaid dividends.

NOTE 7 - STOCK WARRANTS

Stock warrant transactions for the period December 31, 2017 through June 30, 2018 were as follows:

	Warrants	Exercise Price
Warrants outstanding & exercisable at December 31, 2017	4,154,394	$0.01 - 1.00
Investor warrants	11,769,992	1.00
Placement agent warrants	300,000	0.01
Warrants outstanding & exercisable at June 30, 2018	16,224,386	$.01 - 1.00

Exercise Price	# of Shares under Warrants
$ 0.01	992,399
$ 1.00	15,231,987

Total Warrants	16,224,386

The common stock warrants have an expiration date of five years term from issuance date and an exercise price of $1.00.

NOTE 8 - INCOME TAXES

The provision for income taxes consists of an amount for taxes currently payable and a provision for tax consequences deferred to future periods. Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Tax Reform Act was enacted December 22, 2017. Effective January 1, 2018, the Tax Reform Act reduced corporate income tax rates from 34% to 21%. Other changes effect operating loss carryforwards and carrybacks, as well as a repeal of the corporate alternative minimum tax. As a result of the Tax Reform Act, deferred tax assets and liabilities will be remeasured to account for the lower tax rates.

There was no income tax impact from the remeasurement due to the 100% valuation allowance on the Company’s deferred tax assets. There is no federal or state income tax provision in the accompanying statements of operations due to the cumulative operating losses incurred and 100% valuation allowance for the deferred tax assets.

During June 2013 and December 2016, the Company experienced an "ownership change" as defined in Section 382 of the Internal Revenue Code, which could potentially limit the ability to utilize the Company’s net operating losses (NOLs). The general limitation rules allow the Company to utilize its NOLs subject to an annual limitation that is determined by multiplying the federal long-term tax-exempt rate by the Company’s value immediately before the ownership change.

At June 30, 2018 and December 31, 2017, the Company had approximately $241,984,595 and $232,694,288 of gross NOLs to reduce future federal taxable income, subject to the Section 382 limitation described above. The federal NOLs will expire beginning in 2019 if unused. The Company's net deferred tax assets, which include the NOLs, are subject to a full valuation allowance. At December 31, 2017 and 2016, the federal and state valuation allowances were $62.9 million and $93.1 million, respectively.

The valuation allowance has been recorded due to the uncertainty of realization of the benefits associated with the net operating losses. Future events and changes in circumstances could cause this valuation allowance to change.

The Company’s federal and state tax filings, prior to and post ownership change, had not been filed therefore the Company expects to be subject to penalties and late fees for untimely filing. The Company is in the process of completing the unfiled returns, however the company has estimated the amounts to be immaterial.

NOTE 9 - LEASE OBLIGATIONS

The Company’s corporate offices are located at 91 43rd Street Pittsburgh, PA. On October 17, 2017, the Company signed a second amendment to its lease last amended on February 28, 2016. The lease, as amended, has a three-year term effective February 1, 2018, ending January 31, 2021. The Company leases 17,417 square feet at this location, of which approximately 1,000 square feet are used for office space and 16,417 square feet is used for laboratory operations. The Company expects that this space will be adequate for its current office and laboratory needs. Rent expense was $222,608 and $588,445 for the six months ended June 30, 2018 and for the year ended December 31, 2017, respectively.

The Company’s remaining rent obligation for the next four years is as follows:

Year
Ended	Amount

2018	$196,725
2019	393,450
2020	393,450
2021	32,788

Total	$1,016,413

NOTE 10 - CAPITAL LEASE OBLIGATIONS

In December 2017 the Company financed the purchase of equipment with a value of $126,120, through a capital lease arrangement of $63,095 and from a note from Precision Therapeutics of $63,095. The value of the equipment is included in the laboratory equipment within the fixed assets on the consolidated balance sheet.

Future minimum capital lease payments as of June 30, 2018 were comprised of the following:

2018	$40,727
2019	$5,488
Total of 2018 and 2019	$46,215
Less: Amounts representing interest	(3,164)

$43,051

NOTE 11 - RETIREMENT SAVINGS PLANS

The Company has a pre-tax salary reduction/profit-sharing plan under the provisions of Section 401(k) of the Internal Revenue Code, which covers employees meeting certain eligibility requirements. In fiscal 2018 and 2017, the Company matched 100%, of the employees’ contribution up to 4.0% of their earnings. The employer contribution was $10,529 and $19,461 for the six months ended June 30, 2018 and for the six months ended June 30, 2017, respectively. There were no discretionary contributions to the plan in 2018 and 2017.

NOTE 12 - SALE OF PREFERRED STOCK

On January 12, 2018, Helomics Holding Corporation issued 2,500,000 shares of its Series A Preferred Stock to Precision Therapeutics Inc. (“Precision”) in exchange for 1,100,000 shares of Precision common stock, with a market value of $0.95 per share. The shares of Helomics preferred stock are convertible into 20% of the outstanding capital stock of Helomics. The 1,100,000 shares of Precision common stock are being held in escrow for Helomics pursuant to an escrow agreement under which the shares will be released following a determination that Helomics’ revenues in any 12-month period have been equal to or greater than $8,000,000. The asset for this transaction is recorded on the balance sheet as equity investment. The Company recorded an unrealized gain on the securities of $198,000 reflective of the stock price of $1.13 at June 30, 2018.

In addition, on February 27, 2018, Precision converted $500,000 in principal amount of secured notes into 833,333 shares of Helomics common stock. The Helomics shares held by Precision, in the aggregate, represent 25% of the outstanding capital stock of Helomics on an as-converted basis.

NOTE 13 - ACQUISITION

On June 28, 2018, the Company entered into a definitive merger agreement with Precision Therapeutics Inc. to acquire the remaining stock. Under the terms of the deal, upon completion of the merger all outstanding shares of Helomics stock not already held by Precision will be converted into the right to receive a proportionate share of 4.0 million shares of newly issued Precision common stock (“Merger Shares”), and 3.5 million shares of newly issued Precision preferred stock, in addition to the 1.1 million Precision shares already issued to Helomics for Precision’s initial 20% ownership in Helomics. The merger is conditioned on at least 75% of Helomics’ $8.8 million in outstanding promissory notes being exchanged for additional shares of Precision common stock at $1.00 per share. In addition, all or a significant portion of 23.7 million Helomics warrants will be exchanged for warrants to purchase Precision common stock, at a ratio of 0.6 Precision warrants for each Helomics warrant.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

The Company has several legal claims brought against it in 2017 from vendors seeking payment on past due invoices. All claims were settled amicably, and payment plans have been agreed upon whereby the outstanding amounts will be paid in full, all of which the liability is captured in accounts payable. The Company expects no litigation in these matters and therefore believes there is no additional financial exposure, other than amounts already recorded within accounts payable. The Company does not have any other commitments or contingencies as of June 30, 2018.

NOTE 15 – SUBSEQUENT EVENTS

In October 2018 the Company received funds totaling $907,500 in the form of promissory notes from Precision Therapeutics. The promissory notes bear interest of 8% per annum and the amounts remain due on demand.

Management has evaluated subsequent events through October 26, 2018, the dates on which the consolidated financial statements were available to be issued.

HELOMICS HOLDING CORPORATION
CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2017 AND THE PERIOD FROM INCEPTION DECEMBER 7, 2016 THROUGH DECEMBER 31, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Helomics Holding Corporation and Subsidiaries

Pittsburgh, Pennsylvania

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Helomics Holding Corporation and Subsidiaries (Company) as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2017 and for the period from December 7, 2016 (inception) through December 31, 2016, and the related notes (collectively referred to as the “financial statements”). In our opinion the financial statements present fairly in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the year ended December 31, 2017, and from the period from December 7, 2016 (inception) through December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s products are being developed and have not generated significant revenues. As a result, the Company has suffered recurring losses and its liabilities exceed its assets. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the consolidated financial statements have been restated.

We have served as the Company's auditor since 2018.

Pittsburgh, Pennsylvania

August 30, 2018 (October 17, 2018, as to the effects of the restatement discussed in Note 3 and Note 5)

Helomics Holding Corporation Consolidated Balance Sheet

	December 31st
	2017 (restated)	2016
Current Assets:
Cash & Cash Equivalents	$45,016	$394,468
Accounts Receivable	424,299	326,883
Inventories	40,279	95,113
Prepaid Expenses	7,567	155,387
Other Current Assets	-	134,540

Total Current Assets	517,161	1,106,391

Fixed Assets, net	2,398,844	3,879,302
Intangible, net	174,803	188,831

Total Assets	3,090,808	5,174,524

Current Liabilities:
Accounts Payable	2,251,751	422,252
Accrued Expenses	682,170	334,465
Capital Leases - Short Term	85,840	89,027
Notes Payable - HCRP	-	1,673,513
Notes Payable - Precision Therapeutics	667,512	-
Notes Payable - Convertible	3,461,995	895,776
Derivative Liability	1,153,998	-

Total Current Liabilities	8,303,266	3,415,033

Capital Leases - Long Term	5,258	28,002

Total Liabilities	8,308,524	3,443,035

Equity:
Preferred Stock, 5mm authorized, 0 outstanding	-	-
Common Stock, $.001 par value, 50mm authorized, 10mm outstanding	10,000	10,000
Additional Paid In Capital	1,210	1,210
Retained Earnings/(Accumulated Deficit)	(5,228,926)	1,720,279

Total Stockholders Equity	(5,217,716)	1,731,489

Total Liabilities and Stockholders Equity	3,090,808	5,174,524

Helomics Holdings Corporation Consolidated Statement of Operations For the year ended December 31, 2017 and the period from Inception December 7, 2016 through December 31, 2016

	2017 (restated)	2016
Revenue	$1,578,995	$105,805

Cost of Goods Sold	323,742	98,391

Gross Margin	1,255,253	7,414

General & Administrative Expense	3,854,926	490,048

Operations Expense	3,402,550	416,463

Sales & Marketing Expense	8,500	-

Total Expense	7,265,976	906,511

Net Loss on Operations	(6,010,723)	(899,097)

Gain on Bargain Purchase Price	-	2,619,376
Gain on Settlement of Note	215,516	-
Loss on derivative instrument	(1,153,998)	-

Net (loss) Income	(6,949,205)	1,720,279

Helomics Holdings Corporation Changes in Stockholders' Equity

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Paid In Capital	Ret. Earnings/ (Accum Deficit)	Total
Balance @ 12/07/16,	-	-	-	-	-	-	-
Issuance of Common Stock, 10MM shares @$.001			10,000,100	10,000			10,000
Common Stock issued at acquisition 1.2MM shares @ $.001					(1,200)		(1,200)
Warrants Issued w/Convertible Notes	-	-	-	-	2,410	-	2,410

Net Income						1,720,279	1,720,279

Balance @ 12/31/16	-	-	10,000,100	10,000	1,210	1,720,279	1,731,489

Net Loss						(6,949,205)	(6,949,205)

Balance @ 12/31/17 (restated)	-	-	10,000,100	10,000	1,210	(5,228,926)	(5,217,716)

Helomics Holding Corporation Consolidated Statement of Cash Flows December 31, 2017

	12/31/17	12/31/16
CASH FLOWS FROM OPERATING ACTIVITIES	As Restated
Net Income/(Net Loss)	$(6,949,205)	$1,720,279
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,620,676	138,245
(Gain)/loss on Purchase Price	-	(2,619,376)
Non-cash Interest from Note	-	2,410
Loss on derivative instrument	1,153,998	-
Changes in operating assets and liabilities:
Receivables	(97,416)	88,452
Prepaid Expenses & Other Assets	282,360	(27,223)
Inventories	54,834	64,212
Accounts payable and accrued liabilities	503,692	53,513
Net Cash Used In Operating Activities	(3,431,061)	(579,488)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash Acquired in acquisition	-	147,690

Net Cash Provided by Investing Activities	-	147,690

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of Common Stock	-	8,800
Proceeds from Convertible Note	3,170,636	822,085
Payments on Capital Leases	(89,027)	(4,619)

Net Cash Provided by Financing Activities	3,081,609	826,266

Net Increase/(Decrease) In Cash And Cash Equivalents	(349,452)	394,468

CASH AND CASH EQUIVALENTS
Beginning of period	394,468	-

End of period	$45,016	$394,468

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION
Cash paid during the period for interest	$14,787	$1,235

In 2017, the Company financed the purchase of equipment with a value of $126,120, through a capital lease arrangement of $63,095 and from a note from Precision Therapeutics of $63,095.

HELOMICS HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2017 AND FOR THE PERIOD
FROM INCEPTION (DECEMBER 7, 2016) THROUGH DECEMBER 31, 2016

NOTE 1 - ORGANIZATION

Nature of Operations and Continuance of Operations

Helomics Holding Corporation (Company or Helomics) was originally incorporated on November 15, 2016 in Delaware as Helomics Corporation. The Company commenced its operations on December 7, 2016, when Helomics Holding Corporation, through its wholly-owned subsidiary Helomics Intermediate Corporation, acquired all of the outstanding shares of the Helomics Corporation. Helomics® is a personalized medicine company providing an actionable roadmap for patients and their oncologist to guide therapy and positively impact patient outcomes. Helomics has a highly valuable asset in the form of actionable big data on patients with cancer that details how their tumors respond to chemotherapy. The Company’s business model consists of three complementary pillars, all of which are currently revenue-generating and have growth strategies in place. The Company’s initial pillar is the Precision Oncology Insights business, which involves comprehensive tumor profiling, using the power of Artificial Intelligence and the D-CHIP, to provide a personalized oncology roadmap for patients and their oncologists. The Company’s second pillar offers boutique CRO (Contract Research Organization) services that leverage the Company’s TruTumor™, patient-derived tumor models coupled to a wide range of multi-omics assays (genomics, proteomics and biochemical), and a proprietary bioinformatics platform (D-CHIP) to provide a tailored solution to the Company’s client’s specific needs. The Company’s third pillar, the D-CHIP bioinformatics, is a proprietary Artificial Intelligence-powered bioinformatics engine that provides actionable insights from the rich patient data Helomics collects as part of its diagnostic business. Pharma and diagnostics companies use the D-CHIP to aid disease diagnosis or drive patient selection for clinical trials.

Helomics is specifically attentive toward oncology insights for six specific cancers (ovarian, breast, pancreatic, colon, lung and brain cancer), and the Company intends to be the world leader in the artificial intelligence for those six cancers, providing actionable data that can facilitate the development of precision therapies.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses from operations and was purchased by a new ownership group on December 7, 2016. The Company has experienced negative cash flows from operations since inception, and operations have been funded by debt and equity issuances. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not contain any adjustments to reflect the possible future effects of the recoverability or classification of assets or the amounts and classifications of liabilities that may result.

NOTE 1 - ORGANIZATION (Continued)

Recent Accounting Developments

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers and created a new topic in the FASB Accounting Standards Codification (ASC), Topic 606, and has since amended the standard with ASU 2015-14, “Revenue from Contracts with Customers: Deferral of the Effective Date” (ASU 2016-08), “Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” (ASU 2016-10), “Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing” (ASU 2016-12), “Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients” (ASU 2017-13). These new standards provide a single comprehensive revenue recognition framework for all entities and supersedes nearly all existing U.S. GAAP revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity should recognize revenue in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is designed to create greater comparability for financial statement users across industries and also requires enhanced disclosures. The amendments are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early application is permitted. The FASB will allow two adoption methods, the full retrospective and modified retrospective approaches. This standard will be effective for the Company for all contracts with customers existing as of January 1, 2019. While the Company continues to assess all potential impacts of the standard, it is currently anticipated that the standard will not have a material impact on its financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (ASU 2016-01). The standard changes how entities measure certain equity investments and present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. Under the new guidance, entities will be required to measure equity investments that do not result in consolidation and are not accounted for under the equity method at fair value and recognize any changes in fair value in net income unless the investments qualify for the new practicability exception. The standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company does not believe that the adoption of this guidance will have a material impact on its financial statements and disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842 (ASU 2016-02), which requires lessees to put most leases on their balance sheets but recognize the expenses on their income statements in a manner similar to current practice. The standard states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. The standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating the timing of its adoption and the impact that the updated standard will have on its financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to address diversity in how certain cash receipts and cash payments are presented and classified in the statements of cash flows. The amendments are effective for non-public business entities for fiscal years beginning after December 15, 2018. The amendments should be applied using a retrospective transition method to each period presented. If retrospective application is impractical for some of the issues addressed by the update, the amendments for those issues would be applied prospectively as of the earliest date practicable. Early adoption is permitted, including adoption in an interim period. The Company does not expect the adoption of ASU 2016-15 to have a material impact on its financial statements.

NOTE 1 - ORGANIZATION (Continued)

In July 2017, FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. The amendments in this update are intended to simplify the accounting for certain equity-linked financial instruments and embedded features with down round features that result in the strike price being reduced on the basis of the pricing of future equity offerings. Under the new guidance, a down round feature will no longer need to be considered when determining whether certain financial instruments or embedded features should be classified as liabilities or equity instruments. That is, a down round feature will no longer preclude equity classification when assessing whether an instrument or embedded feature is indexed to an entity's own stock. In addition, the amendments clarify existing disclosure requirements for equity-classified instruments. These amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2019, with early adoption permitted. The Company early adopted the applicable amendments in 2017 on a retrospective basis, which permitted the Company to classify the warrants issued along with its Convertible Promissory Notes containing such down round provisions as equity instruments within stockholders’ equity.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (Tax Reform Act) was signed into law, making significant changes to the Internal Revenue Code. Changes include a reduction in the corporate tax rates, changes to operating loss carry-forwards and carrybacks, and a repeal of the corporate alternative minimum tax. The legislation reduces the U.S. corporate income tax rates from 34% to 21%. As a result of the enacted law, the Company is required to revalue its deferred tax assets and liabilities at the new enacted rate.

The Company reviewed all other significant newly issued accounting pronouncements and determined they are either not applicable to its business or that no material effect is expected on its financial position and results of its operations.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies applied by management in the preparation of the accompanying financial statements follows:

A.	PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Helomics Holding Corporation, and its subsidiaries, Helomics Intermediate Corporation, and Helomics Corporation. All material accounts and transactions have been eliminated in consolidation

B.	Accounting Policies and Estimates

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C.	Advertising

Advertising costs are expensed as incurred. Advertising expenses were $8,500 for the year ended December 31, 2017, and $-0- for the period ended December 31, 2016.

D.	Research and Development

Research and development costs are charged to operations as incurred. There were no research and development costs incurred for the year and period ended December 31, 2017 and 2016, respectively.

E.	Revenue Recognition

The Company recognizes revenue in accordance with ASC 605 - Revenue Recognition.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company recognizes revenue when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured.

F.	Cash Equivalents

The Company considers all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximate fair value. The Company at times maintains cash balances at financial institutions in excess of the amounts insured by the Federal Deposit Insurance Corporation. The Company believes it has placed its cash with high credit quality financial institutions and does not believe it is exposed to any significant credit risk.

G.	Fair Value Measurements

Under generally accepted accounting principles as outlined in the FASB’s ASC 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting standards ASC 820 establishes a three-level fair value hierarchy that prioritizes information used in developing assumptions when pricing an asset or liability as follows:

Level 1 - Observable inputs such as quoted prices in active markets;

Level 2 - Inputs other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3 - Unobservable inputs where there is little or no market data, which requires the reporting entity to develop its own assumptions.

The Company uses observable market data, when available, in making fair value measurements. Fair value measurements are classified according to the lowest level input that is significant to the valuation.

H.	RECEIVABLES

Receivables are reported at the amount the Company expects to collect on balances outstanding. The Company provides for probable uncollectible amounts through charges to earnings and credits to the valuation based on management’s assessment of the current status of individual accounts, changes to the valuation allowance have not been material to the financial statements.

I.	Inventories

Inventories are stated at the lower of cost or net realizable value, with cost determined on a first-in, first-out basis. Inventory balances are as follows:

	December 31
	2017	2016

Lab Operating Supplies	$72,022	$170,070
Inventory Reserve	(31,743)	(74,957)

Total	$40,279	$95,113

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

J.	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets. Estimated useful asset life by classification is as follows:

	Years
Computer Equipment & Software		3
Leasehold Improvements		5
Laboratory Equipment	5	-	7
Furniture & Fixtures		3

The Company’s investment in fixed assets consists of the following:

	December 31
	2017	2016

Computer Equipment & Software	$459,181	$459,181
Leasehold Improvements	56,154	56,154
Laboratory Equipment	3,432,523	3,306,333
Furniture & Fixtures	194,710	194,710
Total	4,142,568	4,016,378
Less: Accumulated Depreciation	(1,743,724)	(137,076)

Total Fixed Assets, net	$2,398,844	$3,879,302

Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.

Depreciation expense was $1,606,648 for the year ended December 31, 2017 and $137,076 for the period from December 7, 2016 (inception) through December 31, 2016.

K.	Intangible Assets

Intangible assets consist of trademarks and patent costs. Amortization expense was $14,028 for the year ended December 31, 2017 and $1,169 for the period from December 7, 2016 (inception) through December 31, 2016. The assets are reviewed for impairment annually, and impairment losses, if any, are charged to operations when identified.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company reviews identifiable intangible assets for impairment in accordance with ASC 350 - Intangibles - Goodwill and Other, whenever events or changes in circumstances indicate the carrying amount may not be recoverable. The Company’s intangible assets are currently solely the costs of obtaining trademarks from the Company’s acquisition of Helomics. Events or changes in circumstances that indicate the carrying amount may not be recoverable include, but are not limited to, a significant change in the medical device marketplace and a significant adverse change in the business climate in which the Company operates. If such events or changes in circumstances are present, the undiscounted cash flows method is used to determine whether the intangible asset is impaired. Cash flows would include the estimated terminal value of the asset and exclude any interest charges. If the carrying value of the asset exceeds the undiscounted cash flows over the estimated remaining life of the asset, the asset is considered impaired, and the impairment is measured by reducing the carrying value of the asset to its fair value using the discounted cash flows method. The discount rate utilized is based on management’s best estimate of the related risks and return at the time the impairment assessment is made.

L.	Income Taxes

The Company accounts for income taxes in accordance with ASC 740- Income Taxes (ASC 740). Under ASC 740, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company reviews income tax positions expected to be taken in income tax returns to determine if there are any income tax uncertainties. The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by taxing authorities, based on technical merits of the positions. The Company has identified no income tax uncertainties.

Tax years subsequent to 2014 remain open to examination by federal and state tax authorities.

M.	Patents and Intellectual Property

All Patents and IP in use by the Company are currently owned by Healthcare Royalty Partners (former owners) and are being used by Helomics in accordance with the Merger Agreement between Helomics and HealthCare Royalty Partners. The Company did agree to a term sheet for a nonexclusive license agreement on the patented ChemoFx technology. Terms were for an 8% royalty on net sales of ChemoFx. As of the date of this report, the license agreement has not been finalized, and no accrued royalty has been recognized.

N.	Risks and Uncertainties

The Company is subject to risks common to companies in the clinical diagnostic and service industry, including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with regulations of the FDA and other governmental agencies.

NOTE 3 – RESTATEMENT

Subsequent to the issuance of the consolidated financial statements for the year ended December 31, 2017 and for the period from inception (December 7, 2016) through December 31, 2016 the discovered errors related to the accounting for convertible notes payable.

As a result of the restatement, the Company increased accumulated deficit and net loss by approximately $1,154,000 as of the year ended December 31, 2017. Their statement did not impact net cash used in operating activities. The following sets forth the previously reported and restated amounts of selected items within the consolidated balance sheet as of December 31, 2017 and the consolidated statement of operations for the year ended December 31, 2017.

	As Previously Reported	As Restated
Derivative liability	$ -	$ 1,153,998
Current liability	7,149,268	8,303,266
Total liability	7,154,526	8,308,524
Accumulated deficit	4,074,928	5,228,926
Total stockholders’ deficit	4,063,718	5,217,716
Unrealized loss on derivative liability	-	1,153,998
Net loss	5,795,207	6,949,205

NOTE 4 - ACQUISITION

A.	CHANGE IN OWNERSHIP

On December 7, 2016, all of the Company’s outstanding shares of stock were purchased by Helomics Holding Corporation. As a result of change in control, the Company converted to a December 31st fiscal year-end and applied the business combination and accounting guidance in accordance with the accounting principles generally accepted in the United States of America. This guidance requires that the acquisition method of accounting is applied to the assets acquired and liabilities assumed are recorded based on their estimated fair values at December 7, 2016 determined by an independent appraisal. The purchase price allocated and funded as follows:

Assets Acquired
Cash	$147,690
Accounts Receivable	415,335
Prepaid Expenses and Other Current Assets	422,241
Property & Equipment	4,016,378
Intangible Assets	190,000

Total assets acquired	$5,191,644

Liabilities Assumed
Accounts Payable - trade	$480,419
Accrued Compensation	177,869
Accrued Other	44,917
Capital Lease Obligations	121,648
Note Payable	1,747,204

Total liabilities assumed	2,572,057

Bargain Purchase Price Gain	$2,619,587

In exchange for the shares received, Helomics Corporation agreed to pay the seller, HealthCare Royalty Partners LP, the principal sum of $1,747,204, plus the subsequent payroll amount funded post sale, in the form of a promissory note. The promissory note carried a term of ninety (90) days with an interest rate of 5% per annum. Any unpaid balance of principal and interest past ninety (90) days would carried an interest charge of 15% per annum. In 2017, the Company agreed to assume additional payables that originally were retained by Health Care Royalty Partners in the acquisition, in exchange for forgiving the remaining balance of the note. As a result, on October 18, 2017, the Company recognized additional liabilities of $615,108, and recognized a gain of $215,516 for the difference in the additional amount assumed, and the open principal balance of the note.

NOTE 5 - CONVERTIBLE PROMISSORY NOTES

Commencing on December 7, 2016 and through September 19, 2017, the Company, through a series of transactions with various investors, raised $3,461,995 through the sale of convertible promissory notes with various maturity dates that can be extended by the Company. The original maturity dates ranged from December 21, 2017 to September 20, 2018. All maturity dates in 2017 were extend to June 30, 2018. Additionally, the notes do not bear any interest. The Company issued warrants equal to 1% of the offering price to note holders to purchase shares of common stock at an exercise price of $1.00 per share. The notes are subject to an automatic conversion feature, whereby in the event of a qualified financing, the notes will be convertible at 75% of the aggregate purchase consideration paid by investors in the qualified financing.

In connection with the offering, the Company paid the placement agent a placement agent fee of 8% of the gross proceeds received in the offering, 5% net payout of which will be paid to the placement agent’s brokers in connection with the offering. Additionally, the Company issued placement agent warrants to purchase 20% of the aggregate number of common stock purchase warrants sold in the offering, with an exercise price of $.01 per share.

At December 31, 2017 and 2016, outstanding convertible promissory notes consisted of:

	December 31
	2017	2016

Convertible Debt	$3,461,995	$896,000
Debt Discounts - Warrants	-	224

	$3,461,995	$895,776

Due to the terms of the convertible notes payable, the Company has determined the notes contained an embedded derivative which was required to be bifurcated and valued at the time of issuance. The Company determined the derivative had no value at the time of issuance of the notes; however, as of December 31, 2017 the Company determined it was probable that a qualified financing event would occur, which resulted in recognition of a derivative liability of approximately $1,154,000 as well as a loss on derivative instrument on the consolidated statement of operations for the year ended December 31, 2017.

At each measurement date, the Company performed a valuation of the convertible promissory notes based on the conversion terms of the convertible promissory notes and the probability of the occurrence of a qualified financing event. Based on the terms of the notes the incremental conversion value ws calculated using the notes’ aggregate purchase price and the embedded 75% conversion rate, resulting in an increase in value of the notes from $3,461,995 to a total liability of $4,615,993, including a derivative liability $1,153,998 at December 31, 2017. Based on management's determination of the probability of the occurrence of a qualified financing event, the embedded derivative had no value at December 31, 2016. At December 31, 2017, management determined the probability of a qualified financing event was 100%. As such, the value of the embedded derivative liability was determined to be equal to 100% of the premium at December 31, 2017. The Company has classified the embedded derivative instrument as a Level 3 financial instrument in the Fair Value Hierarchy (See Note 2).

The Company will be required to issue 26,667 common stock warrants for each $10,000 originally invested at the time of the qualified financing event. As a result, the Company will be required to issue an additional 9,231,987 warrants to purchase shares of common stock to these investors.

NOTE 6 - NOTES PAYABLE - PRECISION THERAPEUTICS

Beginning on October 27, 2017 and through December 21, 2017, the Company received funds totaling $600,000 in the form of promissory notes from Precision Therapeutics (formerly Skyline Medical). In addition, Precision Therapeutics also funded a down payment of $67,512 for laboratory equipment that was received by the Company in December 2017. The down payment consisted of fifty percent (50%) of the value of the equipment and additional taxes and fees associated with the transaction. In total, the amount of $667,512 was collateralized by equipment owned by the Company in excess of $700,000, and the secured promissory notes bear interest of 8% per annum. As discussed in Note 14 to the consolidated financial statements, a portion of these notes were converted into preferred stock subsequent to December 31, 2017. Remaining amounts are due on demand.

NOTE 7 - EQUITY

On December 6, 2016, the Company amended its Certificate of Incorporation to increase the authorized shares of its common stock, $.001 par value, to 50,0000,000 shares from 1,000,000 shares and increase the authorized shares of its preferred stock, $.001 par value, to 5,000,000 shares from 100,000 shares.

Common Stock

At December 31, 2017 and 2016, the Company had issued and outstanding 10,000,100 shares of its common stock.

Preferred Stock

The terms of the preferred stock are described below:

Voting

The preferred stockholders are entitled to vote, together with the holders of common stock as one class, on all matters to which holders of common stock shall be entitled to vote, in the same manner and with the same effect as the common stock-holders.

Dividends

The holders of the preferred stock shall be entitled to receive dividends, when, as, and if declared by the board of directors, ratably with any declaration or payment of any dividend on common stock. To date there have been no dividends declared or paid by the board of directors.

Liquidation

The holders of the preferred stock shall be entitled to receive, before and in preference to, any distribution of any assets of the Company to the holders of common stock, an amount equal to $0.001 per share, plus any declared but unpaid dividends.

NOTE 8 - STOCK WARRANTS

Stock warrant transactions for the period December 7, 2016 through December 31, 2017 were as follows:

	Warrants	Exercise Price
Warrants outstanding & exercisable at December 7,2016	-	-
Granted during Period	1,077,600	$.01 - 1.00
Warrants outstanding & exercisable at December 31, 2016	1,077,600	.01 - 1.00
Granted during Period	3,076,794	.01 - 1.00
Warrants outstanding & exercisable at December 31, 2017	4,154,394	$.01 - 1.00

Exercise Price	# of Shares under Warrants
$ 0.01	692,399
$ 1.00	3,461,995

Total Warrants	4,154,394

NOTE 9 - INCOME TAXES

The provision for income taxes consists of an amount for taxes currently payable and a provision for tax consequences deferred to future periods. Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Tax Reform Act was enacted December 22, 2017. Effective January 1, 2018, the Tax Reform Act reduced corporate income tax rates from 34% to 21%. Other changes effect operating loss carryforwards and carrybacks, as well as a repeal of the corporate alternative minimum tax. As a result of the Tax Reform Act, deferred tax assets and liabilities will be remeasured to account for the lower tax rates.

There was no income tax impact from the remeasurement due to the 100% valuation allowance on the Company’s deferred tax assets. There is no federal or state income tax provision in the accompanying statements of operations due to the cumulative operating losses incurred and 100% valuation allowance for the deferred tax assets.

During June 2013 and December 2016 the Company experienced an "ownership change" as defined in Section 382 of the Internal Revenue Code, which could potentially limit the ability to utilize the Company’s net operating losses (NOLs). The general limitation rules allow the Company to utilize its NOLs subject to an annual limitation that is determined by multiplying the federal long-term tax-exempt rate by the Company’s value immediately before the ownership change.

At December 31, 2017 and 2016, the Company had approximately $241,984,595 and $232,694,288 of gross NOLs to reduce future federal taxable income, subject to the Section 382 limitation described above. The federal NOLs will expire beginning in 2019 if unused. The Company's net deferred tax assets, which include the NOLs, are subject to a full valuation allowance. At December 31, 2017 and 2016, the federal and state valuation allowances were $62.9 million and $93.1 million, respectively.

The valuation allowance has been recorded due to the uncertainty of realization of the benefits associated with the net operating losses. Future events and changes in circumstances could cause this valuation allowance to change.

The Company’s federal and state tax filings, prior to and post ownership change, had not been filed therefore the Company expects to be subject to penalties and late fees for untimely filing. The Company is in the process of completing the unfiled returns, however the Company has estimated the amounts to be immaterial.

NOTE 10 - LEASE OBLIGATIONS

The Company’s corporate offices are located at 91 43rd Street Pittsburgh, PA. On October 17, 2017, the Company signed a second amendment to its lease last amended on February 28, 2016. The lease, as amended, has a three-year term effective February 1, 2018, ending January 31, 2021. As part of the lease amendment the landlord agreed to apply the original $134,500 in security deposit to past due rent and the Company agreed to replace the new security deposit in the amount of $66,475 by December 31, 2018. The Company leases 17,417 square feet at this location, of which 1,000 square feet are used for office space and 16,417 square feet is used for laboratory operations. The Company expects that this space will be adequate for its current office and laboratory needs. Rent expense was $588,445 and $101,926 for the year ended December 31, 2017 and the period ended December 31, 2016, respectively.

The Company’s rent obligation for the next four years is as follows:

Year
Ended	Amount

2018	$393,450
2019	393,450
2020	393,450
2021	32,788

Total	$1,213,138

NOTE 11 - CAPITAL LEASE OBLIGATIONS

In December 2017 the Company financed the purchase of equipment with a value of $126,120, through a capital lease arrangement of $63,095 and from a note from Precision Therapeutics of $63,095. The value of the equipment is included in the laboratory equipment within the fixed assets on the consolidated balance sheet.

Future minimum capital lease payments as of December 31, 2017 were comprised of the following:

2018	$93,362
2019	$5,488
Less: Amounts representing interest	(7,752)

$91,098

NOTE 12 - RETIREMENT SAVINGS PLANS

The Company has a pre-tax salary reduction/profit-sharing plan under the provisions of Section 401(k) of the Internal Revenue Code, which covers employees meeting certain eligibility requirements. In fiscal 2017 and 2016, the Company matched 100%, of the employees’ contribution up to 4.0% of their earnings. The employer contribution was $21,838 and $0 for the year ended December 31, 2017 and the period ended December 31, 2016, respectively. There were no discretionary contributions to the plan in 2017 and 2016.

NOTE 13 - QUALIFIED FINANCING

SENIOR PROMISSORY NOTES

In January 2018, the Company executed a Subscription Agreement to bring additional operating capital into the company in the form of 15% senior promissory notes. The private offering was up to $3,000,000 and 6,000,000 warrants to purchase shares of the Company’s common stock. The warrants carry an exercise price of $1.00.

Between the period of January 5, 2018 and March 30, 2018, through a series of transactions with various investors, the Company raised $3,000,000 through the sale of senior promissory notes. As noted in Note 5, as this was a qualified financing event, the convertible promissory notes were converted into the senior promissory notes. As a result of this conversion, $4,615,993 of senior promissory notes were issued to the noteholders. In addition, the Company will be required to issue an additional 9,231,987 warrants to purchase common stock of the Company.

NOTE 14 – SUBSEQUENT EVENTS

A.	RESTATEMENT

Management has calculated subsequent events through August 30th, 2018 and October 17th, 2018, the dates on which the consolidated financial statements were available to be issued and restated, respectively.

B.	SALE OF PREFERRED STOCK

On January 12, 2018, Helomics Holding Corporation issued 2,500,000 shares of its Series A Preferred Stock to Precision Therapeutics Inc. in exchange for 1,100,000 shares of Precision common stock. The shares of Helomics preferred stock are convertible into 20% of the outstanding capital stock of Helomics. The 1,100,000 shares of Precision common stock are being held in escrow for Helomics pursuant to an escrow agreement under which the shares will be released following a determination that Helomics’ revenues in any 12-month period have been equal to or greater than $8,000,000.

In addition, on February 27, 2018, Precision converted $500,000 in principal amount of secured notes into 833,333 shares of Helomics common stock. The Helomics shares held by Precision, in the aggregate, represent 25% of the outstanding capital stock of Helomics on an as-converted basis.

C.	ACQUISITION

On March 20, 2018, Precision Therapeutics Inc. and Helomics Holding Corporation executed a letter of intent for Precision Therapeutics Inc. to acquire the remaining 75% of outstanding shares of common stock in Helomics Holding Corporation in exchange for a proportionate share of 7,500,000 shares of newly issued Precision common stock.

On June 28, 2018, the Company entered into a definitive merger agreement with Precision Therapeutics Inc. to acquire the remaining stock. Under the terms of the deal, upon completion of the merger all outstanding shares of Helomics stock not already held by Precision will be converted into the right to receive a proportionate share of 4.0 million shares of newly issued common stock of the Company and 3.5 million shares of Series D Convertible Preferred Stock of the Company (“Merger Shares”), in addition to the 1.1 million Precision shares already issued to Helomics for Precision’s initial 20% ownership in Helomics. The merger is conditioned on at least 75% of Helomics’ $8.8 million in outstanding promissory notes being exchanged for additional shares of Precision common stock at $1.00 per share. In addition, all or a significant portion of 23.7 million Helomics warrants will be exchanged for warrants to purchase Precision common stock, at a ratio of 0.6 Precision warrants for each Helomics warrant.

NOTE 15 - COMMITMENTS AND CONTINGENCIES

The Company has several legal claims brought against it in 2017 from vendors seeking payment on past due invoices. There were three claims totaling $159,994, all of which the liability is captured in accounts payable. The Company has subsequently negotiated settlements with two of the vendors for a total of $70,000 and is currently negotiating with the third vendor to settle. The Company expects no litigation in these matters and therefore believes there is no additional financial exposure, other than amounts already recorded within accounts payable.

HELOMICS CORPORATION
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTH PERIOD JULY 1, 2016 THROUGH DECEMBER 6, 2016 AND YEAR ENDED JUNE 30, 2016

Helomics Corporation

Balance Sheet

In thousands, except share amounts

Unaudited

	12/06/16	06/30/16
Assets
Current assets
Cash	$54	$239
Accounts receivable, net	1,416	2,616
Prepaid expenses and other current assets	548	680

Total current assets	2,018	3,535

Property and equipment, net	5,229	5,829
Intangible assets, net	11,534	12,489
Goodwill	13,851	14,728
Other assets	274	274

Total Assets	$32,906	$36,855

Liabilities and Stockholder's Deficit
Current liabilities
Accounts payable	$2,204	$2,023
Accrued compensation	904	476
Accrued interest	19,811	16,447
Current portion of lease liabilities	88	155
Accrued other	66	195

Total current liabilities	23,073	19,296

Long term liabilities
Debt	61,237	58,987
Other long term liabilities	573	641
Long term portion of lease liabilities	33	71

Total long term liabilities	61,841	59,699

Total liabilities	84,914	78,995

Stockholders' equity
Preferred Series A, par value $.001, 33,573,900 shares authorized, 30,603,900 shares issued and outstanding at 12/6/16 and 6/30/16, respectively	31	31
Common stock, 40,000,000 shares authorized, par value $.001, 2,500,330 shares issued at 12/6/16 and 2,459,499 shares issued at 6/30/16	3	2
Common stock warrants	0	0
Additional paid-in capital	31,984	32,018
Accumulated deficit	(84,026)	(74,191)

Total stockholders' deficit	(52,008)	(42,140)

Total Liabilities and Stockholders' Deficit	$32,906	$36,855

Helomics Corporation

Statement of Operations

In thousands

Unaudited

	07/01/16 - 12/06/16	For the Twelve Months Ended 06/30/16

Revenue	$579	$8,955

Cost of Goods Sold	692	9,450

Gross Margin	(113)	(495)

General & Administrative Expense	2,891	6,892

Operations Expense	6,867	14,853

Sales & Marketing Expense	109	7,130

Total Operating Expense	9,868	28,875

Net Loss on Operations	(9,981)	(29,370)

Other Income	145	-

Net Loss	$(9,836)	$(29,370)

Helomics Corporation

Statement of Stockholders' Equity

 (In thousands, except share amounts)

(unaudited)

	Preferred Stock Shares	Series A Preferred Stock	Common Stock Shares	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
Balance - June 30, 2015	30,603,900	$31	2,499,000	$2	$31,855	$(44,821)	$(12,933)
							-
Issuance of common stock		-	760	-	-	-	0

Stock based compensation expense		-	-	-	163	-	163
							-
Net loss						(29,370)	(29,370)

Balance - June 30, 2016	30,603,900	$31	2,499,760	$2	$32,018	$(74,191)	$(42,140)

Issuance of common stock		-	570	1	-	-	1
							-
Stock based compensation expense		-	-	-	(34)	-	(34)

Net loss						(9,836)	(9,836)

Balance - December 6, 2016	30,603,900	$31	2,500,330	$3	$31,984	$(84,027)	$(52,009)

(see notes to financial statements)

Helomics Corporation

Statement of Cash Flows

In thousands

	12/06/16	06/30/16

Net Loss	(9,836)	(29,370)
Operating Activities:
Depreciation expense	553	1,346
Amortization expense	1,882	4,592
Employee stock option amortization	(34)	175
Deferred rent expense	(68)	(195)
Capital lease interest expense	(4)	(91)

(Increase) decrease in assets:
Accounts receivable	1,200	2,569
Prepaid expenses	132	(10)
Other assets	-	22

Increase (decrease) in liabilities:
Accounts payable	181	342
Accrued expenses	299	(1,851)
Accrued interest	3,364	6,729

Net decrease due to operations	(2,331)	(15,742)

Investing Activities:
Fixed asset additions	-	(359)
Proceeds from sale of fixed assets	47	-
Intangible asset additions	(50)	(14)

Net decrease due to investing activities	(3)	(373)

Financing Activities:
Capital lease repayments	(101)	(151)
Debt proceeds	2,250	13,500

Net increase (decrease) due to financing activities	2,149	13,349

Net change in cash	(184)	(2,766)

Beginning Cash	239	3,005

Ending Cash	$54	$239

(see notes to financial statements)

HELOMICS CORPORATION

NOTES TO THE FINANCIAL STATEMENT

IN THOUSANDS EXCEPT SHARE AMOUNTS

UNAUDITED

Note 1 - Organization

Helomics Corporation (the Company) is a leading life-science company originally formed on April 13, 1995 as Precision Therapeutics Inc. On November 25, 2014 The Company changed its name from Precision Therapeutics Inc. to Helomics Corporation. The Company is dedicated to utilizing precision medicine for personalizing cancer care and offers a portfolio of products, each developed to help guide physicians and patients with difficult clinical decisions throughout the cancer care continuum. The Company's first commercial test, ChemoFx ®, is a proprietary drug response marker which measures an individual's malignant tumor response to a range of standard therapeutic alternatives under consideration by a physician. Newly published prospective data demonstrates a 14 -month improvement in overall survival (OSI and improved progression free survival (PFS) when ovarian cancer patients are treated with responsive therapies as indicated by ChemoFx ®. The Company's second commercial test, BioSpeciFx ®, is a select portfolio of clinically relevant molecular tests that provide information about drug response and patient prognosis. With these products together, the Company's state of the art Comprehensive Tumor Profiling is an integrated, straightforward approach to precision medicine, combining three core platforms of personalized medicine to capture the total sum of genomic, proteomic and functional information for each patient's cancer.

Note 2 - Summary of Significant Accounting Policies

A.	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes to the financial statements. The most significant estimates in the Company's financial statements relate to revenue recognition, contractual allowances, income tax valuation allowances, and stock based compensation. Actual results could differ from those estimates.

B.	Cash and Cash Equivalents

Cash includes cash with original maturities of three months or less. The Company at times maintains cash balances at financial institutions in excess of the amounts insured by the Federal Deposit Insurance Corporation. The Company believes it has placed its cash with high credit quality financial institutions and does not believe it is exposed to any significant credit risk

Note 2 - Summary of Significant Accounting Policies (Continued)

C.	Revenue Recognition and Accounts Receivable

Product revenues for tests performed are recognized when all of the following criteria of revenue recognition are met: (1) persuasive evidence that an arrangement exists; (2) delivery has occurred or services are rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured. Criterion (2) is satisfied when the Company performs the test and generates and delivers a report to the physician. Determination of criteria (3) and (4) is based on specific facts and circumstances related to the type of test and agreements with third party or other commercial payers and management's judgments regarding the nature of the fee charged for services delivered and the collectability of those fees.

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. The allowance for uncollectible accounts was approximately $86,312 at December 06, 2016 and $83,122 for year ending June 30, 2016.

D.	Concentration of Credit Risk

Substantially all of the Company's accounts receivable are with entities in the health care industry. However, concentrations of credit risk are limited due to the number of the Company's clients. The Company has significant accounts receivable balances whose collectability is dependent on the availability of funds from certain governmental programs, primarily Medicare and compliance with the regulations of that agency. Upon audit by a Medicare intermediary, a condition of noncompliance could result in the Company having to refund amounts previously collected. The Company does not believe there is a significant credit risk associated with these governmental programs. The Company does not require collateral or other security to support accounts receivable. Net accounts receivable balances are approximately $1,416 and $2,616 for the period ending at December 6, 2016 and fiscal year ending June 30, 2016, respectively.

Note 2 - Summary of Significant Accounting Policies (Continued)

E.	Property and Equipment

Property and equipment are recorded at cost, net of accumulated depreciation. Depreciation, which includes depreciation of assets under capital leases, is calculated using the straight-line method with estimated useful lives of three to ten years. Leasehold improvements are depreciated over the lesser of the estimated useful life or the lease term. Maintenance and repairs which are not considered to extend the useful lives of assets are charged to operations as incurred. The cost of assets sold or retired, and the related accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected in other expense for the year.

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. The carrying value of a long-lived asset is considered impaired when the anticipated separately identified undiscounted cash flows from the asset are less than the carrying value of the asset. In the event a loss is recognized, the loss is based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. There were no impairments of long-lived assets as of December 6, 2016 and as of June 30, 2016.

F.	Intangible Assets

Intangible assets are comprised of patent costs, purchased licenses and technologies and goodwill. Intangible assets are recorded at cost, less accumulated amortization. All costs associated with the continuation of the licenses included in intangible assets are capitalized as incurred. Amortization is calculated using the straight-line method based on an estimated useful life of eight to ten years. The assets are reviewed for impairment annually, and impairment losses, if any, are charged to operations when identified.

Note 2 - Summary of Significant Accounting Policies (Continued)

F.	Intangible Assets (Continued)

In January 2014, the Financial Accounting Standards Board (FASB) issued updated guidance, which permits an alternative accounting method for the subsequent measurement of goodwill. The Company elected to adopt the alternative accounting method provided for in this guidance and amortizes goodwill on a straight-line basis over 10 years. In conjunction with this method, the Company has made an accounting policy election to test goodwill when a triggering event occurs that indicates the fair value of the Company is below its carrying amount. When a triggering event occurs, the Company has an option to first assess qualitative factors to determine whether the quantitative impairment test is necessary. If that qualitative assessment indicates that it is more likely than not that goodwill is impaired, the Company performs the quantitative test to compare the Company's fair value with its carrying amount, including goodwill. If the qualitative assessment indicates that it is not more than likely goodwill is impaired, further testing is unnecessary. The goodwill impairment loss cannot exceed the Company's carrying amount of goodwill.

G.	Research and Development

Research and development costs are expensed in the statement of operations as incurred.

H.	Stock-based Compensation

The Company expenses the fair value of employee stock purchase plans, stock option grants and similar awards. The Company recognized the fair value of stock-based compensation awards in the statement of operations on a straight-line basis over the service period, which approximates the vesting period. The company recognized a credit of ($34) and for the period ending December 6, 2016 and an expense of $175 for year ending June 30, 2016. The credit for period ending December 6, 2016 was due to a reduction in work force during the fiscal period.

Note 2 - Summary of Significant Accounting Policies (Continued)

H.	Stock-based Compensation (Continued)

The Company determines the fair value of stock-based payment awards utilizing the Black-Scholes model which is affected by the common stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate, and expected dividends. The Company does not have historical market prices of its common stock as it is not a public company. In connection with independent appraisal of the value of the Company's common stock performed in 2014, the volatility of comparable publicly traded companies was determined. The Company utilizes the historical volatilities of those publicly traded companies. The expected life of the awards is estimated based on the "simplified" method as in SEC Staff Accounting Bulletin 14, which is the midpoint between the vesting date and the end of the contractual term. The risk-free interest rate assumption is based on observed interest rates for Treasury notes with lives approximating the expected life of the stock options. The dividend yield assumption is based on the Company's history and expectation of paying no dividends. Forfeitures were estimated at 25% based on the Company's historical rate of forfeitures. The forfeiture rates are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock-based compensation expense recognized in the financial statements is based on awards that are ultimately expected to vest. If there are any modifications, cancellations, or forfeitures of the underlying unvested securities, the Company may be required to accelerate, increase, or cancel any remaining unearned stock-based compensation expense.

To estimate the fair value of share-based payment awards, the Company will generally consider both the income and the market approaches to determine the fair value of common stock utilized in the Black-Scholes model.

I.	Income Taxes

The Company provides for income taxes in accordance with the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities for financial reporting and for income tax reporting. The deferred tax assets or liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Note 2 - Summary of Significant Accounting Policies (Continued)

I.	Income Taxes (Continued)

The Company utilizes a two-step approach for recognizing and measuring uncertain tax positions accounted for in accordance with the asset and liability method. The first step is to evaluate the tax position for recognition by determining whether evidence indicates that it is more likely than not that a position will be sustained if examined by a taxing authority. The second step is to measure the tax benefit as the largest amount that is 50% likely of being realized upon settlement with a taxing authority.

The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. There were no interest and penalties recognized in the statement of operations for the period ending December 6, 2016 and the year ending June 30, 2016.

J.	Taxes on Revenue Producing Transactions

Taxes assessed by governmental authorities on revenue producing transactions, including sales, value added, excise and use taxes, are recorded as operating costs in the statement of operations.

K.	Fair Value of Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.

Note 2 - Summary of Significant Accounting Policies (Continued)

K.	Fair Value of Financial Instruments (Continued)

The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

level 3 - Inputs that are generally unobservable and typically reflect management's estimates of assumptions that market participants would use in pricing the asset or liability.

L.	Recently Issued Accounting Standards

In July 2013, the FASB issued Accounting Standards Update 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax loss, or a Tax Credit Carryforward Exists. The current accounting guidance for income taxes does not include explicit guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The objective of this updated guidance is to generally clarify that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward and similar carryforwards. The Company adopted this guidance as of July 1, 2015. In the current period the Company has complied to all disclosures related to net operating loss carryforwards.

In May 2014, the FASB issued Accounting Standards update 2014-09, Revenue from Contracts with Customers. The guidance was implemented to: remove inconsistencies and weaknesses in revenue recognition requirements, provide a more robust framework for addressing revenue issues, improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets, provide more useful information to users of financial statements through improved disclosure requirements, and simplify the preparation of financial statements.

Note 2 - Summary of Significant Accounting Policies (Continued)

L.	Recently Issued Accounting Standards (Continued)

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: 1) Identify the contracts with the customer; 2) Identify the performance obligations in the contract; 3) Determine the contract price; 4) Allocate the transaction price to the performance obligations in the contract; and 5) Recognize revenue when (or as) the entity satisfies a performance obligation. The amendments in this update are effective for nonpublic entities for annual reporting periods beginning after December 15, 2017. Earlier adoption is permitted, subject to certain limitations. The amendments in this update are required to be applied retrospectively to each prior reporting period presented or with the cumulative effect being recognized at the date of initial application. Management is currently evaluating the impact of the guidance on the Company's financial position and results of operations.

In August 2014, the FASB issued Accounting Standards Update 2014-15, Presentation of Financial Statements - Going Concern. The guidance requires that an entity' s management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity's ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable).If conditions or events raise substantial doubt about an entity's ability to continue as a going concern, and substantial doubt is not alleviated after consideration of management's plans, an entity should include a statement in the footnotes indicating that there is substantial doubt about the entity's ability to continue as a going concern within one year after the date that the financial statements are issued (or available to be issued). Additionally, the guidance imposes certain disclosure requirements upon the entity to enable users of the financial statements to understand the principal condition or events, management's evaluation and management's plans that are intended to mitigate the conditions or events. The amendments in this guidance are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Company will adhere to this guidance on the current year disclosures and on a go forward basis, when applicable.

Note 3 - Revenue and Accounts Receivable

Revenue and accounts receivable are recognized based upon historical collection experience across payor categories, with the exception of ChemoFx revenues from Medicare in non-gynecologic malignancies, which are recognized when cash is collected, net of set-up fees that are recognized when the test is performed. The differences between the amounts billed and the amounts expected to be collected are recorded as contractual allowances to arrive at the net revenues as reported in the financial statements. Collectabitity of the receivables is reviewed on a quarterly basis by the Company, at which time write-offs and contractual allowance adjustments are made as necessary.

	12/6/16				6/30/16
	BioSpeciFX	ChemoFX	Other	Total	BioSpeciFX	ChemoFX	Other	Total
Net Revenue	242	334	3	579	3751	5181	23	8,955
Net Accounts Receivable	595	821	-	1,416	1,099	1,517	-	2,616

Note 4 - Property, Equipment and Capital Leases

Property and equipment as of December 6, 2016 and June 30, 2016 was comprised of the following:

	12/6/16	6/30/16
Furniture and fixtures	241	241
Equipment	2,722	2,769
Software	476	476
Leasehold improvements	3,365	3,365
Capital leases	2,011	2,011
Computer equipment	320	320
	9,135	9,182
Less: Accumulated depreciation	(3,906)	(3,906)
Net property and equipment	$5,229	5,229

Depreciation expense totaled $553 and 1,346 for the period ended December 6, 2016 and year ended June 30, 2016, respectively.

The Company has executed multiple capital leases for equipment acquisitions. The long-term lease obligation represents the present value of the minimum lease payments discounted at rates ranging from 5% to 22%. Accumulated depreciation of equipment under capital leases is $1,037 and $845 for the period ending December 6, 2016 and year ended June 30, 2016, respectively. Depreciation expense on this equipment totaled $192 and $397 for period ending December 6, 2016 and year ended June 30, 2016, respectively. Interest expense totaled $4 and $91 for the period ended December 6, 2016 and year ended June 30, 2016, respectively.

Note 4 - Property, Equipment and Capital leases (Continued)

Future minimum capital lease payments as of December 6, 2016 were comprised of the following:

2016	6
2017	72
2018	35

Less: Amount representing interest	(19)

Present value of minimum lease payments	94
Less: Current portion	(61)
Long-term portion	33

Note 5 - Intangible Assets

Intangible assets as of December 6, 2016 and June 30, 2016 were comprised of the following:

	12/6/16	6/30/16
License - GeneFx Colon	1,560	1,560
License - GeneFx Lung	5,126	5,076
ChemoFx Technology	13,315	13,283
Goodwill	21,039	21,039
	41,040	40,958
Less: Accumulated amortization	(15,655)	(13,741
Net intangible assets	25,385	27,217

Amortization expense totaled $1,882 and $4,592 for the period ended December 6, 2016 and the year ended June 30, 2016, respectively.

Note 6 - Debt

On July 1, 2013, the Company maintained outstanding debt with a total fair value of $42,050, which was comprised of a $35,050 Tranche A Note, a $4,200 Tranche B Note and $2,800 in Bridge Notes. On July 24, 2013, in conjunction with an equity investment, the Tranche B Note and Bridge Notes were converted at their fair values to 9,000,000 shares of Series A preferred stock (see Note 7).

Note 6 - Debt (Continued)

Subsequent to the conversion on July 24, 2013, only the Tranche A Note remained outstanding. The Tranche A Note originated in March 2012 as a structured debt, synthetic royalty facility with $3 5,000 funded at closing. The Tranche A Note was for a seven-year term loan with no principal repayment until the last 14 quarters. Estimated interest is approximately 15% annually consisting of fixed interest of 12% per year payable quarterly plus variable interest based on a tiered royalty on net revenues from fiscal year 2012 to 2019.

The Company defaulted on the Tranche A Note on June 30, 2013. Per the Company's request and approved by the lender, the Tranche A Note was amended on November 11, 2014 to capitalize accrued interest as of September 30, 2014 with interest accruing on such increased principal amount moving forward. In addition, the lender has agreed to waive the events of default and the Company has the ability to request future interest amounts be payable in kind when due and payable pending the lender's approval.

On March 18, 2015, the Company raised $7,000, through the issuance of convertible promissory notes to certain investors. The notes bore interest at a fixed rate of 12% per year which is payable in arrears on each of March 18, 2016 and on the maturity date, March 18, 2017. On June 30, 2015, an additional $2,000 was raised, through the issuance of convertible promissory notes to certain investors. The notes bore interest at a fixed rate of 12% per year which is payable in arrears on each of June 30, 2016 and on the maturity date, June 30, 2017.

Note 7 - Equity

The Company had 2,500,000 shares of fully diluted stock, at a par value of $.001, issued and outstanding as of July 1, 2013. On July 24, 2013, the Tranche B Note and Bridge Notes, with fair values totaling $7,000, were converted into 9,000,000 shares of Series A preferred stock (Series A) with a par value of $.001 per share. In conjunction with the July 24, 2013 debt conversion, an additional 5,000 ,000 shares of Series A were also issued at a per share price of $1. Additional Series A issuances of 4,573,900 and 6,000,000 shares subsequently occurred on October 26, 2013 and May 1, 2014, respectively, at a per share price of $1.

At December 6, 2016 and June 30, 2016, there were 33,573,900 Series A preferred shares authorized, of which 30,603,900 were issued and outstanding. Series A is entitled to receive cumulative dividends at an annual rate of 8% from the date of issuance whether or not declared. Series A dividends have preference and priority to any declaration or payment of any dividend on the common stock. Each share of Series A may be converted, at the option of the holder, into shares of common stock as determined by dividing $1.00 by the Series A conversion price in effect at the time of conversion. At December 6, 2016, the conversion price for Series A was $1.00 per share.

In the event of liquidation, Series A holders shall be entitled to receive, prior and in preference to any distributions of the Company's assets to the holders of common stock, the greater of (i) an amount per share equal to 1 50% of the initial Series A issue price, subject to adjustment for stock splits, stock dividends, recapitalizations, and similar events, or (ii) such amount per share as would have been payable had all shares of the Series A been converted into common stock.

Note 7 - Equity (Continued)

At December 6, 2016 and June 30, 2016, the company had 40,000,000 shares of common stock authorized.  Shares of common stock totaled 2,500,330 and 2,499,760 issued and outstanding at December 6, 2016 and June 30, 2016, respectively.

Series A holders are entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A are convertible as of the date of record. Common stock holders are entitled to one vote per share.

Note 8 - Stock Option Plan

The Board of Directors has approved a stock option plan, which reserves shares of common stock for potential future issuance of stock options. As of December 6, 2016 and June 30, 2016, there were 3,882,286 shares reserved for future issuance under the Company's 2011 Equity Incentive Plan. Option grants are subject to individual stock option agreements, which set forth the general terms and conditions of the award, as well as the vesting schedule and exercise price. Option grants vary in vesting structure over a three to four-year period and expire ten years from the original grant date. The Company recognizes stock-based compensation expense over the vesting period of the individual options.

The fair value of the common stock options is estimated at the dates of grant using the Black-Scholes option pricing model with the following assumptions:

Risk-free interest Dividend yield	2.77%
Volatility factor	0.00%
Expected life of awards	53.22%
9.59

Note 8 - Stock Option Plan (Continued)

A summary of stock option activity for the period ended December 6, 2016 is presented below. This table includes the options granted to non-executive members of the Board of Directors, current employees, and consultants.

	Number of Options	Weighted average Exercise Price

Outstanding at June 30, 2014	3,298,767	$-
Forfeited	(2,019,984)	$0.56
Outstanding at December 6, 2016	1,278,783	$0.56

Note 9 - Stock Warrants

For the period ending December 6, 2016 and year ended June 30, 2016, the outstanding warrants to purchase common stock are as follows:

Date Issued	Warrants	Exercise Price	Expiration Date
December 29, 2006	642	$311	December 29, 2016
July 16, 2008	13,538	$41	July 15, 2018
March 3, 2009	16,940	$41	March 2, 2019
March 31, 2010	2	$15,054	March 31, 2020
April 12, 2010	4	$583	April 12, 2017
April 12, 2010	2	$745	April 12, 2017
April 12, 2010	1	$90	April 12, 2017
May 23, 2011	6,654	$30	May 22, 2018

Note 10 - Income Taxes

There is no Federal income tax currently payable as of December 6, 2016 as a result of net operating losses. At December 6, 2016 and June 30, 2016, the Company has approximately $231 million and $221 million of gross NOL’s to reduce future federal taxable income, subject to limitation by Section 382 of the Internal Revenue Code (IRC) as the company wen t through an ownership change in June 2013. The Federal and state tax net operating loss carryforwards will expire beginning in 2019 if unused. The Company’s net deferred tax assets, which include the NOL’s, are subject to a full valuation allowance. At December 6, 2016 and June 30, 2016, the federal and state valuation allowances were approximately $80 million and $77 million, respectively.

Note 11 – Lease Obligations

The Company’s corporate offices and laboratory are located at 91 43rd Street Pittsburgh, PA. On February 2, 2016 the Company signed an amendment to its lease dated September 22, 2009 whereas the Company added an additional 5,735 sq. ft of space on the second floor and extending the original ten-year lease until January 31, 2021. Rent expense for the period ending December 6, 2016 was $489. The Company’s rent obligation for the next five years is as follows:

2017	$693
2018	$693
2019	$693
2020	$693
2021	$58

Note 12 - Defined Contribution Plan

The Company sponsors a 401 (k) retirement plan for all employees. Employees may contribute up to 20% of their salaries, subject to limitations under the IRC. The Company provides a 25% match on employee contributions up to 6% of the contributing employee's salary. Matching contributions totaled approximately $1 and $129 for the period ended December 6, 2016 and year ended June 30, 2016, respectively.

Note 13 - Going Concern

The Company has suffered tosses from operations and a significant accumulated deficit as of December 6, 2016. Additionally, the Company has not generated cash from operations. The financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. In the event that the Company is unable to secure the additional financing mentioned above, the Company may not be able to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments that may result from the outcome of this uncertainty. Failure to obtain this financing could have an adverse impact on the Company's liquidity, financial position and future operations.

Note 14 - Subsequent Events

A. Ownership Change

On December 7, 2016 all of the Company’s outstanding stock was purchased by new ownership group an incorporated as Helomics Holding Corporation. As a result in the change in control, the Company converted to a December 31st fiscal year end and applied the business combination and accounting guidance in accordance with the accounting principles generally accepted in the United States of America. This guidance requires that the acquisition method of accounting is applied to the assets acquired and liabilities assumed are recorded on their estimated fair values at December 7, 2016 determined by an independent appraisal. The purchase price allocated and funded as follows:

Assets Acquired
Cash	$148
Accounts Receivable	416
Prepaid Expenses and Other Current Assets	422
Property & Equipment	4,016
Intangible Assets	190

Total assets acquired	$5,192

Liabilities Assumed
Accounts Payable - trade	$480
Accrued Compensation	178
Accrued Other	45
Capital Lease Obligations	122
Note Payable	1,747

Total liabilities assumed	2,572

Bargain Purchase Price Gain	$2,620

In exchange for the shares received, Helomics Corporation agreed to pay the seller, HealthCare Royalty Partners LP, the principal sum of $1,747, plus the subsequent payroll amount funded post sale, in the form of a promissory note. The promissory note carried a term of ninety (90) days with an interest rate of 5% per annum. Any unpaid balance of principal and interest past ninety (90) days would carried an interest charge of 15% per annum. In 2017, the Company agreed to assume additional payables that originally were retained by Health Care Royalty Partners in the acquisition, in exchange for forgiving the remaining balance of the note. As a result, on October 18, 2017, the Company recognized additional liabilities of $615,108, and recognized a gain of $216 for the difference in the additional amount assumed, and the open principal balance of the note.

B. Convertible Promissory Notes

Commencing on December 7, 2016 and through September 19, 2017, the Company, through a series of transactions with various investors, raised $3,462 through the sale of convertible promissory notes with various maturity dates that can be extended by the Company. The maturity dates ranged from December 21, 2017 to September 20, 2018 and the notes do not bear any interest. The Company issued warrants equal to 1% of the offering price to note holders to purchase shares of common stock at an exercise price of $1.00 per share. The notes are subject to an automatic conversion feature, whereby in the event of a qualified financing, the notes will be convertible at 75% of the aggregate purchase consideration paid by the investors in the qualified financing. In connection with the offering, the Company paid the placement agent a fee of 8% of the gross proceeds received in the offering, 5% net payout of which will be paid to the placement agent’s brokers in connection with the offering. Additionally, the Company issued placement agents warrants to purchase 20% of the aggregate number of common stock purchase warrants sold in the offering, with an exercise price of $.01 per share.

Annex A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

by and among

PRECISION THERAPEUTICS INC.,

Helomics Acquisition, Inc.,

HELOMICS HOLDING CORPORATION

and

GERALD J. VARDZEL, JR., AS STOCKHOLDER REPRESENTATIVE

Dated as of October 22, 2018

Article 1. DESCRIPTION OF TRANSACTION	1
1.1 Merger of the Company with and into Merger Sub	1
1.2 Effects of the Merger	1
1.3 Closing; Effective Time	2
1.4 Certificate of Incorporation and Bylaws; Directors and Officers	2
1.5 Conversion of Shares	2
1.6 Rights Regarding Company Stock	3
1.7 Company Dissenting Shares	3
1.8 Exchange of Company Common Stock	3
1.9 Company Employee Options	5
1.10 Company Notes	5
1.11 Further Assurances	5
Article 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	5
2.1 Subsidiaries; Due Organization	5
2.2 Authority; Binding Nature of Agreement	6
2.3 Capitalization	6
2.4 Financial Statements; Internal Controls.	7
2.5 Absence of Undisclosed Liabilities	8
2.6 Absence of Changes	8
2.7 Title to Assets	9
2.8 Loans	9
2.9 Equipment; Real Property; Leasehold	9
2.10 Intellectual Property.	9
2.11 Contracts and Commitments; No Default	12
2.12 Compliance with Legal Requirements	13
2.13 Governmental Authorizations	13
2.14 Tax Matters	13
2.15 Employee and Labor Matters; Benefit Plans	14
2.16 Environmental Matters	16
2.17 Insurance	16
2.18 Legal Proceedings; Orders	16
2.19 Company Stockholder Approval	16
2.20 Non-Contravention; Consents	16
2.21 No Financial Advisor	17
2.22 Exclusivity of Representations and Warranties	17
Article 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	18
3.1 Subsidiaries; Due Organization	18
3.2 Authority; Binding Nature of Agreement	18
3.3 Capitalization	19
3.4 SEC Filings; Financial Statements; Internal Controls	20
3.5 Absence of Undisclosed Liabilities	21
3.6 Absence of Changes	21

i

3.7 Title to Assets	21
3.8 Loans	22
3.9 Equipment; Real Property; Leasehold	22
3.10 Intellectual Property	22
3.11 Contracts and Commitments; No Default	24
3.12 Compliance with Legal Requirements	26
3.13 Governmental Authorizations	26
3.14 Tax Matters	26
3.15 Employee and Labor Matters; Benefit Plans	27
3.16 Environmental Matters	28
3.17 Insurance	28
3.18 Legal Proceedings; Orders	29
3.19 [Reserved.]	29
3.20 Non-Contravention; Consents	29
3.21 No Financial Advisor	30
3.22 Merger Sub	30
3.23 Valid Issuance	30
3.24 Exclusivity of Representations and Warranties	30
Article 4. CERTAIN COVENANTS OF THE PARTIES	31
4.1 Access and Investigation	31
4.2 Operation of the Business of the Company Entities	31
4.3 Operation of the Business of the Parent Entities.	32
4.4 No Solicitation.	33
Article 5. ADDITIONAL COVENANTS OF THE PARTIES	34
5.1 Derivative Securities; Benefit Plans	34
5.2 Indemnification of Officers and Directors.	35
5.3 Regulatory Approvals and Related Matters	35
5.4 Disclosure	36
5.5 Reorganization.	36
5.6 Company Stockholders’ Meeting	37
5.7 Parent Stockholders’ Meeting	37
5.8 Obligations of Merger Sub	37
5.9 Resignation of Company Directors	37
5.10 Parent Disclosure Documents	37
5.11 [Reserved.]	38
5.12 Internal Controls	38
5.13 Takeover Statutes	38
5.14 Supplement to Disclosure Schedules	38
5.15 Listing of Parent Common Stock	38
5.16 Registration Statement, Prospectus and Proxy Statement.	39
Article 6. CONDITIONS PRECEDENT TO OBLIGATIONS	40
6.1 Accuracy of Representations	40
6.2 Performance of Covenants	40
6.3 Bring-Down	40

6.4 No Company Material Adverse Effect	41
6.5 No Restraints	41
6.6 Derivative Actions	41
6.7 Company Dissenters	41
6.8 Company Accounts Payable	41
6.9 Conversion and Exchange Agreements	41
6.10 No Company Adverse Contract Notice	41
6.11 Company Stockholder Consent	41
6.12 Parent Stockholder Consent	41
6.13 NASDAQ	41
6.14 Effectiveness of the Registration Statement	41
6.15 Employment Agreements	41
6.16 Due Diligence	42
6.17 Escrow Agreement	42
6.18 Certificate of Designation	42
6.19 Amendment of Parent Certificate of Incorporation	42
6.20 Resale Restriction on Merger Shares	42
Article 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	42
7.1 Accuracy of Representations	42
7.2 Performance of Covenants	42
7.3 Documents	42
7.4 No Parent Material Adverse Effect	43
7.5 No Restraints	43
7.6 Derivative Actions	43
7.7 Company Employee Options.	43
7.8 Company Dissenters	43
7.9 No Parent Adverse Contract Notice	43
7.10 Company Stockholder Consent	43
7.11 Parent Stockholder Consent	43
7.12 NASDAQ	43
7.13 Effectiveness of the Registration Statement	43
7.14 Legal Opinion	43
7.15 Due Diligence	44
7.16 Escrow Agreement	44
7.17 Certificate of Designation	44
7.18 Amendment of Parent Certificate of Incorporation	44
7.19 Resale Restriction on Parent Officers and Directors	44
Article 8. TERMINATION	44
8.1 Termination	44
8.2 Effect of Termination	45
Article 9. INDEMNIFICATION	45
9.1 Indemnification by the Company Stockholders	45
9.2 Indemnification By Parent	46
9.3 Limitations on and Satisfaction of Indemnification Claims	46

9.4 Direct Claim	47
9.5 Third-Party Claims	47
9.6 Survival of Indemnification Obligations	48
9.7 Qualifications	48
9.8 Exclusive Remedy	48
Article 10. MISCELLANEOUS PROVISIONS	49
10.1 Stockholder Representative.	49
10.2 Amendment	50
10.3 Waiver	50
10.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery	50
10.5 Applicable Law; Jurisdiction; Specific Performance; Remedies	51
10.6 Assignability; No Third Party Rights	51
10.7 Notices	51
10.8 Severability	52
10.9 Construction.	53
10.10 Conflicts; Privileges.	53

SCHEDULES

Schedule 1.4	—	Directors and Officers of Parent and Surviving Corporation Immediately Following the Effective Time
Consideration Schedule

EXHIBITS

Exhibit A	—	Certain Definitions
Exhibit B	—	Certificate of Merger

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 22, 2018, by and among Precision Therapeutics, Inc., f/k/a Skyline Medical Inc., a Delaware corporation (“Parent”), Helomics Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Helomics Holding Corporation, a Delaware corporation (the “Company”), and Gerald J. Vardzel, Jr., in his capacity as Stockholder Representative (“Stockholder Representative”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.                 Parent, Merger Sub and the Company intend to effect a merger of the Company with and into Merger Sub in accordance with, and subject to, the terms and conditions of this Amended and Restated Agreement, the Certificate of Merger in substantially the form attached as Exhibit B (the “Certificate of Merger”) and the DGCL (the “Merger”). Upon consummation of the Merger, the Company will cease to exist, and Merger Sub will be a wholly owned subsidiary of Parent.

B.                 The respective Boards of Directors of Parent, Merger Sub and the Company have each previously duly approved and declared advisable this Agreement, the Certificate of Merger, the Merger and the other Contemplated Transactions, subject to their final approval after the completion of due diligence and the requisite approval of the stockholders of the respective parties in accordance with applicable law.

C.                 The parties hereto previously entered into that certain Agreement and Plan of Merger dated as of June 28, 2018 (the “Initial Agreement”), pursuant to which the Merger would be governed. Pursuant to the Initial Agreement, Merger Sub was to merge with and into the Company. The parties have determined that consummation of the Merger on the amended terms of this Amended and Restated Agreement (referred to herein as this “Agreement”), is in the best interests of the parties hereto.

AGREEMENT

The parties to this Agreement, intending to be legally bound, hereby agree as follows:

Article 1.
DESCRIPTION OF TRANSACTION

1.1              Merger of the Company with and into Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub. By virtue of the Merger, at the Effective Time, the separate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent. Merger Sub as the surviving company after the Merger is referred to as the “Surviving Corporation.”

1.2              Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. From and after the Effective Time and until further altered or amended in accordance with applicable law, (i) all of the rights, privileges, immunities, powers, franchises and authority (both public and private) of the Company and Merger Sub shall vest in the Surviving Corporation; (ii) all of the assets and property of the Company and Merger Sub of every kind, nature and description (real, personal and mixed, and both tangible and intangible) and every interest therein, wheresoever located, including without limitation all debts or other obligations belonging or due to the Company or Merger Sub, all claims and all causes of action, shall be vested absolutely and unconditionally in the Surviving Corporation; and (iii) all debts and obligations of the Company and Merger Sub, all rights of creditors of the Company or Merger Sub and all liens or security interests encumbering any of the property of the Company or Merger Sub shall be vested in the Surviving Corporation and shall remain in full force and effect without modification or impairment and shall be enforceable against the Surviving Corporation and its assets and properties with the same full force and effect as if such debts, obligations, liens or security interests had been originally incurred or created by the Surviving Corporation in its own name and for its own behalf.

1.3              Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Maslon LLP, outside counsel to Parent, on a date to be designated jointly by Parent and the Company, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6 and Article 7 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” The Merger shall become effective on the Closing Date at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as may be designated jointly by Parent, Merger Sub and the Company and specified in the Certificate of Merger). The time when the Merger becomes effective is the “Effective Time.”

1.4              Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)                The Certificate of Incorporation of the Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation (except that such Certificate of Incorporation shall be amended to provided that the name of the Surviving Corporation will be “Helomics Holding Corporation”).

(b)               The bylaws of the Merger Sub shall be the bylaws of the Surviving Corporation.

(c)                The directors and officers of the Surviving Corporation immediately after the Effective Time will be those Persons set forth on Schedule 1.4, which schedule will be agreed among the parties prior to the Closing.

1.5              Conversion of Shares(a).

(a)                Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)                 any shares of Company Stock held immediately prior to the Effective Time by (A) the Company (or held in the Company’s treasury) or (B) Parent or any wholly owned Subsidiary of Parent shall be cancelled, and no consideration shall be paid or payable in respect thereof; and

(ii)               except as provided in clause (i) above and subject to Section 1.5(b), Section 1.5(c) and Section 1.7, all shares of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the Aggregate Merger Consideration in accordance with the Consideration Schedule; and

(iii)             each share of the common stock, $0.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b)               No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. With respect to each Company stockholder, the Aggregate Merger Consideration to which such stockholder is entitled shall be rounded to the nearest whole share of Parent Common Stock.

(c)                Notwithstanding Section 1.5(a)(ii), the Merger Shares comprising the Transaction Escrow (as defined in Section 9.3(b)) shall be withheld from the Company Stockholders to secure their indemnification obligations hereunder until released pursuant to the terms of this Agreement and the Transaction Escrow.

1.6              Rights Regarding Company Stock. At the Effective Time, except as provided in Section 1.5(a)(i), all shares of Company Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of such shares of Company Stock (the “Company Stockholders”) shall cease to have any rights with respect to such Company Stock, except the right to receive their respective portion of the Aggregate Merger Consideration or such consideration as determined in accordance with Section 1.7.

1.7              Company Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with the applicable provisions of the DGCL (such shares of Company Stock being referred to collectively as the “Company Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive their respective portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to the DGCL, or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by the DGCL, such holder’s Company Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive such holder’s portion of the Aggregate Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the stock certificate formerly representing such Company Dissenting Shares. The Surviving Corporation shall provide Parent prompt written notice of any demands received by the Surviving Corporation for appraisal of shares of Company Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time that relates to such demand, and the Surviving Corporation shall have the opportunity and right to direct all negotiations and Legal Proceedings with respect to such demands; provided that Parent shall have the right to consent to any final resolution of such demands, which consent shall not be unreasonably withheld. Except with the prior written consent of Parent, which shall not be unreasonably withheld, the Surviving Corporation shall not make any payment with respect to, or settle or offer to settle, any such demands.

1.8              Exchange of Company Common Stock

(a)                As soon as practicable after the date of this Amended and Restated Agreement, Parent shall engage Corporate Stock Transfer, Inc., Parent’s transfer agent, or another bank or trust company reasonably satisfactory to Parent and the Surviving Corporation, to act as exchange agent in the Merger (the “Exchange Agent”) and shall enter into an agreement reasonably acceptable to the Parent and the Surviving Corporation with the Exchange Agent relating to the services to be performed by the Exchange Agent.

(b)               As soon as practicable after the date of this Amended and Restated Agreement, and not less than ten business days prior to the Closing Date, Parent shall cause the Exchange Agent to send to each Company Stockholder: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and the Surviving Corporation shall reasonably approve (including a provision confirming that delivery of certificates representing any shares of Company Stock (each a “Company Stock Certificate”) shall be effected, and risk of loss and title to shares of Company Stock represented by Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates (or delivery of an affidavit of loss as provided in clause (c) below) in exchange for certificates representing Parent Stock. Promptly after the Effective Time, upon surrender of a Company Stock Certificate (or delivery of an affidavit of loss as provided in clause (c) below) to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor one or more certificates representing the number of shares of Parent Stock that such holder has the right to receive pursuant to Section 1.5 (or in lieu of such certificate(s), confirmation of the issuance of such Parent Stock via book entry in the books of the Exchange Agent); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive a portion of the Aggregate Merger Consideration as set forth in Section 1.5. In any matters relating to Company Stock Certificates, Parent and the Exchange Agent may rely conclusively upon the record of stockholders maintained by the Surviving Corporation containing the names and addresses of the holders of record of Company Stock at the Effective Time, except to the extent such names or addresses are modified by any stockholders in their respective letters of transmittal. Parent shall not be obligated to deliver stock certificates (if any) representing Aggregate Merger Consideration to which any former holder of Company Stock is entitled until such holder delivers the documentation required hereunder.

(c)                If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent and the Exchange Agent reasonably agree to direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(d)               After the Effective Time, any holders of Company Stock Certificates who have not previously surrendered their Company Stock Certificates in accordance with this Section 1.8 shall look only to Parent, and not Exchange Agent, for, and be entitled to receive from Parent, satisfaction of their claims for Parent Stock, and any dividends or distributions with respect to such shares of Parent Stock.

(e)                Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax Legal Requirement or under any other applicable Legal Requirement.

(f)                Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property Legal Requirement, escheat Legal Requirement or other similar Legal Requirement.

1.9              Company Employee Options. After the date hereof and prior to the Closing, Parent shall approve of the grant of stock options exercisable for an aggregate of 900,000 shares of Parent Common Stock under the Parent Equity Plan to the employees and consultants of the Company designated by the Company, according to the allocation determined by the Company after consultation with Parent in good faith (the “Company Employee Options”), effective as of the Effective Time (and contingent upon the Closing occurring and the receipt of applicable countersigned award agreements). At the Closing, Parent shall deliver award agreements for the issuance of the Company Employee Options in form and substance reasonable satisfactory to the Stockholder Representative for delivery to the applicable recipients thereof for countersignature.

1.10          Company Notes and Warrants. The Company shall use commercially reasonable efforts to cause the holder of each Company Note Payable to enter into an agreement in form and substance reasonably satisfactory to Parent and the Company (each, a “Conversion and Exchange Agreement”) whereby such holder shall agree that, effective upon the Closing, (a) all or a certain portion of the Indebtedness evidenced by such Company Note Payable shall be converted into Parent Common Stock, (b) all of such holder’s Company Warrants shall be converted into Parent Warrants, in a form reasonably acceptable to Parent, and (c) the unconverted portion of any Indebtedness evidenced by such Company Note Payable shall be converted into a promissory note issued by Parent as of the Closing Date, in a form reasonably acceptable to Parent.

1.11          Further Assurances. Subject to the terms and conditions of this Agreement, each of Parent, the Stockholder Representative, the Company and the Surviving Corporation agree, from time to time as and when requested by another Party to this Agreement, to execute and deliver, or cause to be executed or delivered, all such documents and other papers and to use its commercially reasonable efforts to take, or cause to be taken, all such further or appropriate actions and to do, or cause to be done, all other things as such other party may reasonably deem necessary or desirable to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby (including to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company).

Article 2.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that (x) each representation and warranty contained in this Article 2 is subject to the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Article 2 in which such representation and warranty appears, or corresponding to any other Section or subsection in this Article 2 to which it is reasonably apparent that such exception or disclosure would relate), (y) the Company has not yet investigated the matters covered by these representations and warranties, which will be subject to the parties’ due diligence investigation, and (z) no inaccuracy or breach of any such representation or warranty shall be grounds for any claim by Parent or Merger Sub prior to the Closing):

2.1              Subsidiaries; Due Organization.

(a)                Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of the Subsidiaries identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. No Subsidiary of the Company has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)               Each of the Company Entities is a corporation (or other Entity) duly organized, validly existing and in good standing (or equivalent status) under the Legal Requirements of the jurisdiction of its incorporation or formation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)                Each of the Company Entities (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation or other foreign Entity, and is in good standing, under the Legal Requirements of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect.

2.2              Authority; Binding Nature of Agreement. The Company has the corporate right, power and authority to enter into and, subject to receipt of the Company Stockholder Consent, to perform its obligations under this Agreement. The Company Board has unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger in the manner required by applicable Legal Requirements. The Company Board has unanimously determined that the Merger is advisable and fair to, and in the best interests of the Company and its stockholders, and recommended the adoption of this Agreement by the Company’s stockholders and directed that this Agreement and the Merger be approved by the Company’s stockholders. Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) Legal Requirements of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

2.3              Capitalization.

(a)                As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, of which 10,833,333 shares are issued and outstanding, and (ii) 5,000,000 shares of Company Preferred Stock, of which 2,500,000 shares are issued and outstanding. All of the outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and non-assessable. None of the Company Entities (other than the Company) holds any shares of Company Stock or any rights to acquire shares of Company Stock. None of the outstanding shares of Company Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right or any right of first refusal in favor of the Company. Except as set forth on Part 2.3(a) of the Company Disclosure Schedules, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Stock or any securities of any of the Company Entities. None of the Company Entities is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Stock or other securities.

(b)               As of the date of this Agreement, no shares of Company Common Stock are, and on the Closing Date, no shares of Company Common Stock will be, subject to issuance pursuant to Company Options.

(c)                As of the date of this Agreement, 20,445,421 shares of Company Common Stock are subject to issuance pursuant to Company Warrants. Part 2.3(c) of the Company Disclosure Schedule contains a complete and accurate list that sets forth with respect to each Company Warrant outstanding as of the date of this Agreement the following information: (i) the name and address of the holder of such Company Warrant; (ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the per share exercise price of such Company Warrant; (iv) the applicable vesting schedule, and the extent to which such Company Warrant vested and is exercisable, if applicable; and (v) the date on which such Company Warrant was issued; (vi) the date on which such Company Warrant expires. Other than the Company Warrants, and except as set forth in Sections 2.3(a) above or Part 2.3(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Company Entities to which any of the Company Entities is party or by which it is bound; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Company Entities; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Company Entities; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Company Entities is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(d)               All outstanding shares of Company Common Stock, and all options and other securities of the Company Entities, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(e)                Except as set forth on Part 2.3(e) of the Company Disclosure Schedules, all of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and free of preemptive rights and are held by the Company or a wholly owned Subsidiary of the Company. All of the outstanding shares and all other securities of each of the Company’s Subsidiaries are owned beneficially and of record by the Company free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

2.4              Financial Statements; Internal Controls.

(a)                The Company has delivered to Parent true and complete copies of the (i) audited consolidated financial statements, including balance sheets and income statements, of the Company Entities for the calendar years ended December 31, 2017 (the “Company Audited Financial Statements”), and (ii) copies of the unaudited consolidated financial statements, including balance sheets and income statements, of the Company and its Subsidiaries (including the Company Foreign Subsidiaries), for the six months ended June 30, 2018 (collectively, the “Company Most Recent Financial Statements,” and together with the Company Audited Financial Statements, the “Company Financial Statements”) (such balance sheet being referred to as the “Company Latest Balance Sheet”). The Company represents that all of the Company Notes Payable are set forth on Schedule 2.4.

(b)               The Company Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered except (1) as may be indicated in such Company Financial Statements, and (2) in the case of the Most Recent Financial Statements, such financial statements do not contain footnotes as may be required under GAAP, (3) in the case of the Most Recent Financial Statements, are subject to normal and recurring year-end adjustments, none of which are expected to be material; and (ii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby.

(c)                The Company maintains a system of internal controls designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. To the Knowledge of the Company, since December 31, 2015, until the date hereof, neither the Company nor any of its Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company Entities; (B) any illegal act or fraud, whether or not material, that involves the Company’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(d)               The Company’s auditor has at all times since its engagement by the Company been, to the Knowledge of the Company: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. The Company’s auditor has not provided any non-audit services for the Company Entities that would be required to be approved in accordance with Section 201 of the Sarbanes-Oxley Act if such Act applied to the Company.

2.5              Absence of Undisclosed Liabilities. The Company does not have any material liabilities or obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a “Liability” and collectively as “Liabilities”), other than: (a) Liabilities that are fully reflected or reserved for in the Company Latest Balance Sheet or not required to be reflected thereon pursuant to GAAP; (b) Liabilities incurred by the Company in the ordinary course of business after the date of the Company Latest Balance Sheet and consistent with past practice; (c) Liabilities owed to Parent and Merger Sub incurred in connection with the negotiation and execution of this Agreement, or (d) Liabilities for executory obligations to be performed after the Closing under the contracts described in Part 2.11 of the Company Disclosure Schedule.

2.6              Absence of Changes. Except as set forth in Part 2.6 of the Company Disclosure Schedule, since the date of the Company Latest Balance Sheet, the Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

(a)                there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect; and

(b)               there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Company Entities (whether or not covered by insurance).

2.7              Title to Assets. The Company Entities own, and have good and valid title to, all material assets purported to be owned by them, including: (a) all assets reflected on the Company Latest Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Latest Balance Sheet); and (b) all other material assets reflected in the books and records of the Company Entities as being owned by the Company Entities. All of said assets are owned by the Company Entities free and clear of any Encumbrances, except for: (i) any Encumbrance for current Taxes not yet due and payable, or being contested in good faith by appropriate Legal Proceeding and for which reserves have been established in accordance with GAAP; and (ii) minor Encumbrances (including zoning restrictions, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar Encumbrances) that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Company Entities; (collectively, the “Company Permitted Encumbrances”). The Company Entities are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Company Latest Balance Sheet; and (B) all other assets reflected in the books and records of the Company Entities as being leased to the Company Entities, and the Company Entities enjoy undisturbed possession of such leased assets, subject to the Company Permitted Encumbrances.

2.8              Loans. Part 2.8 of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Company Entities to any Company Associate, other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business.

2.9              Equipment; Real Property; Leasehold.

(a)                All material items of equipment and other tangible assets owned by or leased to, and necessary for the operation of, the Company Entities are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Company Entities in the manner in which such businesses are currently being conducted.

(b)               No Company Entity owns any real property.

(c)                Part 2.9(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Company Entities leases real property from any other Person. All real property leased to the Company Entities pursuant to the real property leases identified or required to be identified in Part 2.9(c) of the Company Disclosure Schedule, including all buildings, structures, fixtures and other improvements thereto and all rights appurtenant thereto leased to the Company Entities, is referred to as the “Company Leased Real Property.” Part 2.9(c) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts granting to any Person (other than any Company Entity) a right of use or occupancy of any of the Company Leased Real Property. Except as set forth in the leases or subleases identified in Part 2.9(c) of the Company Disclosure Schedule, there is no Person in possession of any Company Leased Real Property other than a Company Entity. Except as set forth on Part 2.9(c) of the Company Disclosure Schedule, since January 1, 2015, none of the Company Entities has received, to the Knowledge of the Company, any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Company Leased Real Property which has not been fully remedied and/or withdrawn.

2.10          Intellectual Property.

(a)                Part 2.10(a) of the Company Disclosure Schedule accurately identifies: (i) in Part 2.10(a)(i) of the Company Disclosure Schedule: (A) each item of Registered IP in which any of the Company Entities has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) (the “Company Registered IP”); (B) the jurisdiction in which such Company Registered IP has been registered, issued or filed and the applicable registration, patent or application serial number; and (C) any other Person that has an ownership interest in such item of Company Registered IP and the nature of such ownership interest; and (ii) in Part 2.10(a)(ii) of the Company Disclosure Schedule: (A) each Contract pursuant to which any Intellectual Property Rights are licensed to any Company Entity; and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b)               The Company has delivered or made available to Parent an accurate and complete copy of each standard form of the following documents and Contracts used at any time by any Company Entity: (i) terms and conditions with respect to the sale, lease, license or provisioning of any Company Product; (ii) employee agreement containing any assignment or license to any Company Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement containing any assignment or license to any Company Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision.

(c)                Except as set forth in Part 2.10(c) of the Company Disclosure Schedule: (i) the Company Entities exclusively own all right, title and interest to and in the Company Registered IP, free and clear of any Encumbrances (other than non-exclusive licenses granted by any Company Entity in connection with the sale, license or provision of Company Products in the ordinary course of business); and (ii) with respect to Company IP other than Company Registered IP, to the Knowledge of the Company, no Person other than the Company Entities has any right or interest in such Company IP and no such Company IP is subject to any Encumbrances (other than: (A) Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.10(a)(ii) of the Company Disclosure Schedule; or (B) non-exclusive licenses granted by any Company Entity in connection with the sale, license or provision of Company Products in the ordinary course of business), except, in the case of clause “(i)” and “(ii)” of this sentence, where the existence of such Encumbrance would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing:

(i)                 to the Knowledge of the Company, no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(ii)               each Company Entity has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Company Entities, or purported to be held by any of the Company Entities, as a trade secret; and

(iii)             the Merger will not result in the loss of any Intellectual Property Rights needed to conduct the business of the Company Entities as currently conducted.

(d)               All Company Registered IP is, to the Knowledge of the Company, valid, subsisting and enforceable except where the inability to enforce such Company Registered IP would not have, and would not reasonably be expected to have or result in, a Company Material Adverse Effect.

(e)                Except as would not have, and would not reasonably be expected to have or result in, a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or could reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f)                Except as set forth in Part 2.10(f) of the Company Disclosure Schedule, since December 7, 2016, and to the Knowledge of the Company, since January 1, 2015: (i) none of the Company Entities has received any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Company Entities (it being understood that, for purposes of this sentence, a notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation shall include an invitation to license Intellectual Property Rights of another Person), the Company Products or the Company Product Software); and (ii) none of the Company Entities has sent or otherwise delivered to any Person, any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Company IP.

(g)                To the Knowledge of the Company, none of the Company Entities and none of the Company Products or Company Product Software (i) has infringed (directly, contributorily, by inducement or otherwise) or otherwise violated any Intellectual Property Right of any other Person; or (ii) ever misappropriated any Intellectual Property Right of any other Person.

(h)               No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2015, has been pending or, to the Knowledge of the Company, threatened against any Company Entity or against any other Person who is, or has asserted or could reasonably be expected to assert that such Person is, entitled to be indemnified, defended, held harmless or reimbursed by any Company Entity with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i)                 To the Knowledge of the Company, none of the Company Product Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Product Software or any Company Product containing or used in conjunction with such Company Product Software; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment made by any Company Entity relating to the use, functionality or performance of such software or any Company Product containing or used in conjunction with such Company Product Software.

(j)                 To the Knowledge of the Company, except for trial or demonstration versions, none of the Company Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(k)               To the Knowledge of the Company, none of the Company Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or could reasonably be expected to require the disclosure, licensing or distribution of any Company Source Code for any portion of such Company Product Software; (ii) conditions or could reasonably be expected to condition the use or distribution of such Company Product Software; or (iii) otherwise imposes or could reasonably be expected to impose any material limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Product Software.

2.11          Contracts and Commitments; No Default.

(a)                Except as set forth in Part 2.11(a) of the Company Disclosure Schedule, none of the Company Entities is a party to, nor are any of their respective assets bound by:

(i)                 any Company Employee Agreement;

(ii)               any Contract that provides for (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof or (B) indemnification of any Company Associate;

(iii)             any Contract constituting an indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by any Company Entity;

(iv)             any Contract that (A) is not terminable on 30 days or less notice without penalty, (B) is over one year in length of obligation to any Company Entity, (C) involves an obligation of more than $50,000 over its term, (D) represents more than 10% of the revenue or expense of any Company Entity in the year ended December 31, 2017, or (E) is a material master services or product supply agreement;

(v)               any Contract for the lease or sublease of the Company Leased Real Property;

(vi)             any Contract incorporating any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business;

(vii)           any Contract for the license, sale or other disposition or use of Company IP (other than a shrink-wrap license or ordinary-course customer contracts granting a non-exclusive right and non-transferrable to use Company IP during the term of such agreement);

(viii)         any Contract imposing any restriction on the right or ability of any Company Entity (A) to compete with any other Person or (B) to solicit, hire or retain any Person as a director, officer, employee, consultant or independent contractor;

(ix)             any Contract imposing any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person;

(x)               outstanding sales or purchase Contracts, commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses; or

(xi)             any Contract, the termination of which would reasonably be expected to have a Company Material Adverse Effect.

(b)               True and complete copies (or summaries, in the case of oral items) of all agreements disclosed pursuant to this Section 2.11 or listed in Part 2.3(c) of the Company Disclosure Schedule (the “Material Company Contracts”) have been provided or made available to Parent for review. Except as set forth in Part 2.11(b) of the Company Disclosure Schedule, all of the Material Company Contracts are valid and enforceable by and against the Company Entity party thereto in accordance with their terms, and are in full force and effect. No Company Entity is in breach, violation or default in the performance of any of its obligations under any of the Material Company Contracts, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof by such Company Entity. To the Knowledge of the Company, no other party to a Material Company Contract is in breach, violation or default thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof by such other party. No other party to a Material Company Contract (or any Contract with a customer or potential customer of the Company) has provided written notice to the Company of any plans, intentions or actions that would have an adverse and material effect on the scope of services to be provided by, or the availability of product or services being purchased by the Company (a “Company Adverse Contract Notice”).

2.12          Compliance with Legal Requirements. Each of the Company Entities is, and has at all times since December 7, 2016, and to the Knowledge of the Company, since January 1, 2015, been, in compliance in all material respects with all applicable Legal Requirements, including Legal Requirements relating to employment, privacy law matters, exportation of goods and services, environmental matters, securities law matters and Taxes. Since December 7, 2016, and to the Knowledge of the Company, since January 1, 2015, until the date hereof, none of the Company Entities has received any notice from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

2.13          Governmental Authorizations. The Company Entities hold all Governmental Authorizations necessary to enable the Company Entities to conduct their respective businesses in the manner in which such businesses are currently being conducted except where the failure to hold such Governmental Authorizations would not reasonably be expected to have or result in a Company Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect. Each Company Entity is, and has at all times since December 7, 2016, and to the Knowledge of the Company, January 1, 2015, been in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since December 7, 2016, and to the Knowledge of the Company, January 1, 2015, none of the Company Entities has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

2.14          Tax Matters.

(a)                Each of the material Tax Returns required to be filed by or on behalf of the respective Company Entities with any Governmental Body (the “Company Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements (except as subsequently corrected by amended Tax Returns). All Taxes shown on the Company Returns, including any amendments, to be due have been timely paid.

(b)               No Company Entity and no Company Return is currently under (or since January 1, 2015 has been under) audit by any Governmental Body, and to the Knowledge of the Company, no Governmental Body has delivered to any Company Entity since January 1, 2015 a notice or request to conduct a proposed audit or examination with respect to Taxes.

(c)                No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Company Entity in respect of any material Tax. There are no unsatisfied Liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Company Entity with respect to any material Tax (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company Entities and with respect to which reserves for payment have been established on the Company Latest Balance Sheet in accordance with GAAP). There are no Encumbrances for material Taxes upon any of the assets of any of the Company Entities except Encumbrances for current Taxes not yet due and payable or being contested in good faith by appropriate Legal Proceedings and for which reserves have been established in accordance with GAAP. No claim which has resulted or could reasonably be expected to result in an obligation to pay material Taxes has ever been made by any Governmental Body in a jurisdiction where a Company Entity does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(d)               Each of the Company Entities has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 (or equivalents in foreign jurisdictions) required with respect thereto have been properly completed and timely filed.

(e)                None of the Company Entities (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Company) or (ii) has any Liability for the Taxes of any Person (other than the Company Entities) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(f)                The Company is not a “United States Real Property Holding Corporation” within the meaning of Code Section 897(c)(2).

2.15          Employee and Labor Matters; Benefit Plans.

(a)                Except as set forth in Part 2.15(a) of the Company Disclosure Schedule, the employment of each of the Company Entities’ employees is terminable by the applicable Company Entity at will. None of the Company Entities is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of any of the Company Entities.

(b)               There is no claim or grievance pending or, to the Knowledge of the Company, threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(c)                The Company has delivered or made available to Parent an accurate and complete list as of the date hereof, of: (i) each Company Employee Plan; (ii) each Company Employee Agreement; and (iii) all work rules (together with all policies and supplements related thereto) and employee manuals and handbooks relating to employees of any Company Entity.

(d)               Each of the Company Entities and Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements. Each Company Employee Plan intended to be Tax qualified under applicable Legal Requirements is so Tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Employee Plan.

(e)                None of the Company Entities, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. None of the Company Entities, and no Company Affiliate, maintains, sponsors or contributes to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured.

(f)                Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

(g)                Except as set forth in Part 2.15(g) of the Company Disclosure Schedule, each of the Company Entities and Company Affiliates: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not liable for any arrears of wages or any Taxes with respect thereto or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(h)               There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made to any Company Associate, that, in connection with the Merger, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Company Entity is a party to or has any obligation under any Contract to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

2.16          Environmental Matters. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company Entities are in compliance with applicable Legal Requirements relating to (x) pollution, contamination, protection, remediation or reclamation of the environment, (y) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (z) the management, manufacture, processing, labeling, distribution, use, treatment, storage, disposal, transport, recycling or handling of Hazardous Substances (collectively, “Environmental Laws”); (ii) the Company Entities possess all Permits required under Environmental Laws necessary for their operations, and such operations are in compliance with applicable Permits; and (iii) no Legal Proceeding arising under or pursuant to Environmental Laws is pending, or to the Knowledge of the Company, threatened in writing, against any Company Entity.

2.17          Insurance. Part 2.17 of the Company Disclosure Schedule sets forth a true, correct and complete list of all insurance policies carried by the Company Entities (the “Company Insurance Policies”), the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past three policy years. The Company has made available to the Company true, complete and correct copies of all Company Insurance Policies. With respect to each Company Insurance Policy, (i) such policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, and (ii) no Company Entity is in breach or default, and no event has occurred which, after notice or the lapse of time, or both, would constitute a breach or default or permit termination or modification under such policy. All premiums payable under all Company Insurance Policies have been timely paid, and the Company Entities are in compliance with the terms of all Company Insurance Policies. There has been no threatened termination of, or material premium increases with respect to, any Company Insurance Policy.

2.18          Legal Proceedings; Orders.

(a)                Except as set forth on Part 2.18(a) of the Company Disclosure Schedules, there is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Company Entities, or any business of any of the Company Entities, any of the assets owned, leased or used by any of the Company Entities; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b)               To the Knowledge of the Company, there is no Order to which any of the Company Entities, or any of the assets owned or used by any of the Company Entities, is subject. To the Knowledge of the Company, no officer or other key employee of any of the Company Entities is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Company Entities.

2.19          Company Stockholder Approval(a). The Company Stockholder Consent is the only approval of the holders of any Company Stock required under the DGCL, the Company’s charter documents and any agreements among the Company and its stockholders to approve of the Merger and other Contemplated Transactions.

2.20          Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, and except as disclosed on Part 2.20 of the Company Disclosure Schedule, neither (1) the execution and delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a)                contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Company Entities; or (ii) any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of any of the Company Entities;

(b)               contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Company Entities, or any of the assets owned or used by any of the Company Entities, is subject;

(c)                contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Company Entities or that otherwise relates to the business of any of the Company Entities or to any of the assets owned or used by any of the Company Entities;

(d)               contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Material Contract; (iii) accelerate the maturity or performance of any such Company Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Company Material Contract;

(e)                result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by any of the Company Entities (except for the Company Permitted Encumbrances); or

(f)                result in the disclosure or delivery to any escrow holder or other Person of any material Company IP (including Company Source Code), or the transfer of any asset of any of the Company Entities to any Person.

Except as may be required by the DGCL, none of the Company Entities was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.21          No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Company Entities.

2.22          Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to Parent or its officers, directors, employees, agents or other representatives of any documentation or other information (including any financial projections or other supplemental data), except for the representations and warranties made by the Company in this Article 2, the Company expressly disclaims any representations or warranties of any kind or nature, whether written or oral, express or implied, as to the condition, value or quality of the securities or businesses or assets of any Company Entities, and the Company specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to such assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that, except as set forth in this Article 2, such assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and Parent shall rely on its own examination and investigation thereof as well as the representations and warranties of the Company set forth in this Agreement. The representations and warranties of the Company contained in this Article 2 are the only representations and warranties made by the Company or any other Company Entity in connection with the Contemplated Transactions and supersede any and all previous written and oral statements, if any, made by the Company, any other Company Entity or any of their representatives.

Article 3.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Article 3 is subject to the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Article 3 in which such representation and warranty appears, or corresponding to any other Section or subsection in this Article 3 to which it is reasonably apparent that such exception or disclosure would relate, (y) Parent and Merger Sub have not yet investigated the matters covered by these representations and warranties, which will be subject to the parties’ due diligence investigation, and (z) no inaccuracy or breach of any such representation or warranty shall be grounds for any claim by the Company prior to the Closing):

3.1              Subsidiaries; Due Organization.

(a)                Part 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization. Neither Parent nor any of the Subsidiaries identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule. No Subsidiary of Parent has agreed or is obligated to make or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)               Each of the Parent Entities is a corporation (or other Entity) duly organized, validly existing and in good standing (or equivalent status) under the Legal Requirements of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)                Each of the Parent Entities (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation or other foreign Entity, and is in good standing, under the Legal Requirements of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Parent Material Adverse Effect.

3.2              Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate right, power and authority to enter into and, subject to receipt of the Parent Stockholder Consent, to perform their respective obligations under this Agreement. The Parent Board (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, Parent and its stockholders; and (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent and unanimously approved the Merger in the manner required by Legal Requirements. Assuming the due authorization, execution and delivery of this Agreement by the Company and Stockholder Representative, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to: (i) Legal Requirements of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

3.3              Capitalization.

(a)                As of the date of this Agreement, the authorized capital stock of Parent is as described in the Parent SEC Documents (as defined below). All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued, are fully paid and non-assessable. None of the Parent Entities (other than Parent) holds any shares of capital stock of Parent or any rights to acquire shares of capital stock of Parent. Except as set forth on Part 3.3(a) of the Parent Disclosure Schedule or as described in the Parent SEC Documents, none of the outstanding shares of capital stock of Parent is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right or any right of first refusal in favor of Parent. Except as described in the Parent SEC Documents there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of Parent or any securities of any of the Parent Entities. Except as described in the Parent SEC Documents none of the Parent Entities is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of Parent or other securities.

(b)               As of the date of this Agreement, 3,448,885 shares of Parent Common Stock are subject to issuance pursuant to Parent Options, and the terms of the Parent Equity Plans are as described in the Parent SEC Documents. The exercise price per share of each Parent Option is not less than the fair market value of a share of Parent Common Stock as determined on the date of grant of such Parent Option pursuant to the equity plan pursuant to which such Parent Option was granted. All grants of Parent Equity Awards granted prior to December 31, 2014 were recorded on Parent’s financial statements (including any related notes thereto) in accordance with GAAP and, to the Knowledge of Parent, no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

(c)                As of the date of this Agreement, 3,319,265 shares of Parent Common Stock are subject to issuance pursuant to Parent Warrants. Other than the Parent Warrants, and except as described in the Parent Disclosure Documents or set forth in Sections 3.3(a) or 3.3(b) above or Part 3.3(c) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Parent Entities to which any of the Parent Entities is party or by which it is bound; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Parent Entities; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Parent Entities; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Parent Entities is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(d)               All outstanding shares of Parent Common Stock, and all options and other securities of the Parent Entities, have been issued and granted in compliance in all material respects with: (i) except as set forth on Part 3.3(b) of the Parent Disclosure Schedule, all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(e)                All of the outstanding shares of capital stock of each of Parent’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and free of preemptive rights and are held by the Company or a wholly owned Subsidiary of the Company. All of the outstanding shares and all other securities of each of Parent’s Subsidiaries are owned beneficially and of record by Parent free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

3.4              SEC Filings; Financial Statements; Internal Controls.

(a)                Parent has delivered or made available (or made available on the SEC website) to the Company accurate and complete copies of all registration statements, proxy statements, Parent Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 1, 2015, including all amendments thereto (collectively, the “Parent SEC Documents”). Since January 1, 2015, all statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. None of Parent’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and taking into account the requirements applicable to the respective Parent SEC Document, not misleading, except to the extent corrected: (A) in the case of Parent SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Parent SEC Document; and (B) in the case of Parent SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Parent SEC Document. The certifications and statements relating to the Parent SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Parent SEC Documents (collectively, the “Parent Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in this Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b)               Parent maintains disclosure controls and procedures sufficient under Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Parent Entities required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Parent maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2017, and such assessment concluded that such controls were effective. To the Knowledge of Parent, since January 1, 2018 until the date hereof, neither Parent nor any of its Subsidiaries nor Parent’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Parent Entities; (B) any illegal act or fraud, whether or not material, that involves Parent’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(c)                The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Parent Entities are required by GAAP to be included in the consolidated financial statements of Parent contained or incorporated by reference in the Parent SEC Documents.

(d)               Parent’s auditor has at all times since engagement by Parent been, to the Knowledge of Parent: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Parent Accounting Oversight Board thereunder. The Parent’s auditor has not provided any non-audit services for the Parent Entities that were not approved in violation with Section 201 of the Sarbanes-Oxley Act.

3.5              Absence of Undisclosed Liabilities. Parent does not have any material Liabilities, other than: (a) Liabilities that are fully reflected or reserved for in the Parent Latest Balance Sheet or not required to be reflected thereon pursuant to GAAP; (b) Liabilities that are set forth in Part 3.5 of the Parent Disclosure Schedule; (c) Liabilities incurred by Parent in the ordinary course of business after the date of the Parent Latest Balance Sheet and consistent with past practice; or (d) Liabilities for executory obligations to be performed after the Closing under the Parent Contracts described in Part 3.11 of the Parent Disclosure Schedule.

3.6              Absence of Changes. Except as set forth in Part 3.6 of the Parent Disclosure Schedule, since the date of the Parent Latest Balance Sheet, Parent has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

(a)                there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect; and

(b)               there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Parent Entities (whether or not covered by insurance).

3.7              Title to Assets. The Parent Entities own, and have good and valid title to, all material assets purported to be owned by them, including: (a) all assets reflected on the Parent Latest Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Parent Latest Balance Sheet); and (b) all other material assets reflected in the books and records of the Parent Entities as being owned by the Parent Entities. All of said assets are owned by the Parent Entities free and clear of any Encumbrances, except for: (i) any Encumbrance for current Taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; and (ii) minor Encumbrances (including zoning restrictions, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar Encumbrances) that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Parent Entities (collectively, the “Parent Permitted Encumbrances”). The Parent Entities are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Parent Latest Balance Sheet; and (B) all other assets reflected in the books and records of the Parent Entities as being leased to the Parent Entities, and the Parent Entities enjoy undisturbed possession of such leased assets, subject to the Parent Permitted Encumbrances.

3.8              Loans. Part 3.8 of the Parent Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Parent Entities to any Parent Associate, other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business.

3.9              Equipment; Real Property; Leasehold.

(a)                All material items of equipment and other tangible assets owned by or leased to, and necessary for the operation of, the Parent Entities are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Parent Entities in the manner in which such businesses are currently being conducted.

(b)               No Parent Entity owns any real property.

(c)                Part 3.9(c) of the Parent Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Parent Entities leases real property from any other Person. All real property leased to the Parent Entities pursuant to the real property leases identified or required to be identified in Part 3.9(c) of the Parent Disclosure Schedule, including all buildings, structures, fixtures and other improvements thereto and all rights appurtenant thereto leased to the Parent Entities, is referred to as the “Parent Leased Real Property.” Part 3.9(c) of the Parent Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Parent Contracts granting to any Person (other than any Parent Entity) a right of use or occupancy of any of the Parent Leased Real Property. Except as set forth in the leases or subleases identified in Part 3.9(c) of the Parent Disclosure Schedule, there is no Person in possession of any Parent Leased Real Property other than a Parent Entity. Since January 1, 2015, none of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Parent Leased Real Property which has not been fully remedied and/or withdrawn.

3.10          Intellectual Property.

(a)                Part 3.10(a) of the Parent Disclosure Schedule accurately identifies: (i) in Part 3.10(a)(i) of the Parent Disclosure Schedule: (A) each item of Registered IP in which any of the Parent Entities has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) (the “Parent Registered IP”); (B) the jurisdiction in which such Parent Registered IP has been registered, issued or filed and the applicable registration, patent or application serial number; and (C) any other Person that has an ownership interest in such item of Parent Registered IP and the nature of such ownership interest; and (ii) in Part 3.10(a)(ii) of the Parent Disclosure Schedule: (A) each Contract pursuant to which any Intellectual Property Rights are licensed to any Parent Entity; and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b)               Parent has delivered or made available to the Company an accurate and complete copy of each standard form of the following documents and Contracts used at any time by any Parent Entity: (i) terms and conditions with respect to the sale, lease, license or provisioning of any Parent Product or Parent Product Software; (ii) employee agreement containing any assignment or license to any Parent Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement containing any assignment or license to any Parent Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision.

(c)                Except as set forth in Part 3.10(c) of the Parent Disclosure Schedule: (i) the Parent Entities exclusively own all right, title and interest to and in the Parent Registered IP, free and clear of any Encumbrances (other than non-exclusive licenses granted by any Parent Entity in connection with the sale, license or provision of Parent Products in the ordinary course of business); and (ii) with respect to Parent IP other than Parent Registered IP, to the Knowledge of Parent, no Person other than the Parent Entities has any right or interest in such Parent IP and no such Parent IP is subject to any Encumbrances (other than: (A) Intellectual Property Rights or Intellectual Property licensed to Parent, as identified in Part 3.10(a)(ii) of the Parent Disclosure Schedule; or (B) non-exclusive licenses granted by any Parent Entity in connection with the sale, license or provision of Parent Products in the ordinary course of business), except, in the case of clause “(i)” and “(ii)” of this sentence, where the existence of such Encumbrance would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect. Without limiting the generality of the foregoing:

(i)                 to the Knowledge of Parent, no Parent Associate has any claim, right (whether or not currently exercisable) or interest to or in any Parent IP;

(ii)               each Parent Entity has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Parent Entities, or purported to be held by any of the Parent Entities, as a trade secret; and

(iii)             the Merger will not result in the loss of any Intellectual Property Rights needed to conduct the business of the Parent Entities as currently conducted.

(d)               All Parent Registered IP is, to the Knowledge of Parent, valid, subsisting and enforceable except where the inability to enforce such Parent Registered IP would not have, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect.

(e)                Except as would not have, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect, neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or could reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Parent IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Parent IP.

(f)                Except as set forth in Part 3.10(f) of the Parent Disclosure Schedule, since January 1, 2015: (i) none of the Parent Entities has received any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Parent Entities (it being understood that, for purposes of this sentence, a notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation shall include an invitation to license Intellectual Property Rights of another Person), the Parent Products or the Parent Product Software; and (ii) none of the Parent Entities has sent or otherwise delivered to any Person, any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Parent IP.

(g)                To the Knowledge of Parent, none of the Parent Entities and none of the Parent Products or Parent Product Software (i) has infringed (directly, contributorily, by inducement or otherwise) or otherwise violated any Intellectual Property Right of any other Person; or (ii) ever misappropriated any Intellectual Property Right of any other Person.

(h)               No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2015, has been pending or, to the Knowledge of Parent, threatened against any Parent Entity or against any other Person who is, or has asserted or could reasonably be expected to assert that such Person is, entitled to be indemnified, defended, held harmless or reimbursed by any Parent Entity with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i)                 To the Knowledge of Parent, none of the Parent Product Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Parent Product Software or any Parent Product containing or used in conjunction with such Parent Product Software; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment made by any Parent Entity relating to the use, functionality or performance of such software or any Parent Product containing or used in conjunction with such Parent Product Software.

(j)                 To the Knowledge of Parent, except for trial or demonstration versions, none of the Parent Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(k)               To the Knowledge of Parent, none of the Parent Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or could reasonably be expected to require the disclosure, licensing or distribution of any Parent Source Code for any portion of such Parent Product Software, (ii) conditions or could reasonably be expected to condition, the use or distribution of such Parent Product Software; or (iii) otherwise imposes or could reasonably be expected to impose any material limitation, restriction or condition on the right or ability of Parent to use or distribute any Parent Product Software.

3.11          Contracts and Commitments; No Default.

(a)                Except as described in the Parent SEC Documents or set forth in Part 3.11(a) of the Parent Disclosure Schedule, none of the Parent Entities is a party to, nor are any of their respective assets bound by:

(i)                 any Parent Employee Agreement;

(ii)               any Contract that provides for (A) reimbursement of any Parent Associate for, or advancement to any Parent Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof or (B) indemnification of any Parent Associate;

(iii)             any Contract constituting an indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by any Parent Entity;

(iv)             any Contract that (A) is not terminable on 30 days or less notice without penalty, (B) is over one year in length of obligation to any Parent Entity, (C) involves an obligation of more than $50,000 over its term, (D) represents more than 10% of the revenue or expense of any Parent Entity in the six-month period ended December 31, 2017; or (E) is a material master services or product supply agreement;

(v)               any Contract for the lease or sublease of the Parent Leased Real Property;

(vi)             any Contract incorporating any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business;

(vii)           any Contract for the license, sale or other disposition or use of Parent IP (other than a shrink-wrap license or ordinary-course customer contracts granting a non-exclusive right and non-transferrable right to use Parent IP during the term of such agreement);

(viii)         any Contract imposing any restriction on the right or ability of any Parent Entity (A) to compete with any other Person or (B) to solicit, hire or retain any Person as a director, officer, employee, consultant or independent contractor;

(ix)             any Contract imposing any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity;

(x)               outstanding sales or purchase Contracts, commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses; or

(xi)             any Contract, the termination of which would reasonably be expected to have a Parent Material Adverse Effect.

(b)               True and complete copies (or summaries, in the case of oral items) of all agreements disclosed pursuant to this Section 3.11 or listed in Part 3.3(c) of the Parent Disclosure Schedule (the “Material Parent Contracts”) have been provided or made available to the Company for review. Except as set forth in Part 3.11(b) of the Parent Disclosure Schedule, all of the Material Parent Contracts are valid and enforceable by and against the Parent Entity party thereto in accordance with their terms, and are in full force and effect. No Parent Entity is in breach, violation or default, however defined, in the performance of any of its obligations under any of the Material Parent Contracts, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof by such Parent Entity. To the Knowledge of Parent, no other party to a Material Parent Contract is in breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof by such other party. No other party to a Material Parent Contract (or any Contract with a customer or potential customer of the Parent) has provided written notice to the Parent of any plans, intentions or actions that would have an adverse and material effect on the scope of services to be provided by, or the availability of product or services being purchased by the Parent (a “Parent Adverse Contract Notice”).

3.12          Compliance with Legal Requirements. Except as set forth on Part 3.12 of the Parent Disclosure Schedule, each of the Parent Entities is, and has at all times since January 1, 2015 been, in compliance in all material respects with all applicable Legal Requirements, including Legal Requirements relating to employment, privacy law matters, exportation of goods and services, environmental matters, securities law matters and Taxes. Since January 1, 2015 until the date hereof, none of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

3.13          Governmental Authorizations. The Parent Entities hold all Governmental Authorizations necessary to enable the Parent Entities to conduct their respective businesses in the manner in which such businesses are currently being except where the failure to hold such Governmental Authorizations would not reasonably be expected to have or result in a Parent Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect. Each Parent Entities is, and at all times since January 1, 2015 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2015, none of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

3.14          Tax Matters.

(a)                Each of the material Tax Returns required to be filed by or on behalf of the respective Parent Entities with any Governmental Body (the “Parent Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements (except as subsequently corrected by amended Tax Returns). All Taxes shown on the Parent Returns, including any amendments, to be due have been timely paid.

(b)               No Parent Entity and no Parent Return is currently under (or since January 1, 2013 has been under) audit by any Governmental Body, and to the Knowledge of Parent, no Governmental Body has delivered to any Parent Entity since January 1, 2013 a notice or request to conduct a proposed audit or examination with respect to Taxes.

(c)                No claim or Legal Proceeding is pending or, to the Knowledge of Parent, has been threatened against or with respect to any Parent Entity in respect of any material Tax. There are no unsatisfied Liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Parent Entity with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Parent Entities and with respect to which reserves for payment have been established on the Parent Latest Balance Sheet in accordance with GAAP). There are no Encumbrances for material Taxes upon any of the assets of any of the Parent Entities except Encumbrances for current Taxes not yet due and payable or being contested in good faith by appropriate Legal Proceedings and for which reserves have been established in accordance with GAAP. No claim which has resulted or could reasonably be expected to result in an obligation to pay material Taxes has ever been made by any Governmental Body in a jurisdiction where a Parent Entity does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(d)               Parent has delivered or made available to the Company accurate and complete copies of all federal and state income Tax Returns of the Parent Entities with respect to periods after January 1, 2015.

(e)                Merger Sub is a directly-owned, first-tier wholly owned subsidiary of Parent.

(f)                Each of the Parent Entities has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(g)                None of the Parent Entities (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Parent) or (ii) has any liability for the Taxes of any Person (other than the Parent Entities) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

3.15          Employee and Labor Matters; Benefit Plans.

(a)                Except as set forth in Part 3.15(a) of the Parent Disclosure Schedule, the employment of each of the Parent Entities’ employees is terminable by the applicable Parent Entity at will. None of the Parent Entities is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of Parent, seeking to represent any employees of any of the Parent Entities.

(b)               There is no claim or grievance pending or, to the Knowledge of Parent, threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, safety, retaliation, immigration or discrimination matters involving any Parent Associate, including charges of unfair labor practices or harassment complaints.

(c)                Parent has delivered or made available to the Company an accurate and complete list, by country and as of the date hereof, of: (i) each Parent Employee Plan; (ii) each Parent Employee Agreement; and (iii) all work rules (together with all policies and supplements related thereto) and employee manuals and handbooks relating to employees of any Parent Entity.

(d)               Each of the Parent Entities and Parent Affiliates has performed in all material respects all obligations required to be performed by it under each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements. Each Parent Employee Plan intended to be Tax qualified under applicable Legal Requirements is so Tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Parent Employee Plan.

(e)                None of the Parent Entities, and no Parent Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Parent Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. None of the Parent Entities, and no Parent Affiliate, maintains, sponsors or contributes to any Parent Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured.

(f)                Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Associate.

(g)                Except as set forth in Part 3.15(g) of the Parent Disclosure Schedule, each of the Parent Entities and Parent Affiliates: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Parent Associates; (iii) is not liable for any arrears of wages or any Taxes with respect thereto or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Parent Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(h)               There is no agreement, plan, arrangement or other Contract covering any Parent Associate, and no payments have been made to any Parent Associate, that, in connection with the Merger, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Parent Entity is a party to or has any obligation under any Contract to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

3.16          Environmental Matters. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect: (i) the Parent Entities are in compliance with applicable Legal Requirements relating to Environmental Laws; (ii) the Parent Entities possess all Permits required under Environmental Laws necessary for their operations, and such operations are in compliance with applicable Permits; and (iii) no Legal Proceeding arising under or pursuant to Environmental Laws is pending, or to the Knowledge of the Parent, threatened in writing, against any Parent Entity.

3.17          Insurance. Part 3.17 of the Parent Disclosure Schedule sets forth a true, correct and complete list of all insurance policies carried by the Parent Entities (the “Parent Insurance Policies”), the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past three policy years. The Company has made available to the Company true, complete and correct copies of all Parent Insurance Policies. With respect to each Parent Insurance Policy, (i) such policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, and (ii) no Parent Entity is in breach or default, and no event has occurred which, after notice or the lapse of time, or both, would constitute a breach or default or permit termination or modification under such policy. All premiums payable under all Parent Insurance Policies have been timely paid, and the Parent Entities are in compliance with the terms of all Parent Insurance Policies. There has been no threatened termination of, or material premium increases with respect to, any Parent Insurance Policy.

3.18          Legal Proceedings; Orders.

(a)                Except as described in the Parent SEC Documents, there is no pending Legal Proceeding, and (to the Knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Parent Entities, or any business of any of the Parent Entities, any of the assets owned, leased or used by any of the Parent Entities; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b)               To the Knowledge of Parent, there is no Order to which any of the Parent Entities, or any of the assets owned or used by any of the Parent Entities, is subject. To the Knowledge of Parent, no officer or other key employee of any of the Parent Entities is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Parent Entities.

3.19          [Reserved.]

3.20          Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL and obtaining the Parent Stockholder Consent, neither (1) the execution and delivery of this Agreement by Parent, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a)                contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Parent Entities; or (ii) any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of any of the Parent Entities;

(b)               contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Parent Entities, or any of the assets owned or used by any of the Parent Entities, is subject;

(c)                contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Parent Entities or that otherwise relates to the business of any of the Parent Entities or to any of the assets owned or used by any of the Parent Entities;

(d)               contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Parent Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract; (iii) accelerate the maturity or performance of any such Parent Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Parent Material Contract;

(e)                result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by any of the Parent Entities (except for the Parent Permitted Encumbrances; or

(f)                result in the disclosure or delivery to any escrow holder or other Person of any material Parent IP (including Parent Source Code), or the transfer of any asset of any of the Parent Entities to any Person.

Except as may be required by the Securities Act, state securities laws, the Exchange Act, FINRA, and the DGCL, none of the Parent Entities was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

3.21          No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Parent Entities.

3.22          Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions, has no assets or Liabilities (other than obligations under this Agreement) and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions. Parent has delivered to the Company true, complete and correct copies of the articles of incorporation and bylaws of Merger Sub and any other agreement or contract of any kind to which Merger Sub is a party or by which it is bound.

3.23          Valid Issuance. The Aggregate Merger Consideration to be issued in the Merger has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non-assessable.

3.24          Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to the Company or its officers, directors, employees, agents or other representatives of any documentation or other information (including any financial projections or other supplemental data), except for the representations and warranties made by the Parent and Merger Sub in this Article 3, Parent and Merger Sub expressly disclaim any representations or warranties of any kind or nature, whether written or oral, express or implied, as to the condition, value or quality of the securities or businesses or assets of Parent or any of its Affiliates, and Parent and Merger Sub specifically disclaim any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to such assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that except as set forth in Article 3, such assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and the Company shall rely on its own examination and investigation thereof as well as the representations and warranties of Parent and Merger Sub set forth in this Agreement. The representations and warranties of Parent and Merger Sub contained in this Article 3 are the only representations and warranties made by Parent and Merger Sub or any Affiliate of Parent in connection with the transactions contemplated by this Agreement and supersede any and all previous written and oral statements, if any, made by Parent, Merger Sub, any Affiliate of Parent or any of their representatives.

Article 4.
CERTAIN COVENANTS OF THE PARTIES

4.1              Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the termination of this Agreement in accordance with Article 8 (the “Pre-Closing Period”), subject to applicable Legal Requirements (including attorney-client privilege and work product doctrine) and the terms of any confidentiality restrictions under Contracts of a party as of the date hereof, upon reasonable notice the Company and Parent shall each, and shall cause each of their respective Subsidiaries to: (a) provide the Representatives of the other party with reasonable access during normal business hours to its personnel, tax and accounting advisers and assets and to all existing books, records, Tax Returns, and other documents and information relating to such Entity or any of its Subsidiaries, in each case as reasonably requested by Parent or the Company and in such manner as shall not unreasonably interfere with the business or operations of the party providing such access, as the case may be; and (b) provide the Representatives of the other party with such copies of the existing books, records, Tax Returns, and other documents and information relating to such Entity and its Subsidiaries as reasonably requested by Parent or the Company, as the case may be. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Company Entities to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the Chief Financial Officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Company Entities to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its post-Closing obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. During the Pre-Closing Period, Parent shall, and shall cause the Representatives of each of Parent to, permit the Company’s senior officers to meet, upon reasonable notice and during normal business hours, with the Chief Financial Officer and other officers of Parent responsible for the Parent’s financial statements and the internal controls of the Parent Entities to discuss such matters as the Company may deem necessary or appropriate in order to enable post-closing management of Parent and the Surviving Corporation to satisfy its post-Closing obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, subject to applicable Legal Requirements, the Company and Parent shall each promptly provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Company Entities or Parent or Merger Sub in connection with the Merger or any of the other Contemplated Transactions.

4.2              Operation of the Business of the Company Entities.

(a)                During the Pre-Closing Period, except as set forth in Part 4.2(a) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or to the extent that Parent shall otherwise consent in writing: (i) the Company shall ensure that each of the Company Entities conducts its business and operations in the ordinary course and in accordance in all material respects with past practices; (ii) the Company shall use commercially reasonable efforts to attempt to ensure that each of the Company Entities preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors and Governmental Bodies; and (iii) the Company shall promptly notify Parent following its becoming aware of any Legal Proceeding commenced, or, to the Company’s Knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in either case of clause “(A)” or “(B)” of this sentence, against, involving or that would reasonably be expected to affect any of the Company Entities and that relates to any of the Contemplated Transactions.

(b)               Except as set forth in Part 4.2(b) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement (including, without limitation, Section 5.1(a) hereof) or as required by Legal Requirements, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed), and the Company shall ensure that each of the other Company Entities does not (without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed):

(i)                 declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii)               sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security (or whose value is directly related to shares of Company Common Stock); or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Warrants outstanding as of the date of this Agreement);

(iii)             amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(iv)             (A) acquire any equity interest or other interest in any other Entity; (B) form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v)               agree or commit to take any of the actions described in clauses “(i)” through “(iv)” of this Section 4.2(b).

Parent shall be deemed to have consented to any request to take the foregoing actions if Parent is notified in writing of such request and fails to respond to such request within two business days.

(c)                During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6 impossible or that has had or would reasonably be expected to have or result in a Company Material Adverse Effect. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

4.3              Operation of the Business of the Parent Entities.

(a)                During the Pre-Closing Period, except as set forth in Part 4.3(a) of the Parent Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or to the extent that the Company shall otherwise consent in writing: (i) Parent shall ensure that each of the Entities conducts its business and operations in the ordinary course and in accordance in all material respects with past practices or as disclosed in the Parent SEC Documents; and (ii) Parent shall promptly notify Company following its becoming aware of any Legal Proceeding commenced, or, to Parent’s Knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in either case of clause “(A)” or “(B)” of this sentence, against, involving or that would reasonably be expected to affect any of the Parent Entities and that relates to any of the Contemplated Transactions.

(b)               Except as set forth in Part 4.3(b) of the Parent Disclosure Schedule, as otherwise contemplated by this Agreement or as required by Legal Requirements, during the Pre-Closing Period, Parent shall not (without the prior written consent of Company, which consent shall not be unreasonably withheld, conditioned or delayed), and Parent shall ensure that each of the other Parent Entities does not (without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed):

(i)                 declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than in connection with the withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to the exercise, vesting or settlement of Parent Equity Awards;

(ii)               sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security (or whose value is directly related to shares of Parent Common Stock); or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that Parent (1) may grant further share awards authorized under the Parent Equity Plan as in effect on the date of this Agreement and (2) may issue shares of Parent Common Stock upon the valid exercise of Parent Options and Parent Warrants outstanding as of the date of this Agreement);

(iii)             amend, waive any of its rights under or, except as contemplated by the terms of the Parent Equity Plans, Parent Equity Award agreements or any applicable employment agreement, in each case as in effect as of the date of this Agreement, accelerate the vesting under, any provision of the Parent Equity Plan or any provision of any agreement evidencing any outstanding Parent Equity Award except for the acceleration of the Parent Options set forth on Part 3.3(b) of the Parent Disclosure Schedule, or otherwise modify any of the terms of any outstanding Parent Equity Award, Parent Warrant or other security or any related Contract;

(iv)             amend or permit the adoption of any amendment to its articles of incorporation or bylaws or other charter or organizational documents; or

(v)               agree or commit to take any of the actions described in clauses “(i)” through “(iv)” of this Section 4.3(b).

(c)                During the Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 7 impossible or that has had or would reasonably be expected to have or result in a Parent Material Adverse Effect. No notification given to the Company pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

4.4              No Solicitation.

(a)                From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, directly or indirectly, shall cause its Subsidiaries and the respective officers, employees directors and financial advisers of the Company Entities to not, directly or indirectly, and shall use its reasonable best efforts to ensure that the other Representatives of the Company Entities do not, directly or indirectly:

(i)                 solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to a Company Entity or Acquisition Inquiry with respect to a Company Entity;

(ii)               furnish any information regarding any of the Company Entities to any Person in connection with or in response to an Acquisition Proposal with respect to a Company Entity or Acquisition Inquiry with respect to a Company Entity;

(iii)             engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to a Company Entity or Acquisition Inquiry with respect to a Company Entity;

(iv)             approve, endorse or recommend any Acquisition Proposal with respect to a Company Entity or Acquisition Inquiry with respect to a Company Entity or any Person or group becoming the beneficial owner of more than 5% of the equity securities of a Company Entity; or

(v)               enter into any letter of intent or similar document or any Contract (other than a confidentiality agreement on the terms described below) contemplating or otherwise relating to any Acquisition Transaction with respect to a Company Entity.

(b)               The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal or Acquisition Inquiry with respect to a Company Entity advise the Parent orally and in writing of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and copies of all correspondence and other written material sent or provided to such party in connection therewith) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep the Parent reasonably informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any material modification or proposed material modification thereto.

(c)                The Company shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Acquisition Proposal or Acquisition Inquiry and shall cause any such Person to promptly return to the Company any confidential information provided to such party (or certify in writing to the destruction of such information).

Article 5.
ADDITIONAL COVENANTS OF THE PARTIES

5.1              Derivative Securities; Benefit Plans.

(a)                The Company shall take (or cause to be taken) all actions necessary or appropriate to (i) effectuate the provisions of Section 1.9 – Section 1.11; and (iii) cause, prior to the Closing, the termination and cancellation of any securities exercisable, convertible into or otherwise exchangeable into shares of equity securities of the Company, whether by way of exercise, conversion, surrender or exchange for shares of Company Common Stock or otherwise.

(b)               The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). The Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the reasonable review of Parent).

5.2              Indemnification of Officers and Directors.

(a)                For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to indemnify their respective current or former directors and officers and any Person who becomes a director or officer of any of the Company Entities prior to the Effective Time (the “Indemnified Parties”) to the fullest extent that applicable Legal Requirements permit a company to indemnify its own directors and officers and in compliance with any agreements related to such indemnification that are in effect as of the date hereof, including any provision therein relating to advancement of expenses.

(b)               Parent shall at all times continue to maintain directors’ and officers’ liability insurance following the Effective Time with such coverage limits and other terms as are deemed reasonable by the Parent Board.

(c)                The obligations under this Section 5.2 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (and any of such person’s heirs and representatives)) without the prior written consent of such affected Indemnified Party (or such Person’s heirs and representatives).

(d)               In the event that Parent, the Surviving Corporation or any of their respective Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, then in each case, to the extent necessary to protect the rights of the Indemnified Parties, proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable) shall assume the obligations set forth in this Section 5.2.

(e)                Parent shall enter into indemnification agreements with each director and officer of Parent as of the date hereof, pursuant to which, among other things, Parent shall indemnify such directors and officers to the fullest extent that applicable Legal Requirements permit a company to indemnify its own directors and officers, and permit advancement of expenses therefor.

5.3              Regulatory Approvals and Related Matters.

(a)                Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.3), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Contemplated Transactions, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or non-actions from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Body, (ii) the obtaining of all necessary consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the Contemplated Transactions. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. The Company and Parent shall, subject to applicable legal Requirements, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Body regarding any of the Contemplated Transactions. If the Company or Parent receives a request for additional information or documentary material from any Governmental Body with respect to the Contemplated Transactions, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by Legal Requirements and by any applicable Governmental Body, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Body in respect of any filing made thereto in connection with the Contemplated Transactions.

(b)               In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Body or private party challenging the Merger or the Contemplated Transactions, or any other agreement contemplated hereby, each of the parties shall cooperate in all respects and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.

5.4              Disclosure. Parent and the Company shall consult with each other before issuing a joint press release announcing the signing of this Amended and Restated Agreement, Parent’s Current Report on Form 8-K reporting this Amended and Restated Agreement and any further press release or otherwise making any public statement, and shall not issue any such press release or make any such public statement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned. The Company shall consult with Parent and consider the views and comments of Parent before any of the Company Entities or any of their Representatives sends any emails or other documents to the Company Associates generally or otherwise communicates with the Company Associates generally, with respect to the Merger or any of the other Contemplated Transactions. Parent shall consult with the Company and consider the views and comments of the Company before any of the Parent Entities or any of their Representatives sends any emails or other documents to the Parent Associates generally or otherwise communicates with the Parent Associates generally, with respect to the Merger or any of the other Contemplated Transactions. Notwithstanding the foregoing, (i) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party); (ii) the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal relating to any Company Entities; and (iii) Parent need not consult with the Company in connection with any press release, public statement or filing to be issued or made pursuant to securities Legal Requirements or listing regulations.

5.5              Reorganization.(a) Parent and Merger Sub shall use their respective good faith, commercially reasonable efforts to cause the Merger to be treated as, and will not take any actions (including after the Effective Time) that could reasonably be expected to prevent the Merger from qualifying as, a tax-free reorganization pursuant to Section 368(a) of the Code.

(b)               This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a). Parent, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of, and as described in, Section 1313(a)(1) of the Code.

5.6              Company Stockholders’ Meeting. The Company shall, in accordance with the DGCL and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of Company stockholders (the “Company Stockholder Meeting”) as promptly as practicable after the date of this Amended and Restated Agreement for the purpose of considering and taking action upon this Agreement, the Merger and the other Contemplated Transactions (the “Company Stockholder Consent”). Alternatively, the Company shall use its best efforts to obtain, in lieu of holding the Company Stockholder Meeting, the written consent of Company stockholders necessary under its certificate of incorporation, bylaws and the DGCL to obtain the Company Stockholder Consent).

5.7              Parent Stockholders’ Meeting. Parent shall, in accordance with the DGCL and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of Parent stockholders (the “Parent Stockholder Meeting”) as promptly as practicable after the date of this Amended and Restated Agreement for the purpose of considering and taking action to approve each of the following items (collectively, the “Parent Stockholder Consent”): (i) this Agreement, the Merger and the other Contemplated Transactions, (ii) an amendment to Parent’s Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock from 50,000,000 to 100,000,000 (the “Common Stock Increase”), (iii) an amendment to Parent’s Certificate of Incorporation to establish a classified Board of Directors (the “Staggered Board”), and (iv) an amendment to Precision’s Amended and Restated Bylaws to establish the Staggered Board.

5.8              Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

5.9              Resignation of Company Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each director of the Company, effective as of the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any Company Employee Agreement or Company Employee Plan applicable to such individual’s status as a director of a Company Entity).

5.10          Parent Disclosure Documents.

(a)                Company Information. None of the information to be supplied by or on behalf of the Company in writing for inclusion or incorporation by reference into any prospectus or prospectus supplement to a registration statement of Parent, any offering memorandum of Parent in connection with a private offering of securities or any proxy or information statement to any holders of Company Stock describing the Merger (any of such documents are referred to as “Parent Disclosure Documents”) will, at the time any such prospectus or prospectus supplement is filed with the SEC or at the time it becomes effective under the Securities Act or at the time any Parent Disclosure Document is first delivered, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in any prospectus or prospectus supplement to the Registration Statement or the proxy or information statement based on information supplied by any party other than any Company Entity for inclusion or incorporation by reference in any Parent Disclosure Document.

(b)               Parent Information. None of the information to be supplied by or on behalf of the Parent in writing for inclusion or incorporation by reference into any Parent Disclosure Document will, at the time any such prospectus or prospectus supplement is filed with the SEC or at the time it becomes effective under the Securities Act, or at the time the Parent Disclosure Document is first delivered, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Parent or Merger Sub with respect to statements made or incorporated by reference in any prospectus or prospectus supplement to the Registration Statement or the proxy or information statement based on information supplied by any party other than any Parent Entity for inclusion or incorporation by reference in the prospectus or prospectus supplement to the Registration Statement or the proxy or information statement.

5.11          [Reserved.]

5.12          Internal Controls. If, during the Pre-Closing Period, the Company or the Company’s auditors identify any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of the Company’s internal control over financial reporting, then the Company shall promptly notify Parent thereof and use its commercially reasonable efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be. If, during the Pre-Closing Period, Parent or Parent’s auditors identify any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of Parent’s internal control over financial reporting, then Parent shall promptly notify the Company thereof and use its commercially reasonable efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be.

5.13          Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Legal Requirement becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other of the Contemplated Transactions, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

5.14          Supplement to Disclosure Schedules. Each party (for purposes of this Section 5.14, the “Disclosing Party ”) shall promptly notify the other party in writing of any fact or circumstance that would cause any of the Disclosing Party’s representations, warranties or covenants in this Agreement or any Schedule hereto, to be untrue or incomplete in any respect, or would cause the Disclosing Party to be unable to deliver the certificate required under Section 6.3 or Section 7.3(a), as applicable, and the Disclosing Party shall promptly deliver to the other party an updated version of any applicable Section of the Disclosing Party’s Disclosure Schedule or add a new Schedule to this Agreement to which such fact or circumstance relates (the “Updated Disclosure Schedule”). Upon delivery of the Updated Disclosure Schedule, the Updated Disclosure Schedule shall thereafter be deemed to qualify the representation and warranty to which it relates.

5.15          Listing of Parent Common Stock. Parent shall take all steps necessary to cause the shares of Parent Common Stock issuable in the Merger (directly or upon the exercise of any Parent Option or Parent Warrant, or in accordance with any Conversion and Exchange Agreement, or upon conversion of the Parent Series D Preferred Stock), to be listed on Nasdaq. The Company and Stockholder Representative will cooperate and take all reasonable steps necessary to assist with the listing of such shares.

5.16          Registration Statement, Prospectus and Proxy Statement.

(a)                As promptly as practicable after the execution and delivery of this Amended and Restated Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, a Registration Statement on Form S-4 in connection with the issuance of shares of Parent Common Stock in the Merger (as may be amended or supplemented from time to time, the “Registration Statement”). The Registration Statement shall include (i) a prospectus for the issuance of shares of Parent Common Stock in the Merger (the “Prospectus”), and (ii) a joint proxy statement of Parent and the Company for use in connection with the solicitation of proxies for the vote to obtain the (A) Parent Stockholder Consent to be considered at the Parent Stockholder Meeting, and (B) Company Stockholder Consent to be considered at the Company Stockholder Meeting (the “Proxy Statement”). Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing with the SEC. Without limiting the generality of the foregoing, each of Parent and the Company shall, and shall cause its respective representatives to, fully cooperate with the other party hereto and its respective Representatives in the preparation of the Registration Statement, the Prospectus, and the Proxy Statement, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation of the Registration Statement, the Prospectus, and the Proxy Statement, and any amendment or supplement thereto, and each of Parent and the Company shall provide the other party hereto with a reasonable opportunity to review and comment thereon. As promptly as practicable after the Registration Statement is declared effective by the SEC, Parent and the Company shall cause the Prospectus and Proxy Statement to be mailed to its respective stockholders.

(b)               The Registration Statement, the Prospectus, and the Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is filed with the SEC or declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Prospectus or the Proxy Statement shall not, on the date the Prospectus and Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of each of the Parent Stockholder Meeting, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. In addition, the information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)                Without limiting the foregoing, prior to the Effective Time (i) Parent and the Company shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Registration Statement, the Prospectus, the Proxy Statement or any Regulation M-A Filing so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Legal Requirements or the SEC, disseminated to the stockholders of Parent. Parent and the Company shall each notify the other as promptly as practicable after the receipt by such party of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Registration Statement, the Prospectus, the Proxy Statement or any Regulation M-A Filing, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings.

(d)               Parent shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder. In addition, Parent shall use reasonable best efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of Parent Common Stock in the Merger.

(e)                As a condition to receiving their Merger Shares, the holders of Company Common Stock who receive Merger Shares as a result of the Merger shall agree (i) not to sell or otherwise transfer the Merger Shares for 90 days after the Closing, and (ii) with respect to any holders (or groups of affiliated holders) who receive at least 200,000 Merger Shares, thereafter not to sell in any three month period shares representing more than one percent (1%) of the outstanding common stock of Parent; provided, that all of such restrictions will lapse one year after the Closing.

Article 6.
CONDITIONS PRECEDENT TO OBLIGATIONS

OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction or written waiver by Parent, at or prior to the Closing, of each of the following conditions:

6.1              Accuracy of Representations.

(a)                Each of the Company Fundamental Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date).

(b)               Each of the representations and warranties of the Company (other than the Company Fundamental Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that: for purposes of determining the accuracy of such representations and warranties as of the Closing Date all other materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

6.2              Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3              Bring-Down. Parent and Merger Sub shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2, 6.4 and 6.10 have been duly satisfied.

6.4              No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances then in existence, would reasonably be expected to have or result in a Company Material Adverse Effect.

6.5              No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that would cause the consummation of the Merger to violate any Legal Requirement.

6.6              Derivative Actions. There shall exist no Legal Proceeding by one or more stockholders of the Company that that (a) has resulted or is reasonably likely to result in the issuance of any temporary or permanent injunction binding on Parent, Merger Sub or the Company, or (b) has resulted or is reasonably likely to result in any preliminary or permanent determination of Liability against the Parent, Merger Sub or the Company.

6.7              Company Dissenters. There shall be no Company Dissenting Shares.

6.8              Company Accounts Payable. The Company shall have delivered to Parent a true and complete copy of all outstanding accounts payable of the Company Entities as of the Closing Date.

6.9              Conversion and Exchange Agreements. The Company shall have delivered to Parent counterparts to Conversion and Exchange Agreements pursuant to which holders of Company Notes Payable have agreed to convert in the aggregate 75% of the total Indebtedness under the Company Notes Payable into shares of Parent Common Stock.

6.10          No Company Adverse Contract Notice. The Company shall not have received any Company Adverse Contract Notice between the date hereof and the Closing Date.

6.11          Company Stockholder Consent. The Company Stockholder Consent shall have been obtained and the Company shall have delivered to Parent evidence thereof that is reasonably acceptable to Parent.

6.12          Parent Stockholder Consent. The Parent Stockholder Consent shall have been obtained.

6.13          NASDAQ. Parent shall have received from NASDAQ evidence that the staff of NASDAQ has approved the Merger and related transactions. NASDAQ shall also have approved the listing of the shares of Parent Common Stock being issued in the Merger.

6.14          Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus and/or Proxy Statement, shall have been initiated or threatened in writing by the SEC.

6.15          Employment Agreements. Certain employees of the Company and/or its subsidiaries designated by Parent and the Company shall have entered into acceptable employment and non-competition agreements with Parent to be effective as of the Effective Time.

6.16          Due Diligence. Parent shall be satisfied in its sole discretion with the results of its due diligence regarding the Company Entities and the contents of the Company Disclosure Schedule.

6.17          Escrow Agreement. The Prior Escrow shall have been amended or superseded to reflect the terms of the Transaction Escrow upon terms and conditions consistent with this Agreement and satisfactory to Parent.

6.18          Certificate of Designation. The Parent shall have filed the Certificate of Designation attached hereto as Exhibit C with the Office of the Delaware Secretary of State, and such Certificate shall have been accepted by such office.

6.19          Amendment of Parent Certificate of Incorporation. The Parent shall have filed an Amendment to the Parent Certificate of Incorporation with the Office of the Delaware Secretary of State in order to effectuate the Common Stock Increase and Staggered Board, and such Amendment shall have been accepted by such office.

6.20          Resale Restriction on Merger Shares. The holders of Company Common Stock who receive Merger Shares as a result of the Merger shall agree to the resale restrictions set forth in Section 5.16(e).

Article 7.
CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction or written waiver by the Company, at or prior to the Closing, of the following conditions:

7.1              Accuracy of Representations.

(a)                Each of the Parent Fundamental Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, all changes in the capital structure resulting from the exercise of Parent Options, Parent Warrants or other convertible securities pursuant to their terms or as contemplated by this Agreement shall be disregarded.

(b)               Each of the representations and warranties of Parent and Merger Sub (other than the Parent Fundamental Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: for purposes of determining the accuracy of such representations and warranties as of the Closing Date, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

7.2              Performance of Covenants. The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3              Documents. The Company shall have received the following documents:

(a)                a certificate executed by an executive officer of Parent confirming that the conditions set forth in Sections 7.1, 7.2, 7.4 and 7.9 have been duly satisfied.

7.4              No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, then in existence would reasonably be expected to have or result in a Parent Material Adverse Effect.

7.5              No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that would cause the consummation of the Merger to violate any Legal Requirement.

7.6              Derivative Actions. There shall exist no legal action by one or more stockholders of Parent that (a) has resulted or is reasonably likely to result in the issuance of any temporary or permanent injunction binding on Parent, Merger Sub or the Company, or (b) has resulted or is reasonably likely to result in any preliminary or permanent determination of Liability in an amount in excess of $100,000 against the Parent, Merger Sub or the Company.

7.7              Company Employee Options. The grant of the Company Employee Options shall have been approved, which approval shall not have been revoked or amended, and Parent shall have delivered to the Company Stockholder Representative award agreements, each in accordance with Section 1.9.

7.8              Company Dissenters. There shall be no Company Dissenting Shares.

7.9              No Parent Adverse Contract Notice. The Parent shall not have received any Parent Adverse Contract Notice between the date hereof and the Closing Date.

7.10          Company Stockholder Consent. The Company Stockholder Consent shall have been obtained.

7.11          Parent Stockholder Consent. The Parent Stockholder Consent shall have been obtained and the Parent shall have delivered to Company evidence thereof that is reasonably acceptable to Company.

7.12          NASDAQ. Parent shall have caused the shares of Parent Common Stock which comprise a portion of the Merger Consideration, and any shares of Parent Common Stock that are subject to Parent Options issued to any employee, stockholder or Affiliate of the Company in connection with the Merger, to be listed on NASDAQ. Parent shall have delivered to the Company evidence that the staff of NASDAQ has approved the Merger and related transactions.

7.13          Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus and/or Proxy Statement, shall have been initiated or threatened in writing by the SEC.

7.14          Legal Opinion. The Company shall have received a legal opinion in a form reasonably acceptable to the Company that the Merger qualifies as tax-free reorganization under the provisions of the Code.

7.15          Due Diligence. The Company shall be satisfied in its sole discretion with the results of its due diligence regarding the Parent and the contents of the Parent Disclosure Schedule.

7.16          Escrow Agreement. The Prior Escrow shall have been amended or superseded to reflect the terms of the Transaction Escrow upon terms and conditions consistent with this Agreement and satisfactory to the Company.

7.17          Certificate of Designation. The Parent shall have filed the Certificate of Designation attached hereto as Exhibit C with the Office of the Delaware Secretary of State, and such Certificate shall have been accepted by such office.

7.18          Amendment of Parent Certificate of Incorporation. The Parent shall have filed an Amendment to the Parent Certificate of Incorporation with the Office of the Delaware Secretary of State in order to effectuate the Common Stock Increase and Staggered Board, and such Amendment shall have been accepted by such office.

7.19          Resale Restriction on Parent Officers and Directors. The officers and directors of Parent that are holders of Parent Common Stock shall agree (i) not to sell or otherwise transfer such Parent Common Stock for 90 days after the Closing, and (ii) with respect to any officers and directors of Parent that are holders (or groups of affiliated holders) of at least 200,000 shares of Parent Common Stock, after the Closing, to thereafter not sell in any three month period shares representing more than one percent (1%) of the outstanding Parent Common Stock; provided, that all of such restrictions will lapse one year after the Closing.

Article 8.
TERMINATION

8.1              Termination. This Agreement may be terminated prior to the Effective Time:

(a)                by mutual written consent of Parent and the Company;

(b)               by either Parent or the Company if the Merger shall not have been consummated on or before March 31, 2019 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Subsection (b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c)                by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)               by Parent or the Company if a Parent Triggering Event shall have occurred;

(e)                by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses (i) and (ii) above, if an inaccuracy in any of the Company’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section (e) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach; or

(f)                by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, for purposes of clauses (i) and (ii) above, if an inaccuracy in any of Parent’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this paragraph (f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach.

8.2              Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Article 9 and Article 10 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any Liability for any breach of this Agreement or fraud.

Article 9.
INDEMNIFICATION

9.1              Indemnification by the Company Stockholders. From and after the Closing, and subject to the terms and limitations in this Article 9, the Company Stockholders shall indemnify, defend and hold harmless Parent, Merger Sub and their respective affiliates and their respective stockholders, directors, officers, employees, agents, consultants, representatives, affiliates, successors, transferees and assigns (individually a “Parent Indemnified Party,” and collectively, the “Parent’s Indemnified Parties”), promptly upon demand, at any time and from time to time, from, against, and in respect of any and all demands, claims, losses, damages, judgments, liabilities, assessments, suits, actions, proceedings, interest, penalties, and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions or for enforcing such rights of indemnity and defense) incurred or suffered by Parent’s Indemnified Parties (subject to Section 9.3(c), “Parent Losses”), whether as a Direct Claim or Third-Party Claim (each as defined below) in connection with, arising out of or as a result of each and all of the following:

(a)                any misrepresentation or breach of any representation or warranty made by the Company in this Agreement;

(b)               the breach of any covenant, obligation, or agreement made by the Company in this Agreement;

(c)                any misrepresentation or omission contained in any document, statement or certificate furnished by the Company or Stockholder Representative to Parent pursuant to this Agreement or in connection with the Contemplated Transactions;

9.2              Indemnification By Parent. From and after the Closing, and subject to the terms and limitations in this Article 9, Parent shall indemnify, defend and hold harmless the Company Stockholders and their respective owners, partners, stockholders, managers, directors, officers, employees, agents, including specifically the Stockholder Representative, consultants, representatives, affiliates, successors, transferees and assigns (individually a “Company Stockholder Indemnified Party”; and collectively the “Company Stockholders’ Indemnified Parties”), promptly upon demand, at any time and from time to time, from, against, and in respect of any and all demands, claims, losses, damages, judgments, liabilities, assessments, suits, actions, proceedings, interest, penalties, and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions or for enforcing such rights of indemnity and defense) incurred or suffered by the Company Stockholders’ Indemnified Parties (subject to Section 9.3(c), “Company Stockholder Losses”), whether as a Direct Claim or Third-Party Claim (each as defined below), in connection with, arising out of or as a result of each and all of the following:

(a)                any misrepresentation or breach of any representation or warranty made by Parent or Merger Sub in this Agreement;

(b)               the breach of any covenant, obligation, or agreement made by Parent or Merger Sub in this Agreement; and

(c)                any misrepresentation or omission contained in any document, statement or certificate furnished by Parent or Merger Sub to the Company or Stockholder Representative pursuant to this Agreement or any other document or instrument delivered by Parent or entered into as part of the Contemplated Transactions.

9.3              Limitations on and Satisfaction of Indemnification Claims.

(a)                General Basket. No claim for indemnification under Sections 9.1(a) by the Parent’s Indemnified Parties, or under Section 9.2(a) by the Company Stockholders’ Indemnified Parties, shall be made unless and until the aggregate amount of Parent Losses or Company Stockholder Losses, as applicable, claimed by all such indemnified parties equals or exceeds one hundred thousand dollars ($100,000) (the “Threshold Amount”), and upon such time any and all such Parent Losses or Company Stockholder Losses, as applicable, including the Threshold Amount, shall become payable pursuant to the terms herein. Notwithstanding the foregoing, the Threshold Amount shall not apply to any indemnification claims against the Company Stockholders or Parent arising out of or related to a breach of any Company Fundamental Representation or Parent Fundamental Representation, respectively.

(b)               Satisfaction of Indemnification Claims. There are currently 1,100,000 shares of Parent Common Stock held in escrow for the benefit of the Company pursuant to (1) that certain Share Exchange Agreement dated as of January 11, 2018 by and between Parent and the Company and (2) that certain Escrow Agreement dated as of January 11, 2018 by and among Parent, the Company, and Corporate Stock Transfer, Inc. (the “Prior Escrow”). At or prior to Closing, the 1,100,000 shares of Parent Common Stock currently held pursuant to the Prior Escrow will be released, and 860,000 shares of the Merger Shares will be deposited into a new escrow (the “Transaction Escrow”) in order to fund any indemnification obligations of the Company Stockholders under this Agreement. All Merger Shares remaining in the Transaction Escrow and not subject to any pending claims 18 months following the Closing Date, or thereafter upon any Merger Shares no longer subject to any pending claim, shall be released to the Company Stockholders in accordance with the Consideration Schedule and the escrow agreement documenting the terms of the Transaction Escrow with Corporate Stock Transfer, Inc. All dividends paid on the Merger Shares in the Transaction Escrow will be distributed currently to the Company Stockholders and all voting rights of such Merger Shares will be exercisable by or on behalf of the Company Stockholders or their authorized agent.

(c)                Losses. In no event shall Parent Losses or Company Stockholder Losses include any incidental, consequential, special, indirect, punitive damages, diminution in value, lost profits or amounts recoverable based on a multiple of earnings, revenues or other financial metrics. All Parent Losses and Company Stockholder Losses shall be payable in shares of Parent Common Stock (payable in newly issued shares of Parent Common Stock in the case of Company Stockholder Losses and payable from the Transaction Escrow in the case of Parent Losses), valued at the closing price per share of the Parent Common Stock on NASDAQ (or any other exchange or bulletin board on which the Parent Common Stock is publicly traded) on the trading day immediately prior to final resolution or settlement of any indemnification matter giving rise to such Parent Losses or Company Stockholder Losses. Notwithstanding anything to the contrary contained herein, in no event shall (i) any Company Stockholder have any liability for indemnification obligations under this Article 9 for any amount, except for such Stockholder’s pro rata share of any Merger Shares deposited in the Transaction Escrow, or (ii) the Parent have any liability for any obligation to issue more than 860,000 shares of Parent Common Stock or to issue Parent Common Stock five years after the Effective Time. The contingent right to the stock to be issued in the future in satisfaction of any indemnification obligations under this Article 9 may not be assigned, except by operation of law.

9.4              Direct Claim. Any direct claim for indemnification not involving a third party as contemplated in Section 9.5 below (a “Direct Claim”) shall be made in writing to the indemnifying party by the indemnified party. Within 30 days of receipt of the written notice of the Direct Claim, the indemnifying party shall either pay the indemnified party the amount of the Direct Claim or provide written objection to the payment of the Direct Claim. If the indemnifying party objects to such Direct Claim within the 30-day time period set forth herein, such dispute shall be resolved in accordance with Section 10.5. If the indemnifying party fails to respond to such Direct Claim prior to the expiration of such 30-day time period, the indemnifying party shall be deemed to have acknowledged and agreed to pay such Direct Claim promptly, and waives any objections or defenses thereto.

9.5              Third-Party Claims.

(a)                In order for any Parent Indemnified Party or Company Stockholder Indemnified Party to be entitled to any indemnification provided for under this Article 9 in respect of, arising out of or involving a claim made by any Person other than the Company Stockholders, Stockholder Representative, Parent, Merger Sub or the Surviving Corporation, or their respective officers, directors, stockholders, owners, successors, assigns or affiliates (a “Third-Party Claim”) against such indemnified party, such indemnified party must notify the indemnifying party in writing of the Third-Party Claim promptly after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure of any indemnified party to give notice as provided in this Section 9.5 shall not relieve an indemnifying party of its indemnification obligations hereunder except to the extent that the indemnifying party proves actual loss and prejudice by such failure to give such notice.

(b)               The indemnifying party shall be entitled to participate in the defense of a Third-Party Claim and, if it so chooses within 10 days after receipt of notice of the Third-Party Claim, to assume or cause the assumption of the defense thereof with counsel selected by the indemnifying party (provided such counsel is not reasonably objected to by the indemnified party). Should the indemnifying party elect to assume the defense of a Third-Party Claim, the indemnifying party shall be deemed to have acknowledged its obligation to defend such Third-Party Claim as a claim subject to the indemnification obligations of this Agreement. If the indemnifying party elects to assume the defense of a Third-Party Claim, the indemnified party will fully cooperate with the indemnifying party in connection with such defense.

(c)                If the indemnifying party assumes the defense of a Third-Party Claim, then, as long as the indemnifying party is reasonably contesting such claim in good faith, using its commercially reasonable efforts, the indemnified party shall not admit any Liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the indemnifying party’s prior written consent, and the indemnified party will agree to any settlement, compromise or discharge of the Third-Party Claim the indemnifying party may recommend which releases the indemnified party unconditionally and completely in connection with such Third-Party Claim and which does not adversely affect the indemnified party in any manner. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party assumes the defense of a Third-Party Claim, then the indemnifying party shall not, without the indemnified party’s prior written consent, settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all Liability in respect of such Third-Party Claim.

(d)               If the indemnifying party does not assume the defense of any such Third-Party Claim, the indemnified party may defend the same in such manner as it may deem appropriate in its sole discretion, including, but not limited to, settling such claim or litigation. The indemnified party’s defense of such Third-Party Claim shall not prohibit any remedies of the indemnified party against the indemnifying parties, and the indemnified party shall be permitted during the course of or after the resolution of such Third-Party Claim to seek recovery of the Parent Losses or Company Stockholder Losses, as applicable, from the indemnifying party to the extent the indemnified party is entitled hereunder.

9.6              Survival of Indemnification Obligations. The representations and warranties of the parties contained in this Agreement shall survive for a period of 18 months following the Closing Date; provided, that all of the foregoing representations and warranties shall further survive during the duration of any Legal Proceedings (including, without limitation, any appeals) with respect to any claim for indemnification for which any indemnified party has provided a Claim Notice to any indemnifying party prior to the expiration of the applicable survival period. All obligations and covenants under this Agreement, including, without limitation indemnification, shall forever survive the Closing.

9.7              Qualifications. Notwithstanding anything in this Agreement to the contrary, in calculating the amount of any Parent Losses and Company Stockholder Losses incurred as a result of any breach of the representations, warranties and covenants contained in this Agreement or in other documents executed or delivered by the parties in connection with the Merger and Contemplated Transactions, any qualification with respect to materiality, Company Material Adverse Effect, Parent Material Adverse Effect or other similar qualification shall be disregarded.

9.8              Exclusive Remedy. The parties acknowledge and agree that, after the Closing, the indemnification provisions in this Article 9 shall be the sole and exclusive remedy of the parties with respect to the Contemplated Transactions, except for (a) claims of fraud or (b) injunctive relief permitted by Section 10.5. Except for claims of fraud, the Parties may not avoid the limitations on liability, recovery and recourse set forth in this Article 9 by seeking damages for breach of contract, tort or pursuant to any other theory or liability.

Article 10.
MISCELLANEOUS PROVISIONS

10.1          Stockholder Representative.

(a)                The Company (and pursuant to the terms of the Company Stockholder Consent, each of the Company’s stockholders) irrevocably appoints the Stockholder Representative to act as representative, agent, proxy and attorney-in-fact for the Company Stockholders for all purposes under this Agreement, the Merger and otherwise in connection with the Contemplated Transactions, including, without limitation, the full power and authority on each such Company Stockholder’s behalf to: (i) receive notices or service of process, (ii) negotiate, determine, compromise, settle and take any other action permitted or called for by any Company stockholder under this Agreement, (iii) execute and deliver any termination, amendment or waiver to this Agreement in connection therewith, (iv) engage such counsel, experts and other agents and consultants as the Stockholder Representative deems necessary in connection with exercising the powers granted hereunder and, in the absence of bad faith on the part of the Stockholder Representative, will be entitled to conclusively rely on the opinions and advice of such Persons, (v) receive funds and make or release payments of funds to pay any amounts that the Stockholder Representative has incurred or reasonably expects to incur in connection with the Company stockholders’ obligations under this Agreement, the Merger and otherwise in connection with the Contemplated Transactions, including amounts required to pay the fees and expenses of professionals incurred in connection with the Contemplated Transactions, (vi) to execute closing statements, settlement statements and funds flow statements on behalf of the Company’s stockholders and the Company. The Company Stockholders acknowledge that Parent and Merger Sub will be entitled to conclusively rely upon, without independent investigation, any act, notice, instruction or communication of the Stockholder Representative as provided in this Section 10.1 as the acts of the Company Stockholders and will not be liable in any manner whatsoever for any of Parent or Merger Sub’s actions, as applicable, taken or not taken in reliance upon the acts or omissions or communications or writings given or executed by the Stockholder Representative.

(b)               The Company’s stockholders agree that such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of the Stockholder Representative and will survive the death, incapacity, bankruptcy, dissolution or liquidation of any Company’s stockholder. All decisions and actions by the Stockholder Representative will be binding upon the Company’s stockholders, and no Company stockholder will have the right to object, dissent, protest or otherwise contest the same. The Stockholder Representative will have no duties or obligations hereunder except those specifically set forth herein and such duties and obligations will be determined solely by the express provisions of this Agreement. The Company’s stockholders will jointly and severally indemnify and hold harmless the Stockholder Representative against all Liabilities incurred by the Stockholder Representative in connection with the performance of his, her or its duties as the Stockholder Representative, including, without limitation, any action, suit or proceeding to which the Stockholder Representative is made a party by reason of the fact that the Stockholder Representative is or was acting as the Stockholder Representative under this Agreement. Neither the Stockholder Representative nor any agent employed by the Stockholder Representative will incur any Liability to any Company stockholder relating to the performance of Stockholder Representative’s duties hereunder except for actions or omissions constituting fraud or bad faith. The Stockholder Representative will have no Liability in respect of any action, claim or proceeding brought against the Stockholder Representative by any Company stockholder if the Stockholder Representative took or omitted taking any action in good faith.

(c)                The provisions of this Section 10.1 will be binding on the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each Company Stockholder, and any references in this Agreement to a “Company Stockholder” means and includes the successors to such Person’s rights hereunder, whether pursuant to a testamentary disposition, the Legal Requirements of descent and distribution or otherwise.

(d)               If the Stockholder Representative shall die, become disabled or otherwise be unable or unwilling to fulfill his, her or its responsibilities as agent of the Company’s stockholders, then a majority in interest of the Company’s stockholders (based on the ownership of the Company Stock set forth on Schedule 1.4) shall appoint a successor agent for the Company Stockholders. The Person serving as the Stockholder Representative may be replaced from time to time by the holders of a majority in interest of the Company Stockholders (based on the ownership of the Company Stock set forth on Schedule 1.4). In either case, the successor Stockholder Representative shall promptly notify Parent in writing of the identity of such successor Stockholder Representative. Any such successor shall become the “Stockholder Representative” for purposes of this Agreement.

(e)                All expenses incurred by the Stockholder Representative in connection with the performance of his, her or its duties as Stockholder Representative shall be borne and paid exclusively by the Company Stockholders, pursuant to their respective ownership of Company Stock (on an as-converted basis) immediately prior to the Effective Time.

10.2          Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent at any time without approval of any of the Company’s stockholders; provided, however, that no amendment shall be made which by applicable Legal Requirement requires further approval of the Company’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.3          Waiver

(a)                Subject to paragraphs (b) and (c) below, at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b)               No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c)                No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4          Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that, except as otherwise expressly set forth in this Agreement, the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in this Agreement or in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud). This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.5          Applicable Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of Legal Requirements thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Hennepin County, Minnesota; and (b) each of the parties irrevocably waives the right to trial by jury. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to the remedies set forth in Article 9. Each party hereby waives any requirement for the securing or posting of any bond in connection with seeking such injunction or injunctions.

10.6          Assignability; No Third-Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (i) as specifically provided in Section 5.2, (ii) after the Effective Time, with respect to the payment of the Aggregate Merger Consideration to Company Stockholders pursuant to Article 1 hereof, (iii) with respect to the holders of any Company Dissenting Shares, and (iv) any Company Stockholder Indemnified Party and any Parent Indemnified Party.

10.7          Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), one business day after mailing; (c) if sent by email transmission before 5:00 p.m. Central Time, when transmitted and receipt is confirmed; provided such communication is also sent pursuant to paragraph (a) or (b) above on such date; (d) if sent by email transmission after 5:00 p.m. Central Time and receipt is confirmed, on the following business day; provided such communication is also sent pursuant to paragraph (a) or (b) above on such date; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Precision Therapeutics Inc.

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

Attention: Bob Myers, Chief Financial Officer

Email: bmyers@skylinemedical.com

with a copy (which shall not constitute notice) to:

Maslon LLP

3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attention: Martin R. Rosenbaum

Email: martin.rosenbaum@maslon.com

if to the Company (before the Closing):

Helomics Holding Corporation

91 43rd Street, Suite 220

Pittsburg, PA 15201

Attention: Gerald J. Vardzel Jr., President & CEO

Email: gvardzel@helomics.com

with a copy (which shall not constitute notice) to:

Schiff Hardin LLP
901 K Street NW
Suite 700
Washington, DC 20001
Attention: Ralph DeMartino
Email: rdemartino@schiffhardin.com

if to the Stockholder Representative:

to an address or email address specified by the Stockholder Representative in writing from time to time for such purposes with a copy (which shall not constitute notice) to:

Schiff Hardin LLP
901 K Street NW
Suite 700
Washington, DC 20001
Attention: Ralph DeMartino
Email: rdemartino@schiffhardin.com

10.8          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the fullest extent possible.

10.9          Construction.

(a)                For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)               The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)                As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)               Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Articles and Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)                The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)                All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

(g)                For purposes of disclosures required by Article 2 and Article 3 and the restrictions set forth in Sections 4.2 and 4.3, any references to amounts in dollars shall include foreign currency equivalents.

10.10      Conflicts; Privileges. (a)Acknowledgement of Representation. It is acknowledged by each of the parties that the Stockholder Representative and the Company have retained Schiff Hardin LLP (“Schiff”) to act as their counsel in connection with this Agreement, the Ancillary Documents, the Confidentiality Agreement or any transaction contemplated hereby (the “Current Representation”), and that no other party to this Agreement has the status of a client of Schiff for conflict of interest or any other purposes as a result thereof.

(b)               Affirmation of Representation. Parent and the Company hereby agree that, and each agrees to cause each Company Affiliate to agree that, after the Closing, Schiff may represent the Stockholder Representative, any Stockholder, and any officer, director, manager, employee, shareholder, partner or member of any Company Entity (any such Person, a “Designated Person”) in any matter involving or arising from the Current Representation, including any interpretation or application of this Agreement or the Confidentiality Agreement, and including for the avoidance of doubt any litigation, arbitration, dispute or mediation between or among Parent, any Company Entity or any of their respective Affiliates, and any Designated Person, even though the interests of such Designated Person may be directly adverse to Parent, a Company Entity or any of their respective Affiliates, and even though Schiff may have represented a Company Entity in a substantially related matter, or may be representing a Company Entity in ongoing matters.

(c)                Waiver of Conflict. Parent and the Company hereby waive and agree not to assert, and each agrees to cause each other Company Entity to waive and not assert, (i) any claim that Schiff has a conflict of interest in any representation described in Section 10.10(b) above, and (ii) any confidentiality obligation with respect to any communication between Schiff and any Designated Person occurring during the Current Representation.

(d)               Retention of Privilege. Parent and the Company hereby agree that, and each agrees to cause each Company Entity to agree that, as to all communications (whether before, at or after the Closing) between Schiff and any Designated Person that relate in any way to the Current Representation, the attorney-client privilege and all rights to any other evidentiary privilege, and the protections afforded to information relating to representation of a client under applicable rules of professional conduct, belong to such Designated Person and may be controlled by such Designated Person and shall not pass to or be claimed by Parent or any Company Entity. Without limiting the foregoing, notwithstanding any policy of Parent or any Company Entity or any agreement between any Company Entity and any Designated Person or any Representative of any Designated Person or any Company Entity, whether established or entered into before, at or after the Closing, neither Parent nor any Company Entity may review or use for any purpose without such Designated Person’s written consent, or seek to compel disclosure to Parent or any Company Entity (or any of their representatives) any communication or information (whether written, oral, electronic or in any other medium) described in the previous sentence.

(e)                Further Assurances. Parent and the Company agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 10.10. Parent, the Stockholder Representative and the Company further agree that Schiff and its partners and employees are third party beneficiaries of this Section 10.10.

* * * * * * *

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Agreement to be executed as of the date first above written.

PRECISION THERAPEUTICS INC.

By:
Name:	Carl Schwartz
Title:	Chief Executive Officer

Helomics Acquisition, Inc.

By:
Name:	Carl Schwartz
Title:	Chief Executive Officer

HELOMICS HOLDING CORPORATION

By:
Name:	Gerald J. Vardzel Jr.
Title:	President

STOCKHOLDER REPRESENTATIVE

:	Gerald J. Vardzel Jr.

Signature Page –

Agreement and Plan of Merger

SCHEDULE 1.4

Directors and Officers of Surviving Corporation

Immediately Following the Effective Time

Surviving Corporation Directors

[To be supplied prior to Closing.]

Surviving Corporation Officers

[To be supplied prior to Closing.]

S-1

CONSIDERATION SCHEDULE

Stockholder	Shares of Parent Common Stock	Percentage
Vardzel Jr., Gerald	1,350,000	18.00%
Armstrong, Douglas	1,125,000	15.00%
Aulicino, Richard	1,125,000	15.00%
Keyser Jr., Robert	1,125,000	15.00%
Dawson James Securities, Inc.	1,650,000	22.00%
Maclaren, Monique	37,500	0.50%
Weinstein, David	187,500	2.5%
Healthcare Royalty Partners II, L.P.	900,000	12.00%
TOTAL	7,500,000	100.00%

S-2

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Inquiry” shall mean an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by Parent or the Company) that is related to a potential Acquisition Proposal.

“Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than an offer or proposal made or submitted by Parent or the Company to the other) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” with respect to any Entity shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a)       any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Entity or any of its Significant Subsidiaries is a constituent corporation and which would result in a third Person beneficially owning 30% or more of any class of equity or voting securities of such Entity or any of its Significant Subsidiaries; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 30% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries; or (iii) in which such Entity or any of its Significant Subsidiaries issues securities representing more than 30% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries;

(b)       any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 30% or more of the consolidated net revenues, consolidated net income (or loss) or consolidated assets of such Entity or any of its Significant Subsidiaries; or

(c)       any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of such Entity or any of its Significant Subsidiaries or the declaration of any extraordinary dividend.

“Affiliated Group” shall mean an “affiliated group” within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. Tax law.

““Aggregate Merger Consideration” shall mean 4,000,000 shares of Parent Common Stock and 3,500,000 shares of Parent Series D Preferred Stock.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Closing” shall mean the consummation of the Merger as described in Section 1.3 of this Agreement.

“Closing Date” shall mean the date of the Closing of the Merger.

“Company Affiliate” shall mean any Person under common control with any of the Company Entities within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Company Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the Company Entities or any Company Affiliate.

“Company Board” shall mean the Company’s Board of Directors.

“Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

“Company Contract” shall mean any Contract: (a) to which any of the Company Entities is a party; (b) by which any of the Company Entities or its assets is bound or under which any of the Company Entities has any express obligation; or (c) under which any of the Company Entities has any express right.

“Company Disclosure Schedule” shall mean the Company Disclosure Schedule prepared by the Company and delivered to the Parent prior to the Closing.

“Company Employee” shall mean any director, officer or other employee (full-time or part-time) of any of the Company Entities.

“Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Company Entities or any Company Affiliate; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Company Entity or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit.

“Company Employee Plan” shall mean each plan, program, policy, practice (of the type that might result in monetary implications to a Company Entity) or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained or contributed to, or required to be maintained or contributed to, by any of Company Entities or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which any of the Company Entities or any Company Affiliate has or may incur or become subject to any Liability; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

“Company Entities” shall mean: the Company and each of the Company’s Subsidiaries.

“Company Fundamental Representations” shall mean the representations and warranties set forth in Sections 2.1(a)-(b) (Subsidiaries; Due Organization), 2.2 (Authority; Binding Nature of Agreement), 2.3 (Capitalization), 2.7 (Title to Assets), 2.10 (Intellectual Property), 2.14 (Tax Matters), 2.15 (Employee and Labor Matters; Benefit Plans), 2.19 (Company Stockholder Approval), and 2.21 (No Financial Advisor).

“Company IP” shall mean: (a) all Intellectual Property Rights in or to the Company Products and all Intellectual Property Rights in or to Company Product Software; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Company Entities has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, results of operations or prospects of the Company Entities taken as a whole or of the Surviving Corporation; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) conditions generally affecting the industries in which the Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Company Entities, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Company Entities, taken as a whole, as compared to other industry participants; (iii) changes in GAAP (or any interpretations of GAAP) applicable to Company or any of its Subsidiaries; (iv) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iii), (v), (vi), (vii), or (viii) of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (v) any lawsuit commenced by a stockholder of the Company (in his, her or its capacity as a stockholder) directly resulting from the execution of this Agreement or the performance of the Contemplated Transactions; (vi) loss of employees, suppliers or customers (including customer orders or Contracts) resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions; (vii) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by Parent to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request; or (viii) changes in applicable Legal Requirements after the date hereof; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions.

“Company Notes Payable” shall mean all outstanding secured and unsecured debt obligations owed by the Company to third parties, whether represented by a promissory note or otherwise, excluding any obligations owed to Parent.

“Company Options” shall mean options to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to the a stock option plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted, and whether vested or unvested.

“Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

“Company Preferred Stock” shall mean the Series A Convertible Preferred Stock, par value $______ per share, of the Company.

“Company Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Company Entity; or (b) currently under development by or for any Company Entity (whether or not in collaboration with another Person).

“Company Product Software” shall mean any software (regardless of whether such software is owned by a Company Entity or licensed to a Company Entity by a third party) contained or included in or provided with any Company Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Company Product.

“Company Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Company Entities or otherwise used by any of the Company Entities, including the Company Product Software.

“Company Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Warrant” means each outstanding warrant to acquire equity securities of the Company.

“Confidentiality Agreement” shall mean that certain Non-Disclosure Agreement dated April 20, 2018 between the Company and Parent.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement.

“Contract” shall mean any agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking, written or oral.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“DOL” shall mean the United States Department of Labor.

“Effective Time” shall mean time when the Merger becomes effective.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization.

“Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, domains, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” shall mean all existing and future rights of the following types, which may exist or be created under the Legal Requirements of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above; and (g) rights to any existing Legal Proceedings related to the foregoing, the right to bring any such Legal Proceeding and all rights to receive compensation for the misuse, misappropriation or infringement of any proprietary rights in Intellectual Property.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” of a party shall mean the actual or constructive knowledge of an executive officer (as such term is defined under the rules promulgated by the SEC) of such party; provided that the Knowledge of the Company with respects to facts and occurrences relating to the Company prior to December 7, 2016 shall only include the current actual knowledge of the Company’s executive officers.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and the provisions of the current organizational documents and internal rules of the applicable Entity.

“Merger Shares” means all shares of Parent Common Stock comprising the Aggregate Merger Consideration.

“Nasdaq” shall mean the Nasdaq Capital Market.

“Order” shall mean any order, writ, injunction, judgment or decree.

“Parent Affiliate” shall mean any Person under common control with any of the Parent Entities within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Parent Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the Parent Entities or any Parent Affiliate.

“Parent Board” shall mean Parent’s Board of Directors.

“Parent Common Stock” shall mean the Common Stock, $0.01 par value per share, of Parent.

“Parent Contract” shall mean any Contract: (a) to which any of Parent Entities is a party; (b) by which any of the Parent Entities or any asset of any of the Parent Entities is bound or under which any of the Parent Entities has any express obligation; or (c) under which any of the Parent Entities has any express right.

“Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule prepared by the Parent and delivered to the Company prior to the Closing.

“Parent Employee” shall mean any director, officer or other employee (full-time or part-time) of any of the Parent Entities.

“Parent Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Parent Entities; and (b) any Parent Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Parent Entity to make any severance, termination, change in control or similar payment or to provide any benefit.

“Parent Employee Plan” shall mean any plan, program, policy, practice (of the type that might result in monetary implications to a Parent Entity) or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Parent Entities for the benefit of any Parent Employee; or (b) with respect to which any of the Parent Entities has or may incur or become subject to any Liability; provided, however, that a Parent Employee Agreement shall not be considered a Parent Employee Plan.

“Parent Entities” shall mean: (a) Parent; and (b) each of Parent’s Subsidiaries.

“Parent Equity Award” shall mean any Parent Option or other award issued pursuant to the Parent Equity Plans.

“Parent Equity Plans” shall mean the Precision Therapeutics Inc. Amended and Restated 2012 Stock Incentive Plan, as amended.

“Parent Fundamental Representations” shall mean the representations and warranties set forth in Sections 3.1(a)-(b) (Subsidiaries; Due Organization), 3.2 (Authority; Binding Nature of Agreement), 3.3 (Capitalization), 3.7 (Title to Assets), 3.10 (Intellectual Property), 3.14 (Tax Matters), 3.19 (No Vote Required), and 3.21 (No Financial Advisor).

“Parent IP” shall mean: (a) all Intellectual Property Rights in or to the Parent Products and all Intellectual Property Rights in or to Parent Product Software; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Parent Entities has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Parent Latest Balance Sheet” shall mean the latest consolidated balance sheet of Parent and its consolidated Subsidiaries included in the Parent SEC Filings.

“Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, results of operations or prospects of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (i) conditions generally affecting the industries in which Parent participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Parent Entities, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Parent Entities, taken as a whole, as compared to other industry participants; (iii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iv), (v), (vi), (vii), (viii) or (ix) of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to Parent or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iii), (iv), (vi), (vii), (viii) or (ix) or of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (vi) any lawsuit commenced by a stockholder of Parent (in his, her or its capacity as a stockholder) directly resulting from the execution of this Agreement or the performance of the Contemplated Transactions; (vii) loss of employees, suppliers or customers (including customer orders or Contracts) resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions; (viii) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by the Company to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request; or (ix) changes in applicable Legal Requirements after the date hereof; or (b) the ability of Parent to consummate the Merger or any of the other Contemplated Transactions.

“Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent or otherwise).

“Parent Pension Plan” shall mean each: (a) Parent Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

“Parent Preferred Stock” is as described in the Parent SEC Documents.

“Parent Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Parent Entity; or (b) currently under development by or for any Parent Entity (whether or not in collaboration with another Person).

“Parent Product Software” shall mean any software (regardless of whether such software is owned by a Parent Entity or licensed to a Parent Entity by a third party) contained or included in or provided with any Parent Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Parent Product.

“Parent Series D Preferred Stock” shall mean the Series D Preferred Stock, $0.01 par value per share, of Parent with the rights, preferences and powers set forth in the Certificate of Designation attached hereto as Exhibit C.

“Parent Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Parent Entities or otherwise used by any of the Parent Entities, including the Parent Product Software.

“Parent Stock” shall mean the Parent Common Stock and the Parent Preferred Stock.

“Parent Superior Offer” shall mean an Acquisition Proposal with respect to Parent (whether through a tender offer, merger or otherwise), that is determined by the Parent Board, in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to Parent’s stockholders than the Contemplated Transactions.

“Parent Triggering Event” shall be deemed to have occurred if: (a) the Parent Board shall have determined that a Parent Superior Offer exists; or (b) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.

“Parent Warrant” means each outstanding warrant to acquire equity securities of the Company or any other right of any kind, other than a Parent Option, to acquire capital stock of Parent.

“Person” shall mean any individual, Entity or Governmental Body.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Representatives” shall mean directors, officers, employees, agents, attorneys, accountants, investment bankers, other advisors and representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” of a Person means an Entity in which such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body; or (b) at least 25% of the outstanding equity, voting or financial interests in such Entity.

“Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), whether disputed or not, imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, claim for review or other document or information, any schedule or attachment thereto, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

EXHIBIT B

CERTIFICATE OF MERGER

of

Helomics Holding Corporation

with and into

Helomics Acquisition, Inc.

(To be renamed Helomics Holding Corporation)

In accordance with Section 251 of the General Corporation Law of the State of Delaware, Helomics Holding Corporation hereby certifies as follows:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

NAME	STATE OF INCORPORATION

Helomics Holding Corporation	Delaware

Helomics Acquisition, Inc.	Delaware

SECOND: That an Agreement and Plan of Merger has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

THIRD: The surviving corporation of the merger is Helomics Acquisition, Inc., to be renamed Helomics Holding Corporation in accordance herewith.

FOURTH: The certificate of incorporation of Helomics Acquisition, Inc., as in effect on the date hereof, will be the certificate of incorporation of the surviving corporation; provided that Article 1 of the certificate of incorporation is amended to state:

“1. Name. The name of the corporation is “Helomics Holding Corporation” (the “Corporation”).”

FIFTH: The executed Agreement and Plan of Merger is on file at an office of the surviving corporation, the address of which is 91 43rd Street, Suite 220, Pittsburgh, PA 15201.

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: The Effective Time of the Merger shall be the time of the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

The undersigned corporations have caused this Certificate of Merger to be signed on __________________, 2018.

[Signature Page Follows]

B-1

Helomics holding corporation

By: ___________________________

Name: _________________________

Its: ___________________________

Helomics Acquisition, Inc.

By: ___________________________

Name: _________________________

Its: ___________________________

B-2

EXHIBIT C

CERTIFICATE OF DESIGNATION

See attached.

Annex B

FORM OF PROXY FOR Precision aNNUAL STOCKHOLDERS MEETING

PRECISION THERAPEUTICS INC.

ANNUAL MEETING OF STOCKHOLDERS

[____________ ____], 2018

[TIME]

At the offices of

Maslon LLP

3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Precision Therapeutics Inc. 2915 Commers Drive, Suite 900 Eagan, Minnesota 55121	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on [__________ ____], 2018.

The shares of common stock you hold in your account will be voted as you specify in this proxy.

With respect to Proposal No. 1 below, only votes “For” or “Withheld” will affect the outcome. With respect to Proposal Nos. 2-7 below, if you “Abstain” from voting, it will have the same effect as an “Against” vote.

The undersigned hereby appoints CARL SCHWARTZ and BOB MYERS, and each of them individually, with full power of substitution, as Proxies to represent and vote, as designated below, all shares of common stock of Precision Therapeutics Inc. (the “Company”) registered in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company’s counsel, Maslon LLP, located at 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402, at [TIME] on [____________ ____], 2018, and at any adjournment or postponement thereof. The undersigned hereby revokes all proxies previously given with respect to the meeting.

If you need directions to the Annual Meeting, please contact the Company at (651) 389-4800.

[See reverse side for voting instructions]

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

- - - - - - - - - - - - please detach here - - - - - - - - - - - - -

The Board of Directors unanimously recommends a vote “For” Proposal Nos. 2, 3, 4, 5, 6 and 7, and “For” each of the nominees listed in Proposal No. 1.

1. To elect six members to the Board of Directors:	01 – Thomas J. McGoldrick 02 – Andrew P. Reding 03 – Carl Schwartz 04 – Timothy A. Krochuk 05 – J. Melville Engle 06 – Richard L. Gabriel	[_] Vote FOR all nominees (except as marked)	[_] Vote WITHHELD from all nominees
Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s registered public accounting firm for the fiscal year ending December 31, 2018.	[_] FOR	[_] AGAINST	[_] ABSTAIN

3. To approve the Amended and Restated Agreement and Plan of Merger, dated as of October 26, 2018..	[_] FOR	[_] AGAINST	[_] ABSTAIN

4. To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000.	[_] FOR	[_] AGAINST	[_] ABSTAIN

5. To approve amendments to the Company’s Certificate of Incorporation and Amended and Restated Bylaws to establish a classified Board of Directors.	[_] FOR	[_] AGAINST	[_] ABSTAIN

6. To approve amendments to the Company’s Amended and Restated 2012 Stock Incentive Plan to (a) increase the reserve of shares of common stock authorized for issuance thereunder to 10,000,000, (b) increase certain thresholds for limitations on grants and (c) re-approve performance goals thereunder.	[_] FOR	[_] AGAINST	[_] ABSTAIN

7. To approve a proposal to adjourn the Annual Meeting, if necessary, to solicit proxies in the event that there are not sufficient votes at the time of the Annual Meeting to approve Proposal Nos. 3, 4, 5 or 6.	[_] FOR	[_] AGAINST	[_] ABSTAIN

8. In their discretion, upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.	[_] FOR	[_] AGAINST	[_] ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH OF PROPOSAL NOS. 2, 3, 4, 5, 6 AND 7, AND FOR EACH OF THE DIRECTORS NOMINATED FOR ELECTION IN PROPOSAL NO. 1.

Please mark this box if you have an address change: [_]

Please indicate your address changes below:

____________________________________

____________________________________

____________________________________

____________________________________

Date:

Signature(s) in box

PLEASE DATE AND SIGN YOUR NAME(S) ABOVE EXACTLY AS SUCH NAME(S) APPEAR(S) TO THE LEFT, INDICATING, WHERE APPROPRIATE, OFFICIAL POSITION OR REPRESENTATIVE CAPACITY. For stock held in joint tenancy, each tenant should sign.

Annex C

FORM LETTER OF TRANSMITTAL

LETTER OF TRANSMITTAL

TO EXCHANGE NOTES AND WARRANTS

OF HELOMICS HOLDING CORPORATION

PURSUANT TO OFFER DATED [______ ____], 2018

Reference is hereby made to that certain Amended and Restated Agreement and Plan of Merger, dated October 26, 2018, pursuant to which Helomics Holding Corporation, a Delaware corporation (“Helomics”), has agreed to merge with and into a wholly-owned subsidiary of Precision Therapeutics, Inc., a Delaware corporation (“Precision”), subject to the terms and conditions in such agreement (the “Merger”).

The undersigned represents that I (we) (“Undersigned”) have full authority to surrender for exchange, without restriction, all (a) Helomics Notes Payable (as defined herein) and (b) Helomics Warrants (as defined herein). Undersigned is the beneficial holder of Helomics Notes Payable and Helomics Warrants set forth on Exhibit A and, except as set forth on Exhibit A, there are no Helomics Notes Payable or Helomics Warrants held by Undersigned.

After the execution and delivery of this Letter of Transmittal by Undersigned in connection with the Merger, Undersigned will exchange (a) all, but not less than all, of the Helomics Notes Payable held by Undersigned for an amount of Common Stock, par value $0.01 (“Common Stock”), of Precision, equal to the result of the Note Formula (as defined herein), and (b) all, but not less than all, of Helomics Warrants held by Undersigned for an amount of Precision Warrants (as defined herein) equal to the result of the Warrant Formula (as defined herein). Promptly upon the Effective Time (as defined herein), but only after receipt of the Helomics Notes Payable and Helomics Warrants held by Undersigned, Helomics will cancel and extinguish each such Helomics Note Payable and Helomics Warrant and each such Helomics Note Payable and Helomics Warrant will be of no further force or effect.

The Undersigned acknowledges that the Precision Common Stock received in connection with the exchange of Undersigned’s Helomics Notes Payable is subject to the restrictions described under “Transfer Restrictions” below.

Consummation of the Merger is conditioned upon holders, including without limitation, Undersigned, of at least 75% of the outstanding balance of the Helomics Notes Payable exchanging their Helomics Notes Payable for Common Stock of Precision pursuant to the terms of the Offer (as defined herein).

Promptly mail this Letter of Transmittal, together with your Helomics Notes Payable and Helomics Warrants, to:

Corporate Stock Transfer, Inc.

3200 Cherry Creek Drive South, #430

Denver, Colorado 80209

Facsimile: 303-282-5800

Phone: 303-282-4800

Toll Free: 877-309-2764

Method of delivery of the Helomics Notes Payable and Helomics Warrants held by Undersigned is at the option and risk of Undersigned. See Instruction 1 included in this Letter of Transmittal. Please complete the following (please print):

Name of Holder(s)	Address of Holder(s)
________________________________________	________________________________________ ________________________________________ ________________________________________
________________________________________	________________________________________ ________________________________________ ________________________________________

Certain Definitions. The following definitions are used in this Letter of Transmittal:

(a)  “Effective Time” shall mean the effective time at which the Merger occurs;

(b) “Helomics Notes Payable” means all outstanding secured and unsecured debt obligations owed by Helomics to Undersigned, whether represented by a promissory note or otherwise, including the additional principal and interest, if any, described in the Explanatory Note;

(c) “Helomics Warrant” means each outstanding warrant to acquire equity securities of Helomics, including any additional Helomics Warrants issued to Undersigned as described in the Explanatory Note;

(d) “Note Formula” means all of the outstanding principal and accrued and unpaid interest on a Helomics Note Payable, calculated as of the Effective Time, divided by $1.00 per share of Common Stock of Precision;

(e) “Precision Warrant” means a warrant to acquire common stock of Precision in the form attached hereto as Exhibit B; and

(f) “Warrant Formula” means 0.6 multiplied by all Helomics Warrants held by a tendering holder.

Explanatory Note: Prior to the Merger, Helomics sold certain promissory notes in three separate offerings, occurring in 2016, 2017 and 2018. The terms of each offering differed from prior offerings, and the 2018 offering caused all prior notes to convert into promissory notes issued in the 2018 offering. The following describes these conversions and how Exhibit A reflects Undersigned’s current Helomics Notes Payable.

Purchasers of Convertible Notes. The Convertible Promissory Notes of Helomics issued to investors in 2016 and 2017 (the “Convertible Notes”) did not bear interest. For each $1.00 in Convertible Notes purchased in 2016-2017, the investor received 1.0 Helomics Warrant at $1.00 per share. When the 15% Notes described below were issued in early 2018, each Convertible Note by its terms automatically converted at a 25% discount into (1) a 15% Note and (2) additional Helomics Warrants, as described in the following example. The amounts listed on Exhibit A reflect this conversion of the Convertible Note and issuance of the additional Helomics Warrants.

Example. For example, a $10,000 Convertible Note was automatically converted into (1) a 15% Note in the principal amount of $13,333 and (2) an additional 26,667 Helomics Warrants in addition to the 10,000 Helomics Warrants originally issued to the investor (a total of 36,667 Helomics Warrants). In the Merger, if that investor elects to convert 100% of the Note balance, the investor will receive (a) Precision common stock at a rate of $1.00 per share applied to the outstanding principal and interest on the Note, plus (b) a new Warrant for 22,000 shares of Precision common stock (60% of 36,667 Helomics shares) at $1.00 per share.

Purchasers of 15% Notes. In 2018, Helomics issued 15% Convertible Promissory Notes (the “15% Notes”), which bore interest from the date of issuance in 2018. For each $1.00 in 15% Notes originally purchased, the investor received 2.0 Helomics Warrants at $1.00 per share. If an investor purchased a 15% Note and elects to exchange that 15% Note for Precision common stock in the Merger, the investor will also receive additional Helomics Warrants immediately before the effective date of the Merger, equal to an additional 167% of warrant coverage, to be converted in the Merger into Precision Warrants ($1.00 exercise price) at the 60% warrant exchange ratio described above. The amounts listed on Exhibit A reflect the assumed issuance of these additional Helomics Warrants.

Example. For example, a purchaser of a $10,000 15% Note would have received 20,000 Helomics Warrants at the time of investment. If that investor elects to convert 100% of the 15% Note balance for Precision common stock in the Merger, the investor would receive (a) Precision common stock at a rate of $1.00 per share applied to the outstanding principal and interest on the 15% Note, plus (b) an additional 16,667 Helomics Warrants, for a total of 36,667 Helomics Warrants, which will be exchanged for a new Warrant for 22,000 shares of Precision common stock (60% of 36,667 Helomics shares) at $1.00 per share.

REPRESENTATIONS AND WARRANTIES OF UNDERSIGNED

PLEASE READ CAREFULLY THIS ENTIRE LETTER OF TRANSMITTAL, INCLUDING THE ACCOMPANYING INSTRUCTIONS AND THE EXHIBITS ATTACHED HERETO.

Ladies and Gentlemen:

As consideration for the Merger, Undersigned hereby exchanges all Helomics Notes Payable held by Undersigned and all Helomics Warrants held by Undersigned, as specifically described on Exhibit A attached hereto, pursuant to this Letter of Transmittal (the “Offer”).

The Board of Directors of Precision has extended the Offer to all holders of Helomics Notes Payable and Helomics Warrants. The Offer is for the exchange of all, but not less than all, of (a) the Helomics Notes Payable held by Undersigned for an amount of Common Stock of Precision equal to the result of the Note Formula, and (b) the Helomics Warrants held by Undersigned for Precision Warrants in an amount equal to the result of the Warrant Formula. Consummation of the Merger is conditioned upon holders of at least 75% of the outstanding balance of the Helomics Notes Payable exchanging their Helomics Notes Payable for Common Stock of Precision pursuant to the terms of the Offer.

Transfer Restrictions. Undersigned acknowledges and agrees (i) not to sell or otherwise transfer for 90 days after the Effective Time any shares of Common Stock of Precision received in connection with the exchange of Undersigned’s Helomics Notes Payable, and (ii) if Undersigned is receiving at least 200,000 shares of Common Stock of Precision in connection with the exchange of Undersigned’s Helomics Notes Payable, thereafter not to sell in any three-month period shares representing more than one percent (1%) of the outstanding common stock of Precision; provided, that all of such restrictions will lapse one year after the Effective Time.

Undersigned acknowledges that Undersigned has been advised to consult with Undersigned’s advisors as to the consequences of participating or not participating in the Offer.

Undersigned represents and warrants to Precision that:

(a)                 Undersigned has good, marketable and unencumbered title to each Helomics Note Payable and Helomics Warrant of Undersigned, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to their exchange, sale or transfer, and such Helomics Notes Payable and Helomics Warrants are not subject to any adverse claim;

(b)                 Undersigned shall promptly, upon request, execute and deliver any additional documents Precision deems necessary to complete the exchange of the Helomics Notes Payable and Helomics Warrants tendered hereby;

(c)                 Undersigned understands that tenders of Common Stock and Precision Warrants pursuant to the Offer and in the instructions hereto shall constitute Undersigned’s acceptance of the terms and conditions of the Offer;

(d)                 The Helomics Notes Payable and Helomics Warrants indicated on Exhibit A as being beneficially held by Undersigned constitute all of the Helomics Notes Payable and Helomics Warrants beneficially held by Undersigned;

(e)                 Undersigned agrees to all of the terms and conditions of the Offer.

All of Undersigned’s obligations in this Letter of Transmittal shall survive the death or incapacity of Undersigned, and any obligation of Undersigned shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and legal representatives of Undersigned. Except as stated in the Offer, this Offer is irrevocable.

Delivery of this Letter of Transmittal and all other documents to an address other than as set forth above, or transmission of instructions via facsimile or email, does not constitute valid delivery. Please read carefully this entire Letter of Transmittal, including the accompanying instructions, before checking any box below.

THE OFFER CONTAINED IN THIS LETTER OF TRANSMITTAL EXPIRES AT MIDNIGHT, EASTERN TIME, ON [________], 2018, UNLESS AND UNTIL PRECISION, IN ITS SOLE DISCRETION, EXTENDS THE OFFER, IN WHICH CASE, THE EXPIRATION DATE OF THE OFFER SHALL BE THE LATEST TIME AND DATE AT WHICH THE OFFER, AS EXTENDED, EXPIRES (AS APPLICABLE, THE “EXPIRATION DATE”).

ACCEPTANCE OF EXCHANGE CONSTITUTES BINDING AGREEMENT

UNDERSIGNED UNDERSTANDS THAT ACCEPTANCE OF THE EXCHANGE DESCRIBED IN THIS LETTER OF TRANSMITTAL WILL CONSTITUTE A BINDING AGREEMENT BETWEEN UNDERSIGNED AND PRECISION THERAPEUTICS, INC. UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER. SIGNATURES MUST BE PROVIDED BELOW. PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

This Letter of Transmittal is to be completed by the holder(s) of Helomics Notes Payable and/or Helomics Warrants. Undersigned hereby: (a) elects to exchange the Helomics Notes Payable and Helomics Warrants held by Undersigned and described under “Election to Exchange” below; and (b) agrees to the receipt of Common Stock of Precision and Precision Warrants, respectively, in each case pursuant to the terms and subject to the conditions described in the Offer and this Letter of Transmittal and subject in all respects to the consummation of the Merger. If Undersigned holds any Helomics Notes Payable or Helomics Warrants for beneficial owners, (a) Undersigned represents that Undersigned has received from each such beneficial owner thereof (collectively, the “Beneficial Owners”) a duly completed and executed instructions to take the actions described in this Letter of Transmittal and (b) Undersigned acknowledges and agrees that the representations and warranties set forth above shall be modified as necessary to provide for Undersigned’s representation and warranty on behalf of the Beneficial Owners. Undersigned agrees to provide to Precision a copy of such instructions upon request.

Subject to, and effective only upon, Precision’s acceptance of Undersigned’s election to exchange the Helomics Notes Payable and Helomics Warrants held by Undersigned and described on Exhibit A attached hereto and as identically described in the box titled “Election to Exchange” below, Undersigned hereby assigns and transfers to, or upon the order of, Precision, all right, title and interest in, to and under the Helomics Notes Payable and Helomics Warrants being exchanged hereby, waives, with respect to each of Precision and Helomics, any and all other rights with respect to such Helomics Notes Payable and Helomics Warrants, and releases and discharges each of Precision and Helomics from any and all claims Undersigned may have now, or may have in the future, arising out of, or related to, such Helomics Notes Payable and/or Helomics Warrants.

Undersigned hereby irrevocable constitutes and appoints Corporate Stock Transfer, Inc. (“Depositary”) as the true and lawful agent and attorney-in-fact of Undersigned with respect to the Helomics Notes Payable and Helomics Warrants held by Undersigned that Undersigned is electing to exchange pursuant to the Offer, with full power of substitution (the power of attorney being deemed to be an irrevocable power coupled with an interest), to deliver such Helomics Notes Payable and Helomics Warrants to, or upon the order of, Precision, on the books of the Depositary and deliver all accompanying evidences of transfer and authenticity to, or upon the order of, Precision, upon receipt by Depositary, as Undersigned’s agent, of Common Stock of Precision and Precision Warrants to which Undersigned is entitled upon acceptance by Precision of Undersigned’s election to exchange, pursuant to the Offer, the Helomics Notes Payable and Helomics Warrants held by Undersigned.

Transfer Restrictions. Undersigned acknowledges and agrees (i) not to sell or otherwise transfer for 90 days after the Effective Time any shares of Common Stock of Precision received in connection with the exchange of Undersigned’s Helomics Notes Payable, and (ii) if Undersigned is receiving at least 200,000 shares of Common Stock of Precision in connection with the exchange of Undersigned’s Helomics Notes Payable, thereafter not to sell in any three-month period shares representing more than one percent (1%) of the outstanding common stock of Precision; provided, that all of such restrictions will lapse one year after the Effective Time.

Unless otherwise indicated under “Special Issuance Instructions” below, Precision will cause the Common Stock and Precision Warrants received by Undersigned in exchange for the Helomics Notes Payable and Helomics Warrants held by Undersigned to be issued in the name(s) of Undersigned. Unless otherwise indicated under “Special Issuance Instructions” below, Precision (a) will cause the books and records of Precision to reflect (i) the shares of Common Stock of Precision to reflect Undersigned’s ownership of such Common Stock and (ii) Undersigned as the holder of the Precision Warrants, and (b) will send or cause to be sent all accompanying documents, as applicable, to Undersigned’s address, as provided by Undersigned on the first page of this Letter of Transmittal.

If we do not accept for any reason any Helomics Notes Payable tendered or if any Helomics Notes Payable tendered are withdrawn pursuant to the terms of the Offer, we will return such Helomics Notes Payable without expense to the holder. If we do not accept for any reason any Helomics Warrants tendered or if any Helomics Warrants tendered are withdrawn pursuant to the terms of the Offer, we will return such Helomics Warrants without expense to the holder. Without limiting the generality of the foregoing, Precision shall have the right to terminate this Letter of Transmittal, and the transactions contemplated hereby, in the event the Merger is not consummated.

Undersigned understands that an election to exchange the Helomics Notes Payable and Helomics Warrants held by Undersigned pursuant to the procedures described in this Letter of Transmittal will constitute a binding agreement between Undersigned and Precision upon the terms of the Offer set forth herein. All of Undersigned’s obligations in this Letter of Transmittal will survive the death, bankruptcy or incapacity of Undersigned and any Beneficial Owner(s), and every obligation of Undersigned or any Beneficial Owner under this Letter of Transmittal will be binding upon the respective heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of Undersigned and such Beneficial Owners.

ELECTION TO EXCHANGE

Undersigned hereby represents and warrants that Undersigned has full power and authority to exchange, assign and transfer all, but not less than all, of the Helomics Notes Payable and Helomics Warrants held by Undersigned that Undersigned has elected to exchange pursuant to this Letter of Transmittal. Undersigned and each Beneficial Owner will, upon request, execute and deliver any additional documents reasonably requested by Precision or the Depositary as necessary or desirable to complete and give effect to the transactions contemplated hereby.

SIGNATURES MUST BE PROVIDED BELOW. PLEASE READ CAREFULLY THE ACCOMPANYING INSTRUCTIONS, INCLUDING THE DEFINITIONS AND EXPLANATORY NOTE, AND THE ATTACHED EXHIBIT A BEFORE COMPLETING THE BOXES BELOW.

ELECTION TO EXCHANGE
HELOMICS NOTES PAYABLE AND HELOMICS WARRANTS TO BE EXCHANGED	SHARES OF COMMON STOCK AND PRECISION WARRANTS TO BE RECEIVED
Total amount of principal and accrued interest outstanding under the Helomics Notes Payable held by Undersigned: $______________________________________________ (see Exhibit A attached hereto)	The number of shares of Common Stock of Precision to be issued in the exchange will be calculated pursuant to the Note Formula.
Total number of Helomics Warrants held by Undersigned: _______________________________________________ (see Exhibit A attached hereto)	The number of Precision Warrants to be issued to in the exchange will be calculated pursuant to the Warrant Formula.

ISSUANCE INSTRUCTIONS – COMMON STOCK This box is to be completed by Undersigned.
Name:	____________________________________ (please print)
Address:	____________________________________ ____________________________________ ____________________________________ (please print)
Tax ID	____________________________________ (please print)
Other Information	____________________________________

SPECIAL ISSUANCE INSTRUCTIONS – PRECISION WARRANTS This box is to be completed only in the event the Precision Warrants are to be issued in the name of someone other than Undersigned.
Name:	____________________________________ (please print)
Address:	____________________________________ ____________________________________ ____________________________________ (please print)

SPECIAL DELIVERY INSTRUCTIONS – COMMON STOCK

This box is to be completed only in the event the documents accompanying the issuance of shares of Common Stock of Precision are to mailed to someone other than Undersigned or to Undersigned at an address other than that shown above in this Letter of Transmittal.

Name:	____________________________________ (please print)
Address:	____________________________________ ____________________________________ ____________________________________ (please print)

SPECIAL DELIVERY INSTRUCTIONS – PRECISION WARRANTS

This box is to be completed only in the event the documents accompanying the issuance of Precision Warrants are to mailed to someone other than Undersigned or to Undersigned at an address other than that shown above in this Letter of Transmittal.

Name:	____________________________________ (please print)
Address:	____________________________________ ____________________________________ ____________________________________ (please print)

EXERCISING HOLDER SIGNATURE
Name(s) of Registered Holder of Authorized Signatory:	____________________________________ (please print) ____________________________________ (please print)
Address of Registered Holder:	____________________________________ ____________________________________ ____________________________________ (please print)
Capacity of Registered Holder or Authorized Signatory:	____________________________________ (please provide full title; please print)
Area Code and Telephone Number of Registered Holder:	____________________________________ (please print)
Tax Identification Number or Social Security Number:	____________________________________ (please print)

GUARANTEE OF SIGNATURE(S) This box is to be completed by Eligible Institutions only.
Name of Eligible Institution:	____________________________________ (please print)
Signature of Authorized Signatory:	____________________________________
Name of Authorized Signatory:	____________________________________ (please print)
Capacity of Authorized Signatory:	____________________________________ (please provide full title; please print)
Address of Eligible Institution:	____________________________________ ____________________________________ ____________________________________ (please print)
Area Code and Telephone Number of Authorized Signatory:	____________________________________ (please print)
Date of Execution:	____________________________________ (please print)

INSTRUCTIONS TO LETTER OF TRANSMITTAL

1.                   Guarantee of Signature. No guarantee of signature is required if either:

(a)                 This Letter of Transmittal is signed by the registered holder of the Helomics Notes Payable and Helomics Warrants exactly as the name of the registered holder appears on Exhibit A attached hereto (i.e., the books and records of Helomics) and such holder has not completed a box entitled “Special Issuance Instructions—Precision Warrants,” “Special Delivery Instructions—Common Stock;” or “Special Delivery Instructions—Precision Warrants.”

(b)                 The Helomics Warrants are tendered for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority or a commercial bank or trust company (not a savings bank or savings and loan association) having an office, branch or agency in the United States that is a participant in an approval Signature Guarantee Medallion Problem (each such entity, an “Eligible Institution”); or

(c)                 The holder(s) of Helomics Notes Payable and/or the Helomics Warrants reside outside of the United States and are not otherwise tending the Helomics Notes Payable and/or the Helomics Warrants in the United States.

In all other cases, an Eligible Institution must guarantee all signatures on this Letter of Transmittal.

2.                   Delivery of Letter of Transmittal. The method of delivery of this Letter of Transmittal and of all other documents, including the Helomics Notes Payable and Helomics Warrants held by Undersigned, is at the election and risk of Undersigned, and the delivery will be deemed made only when actually received by the Depositary. Registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

3.                   Exchange Requirements. Holders who choose to participate in the Offer shall exchange all, but not less than all, of such Holder’s Helomics Notes Payable and Helomics Warrants.

4.                   Signatures on Letter of Transmittal.

(a)                 If this Letter of Transmittal is signed by the registered holder(s) of the Helomics Notes Payable and Helomics Warrants, such signature(s) must correspond exactly with the name(s) as written on Exhibit A attached hereto (i.e., the books and records of Helomics) without any change whatsoever.

(b)                 If any of the Helomics Notes Payable or Helomics Warrants held by Undersigned are held of record by two or more holders, all such holders must sign this Letter of Transmittal.

(c)                 If any of the Helomics Notes Payable or Helomics Warrants held by Undersigned are registered in different names, Undersigned must complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

(d)                 If this Letter of Transmittal, or any other documents required hereunder, is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to Precision of the authority to so act. However, if the Helomics Notes Payable and/or Helomics Warrants, as applicable, have been issued in the fiduciary or representative capacity, no additional documentation is required.

5.                   Issuance of Common Stock and Precision Warrants. Common Stock of Precision to be issued to Undersigned will be issued via restricted book entry and recorded in the stockholder records of the Company maintained by Corporate Stock Transfer, Inc. Upon expiration of the applicable Transfer Restrictions (see the section entitled “Transfer Restrictions” noted above), the Company will notify Corporate Stock Transfer, Inc. to remove such restriction from Undersigned’s shares of Precision Common Stock.

6.                   Special Issuance and Special Delivery Instructions. If (a) the shares of Common Stock of Precision and/or the Precision Warrants are to be issued in the name of a person other than Undersigned or (b) if the shares of Common Stock of Precision and/or the Precision Warrants are to be sent to (i) someone other than Undersigned or (ii) an address of Undersigned different than provided on the first page of this Letter of Transmittal, the boxes captioned “Special Issuance Instructions” and/or “Special Delivery Instructions” for the Common Stock of Precision and/or the Precision Warrants must be completed as applicable and signatures must be guaranteed as described in Instruction 1.

7.                   Irregularities. All questions as to the information set forth on Exhibit A, the exchanged amounts to be accepted and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Helomics Notes Payable and Helomics Warrants will be determined by Precision in its sole discretion, which determinations shall be final and binding upon all parties, subject to the judgment of any court. Precision reserves the absolute right to reject any or all tenders of Helomics Notes Payable and/or Helomics Warrants it determines to be not in proper form or to reject those Helomics Notes Payable and/or Helomics Warrants, the acceptance of which may, in the opinion of Precision’s counsel, be unlawful, subject to the judgment of any court. Precision also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Helomics Notes Payable and/or Helomics Warrants, and Precision’s interpretation of the terms of the Offer (including these instructions) shall be final and binding on all parties, subject to the judgment of any court. No tender of Helomics Notes Payable and/or Helomics Warrants will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as Precision determines. Neither Precision nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

8.                   Questions and Requests for Assistance. Please direct questions or requests for assistance to the following:

[________________________]

[________________________]

[________________________]

[________________________]

[________________________]

[________________________]

THIS LETTER OF TRANSMITTAL (OR A COPY HEREOF) TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE DEPOSITARY ON OR PRIOR TO THE EXPIRATION DATE.

EXHIBIT A

DESCRIPTION OF

HELOMICS NOTES PAYABLE AND HELOMICS WARRANTS

HELD BY UNDERSIGNED

See attached.

EXHIBIT B

FORM OF PRECISION WARRANT

TO BE ISSUED IN EXCHANGE FOR

HELOMICS WARRANTS

See attached.

Annex D

FORM OF CERTIFICATE OF AMENDMENT TO PRECISION’S CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES AND TO APPROVE CLASSIFIED BOARD

(AS IF PROPOSALS NO. 4 AND 5 ARE APPROVED)

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION OF

PRECISION THERAPEUTICS INC.

(a Delaware corporation)

Date: [____________ ____], 2018

Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned, being the Chief Financial Officer of Precision Therapeutics Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that the following resolutions where adopted by the Corporation’s Board of Directors and its stockholders as hereinafter described:

RESOLVED: Section 4.1 of the Certificate of Incorporation, as amended, of the Corporation is hereby amended and replaced in its entirety with the following:

4.1       The total number of shares of stock that the Corporation shall have authority to issue is one hundred million (100,000,000) shares of common stock, having par value of one cent ($0.01) per share (“Common Stock”); and 20,000,000 shares of preferred stock, with a par value of one cent ($0.01) per share (“Preferred Stock”).

FURTHER RESOLVED: Article 7 of the Certificate of Incorporation, as amended, of the Corporation is hereby amended and replaced in its entirety with the following:

7.       Directors.

7.1       The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the total number of directors constituting the entire Board of Directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

7.2       Other than those directors, if any, elected by the holders of any series of Preferred Stock then outstanding, the Board of Directors shall be and is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. In the case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. Subject to the rights of the holders of any Series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, removal or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation or removal of any director. No decrease in the number of directors shall shorten the term of any incumbent director.

7.3       Except for the terms of such additional directors, if any, as elected by the holders of any series of Preferred Stock then outstanding, each director shall serve for a term ending on the date of the third annual meeting of the Corporation’s stockholders following the annual meeting at which such director was elected; provided, however, that each director initially appointed to Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of stockholders following the effectiveness of this provision; each director initially appointed to Class II shall serve for the initial term expiring at the Corporation’s second annual meeting of stockholders following the effectiveness of this provision; and each director initially appointed to Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of stockholders following the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.

7.4       There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

7.5       Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

The foregoing resolutions and this Certificate of Amendment were duly adopted by the Board of Directors of the Corporation pursuant to board resolution in accordance with the provisions of Section 141 of the Delaware General Corporation Law and by the holders of a majority of the outstanding shares of the Corporation’s voting stock at a meeting of stockholders in accordance with Section 242 of the Delaware General Corporation Law.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, being the Chief Financial Officer of the Corporation, has executed this Certificate of Amendment to the Corporation’s Certificate of Incorporation, as amended, as of the date first set forth above.

Bob Myers, Chief Financial Officer of Precision Therapeutics Inc.

Annex E

[RESERVED]

[Signature page follows]

E-2

E-3

Annex F

FORM OF FIRST AMENDMENT TO AMENDED AND RESTATED BYLAWS OF PRECISION TO ESTABLISH A CLASSIFIED BOARD OF DIRECTORS

(AS IF PROPOSAL NO. 5 IS APPROVED)

FIRST AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF

PRECISION THERAPEUTICS INC.

(a Delaware corporation)

As of October 17, 2018

The Amended and Restated Bylaws of Precision Therapeutics Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), are hereby amended as follows:

Section 3.02 of Article 3 of the Corporation’s Amended and Restated Bylaws is amended and restated to read in its entirety as follows:

“Section 3.02. Number, Election and Term of Office. The exact number of directors shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. The Board of Directors shall be divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III (each, a “Class”). In the case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. Except as otherwise provided in the certificate of incorporation, each director shall serve for a term ending on the date of the third annual meeting of the Corporation’s stockholders following the annual meeting at which such director was elected; provided, however, that each director initially appointed to Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of stockholders following the effectiveness of this provision; each director initially appointed to Class II shall serve for the initial term expiring at the Corporation’s second annual meeting of stockholders following the effectiveness of this provision; and each director initially appointed to Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of stockholders following the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal. Directors need not be stockholders.”

Except as herein amended, the provisions of the Amended and Restated Bylaws of the Corporation shall remain in full force and effect.

F-1

CERTIFICATE OF ADOPTION OF

FIRST AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF

PRECISION THERAPEUTICS INC.

THIS IS TO CERTIFY:

The undersigned is the Chief Financial Officer of Precision Therapeutics Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”). The foregoing First Amendment to Amended and Restated Bylaws was duly adopted by the Board of Directors of the Corporation pursuant to board resolution in accordance with the provisions of Section 141 of the Delaware General Corporation Law and by the holders of a majority of the outstanding shares of the Corporation’s voting stock at a meeting of stockholders in accordance with Section 109 of the Delaware General Corporation Law and the terms of the Corporation’s Amended and Restated Bylaws. Except as set forth in the foregoing First Amendment to Amended and Restated Bylaws, said Amended and Restated Bylaws are in full force and effect and have not been modified, rescinded or repealed as of this date.

EXECUTED ON [____________ ____], 2018.

Bob Myers, Chief Financial Officer of Precision Therapeutics Inc.

F-2

Annex G

FORM OF Amended and Restated 2012 Stock Incentive Plan OF PRECISION

(AS IF pROPOSAL no. 6 IS APPROVED)

PRECISION THERAPEUTICS INC.

AMENDED AND RESTATED 2012 STOCK INCENTIVE PLAN

Effective [__________________], 2018

1.	Purpose		3

2.	Administration		3

3.	Eligible Participants		3

4.	Types of Incentives		3

5.	Shares Subject to the Plan		3
	5.1.	Number of Shares	4
	5.2.	Cancellation	4
	5.3.	Type of Common Stock	4
	5.4.	Limitation on Certain Grants	4

6.	Stock Options		4
	6.1.	Price	4
	6.2.	Number	4
	6.3.	Duration and Time for Exercise	4
	6.4.	Manner of Exercise	5
	6.5.	Incentive Stock Options	5

7.	Stock Appreciation Rights		6
	7.1.	Price	6
	7.2.	Number	6
	7.3.	Duration	6
	7.4.	Exercise	6
	7.5.	Issuance of Shares Upon Exercise	6

8.	Stock Awards, Restricted Stock and Restricted Stock Units		7
	8.1.	Number of Shares	7
	8.2.	Sale Price	7
	8.3.	Restrictions	7
	8.4.	Enforcement of Restrictions	7
	8.5.	End of Restrictions	7
	8.6.	Rights of Holders of Restricted Stock and Restricted Stock Units	8
	8.7.	Settlement of Restricted Stock Units	8
	8.8.	Dividend Equivalents	8

9.	Performance Awards		8
	9.1.	Performance Conditions	8
	9.2.	Performance Awards Granted to Designated Covered Employees	8
	9.3.	Written Determinations	10
	9.4.	Status of Performance Awards Under Code Section 162(m)	10

10.	General		10
	10.1.	Plan Effective Date and Shareholder Approval; Termination of Plan	10
	10.2.	Duration	10
	10.3.	Non-transferability of Incentives	10
	10.4.	Effect of Termination or Death	11
	10.5.	Restrictions under Securities Laws	11
	10.6.	Adjustment	11
	10.7.	Incentive Plans and Agreements	11
	10.8.	Withholding	12
	10.9.	No Continued Employment, Engagement or Right to Corporate Assets	12
	10.10.	Payments Under Incentives	12
	10.11.	Amendment of the Plan	12
	10.12.	Amendment of Agreements for Incentives; No Repricing	12
	10.13.	Vesting Upon Change In Control	13
	10.14.	Sale, Merger, Exchange or Liquidation	14
	10.15.	Definition of Fair Market Value	15
	10.16.	Definition of Grant Date	15
	10.17.	Compliance with Code Section 409A	15
	10.18.	Prior Plan	16

PRECISION THERAPEUTICS INC.

AMENDED AND RESTATED 2012 STOCK INCENTIVE PLAN

1. Purpose. The purpose of the Amended and Restated 2012 Stock Incentive Plan (the “Plan”) of Precision Therapeutics Inc. (the “Company”) is to increase shareholder value and to advance the interests of the Company by furnishing a variety of economic incentives (“Incentives”) designed to attract, retain and motivate employees, certain key consultants and directors of the Company. Incentives may consist of opportunities to purchase or receive shares of Common Stock, $0.01 par value, of the Company (“Common Stock”) or other incentive awards on terms determined under this Plan.

2. Administration. The Plan shall be administered by the board of directors of the Company (the “Board of Directors”) or by a stock option or compensation committee (the “Committee”) of the Board of Directors. The Committee shall consist of not less than two directors of the Company and shall be appointed from time to time by the Board of Directors. Each member of the Committee shall be (a) a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (including the regulations promulgated thereunder, the “1934 Act”) (a “Non-Employee Director”), and (b) shall be an “outside director” within the meaning of Section 162(m) under the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder (“Code Section 162(m)”). The Committee shall have complete authority to award Incentives under the Plan, to interpret the Plan, and to make any other determination which it believes necessary and advisable for the proper administration of the Plan. The Committee’s decisions and matters relating to the Plan shall be final and conclusive on the Company and its participants. If at any time there is no stock option or compensation committee, the term “Committee”, as used in the Plan, shall refer to the Board of Directors. Notwithstanding the foregoing or anything else to the contrary contained in the Plan, the Company’s Chief Executive Officer or Chief Financial Officer may, on a discretionary basis and without the Committee’s review or approval, grant Stock Options to purchase up to 25,000 shares each to employees of the Company who are not officers of the Company. Such discretionary Stock Option grants shall not exceed 100,000 shares in total in any fiscal year. Subject to the foregoing limitations, the Chief Executive Officer or Chief Financial Officer shall determine from time to time (i) the employees to whom grants will be made, (ii) the number of shares to be granted and (iii) the terms and provisions of each Stock Option (which need not be identical).

3. Eligible Participants. Officers of the Company, employees of the Company or its subsidiaries, members of the Board of Directors, and consultants or other independent contractors who provide services to the Company or its subsidiaries shall be eligible to receive Incentives under the Plan when designated by the Committee. Participants may be designated individually or by groups or categories (for example, by pay grade) as the Committee deems appropriate. Participation by officers of the Company or its subsidiaries and any performance objectives relating to such officers must be approved by the Committee. Participation by others and any performance objectives relating to others may be approved by groups or categories (for example, by pay grade) and authority to designate participants who are not officers and to set or modify such targets may be delegated.

4. Types of Incentives. Incentives under the Plan may be granted in any one or a combination of the following forms: (a) incentive stock options and non-statutory stock options (Section 6); (b) stock appreciation rights (“SARs”) (Section 7); (c) stock awards (Section 8); (d) restricted stock (Section 8); restricted stock units (Section 8) and performance awards (Section 9). Subject to the specific limitations provided in this Plan, payment of Incentives may be in the form of cash, Common Stock or combinations thereof as the Committee shall determine, and with such other restrictions as it may impose.

5. Shares Subject to the Plan.

5.1. Number of Shares. Subject to adjustment as provided in Section 10.6, the number of shares of Common Stock which may be issued under the Plan shall not exceed 10,000,000 shares of Common Stock. In addition, as of the Effective Date, any shares available in the reserve of the Prior Plan (as defined in Section 10.18) shall be added to the Plan share reserve and be available for issuance under the Plan. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. Shares of Common Stock that are issued under the Plan or are subject to Incentives awarded under the Plan will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan.

5.2. Cancellation. If an Incentive granted under the Plan or under the Prior Plan expires or is terminated or canceled unexercised as to any shares of Common Stock or forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired shares may again be issued under the Plan pursuant to another Incentive. If any Shares subject to an Incentive granted under the Plan or under the Prior Plan are withheld or applied as payment in connection with the exercise of an Incentive (including the withholding of Shares on the exercise of a stock option or the exercise of an SAR that is settled in Shares) or the withholding or payment of taxes related thereto, such Shares shall not again be available for grant under the Plan.

5.3. Type of Common Stock. Common Stock issued under the Plan in connection with Incentives will be authorized and unissued shares.

5.4.       Limitation on Certain Grants. During any one fiscal year, no person shall receive Incentives under the Plan that could result in that person receiving, earning or acquiring, subject to the adjustments described in Section 10.6: (a) Stock Options and SARs for, in the aggregate, more than 2,000,000 shares of Common Stock; or (b) Performance Awards, in the aggregate, for more than 1,000,000 shares of Common Stock or, if payable in cash, with a maximum amount payable exceeding $2,000,000.

6. Stock Options. A stock option is a right to purchase shares of Common Stock from the Company. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:

6.1. Price. The option price per share shall be determined by the Committee, subject to adjustment under Section 10.6. Notwithstanding the foregoing sentence, the option price per share shall not be less than the Fair Market Value (as defined in Section 10.15) of the Common Stock on the Grant Date (as defined in Section 10.16).

6.2. Number. The number of shares of Common Stock subject to a stock option shall be determined by the Committee, subject to adjustment as provided in Section 10.6. The number of shares of Common Stock subject to a stock option shall be reduced in the same proportion that the holder thereof exercises an SAR if any SAR is granted in conjunction with or related to the stock option. If the number of shares subject to a stock option is reduced pursuant to the preceding sentence, the number of shares subject to the original grant will continue to count against the limitation on grants under Section 5.4.

6.3. Duration and Time for Exercise. Subject to earlier termination as provided in Section 10.3, the term of each stock option shall be determined by the Committee but shall not exceed ten years and one day from the Grant Date. Each stock option shall become exercisable at such time or times during its term as shall be determined by the Committee at the time of grant. The Committee may accelerate the exercisability of any stock option. Subject to the first sentence of this paragraph, the Committee may extend the term of any stock option to the extent provided in Section 10.4.

6.4. Manner of Exercise. A stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased and accompanied by the full purchase price for such shares. The option price shall be payable (a) in United States dollars upon exercise of the option and may be paid by cash, uncertified or certified check or bank draft; (b) unless otherwise provided in the option agreement, by delivery of shares of Common Stock in payment of all or any part of the option price, which shares shall be valued for this purpose at the Fair Market Value on the date such option is exercised; or (c) unless otherwise provided in the option agreement, by instructing the Company to withhold from the shares of Common Stock issuable upon exercise of the stock option shares of Common Stock in payment of all or any part of the exercise price and/or any related withholding tax obligations consistent with Section 10.8, which shares shall be valued for this purpose at the Fair Market Value or in such other manner as may be authorized from time to time by the Committee. Before the issuance of shares of Common Stock upon the exercise of a stock option, a participant shall have no rights as a shareholder.

6.5. Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options which are intended to qualify as Incentive Stock Options (as such term is defined in Code Section 422):

(a)    The aggregate Fair Market Value (determined as of the time the option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any participant during any calendar year (under all of the Company’s plans) shall not exceed $100,000. The determination will be made by taking Incentive Stock Options into account in the order in which they were granted. If such excess only applies to a portion of an Incentive Stock Option, the Committee, in its discretion, will designate which shares will be treated as shares to be acquired upon exercise of an Incentive Stock Option.

(b)   Any option agreement for an Incentive Stock Option under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the options as Incentive Stock Options.

(c)    All Incentive Stock Options must be granted within ten years from the earlier of the date on which this Plan was adopted by Board of Directors or the date this Plan was approved by the shareholders.

(d)   Unless sooner exercised, all Incentive Stock Options shall expire no later than ten years after the Grant Date.

(e)    The option price for Incentive Stock Options shall be not less than the Fair Market Value of the Common Stock subject to the option on the Grant Date.

(f)    If Incentive Stock Options are granted to any participant who, at the time such option is granted, would own (within the meaning of Code Section 422) stock possessing more than 10% of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation, (i) the option price for such Incentive Stock Options shall be not less than 110% of the Fair Market Value of the Common Stock subject to the option on the Grant Date and (ii) such Incentive Stock Options shall expire no later than five years after the Grant Date.

7. Stock Appreciation Rights. An SAR is a right to receive, without payment to the Company, a number of shares of Common Stock, the amount of which is determined pursuant to the formula set forth in Section 7.5. An SAR may be granted (a) with respect to any stock option granted under this Plan, either concurrently with the grant of such stock option or at such later time as determined by the Committee (as to all or any portion of the shares of Common Stock subject to the stock option), or (b) alone, without reference to any related stock option. Each SAR granted by the Committee under this Plan shall be subject to the following terms and conditions:

7.1. Price. The exercise price per share of any SAR granted without reference to a stock option shall be determined by the Committee, subject to adjustment under Section 10.6. Notwithstanding the foregoing sentence, the exercise price per share shall not be less than the Fair Market Value of the Common Stock on the Grant Date.

7.2. Number. Each SAR granted to any participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 10.6. In the case of an SAR granted with respect to a stock option, the number of shares of Common Stock to which the SAR relates shall be reduced in the same proportion that the holder of the option exercises the related stock option. If the number of shares subject to an SAR is reduced pursuant to the preceding sentence, the number of shares subject to the original grant will continue to count against the limitation on grants under Section 5.4.

7.3. Duration. Subject to earlier termination as provided in Section 10.3, the term of each SAR shall be determined by the Committee but shall not exceed ten years and one day from the Grant Date. Unless otherwise provided by the Committee, each SAR shall become exercisable at such time or times, to such extent and upon such conditions as the stock option, if any, to which it relates is exercisable. The Committee may in its discretion accelerate the exercisability of any SAR. Subject to the first sentence of this paragraph, the Committee may extend the term of any SAR to the extent provided in Section 10.4.

7.4. Exercise. An SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs which the holder wishes to exercise. Upon receipt of such written notice, the Company shall, within 90 days thereafter, deliver to the exercising holder certificates for the shares of Common Stock or cash or both, as determined by the Committee, to which the holder is entitled pursuant to Section 7.5.

7.5. Issuance of Shares Upon Exercise. The number of shares of Common Stock which shall be issuable upon the exercise of an SAR shall be determined by dividing:

(a)    the number of shares of Common Stock as to which the SAR is exercised multiplied by the amount of the appreciation in such shares (for this purpose, the “appreciation” shall be the amount by which the Fair Market Value of the shares of Common Stock subject to the SAR on the exercise date exceeds (1) in the case of an SAR related to a stock option, the purchase price of the shares of Common Stock under the stock option or (2) in the case of an SAR granted alone, without reference to a related stock option, an amount which shall be determined by the Committee at the time of grant, subject to adjustment under Section 10.6); by

(b)   the Fair Market Value of a share of Common Stock on the exercise date.

No fractional shares of Common Stock shall be issued upon the exercise of an SAR; instead, the holder of the SAR shall be entitled to receive a cash adjustment equal to the same fraction of the Fair Market Value of a share of Common Stock on the exercise date or to purchase the portion necessary to make a whole share at its Fair Market Value on the date of exercise.

8. Stock Awards, Restricted Stock and Restricted Stock Units. A stock award consists of the transfer by the Company to a participant of shares of Common Stock, with or without other payment therefor, as additional compensation for services to the Company. A share of restricted stock consists of shares of Common Stock which are sold or transferred by the Company to a participant at a price, if any, determined by the Committee and subject to restrictions on their sale or other transfer by the participant. Restricted stock units represent the right to receive shares of Common Stock at a future date. The transfer of Common Stock pursuant to stock awards, ,the transfer or sale of restricted stock and restricted stock units shall be subject to the following terms and conditions:

8.1. Number of Shares. The number of shares to be transferred or sold by the Company to a participant pursuant to a stock award or as restricted stock, or the number of shares that may be issued pursuant to a restricted stock unit, shall be determined by the Committee.

8.2. Sale Price. The Committee shall determine the price, if any, at which shares of restricted stock shall be sold to a participant, which may vary from time to time and among participants and which may be below the Fair Market Value of such shares of Common Stock at the date of sale.

8.3. Restrictions. All shares of restricted stock transferred or sold by the Company hereunder, and all restricted stock units granted hereunder, shall be subject to such restrictions as the Committee may determine, including, without limitation any or all of the following:

(a)    a prohibition against the sale, transfer, pledge or other encumbrance of the shares of restricted stock, or the delivery of shares pursuant to restricted stock units, such prohibition to lapse at such time or times as the Committee shall determine (whether in annual or more frequent installments, at the time of the death, disability or retirement of the holder of such shares, or otherwise);

(b)   a requirement that the holder of shares of restricted stock or restricted stock units forfeit, or (in the case of shares sold to a participant) re-sell back to the Company at his or her cost, all or a part of such shares in the event of termination of his or her employment, service on the Board of Directors or consulting engagement during any period in which such shares are subject to restrictions; and

(c)    such other conditions or restrictions as the Committee may deem advisable.

8.4. Enforcement of Restrictions. In order to enforce the restrictions imposed by the Committee pursuant to Section 8.3, the participant receiving restricted stock or restricted stock units shall enter into an agreement with the Company setting forth the conditions of the grant. Shares of restricted stock shall be registered in the name of the participant and deposited, together with a stock power endorsed in blank, with the Company. Each such certificate shall bear a legend that refers to the Plan and the restrictions imposed under the applicable agreement. At the Committee’s election, shares of restricted stock may be held in book entry form subject to the Company’s instructions until any restrictions relating to the restricted stock grant lapse.

8.5. End of Restrictions. Subject to Section 10.5, at the end of any time period during which the shares of restricted stock are subject to forfeiture and restrictions on transfer, such shares will be delivered free of all restrictions to the participant or to the participant’s legal representative, beneficiary or heir. Subject to Section 10.5, upon the lapse or waiver of restrictions applicable to restricted stock units, or at a later time specified in the agreement governing the grant of restricted stock units, any shares derived from the restricted stock units shall be issued and delivered to the holder of the restricted stock units.

8.6. Rights of Holders of Restricted Stock and Restricted Stock Units. Subject to the terms and conditions of the Plan, each participant receiving restricted stock shall have all the rights of a shareholder with respect to shares of stock during any period in which such shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such shares. Any holder of restricted stock units shall not be, and shall not have rights and privileges of, a shareholder with respect to any shares that may be derived from the restricted stock units unless and until such shares have been issued.

8.7. Settlement of Restricted Stock Units.  Restricted stock units may be satisfied by delivery of shares of stock, cash equal to the Fair Market Value of the specified number of shares covered by the restricted stock units, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

8.8. Dividend Equivalents. In connection with any award of restricted stock units, the Committee may grant the right to receive cash, shares of stock or other property equal in value to dividends paid with respect to the number of shares represented by the restricted stock units (“Dividend Equivalents”). Unless otherwise determined by the Committee at the date of grant, any Dividend Equivalents that are granted with respect to any award of restricted stock units shall be either (a) paid with respect to such restricted stock units at the dividend payment date in cash or in shares of unrestricted stock having a Fair Market Value equal to the amount of such dividends, or (b) deferred with respect to such restricted stock units and the amount or value thereof automatically deemed reinvested in additional restricted stock units until the time for delivery of shares (if any) pursuant to the terms of the restricted stock unit award.

9. Performance Awards.

9.1. Performance Conditions. The right of a participant to exercise or receive a grant or settlement of any Incentive, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee (such an Incentive is referred to as a “Performance Award”). The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Incentive subject to performance conditions, except as limited under Section 9.2 hereof in the case of a Performance Award intended to qualify under Code Section 162(m). If and to the extent required under Code Section 162(m), any power or authority relating to a Performance Award intended to qualify under Code Section 162(m), shall be exercised by the Committee as the Committee and not the Board.

9.2. Performance Awards Granted to Designated Covered Employees. If and to the extent the Committee determines that a Performance Award to be granted to a person who is designated by the Committee as likely to be a covered employee within the meaning of Code Section 162(m) and regulations thereunder (a “Covered Employee”) should qualify as "performance-based compensation" for purposes of Code Section 162(m), the grant, exercise, and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 9.2.

(a)    Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 9.2. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m), including but not limited to the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being "substantially uncertain" at the time the Performance Award is granted. The Committee may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal, or that two or more of the performance goals must be achieved as a condition to grant, exercise, and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one participant or to different participants.

(b)   Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company, shall be used exclusively by the Committee in establishing performance goals for such Performance Awards as are intended to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code: earnings per share, operating income or profit, net income, gross or net sales, expenses, expenses as a percentage of net sales, inventory turns, cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), gross profit, margins, working capital, earnings before interest and tax (EBIT), earnings before interest, tax, depreciation and amortization (EBITDA), return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue), revenue growth, share price (including, but not limited to, growth measures and total shareholder return), operating efficiency, productivity ratios, market share, economic value added and safety (or any of the above criteria as compared to the performance of a group of comparable companies, or any published or special index that the Committee, in its sole discretion, deems appropriate), or the Committee may select criteria based on the Company’s share price as compared to various stock market indices. The Committee, in its sole discretion, may modify the performance goals if it determines that circumstances have changed and modification is required to reflect the original intent of the performance goals; provided, however, that no such change or modification may be made to the extent it increases the amount of compensation payable to any participant who is a Covered Employee.

(c)    Performance Period; Timing For Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten (10) years, as specified by the Committee. Performance goals shall be established not later than ninety (90) days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for "performance-based compensation" under Code Section 162(m).

(d)   Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, stock, other Incentives or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of continuous service by the participant before the end of a performance period or the settlement date of Performance Awards.

9.3. Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards, and as to the achievement of performance goals relating to Performance Awards under Section 9.2(a), shall be made in writing in the case of any Performance Award intended to qualify under Code Section 162(m). The Committee may not delegate any responsibility relating to such Performance Awards if and to the extent required to comply with Code Section 162(m).

9.4. Status of Performance Awards Under Code Section 162(m). It is the intent of the Company that Performance Awards granted under this Section 9 to persons who are designated by the Committee as likely to be Covered Employees shall, if so designated by the Committee, constitute "qualified performance-based compensation" within the meaning of Code Section 162(m). Accordingly, the terms of Sections 9.2, 9.3 and 9.4, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m). Notwithstanding the foregoing, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

10.       General.

10.1. Plan Effective Date and Shareholder Approval; Termination of Plan. The Plan shall become effective on the Effective Date, subject to subsequent approval within twelve (12) months of its adoption by the Board by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements of any stock exchange, if any, and other laws, regulations, and obligations of the Company applicable to the Plan. Awards may be granted subject to shareholder approval, but may not be exercised or otherwise settled in the event shareholder approval is not obtained. The Plan shall terminate no later than ten (10) years from the date of the later of (x) the Effective Date and (y) the date an increase in the number of shares reserved for issuance under the Plan is approved by the Board (so long as such increase is also approved by the shareholders).

10.2. Duration. The Plan shall remain in effect until all Incentives granted under the Plan have either been satisfied by the issuance of shares of Common Stock or the payment of cash or been terminated under the terms of the Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed. No Incentives may be granted under the Plan after the tenth anniversary of the Effective Date of the Plan.

10.3. Non-transferability of Incentives. No stock option, SAR, restricted stock or stock award may be transferred, pledged or assigned by the holder thereof (except, in the event of the holder’s death, by will or the laws of descent and distribution to the limited extent provided in the Plan or the Incentive, or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder), and the Company shall not be required to recognize any attempted assignment of such rights by any participant. Notwithstanding the preceding sentence, stock options (other than stock options intended to qualify as Incentive Stock Options pursuant to Section 6.5) may be transferred by the holder thereof to the holder’s spouse, children, grandchildren or parents (collectively, the “Family Members”), to trusts for the benefit of Family Members, to partnerships or limited liability companies in which Family Members are the only partners or shareholders, or to entities exempt from federal income taxation pursuant to Code Section 501(c)(3). During a participant’s lifetime, a stock option may be exercised only by him or her, by his or her guardian or legal representative or by the transferees permitted by this Section 10.3.

10.4. Effect of Termination or Death. If a participant ceases to be an employee of or consultant to the Company for any reason, including death or disability, any Incentives may be exercised or shall expire at such times as may be set forth in the agreement, if any, applicable to the Incentive, or otherwise as determined by the Committee; provided, however, the term of an Incentive may not be extended beyond the term originally prescribed when the Incentive was granted, unless the Incentive satisfies (or is amended to satisfy) the requirements of Code Section 409A, including the rules and regulations promulgated thereunder (together, “Code Section 409A”); and provided further that the term of an Incentive may not be extended beyond the maximum term permitted under this Plan.

10.5. Restrictions under Securities Laws. Notwithstanding anything in this Plan to the contrary: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his or her own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

10.6. Adjustment. In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the Common Stock, the number of shares of Common Stock then subject to the Plan, including shares subject to outstanding Incentives, and the other numbers of shares of Common Stock provided in the Plan, shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such adjustments, the purchase price of any option, the performance objectives of any Incentive, and the shares of Common Stock issuable pursuant to any Incentive shall be adjusted as and to the extent appropriate, in the discretion of the Committee, to provide participants with the same relative rights before and after such adjustment.

10.7. Incentive Plans and Agreements. Except in the case of stock awards, the terms of each Incentive shall be stated in a plan or agreement approved by the Committee. The Committee may also determine to enter into agreements with holders of options to reclassify or convert certain outstanding options, within the terms of the Plan, as Incentive Stock Options or as non-statutory stock options and in order to eliminate SARs with respect to all or part of such options and any other previously issued options. The Committee shall communicate the key terms of each award to the participant promptly after the Committee approves the grant of such award.

10.8. Withholding.

(a)    The Company shall have the right to withhold from any payments made under the Plan or to collect as a condition of payment, any taxes required by law to be withheld. If so permitted by the Committee at the time of the award of any Incentive or at a later time, at any time when a participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with a distribution of Common Stock or upon exercise of an option or SAR or upon vesting of restricted stock, the participant may satisfy this obligation in whole or in part by electing (the “Election”) to have the Company withhold, from the distribution or from such shares of restricted stock, shares of Common Stock having a value up to the minimum amount of withholding taxes required to be collected on the transaction. The value of the shares to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (“Tax Date”).

(b)   Each Election must be made before the Tax Date. The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Incentive that the right to make Elections shall not apply to such Incentive. An Election is irrevocable.

10.9. No Continued Employment, Engagement or Right to Corporate Assets. No participant under the Plan shall have any right, because of his or her participation, to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation. Nothing contained in the Plan shall be construed as giving an employee, a consultant, such persons’ beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

10.10. Payments Under Incentives. Payment of cash or distribution of any shares of Common Stock to which a participant is entitled under any Incentive shall be made as provided in the Incentive. Except as permitted under Section 10.17, payments and distributions may not be deferred under any Incentive unless the deferral complies with the requirements of Code Section 409A.

10.11. Amendment of the Plan. The Board of Directors may amend or discontinue the Plan at any time. However, no such amendment or discontinuance shall adversely change or impair, without the consent of the recipient, an Incentive previously granted. Further, no such amendment shall, without approval of the shareholders of the Company, (a) increase the maximum number of shares of Common Stock which may be issued to all participants under the Plan, (b) change or expand the types of Incentives that may be granted under the Plan, (c) change the class of persons eligible to receive Incentives under the Plan, or (d) materially increase the benefits accruing to participants under the Plan.

10.12. Amendment of Agreements for Incentives; No Repricing. Except as otherwise provided in this Section 10.12 or Section 10.17, the terms of an existing Incentive may be amended by agreement between the Committee and the participant. Notwithstanding the foregoing sentence, in the case of a stock option or SAR, no such amendment shall (a) without shareholder approval, lower the exercise price of a previously granted stock option or SAR, cancel a stock option or SAR when the exercise price per share exceeds the Fair Market Value of the underlying shares in exchange for another Incentive or cash, or take any other action with respect to a stock option that may be treated as a repricing under the federal securities laws or generally accepted accounting principles; or (b) extend the term of the Incentive, except as provided in Sections 10.4 and 10.17.

10.13. Vesting Upon Change In Control. Upon the occurrence of an event satisfying the definition of “Change in Control” with respect to a particular Incentive, unless otherwise provided in the agreement for the Incentive, such Incentive shall become vested and all restrictions shall lapse. The Committee may, in its discretion, include such further provisions and limitations in any agreement for an Incentive as it may deem desirable. For purposes of this Section 10.13, “Change in Control” means the occurrence of any one or more of the following:

(a)    a merger, consolidation, statutory exchange or reorganization approved by the Company’s shareholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;

(b)   any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) thirty percent (30%) or more of the total combined voting power of the securities (determined by the power to vote with respect to the elections of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s shareholders;

(c)    there is consummated a sale, lease, exclusive license, or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license, or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license, or other disposition; or

(d)   individuals who, on the Effective Date, are Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Directors; provided, however, that if the appointment or election (or nomination for election) of any new Director was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (i) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company and the Participant shall supersede the foregoing definition with respect to Incentives subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply); (ii) for clarification, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (b) as the result of the acquisition of additional securities by Dr. Samuel Herschkowitz, Joshua Kornberg or their affiliates; and (iii) a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (b) solely as the result of a repurchase or other acquisition of securities by Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to thirty percent (30%) or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this clause (iii) shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from Company) and immediately thereafter beneficially owns thirty percent (30%) or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (b).

10.14. Sale, Merger, Exchange or Liquidation. Unless otherwise provided in the agreement for an Incentive, in the event of an acquisition of the Company through the sale of substantially all of the Company’s assets or through a merger, exchange, reorganization or liquidation of the Company or a similar event as determined by the Committee (collectively a “transaction”), the Committee shall be authorized, in its sole discretion, to take any and all action it deems equitable under the circumstances, including but not limited to any one or more of the following:

(a)    providing that the Plan and all Incentives shall terminate and the holders of (i) all outstanding vested options shall receive, in lieu of any shares of Common Stock they would be entitled to receive under such options, such stock, securities or assets, including cash, as would have been paid to such participants if their options had been exercised and such participant had received Common Stock immediately before such transaction (with appropriate adjustment for the exercise price, if any), (ii) SARs that entitle the participant to receive Common Stock shall receive, in lieu of any shares of Common Stock each participant was entitled to receive as of the date of the transaction pursuant to the terms of such Incentive, if any, such stock, securities or assets, including cash, as would have been paid to such participant if such Common Stock had been issued to and held by the participant immediately before such transaction, and (iii) any Incentive under the Employment Agreement which does not entitle the participant to receive Common Stock shall be equitably treated as determined by the Committee.

(b)   providing that participants holding outstanding vested Common Stock based Incentives shall receive, with respect to each share of Common Stock issuable pursuant to such Incentives as of the effective date of any such transaction, at the determination of the Committee, cash, securities or other property, or any combination thereof, in an amount equal to the excess, if any, of the Fair Market Value of such Common Stock on a date within ten days before the effective date of such transaction over the option price or other amount owed by a participant, if any, and that such Incentives shall be cancelled, including the cancellation without consideration of all options that have an exercise price below the per share value of the consideration received by the Company in the transaction.

(c)    providing that the Plan (or replacement plan) shall continue with respect to Incentives not cancelled or terminated as of the effective date of such transaction and provide to participants holding such Incentives the right to earn their respective Incentives on a substantially equivalent basis (taking into account the transaction and the number of shares or other equity issued by such successor entity) with respect to the equity of the entity succeeding the Company by reason of such transaction.

(d)   to the extent that the vesting of any Incentives is not accelerated pursuant to Section 10.13, providing that all unvested, unearned or restricted Incentives, including but not limited to restricted stock for which restrictions have not lapsed as of the effective date of such transaction, shall be void and deemed terminated, or, in the alternative, for the acceleration or waiver of any vesting, earning or restrictions on any Incentive.

The Board of Directors may restrict the rights of participants or the applicability of this Section 10.14 to the extent necessary to comply with Section 16(b) of the 1934 Act, the Code or any other applicable law or regulation. The grant of an Incentive award pursuant to the Plan shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

10.15. Definition of Fair Market Value. For purposes of this Plan, the “Fair Market Value” of a share of Common Stock at a specified date shall, unless otherwise expressly provided in this Plan, be the amount which the Committee determines in good faith to be 100% of the fair market value of such a share as of the date in question. Notwithstanding the foregoing:

(a)    If such shares are listed on a U.S. securities exchange, then Fair Market Value shall be determined by reference to the last sale price of a share of Common Stock on such U.S. securities exchange on the applicable date. If such U.S. securities exchange is closed for trading on such date, or if the Common Stock does not trade on such date, then the last sale price used shall be the one on the date the Common Stock last traded on such U.S. securities exchange.

(b)   If such shares are publicly traded but are not listed on a U.S. securities exchange, then Fair Market Value shall be determined by reference to the trading price of a share of Common Stock on such date (or, if the applicable market is closed on such date, the last date on which the Common Stock was publicly traded), by a method consistently applied by the Committee.

(c)    If such shares are not publicly traded, then the Committee’s determination will be based upon a good faith valuation of the Company’s Common Stock as of such date, which shall be based upon such factors as the Committee deems appropriate. The valuation shall be accomplished in a manner that complies with Code Section 409A and shall be consistently applied to Incentives under the Plan.

10.16. Definition of Grant Date. For purposes of this Plan, the “Grant Date” of an Incentive shall be the date on which the Committee approved the award or, if later, the date established by the Committee as the date of grant of the Incentive.

10.17. Compliance with Code Section 409A.

(a)    Except to the extent such acceleration or deferral is permitted by the requirements of Code Section 409A, neither the Committee nor a participant may accelerate or defer the time or schedule of any payment of, or the amount scheduled to be paid under, an Incentive that constitutes Deferred Compensation (as defined in paragraph(d) below); provided, however, that payment shall be permitted if it is in accordance with a “specified time” or “fixed schedule” or on account of “separation from service,” “disability,” death, “change in control” or “ unforeseeable emergency” (as those terms are defined under Code Section 409A) that is specified in the agreement evidencing the Incentive.

(b)   Notwithstanding anything in this Plan, unless the agreement evidencing the Incentive specifically provides otherwise, if a participant is treated as a Specified Employee (as defined in paragraph (d) and as determined under Code Section 409A by the Committee in good faith) as of the date of his or her “separation from service” as defined for purposes of Code Section 409A, the Company may not make payment to the participant of any Incentive that constitutes Deferred Compensation, earlier than 6 months following the participant’s separation from service (or if earlier, upon the Specified Employee’s death), except as permitted under Code Section 409A. Any payments that otherwise would be payable to the Specified Employee during the foregoing 6-month period will be accumulated and payment delayed until the first date after the 6-month period. The Committee may specify in the Incentive agreement, that the amount of the Deferred Compensation delayed under this paragraph shall accumulate interest, earnings or Dividend Equivalents (as applicable) during the period of such delay.

(c)    The Committee may, however, reform any provision in an Incentive that is intended to comply with (or be exempt from) Code Section 409A, to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Code Section 409A.

(d)   For purposes of this Section 10.17, "Deferred Compensation" means any Incentive under this Plan that provides for the “deferral of compensation” under a “nonqualified deferred compensation plan” (as those terms are defined under Code Section 409A) and that would be subject to the taxes specified in Code Section 409A(a)(1) if and to the extent that the Plan and the agreement evidencing the Incentive do not meet or are not operated in compliance with the requirements of paragraphs (a)(2), (a)(3) and (a)(4) of Code Section 409A . Deferred Compensation shall not include any amount that is otherwise exempt from the requirements of Code Section 409A. A “Specified Employee” means a Participant who is a “key employee” as described in Code Section 416 (i) (disregarding paragraph (5) thereof) at any time during the Company’s fiscal year ending on January 31, or such other “identification date” that applies consistently for all plans of the Company that provide “deferred compensation” that is subject to the requirements of Code Section 409A. Each participant will be identified as a Specified Employee in accordance with Code Section 409A, including with respect to the merger of the Company with any other company or any spin-off or similar transaction, and such identification shall apply for the 12-month period commencing on the first day of the fourth month following the identification date. Notwithstanding the foregoing, no participant shall be a Specified Employee unless the stock of the Company (or other member of a “controlled group of corporations” as determined under Code Section 1563) is publicly traded on an established securities market (or otherwise) as of the date of the participant’s “separation from service” as defined in Code Section 409A.

10.18. Prior Plan. Notwithstanding the adoption of this Plan by the Board of Directors and its approval by the shareholders, the Company’s 2008 Equity Incentive Plan, as it has been amended from time to time (the “Prior Plan”), shall remain in effect, and all grants and awards made under the Prior Plan shall be governed by the terms of the Prior Plan. From and after the Effective Date, no further grants and awards shall be made under the Prior Plan.

Annex H

FORM OF WARRANT OF PRECISION

NEITHER THIS SECURITY NOR THE SECURITIES AS TO WHICH THIS SECURITY MAY BE EXERCISED HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

PRECISION THERAPEUTICS INC.

Warrant Shares: [______________]

Date of Issuance: [ _____________, 20___]

This COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, the Holder (as defined below), [NAME OF HOLDER] (including any permitted and registered assigns, the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after [ _____________, 20___ (“Issuance Date”), to purchase from Precision Therapeutics Inc., a Delaware corporation (the “Company”), up to [______________] shares of Common Stock (as defined below) (the “Warrant Shares”) at the Exercise Price (defined below) per share then in effect.

For purposes of this Warrant, the term “Exercise Price” per share shall mean $1.00, subject to adjustment as provided herein (including but not limited to cashless exercise), and the term “Exercise Period” shall mean the period commencing on the Issuance Date and ending on 5:00 p.m. Eastern Time on the five-year anniversary thereof.

1.                   EXERCISE OF WARRANT.

(a)                 Mechanics of Exercise. Subject to the terms and conditions hereof, the rights represented by this Warrant may be exercised in whole or in part at any time or times during the Exercise Period by delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. On or before the third Trading Day (the “Warrant Share Delivery Date”) following the date on which the Company shall have received the Exercise Notice, and upon receipt by the Company of payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which all or a portion of this Warrant is being exercised (the “Aggregate Exercise Price” and together with the Exercise Notice, the “Exercise Delivery Documents”) in cash or by wire transfer of immediately available funds (or by cashless exercise if permitted under the terms of this Warrant, in which case there shall be no Aggregate Exercise Price provided), the Company shall (or direct its transfer agent to) issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Delivery Documents, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the certificates evidencing such Warrant Shares. If this Warrant is submitted in connection with any exercise and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three business days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 6) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised.

If the Company fails to cause its transfer agent to transmit to the Holder the respective shares of Common Stock by the respective Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise in Holder’s sole discretion.

If, at any time during the Exercise Period, there is no effective registration statement of the Company covering either (1) the issuance of the Warrant Shares upon exercise of the Warrant, or (2) the Holder’s immediate resale of the Warrant Shares without any limitations, then the Holder may elect to receive Warrant Shares pursuant to a cashless exercise, in lieu of a cash exercise, equal to the value of this Warrant determined in the manner described below (or of any portion thereof remaining unexercised) by surrender of this Warrant and a Notice of Exercise, in which event the Company shall issue to Holder a number of Common Stock computed using the following formula:

X = Y (A-B)

A

Where	X =	the number of shares to be issued to Holder.

	Y =	the number of Warrant Shares that the Holder elects to purchase under this Warrant (at the date of such calculation).

	A =	the Market Price (at the date of such calculation).

	B =	Exercise Price (as adjusted to the date of such calculation).

(b)                 No Fractional Shares. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Warrant Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay to the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then-current fair market value of a Warrant Share by such fraction.

(c)                 Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, to the extent that after giving effect to issuance of Warrant Shares upon exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s affiliates, and any other persons acting as a group together with the Holder or any of the Holder’s affiliates), would beneficially own in excess of the Beneficial Ownership Limitation, as defined below. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, non-exercised portion of this Warrant beneficially owned by the Holder or any of its affiliates and (ii) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company (including without limitation any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph (d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this paragraph applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination.

For purposes of this paragraph, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Securities Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the request of a Holder, the Company shall within two Trading Days confirm to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The limitations contained in this paragraph shall apply to a successor Holder of this Warrant.

2.                   ADJUSTMENTS. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a)                 Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 2(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)                 Distribution of Assets. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case:

(i)                   any Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Exercise Price by a fraction (i) the numerator of which shall be the Closing Sale Price of the shares of Common Stock on the Trading Day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company’s Board of Directors) applicable to one share of Common Stock, and (ii) the denominator of which shall be the Closing Sale Price of the shares of Common Stock on the Trading Day immediately preceding such record date; and

(ii)                 the number of Warrant Shares shall be increased to a number of shares equal to the number of shares of Common Stock obtainable immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution multiplied by the reciprocal of the fraction set forth in the immediately preceding clause (i); provided, however, that in the event that the Distribution is of shares of common stock of a company (other than the Company) whose common stock is traded on a national securities exchange or a national automated quotation system (“Other Shares of Common Stock”), then the Holder may elect to receive a warrant to purchase Other Shares of Common Stock in lieu of an increase in the number of Warrant Shares, the terms of which shall be identical to those of this Warrant, except that such warrant shall be exercisable into the number of shares of Other Shares of Common Stock that would have been payable to the Holder pursuant to the Distribution had the Holder exercised this Warrant immediately prior to such record date and with an aggregate exercise price equal to the product of the amount by which the exercise price of this Warrant was decreased with respect to the Distribution pursuant to the terms of the immediately preceding clause (i) and the number of Warrant Shares calculated in accordance with the first part of this clause (ii).

3.                   FUNDAMENTAL TRANSACTIONS. If, at any time while this Warrant is outstanding, (i) the Company effects any merger of the Company with or into another entity and the Company is not the surviving entity (such surviving entity, the “Successor Entity”), (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or by another individual or entity, and approved by the Company) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares of Common Stock for other securities, cash or property and the holders of at least 50% of the Common Stock accept such offer, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock) (in any such case, a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive the number of shares of Common Stock of the Successor Entity or of the Company and any additional consideration (the “Alternate Consideration”) receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event (disregarding any limitation on exercise contained herein solely for the purpose of such determination). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any Successor Entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into Alternate Consideration.

4.                   NON-CIRCUMVENTION. The Company covenants and agrees that it will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, for so long as this Warrant is outstanding, have authorized and reserved, free from preemptive rights, three times the number of shares of Common Stock issuable under the Warrant to provide for the exercise of the rights represented by this Warrant (without regard to any limitations on exercise).

5.                   WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, this Warrant, in and of itself, shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

6.                   REISSUANCE.

(a)                 Lost, Stolen or Mutilated Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company will, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

(b)                 Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant shall be of like tenor with this Warrant, and shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date.

7.                   TRANSFER.

(a)                 Notice of Transfer. The Holder agrees to give written notice to the Company before transferring this Warrant or transferring any Warrant Shares of such Holder’s intention to do so, describing briefly the manner of any proposed transfer. Promptly upon receiving such written notice, the Company shall present copies thereof to the Company’s counsel. If the proposed transfer may be effected without registration or qualification (under any federal or state securities laws), the Company, as promptly as practicable, shall notify the Holder thereof, whereupon the Holder shall be entitled to transfer this Warrant or to dispose of Warrant Shares received upon the previous exercise of this Warrant, all in accordance with the terms of the notice delivered by the Holder to the Company; provided, however, that an appropriate legend may be endorsed on this Warrant or the certificates for such Warrant Shares respecting restrictions upon transfer thereof necessary or advisable in the opinion of counsel and satisfactory to the Company to prevent further transfers which would be in violation of Section 5 of the Securities Act and applicable state securities laws; and provided further that the prospective transferee or purchaser shall execute the Assignment of Warrant attached hereto as Exhibit B and such other documents and make such representations, warranties, and agreements as may be required solely to comply with the exemptions relied upon by the Company for the transfer or disposition of the Warrant or Warrant Shares.

(b)                 If the proposed transfer or disposition of this Warrant or such Warrant Shares described in the written notice given pursuant to this Section 7 may not be effected without registration or qualification of this Warrant or such Warrant Shares, the Holder will limit its activities in respect to such transfer or disposition as are permitted by law.

8.                   NOTICES.

(a)                 All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or e-mail as a PDF, addressed as set forth below or to such other address as such party shall have specified most recently by written notice given in accordance herewith. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (A) upon hand delivery or delivery by e-mail at the address designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (B) on the second business day following the date of mailing by express courier service or on the fifth business day after deposited in the mail, in each case, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

If to the Company, to:

PRECISION THERAPEUTICS INC.

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

Attention: Bob Myers, CFO

E-mail: bmyers@skylinemedical.com

Phone: 651.389.4800

With a copy (which shall not constitute notice) to:

Maslon LLP

3300 Wells Fargo Center, 90 S. Seventh Street

Minneapolis, MN 55402

Attention: Martin R. Rosenbaum

E-mail: martin.rosenbaum@maslon.com

If to the Holder, to the address set forth on the signature page of this Warrant, or such address as is later provided by Holder in a written notice to the Company as provided above in this Section 8(a).

(b)                 The Company shall provide the Holder with prompt written notice (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, the calculation of such adjustment and (ii) at least 20 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any stock or other securities directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock or other property, pro rata to the holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

9.                   AMENDMENT AND WAIVER. The terms of this Warrant may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder.

10.                GOVERNING LAW. This Warrant shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

11.                ARBITRATION. Any disputes, claims, or controversies arising out of or relating to this Warrant, or the transactions, contemplated thereby, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Warrant to arbitrate, shall be referred to and resolved solely and exclusively by binding arbitration to be conducted before the Judicial Arbitration and Mediation Service (“JAMS”), or its successor pursuant the expedited procedures set forth in the JAMS Comprehensive Arbitration Rules and Procedures (the “Rules”), including Rules 16.1 and 16.2 of those Rules. The arbitration shall be held in New York, New York, before a tribunal consisting of three (3) arbitrators each of whom will be selected in accordance with the “strike and rank” methodology set forth in Rule 15. Either party to this Warrant may, without waiving any remedy under this Warrant, seek from any federal or state court sitting in the State of Florida any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal. The costs and expenses of such arbitration shall be paid by and be the sole responsibility of the Company, including but not limited to the Holder’s attorneys’ fees and each arbitrator’s fees. The arbitrators’ decision must set forth a reasoned basis for any award of damages or finding of liability. The arbitrators’ decision and award will be made and delivered as soon as reasonably possible and in any case within sixty (60) days’ following the conclusion of the arbitration hearing and shall be final and binding on the parties and may be entered by any court having jurisdiction thereof.

12.                JURY TRIAL WAIVER. THE COMPANY AND THE HOLDER HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS WARRANT.

13.                ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

14.                CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a)                 “Nasdaq” means www.Nasdaq.com.

(b)                 “Closing Sale Price” means, for any security as of any date, (i) the last closing trade price for such security on the Principal Market, as reported by Nasdaq, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00 p.m., New York time, as reported by Nasdaq, or (ii) if the foregoing does not apply, the last trade price of such security in the over-the-counter market for such security as reported by Nasdaq, or (iii) if no last trade price is reported for such security by Nasdaq, the average of the bid and ask prices of any market makers for such security as reported by the OTC Markets. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(c)                 “Common Stock” means the Company’s common stock, par value $0.01 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

(d)                 “Common Stock Equivalents” means any securities of the Company that would entitle the holder thereof to acquire at any time Common Stock, including without limitation any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(e)                 “Principal Market” means the primary national securities exchange or marketplace on which the Common Stock is then traded.

(f)                  “Market Price” means the highest traded price of the Common Stock during the thirty (30) Trading Days prior to the date of the respective Exercise Notice.

(g)                 “Trading Day” means (i) any day on which the Common Stock is listed or quoted and traded on its Principal Market, (ii) if the Common Stock is not then listed or quoted and traded on any national securities exchange, then a day on which trading occurs on any over-the-counter markets, or (iii) if trading does not occur on the over-the-counter markets, any business day.

* * * * * * *

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the Issuance Date set forth above.

PRECISION THERAPEUTICS INC.

By: _______________________________________

Name: Bob Myers

Title: Chief Financial Officer

Agreed & Accepted:

[_____________________________________]
Name of Holder

By: ________________________________________

Name: ______________________________________

Title: _______________________________________

___________________________________________

___________________________________________

___________________________________________

Address of Holder

(_____)____________________________________

Telephone Number of Holder

___________________________________________

Email Address of Holder

EXHIBIT A

EXERCISE NOTICE

(To be executed by the registered holder to exercise this Common Stock Purchase Warrant)

The Undersigned holder hereby exercises the right to purchase _________________ of the shares of Common Stock (“Warrant Shares”) of Precision Therapeutics Inc., a Delaware corporation (the “Company”), evidenced by the attached copy of the Common Stock Purchase Warrant (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.	Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as (check one):

☐	a cash exercise with respect to _________________ Warrant Shares; or
☐	by cashless exercise pursuant to the Warrant.

2.	Payment of Exercise Price. If cash exercise is selected above, the holder shall pay the applicable Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3.	Delivery of Warrant Shares. The Company shall deliver to the holder __________________ Warrant Shares in accordance with the terms of the Warrant.

Date:

(Print Name of Registered Holder)

By: _________________________________________

Name: _______________________________________

Title: ________________________________________

EXHIBIT B

ASSIGNMENT OF WARRANT

(To be signed only upon authorized transfer of the Warrant)

For Value Received , the undersigned hereby sells, assigns, and transfers unto ____________________ the right to purchase _______________ shares of common stock of Precision Therapeutics Inc., to which the within Common Stock Purchase Warrant relates and appoints ____________________, as attorney-in-fact, to transfer said right on the books of Precision Therapeutics Inc. with full power of substitution and re-substitution in the premises. By accepting such transfer, the transferee has agreed to be bound in all respects by the terms and conditions of the within Warrant.

Date:

____________________________________

(Signature) *

____________________________________

(Name)

____________________________________

(Address)

____________________________________

(Social Security or Tax Identification No.)

* The signature on this Assignment of Warrant must correspond to the name as written upon the face of the Common Stock Purchase Warrant in every particular without alteration or enlargement or any change whatsoever. When signing on behalf of a corporation, partnership, trust or other entity, please indicate your position(s) and title(s) with such entity.

Annex I

FORM OF CERTIFICATE OF DESIGNATION OF SERIES D CONVERTIBLE PREFERRED STOCK OF PRECISION

PRECISION THERAPEUTICS INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS OF

SERIES D CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Precision Therapeutics Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, does hereby submit, effective as of [____________ ____], 2018, the following:

The undersigned, Carl Schwartz and Bob Myers, do hereby certify that:

1.        They are the Chief Executive Officer and Chief Financial Officer, respectively, of Precision Therapeutics Inc., a Delaware corporation (the “Corporation”).

2.        The following resolutions were duly adopted by the board of directors of the Corporation (the “Board”):

WHEREAS, the Certificate of Incorporation of the Corporation, as amended, authorizes the issuance of up to 20,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board, subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.                  Designation. There shall be a series of Preferred Stock that shall be designated as “Series D Convertible Preferred Stock” (the “Series D Preferred Stock”) and the number of authorized shares constituting such series shall be 3,500,000. The rights, preferences, powers, restrictions and limitations of the Series D Preferred Stock shall be as set forth herein.

2.                  Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Automatic Conversion Date” has the meaning set forth in Section 4.1 hereof.

“Beneficial Ownership Limitation” has the meaning set forth in Section 5.

“Board” has the meaning set forth in the Recitals.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the Shares of Series D Preferred Stock in accordance with the terms hereof.

“Conversion Rate” means 1.0, subject to adjustment in accordance with Section 7 hereto.

“Corporation” has the meaning set forth in the Preamble.

“Date of Issuance” means the date on which the Corporation consummates the Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Transaction” means that (i) the Corporation shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) any other Person unless the shareholders of the Corporation immediately prior to such consolidation or merger continue to hold more than 50% of the outstanding shares of Voting Stock after such consolidation or merger, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its subsidiaries, taken as a whole, to any other Person, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder), is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Corporation. For clarity, the Merger does not constitute a Fundamental Transaction.

“Merger” means that certain merger contemplated by the Agreement and Plan of Merger, as amended, by and among the Corporation, Helomics Acquisition, Inc., Helomics Holding Corporation and Gerald J. Vardzel, as Stockholder Representative.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Series D Preferred Stock” has the meaning set forth in Section 1.

“Share” means a share of Series D Preferred Stock.

“Transfer Agent” means the registrar and transfer agent for the Common Stock and the Series D Preferred Stock, as appointed by the Corporation from time to time. Corporate Stock Transfer, Inc. shall serve as the initial Transfer Agent.

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

3.                  Voting.

3.1              The Series D Preferred Stock shall have no voting rights, except as expressly set forth in this Section 3.

3.2              So long as any shares of Series D Preferred Stock are outstanding, the affirmative vote of the holders of a majority of the Series D Preferred Stock at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of this Certificate of Designation that materially and adversely affects the powers, preferences or special rights of the Series D Preferred Stock, whether by merger or consolidation or otherwise; provided, however, (i) that in the event of an amendment to terms of the Series D Preferred Stock, including by merger or consolidation, so long as the Series D Preferred Stock remains outstanding with the terms thereof materially unchanged, or the Series D Preferred Stock is converted into, preference securities of the surviving entity, or its ultimate parent, with such powers, preferences or special rights that are, in the good faith determination of the Board of the Corporation, taken as a whole, not materially less favorable to the holders of the Series D Preferred Stock than the powers, preferences or special rights of the Series D Preferred Stock in effect prior to such amendment or the occurrence of such event, taken as a whole, then such amendment or the occurrence of such event shall not be deemed to materially and adversely affect such powers, preferences or special rights of the Series D Preferred Stock, and (ii) the authorization, establishment or issuance by the Corporation of any other series of Preferred Stock with powers, preferences or special rights that are senior to or on a parity with the Series D Preferred Stock, including, but not limited to, powers, preferences or special rights with respect to dividends, distributions or liquidation preferences, shall not be deemed to materially and adversely affect the power, preferences or special rights of the Series D Preferred Stock, and in the case of either clause (i) or (ii), the holders of Series D Preferred Stock shall not have any voting rights with respect thereto.

3.3              For purposes of Section 3.2, each Share of Series D Preferred Stock shall have one vote per share. Except as set forth herein, the Series D Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

3.4              No amendment to these terms of the Series D Preferred Stock shall require the vote of the holders of Common Stock (except as required by law) or any series of Preferred Stock other than the Series D Preferred Stock.

3.5              Without the consent of the holders of the Series D Preferred Stock, so long as such action does not materially and adversely affect the powers, preferences or special rights of the Series D Preferred Stock, taken as a whole, and to the extent permitted by law, the Corporation may amend, alter, supplement, or repeal any terms of this Certificate of Designation for the following purposes:

(a)                to cure any ambiguity, or to cure, correct, or supplement any provision that may be ambiguous, defective, or inconsistent; or

(b)               to make any provision with respect to matters or questions relating to the Series D Preferred Stock that is not inconsistent with the provisions of this Certificate of Designation.

4.                  Conversion.

4.1              Automatic Conversion. Subject to the provisions of this Section 4 and Section 5, each Share of Series D Preferred Stock convert automatically into a number of shares of Common Stock determined below, upon the earlier of (i) the consummation of any Fundamental Transaction, or (ii) the one-year anniversary of the Issuance Date (the date of such automatic conversion, the “Automatic Conversion Date”). Upon the Automatic Conversion Date, each Share of Series D Preferred Stock shall convert automatically into a number of shares of Common Stock equal to the Conversion Rate in effect on the one-year anniversary of the Issuance Date or immediately prior to consummation of such Fundamental Transaction, as applicable.

4.2              Procedures for Conversion; Effect of Conversion

(a)                Procedures. In order to effectuate an automatic conversion of Shares of Series D Preferred Stock pursuant to Section 4.1, all holders of record of Shares of Series D Preferred Stock shall be given written notice of the Automatic Conversion Date. Such notice need not be given in advance of the occurrence of the Automatic Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, to each record holder Series D Preferred Stock. On the Automatic Conversion Date, all outstanding Shares of Series D Preferred Stock shall be deemed to have been converted into Conversion Shares, which shall be deemed to be outstanding of record, and all rights with respect to the Series D Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof to receive the number of Conversion Shares into which their Shares have been converted, upon surrender of their Shares of Series D Preferred Stock (or if the certificate or certificates representing such Shares have been lost or destroyed, by delivering an affidavit of loss or destruction and, if requested by the Corporation or the Transfer Agent, an indemnity bond (or other indemnity arrangement) that is sufficient in the judgment of the Corporation and the Transfer Agent to protect the Corporation and the Transfer Agent from any loss that they may suffer if any Share is replaced). Not later than three Business Days after the Transfer Agent has received Shares from a holder of Series D Preferred Stock, the Corporation shall deliver, or cause the Transfer Agent to deliver, to such holder the number of Conversion Shares that were issued upon the automatic conversion of such surrendered Shares either (x) by delivering a certificate or certificates representing the number of such Conversion Shares or (y) electronically through the applicable procedures of The Depository Trust Company (“DTC”) (or such other clearing corporation) that are satisfactory to the Transfer Agent, as instructed by the holder.

(b)               All shares of Common Stock issued upon conversion of Shares of Series D Preferred Stock shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(c)                Effect of Conversion. All Shares of Series D Preferred Stock converted as provided in this Section 4 shall no longer be deemed outstanding as of the Automatic Conversion Date (excluding any Series D Preferred Stock that is not converted as a result of Section 5, which shall remain outstanding after the Automatic Conversion Date until such time as such Section does not prohibit the conversion thereof) and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor.

4.3              Reservation of Stock. The Corporation shall at all times when any Shares of Series D Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series D Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Shares of Series D Preferred Stock pursuant to this Section 4. The Corporation shall take all such actions as may be necessary to ensure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

5.                  Beneficial Ownership Limitations. Notwithstanding Section 4.1, the Corporation shall not effect any conversion of the Series D Preferred Stock into shares of Common Stock to the extent that, after giving effect to the conversion, the holder of Series D Preferred Stock (together with such Holder’s “affiliates,” as such term is defined in Rule 405 under the Securities Act, and any Persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own in excess of the Beneficial Ownership Limitation, as defined below. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation that are subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act.

For purposes of this Section, in determining the number of outstanding shares of Common Stock, a holder of Series D Preferred Stock may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a holder, the Corporation shall within three Business Days confirm to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series D Preferred Stock, by such holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of Conversion Shares upon conversion of Series D Preferred Stock by the applicable holder. Upon no fewer than 61 days’ prior written notice to the Corporation, a holder may increase or decrease the Beneficial Ownership Limitation provisions of this Section applicable to its Series D Preferred Stock, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of Conversion Shares upon conversion of this Series D Preferred Stock held by such holder and the provisions of this Section shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such holder and no other holder. The limitations contained in this paragraph shall apply to a successor holder of Series D Preferred Stock.

6.                  Status of Converted or Acquired Shares. All shares of Series D Preferred Stock (i) converted into shares of Common Stock in accordance with Section 4 herein or (ii) acquired by the Corporation shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

7.                  Certain Adjustments upon Stock Splits, Combinations, Etc. If the Corporation, at any time while any Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares or (ii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Rate shall be adjusted to equal an amount equal to such Conversion Rate immediately before such adjustment multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately after giving effect to such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately before giving effect to such event.

8.                  Maturity. The Series D Preferred Stock has no maturity date, no sinking fund has been established for the retirement or redemption of Series D Preferred Stock, and the Series D Preferred Stock has no redemption provisions.

9.                  Rank. With respect to payment of dividends and distribution of assets upon liquidation or dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series D Preferred Stock shall rank equal to the Common Stock on an as converted basis.

10.              Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 10).

11.              Amendment and Waiver. Subject to Section 3 hereof, no provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series D Preferred Stock.

RESOLVED, FURTHER, that the Chairman of the Board, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation effective as of the date set forth above.

Carl Schwartz, Chief Executive Officer of Precision Therapeutics Inc.

Bob Myers, Chief Financial Officer of Precision Therapeutics Inc.

PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

Item 20. Indemnification of Directors and Officers.

Precision is a Delaware corporation and certain provisions of the Delaware Statutes and its bylaws provide for indemnification of its officers and directors against liabilities that they may incur in such capacities. A summary of the circumstances in which indemnification is provided is discussed below, but this description is qualified in its entirety by reference to Precision’s bylaws and to the statutory provisions.

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of Precision’s officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to Precision’s best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in the right of Precision in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in Precision’s best interest and must not have been adjudged liable to Precision unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of Precision in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes Precision to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to Precision a written agreement to repay such advances if it is determined that he or she is not entitled to be indemnified by Precision.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under Precision’s certificate of incorporation, corporate bylaws, resolutions of Precision’s stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants the power to Precision to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him or her in such capacity arising out of his or her status as such. Such policies may provide for indemnification whether or not Precision would otherwise have the power to provide for it.

Article 8 of Precision’s certificate of incorporation provides that it shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

Precision has purchased directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for Precision’s directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, Precision has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Pursuant to the terms of the Merger Agreement, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Precision must indemnify and hold harmless each person who is now, or has been at any time prior to the date thereof, or who becomes prior to the Effective Time, a director or officer of Helomics, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation to the fullest extent permitted under the DGCL. From and after the Effective Time, Precision must maintain directors’ and officers’ liability insurance policies, with an effective date as of the closing date of the Merger, on terms and conditions and with coverage limits that are reasonable, as determined by Precision’s Board of Directors from time to time.

Item 21.   Exhibits and Financial Statement Schedules

(a) Exhibit Index

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

(b) Financial Statements

The financial statements filed with this registration statement on Form S-4 is set forth on the Financial Statement Table of Contents and is incorporated herein by reference.

Item 22.   Undertakings

(a)

The undersigned registrant hereby undertakes as follows:

(1)

That prior to any public reoffering of the securities registered hereunder through use of a proxy statement/prospectus/information statement which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering proxy statement/prospectus/information statement will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

That every proxy statement/prospectus/information statement (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To respond to requests for information that is incorporated by reference into this proxy statement/prospectus/information statement pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Precision Therapeutics Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the September 14, 2018.

PRECISION THERAPEUTICS INC.

/s/ Bob Myers
Bob Myers
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature to this registration statement appears below hereby constitutes and appoints Carl Schwartz and Bob Myers, signing singly as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this registration statement and any and all instruments or documents filed as part of or in connection with this registration statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof. The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Carl Schwartz	Chief Executive Officer (principal executive	October 26, 2018
Carl Schwartz	officer) and Director

/s/ Bob Myers	Chief Financial Officer (principal financial and accounting officer)	October 26, 2018
Bob Myers

/s/ J. Melville Engle	Director	October 26, 2018
J. Melville Engle

/s/ Richard L. Gabriel	Director	October 26, 2018
Richard L. Gabriel

/s/ Timothy A. Krochuk	Director	October 26, 2018
Timothy A. Krochuk

/s/ Thomas J. McGoldrick	Director	October 26, 2018
Thomas J. McGoldrick

/s/ Andrew P. Reding	Director	October 26, 2018
Andrew P. Reding

Exhibit Index

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated December 16, 2013, between Skyline Medical Inc., a Minnesota corporation, and the registrant (1) Exhibit 2.1

2.2	Agreement and Plan of Merger dated August 9, 2017 (37) Exhibit 2.2

2.3	Agreement and Plan of Merger dated June 28, 2018, by and among registrant, Helomics Acquisition, Inc. and Helomics Holding Corporation (43) Exhibit 2.3

2.4*	First Amendment to Agreement and Plan of Merger dated October 17, 2018 by and among registrant, Helomics Acquisition, Inc. and Helomics Holding Corporation.

3.1	Certificate of Incorporation (1) Exhibit 3.1

3.2	Certificate of Amendment to Certificate of Incorporation to effect reverse stock split and reduction in authorized share capital filed with the Delaware Secretary of State on October 20, 2014 (19) Exhibit 3.2

3.3	Certificate of Amendment to Certificate of Incorporation regarding increase in share capital, filed with the Delaware Secretary of State on July 24, 2015 (20) Exhibit 3.3

3.4	Certificate of Amendment to Certificate of Incorporation to increase authorized share capital, filed with the Delaware Secretary of State on September 16, 2016 (27) Exhibit 3.4

3.5	Certificate of Amendment to Certificate of Incorporation to effect reverse stock split and reduction in authorized share capital, fled with the Delaware Secretary of State on October 26, 2016 (28) Exhibit 3.5

3.6	Certificate of Amendment to Certificate of Incorporation regarding increase in share capital, filed with the Delaware Secretary of State on January 26, 2017 (29) Exhibit 3.6

3.7	Certificate of Amendment to Certificate of Incorporation to effect reverse stock split, filed with the Delaware Secretary of State on January 2, 2018 (40) Exhibit 3.7

3.8	Certificate of Amendment to Certificate of Incorporation to effect name change, filed with the Delaware Secretary of State on February 1, 2018 (21) Exhibit 3.8

3.9	Amended and Restated Bylaws (21) Exhibit 3.9

3.10	Form of Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (22) Exhibit 3.10

3.11	Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (39) Exhibit 3.11

4.1	Form of Warrant (2) Exhibit 4.1

4.2	Form of Warrant (7) Exhibit 4.2

4.3	Form of Warrant (11) Exhibit 4.3

4.4	Form of Warrant (15) Exhibit 4.4

4.5	Form of Warrant (16) Exhibit 4.5

4.6	Amended and Restated 2012 Stock Incentive Plan (3)** Exhibit 4.6

4.7	Form of Senior Convertible Note (23) Exhibit 4.7

4.8	Form of Warrant issued to investors of Convertible Notes (23) Exhibit 4.8

4.9	Form of Registration Rights Agreement (23) Exhibit 4.9

4.10	Form Waiver and Consent of, and Notice to, Holder of Preferred Stock of the registrant (23) Exhibit 4.10

4.11	Form of Series A Warrant Agency Agreement by and between Skyline Medical Inc. and Corporate Stock Transfer, Inc. and Form of Warrant Certificate (24) Exhibit 4.11

4.12	Form of Series A Warrant Certificate (included as part of Exhibit 4.11) (24) Exhibit 4.12

4.13	Form of unit Purchase Option issued in connection with offering of Units (25) Exhibit 4.13

4.14	Form of Exchange Agreement with holders of Series A Preferred Stock (26) Exhibit 4.14

4.15	Form of Amendment to Senior Convertible Notes and Agreement by and between Skyline Medical Inc. and Senior Convertible Notes (26) Exhibit 4.15

4.16	Form of specimen certificate evidencing shares of Series B Convertible Preferred Stock (25) Exhibit 4.16

4.17	Form of Unit Agreement (including form of Unit Certificate) (24) Exhibit 4.17

4.18	Form of New Warrant Agency Agreement by and between Skyline Medical Inc. and Form of Warrant Certificate for Series B Warrant (30) Exhibit 4.18

4.19	Form of Series B Warrant Certificate (included as part of Exhibit 4.18) Exhibit 4.19

4.20	Form of Series C Warrant (33) Exhibit 4.20

4.21	Form of Unit Purchase Option (33) Exhibit 4.21

4.22	Form of Series D Warrant Agency Agreement by and between Skyline Medical Inc. and Corporate Stock Transfer, Inc. and Form of Series D Warrant Certificate (34) Exhibit 4.22

4.23	Form of Series D Warrant Certificate (included as part of Exhibit 4.22) Exhibit 4.23

4.24	Form of Amendment to Warrant (21) Exhibit 4.24

4.25	Investor Warrant (39) Exhibit 4.25

4.26	Series E Warrant Agency Agreement by and between Skyline Medical Inc. and Corporate Stock Transfer, Inc. dated January 9, 2018 (41) Exhibit 4.26

4.27	Form of Series E Warrant Certificate (41) Exhibit 4.27

5.1***	Opinion of Maslon LLP

10.1	Form of Securities Purchase Agreement, dated as of February 4, 2014, by and among the Company and certain Purchasers (2) Exhibit 10.1

10.2	Settlement Agreement and Mutual General Release dated September 18, 2013, entered into by and among Kevin Davidson, Skyline Medical Inc., Atlantic Partners Alliance, LLC, SOK Partners, LLC, Joshua Kornberg and Dr. Samuel Herschkowitz (4) Exhibit 10.2

10.3	Amended and Restated Executive Employment Agreement with Joshua Kornberg, signed on June 17, 2013 and effective March 14, 2013 (6)** Exhibit 10.3

10.4	BioDrain Medical, Inc., 2012 Stock Incentive Plan Restricted Stock Award Agreement with Joshua Kornberg, signed on June 17, 2013 and effective March 14, 2013 (6)** Exhibit 10.4

10.5	Form of Convertible Promissory Note (7) Exhibit 10.5

10.6	Promissory Note in the Principal amount of $100,000 in favor of Brookline Group, LLC, dated as of March 8, 2013 (9) Exhibit 10.6

10.7	Form of Securities Purchase Agreement (11) Exhibit 10.7

10.8	Office Lease Agreement between the registrant and Roseville Properties Management Company, as agent for Lexington Business Park, LLC (12) Exhibit 10.8

10.9**	Form of Non-Qualified Stock Option Agreement under the 2012 Stock Incentive Plan (13) Exhibit 10.9

10.10**	Employment Agreement with Josh Kornberg dated July 24, 2012 (13) Exhibit 10.10

10.11**	Non-Qualified Stock Option Agreement with Josh Kornberg dated August 13, 2012 (13) Exhibit 10.11

10.12**	Employment Agreement with Robert Myers dated August 11, 2012 (13) Exhibit 10.12

10.13**	Employment Agreement with David Johnson dated August 11, 2012 (13) Exhibit 10.13

10.14**	Settlement Agreement and Mutual General Release with Kevin Davidson effective October 11, 2012 (13) Exhibit 10.14

10.15	Note Purchase Agreement, dated as of November 6, 2012, between Dr. Samuel Herschkowitz and BioDrain Medical, Inc. (14) Exhibit 10.15

10.16	Note Purchase Agreement, dated as of November 6, 2012, between Dr. Samuel Herschkowitz and BioDrain Medical, Inc. (14) Exhibit 10.16

10.17	Note Purchase Agreement, dated as of November 6, 2012, between Dr. Samuel Herschkowitz and BioDrain Medical, Inc. (14) Exhibit 10.17

10.18	Note Purchase Agreement, dated as of November 6, 2012, between Dr. Samuel Herschkowitz and BioDrain Medical, Inc. (14) Exhibit 10.18

10.19	Amended Lease with Roseville Properties Management Company, Inc. dated January 29, 2013 (14) Exhibit 10.19

10.20	Form of Convertible Promissory Note (15) Exhibit 10.20

10.21	Forbearance and Settlement Agreement among the registrant, Dr. Samuel Herschkowitz and SOK Partners, LLC dated August 15, 2012 (13) Exhibit 10.21

10.22	Form of Securities Purchase Agreement (16) Exhibit 10.22

10.23	Convertible Note Purchase Agreement between the Company and SOK Partners, LLC dated March 28, 2012, including the form of Convertible Promissory Grid Note (18) Exhibit 10.23

10.24	Amended and Restated Note Purchase Agreement between the Company and Dr. Samuel Herschkowitz dated as of December 20, 2011, including the form of Convertible Promissory Note (issued in the amount of $240,000) (18) Exhibit 10.24

10.25	Letter Agreement, dated August 22, 2013, among Dr. Samuel Herschkowitz, SOK Partners, LLC and Skyline Medical Inc. (5) Exhibit 10.25

10.26	Letter Agreement, dated April 25, 2013, among Dr. Samuel Herschkowitz, SOK Partners, LLC and BioDrain Medical, Inc. (8) Exhibit 10.26

10.27	Letter Agreement, dated March 14, 2013, among Dr. Samuel Herschkowitz, SOK Partners, LLC and BioDrain Medical, Inc. (10) Exhibit 10.27

10.28	Form of Securities Purchase Agreement with investors in Convertible Notes (23) Exhibit 10.28

10.29	Separation Agreement and Release between Skyline Medical Inc. and Joshua Kornberg, dated June 13, 2016 (31) Exhibit 10.29

10.30	Amended and Restated 2012 Stock Incentive Plan (32) Exhibit 10.30

10.31	Form of Common Stock Purchase Agreement (33) Exhibit 10.31

10.32	Form of Stock Option Agreement effective as of July 1, 2016 (36) Exhibit 10.32

10.33	Form of Stock Option Agreement for Executive Officers (38) Exhibit 10.33

10.34	Form of Stock Option Agreement for Directors (38) Exhibit 10.34

10.35	Securities Purchase Agreement dated November 28, 2017 (39) Exhibit 10.35

10.36	Registration Rights Agreement dated November 28, 2017 (39) Exhibit 10.36

10.37	Share Exchange Agreement between Skyline Medical Inc. and Helomics Holding Corporation, dated January 11, 2018, including the form of Certificate of Designation of Helomics Series A Preferred Stock and the form of Escrow Agreement (42) Exhibit 10.37

14.1	Code of Ethics (17) Exhibit 14.1

21.1*	Subsidiaries of Registrant

23.1*	Consent of Independent Registered Public Accounting Firm—Olsen Thielen & Co., Ltd.

23.2*	Consent of Independent Registered Public Accounting Firm— Schneider Downs & Co., Inc.

23.3***	Consent of Maslon LLP (to be included as part of Exhibit 5.1)

24.1*	Power of Attorney (included as part of the signature pages to this registration statement)

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*Filed herewith.

**Compensatory Plan or arrangement required to be filed pursuant to Item 15(b) of Form 10-K.

*** To be filed by amendment.

(1)	Filed on December 19, 2013 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.

(2)	Filed on February 5, 2014 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.

(3)	Filed on August 27, 2013 as an exhibit to Precision’s Proxy Statement on Schedule 14A and incorporated herein by reference.

(4)	Filed on November 14, 2013 as an exhibit to Precision’s Quarterly Report on Form 10-Q and incorporated herein by reference.

(5)	Filed on August 28, 2013 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.

(6)	Filed on June 18, 2013 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.

(7)	Filed on June 12, 2013 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.

(8)	Filed on May 1, 2013 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.

(9)	Filed on March 14, 2013 as an exhibit to Precision’s Current report on Form 8-K and incorporated herein by reference.

(10)	Filed on March 12, 2013 as an exhibit to Precision’s Current Report on Form 8-K (by incorporation by reference from the Schedule 13D/A filed by Dr. Herschkowitz and other parties on March 8, 2013) and incorporated herein by reference.

(11)	Filed on February 26, 2013 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.

(12)	Filed on November 12, 2008 as an exhibit to Precision’s Registration Statement on Form S-1 and incorporated herein by reference.

(13)	Filed on November 5, 2012 as an exhibit to Precision’s Registration Statement on Form S-1 and incorporated herein by reference.

(14)	Filed on February 8, 2013 as an exhibit to Precision’s Registration Statement on Form S-1 (except for Exhibit 10.19, by incorporation by reference from the Schedule 13D/A filed by Dr. Herschkowitz and other parties on November 8, 2012) and incorporated herein by reference.

(15)	Filed on January 15, 2013 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.

(16)	Filed on June 21, 2012 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.

(17)	Filed on April 16, 2012 as an exhibit to Precision’s Annual Report on Form 10-K and incorporated herein by reference.

(18)	Filed on April 3, 2012 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.

(19)	Filed on October 24, 2014 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.

(20)	Filed on June 30, 2015 as an appendix to Precision’s Information Statement on Schedule 14C and incorporated herein by reference.

(21)	Filed on February 6, 2018 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.

(22)	Filed on August 20, 2015 as an exhibit to Precision’s Registration Statement on Form S-1 (File No. 333-198962) and incorporated herein by reference.

(23)	Filed on July 24, 2014 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.

(24)	Filed on August 20, 2015 as an exhibit to Precision’s Registration Statement on Form S-1 (File No. 333-198962) and incorporated herein by reference.

(25)	Filed on August 10, 2015 as an exhibit to Precision’s Registration Statement on Form S-1 (File No. 333-198962) and incorporated herein by reference.

(26)	Filed on July 24, 2015 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.

(27)	Filed on September 16, 2016 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.

(28)	Filed on October 27, 2016 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.

(29)	Filed on January 27, 2017 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.

(30)	Filed on March 25, 2016 as an exhibit to Precision’s Registration Statement on Form S-4 (File No. 333-210398) and incorporated herein by reference.

(31)	Filed on June 17, 2016 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.

(32)	Filed on December 4, 2017 as an exhibit to Precision’s Proxy Statement on Schedule 14A and incorporated herein by reference.

(33)	Filed on November 30, 2016 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.

(34)	Filed on January 10, 2017 as an exhibit to Precision’s Registration Statement on Form S-1 (File No. 333-215005) and incorporated herein by reference.

(35)	[Reserved]

(36)	Filed on March 15, 2017 as an exhibit to Precision’s Registration Statement on Form S-8 and incorporated herein by reference.

(37)	Filed on August 11, 2017 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.

(38)	Filed on August 14, 2017 as an exhibit to Precision’s Quarterly Report on Form 10-Q and incorporated herein by reference.

(39)	Filed on November 29, 2017 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.

(40)	Filed on January 2, 2018 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.

(41)	Filed on January 10, 2018 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.

(42)	Filed on January 16, 2018 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.

(43)	Filed on July 5, 2018 as an exhibit to Precision’s Current Report on Form 8-K and incorporated herein by reference.